As filed with the Securities and Exchange Commission on May 8, 2023

No. 333-268975

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

Amendment No. 5
to
FORM S-4
UNDER THE SECURITIES ACT OF 1933

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RICE ACQUISITION CORP. II
(Exact name of registrant as specified in its charter)

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Cayman Islands*	6770	98-1580612
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

102 East Main Street, Second Story
Carnegie, Pennsylvania 15106
(713) 446-6259
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________________________

J. Kyle Derham
Chief Executive Officer
102 East Main Street, Second Story
Carnegie, Pennsylvania 15106
(713) 446-6259
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew Pacey, P.C. Lanchi Huynh Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600	Thomas R. Burton III, Esq. Jeffrey P. Schultz, Esq. Mintz Levin Cohn Ferris Glovsky & Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)	☐

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*           Prior to the consummation of the Business Combination described in the proxy statement/prospectus, the registrant intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “NET Power Inc.” in connection with the Business Combination, as further described in the proxy statement/prospectus.

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The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not issue the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED MAY 8, 2023

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
RICE ACQUISITION CORP. II

PROSPECTUS FOR UP TO 199,845,063 SHARES OF COMMON STOCK AND
19,525,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF
RICE ACQUISITION CORP. II
(TO BE RENAMED “NET Power Inc.” FOLLOWING DOMESTICATION IN THE STATE OF DELAWARE AND IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

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To the Shareholders of Rice Acquisition Corp. II:

You are cordially invited to attend an extraordinary general meeting (the “extraordinary general meeting”) of the shareholders of Rice Acquisition Corp. II, an exempted company incorporated in the Cayman Islands (“RONI,” “we,” “our” or “us”), which will be held at 609 Main Street, Houston, Texas 77002 at 11:00 a.m., Eastern Time, on June 6, 2023. The extraordinary general meeting has been called to approve, among other things, the Domestication (as defined below) and the Business Combination (as defined below).

As further described in the accompanying proxy statement/prospectus, pursuant to the Domestication, on the date on which the Business Combination is consummated (the “Closing Date”), prior to the Effective Time (as defined below), RONI will become a Delaware corporation named “NET Power Inc.” (the “Domestication”). As part of the Domestication, all of the outstanding Class A ordinary shares, par value $0.0001 per share, of RONI (“Class A Shares”) will be converted into Class A common stock of a domesticated Delaware corporation, all of the outstanding Class B ordinary shares, par value $0.0001 per share, of RONI (“Class B Shares” and together with the Class A Shares, the “Ordinary Shares”) will be converted into Class B common stock of a domesticated Delaware corporation, the warrants of RONI (which are currently exercisable for Class A Shares) will become warrants to purchase Class A common stock of a domesticated Delaware corporation, and the governing documents of RONI will be amended and restated. Immediately following the Domestication, Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company and direct subsidiary of RONI (“RONI Opco”), will migrate and domesticate as a limited liability company in the State of Delaware (the “Opco Domestication” and, together with the Domestication, the “Domestications”). As used herein, “NET Power Inc.” and “Opco” refers to RONI and RONI Opco, respectively, after giving effect to the Domestications and the Business Combination.

On December 13, 2022, RONI entered into the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) by and among RONI, RONI Opco, Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of RONI Opco (the “Buyer”), Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Buyer (“Merger Sub” and, together with RONI, RONI Opco and the Buyer, collectively, the “Buyer Parties”), and NET Power, LLC, a Delaware limited liability company (“NET Power”), pursuant to which, among other things, Merger Sub will merge with and into NET Power (the “Merger”), with NET Power surviving the Merger and becoming a direct, wholly owned subsidiary of the Buyer, on the terms and subject to the conditions set forth therein.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the time that the Merger becomes effective (the “Effective Time”), each issued and outstanding equity interest of NET Power (other than any such equity interests held in the treasury of NET Power or owned by any subsidiary of NET Power immediately prior to the Effective Time) will be exchanged for one Class A Unit of RONI Opco and one share of Class B common stock of NET Power Inc. (“Class B Common Stock”). The transactions contemplated by the Business Combination Agreement is referred to herein as the “Business Combination.”

Following the closing of the Business Combination (the “Closing”), we will retain our “Up-C” structure, whereby all of the equity interests in NET Power LLC will be held by the Buyer, all of the equity interests in the Buyer will be held by Opco, and NET Power Inc.’s only assets will be its equity interests in Opco. The Up-C structure allows the Existing NET Power Holders (as defined below) to retain their equity ownership in NET Power, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger units of Opco (“Opco Units”). Immediately following the Closing, the Existing NET Power Holders are expected to own approximately 60.3% of the Opco Units, assuming no redemptions of the Class A Shares. Following the completion of the Business Combination, holders of Opco Units (other than NET Power Inc.) will, subject to certain limitations, have the right to cause Opco to acquire all or a portion of their Opco Units and corresponding shares of Class B Common Stock for Class A Common Stock (as defined below), subject to NET Power Inc.’s right to acquire each tendered Opco Unit directly from such holder for Class A Common Stock or an equivalent amount of cash. These acquisitions of Opco Units will provide potential future tax benefits for NET Power Inc. (a substantial portion of which the Existing NET Power Holders that are parties to the Tax Receivable Agreement will benefit from pursuant to the Tax Receivable Agreement). The payments that NET Power Inc. will be required to make under the Tax Receivable Agreement may be substantial and may materially affect NET Power Inc.’s liquidity; any such payments will reduce the cash provided by such potential future tax benefits that would otherwise have been available to NET Power Inc. for other uses, some of which could benefit the holders of Class A Common Stock. For more information, please see “Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

The Class A Shares and warrants exercisable for Class A Shares are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “RONI” and “RONI WS,” respectively. Certain Class A Shares and certain warrants currently trade as units (the “Units”), each of which consists of one Class A Share and one-fourth of one redeemable warrant. The Units are listed on the NYSE under the symbol “RONI U.” The Units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. We intend to apply to list the Class A common stock of NET Power Inc. (the “Class A Common Stock”) and the warrants exercisable for Class A Common Stock on the NYSE under the symbols “NPWR” and “NPWR WS,” respectively, upon the Closing.

In connection with the Closing, RONI, RONI Opco, Rice Acquisition Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), and certain entities affiliated with NET Power will enter into a stockholders’ agreement (the “Stockholders’ Agreement”), which will provide that, among other things: (i) the board of directors of NET Power Inc. (the “NET Power Inc. Board”) is expected to initially consist of 10 members (which may be increased to comply with independence requirements); (ii) the holders of a majority of the Common Stock (as defined in the Stockholders’ Agreement) held by OLCV Net Power, LLC, a Delaware limited liability company (“OXY”), or its Permitted Transferees (as defined in the Stockholders’ Agreement) will have the right to designate three directors for appointment or election to the NET Power Inc. Board (the “OXY Directors”); provided that (a) on the first date after the Closing Date that OXY, together with its Permitted Transferees, fails to hold at least 25% of the issued and outstanding voting interests of NET Power Inc., the right of OXY to designate three directors shall cease, and the term of one then current OXY Director shall thereupon automatically end, (b) further, on the first date after the Closing Date that OXY, together with its Permitted Transferees, fails to hold at least 20% of the issued and outstanding voting interests of NET Power Inc., the right of OXY to designate two OXY Directors shall cease, and the term of one then current OXY Director shall thereupon automatically end, and (c) further, on the first date after the Closing Date that OXY, together with its Permitted Transferees, fails to hold at least 10% of the issued and outstanding voting interests of NET Power Inc., the right of OXY to designate an OXY Director shall cease, and the term of the then current OXY Director shall thereupon automatically end; (iii) the holders of a majority of the Common Stock held by NPEH, LLC, a Delaware limited liability company (“8 Rivers”), controlled by 8 Rivers Capital, LLC (“8 Rivers Capital”), or the Permitted Transferees of 8 Rivers will have the right to designate one director for appointment or election to the NET Power Inc. Board (the “8 Rivers Director”); provided that on the first date after the Closing Date that (a) 8 Rivers, together with its Permitted Transferees, fails to hold at least 10% of the issued and outstanding voting interests of NET Power Inc. and (b) 8 Rivers’ Percentage Interest (as defined in the Stockholders’ Agreement) represents less than 50% of its Initial Percentage Interest (as defined in the Stockholders’ Agreement), the right of 8 Rivers to designate a director shall cease, and the term of the then current 8 Rivers Director shall thereupon automatically end; (iv) the holders of a majority of the Common Stock held by Constellation Energy Generation, LLC, a Pennsylvania limited liability company (“Constellation”), or its Permitted Transferees will have the right to designate one independent director for appointment or election to the NET Power Inc. Board (the “Constellation Director”); provided that on the first date after the Closing Date that (a) Constellation, together with its Permitted Transferees, fails to hold at least 10% of the issued and outstanding voting interests of NET Power Inc. and (b) Constellation’s Percentage Interest represents less than 50% of its Initial Percentage Interest, the right of Constellation to designate a director shall cease, and the term of the then current Constellation Director shall thereupon automatically end; (v) the holders of a majority of the Common Stock held by Sponsor or its Permitted Transferees will have the right to designate one director for appointment or election to the NET Power Inc. Board (the “Sponsor Director”); provided that on the first date after the Closing Date that (a) Sponsor, together with its Permitted Transferees, fails to hold at least 5% of the issued and outstanding voting interests of NET Power Inc. and (b) Sponsor’s Percentage Interest represents less than 50% of its

Initial Percentage Interest, the right of Sponsor to designate a director shall cease, and the term of the then current Sponsor Director shall thereupon automatically end; (vi) the NET Power Inc. Board shall take all necessary action to nominate the person then serving as the Chief Executive Officer of NET Power Inc. for appointment or election to the NET Power Inc. Board during the term of the Stockholders’ Agreement; and (vii) the Board shall designate three independent directors (the “Independent Directors”) to serve on the NET Power Inc. Board during the term of the Stockholders’ Agreement. If the Sponsor Director is not reasonably determined, based on the advice of NET Power Inc.’s counsel, to be an “independent director” for purposes of the applicable stock exchange listing standards, or if the NET Power Inc. Board otherwise fails to satisfy the independence requirements of NYSE rules, the NET Power Inc. Board shall be permitted in its sole discretion to increase the size of the NET Power Inc. Board to 13 members, and to fill the three additional directorships with three additional independent directors nominated by the NET Power Inc. Board.

Additionally, pursuant to the terms of the Stockholders’ Agreement, OXY, 8 Rivers, Constellation, Baker Hughes Energy Services LLC, a Delaware limited liability company (collectively, the “Existing NET Power Holders”), and the Sponsor and their permitted transferees will be granted certain customary registration rights. Also, the Existing NET Power Holders party to the Stockholders’ Agreement will be, from and after the Closing Date, subject to a lock-up period from the Closing Date (as defined in the Stockholders’ Agreement) on transferring their equity interests in NET Power Inc. and RONI Opco that were received pursuant to the Business Combination Agreement, with 33 1/3% of the Company Interests (as defined in the Stockholders’ Agreement) issued to each of the Existing NET Power Holders party to the Stockholders’ Agreement pursuant to the Business Combination Agreement being subject to a three-year lock-up (subject to early expiration based on the per share trading price of Class A Common Stock), and 66 2/3% of the Company Interests issued to each of the Existing NET Power Holders party to the Stockholders’ Agreement pursuant to the Business Combination Agreement being subject to a one-year lock-up (subject to early expiration based on the per share trading price of Class A Common Stock).

Concurrently with the execution of the Business Combination Agreement on December 13, 2022, RONI entered into subscription agreements (the “2022 Subscription Agreement”) with certain investors (the “2022 PIPE Investors”), and in April 2023, RONI entered into additional subscription agreements (the “2023 Subscription Agreements” and, together with the 2022 Subscription Agreements, the “Subscription Agreements”) with certain investors (the “2023 PIPE Investors” and, together with the 2022 PIPE Investors, the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase from RONI, and RONI has agreed to issue and sell to the PIPE Investors, an aggregate of 49,044,995 newly issued shares of Class A Common Stock for an aggregate purchase price of $490,449,950, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). Each Subscription Agreement contains customary conditions to closing, including the consummation of the Business Combination immediately following the consummation of the PIPE Financing. RONI has agreed with certain of the PIPE Investors (the “Open Market Purchase Rights PIPE Investors”) that such investors may reduce the number of shares of Class A Common Stock to be purchased by such investors pursuant to their Subscription Agreements by up to 15.0 million shares in the aggregate if, among other things, they purchase Class A Shares in open market transactions at a price of less than $9.97 per share prior to the Closing Date, do not vote any such Class A Shares in favor of approving the Business Combination and instead submit a proxy abstaining from voting thereon and, to the extent they have the right to have all or some of their Class A Shares redeemed for cash in connection with the consummation of the Business Combination, not exercise any such redemption rights.

At the extraordinary general meeting, in addition to approval of the Business Combination (the “Business Combination Proposal”) and the Domestication (the “Domestication Proposal”), you will also be asked to consider and vote upon (i) the proposed certificate of incorporation and bylaws of NET Power Inc. to be effective after giving effect to the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively (such proposal, the “Charter Proposal”), (ii) on a non-binding advisory basis, proposals to approve material differences between RONI’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the proposed certificate of incorporation and bylaws of NET Power Inc. upon the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annex C and D, respectively (such proposals, collectively, the “Governance Proposals”), (iii) a proposal to approve, for purpose of complying with provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of Class A Common Stock in connection with the Business Combination and the PIPE Financing (the “NYSE Proposal”), (iv) a proposal to approve and adopt the NET Power Inc. 2023 Omnibus Incentive Plan (the “Incentive Plan Proposal”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex J, (v) a proposal to approve the election of four directors to serve until the 2024 annual meeting of stockholders, three directors to serve until the 2025 annual meeting of stockholders and three directors to serve until the 2026 annual meeting of stockholders (the “Director Election Proposal”) and (vi) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary (the “Adjournment Proposal”). Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we urge you to read carefully in its entirety, including the annexes and accompanying financial statements of RONI and NET Power Inc.

After careful consideration, the board of directors of RONI (the “RONI Board”) has unanimously approved the Business Combination Agreement and the Business Combination and determined that each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Governance Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal is in the best interests of RONI and its shareholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals. In considering the recommendation of the RONI Board to vote for these proposals, shareholders should be aware that aside from their interests as shareholders, the Sponsor, certain members of the RONI Board, certain RONI officers and certain NET Power officers and directors have interests in the Business Combination that may be different from, or in addition to, those of other stockholders generally. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination,” “Risk Factors” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

Prior to our initial business combination, only holders of Class B Shares will have the right to vote on the election of directors. With respect to any other matter submitted to a vote of our shareholders, including any vote in connection with our initial business combination, except as required by applicable law or stock exchange rule, holders of Class A Shares and holders of Class B Shares vote together as a single class, with each share entitling the holder to one vote.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Approval of the Domestication Proposal and the Charter Proposal each requires the affirmative vote of holders of at least two-thirds of the votes cast by the holders of the Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Approval of the NYSE Proposal, the Governance Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal each requires the affirmative vote of at least a majority of the votes cast by the holders of the Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Sponsor and certain of our officers and directors entered into a letter agreement at the time of RONI’s initial public offering (the “RONI IPO”), pursuant to which they agreed to vote any shares of capital stock of RONI owned by them in favor of the Business Combination Proposal and to waive their right to have their stock redeemed by RONI. As of the date hereof, such shareholders own approximately 20% of the total outstanding Ordinary Shares.

Pursuant to the Existing Governing Documents, we are providing our public shareholders (as defined below) with the opportunity to have all or a portion of their Class A Shares redeemed for cash upon the Closing (the “redemption rights”). Our “public shareholders” are holders of Class A Shares included as part of the Units sold in the RONI IPO and Class A Shares issued to the Sponsor prior to the RONI IPO (such shares, the “public shares”), whether such shares were purchased in the RONI IPO or in the secondary market following the RONI IPO and whether or not such holders are affiliates of the Sponsor. Holders of our outstanding warrants do not have redemption rights in connection with the Business Combination. You will be entitled to receive cash for any Class A Shares to be redeemed only if you:

(i)     (a) hold Class A Shares or (b) hold Units and you elect to separate your Units into the underlying Class A Shares and warrants prior to exercising your redemption rights with respect to the Class A Shares; and

(ii)    prior to 5:00 p.m., Eastern Time, on June 2, 2023 (two business days prior to the vote at the extraordinary general meeting), (a) submit a written request to Continental Stock Transfer & Trust Company, our transfer agent (“Continental”), that we redeem your Class A Shares for cash and (b) deliver your Class A Shares to Continental.

Public shareholders may elect to redeem all or a portion of their Class A Shares, whether they vote “FOR” the Business Combination Proposal or not. If the Business Combination is not consummated, the Class A Shares will not be redeemed for cash. If the Business Combination is consummated and a public shareholder properly exercises its right to redeem its Class A Shares and timely delivers its shares to Continental, we will redeem each Class A Share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in RONI’s trust account that holds proceeds of the RONI IPO (the “Trust Account”), calculated as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes of RONI, divided by the number of then-outstanding Class A Shares and Class A units of RONI Opco (other than those held by RONI). For illustrative purposes, as of December 31, 2022, this would have amounted to approximately $10.14 per share. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed Class A Shares for cash and will no longer own such shares. Any request to redeem Class A Shares, once made, may be withdrawn at any time until the deadline for requesting to exercise redemption rights and thereafter, with our consent, until the Closing. Furthermore, if a holder of Class A Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that RONI instruct Continental to return the certificate. The holder can make such request by contacting Continental, at the address or email address listed in the accompanying proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for requesting to exercise redemption rights. See the section entitled “Special Meeting of RONI Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Class A Shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Class A Shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Each redemption of Class A Shares by public shareholders will decrease the amount in the Trust Account, which held total assets of approximately $350 million as of December 31, 2022 and which RONI intends to use for the purposes of consummating the Business Combination within the time period described in the accompanying proxy statement/prospectus and to pay deferred underwriting commissions to the underwriters of the RONI IPO. The Business Combination Agreement provides that RONI’s and NET Power’s respective obligations to consummate the Business Combination is conditioned on RONI having Available Cash equaling or exceeding $200,000,000. “Available Cash” means, as of the Closing Date, the (i) amount in the Trust Account (after giving effect to the exercise of redemption rights by RONI shareholders), plus (ii) the amount received in respect of the PIPE Financing (including any portion provided in the form of cash funding raised by NET Power following entry into the Business Combination Agreement and retained on its books as of the Closing Date in an aggregate amount not to exceed $25,000,000), minus (iii) transaction expenses (for RONI and for NET Power), plus (iv) all cash proceeds from the purchase of Class A Common Stock following entry into the Business Combination Agreement as contemplated by Section 6.12 of the Business Combination Agreement in an aggregate amount not to exceed $400,000,000 (except to the extent received from any of the Existing NET Power Holders); plus (v) all cash on the consolidated balance sheet of RONI and its subsidiaries, in the aggregate. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by the public shareholders, these conditions are not met (or not waived), then RONI or NET Power may elect not to consummate the Business Combination. Based on the amount of $350 million in the Trust Account as of December 31, 2022, and taking into account the anticipated gross proceeds of approximately $490 million from the PIPE Financing, all 34.5 million shares of our currently outstanding Class A Shares may be redeemed and still enable us to have sufficient cash to satisfy the $200,000,000 Available Cash closing condition contained in the Business Combination Agreement. In addition, in no event will RONI consummate the Business Combination if the redemption of Class A Shares would result in our failure to have net tangible assets of at least $5,000,001.

All RONI shareholders are cordially invited to attend the extraordinary general meeting, and we are providing the accompanying proxy statement/prospectus and proxy card to our shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting (or any adjournments or postponements thereof).

Whether or not you plan to attend the extraordinary general meeting, we urge you to read the accompanying proxy statement/prospectus carefully and submit your proxy to vote on the Business Combination and the other proposals contained therein. Please pay particular attention to the section entitled “Risk Factors” beginning on page 27 of the accompanying proxy statement/prospectus.

Only holders of record of Ordinary Shares at the close of business on April 18, 2023 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements thereof.

Your vote is important regardless of the number of shares you own. To ensure your representation at the extraordinary general meeting, whether you plan to attend the extraordinary general meeting or not, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote, obtain a proxy from your broker or bank.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return a proxy card or fail to instruct a broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any proposal in the accompanying proxy statement/prospectus.

On behalf of our board of directors, I would like to thank you for your support of Rice Acquisition Corp. II and look forward to a successful completion of the Business Combination.

Sincerely,

J. Kyle Derham
Chief Executive Officer and Director

[             ], 2023

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (i) IF YOU HOLD CLASS A SHARES THROUGH THE UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING CLASS A SHARES AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS, (ii) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING, THAT YOUR CLASS A SHARES BE REDEEMED FOR CASH AND (iii) DELIVER YOUR CLASS A SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “SPECIAL MEETING OF RONI SHAREHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement/prospectus, passed upon the merits or fairness of the Business Combination Agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [            ], 2023 and is first being mailed to RONI shareholders on or about [            ], 2023.

RICE ACQUISITION CORP. II
102 East Main Street, Second Story
Carnegie, Pennsylvania

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON JUNE 6, 2023

To the Shareholders of Rice Acquisition Corp. II:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Rice Acquisition Corp. II, a Cayman Islands exempted company (“RONI,” “we,” “our” or “us”), will be held at 609 Main Street, Houston, Texas 77002 at 11:00 a.m., Eastern Time, on June 6, 2023.

To attend and participate in the extraordinary general meeting, you will need to physically attend the premises at 609 Main Street, Houston, Texas 77002. If you are a beneficial owner of shares held in street name and wish to attend the extraordinary general meeting, you will need to follow the instructions on your voting instruction form provided by your bank, broker or other organization that holds your shares.

The extraordinary general meeting will be held for the following purposes:

•        Proposal No. 1 — The Business Combination Proposal — RESOLVED, as an ordinary resolution, that RONI’s entry into the Business Combination Agreement, dated as of December 13, 2022 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and, the transactions contemplated thereby, the “Business Combination”), by and among RONI, Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company (“RONI Opco”), Topo Buyer Co, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of RONI Opco (the “Buyer”), Topo Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Buyer (“Merger Sub”), and NET Power, LLC, a Delaware limited liability company (“NET Power”), a copy of which is attached to the proxy statement/prospectus as Annex A-1 and Annex A-2, pursuant to which, among other things, following the de-registration of RONI as an exempted company in the Cayman Islands and the continuation and domestication of RONI as a corporation in the State of Delaware with the name “NET Power Inc.,” (i) Merger Sub will merge with and into NET Power (the “Merger”), with NET Power surviving the Merger and becoming a wholly owned direct subsidiary of the Buyer and (ii) at the time that the Merger becomes effective (the “Effective Time”), all of the issued and outstanding equity interests of NET Power (other than any such equity interests held in the treasury of NET Power or owned by any subsidiary of NET Power immediately prior to the Effective Time) will be canceled and converted into the right to receive an aggregate of 137,192,563 Class A Units of RONI Opco and an equivalent number of shares of Class B Common Stock (one share of Class B Common Stock together with one Class A Unit or Class B Unit of RONI Opco, a “RONI Interest”), subject to adjustment for (a) NET Power units issued pursuant to the amended and restated joint development agreement, dated as of December 13, 2022 (as amended, supplemented or otherwise modified from time to time in accordance with its terms), by and among RONI, NET Power, RONI Opco, Nuovo Pignone International, S.r.l., an Italian limited liability company that is an affiliate of Baker Hughes Company, and Nuovo Pignone Tecnologie S.r.l., an Italian limited liability company that is also an affiliate of Baker Hughes Company, between the date hereof and the Closing Date and thereafter and (b) cash funding raised by NET Power following entry into the Business Combination Agreement and retained on its books as of the Closing Date in an aggregate amount not to exceed $25,000,000 (the “Interim Company Financing”), and the Business Combination, be approved, ratified and confirmed in all respects.

•        Proposal No. 2 — The Domestication Proposal — RESOLVED, as a special resolution, that RONI be de-registered in the Cayman Islands pursuant to Article 47 of its articles of association and registered by way of continuation as a corporation under the laws of the state of Delaware (the “Domestication”) pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the Delaware General Corporation Law (the “DGCL”) and, immediately upon being de-registered in the Cayman Islands, RONI be continued and domesticated as a corporation and, conditional upon, and with effect from, the registration of RONI as a corporation in the State of Delaware, the name of RONI be changed from “Rice Acquisition Corp. II” to “NET Power Inc.” (the “Domestication Proposal”).

•        Proposal No. 3 — The Charter Proposal — RESOLVED, as a special resolution, that, upon the Domestication, the amended and restated memorandum and articles of association of RONI (“Existing Governing Documents”) be amended and restated by the proposed new certificate of incorporation and the proposed new bylaws, copies of which are attached to the proxy statement/prospectus as Annex C and Annex D (the “Proposed Certificate of Incorporation” and the “Proposed Bylaws,” respectively, and, together, the “Proposed Governing Documents”) of “NET Power Inc.” (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Corporate Domestication in accordance with Section 388 of the DGCL), including authorization of the change in authorized share capital as indicated therein and the change of name of “Rice Acquisition Corp. II” to “NET Power Inc.” in connection with the Business Combination (such proposal, the “Charter Proposal”).

•        Governing Documents Proposals — To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Existing Governing Documents, and to approve the following material differences between the Existing Governing Documents and the Proposed Governing Documents of NET Power Inc. (such proposals, collectively, the “Governing Documents Proposals”):

•        Proposal No. 4 — Governing Documents Proposal A — RESOLVED, as an ordinary resolution, that upon the Domestication, the change in the authorized share capital of RONI from $33,100 divided into (i) 300,000,000 Class A ordinary shares of a par value of $0.0001 each, (ii) 30,000,000 Class B ordinary shares of a par value of $0.0001 each and (iii) 1,000,000 preference shares of a par value of $0.0001 each to (a) 520,000,000 shares of Class A common stock, par value $0.0001 per share, of NET Power Inc., (b) 310,000,000 shares of Class B common stock, par value $0.0001 per share, of NET Power Inc. and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (“NET Power Inc. preferred stock”), of NET Power Inc., be approved.

•        Proposal No. 5 — Governing Documents Proposal B — RESOLVED, as an ordinary resolution, that, upon the Domestication, the authorization to the board of directors of NET Power Inc. (the “NET Power Inc. Board”) to issue any or all shares of NET Power Inc. preferred stock, in one or more classes or series, with such terms and conditions as may be expressly determined by the NET Power Inc. Board and as may be permitted by the DGCL, be approved.

•        Proposal No. 6 — Governing Documents Proposal C — RESOLVED, as an ordinary resolution, that, upon the Domestication, the provision that certain provisions of the certificate of incorporation of NET Power Inc. are subject to the NET Power Inc. Stockholders’ Agreement be approved.

•        Proposal No. 7 — Governing Documents Proposal D — RESOLVED, as an ordinary resolution, that, upon the Domestication, the removal of the ability of NET Power Inc. stockholders to take action by written consent in lieu of a meeting be approved.

•        Proposal No. 8 — Governing Documents Proposal E — RESOLVED, as an ordinary resolution, that, upon the Domestication, any director or the entire board of directors of NET Power Inc. may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of NET Power Inc. entitled to vote generally for the election of directors be approved.

•        Proposal No. 9 — Governing Documents Proposal F — RESOLVED, as an ordinary resolution, that, upon the Domestication, all other changes necessary or desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Rice Acquisition Corp. II” to “NET Power Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making NET Power Inc.’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Courts as the exclusive forum for litigation arising out of the federal securities laws, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, be approved.

•        Proposal No. 10 — The Director Election Proposal — RESOLVED, as an ordinary resolution, the election, effective upon the consummation of the Business Combination, of four directors to serve until the 2024 annual meeting of stockholders, three directors to serve until the 2025 annual meeting of stockholders and three directors to serve until the 2026 annual meeting of stockholders, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal, be approved (the “Director Election Proposal”).

•        Proposal No. 11 — The NYSE Proposal — RESOLVED, as an ordinary resolution, approve, assuming the Business Combination Proposal and the Governing Documents Proposals are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of the New York Stock Exchange’s (“NYSE”) Listed Company Manual, the issuance of more than 20% of RONI’s Class A Common Stock to the investors in connection with the Business Combination and the PIPE Financing (as defined below) (the “NYSE Proposal”).

•        Proposal No. 12 — The Incentive Plan Proposal — RESOLVED, as an ordinary resolution, that, upon the Domestication, the NET Power Inc. 2023 Omnibus Incentive Plan (the “Incentive Plan”), a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved (the “Incentive Plan Proposal”).

•        Proposal No. 13 — The Adjournment Proposal — RESOLVED, as an ordinary resolution, that the extraordinary general meeting be adjourned to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to RONI shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient RONI ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from RONI shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if RONI shareholders have elected to redeem an amount of the Class A Shares issued as part of the units (“public shares”) in the RONI IPO such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by RONI from the trust account established at the consummation of the RONI IPO (the “Trust Account”) in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing and the Interim Company Financing, and all cash on the consolidated balance sheet of RONI and its subsidiaries, minus transaction expenses (for RONI and for NET Power), minus transaction expenses (for RONI and for NET Power), plus all cash on the consolidated balance sheet of RONI and its subsidiaries in the aggregate, equal no less than $200,000,000 after deducting any amounts paid to RONI shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied (such condition to the consummation of the Business Combination, the “Minimum Available Cash Condition”) (the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, NYSE Proposal and the Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal, and the Governing Documents Proposals are being submitted for approval on a non-binding advisory basis. Each of these proposals is described in this proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on April 18, 2023 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to RONI’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of RONI’s shareholders are urged to read this proxy statement/prospectus, including the annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 27 of this proxy statement/prospectus.

After careful consideration, the RONI Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to RONI’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the RONI Board, you should keep in mind that RONI’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to its amended and restated memorandum and articles of association, RONI is providing its public shareholders with the opportunity to redeem all or a portion of their Class A Shares in connection with the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to RONI to pay its taxes, divided by the number of then outstanding Class A Shares. The per-share amount RONI will pay to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $11,721,500 that RONI will pay to the underwriters of the RONI IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $350 million as of December 31, 2022, the estimated per share redemption price would have been approximately $10.14. Public shareholders may elect to redeem their shares even if they vote for the Business Combination.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the RONI IPO without the prior consent of RONI. Any beneficial holder of Class A Shares on whose behalf a redemption right is being exercised must identify itself to RONI in connection with any redemption election in order to validly elect to redeem such Class A Shares. RONI has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by RONI’s public shareholders will reduce the amount in the Trust Account.

The Business Combination Agreement provides that the obligation of NET Power to consummate the Business Combination is conditioned upon the sum of (i) the amount in the Trust Account (after giving effect to the exercise of redemption rights by RONI shareholders), plus (ii) the amount received in respect of the PIPE Financing (as defined below) and the Interim Company Financing, minus (iii) transaction expenses (for RONI and for NET Power), plus (iv) all cash on the consolidated balance sheet of RONI and its subsidiaries, in the aggregate, equaling or exceeding $200,000,000 as of immediately prior to the Closing. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by holders of public shares and a failure to consummate the PIPE Financing, this condition is not met or is not waived, then NET Power may elect not to consummate the Business Combination. In addition, in no event will RONI redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in RONI’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Holders of outstanding public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that no holders of public shares exercise their redemption rights with respect to their Class A Shares.

Rice Acquisition Sponsor II LLC, a Delaware limited liability company, and RONI’s officers and directors have agreed to waive their redemption rights with respect to any RONI ordinary shares they may hold in connection with the consummation of the Business Combination, and the Founder Units (as defined below) will be excluded from the pro rata calculation used to determine the per-share redemption price.

Concurrently with the execution of the Business Combination Agreement, RONI entered into subscription agreements (the “2022 Subscription Agreements”) with certain investors and in April 2023, RONI entered into additional subscription agreements (the “2023 Subscription Agreements” and, together with the 2022 Subscription Agreements, the “Subscription Agreements”) with certain investors, pursuant to which such investors agreed to purchase, and RONI agreed to issue and sell to such investors, newly issued shares of Class A Common Stock at a purchase price of $10.00 per share for gross proceeds of approximately $490 million, which purchase and sale will be consummated immediately prior to the Business Combination (together with any additional subscription agreements entered into prior to the Closing, the “PIPE Financing”).

Any amount of Interim Company Financing provided by OXY, Constellation or 8 Rivers, up to $25 million in the aggregate, will be exchanged for an equivalent number of securities of NET Power Inc. and be deemed to reduce the PIPE Financing subscription amounts of OXY, Constellation or 8 Rivers. As of the date hereof, OXY has provided $10 million of Interim Company Financing. The securities to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on June 2, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, RONI’s transfer agent, RONI will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2022, this would have amounted to approximately $10.14 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. All references herein to the exercise of redemption rights or to the redemption of Class A Shares generally shall be deemed to be references to the redemption of Class A Shares prior to the conversion of Class A Common Stock in connection with the Domestication, and shall be construed accordingly. See “Extraordinary General Meeting of RONI — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

The approval of each of the Domestication Proposal and Charter Proposal requires a special resolution, being the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued ordinary shares present or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Director Election Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus, and the Governing Documents Proposals are being submitted for approval on a non-binding advisory basis.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact D.F. King & Co., Inc. (“D.F. King”), our proxy solicitor, by calling (800) 769-7666, or banks and brokers can call collect at (212) 269-5550, or by emailing RONI@dfking.com.

By Order of the Board of Directors,

Daniel Joseph Rice, IV
Director

[             ], 2023

Page
ADDITIONAL INFORMATION	iii
TRADEMARKS	iii
SELECTED DEFINITIONS	iv
SHARE CALCULATIONS AND OWNERSHIP PERCENTAGES	viii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	ix
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF RONI	xi
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
RISK FACTORS	27
EXTRAORDINARY GENERAL MEETING OF RONI	79
BUSINESS COMBINATION PROPOSAL	87
DOMESTICATION PROPOSAL	135
CHARTER PROPOSAL	138
GOVERNING DOCUMENTS PROPOSALS	139
GOVERNING DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	141
GOVERNING DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NET POWER INC. AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	143
GOVERNING DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE PROPOSED CERTIFICATE OF INCORPORATION BEING SUBJECT TO THE STOCKHOLDERS’ AGREEMENT	145
GOVERNING DOCUMENTS PROPOSAL D — APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	147
GOVERNING DOCUMENTS PROPOSAL E — APPROVAL OF PROPOSAL REGARDING THE REMOVAL OF DIRECTORS, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	149
GOVERNING DOCUMENTS PROPOSAL F — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS	151
DIRECTOR ELECTION PROPOSAL	154
NYSE PROPOSAL	156
INCENTIVE PLAN PROPOSAL	158
ADJOURNMENT PROPOSAL	163
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	165
BUSINESS OF RONI AND CERTAIN INFORMATION ABOUT RONI	179
RONI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	195
INFORMATION ABOUT NET POWER	203
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NET POWER	225
NET POWER’S EXECUTIVE AND DIRECTOR COMPENSATION	234
MANAGEMENT OF NET POWER INC. FOLLOWING THE BUSINESS COMBINATION	242
BENEFICIAL OWNERSHIP OF SECURITIES	247
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	249
COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	257
DESCRIPTION OF NET POWER INC. SECURITIES	259
SECURITIES ACT RESTRICTIONS ON RESALE OF CLASS A COMMON STOCK	271
STOCKHOLDER PROPOSALS AND NOMINATIONS	272
SHAREHOLDER COMMUNICATIONS	273

i

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning RONI, without charge, by written request to Rice Acquisition Corp. II, 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106, or by telephone request at (713) 446-6259; or please contact D.F. King, our proxy solicitor, by calling (800) 769-7666, or banks and brokers can call collect at (212) 269-5550, or by emailing RONI@dfking.com; or from the SEC through the SEC website at http://www.sec.gov.

In order for RONI’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of RONI to be held on June 6, 2023, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by May 30, 2023.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•        “8 Rivers” means NPEH, LLC, a Delaware limited liability company controlled by 8 Rivers Capital, LLC;

•        “Amended and Restated JDA” means that certain Amended and Restated Joint Development Agreement, dated December 13, 2022, by and among NET Power, RONI, RONI Opco, NPI, and NPT, as amended, supplemented or otherwise modified from time to time in accordance with its terms;

•        “amended and restated memorandum and articles of association” means the amended and restated memorandum and articles of association of RONI, effective June 15, 2021;

•        “Available Cash” means as of the Closing, the (i) the amount in the Trust Account (after giving effect to the exercise of redemption rights by RONI shareholders), plus (ii) the amount received in respect of the PIPE Financing (including any portion provided in the form of cash funding raised by NET Power following entry into the Business Combination Agreement and retained on its books as of the Closing Date in an aggregate amount not to exceed $25,000,000), minus (iii) transaction expenses (for RONI and for NET Power), plus (iv) all cash proceeds from the purchase of Class A Common Stock following entry into the Business Combination Agreement as contemplated by Section 6.12 of the Business Combination Agreement in an aggregate amount not to exceed $400,000,000 (except to the extent received from any of the Existing NET Power Holders); plus (v) all cash on the consolidated balance sheet of RONI and its subsidiaries, in the aggregate;

•        “Baker Hughes” means Baker Hughes Company, a Delaware corporation;

•        “BH License Agreement” means that certain License Agreement, dated February 3, 2022, by and between NET Power and NPT, as amended, supplemented or otherwise modified from time to time in accordance with its terms;

•        “BHES” means Baker Hughes Energy Services LLC, a Delaware limited liability company and affiliate of Baker Hughes;

•        “Business Combination Agreement” means that certain Business Combination Agreement, dated December 13, 2022, by and among RONI, RONI Opco, the Buyer, Merger Sub and NET Power, as amended, supplemented or otherwise modified from time to time in accordance with its terms (including by the First Amendment to the Business Combination Agreement, dated April 23, 2023, by and between Buyer and NET Power);

•        “Business Combination” means the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•        “Buyer” means Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of RONI Opco;

•        “Call Right” means the right, pursuant to the Opco LLC Agreement and upon the exercise of the Opco Redemption Right by an Opco Unitholder, for NET Power Inc. to acquire each tendered Opco Unit directly from such Opco Unitholder for, at NET Power Inc.’s election, (i) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification, or (ii) an equivalent amount of cash;

•        “Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;

•        “Charter Proposal” means Proposal No. 3 to approve the Proposed Certificate and the Proposed Bylaws of NET Power Inc.;

•        “Class A Common Stock” means Class A common stock, $0.0001 par value, of NET Power Inc.;

•        “Class A Shares” means the Class A ordinary shares, $0.0001 par value in the capital of RONI, which will automatically convert, on a one-for-one basis, into shares of Class A Common Stock in connection with the Domestication;

•        “Class B Common Stock” means the Class B common Stock, par value $0.0001 per share, of NET Power Inc.;

•        “Class B Shares” means the Class B ordinary shares, $0.0001 par value in the capital of RONI, which will automatically convert, on a one-for-one basis, into shares of Class B Common Stock in connection with the Domestication;

•        “Closing Date” means the date on which the Closing occurs;

•        “Closing” means the closing of the transactions contemplated by the Business Combination Agreement;

•        “Common Stock” means the Class A Common Stock and Class B Common Stock;

•        “Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, the Incentive Plan Proposal and the NYSE Proposal, collectively;

•        “Constellation” means Constellation Energy Generation, LLC, a Pennsylvania limited liability company;

•        “Continental” means Continental Stock Transfer & Trust Company;

•        “Domestication” means the transfer by way of continuation by way of the deregistration of RONI from the Cayman Islands and the continuation and domestication as a corporation registered in the State of Delaware, upon which RONI will change its name to NET Power Inc.;

•        “Effective Time” means the time at which the Merger becomes effective;

•        “Existing Governing Documents” means the amended and restated memorandum and articles of association of RONI;

•        “Existing NET Power Holders” means the existing holders of equity securities of NET Power;

•        “extraordinary general meeting” means the extraordinary general meeting of RONI to be held at 609 Main Street, Houston, Texas 77002 on June 6, 2023 at 11:00 a.m., Eastern time, and any adjournments or postponements thereof;

•        “Founder Units” means the 8,624,900 Class B Shares (the “Founder Shares”) and corresponding number of Class B Units of RONI Opco (or the Class A Units of RONI Opco into which such Class B Units will convert) outstanding as of the date of this proxy statement/prospectus that were initially issued to our Sponsor in a private placement prior to the RONI IPO;

•        “Incentive Plan” means the NET Power Inc. 2023 Omnibus Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Incentive Plan Proposal;

•        “Interim Company Financing” means cash funding raised by NET Power following entry into the Business Combination Agreement and retained on its books as of the Closing Date in an aggregate amount not to exceed $25,000,000;

•        “Merger Sub” means Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Buyer;

•        “Merger” means the merger of Merger Sub with and into NET Power pursuant to the Business Combination Agreement, with NET Power surviving and becoming a wholly owned direct subsidiary of the Buyer;

•        “Minimum Available Cash Condition” means the condition in the Business Combination Agreement that states that Available Cash must equal no less than $200,000,000;

•        “NET Power” means, prior to the Closing of the Business Combination, NET Power, LLC, a Delaware limited liability company;

•        “NET Power Inc.” means NET Power Inc., a Delaware corporation (f/k/a Rice Acquisition Corp. II), upon and after the Domestication;

v

•        “NET Power Inc. Board” means the board of directors of NET Power Inc.;

•        “NET Power Stockholder Group” means, collectively, 8 Rivers, Constellation, OXY and BHES;

•        “NPI” means Nuovo Pignone International, S.r.l., an Italian limited liability company and affiliate of Baker Hughes;

•        “NPT” means Nuovo Pignone Tecnologie S.r.l., an Italian limited liability company and affiliate of Baker Hughes;

•        “NYSE” means the New York Stock Exchange;

•        “Opco” means, after the conversion to a Delaware limited liability company and the Business Combination, NET Power Operations LLC, a Delaware limited liability company;

•        “Opco LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Opco to be entered into in connection with the Closing;

•        “Opco Unitholder” means a holder of Opco Units;

•        “Opco Units” means the units of Opco;

•        “Opco Redemption Right” means the right, pursuant to the Opco LLC Agreement, for Opco Unitholders (other than NET Power Inc.) to cause Opco to acquire all or a portion of their vested Opco Units and corresponding shares of Class B Common Stock for shares of Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each Opco Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification;

•        “Ordinary Shares” means the Class A Shares and the Class B Shares together;

•        “Original JDA” means that certain Joint Development Agreement, dated February 3, 2022, by and among NET Power, NPI, and NPT, as amended by that certain First Amendment to Joint Development Agreement, dated effective June 30, 2022, by and among the same parties;

•        “OXY” means OLCV NET Power, LLC, a Delaware limited liability company;

•        “Permitted Equity Financing” means the purchase of Class A Common Stock following entry into the Business Combination Agreement as contemplated by Section 6.12 of the Business Combination Agreement;

•        “Permitted Equity Financing Proceeds” means the cash proceeds from all Permitted Equity Financings in an aggregate amount not to exceed $400,000,000;

•        “PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which the certain investors agreed to purchase, and RONI agreed to issue and sell to such investors, newly issued shares of Class A Common Stock at a purchase price of $10.00 per share for gross proceeds of approximately $490 million as of the date hereof, which purchase and sale will be consummated immediately prior to the Business Combination;

•        “PIPE Investors” means the investors who participated in the PIPE Financing;

•        “Preferred Stock” means shares of NET Power Inc. preferred stock, par value $0.0001;

•        “private placement warrants” means the 10,900,000 private placement warrants outstanding as of the date of this proxy statement/prospectus that were issued to our Sponsor (which may become exercisable for Class A Shares at an exercise price of $11.50 per share), which are substantially identical to the public warrants sold as part of the units in the RONI IPO;

•        “Proposed Bylaws” means the proposed bylaws of NET Power Inc. to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

•        “Proposed Certificate of Incorporation” means the proposed certificate of incorporation of NET Power Inc. to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•        “Proposed Governing Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws;

•        “public shareholders” means holders of public shares;

•        “public shares” means the currently outstanding 34,500,000 Class A Shares issued as part of the Units in the RONI IPO;

•        “public warrants” means the currently outstanding 8,625,000 warrants to purchase Class A Shares that were issued as part of the Units in the RONI IPO (which may become exercisable for Class A Shares at an exercise price of $11.50 per share) and, after the Domestication, the 8,625,000 warrants to purchase Class A Common Stock that will be exercisable for shares of Class A Common Stock at $11.50 per share;

•        “redemption” means each redemption of public shares for cash pursuant to the Existing Governing Documents;

•        “RONI” means Rice Acquisition Corp. II, a Cayman Islands exempted company, prior to the consummation of the Domestication;

•        “RONI Board” means RONI’s board of directors;

•        “RONI Interest” means one Class B Share together with one Class A Unit or Class B Unit of RONI Opco;

•        “RONI IPO” means RONI’s initial public offering that was consummated on June 18, 2021;

•        “RONI Opco” means Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company and direct subsidiary of RONI, prior to the Domestication;

•        “SEC” means the Securities and Exchange Commission;

•        “Securities Act” means the Securities Act of 1933, as amended;

•        “Share Forfeitures” means the forfeiture of 1,000,000 RONI Interests held by our Sponsor for no further consideration and the additional RONI Interests forfeitures by our Sponsor pursuant to the Sponsor Letter Agreement;

•        “Sponsor” means Rice Acquisition Sponsor II LLC, a Delaware limited liability company;

•        “Sponsor Letter Agreement” means the letter agreement, dated December 13, 2022, by and among RONI, our Sponsor, RONI Opco, NET Power and RONI’s directors and officers;

•        “Stockholders’ Agreement” means that certain agreement by and among RONI, RONI Opco, the NET Power Stockholder Group and our Sponsor, to be entered into upon the Closing, pursuant to which certain governing rights and obligations of the parties are given;

•        “Subscription Agreements” means the subscription agreements, entered into by RONI and certain investors in connection with the PIPE Financing;

•        “Support Agreement” means the letter agreement, dated December 13, 2022, by and among RONI, our Sponsor, NET Power and the NET Power Stockholder Group, as amended, supplemented or otherwise modified from time to time in accordance with its terms (including by the First Amendment to the Support Agreement, dated April 23, 2023, by and among RONI, our Sponsor, NET Power and the NET Power Stockholder Group);

•        “Trust Account” means the trust account established at the consummation of the RONI IPO that holds the proceeds of the RONI IPO and is maintained by Continental, acting as trustee;

•        “Units” means the units of RONI, each unit representing one Class A Share and one-fourth of one warrant to acquire one Class A Share, that were offered and sold by RONI in the RONI IPO and in its concurrent private placement; and

•        “warrants” means, collectively, the public warrants and private placement warrants.

SHARE CALCULATIONS AND OWNERSHIP PERCENTAGES

Unless otherwise specified, the share counts and other data set forth in this proxy statement/prospectus does not take into account (i) the issuance of any shares upon completion of the Business Combination under the Incentive Plan, which is expected to include 20,468,545 shares available for issuance, or (ii) 19,525,000 warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter, and otherwise assumes that (a) no public shareholders elect to have their public shares redeemed, (b) none of RONI’s existing shareholders or NET Power equity holders purchase Class A Shares in the open market and (c) there are no other issuances of equity interests of RONI prior to or in connection with the Closing.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements. These forward-looking statements include statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial conditions, results of operations, earnings, outlook and prospects of NET Power Inc., and may include statements for the period following the consummation of the Business Combination. In addition, any statements that refer to characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this proxy statement/prospectus are based on the current expectations of the management of RONI and NET Power and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of any such statement. There can be no assurance that future developments will be those that have been anticipated. The forward-looking statements contained in this proxy statement/prospectus involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors” and the following:

•        conditions to the completion of the Business Combination and PIPE Financing, including shareholder approval of the Business Combination, may not be satisfied or the regulatory approvals required for the Business Combination may not be obtained on the terms expected or on the anticipated schedule;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement or the termination of any Subscription Agreement;

•        the effect of the announcement or pendency of the Business Combination on NET Power’s business relationships, operating results and business generally;

•        risks that the Business Combination disrupts NET Power’s current plans and operations;

•        risks related to diverting management’s attention from NET Power’s ongoing business operations;

•        potential litigation that may be instituted against RONI or NET Power or their respective directors or officers related to the Business Combination or in relation to NET Power’s business;

•        the amount of the costs, fees, expenses and other charges related to the Business Combination;

•        risks relating to the uncertainty of the projected financial information with respect to NET Power Inc.;

•        NET Power’s history of significant losses;

•        NET Power Inc.’s ability to manage future growth effectively;

•        NET Power Inc.’s ability to utilize its net operating loss and tax credit carryforwards effectively;

•        the capital-intensive nature of NET Power’s business model, which may require NET Power Inc. to raise additional capital in the future;

•        barriers NET Power Inc. may face in its attempts to deploy and commercialize its technology;

•        the complexity of the machinery NET Power relies on for its operations and development;

•        NET Power Inc.’s ability to establish and maintain supply relationships;

•        risks related to NET Power’s arrangements with third parties for the development, commercialization and deployment NET Power’s technology;

•        NET Power Inc.’s ability to successfully commercialize its operations;

•        the availability and cost of raw materials;

•        the ability of NET Power’s supply base to scale to meet its anticipated growth;

•        risks related to NET Power Inc.’s ability to meet its projections;

•        NET Power Inc.’s ability to update the design, construction and operations of the NET Power technology;

•        the impact of potential delays in discovering manufacturing and construction issues;

•        the possibility of damage to NET Power’s Texas facilities as a result of natural disasters;

•        the ability of commercial plants using NET Power’s technology to efficiently provide net power output;

•        NET Power Inc.’s ability to obtain and retain licenses;

•        NET Power Inc.’s ability to establish an initial commercial scale plant;

•        NET Power Inc.’s ability to license to large customers;

•        NET Power Inc.’s ability to accurately estimate future commercial demand and adapt to the rapidly evolving and competitive natural and renewable power industry;

•        NET Power Inc.’s ability to comply with all applicable laws and regulations;

•        the impact of public perception of fossil fuel derived energy on NET Power Inc.’s business;

•        any political or other disruptions in gas producing nations;

•        NET Power Inc.’s ability to protect its intellectual property and the intellectual property it licenses;

•        NET Power Inc.’s ability to meet stock exchange listing standards following the consummation of the Business Combination; and

•        the impact of macroeconomic events, such as inflation, recessions or depressions, wars or fears of war and the global COVID-19 or other pandemic.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of RONI or NET Power prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained in this proxy statement/prospectus. Accordingly, you should not place undue reliance on these forward-looking statements in deciding how to vote your shares on the proposals set forth in this proxy statement/prospectus.

Except to the extent required by applicable law or regulation, RONI and NET Power undertake no obligation to update the forward-looking statements contained herein to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

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QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF RONI

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that may be important to RONI’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 609 Main Street, Houston, Texas 77002 on June 6, 2023 at 11:00 a.m., Eastern Time.

Q:     Why am I receiving this proxy statement/prospectus?

A:     RONI shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, in connection with the Domestication, on the Closing Date prior to the Effective Time, Merger Sub will merge with and into NET Power, with NET Power surviving the Merger and becoming a direct, wholly owned subsidiary of the Buyer.

At the Effective Time, all of the issued and outstanding equity interests of NET Power (other than any such equity interests held in the treasury of NET Power or owned by any subsidiary of NET Power immediately prior to the Effective Time) will be canceled and converted into the right to receive an aggregate of 137,192,563 Class A Units of RONI Opco and an equivalent number of shares of Class B Common Stock, subject to adjustment for NET Power units issued pursuant to the Amended and Restated JDA between the date hereof and the Closing Date and thereafter and after the Interim Company Financing.

See “Business Combination Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2 and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of the Business Combination Proposal, the Director Election Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and each of the Domestication Proposal and the Charter Proposal require a special resolution, being the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A Share will convert automatically by operation of law, on a one-for-one basis, into shares of Class A Common Stock; (ii) each outstanding Class B Share will convert automatically by operation of law, on a one-for-one basis, into shares of Class B Common Stock; (iii) each issued and outstanding warrant to purchase Class A Shares will automatically represent the right to purchase one share of Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement; and (iv) each issued and outstanding unit of RONI that has not been previously separated into the underlying public share and underlying public warrant upon the request of the holder thereof, will be canceled and will entitle the holder thereof to one share of Class A Common Stock and one-fourth of one warrant to acquire one share of Class A Common Stock. Immediately following the Domestication, RONI Opco will migrate and domesticate as a limited liability company in the State of Delaware. See “Domestication Proposal.”

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of RONI?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     What proposals are shareholders of RONI being asked to vote upon?

A:     At the extraordinary general meeting, RONI is asking holders of the Ordinary Shares to consider and vote upon 13 separate proposals:

•        a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•        a proposal to approve by special resolution the Domestication;

•        a proposal to approve by special resolution the Proposed Certificate of Incorporation and the Proposed Bylaws;

•        the following six separate proposals to approve, on a non-binding advisory basis, by ordinary resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•        to change in the authorized share capital of RONI from (i) 300,000,000 Class A Shares, (ii) 30,000,000 Class B Shares and (iii) 1,000,000 preference shares, par value $0.0001, to (a) 520,000,000 shares of Class A Common Stock, (b) 310,000,000 shares of Class B Common Stock, and (c) 1,000,000 shares of Preferred Stock;

•        to authorize the NET Power Inc. Board to issue any or all shares of Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the NET Power Inc. Board and as may be permitted by the DGCL;

•        to approve the provision that certain provisions of the Proposed Certificate of Incorporation are subject to the Stockholders’ Agreement;

•        to approve the provision that removes the ability of NET Power Inc. stockholders to take action by written consent in lieu of a meeting;

•        to approve the provision that any director or the entire NET Power Inc. Board may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of NET Power Inc. entitled to vote generally for the election of directors; and

•        to amend and restate the Existing Governing Documents and authorize all other changes necessary or desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Rice Acquisition Corp. II” to “NET Power Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making NET Power Inc.’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Courts as the exclusive forum for litigation arising out of federal securities laws, as amended, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

•        a proposal to approve by ordinary resolution the election, effective immediately in connection with the consummation of the Business Combination, of four directors to serve until the 2024 annual meeting of stockholders, three directors to serve until the 2025 annual meeting of stockholders and three directors to serve until the 2026 annual meeting of stockholders, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal;

•        a proposal to approve by ordinary resolution, for purposes of complying with the applicable provisions of Section 312.03 of The NYSE Listed Company Manual, the issuance of more than 20% of RONI’s Class A Common Stock to the investors in connection with the Business Combination and the PIPE Financing;

•        a proposal to approve and adopt by ordinary resolution the Incentive Plan; and

•        a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Charter Proposal,” “Governing Documents Proposals,” “Director Election Proposal,” “NYSE Proposal,” “Incentive Plan Proposal” and “Adjournment Proposal.”

RONI will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of RONI should read it carefully.

After careful consideration, the RONI Board has determined that the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, each of the Governing Documents Proposals, the Director Election Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal are in the best interests of RONI and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RONI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Business Combination Agreement, including the approval by RONI shareholders of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Incentive Plan Proposal and the NYSE Proposal. In addition, unless waived by NET Power, the Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the Available Cash equaling or exceeding $200,000,000.

Q:     Why is RONI proposing the Business Combination?

A:     RONI is a blank check company incorporated as a Cayman Islands exempted company on February 2, 2021 and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. RONI’s acquisition plan is focused in the energy transition or sustainability arena, but it may seek to complete a business combination in any industry or location, except that it is not, under its amended and restated memorandum and articles of association, permitted to effect a business combination with a blank check company or a similar type of company with nominal operations.

RONI has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. These criteria and guidelines include, among others: being in the renewable and energy industry and utilizing the extensive networks and strategic insights RONI has built in those sectors, including those that display differentiated business attributes and/or product offerings that provide RONI confidence on the long-term prospects and profitability of the company; operating in high growth, large addressable markets with favorable long-term market dynamics; being at an inflection point, such as requiring additional management, and are able to innovate through new operation techniques, where RONI believes it can drive improved financial performance; exhibiting unrecognized value or other characteristics, desirable returns on capital, and a need for capital to achieve the company’s growth strategy, which RONI believes have been misevaluated by the marketplace based on our analysis and due diligence review; and offering attractive risk-adjusted equity returns for RONI shareholders. Based on its due diligence investigations of NET Power and the industry in which it operates, including the financial and other information provided by NET Power in the course of negotiations, RONI believes that NET Power meets the criteria and guidelines listed above.

The RONI Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including its review of the results of the due diligence conducted by RONI’s management and RONI’s advisors. As a result, the RONI Board concluded that a transaction with NET Power would present an attractive opportunity to maximize value for RONI shareholders. Please see the section entitled “Business Combination Proposal — The RONI Board’s Reasons for the Business Combination” for additional information.

Q:     Did the RONI Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. The RONI Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. RONI’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including Rice Acquisition Corp., which completed its business combination with Archaea Energy LLC and Aria Energy LLC on September 15, 2021, and concluded that their experience and backgrounds, together with the experience and sector knowledge of RONI’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, RONI’s officers and directors and its advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the RONI Board in valuing NET Power’s business and assuming the risk that the RONI Board may not have properly valued such business.

Q:     What will the Existing NET Power Holders receive in the Business Combination with RONI?

A:     On the Closing Date, promptly following the consummation of the Domestications, among other things, Merger Sub will merge with and into NET Power, with NET Power surviving the Merger and becoming a direct, wholly owned subsidiary of the Buyer.

At the Effective Time, all of the issued and outstanding equity interests of NET Power (other than any such equity interests held in the treasury of NET Power or owned by any subsidiary of NET Power immediately prior to the Effective Time) will be canceled and converted into the right to receive an aggregate of 137,192,563 Class A Units of Opco and an equivalent number of shares of Class B Common Stock, subject to adjustment for NET Power units issued pursuant to the Amended and Restated JDA between the date hereof and the Closing Date and thereafter and after the Interim Company Financing. See “Business Combination Proposal.”

This business combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the Existing NET Power Holders to retain their equity ownership in NET Power, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger Opco Units, and provides potential future tax benefits for NET Power Inc. (a substantial portion of which the post-merger NET Power holders of Opco Units will benefit from pursuant to the Tax Receivable Agreement) in connection with the Business Combination and when the post-merger NET Power holders of Opco Units ultimately exchange their Opco Units for shares of Class A Common Stock. NET Power Inc. will be a holding company and, immediately after the consummation of the Business Combination, its only direct assets will consist of Opco Units and Opco warrants. Immediately following the Closing, NET Power Inc. is expected to own approximately 36.7% of the Opco Units, assuming no redemptions of the Class A Shares.

Following the Closing, assuming no redemptions of the Class A Shares, as a result of issuances pursuant to the Business Combination Agreement, the Existing NET Power Holders are expected to own approximately 95.4% of the outstanding Class B Common Stock or 60.3% of the Common Stock of NET Power Inc.

For a diagram showing the expected post-closing corporate structure, please see the section entitled “Summary of the Proxy Statement — Organizational Structure.”

Q:     What is an “Up-C” Structure?

A:     Our corporate structure prior to and following the Business Combination, as described under the section entitled “Proposal No. 1 — The Business Combination Proposal,” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the Existing NET Power Holders to retain their equity ownership in NET Power, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger Opco Units and Opco warrants, and provides potential future tax benefits for NET Power Inc. (a substantial portion of which the post-merger NET Power holders of Opco Units will benefit from pursuant to the Tax Receivable Agreement) in connection with the Business Combination and when the post-merger NET Power holders of Opco Units ultimately exchange their Opco Units for shares of Class A Common Stock. NET Power Inc. will be a holding company and, immediately after the consummation of the Business Combination, its only direct assets will consist of Opco Units and Opco warrants. Immediately following the Closing, NET Power Inc. is expected to own approximately 36.7% of the Opco Units, assuming no redemptions of the Class A Shares.

Q:     How will we be managed following the Business Combination?

A:     We anticipate that all of the executive officers of NET Power will remain with NET Power Inc., except for the Chief Executive Officer. Daniel Joseph Rice, IV, a director of RONI, will become the Chief Executive Officer of NET Power Inc.

Concurrently with the Closing of the Business Combination, RONI, RONI Opco, our Sponsor and the NET Power Stockholder Group will enter into the Stockholders’ Agreement, which will govern certain rights and obligations of the parties, and, among other things, sets forth certain requirements regarding the composition of the NET Power Inc. Board. Pursuant to the Stockholders’ Agreement, among other things, the NET Power Inc. Board is expected to initially consist of 10 directors (which may be increased to comply with independence requirements), including a minimum of six independent directors. The Stockholders’ Agreement further grants certain board designation rights, subject to equity ownership thresholds in the combined company (NET Power Inc.), as follows: (i) OLCV NET Power, LLC will have the right to designate three directors; (ii) our Sponsor will have the right to designate one director; (iii) 8 Rivers Capital, LLC (through an entity controlled by it) will have the right to designate one director; and (iv) Constellation Energy Generation, LLC will have the right to designate one independent director.

Also, pursuant to the Stockholders’ Agreement, the NET Power Inc. Board appointed at the Closing will be divided into three classes. The NET Power Inc. Board is expected to be comprised initially of the following members:

•        Class I: Ralph Alexander, Frederick A. Forthuber, Carol Peterson and Eunkyung Sung

•        Class II: Peter J. (Jeff) Bennett, Kyle Derham and Alejandra Veltmann

•        Class III: Joe Kelliher, Brad Pollack and Daniel Rice IV

Please see the section entitled “Management Following the Business Combination” for further information.

Q:     What is the PIPE Financing?

A:     In connection with the Business Combination, RONI entered into the Subscription Agreements with certain investors, pursuant to which such investors agreed to purchase, and RONI agreed to issue and sell to such investors, newly issued shares of Class A Common Stock at a purchase price of $10.00 per share for gross proceeds of approximately $490 million, which we refer to as the PIPE Financing. RONI has agreed with certain of the PIPE Investors (the “Open Market Purchase Rights PIPE Investors”) that such investors may reduce the number of shares of Class A Common Stock to be purchased by such investors pursuant to their Subscription Agreements by up to 15.0 million shares in the aggregate if, among other things, they purchase Ordinary Shares in open market transactions at a price of less than $9.97 per share prior to the Closing Date, do not vote any such Ordinary Shares in favor of approving the Business Combination and instead submit a proxy abstaining from voting thereon and, to the extent they have the right to have all or some of their Ordinary Shares redeemed for cash in connection with the consummation of the Business Combination, not exercise any such redemption rights.

Q:     What equity stake will current RONI shareholders and current equityholders of NET Power hold in NET Power Inc. immediately after the consummation of the Business Combination?

A:     The following table presents the share ownership of various holders of NET Power Inc. upon the closing of the Business Combination, does not give effect to the potential exercise of any warrants and otherwise assumes the following redemption scenarios:

No Redemptions:    This scenario assumes that no Class A Shares are redeemed from RONI’s public shareholders.

Illustrative Redemption:    This scenario assumes that 50% or 16,745,000 Class A Shares held by RONI’s public shareholders (not including the 1,010,000 Class A Shares purchased by certain members of the Rice family in connection with the RONI IPO that they have agreed not to redeem) are redeemed. Other than the $5,000,001 net tangible asset requirement and the 15% threshold described above, RONI has no specified maximum redemption threshold under its amended and restated memorandum and articles of association. The Minimum Available Cash Condition is expected to be met with the proceeds of the PIPE Financing (including any portion provided in the form of Interim Company Financing).

Maximum Redemption:    This scenario assumes 100% or 33,490,000 Class A Shares held by RONI’s public shareholders (not including the 1,010,000 Class A Shares purchased by certain members of the Rice family in connection with the RONI IPO that they have agreed not to redeem) are redeemed for an aggregate payment of approximately $334,900,000 plus interest earned on the funds held in the Trust Account and not previously released to RONI to pay its taxes. Other than the $5,000,001 net tangible asset requirement, which is expected to be met with the proceeds of the PIPE Financing, and the limitation on any group redeeming in excess of 15% of total outstanding shares described above, RONI has no specified maximum redemption threshold under its amended and restated memorandum and articles of association. As noted above, the Minimum Available Cash Condition is still expected to be met with the proceeds of the PIPE Financing (including any portion provided in the form of Interim Company Financing).

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
Public Shareholders	34,500,000	15.2%	17,755,000	8.4%	1,010,000	0.5%
Sponsor and Affiliates(1)(2)	6,640,725	2.9%	6,640,725	3.2%	6,640,725	3.4%
Existing NET Power Holders	137,192,563	60.3%	137,192,563	65.1%	137,192,563	70.8%
PIPE Investors	49,044,995	21.6%	49,044,995	23.3%	49,044,995	25.3%
Total	227,378,283	100.0%	210,633,283	100.0%	193,888,283	100.0%
Implied Value per Share(3)	$9.71		$9.68		$9.66
Effective Underwriting Commission(4)	2.6%		2.7%		3.0%

____________

(1)      Represents the shares of Class A Common Stock owned upon conversion of the shares of Class B Common Stock and, in the case of the Sponsor, taking into account (i) the 2,500 Class A Shares purchased by the Sponsor in connection with the RONI IPO and (ii) assuming Share Forfeitures in an aggregate amount of 1,986,775 shares pursuant to the Sponsor Letter Agreement. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

(2)      Does not include (i) 1,010,000 Class A Shares purchased by certain members of the Rice family in connection with the RONI IPO (that they have agreed not to redeem) or (ii) the 11,495,000 shares purchased in the PIPE Financing by certain members of the Rice family and their friends and certain members of RONI management.

(3)      Assumes (i) a fully distributed enterprise value of $2,207,375,577 of NET Power Inc. upon consummation of the Business Combination, (ii) $345 million of funds in the Trust Account less any redemption amounts, (iii) approximately $490 million of cash proceeds received from the PIPE Financing and (iv) no exercise of any warrants that will remain outstanding after consummation of the Business Combination regardless of redemption levels.

(4)      Calculated using total underwriting commissions of $21,698,940, $18,249,470 and $14,800,000 for No Redemption, Illustrative Redemption and Maximum Redemption, respectively, and by dividing such underwriting commissions by cash proceeds received from (i) the Trust Account net of any redemption amounts and (ii) the PIPE Financing.

If the actual facts are different from the assumptions or the scenarios presented above, the interests of RONI shareholders and other estimates set forth in this proxy statement/prospectus set forth above will differ and such differences may be material.

The scenarios above do not give effect to the potential exercise of any warrants. The maximum number of warrants currently expected to be outstanding at the closing includes 8,625,000 warrants to be issued upon the exchange of outstanding public warrants and 10,900,000 private placement warrants held by Sponsor. If each such warrant were exercisable and exercised following completion of the Business Combination, with proceeds to NET Power Inc. of approximately $224.5 million, then ownership of NET Power Inc. would be as follows:

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
Public Shareholders	43,125,000	17.5%	26,380,000	11.5%	9,635,000	4.5%
Sponsor and Affiliates(1)(2)	17,540,725	7.1%	17,540,725	7.6%	17,540,725	8.2%
Existing NET Power Holders	137,192,563	55.6%	137,192,563	59.6%	137,192,563	64.3%
PIPE Investors	49,044,995	19.9%	49,044,995	21.3%	49,044,995	23.0%
Total	246,903,283	100.0%	230,158,283	100.0%	213,413,283	100.0%
Implied Value per Share(3)	$9.85		$9.84		$9.83
Effective Underwriting Commission(4)	2.0%		2.0%		2.0%

____________

(1)      Represents the shares of Class A Common Stock owned upon conversion of the shares of Class B Common Stock and, in the case of the Sponsor, taking into account (i) the 2,500 Class A Shares purchased by the Sponsor in connection with the RONI IPO and (ii) assuming Share Forfeitures in an aggregate amount of 1,986,775 shares pursuant to the Sponsor Letter Agreement. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

(2)      Does not include (i) 1,010,000 Class A Shares purchased by certain members of the Rice family in connection with the RONI IPO (that they have agreed not to redeem) or (ii) the 11,495,000 shares purchased in the PIPE Financing by certain members of the Rice family and their friends and certain members of RONI management.

(3)      Assumes (i) a fully distributed enterprise value of $2,207,375,577 of NET Power Inc. upon consummation of the Business Combination, (ii) $345 million of funds in the Trust Account less any redemption amounts, (iii) approximately $490 million of cash proceeds received from the PIPE Financing and (iv) the cash exercise of all 8,625,000 warrants to be issued upon the exchange of outstanding public warrants and 10,900,000 private placement warrants held by Sponsor at a strike price of $11.50 (all of which will remain outstanding after consummation of the Business Combination regarding of redemption levels).

(4)      Calculated using total underwriting commissions of $21,698,940, $18,249,470 and $14,800,000 for No Redemption, Illustrative Redemption and Maximum Redemption, respectively, and by dividing such underwriting commissions by cash proceeds received from (i) the Trust Account net of any redemption amounts, (ii) the PIPE Financing and (iii) exercise of the warrants.

The amount of proceeds to NET Power Inc. upon the exercise of all outstanding warrants following the completion of the Business Combination could be nil, as (i) all such warrants are exercisable on a cashless basis under certain circumstances and (ii) the public warrants may be redeemed for $0.01 per warrant under certain circumstances. To the extent that some or all of the warrants are exercised on a cashless basis or redeemed for $0.01 per warrant, both scenarios would reduce the number of shares to be issued as described in the table above and thereby lessen the dilutive effect of the warrants being exercised for cash. For further information on the circumstances in which the public warrants and the private placement warrants may be exercised on a cashless basis, please see the section entitled “Description of NET Power Inc. Securities.” For further information regarding our post-combination capital structure, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

In addition, Sponsor will not receive additional securities pursuant to an anti-dilution adjustment based on additional financing activities, as Sponsor waived any rights to anti-dilution adjustments pursuant to Section 2 of the Sponsor Letter Agreement; however, if Sponsor elects to participate in either (i) any Permitted Equity Financing pursuant to Section 6.12 of the Business Combination Agreement or (ii) the funding of Permitted Buyer Party Indebtedness pursuant to Section 5.2(vi) of the Business Combination Agreement, Sponsor may receive Class A Shares or warrants, respectively (the conversion of indebtedness into warrants is provided for in Section 5.2(iii) of the Business Combination Agreement). Pursuant to Section 6.12(a) of the Business Combination Agreement, any such issuance of Class A Shares in connection with a Permitted Equity Financing shall be conducted at a price per share no less than $10.00, and proceeds raised from Permitted Equity Financing shall not exceed $400,000,000 in the aggregate without the prior written consent of NET Power. Pursuant to Section 5.2(vi) of the Business Combination Agreement, the indebtedness converted into warrants shall not exceed $4,000,000 in the aggregate without the prior written consent of NET Power. Furthermore, the occurrence of any Permitted Equity Financing or Permitted Buyer Party Indebtedness may have a dilutive effect on existing RONI shareholders to the extent additional Class A Common Stock is issued directly or upon exercise of any additional warrants.

Q:     Why is RONI proposing the Domestication?

A:     The RONI Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the RONI Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The RONI Board believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of RONI and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution, being a resolution that is passed by at least two-thirds of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:     What amendments will be made to the current constitutional documents of RONI?

A:     The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, RONI’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace the Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)

The share capital under the Existing Governing Documents is $33,100 divided into (i) 300,000,000 Class A ordinary shares of a par value of $0.0001 each, (ii) 30,000,000 Class B ordinary shares of a par value of $0.0001 each and (iii) 1,000,000 preference shares of a par value of $0.0001 each.

The Proposed Governing Documents authorize (i) 520,000,000 shares of Class A common stock, par value $0.0001 per share, of NET Power Inc., (ii) 310,000,000 shares of Class B common stock, par value $0.0001 per share, of NET Power Inc., and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of NET Power Inc.

	See Paragraph 5 of our Memorandum of Association.	See Article IV, Section 4.1 of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)

The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

The Proposed Governing Documents authorize the NET Power Inc. Board to issue any or all shares of NET Power Inc. Preferred Stock in one or more classes or series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the NET Power Inc. Board may determine.

	See Article 3.1 of our Articles of Association.	See Article IV, Section 4.2 of the Proposed Certificate of Incorporation.
Stockholders’ Agreement (Governing Documents Proposal C)	The Existing Governing Documents do not state that the Certificate of Incorporation may be subject to a shareholders agreement.	The Proposed Governing Documents will provide that certain provisions of the Certificate of Incorporation are subject to the Stockholders’ Agreement.
Action by Written Consent in Lieu of Meeting (Governing Documents Proposal D)	The Existing Governing Documents allow for action by written resolution.	The Proposed Governing Documents will remove the ability of NET Power Inc. stockholders to take action by written consent in lieu of a meeting.
	See Article 22.4 of our Articles of Association and the definition of “Ordinary Resolution” thereto.	See Article VIII, Section 7.3 of the Proposed Certificate of Incorporation.
Director Removal from Office (Governing Documents Proposal E)	The Existing Governing Documents allow for removal of directors with or without cause.

The Proposed Governing Documents will provide that any director or the entire board of directors of NET Power Inc. may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of NET Power Inc. entitled to vote generally for the election of directors.

	See Article 29.1 of our Articles of Association.	See Article V, Section 5.4 of the Proposed Certificate of Incorporation.
Corporate Name (Governing Documents Proposal F)	The Existing Governing Documents provide the name of the company is “Rice Acquisition Corp. II”	The Proposed Governing Documents will provide that the name of the corporation will be “NET Power Inc.”
	See Paragraph 1 of our Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents
Perpetual Existence (Governing Documents Proposal F)

The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by June 18, 2023 (24 months after the closing of the RONI IPO), RONI will cease all operations except for the purposes of winding up and will redeem the shares issued in the RONI IPO and liquidate its trust account.

The Proposed Governing Documents do not include any provisions relating to NET Power Inc.’s ongoing existence; the default under the DGCL will make NET Power Inc.’s existence perpetual.
See Article 50.7 of our Articles of Association.
Exclusive Forum (Governing Documents Proposal F)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the federal securities laws.

See Article X, Sections 10.1 and 10.2 of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Governing Documents Proposal F)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

Q:     How will the Domestication affect my Ordinary Shares, warrants and units?

A:     In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A Share will convert automatically by operation of law, on a one-for-one basis, into a share of Class A Common Stock; (ii) each issued and outstanding Class B Share will convert automatically by operation of law, on a one-for-one basis, into a share of Class B Common Stock; (iii) each issued and outstanding warrant to purchase Class A Shares will automatically represent the right to purchase one share of Class A Common Stock on the terms and conditions set forth in the warrant agreement; and (iv) each issued and outstanding unit of RONI that has not been previously separated into the underlying public share and underlying public warrant upon the request of the holder thereof, will be canceled and will entitle the holder thereof to one share of Class A Common Stock and one-fourth of one warrant to acquire one share of Class A Common Stock. See “Domestication Proposal.”

Q:     What are the material U.S. federal income tax consequences of the Domestication to public shareholders and holders of public warrants?

A:     As discussed more fully under the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Public Shareholders” below, the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as RONI, this result is not free from doubt. In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of public shares will be subject to Section 367(b) of the Code and as a result:

•        a U.S. Holder of public shares whose public shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of public shares entitled to vote and less than 10% of the total value of all classes of public shares, will generally not recognize any gain or loss and will generally not be required to include any part of RONI’s earnings in income pursuant to the Domestication;

•        a U.S. Holder of public shares whose public shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of public shares entitled to vote and less than 10% of the total value of all classes of public shares will generally recognize gain (but not loss) on the exchange of public shares for NET Power Inc. shares (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their public shares, provided certain other requirements are satisfied. RONI does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•        a U.S. Holder of public shares who on the date of the Domestication owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of public shares entitled to vote or 10% or more of the total value of all classes of public shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its public shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. RONI does not expect to have significant cumulative earnings and profits on the date of the Domestication.

Furthermore, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of shares or warrants of the domesticating corporation may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its shares or warrants for the common stock or warrants of the Delaware corporation pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding shares or warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because RONI is a blank check company with no current active business, we believe that RONI may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of public shares or public warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of NET Power Inc. pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s public shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of RONI. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Public Shareholders — U.S. Holders — PFIC Considerations.”

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Public Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s NET Power Inc. shares after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to public warrants, see “The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Public Shareholders.”

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without RONI’s consent. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without RONI’s consent.

The RONI Initial Shareholders have agreed to waive their redemption rights with respect to all of their Ordinary Shares in connection with the consummation of the Business Combination. This waiver was made at the time of the RONI IPO for no additional consideration. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:     How do I exercise my redemption rights?

A:     In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, RONI’s public shareholders may request that RONI redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)     (a) hold public shares, or (b) if you hold public shares through units, you must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so;

(ii)    submit a written request to Continental, RONI’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on June 2, 2023 (two business days before the extraordinary general meeting) in order for their public shares to be redeemed.

The address of Continental, RONI’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of December 31, 2022, this would have amounted to approximately $10.14 per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of Class A Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:     If I am a holder of units, can I exercise redemption rights with respect to my units?

A:     No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You must cause your public shares to be separated and delivered to Continental, our transfer agent, by 5:00 p.m., Eastern Time, on June 2, 2023 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The tax consequences of an exercise of redemption rights depend on your particular facts and circumstances. Because the Domestication will occur after the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights should not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication. Please see the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Public

Shareholders — U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     Following the closing of the RONI IPO, an amount equal to $345,000,000 ($10.00 per unit) of the net proceeds from the RONI IPO and the sale of the private placement units was placed in the Trust Account. As of December 31, 2022, funds in the Trust Account totaled approximately $350 million and were held in U.S. treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by June 18, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of NET Power Inc., the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q:     What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

If a public shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that 100% or 33,490,000 Class A Shares held by our public shareholders (not including the 1,010,000 Class A Shares purchased by certain members of the Rice family in connection with the RONI IPO that they have agreed not to redeem) were redeemed, the 8,625,000 retained outstanding public warrants would have had an aggregate value of $12,635,625 on March 31, 2023. If a substantial number of, but not all, public shareholders exercise their redemption rights, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional Class A Common Stock is issued.

In no event will RONI redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Additionally, as a result of redemptions, the trading market for the Class A Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for NYSE or another national securities exchange.

Q:     What happens to the warrants following the Business Combination?

A:     All outstanding warrants will continue to be outstanding following the Business Combination notwithstanding the actual redemptions. An aggregate value of our outstanding public warrants of approximately $12.6 million (based on the closing price of the warrants of $1.465 on the NYSE as of March 31, 2023) may be retained by the redeeming shareholders assuming maximum redemptions. The conversion of outstanding warrants would also have a dilutive effect on existing RONI shareholders. See “— What equity stake will current RONI shareholders and current equityholders of NET Power hold in NET Power Inc. immediately after the consummation of the Business Combination?” above for a summary of the implied book value of Ordinary Shares following the Business Combination under various redemption scenarios.

Q:     How do the public warrants differ from the private placement warrants and what are the related risks for any public warrant holders post Business Combination?

A:     The private placement warrants, unlike the public warrants, are not redeemable by RONI. Further, the public warrants differ from the private placement warrants as the private placement warrants may be exercised for cash or on a cashless basis so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by RONI and exercisable by the holders on the same basis as the public warrants. The initial purchasers of the private warrants have agreed not to transfer, assign or sell any of the warrants, including the common stock issuable upon exercise of the warrants (except to certain permitted transferees), until 30 days after the completion of the initial business combination.

As a result, following the Business Combination, NET Power Inc. may redeem your public warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless. We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant, provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date we send the notice of such redemption to the warrant holders. If and when the public warrants become redeemable by us, we may not exercise our redemption right if the issuance of the Class A Common Stock upon exercise of the public warrants is not exempt from registration or qualification under applicable state blue sky laws, or we are unable to effect such registration or qualification. We will use our commercially reasonable efforts to register or qualify such shares under the blue sky laws of the state of such residence in those states in which the public warrants were offered. Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants.

In addition, we have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders. In such a case, the holders will be able to exercise their public warrants prior to redemption for a number of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Please see “Description of NET Power Inc. Securities — Warrants — Public Warrants — Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00.” The value received upon exercise of the public warrants (i) may be less than the value the holders would have received if they had exercised their public warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the public warrants, including because the number of shares received is capped at 0.361 shares of Class A Common Stock per whole warrant (subject to adjustment) irrespective of the remaining life of the public warrants.

In each case, we may only call the public warrants for redemption upon a minimum of 20 days’ prior written notice of redemption to each public warrant holder, provided that holders will be able to exercise their public warrants prior to the time of redemption and, at our election, any such exercise may be required to be on a cashless basis. Please see “Description of NET Power Inc. Securities — Warrants.”

Q:     When do you expect the Business Combination to be completed?

A:     It is currently expected that the Business Combination will be consummated in the second quarter of 2023. This date depends, among other things, on the approval of the proposals to be put to RONI shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates

(i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to RONI shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from RONI shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if RONI shareholders have elected to redeem an amount of public shares such that the Minimum Available Cash Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:     What happens if the Business Combination is not consummated?

A:     RONI will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If RONI is not able to consummate the Business Combination with NET Power nor able to complete another business combination by June 18, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the RONI Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:     What is the Tax Receivable Agreement?

A:     Concurrently with the completion of the Business Combination, RONI will enter into the Tax Receivable Agreement, in substantially the form attached to this proxy statement/prospectus as Annex K. Pursuant to the Tax Receivable Agreement, RONI will be required to pay to certain Opco Unitholders 75% of the tax savings that RONI realizes as a result of increases in tax basis in Opco’s assets resulting from the future exchange of Opco Units for Class A Common Stock (or cash) pursuant to the Opco LLC Agreement, as well as certain other tax benefits, including tax benefits attributable to payments under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless RONI exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement (subject to certain assumptions), or certain other acceleration events, including a Change of Control (as defined in the Tax Receivable Agreement), occur. For more information on the Tax Receivable Agreement, please see the section entitled “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

Q:     Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:     Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:     What do I need to do now?

A:     We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     How do I vote?

A:     If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of Ordinary Shares on April 18, 2023, the record date for the extraordinary general meeting, you may vote with respect to the proposals at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to RONI shareholders that hold their shares in registered form and are registered as shareholders in RONI’s register of members. All holders of shares in registered form on the day of the extraordinary general meeting are entitled to vote at the extraordinary general meeting.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:     When and where will the extraordinary general meeting be held?

A:     The extraordinary general meeting will be held at 609 Main Street, Houston, Texas 77002 at 11:00 a.m., Eastern Time, on June 6, 2023.

To attend and participate in the extraordinary general meeting, you will need to physically attend the premises at 609 Main Street, Houston, Texas 77002. If you are a beneficial owner of shares held in street name and wish to attend the extraordinary general meeting, you will need to follow the instructions on your voting instruction form provided by your bank, broker or other organization that holds your shares.

Q:     Who is entitled to vote at the extraordinary general meeting?

A:     We have fixed April 18, 2023 as the record date for the extraordinary general meeting. If you were a shareholder of RONI at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:     How many votes do I have?

A:     RONI shareholders are entitled to one vote at the extraordinary general meeting for each Ordinary Share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 43,127,500 Ordinary Shares issued and outstanding, of which 34,500,000 were issued and outstanding public shares.

Q:     What constitutes a quorum?

A:     A quorum of RONI shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 14,375,834 Ordinary Shares would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the extraordinary general meeting?

A:     The following votes are required for each proposal at the extraordinary general meeting:

(i)     Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by a simple majority of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

(ii)    Domestication Proposal:    The approval of the Domestication Proposal requires a special resolution, being a resolution that is passed by at least two-thirds of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon the extraordinary general meeting.

(iii)   Charter Proposal:    The approval of the Charter Proposal requires a special resolution, being a resolution that is passed by at least two-thirds of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon the extraordinary general meeting.

(iv)   Governing Documents Proposals:    The separate approval of each of the Governing Documents Proposals require, on a non-binding advisory basis, an ordinary resolution, being a resolution passed by a simple majority of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

(v)    Director Election Proposal:    The approval of the Director Election Proposal requires an ordinary resolution, being a resolution passed by a simple majority of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

(vi)   NYSE Proposal:    The approval of the NYSE Proposal requires an ordinary resolution, being a resolution passed by a simple majority of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

(vii)  Incentive Plan Proposal:    The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by a simple majority of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

(viii) Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by a simple majority of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

As of the record date, RONI had 43,127,500 Ordinary Shares issued and outstanding. RONI shareholders are entitled to one vote at the extraordinary general meeting for each Ordinary Share held of record as of the record date. The RONI Initial Shareholders hold 8,627,500, or approximately 20%, of the outstanding Ordinary Shares entitled to vote at the extraordinary general meeting. Each RONI Initial Shareholder has agreed to vote in favor of approving the Business Combination. Assuming only the minimal number of shares required to constitute a quorum are present at the extraordinary general meeting, taking into account the 20% of shares to be voted by RONI Initial Shareholders, approximately 6% of the outstanding Ordinary Shares will be needed to approve all proposals, other than the Business Combination Proposal and the Domestication Proposal, which will require approximately 17% of the outstanding Ordinary Shares to approve such proposals.

Assuming all holders that are entitled to vote on such matter vote all of their Ordinary Shares in person or by proxy, 21,563,751 shares will need to be voted in favor of each of the Business Combination Proposal, the Director Election Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

Assuming all holders that are entitled to vote on such matter vote all of their Ordinary Shares in person or by proxy, 28,751,667 shares will need to be voted in favor of each of the Domestication Proposal and the Charter Proposal, in order to approve the Domestication Proposal and the Charter Proposal.

Q:     What are the recommendations of the RONI Board?

A:     The RONI Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of RONI and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Director Election Proposal, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RONI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

Q:     How do Sponsor and the other RONI Initial Shareholders intend to vote their shares?

A:     Unlike some other blank check companies in which the RONI Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the RONI Initial Shareholders have agreed to vote all their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the RONI Initial Shareholders own approximately 20% of the issued and outstanding Ordinary Shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the RONI Initial Shareholders, NET Power and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the RONI Initial Shareholders, NET Power and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Director Election Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal are approved by an ordinary resolution, being a resolution passed by a simple majority of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting, (ii) the Domestication Proposal and the Charter Proposal are approved by a special resolution, being a resolution that is passed by at least two-thirds of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting, (iii) otherwise limit the number of public shares electing to redeem and (iv) NET Power Inc.’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:     What interests do the RONI Initial Shareholders and RONI’s other current officers and directors have in the Business Combination?

A:     The RONI Initial Shareholders, certain members of the RONI Board and certain RONI officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•        the fact that the RONI Initial Shareholders and RONI directors and officers have agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that our Sponsor paid an aggregate of $26,000 for the Founder Shares, 2,500 Class A Shares and 100 Class A Units of Opco, and upon the completion of the Business Combination, our Sponsor ultimately expects to receive 6,548,225 Class B Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and such securities, along with its 2,500 Class A Shares, will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at $67.2 million based on the closing price of $10.23 per public share on the NYSE on March 31, 2023, resulting in a theoretical gain of $67.2 million, but, given the restrictions on such shares, RONI believes such shares have less value. If the Business Combination is not consummated, our Sponsor will lose such theoretical gain;

•        the fact that the RONI Initial Shareholders and RONI directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if RONI fails to complete an initial business combination by June 18, 2023 resulting in a loss of approximately $10,900,000;

•        the fact that our Sponsor paid an aggregate of $10,900,000 for its 10,900,000 private placement warrants to purchase Class A Shares and that such private placement warrants will expire worthless if a business combination is not consummated by June 18, 2023;

•        the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any working capital loans made by our Sponsor or any of its affiliates to RONI may be converted into warrants to purchase Class A Shares at a price of $1.00 per warrant at the option of the lender;

•        the fact that RONI’s officers and directors, other than RONI’s Independent Directors, collectively own, directly or indirectly, a material interest in our Sponsor;

•        the anticipated designation of Daniel J. Rice, IV as the Chief Executive Officer and director of NET Power Inc. and J. Kyle Derham as a director of NET Power Inc. following the Business Combination;

•        the continued indemnification of RONI existing directors and officers under the Existing Governing Documents and the continuation of RONI’s directors’ and officers’ liability insurance after the Business Combination;

•        the fact that our Sponsor and RONI’s officers and directors will lose their entire investment of approximately $10,900,000 in RONI and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by June 18, 2023. As of the date of this proxy statement/prospectus, other than as described in this proxy statement/prospectus, there are no loans extended, fees due or outstanding out-of-pocket expenses for which the

Sponsor and RONI’s officers and directors are awaiting reimbursement. As described above, following the Business Combination, our Sponsor ultimately expects to receive 6,548,225 Class B Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and each of RONI’s three independent directors held 30,000 Founder Shares. Additionally, our Sponsor purchased 10,900,000 private placement warrants to purchase Class A Shares simultaneously with the consummation of the RONI IPO for an aggregate purchase price of $10,900,000. The 6,548,225 Class B Shares expected to be owned by our Sponsor, along with its 2,500 Class A Shares, would have had an aggregate market value of $67.2 million based upon the closing price of $10.23 per public share on the NYSE on March 31, 2023. The 10,900,000 private placement warrants held by our Sponsor would have had an aggregate market value of $16.0 million based upon the closing price of $1.465 per public warrant on the NYSE on March 31, 2023;

•        the fact that if the Trust Account is liquidated, including in the event RONI is unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify RONI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which RONI has entered into an acquisition agreement or claims of any third party for services rendered or products sold to RONI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other RONI shareholders experience a negative rate of return in the post-business combination company; and

•        the terms and provisions of the Related Agreements as set forth in detail under “The Business Combination Proposal — Related Agreements.”

Q:     What happens if I sell my Ordinary Shares before the extraordinary general meeting?

A:     The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Shareholders may send a later-dated, signed proxy card to our chief financial officer at our address set forth below so that it is received by our secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place on June 6, 2023) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the extraordinary general meeting?

A:     If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of NET Power Inc. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of RONI. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Ordinary Shares.

Q:     Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:     RONI will pay the cost of soliciting proxies for the extraordinary general meeting. RONI has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the extraordinary general meeting. RONI has agreed to pay D.F. King a fee of $25,000, plus disbursements, and will reimburse D.F. King for its reasonable out-of-pocket expenses and indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses. RONI will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A Shares for their expenses in forwarding soliciting materials to beneficial owners of Class A Shares and in obtaining voting instructions from those owners. RONI’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Where can I find the voting results of the extraordinary general meeting?

A:     The preliminary voting results will be announced at the extraordinary general meeting. RONI will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10055
Banks and brokerage firms: (212) 269-5550
E-mail: RONI@dfking.com

You also may obtain additional information about RONI from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, RONI’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on June 2, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: Mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Business Combination Agreement.”

Business Summary

NET Power is a clean energy technology company that has developed a novel power generation system (the “NET Power Cycle”) that produces clean, reliable, and low-cost electricity from natural gas while capturing virtually all atmospheric emissions. NET Power was founded in 2010 and since inception, has methodically progressed the technology from a theoretical concept to reality. The NET Power Cycle is designed to inherently capture carbon dioxide (CO2) while producing no air pollutants such as sulfur oxides (SOX), nitrogen oxides (NOX), and particulates. It is nearly immune to differences in altitude, humidity and temperature and can be a net water producer rather than consumer, allowing for easier siting and operation in areas particularly impacted by climate change. It can operate as a traditional baseload power plant, providing reliable electricity to the grid at capacity factors targeted to be above 90 percent. It can also complement intermittent renewables, providing zero-emission dispatchable electricity that can be programmed on demand at the request of power grid operators and according to market needs, while demonstrating substantial improvements in efficiency, effectiveness, affordability and environmental performance as compared to existing carbon capture technologies for power generation and industry. It leverages existing infrastructure and avoids issues of generation capacity and grid transmission overbuild created by other technologies, further reducing system-wide costs incurred in transitioning to net zero.

The NET Power Cycle is designed to achieve clean, reliable, and low-cost electricity generation through NET Power’s patented highly recuperative oxy-combustion process. This process involves the combination of two technologies:

•        Oxy-combustion, a clean heat generation process in which fuel is mixed with oxygen such that the resulting byproducts from combustion consist of only water and pure CO2; and

•        Supercritical CO2 power cycle, a closed or semi-closed loop process which replaces the air or steam used in most power cycles with recirculating CO2 at high pressure, as supercritical CO2, or sCO2, producing power by expanding sCO2 continuously through a turbo expander.

In the NET Power Cycle, CO2 produced in oxy-combustion is immediately captured in a sCO2 cycle which produces electricity. As CO2 is added through oxy-combustion and recirculated, excess captured CO2 is syphoned from the cycle at high purity for export to permanent storage or utilization.

The NET Power Cycle was first demonstrated at NET Power’s 50 MWth demonstration facility in La Porte, Texas which broke ground in 2016 and began testing in 2018. NET Power conducted three testing campaigns over three years and synchronized to the Texas grid in the fall of 2021. Through these tests, it achieved technology validation, reached critical operational milestones and accumulated over 1,500 hours of total facility runtime as of October 2022.

NET Power plans to license its technology through offering plant designs ranging from industrial-scale configurations between 25-115 MW net electric output to utility-scale units of approximately 300 MW net electric output capacity. This technology is supported by a portfolio of 380 issued patents in-licensed on an exclusive basis (in the applicable field) from 8 Rivers Capital, as well as significant know-how and trade secrets generated through experience at the La Porte, Texas demonstration facility. The initial commercially available product, a first-generation utility-scale design, or Gen1U, is expected to be a 300 MW net electric power plant with net efficiency over 50%. NET Power expects that later facilities adopting its second-generation utility-scale design, or Gen2U, will benefit from net efficiencies targeting 60% and lower costs. Gen2U will have higher operating temperatures and heat exchanger effectiveness, similar to the conditions present at the La Porte demonstration facility, and higher efficiency key balance of plant turbomachinery such as compressors and pumps. The Gen2U assumptions provide the technical and economic basis for the substantial majority of expected future NET Power deployments. With multiple Gen1U projects currently in development, NET Power expects the first utility-scale plant utilizing the NET Power Cycle will be commissioned and operational in 2026. NET Power intends to deploy its technology in the United States and around the world; leveraging experience gained from the La Porte, Texas demonstration facility as well as from the expertise of NET Power’s current owners, including OXY, BHES, and 8 Rivers Capital.

NET Power’s potential customers include electric utilities, oil and gas companies, midstream oil and gas companies, technology companies, and industrial facilities, both in domestic and international markets. NET Power has engaged in active dialogue with potential customers in each of these industries. NET Power’s end-markets can be broken down into three general categories: baseload generation, dispatchable generation, and industrial applications. Baseload generation includes replacing emitting fossil fuel-fired facilities (brownfield) or installing new clean baseload capacity (greenfield). Many customers need to balance the intermittency of renewable generation and, NET Power believes, will seek its technology’s dispatchable capability to pair with significant renewable capacity build outs. Industrial customers such as direct air capture facilities, steel facilities, chemical plants, and hydrogen production facilities have significant 24-hour energy needs and goals to decarbonize. NET Power’s technology can provide the necessary clean, reliable, low-cost electricity and heat energy to these facilities as well.

Key benefits for customers include the following:

•        Clean:    The NET Power Cycle will result in an average Carbon Intensity, or CI, of 58g CO2e/kWh, and can capture CO2 at >97% rate, providing for 87% CO2 emissions reduction in comparison to combined cycle gas turbine technology. CO2 is inherently captured at pipeline pressure and ready for transportation. There are no NOx, SOx, or particulate emissions to atmosphere that plague traditional coal or natural gas fossil fuel generation allowing for project siting near population centers. NET Power expects efforts to reduce upstream methane emissions will further reduce NET Power Cycle CI.

•        Reliable:    The NET Power Cycle can provide 24/7 baseload power, with a targeted capacity factor of 92.5%, power ramp rates of 10% to 15% per minute, and 0% to 100% load following capabilities. It can function as a utility-scale large plant or seamlessly pair as a load-following asset to support variable renewable energy.

•        Low-Cost:    NET Power’s targeted Gen2U levelized cost of energy of $21 – $40 $/MWh in the U.S. is lower than both legacy firm generation technology like combined cycle gas turbine and intermittent technologies such as solar photovoltaics, or PVs, coupled with four hours or more of battery storage. Gen1U levelized cost of energy is expected between $26 – $55 $/MWh.

•        Utilizes existing infrastructure:    The United States alone has over 3 million miles of natural gas pipeline infrastructure, with over 270,000 miles of high-strength steel pipe suitable for high-capacity natural gas transmission. Approximately fifty individual CO2 pipelines with a combined length of over 4,500 miles exist in the U.S. today. According to the Energy Information Administration, or EIA, there further exists hundreds of thermal power generation facilities at or nearing their retirement or replacement period through 2050, which NET Power believes could serve as potential brownfield site locations. For example, 27% of the 56 GW of coal-fired capacity currently operating in the U.S. has plans to retire by the end of 2029. Their transmission interconnections and auxiliary systems can be repurposed with minimal changes to serve NET Power’s facilities. With the addition of CO2 infrastructure, NET Power can fit within the existing grid network with low incremental cost.

•        Compact footprint:    NET Power’s modular design and the inherent energy density of supercritical CO2 as a working fluid leads to a low surface footprint of approximately 13 acres, equal to 1/100th that of Solar PV of a similar electric output. This footprint is smaller than existing unabated combined cycle facilities of similar capacity, allowing NET Power to serve as a re-powering option for retiring facilities or facilities that cannot secure additional space for capture equipment.

NET Power believes that the NET Power Cycle can serve as a key enabling platform for a low-carbon future, addressing shortfalls inherent to alternative options while contributing to an overall lower system-wide cost of decarbonization. NET Power believes that through its innovative process, it can provide a lower cost of electricity, reduction and in some cases elimination of environmental impacts related to thermal power use (air pollution, water use, land use and deforestation), reliability and dispatchability contributing to energy security and lower costs, as well as an ability to achieve required carbon reduction targets. NET Power believes the build-out of the NET Power Cycle will provide the world with clean, reliable and low-cost energy.

The Parties to the Business Combination

RONI

RONI is a blank check company incorporated as a Cayman Islands exempted company on February 2, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. RONI consummated the RONI IPO on June 18, 2021, generating gross proceeds of approximately $345,000,000. Substantially concurrently with the consummation of the RONI IPO, RONI completed the private sale of the private placement warrants at a purchase price of $1.00 per private placement warrants, to Sponsor, generating gross proceeds to RONI of approximately $10,900,000. A total of $355,900,000, comprised of $345,000,000 of the proceeds from the RONI IPO and $10,900,000 of the proceeds of the sale of the private placement warrants, were placed in a trust account maintained by Continental, acting as trustee.

RONI’s securities are traded on the NYSE under the ticker symbols “RONI,” “RONI U” and “RONI WS.” Upon the closing of the Business Combination, the RONI securities will be delisted from the NYSE.

The mailing address of RONI’s principal executive office is 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106.

NET Power

NET Power is a Delaware limited liability company. NET Power’s principal executive office is located at 404 Hunt Street, Suite 410, Durham, North Carolina 27701. NET Power’s corporate website address is https://netpower.com/. NET Power’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Proposals to be Put to the Shareholders of RONI at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of RONI and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Governing Documents Proposals and the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus, and the Governing Documents Proposals are being submitted for approval on a non-binding advisory basis. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

As discussed in this proxy statement/prospectus, RONI is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the Closing Date:

(i)     RONI will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which, (a) RONI will change its name to “NET Power Inc.,” (b) each then issued and outstanding Class A ordinary share of a par value $0.0001 each in the capital of RONI will convert automatically, on a one-for-one basis, to a share of Class A common stock, par value $0.0001 per share, of RONI, (c) each then issued and outstanding Class B ordinary share of a par value $0.0001 each in the capital of RONI will convert automatically, on a one-for-one basis, to a share of Class B common stock, par value $0.0001 per share, of RONI, and (d) each issued and outstanding warrant to purchase one Class A ordinary share in the capital of RONI at a price of $11.50 per share will convert automatically, on a one-for-one basis, into a whole warrant exercisable for one share of Class A Common Stock;

(ii)    Following RONI’s domestication, RONI Opco will change its jurisdiction of formation by deregistering as a Cayman Islands limited liability company and continuing and domesticating as a limited liability company formed under the laws of the State of Delaware (together with RONI’s domestication, the

“Domestications”), upon which, (a) RONI Opco will change its name to “NET Power Operations LLC”, (b) each then issued and outstanding Class A Unit of RONI Opco will convert automatically, on a one-for-one basis, to a Class A Unit of RONI Opco as issued and outstanding pursuant to the terms of the Opco LLC Agreement, and (c) each then issued and outstanding Class B Unit of RONI Opco will convert automatically, on a one-for-one basis, to either (x) a Class A Unit of RONI Opco as issued and outstanding pursuant to the Opco LLC Agreement or (y) a Class B Unit of RONI Opco as issued and outstanding pursuant to the terms of the Opco LLC Agreement; and

(iii)   Following the Domestications, Merger Sub will merge with and into NET Power, with NET Power surviving the merger as a direct, wholly-owned subsidiary of the Buyer, on the terms and subject to the conditions of the certificate of merger, pursuant to which (a) all of the equity interests of NET Power that are issued and outstanding immediately prior to the Business Combination will, in connection with the Business Combination, be canceled, cease to exist and be converted into the right to receive an aggregate of 137,192,563 Class A Units of RONI Opco and an equivalent number of shares of Class B Common Stock (one share of Class B Common Stock together with one Class A Unit or Class B Unit of RONI Opco, a “RONI Interest”), subject to adjustment for (x) NET Power shares issued pursuant to the Amended and Restated JDA as of the Closing Date and (y) cash funding raised by NET Power following entry into the Business Combination Agreement and retained on its books as of the Closing Date, as allocated pursuant to the Business Combination Agreement, and (b) any equity interests of NET Power that are held in the treasury of NET Power or owned by any subsidiary of NET Power immediately prior to the Business Combination will be canceled and cease to exist.

For further details, see “The Business Combination Proposal — The Business Combination Agreement.”

Conditions to the Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things: the approval of the Condition Precedent Proposals; no law or governmental order may be in effect prohibiting or preventing the consummation of the Business Combination; all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or terminated, or such permissions shall have been obtained; the acceptance of the shares of Class A Common Stock for listing on the NYSE; the completion of the Domestication; the effectiveness of this proxy statement/prospectus; and RONI shall have at least $5,000,001 of net tangible assets immediately after the Closing. The statutory HSR waiting period expired on February 6, 2023 at 11:59 p.m., Eastern Time.

For further details, see “The Business Combination Proposal — Conditions to Closing of the Business Combination.”

Business Combination Proposal

RONI will ask its shareholders to approve, by ordinary resolution, the Business Combination Agreement (as may be amended, supplemented, or otherwise modified from time to time), dated as of December 13, 2022, by and among RONI, RONI Opco, the Buyer, Merger Sub and NET Power.

Domestication Proposal

RONI will ask its shareholders to approve, by special resolution the Domestication Proposal. As a condition to closing the Business Combination, the RONI Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will approve a change of RONI’s jurisdiction of registration from the Cayman Islands to the State of Delaware. Accordingly, while RONI is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, NET Power Inc. will be governed by the DGCL. There are substantive differences between Cayman Islands corporate law and Delaware corporate law as well as between the Existing Governing Documents and the Proposed Governing Documents. The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders at least a two-thirds majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, RONI encourages shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal,” “Charter Proposal” and “Governing Documents Proposals.”

Charter Proposal

RONI will ask its shareholders to approve, by special resolution the amendment and restatement of the Existing Governing Documents in their entirety by the Proposed Certificate of Incorporation and the Proposed Bylaws, including authorization of the change in authorized share capital as indicated therein and the change of name of “Rice Acquisition Corp. II” to “NET Power Inc.” RONI encourages shareholders to carefully consult the information set out below under “Charter Proposal” and the complete copies of the Proposed Certificate of Incorporation and Proposed Bylaws attached hereto as Annex C and Annex D, respectively.

Governing Documents Proposals

RONI will ask its shareholders to approve, on a non-binding advisory basis, by ordinary resolution, certain governance provisions in the Existing Governing Documents, to approve the following material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws. The RONI Board believes such proposals are necessary to adequately address the needs of NET Power Inc. after the Business Combination. Approval of each of the Governing Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete copies of the Proposed Certificate of Incorporation and Proposed Bylaws attached hereto as Annex C and Annex D, respectively.

•        Governing Documents Proposal A — to change in the authorized share capital of RONI from U.S. $33,100 divided into (i) 300,000,000 Class A Shares, (ii) 30,000,000 Class B Shares, and (iii) 1,000,000 preference shares, par value $0.0001, to (a) 520,000,000 shares of Class A Common Stock, (b) 310,000,000 shares of Class B Common Stock, and (c) 1,000,000 shares of Preferred Stock.

•        Governing Documents Proposal B — to authorize the NET Power Inc. Board to issue any or all shares of Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the NET Power Inc. Board.

•        Governing Documents Proposal C — to approve that certain provisions of the Proposed Certificate of Incorporation are subject to the Stockholders’ Agreement.

•        Governing Documents Proposal D — to approve the provision that removes the ability of NET Power Inc. stockholders to take action by written consent in lieu of a meeting.

•        Governing Documents Proposal E — to approve the provision that any director or the entire NET Power Inc. Board may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of NET Power Inc. entitled to vote generally for the election of directors.

•        Governing Documents Proposal F — to amend and restate the Existing Governing Documents and authorize all other changes necessary or desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Rice Acquisition Corp. II” to “NET Power Inc.”, (ii) making NET Power Inc.’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Courts as the exclusive forum for litigation arising out of federal securities laws, as amended, and (iv) removing certain provisions related to RONI status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and RONI encourages shareholders to carefully consult the information set out in the section entitled “Governing Documents Proposals” and the full text of the Proposed Governing Documents of NET Power Inc., attached hereto as Annexes C and D.

Director Election Proposal

RONI will ask its shareholders to approve, by ordinary resolution, the election, effective immediately in connection with the consummation of the Business Combination, of four directors to serve until the 2024 annual meeting of stockholders, three directors to serve until the 2025 annual meeting of stockholders and three directors to serve until the 2026 annual meeting of stockholders, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.

NYSE Proposal

Assuming the Business Combination Proposal and the Governing Document Proposals are approved, RONI’s shareholders are also being asked to approve the NYSE Proposal by ordinary resolution.

RONI will ask its shareholders to approve, by ordinary resolution, assuming the Business Combination Proposal and the Governing Documents Proposals are approved and adopted, the issuance of more than 20% of RONI’s Class A Common Stock to the investors in connection with the Business Combination and the PIPE Financing for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual.

If the NYSE Proposal is adopted, and assuming the Business Combination Proposal, the Charter Approval Proposal and the Incentive Plan Proposal are also approved, approximately (i) 137,192,563 Class A Units of RONI Opco and an equivalent number of shares of Class B Common Stock, subject to adjustment for NET Power shares issued pursuant to the Amended and Restated JDA between the date hereof and the Closing Date and thereafter and the Interim Company Funding, pursuant to the Business Combination Agreement, (ii) 49,044,995 shares of Class A Common Stock will be issued in connection with the PIPE Financing and (iii) 20,468,545 shares of Class A Common Stock will be reserved for grants of awards under the Incentive Plan, representing approximately 9% of the shares of Common Stock that will be outstanding following the consummation of the Business Combination assuming that no public shareholders exercise redemption rights with respect to their shares. The issuance of such shares would result in significant dilution to our shareholders and would afford our shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of RONI.

Incentive Plan Proposal

RONI will ask its shareholders to approve, by ordinary resolution, the Incentive Plan Proposal. Pursuant to the NET Power Inc. 2023 Omnibus Incentive Plan, 20,468,545 shares of Class A Common Stock will be reserved for issuance pursuant to awards granted thereunder, plus an additional share reserve relating to the forfeiture provisions of the NET Power Inc. 2023 Omnibus Incentive Plan. For additional information, see “Incentive Plan Proposal.” The full text of the Equity Incentive Plan is attached hereto as Annex J.

Adjournment Proposal

RONI will ask its shareholders to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to RONI shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from RONI shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if RONI shareholders have elected to redeem an amount of the Class A Shares issued as part of the units in the RONI IPO such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by RONI from the Trust Account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing and the Interim Company Financing, and all cash on the consolidated balance sheet of RONI and its subsidiaries, minus transaction expenses (for RONI and for NET Power), equal no less than $200,000,000 after deducting any amounts paid to RONI shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied. For additional information, see “Adjournment Proposal.”

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, the NYSE Proposal and the Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal, and the Governing Documents Proposals are being submitted for approval on a non-binding advisory basis.

The RONI Board’s Reasons for the Transaction

RONI was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The RONI Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the RONI Board and management to identify, acquire and operate one or more businesses. The members of the RONI Board and management have extensive transactional experience, particularly in the broadly-defined sustainability and energy transition industries, including but not limited to, energy and power, energy and industrial technology and venture capital and growth equity investing.

In particular, the RONI Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination:

•        Global need for clean, reliable, low-cost baseload power generation and NET Power’s potential to play a large role in servicing this need.    RONI’s management and the RONI Board believe that reliable, clean and low-cost baseload power generation is critical to the future of global energy systems. NET Power’s cost and expected reliability relative to leading alternatives, including renewables with energy storage, nuclear, geothermal, and hydrogen, make it a leading candidate to play a significant role in the future of energy. RONI management and the RONI Board believe that the recent global dislocations in the energy markets demonstrate the need for energy security, reliability and affordability and believe that the NET Power technology has the actionable potential to accomplish these objectives.

•        Satisfaction of a sufficient number of the acquisition criteria that RONI established to evaluate prospective business combination targets.    RONI management has been focused on identifying targets that would benefit from a partnership with the RONI team given its background in the energy sector. Targets for the RONI Board and RONI management focused on clean baseload generation satisfied RONI’s acquisition criteria by operating in high growth, large total addressable markets with favorable long-term market dynamics and, as a result, RONI management focused on those targets primarily. NET Power specifically was identified as a business with differentiated attributes that provided RONI management confidence in the prospects of the Company, particularly when compared to others in the clean baseload generation space that focus on geothermal, nuclear, hydrogen and other CCUS technologies.

•        Experienced management team.    The RONI Board determined that NET Power’s management team, taking into account the planned installation of Mr. Rice as the incoming Chief Executive Officer of NET Power Inc., is proven and positioned to successfully lead NET Power after the Business Combination. The RONI Board also believes the engineering and technical capabilities of the NET Power management team will allow them to successfully scale the technology from the demonstration facility to a utility-scale 300MWe facility.

•        Commitment from NET Power’s existing owners and stakeholders.    The RONI Board considered that NET Power has historically attracted capital investment and other support from well-regarded industry participants, including 8 Rivers, Constellation, OXY and BHES, an affiliate of Baker Hughes. Further, 8 Rivers, Constellation and OXY demonstrated support for the proposed Transaction with additional PIPE commitments in connection with the Business Combination. In addition, the Joint Commercial Committee, comprised of representatives from NET Power and NPI, has selected Odessa, NET Power’s first utility-scale project, as Serial Number 1, and the Board of NET Power was supportive of this decision.

•        NET Power’s post-closing financial condition.    The RONI Board also considered NET Power’s outlook and capital structure, taking into consideration that after consummation of the Business Combination, NET Power Inc. will have additional cash on its balance sheet, better positioning it to commercialize and deploy the NET Power technology. Furthermore, even under high-redemption scenarios considered by the RONI Board, the proceeds from the PIPE Financing are expected to be sufficient to fund the NET Power corporate operations and cash needs through commercialization of the first utility-scale facility, estimated to occur in 2026.

•        Valuation supported by financial analyses and due diligence.    The RONI Board determined that the valuation analyses conducted by RONI’s management team, based on NET Power’s historical private financing rounds and the implied valuations of those private financings, comparable companies analysis, and the Scenario Analysis, supported the equity valuation of NET Power. As part of this determination,

RONI’s management, the RONI Board, legal counsel, financial advisors, and consultants performed due diligence reviews of NET Power and discussed with NET Power management and certain stakeholders the technical, financial, operational, manufacturing and legal outlook of NET Power.

After consideration of the factors identified and discussed above, the RONI Board concluded that the potential benefits that it expected RONI and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the RONI Board unanimously determined that the Business Combination Agreement, including the Business Combination, were advisable, fair to, and in the best interests of, RONI and its shareholders. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

For more information about the RONI Board’s decision-making process concerning the Business Combination, please see the section entitled “Business Combination Proposal — The RONI Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements related to the Business Combination that have been executed or will be executed in connection with the closing of the Business Combination. For additional information, see “Business Combination Proposal — Related Agreements.”

Sponsor Letter Agreement

In connection with signing the Business Combination Agreement, RONI, our Sponsor, RONI Opco, NET Power and certain members of the RONI Board and/or management (collectively, the “Insiders”) entered into a letter agreement, dated December 13, 2022 (the “Sponsor Letter Agreement”), pursuant to which Sponsor and the Insiders agreed to (i) vote all of their shares of RONI in favor of the Business Combination Agreement; (ii) be bound by certain transfer restrictions in advance of Closing in respect of the shares of RONI each presently holds; and (iii) waive certain of the anti-dilution and conversion rights with respect to their shares of RONI and RONI Opco units, which had been granted in connection with the RONI IPO.

Pursuant to the Sponsor Letter Agreement, 1,000,000 RONI Interests held by Sponsor will be forfeited and canceled for no further consideration. Additionally, (i) 1,000,000 of Sponsor’s RONI Interests will be subject to forfeiture, and vest, incrementally, if the gross proceeds raised by RONI in connection with the Business Combination exceed $300,000,000 as of the Closing (incrementally vesting until the gross proceeds exceed $397,500,000); (ii) 552,536 of Sponsor’s RONI Interests will be subject to forfeiture, and vest if the gross proceeds exceed $397,500,000 as of the Closing; and (iii) 986,775 of Sponsor’s RONI Interests will be subject to forfeiture, and vest in equal one-third increments if, over any 20 trading days within any 30 consecutive trading-day period during the three years following the Closing, the trading share price of Class A Common Stock equals or exceeds $12.00 per share, $14.00 per share and $16.00 per share, respectively (or if RONI consummates a sale that would value such shares at the aforementioned thresholds).

Sponsor and RONI’s independent directors also agreed to be bound by certain “lock-up” provisions, pursuant to the terms and conditions of the Sponsor Letter Agreement, as follows: (i) 3,510,643 of Sponsor’s and the Insiders’ RONI Interests will be restricted from transfer for a period of one year following the Closing and (ii) 1,575,045 of Sponsor’s RONI Interests will be restricted from transfer for a period of three years following the Closing, in each case, subject to customary exceptions and potential early-release based on the stock price sustaining specified price thresholds for 20 trading days within any 30 consecutive trading-day period.

The foregoing description is qualified in its entirety by reference to the Sponsor Letter Agreement, which is attached hereto as Annex G.

Support Agreement

Concurrently with the execution of the Business Combination Agreement, RONI, Sponsor, NET Power and certain holders of NET Power equity (collectively, the “Company Unitholders”) entered into a Support Agreement (as amended pursuant to its terms, the “Support Agreement”), pursuant to which each Company Unitholder agreed to, among other things, (i) retain their respective equity interests, (ii) vote in favor of the Business Combination Agreement and the transactions contemplated thereby and (iii) be bound by certain other covenants and agreements related to the Business Combination.

The foregoing description is qualified in its entirety by reference to the Support Agreement, which is attached hereto as Annex H-1 and Annex H-2.

Amended and Restated Joint Development Agreement

On December 13, 2022, NET Power entered into the Amended and Restated JDA with RONI, RONI Opco, NPI, and NPT. The Amended and Restated JDA amends and restates the Original JDA, which was entered into in connection with a capital investment by BHES into NET Power (described below), to allow for the joint development of a turbo expander prototype for use in Power Plants (as defined in the Amended and Restated JDA), including a combustor (the “Joint Development”).

The development work to be undertaken by NPI and related milestones are described in statements of work. Subject to limited exceptions, NET Power will be required to reimburse NPI for all costs associated with the performance of its obligations under the applicable statement of work. A percentage of such reimbursement, to be selected by NET Power prior to Closing in accordance with the terms of the Amended and Restated JDA, will be paid in cash with the remaining amount being paid via issuance of additional Class A Units of RONI Opco and Class B Common Stock to NPI or its designee. Similarly, NET Power will be required to reimburse NPI for certain cost overruns through a combination of cash and issuance of securities, as provided in the Amended and Restated JDA. Furthermore, NPI or its designee will receive additional Class A Units of RONI Opco and Class B Common Stock of RONI in up to an amount equal to the product of 64,799 and the Exchange Ratio (as defined in the Amended and Restated JDA), upon the achievement of certain milestones and the occurrence of certain other events. Additionally, NPI (or its designee) shall receive 47,000 shares of NET Power immediately prior to the Closing of the Business Combination per the Change of Control (as defined in the Amended and Restated JDA) terms of the Amended and Restated JDA.

The Amended and Restated JDA is subject to customary covenants, representations and warranties. The term of the Amended and Restated JDA expires on the later of February 3, 2027 or the completion or termination of the statements of work, unless terminated earlier in accordance with the agreement. Either of NET Power or BH may terminate the Amended and Restated JDA upon 15 days’ prior notice to the other parties in the event of occurrence or continuation of certain events or material breaches of the terms of the Amended and Restated JDA. Furthermore, BH may terminate the Amended and Restated JDA upon the occurrence of a change of control, other than the Business Combination.

Stockholders’ Agreement

Pursuant to the Business Combination Agreement, in connection with the Closing, RONI, RONI Opco, and certain Existing NET Power Holders will enter into the Stockholders’ Agreement, a copy of the form of which is attached to this proxy statement as Annex E, which provides that, among other things, (i) the NET Power Inc. Board is expected to initially consist of 10 members (which may be increased to comply with independence requirements), (ii) the holders of a majority of the Company Interests (as defined in the Stockholders’ Agreement) held by the Sponsor Holders (as defined in the Stockholders’ Agreement) will have the right to designate one director for appointment or election to the NET Power Inc. Board for so long as the Sponsor Holders hold at least 5% of the issued and outstanding voting interests of NET Power Inc. or Sponsor’s Percentage Interest represents at least 50% of its Initial Percentage Interest, (iii) OXY will have the right to designate three directors for appointment or election to NET Power Inc. Board for so long as OXY holds at least 25% of the issued and outstanding voting interests of NET Power Inc., the right to designate two directors for appointment or election to the NET Power Inc. Board for so long as OXY holds at least 20% of the issued and outstanding voting interests of NET Power Inc. and the right to designate one director for appointment or election to the NET Power Inc. Board for so long as OXY holds at least 10% of the issued and outstanding voting interests of NET Power Inc., (iv) 8 Rivers will have the right to designate one director for appointment or election to NET Power Inc. Board, with such director being independent, for so long as 8 Rivers holds at least 10% of the issued and outstanding voting interests of NET Power Inc. or 8 Rivers’ Percentage Interest represents at least 50% of its Initial Percentage Interest, (v) Constellation will have the right to designate one independent director for appointment or election to the NET Power Inc. Board, with such director being independent, for so long as Constellation holds at least 10% of the issued and outstanding voting interests of NET Power Inc. or Constellation’s Percentage Interest represents at least 50% of its Initial Percentage Interest, (vi) the NET Power Inc. Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of NET Power Inc. for appointment or election to the NET Power Inc. Board during the term of the Stockholders’ Agreement and (vii) the Board shall designate (at least) three Independent Directors to serve on NET Power Inc. Board during the term of the Stockholders’ Agreement. If the director nominated by the Sponsor Holders is not reasonably determined, based on the advice of NET Power Inc.’s counsel, to be an “independent director” for purposes of NYSE rules, or if the NET Power Inc. Board otherwise fails to satisfy the independence requirements of NYSE rules, NET Power Inc. Board shall be permitted in its sole discretion to increase the size of the Board to up to 13 members, and to fill the three additional directorships with three additional “independent directors” nominated by the NET Power Inc. Board.

Additionally, pursuant to the terms of the Stockholders’ Agreement, the Existing NET Power Holders party thereto will be granted certain customary registration rights. Also, the Existing NET Power Holders party to the Stockholders’ Agreement will be subject to a lock-up period from the Closing Date (as defined in the Stockholders’ Agreement) on transferring their equity interests in NET Power Inc. and RONI Opco that were received pursuant to the Business Combination Agreement, with 33 1/3% of the Company Interests (as defined in the Stockholders’ Agreement) issued to each of the Existing NET Power Holders party to the Stockholders’ Agreement pursuant to the Business Combination Agreement being subject to a three-year lock-up (subject to early expiration based on the per share trading price of Class A Common Stock), and 66 2/3% of the Company Interests issued to each of the Existing NET Power Holders party to the Stockholders’ Agreement pursuant to the Business Combination Agreement being subject to a one-year lock-up (subject to early expiration based on the per share trading price of Class A Common Stock).

The foregoing description is qualified in its entirety by reference to the Stockholders’ Agreement, which is attached hereto as Annex E.

Tax Receivable Agreement

The future exchange of Opco Units for Class A Common Stock (or cash) pursuant to the Opco LLC Agreement may produce favorable tax attributes for NET Power Inc. The resulting anticipated tax basis adjustments may increase (for applicable income tax purposes) NET Power Inc.’s depreciation and amortization deductions and therefore may reduce the amount of income tax it would be required to pay in the future in the absence of this increased basis. This increased tax basis may also decrease the gain (or increase the loss) on future dispositions of certain assets to the extent the tax basis is allocated to those assets.

Concurrently with the completion of the Business Combination, NET Power Inc. will enter into the Tax Receivable Agreement, in substantially the form attached to this proxy statement/prospectus as Annex K. Pursuant to the Tax Receivable Agreement, NET Power Inc. will be required to pay to certain Opco Unitholders 75% of the tax savings that NET Power Inc. realizes as a result of increases in tax basis in Opco’s assets resulting from the future exchange of Opco Units for Class A Common Stock (or cash) pursuant to the Opco LLC Agreement, as well as certain other tax benefits, including tax benefits attributable to payments under the Tax Receivable Agreement. Further, to the extent that RONI does not make payments under the Tax Receivable Agreement when due, as a result of having insufficient funds or otherwise, interest will generally accrue at a rate equal to SOFR plus 100 basis points, or in some cases SOFR plus 600 basis points, until paid. Nonpayment of NET Power Inc.’s obligations for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement, and therefore may accelerate payments due under the Tax Receivable Agreement resulting in a lump-sum payment, which may be substantial. If NET Power Inc. does not have sufficient funds to pay its obligations under the Tax Receivable Agreement, it may borrow funds and thus its liquidity and financial condition could be materially and adversely affected.

The increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of public shares at the time of the exchange, whether such exchanges are taxable, the amount and timing of the taxable income NET Power Inc. generates in the future, the U.S. federal and state tax rates then applicable, and the portion of its payments under the Tax Receivable Agreement constituting imputed interest. Payments under the Tax Receivable Agreement are expected to give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest, depending on the circumstances. Any such benefits are covered by the Tax Receivable Agreement and will increase the amounts due thereunder. In addition, the Tax Receivable Agreement will provide for interest, generally at a rate equal to SOFR plus 100 basis points or in some cases SOFR plus 600 basis points, accrued from the due date (without extensions) of NET Power Inc.’s U.S. federal income tax return for the year to which the payment relates to the date of payment under the Tax Receivable Agreement.

The payments that NET Power Inc. will be required to make under the Tax Receivable Agreement may be substantial, and any such payments will reduce cash that would otherwise have been available to NET Power Inc. for other uses, some of which could benefit the holders of NET Power Inc. shares. Furthermore, NET Power Inc.’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that NET Power Inc. determines. Although NET Power Inc. is not aware of any issue that would cause the U.S. Internal Revenue Service, or IRS, to challenge a tax basis increase or other tax attributes subject to the Tax Receivable Agreement, if any subsequent disallowance of tax basis or other benefits were so determined by the IRS, generally NET Power Inc. would not be reimbursed for any payments previously made under the Tax Receivable Agreement (although it would generally reduce future amounts otherwise payable under the Tax Receivable Agreement). As a result, the amounts that NET Power Inc. pays under the Tax Receivable Agreement may significantly exceed the actual tax savings that it ultimately realizes. NET Power Inc. may need to incur debt to finance payments under the Tax Receivable Agreement to the extent its cash resources are insufficient to meet its obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise. In these situations, NET Power Inc.’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that NET Power Inc. will be able to finance its obligations under the Tax Receivable Agreement.

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless NET Power Inc. exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement (subject to certain assumptions), or certain other acceleration events, including a Change of Control (as defined in the Tax Receivable Agreement), occur.

The foregoing description is qualified in its entirety by reference to the Tax Receivable Agreement, which is attached hereto as Annex K.

Amended and Restated Limited Liability Company Agreement of Opco

Following the Business Combination, NET Power Inc. will be organized in an “Up-C” structure, such that RONI and the subsidiaries of RONI will hold and operate substantially all of the assets and business of NET Power, and RONI will be a publicly listed holding company that will hold equity interests in NET Power. At Closing, RONI Opco will amend and restate its limited liability company agreement in its entirety.

The foregoing description is qualified in its entirety by reference to the Opco LLC Agreement, which is attached hereto as Annex F.

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement on December 13, 2022, RONI entered into subscription agreements (the “2022 Subscription Agreements”) with certain investors (the “2022 PIPE Investors”) and in April 2023, RONI entered into additional subscription agreements (the “2023 Subscription Agreements” and, together with the 2022 Subscription Agreements, the “Subscription Agreements”) with certain investors (the “2023 PIPE Investors” and, together with the 2022 PIPE Investors, the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and RONI has agreed to issue and sell to the PIPE Investors, an aggregate of 49,044,995 shares of Class A Common Stock following its Domestication for an aggregate purchase price of $490,449,950, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). Each Subscription Agreement contains customary representations and warranties of RONI, on the one hand, and the PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Business Combination immediately following the consummation of the PIPE Financing.

The foregoing description is qualified in its entirety by reference to the form of Subscription Agreement, which is attached hereto as Annex I.

Organizational Structure

The following diagrams illustrate, in simplified terms, the current structure of RONI and NET Power prior to the consummation of the Business Combination.

Pre-Combination RONI

RONI Public Shareholders
34,500,000 Class A Shares
8,625,000 public warrants
Rice Acquisition Sponsor II LLC ("Sponsor")
Independent Directors
2,500 Class A Shares
8,535,000 Class B Shares
10,900,000 private placement warrants
90,000 Class B Shares
Rice Acquisition Corp. II ("RONI")
90,000 Class B Opco Units
100 Class A Opco Units
8,534,900 Class B Opco Units
Managing Member
34,502,500 Class A Opco Units
19,525,000 Opco warrants
Rice Acquisition Holdings II LLC ("RONI Opco")

Pre-Combination NET Power

8 Rivers
Constellation
Baker Hughes
Oxy
Other
21.9%
26.3%
5.3%
40.5%
6.0%
NET Power

The following three diagrams illustrate, in simplified terms, the structure of NET Power Inc. following the consummation of the Business Combination under each of the No Redemption, Illustrative Redemption and Maximum Redemption scenarios. Each diagram also assumes the following: (i) no exercise of any warrants that will remain outstanding after consummation of the Business Combination (for more information on the dilutive effect of warrant, please see “— Ownership of NET Power Inc.” below), (ii) Share Forfeitures by the Sponsor in the aggregate amount of 1,986,775 shares of Class A Common Stock pursuant to the Sponsor Letter Agreement and (iii) no issuance of NET Power shares pursuant to the Amended and Restated JDA after the date hereof.

Post-Combination — No Redemption Scenario

Public Stockholders
PIPE Investors
Existing NET Power Holders
34,500,000 Class A Shares + 8,625,000 public warrants (15.2% economic interest and 15.2% voting interest)
49,044,995 Class A Shares (21.6% economic interest and 21.6% voting interest)
137,192,563 Class B Shares (0% economic interest and 60.3% voting interest)
Former RONI Independent Directors
Sponsor
90,000 Class B Shares (0% economic interest and less than 0.1% voting interest)
2,500 Class A Shares + 6,548,225 Class B Shares + 10,900,000 private placement warrants (less than 0.1% economic interest and 2.9% voting interest)
NET Power Inc.
83,547,495 Opco Class A Units + 19,525,000 Opco Warrants (36.7% economic interest)
100 Opco Class A Units + 6,548,125 Opco Class B Units (2.9% economic interest)
NET Power Operations LLC (“Opco”)
90,000 Opco Class B Units (less than 0.1% economic interest)
137,192,563 Opco Class A Units (60.3% economic interest)
Topo Buyer Co, LLC
NET Power, LLC

Post-Combination — Illustrative Redemption Scenario

PIPE Investors
Public Stockholders
Existing NET Power Holders
49,044,995 Class A Shares (23.3% economic interest and 23.3% voting interest)
17,755,000 Class A Shares + 8,625,000 public warrants (8.4% economic interest and 8.4% voting interest)
137,192,563 Class B Shares (0% economic interest and 65.1% voting interest)
Former RONI Independent Directors
Sponsor
90,000 Class B Shares (0% economic interest and less than 0.1% voting interest)
2,500 Class A Shares + 6,548,225 Class B Shares + 10,900,000 private placement warrants (less than 0.1% economic interest and 3.1% voting interest)
NET Power Inc.
66,802,495 Opco Class A Units + 19,525,000 Opco Warrants (31.7% economic interest)
100 Opco Class A Units + 6,548,125 Opco Class B Units (3.1% economic interest)
NET Power Operations LLC (“Opco”)
90,000 Opco Class B Units (less than 0.1% economic interest)
137,192,563 Opco Class A Units (65.1% economic interest)
Topo Buyer Co, LLC
NET Power, LLC

Post-Combination — Maximum Redemption Scenario

PIPE Investors
Public Stockholders
Existing NET Power Holders
49,044,995 Class A Shares (25.3% economic interest and 25.3% voting interest)
1,010,000 Class A Shares + 8,625,000 public warrants (0.5% economic interest and 0.5% voting interest)
137,192,563 Class B Shares (0% economic interest and 70.8% voting interest)
Former RONI Independent Directors
Sponsor
90,000 Class B Shares (0% economic interest and 0.1% voting interest)
2,500 Class A Shares + 6,548,225 Class B Shares + 10,900,000 private placement warrants (less than 0.1% economic interest and 3.4% voting interest)
NET Power Inc.
50,057,495 Opco Class A Units+ 19,525,000 Opco Warrants (25.8% economic interest)
100 Opco Class A Units + 6,548,125 Opco Class B Units (3.4% economic interest)
NET Power Operations LLC (“Opco”)
90,000 Opco Class B Units (0.1% economic interest)
137,192,563 Opco Class A Units (70.8% economic interest)
Topo Buyer Co, LLC
NET Power, LLC

Ownership of NET Power Inc.

The following table presents the share ownership of various holders of NET Power Inc. upon the closing of the Business Combination, does not give effect to the potential exercise of any warrants and otherwise assumes the following redemption scenarios:

No Redemption:    This scenario assumes that no Class A Shares are redeemed from RONI’s public shareholders.

Illustrative Redemption:    This scenario assumes that 50% or 16,745,000 Class A Shares held by RONI’s public shareholders (not including the 1,010,000 Class A Shares purchased by certain members of the Rice family in connection with the RONI IPO that they have agreed not to redeem) are redeemed. Other than the $5,000,001 net tangible asset requirement and the 15% threshold described above, RONI has no specified maximum redemption threshold under its amended and restated memorandum and articles of association. The Minimum Available Cash Condition is expected to be met with the proceeds of the PIPE Financing (including any portion provided in the form of Interim Company Financing).

Maximum Redemption:    This scenario assumes 100% or 33,490,000 Class A Shares held by RONI’s public shareholders (not including the 1,010,000 Class A Shares purchased by certain members of the Rice family in connection with the RONI IPO that they have agreed not to redeem) are redeemed for an aggregate payment of approximately $334,900,000 plus interest earned on the funds held in the Trust Account and not previously released to RONI to pay its taxes. Other than the $5,000,001 net tangible asset requirement, which is expected to be met with the proceeds of the PIPE Financing, and the limitation on any group redeeming in excess of 15% of total outstanding shares described above, RONI has no specified maximum redemption threshold under its amended and restated memorandum and articles of association. As noted above, the Minimum Available Cash Condition is still expected to be met with the proceeds of the PIPE Financing (including any portion provided in the form of Interim Company Financing).

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
Public Shareholders	34,500,000	15.2%	17,755,000	8.4%	1,010,000	0.5%
Sponsor and Affiliates(1)(2)	6,640,725	2.9%	6,640,725	3.2%	5,088,188	3.4%
Existing NET Power Holders	137,192,563	60.3%	137,192,563	65.1%	137,192,563	70.8%
PIPE Investors	49,044,995	21.6%	49,044,995	23.3%	49,044,995	25.3%
Total	227,378,282	100.0%	210,633,282	100.0%	193,888,282	100.0%
Implied Value per Share(3)	$9.71		$9.68		$9.66
Effective Underwriting Commission(4)	2.6%		2.7%		3.0%

____________

(1)      Represents the shares of Class A Common Stock owned upon conversion of the shares of Class B Common Stock and, in the case of the Sponsor, taking into account (i) the 2,500 Class A Shares purchased by the Sponsor in connection with the RONI IPO and (ii) assuming Share Forfeitures in an aggregate amount of 1,986,775 shares pursuant to the Sponsor Letter Agreement. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

(2)      Does not include (i) 1,010,000 Class A Shares purchased by certain members of the Rice family in connection with the RONI IPO (that they have agreed not to redeem) or (ii) the 11,495,000 shares purchased in the PIPE Financing by certain members of the Rice family and their friends and certain members of RONI management.

(3)      Assumes (i) a fully distributed enterprise value of $2,207,375,577 of NET Power Inc. upon consummation of the Business Combination, (ii) $345 million of funds in the Trust Account less any redemption amounts, (iii) approximately $490 million of cash proceeds received from the PIPE Financing and (iv) no exercise of any warrant that remains outstanding after consummation of the Business Combination regardless of redemption levels.

(4)      Calculated using total underwriting commissions of $21,698,940, $18,249,470 and $14,800,000 for No Redemption, Illustrative Redemption and Maximum Redemption, respectively, and by dividing such underwriting commissions by cash proceeds received from (i) the Trust Account net of any redemption amounts and (ii) the PIPE Financing.

If the actual facts are different from the assumptions or the scenarios presented above, the interests of RONI shareholders and other estimates set forth in this proxy statement/prospectus set forth above will differ and such differences may be material.

The scenarios above do not give effect to the potential exercise of any warrants. The maximum number of warrants currently expected to be outstanding at the closing includes 8,625,000 warrants to be issued upon the exchange of outstanding public warrants and 10,900,000 private placement warrants held by Sponsor. If each such warrant were exercisable and exercised following completion of the Business Combination, with proceeds to NET Power Inc. of approximately $224.5 million, then ownership of NET Power Inc. would be as follows:

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
Public Shareholders	43,125,000	17.5%	26,380,000	11.5%	9,635,000	4.5%
Sponsor and Affiliates(1)(2)	17,540,725	7.1%	17,540,725	7.6%	17,540,725	8.2%
Existing NET Power Holders	137,192,563	55.6%	137,192,563	59.6%	137,192,563	64.3%
PIPE Investors	49,044,995	19.9%	49,044,995	21.3%	49,044,995	23.0%
Total	246,903,283	100.0%	230,158,283	100.0%	213,413,283	100.0%
Implied Value per Share(3)	$9.85		$9.84		$9.83
Effective Underwriting Commission(4)	2.1%		2.0%		2.0%

____________

(1)      Represents the shares of Class A Common Stock owned upon conversion of the shares of Class B Common Stock and, in the case of the Sponsor, taking into account (i) the 2,500 Class A Shares purchased by the Sponsor in connection with the RONI IPO and (ii) assuming Share Forfeitures in an aggregate amount of 1,986,775 shares pursuant to the Sponsor Letter Agreement. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

(2)      Does not include (i) 1,010,000 Class A Shares purchased by certain members of the Rice family in connection with the RONI IPO (that they have agreed not to redeem) or (ii) the 11,495,000 shares purchased in the PIPE Financing by certain members of the Rice family and their friends and certain members of RONI management.

(3)      Assumes (i) a fully distributed enterprise value of $2,207,375,577 of NET Power Inc. upon consummation of the Business Combination, (ii) $345 million of funds in the Trust Account less any redemption amounts, (iii) approximately $490 million of cash proceeds received from the PIPE Financing and (iv) the cash exercise of all 8,625,000 warrants to be issued upon the exchange of outstanding public warrants and 10,900,000 private placement warrants held by Sponsor at a strike price of $11.50 (all of which will remain outstanding after consummation of the Business Combination regardless of redemption levels).

(4)      Calculated using total underwriting commissions of $21,698,940, $18,249,470 and $14,800,000 for No Redemption, Illustrative Redemption and Maximum Redemption, respectively, and by dividing such underwriting commissions by cash proceeds received from (i) the Trust Account net of any redemption amounts, (ii) the PIPE Investment and (iii) exercise of the warrants.

The amount of proceeds to NET Power Inc. upon the exercise of all outstanding warrants following the completion of the Business Combination could be nil, as (i) all such warrants are exercisable on a cashless basis under certain circumstances and (ii) the public warrants may be redeemed for $0.01 per warrant under certain circumstances. To the extent that some or all of the warrants are exercised on a cashless basis or redeemed for $0.01 per warrant, both scenarios would reduce the number of shares to be issued as described in the table above and thereby lessen the dilutive effect of the warrants being exercised for cash. For further information on the circumstances in which the public warrants and the private placement warrants may be exercised on a cashless basis, please see the section entitled “Description of NET Power Inc. Securities.” For further information regarding our post-combination capital structure, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

In addition, Sponsor will not receive additional securities pursuant to an anti-dilution adjustment based on NET Power’s additional financing activities, as Sponsor waived any rights to anti-dilution adjustments pursuant to Section 2 of the Sponsor Letter Agreement; however, if Sponsor elects to participate in either (i) any Permitted Equity Financing pursuant to Section 6.12 of the Business Combination Agreement or (ii) the funding of Permitted Buyer Party Indebtedness pursuant to Section 5.2(vi) of the Business Combination Agreement, Sponsor may receive Class A Shares or warrants, respectively (the conversion of indebtedness into warrants is provided for in Section 5.2(iii) of the Business Combination Agreement). Pursuant to Section 6.12(a) of the Business Combination Agreement, any such issuance of Class A Shares in connection with a Permitted Equity Financing shall be conducted at a price per share no less than, $10.00, and proceeds raised from Permitted Equity Financing shall not exceed

$400,000,000 in the aggregate without the prior written consent of RONI. Pursuant to Section 5.2(vi) of the Business Combination Agreement, the indebtedness converted into warrants shall not exceed $4,000,000 in the aggregate without the prior written consent of RONI. Furthermore, the occurrence of any Permitted Equity Financing or Permitted Buyer Party Indebtedness may have a dilutive effect on existing RONI shareholders to the extent additional Class A Common Stock is issued directly or upon exercise of any additional warrants.

Sources and Uses for the Business Combination

The following tables summarizes the estimated sources and uses for funding the Business Combination under each of the redemption scenarios described above.

No Redemption Scenario

Sources of Funds		Uses of Funds
(in millions)		(in millions)
Cash in Trust Account	$345	NET Power Equity Rollover	$1,372
PIPE Financing	490	Cash to Pro Forma Balance Sheet	800
NET Power Equity Rollover	1,372	Transaction Fees & Expenses	35
Total Sources	$2,207	Total Uses	$2,207

Illustrative Redemption Scenario

Sources of Funds		Uses of Funds
(in millions)		(in millions)
Cash in Trust Account	$178	NET Power Equity Rollover	$1,372
PIPE Financing	490	Cash to Pro Forma Balance Sheet	636
NET Power Equity Rollover	1,372	Transaction Fees & Expenses	32
Total Sources	$2,040	Total Uses	$2,040

Maximum Redemption Scenario

Sources of Funds		Uses of Funds
(in millions)		(in millions)
Cash in Trust Account	$10	NET Power Equity Rollover	$1,372
PIPE Financing	490	Cash to Pro Forma Balance Sheet	472
NET Power Equity Rollover	1,372	Transaction Fees & Expenses	28
Total Sources	$1,872	Total Uses	$1,872

Date, Time and Place of Extraordinary General Meeting of RONI’s Shareholders

The extraordinary general meeting of RONI, will be on June 6, 2023 at 11:00 a.m., Eastern Time, which will be held at 609 Main Street, Houston, Texas 77002, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

RONI shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Ordinary Shares at the close of business on April 18, 2023, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each Ordinary Shares owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. The warrants do not have voting rights. As of the close of business on the record date, there were 43,127,500 Ordinary Shares issued and outstanding, of which 34,500,000 were issued and outstanding public shares.

Quorum and Vote of RONI Shareholders

A quorum of RONI shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if holders of one-third of the issued and outstanding Ordinary Shares entitled to vote as of the record date at the extraordinary general meeting are present or represented by proxy. As of the record date for the extraordinary general meeting, 14,375,834 Ordinary Shares would be required to achieve a quorum.

Pursuant to the Sponsor Letter Agreement, Sponsor and the Insiders (as defined below) have agreed to, among other things, vote all of their Ordinary Shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, Sponsor and the Insiders own approximately 20% of the issued and outstanding Ordinary Shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)     Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)    Domestication Proposal:    The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)   Charter Proposal:    The approval of the Charter Proposal requires a special resolution, being the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)   Governing Documents Proposals:    The separate approval of each of the Governing Documents Proposals requires, on a non-binding advisory basis, an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)    Director Election Proposal:    The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the Class B Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)   NYSE Proposal:    The approval of the NYSE Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)  Equity Incentive Plan Proposal:    The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(viii) Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to RONI’s amended and restated memorandum and articles of association, any holders of Class A Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds a portion of the proceeds of the RONI IPO and the sale of the private placement warrants (calculated as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $350 million as of December 31, 2022, the estimated per share redemption price would have been approximately $10.14. Public shareholders may elect to redeem their shares even if they vote for the Business Combination. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the RONI IPO without the prior consent of RONI. Any beneficial holder of Class A Shares on whose behalf a redemption right is being exercised must identify itself to RONI in connection with any redemption election in order to validly elect to redeem such Class A Shares.

Each redemption of Class A Shares by RONI’s public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $350 million as of December 31, 2022. The Business Combination Agreement provides that NET Power’s obligation to consummate the Business Combination is conditioned on the Available Cash equaling no less than $200 million after deducting any amounts paid to RONI shareholders that exercise their redemption rights in connection with the Business Combination. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of holders of public shares, this condition is not met or is not waived, then NET Power may elect not to consummate the Business Combination. In addition, in no event will RONI redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in RONI’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. RONI shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of RONI — Redemption Rights” to properly redeem their public shares.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. RONI has engaged D.F. King & Co. to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of RONI — Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the RONI Board to vote in favor of the Business Combination, shareholders should be aware that aside from their interests as shareholders, Sponsor and certain members of the RONI Board and officers have interests in the Business Combination that may be different from, or in addition to, those of other shareholders generally. The RONI Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, approving the Business Combination and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

•        the fact that the RONI Initial Shareholders and RONI directors and officers have agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that Sponsor paid an aggregate of $26,000 for the Founder Shares, 2,500 Class A Shares and 100 Class A Units of Opco, and upon the completion of the Business Combination, Sponsor ultimately expects to receive 6,548,225 Class B Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and such securities, along with the 2,500 Class A Shares, will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at $67.2 million based on the closing price of $10.23 per public share on the NYSE on March 31, 2023, resulting in a theoretical gain of $67.2 million, but, given the restrictions on such shares, RONI believes such shares have less value. If the Business Combination is not consummated, Sponsor will lose such theoretical gain;

•        the fact that the RONI Initial Shareholders and RONI directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if RONI fails to complete an initial business combination by June 18, 2023 resulting in a loss of approximately $10,900,000;

•        the fact that Sponsor paid an aggregate of $10,900,000 for its 10,900,000 private placement warrants to purchase Class A Shares and that such private placement warrants will expire worthless if a business combination is not consummated by June 18, 2023;

•        the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any working capital loans made by Sponsor or any of its affiliates to RONI may be converted into warrants to purchase Class A Shares at a price of $1.00 per warrant at the option of the lender;

•        the fact that RONI’s officers and directors, other than RONI’s independent directors, collectively own, directly or indirectly, a material interest in Sponsor;

•        the anticipated designation of Daniel J. Rice, IV as the Chief Executive Officer and director of NET Power Inc. and J. Kyle Derham as a director of NET Power Inc. following the Business Combination;

•        the continued indemnification of RONI existing directors and officers under the Existing Governing Documents and the continuation of RONI’s directors’ and officers’ liability insurance after the Business Combination;

•        the fact that Sponsor and RONI’s officers and directors will lose their entire investment of approximately $10,900,000 in RONI and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by June 18, 2023. As of the date of this proxy statement/prospectus, other than as described in this proxy statement/prospectus, there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and RONI’s officers and directors are awaiting reimbursement. As described above, following the Business Combination, Sponsor ultimately expects to receive 6,548,225 Class B Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and each of RONI’s three independent directors held 30,000 Founder Shares. Additionally, Sponsor purchased 10,900,000 private placement warrants to purchase Class A Shares simultaneously with the consummation of the RONI IPO for an aggregate purchase price of $10,900,000. The 6,548,225 Class B Shares expected to be owned by Sponsor, along with its 2,500 Class A Shares, would have had an aggregate market value of $67.2 million based upon the closing price of $10.23 per public share on the NYSE on March 31, 2023. The 10,900,000 private placement warrants held by Sponsor would have had an aggregate market value of $16.0 million based upon the closing price of $1.465 per public warrant on the NYSE on March 31, 2023;

•        the fact that if the Trust Account is liquidated, including in the event RONI is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify RONI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which RONI has entered into an acquisition agreement or claims of any third party for services rendered or products sold to RONI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        Sponsor and its affiliates can earn a positive rate of return on their investment, even if other RONI shareholders experience a negative rate of return in the post-business combination company; and

•        the terms and provisions of the Related Agreements as set forth in detail under “Business Combination Proposal — Related Agreements.”

These interests may influence our directors in making their recommendations that you vote in favor of the approval of the Business Combination.

Recommendation to Shareholders of RONI

The RONI Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of RONI and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the Governance Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RONI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Public Shareholders.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of RONI as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of NET Power Inc. immediately following the Domestication will be the same as those of RONI immediately prior to the Domestication.

The Business Combination

RONI was formed on February 2, 2021. It is the managing member of RONI Opco, which was formed February 3, 2021, as a result of its 34,502,000 Class A units of RONI Opco, and Sponsor and the RONI independent directors are the members of RONI Opco. Upon formation of RONI Opco, Sponsor held 100 Class A units of RONI Opco and 8,534,900 Class B units of RONI Opco, and RONI’s independent directors held 90,000 Class B units of RONI Opco. Due to RONI Opco’s limited liability company structure functioning like a limited partnership with RONI as the managing member having decision making authority and the limited partners not having any kick-out rights nor substantive participating rights, it was considered a variable interest entity (“VIE”). On June 15, 2021, the IPO of RONI generated $345.0 million in cash that was subsequently contributed to RONI Opco for purposes of effecting the Business Combination at a later date. On July 26, 2022, RONI and NET Power executed a letter of intent to execute the Business Combination. On December 5, 2022, Buyer was formed as a wholly-owned subsidiary of RONI Opco, and Merger Sub was formed as a wholly-owned subsidiary of Buyer. Upon formation and through the Business Combination, neither Buyer nor Merger Sub had significant pre-combination activities or material assets, liabilities, revenues or operations, and they were each were determined to be non-substantive entities as it relates to the Business Combination. Under the proposed structure of the Business Combination, NET Power will be acquired by and will merge with and into Merger Sub in exchange for 137.2 million Class A units of RONI Opco (economic, non-voting) and 137.2 million shares of Class B Common Stock of RONI (voting, non-economic).

In accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, the Business Combination triggers a VIE reconsideration event due to RONI Opco’s status as a VIE and due to its acquisition of NET Power through its 100% owned subsidiaries, Buyer and Merger Sub. Based on the organization of the Up-C structure, in applying a bottom-up approach to determining the consolidation of the entities involved in the Business Combination, NET Power, a previously unconsolidated entity having no common control relationship with of the entities involved in the Up-C structure, is considered to be acquired by RONI Opco as a result of it being wholly-owned by Buyer, a wholly-owned subsidiary of RONI Opco, with Buyer being considered a non-substantive entity. RONI Opco, which will subsequently be renamed to NET Power Operations LLC, will continue to be considered a VIE after the Business Combination, with RONI as its primary beneficiary. RONI was determined to be the primary beneficiary of RONI Opco before and after the acquisition of NET Power because RONI will ultimately be the sole managing member of RONI Opco, having the power to control the most significant activities of RONI Opco (through which it will also control NET Power), while RONI will also have an economic interest that provides it with the ability to participate significantly in RONI Opco’s benefits and losses under all redemption scenarios. RONI Opco, which will subsequently be renamed to NET Power Operations LLC, will continue to be considered a VIE after the Business Combination because it will continue to function like a limited partnership with a managing member, over whom the limited partners will lack both substantive kick-out and participating rights. As a result, NET Power will be treated as the “acquired” company for financial reporting purposes. Accordingly, since NET Power meets the definition of a business in ASC 805, for accounting purposes the Business Combination represents an acquisition of a business by RONI, and NET Power’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value. The purchase consideration for the acquisition of NET Power consisted of the issuance of 137.2 million shares of newly issued Class B Common Stock of RONI, valued at $10.00 per share to arrive at a total consideration of $1.4 billion.

Emerging Growth Company

RONI is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. RONI has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, RONI, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of RONI’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the RONI IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period.

Smaller Reporting Company

Additionally, RONI is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Ordinary Shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30.

Risk Factor Summary

In evaluating the Business Combination and the proposals to be considered and voted on at the extraordinary general meeting, you should carefully review and consider the risk factors discussed or referenced below and set forth under the section entitled “Risk Factors” elsewhere in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances discussed or referenced below or in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of RONI and NET Power to complete the Business Combination and (ii) the business, cash flows, financial condition and results of operations of NET Power Inc. following consummation of the Business Combination.

Risks Related to NET Power’s Financial Position and Need for Additional Capital

•        We have incurred significant losses since inception, we anticipate that we will continue to incur losses in the future, and we may not be able to achieve or maintain profitability.

•        There is doubt about our ability to continue as a going concern, and we may require additional future funding to continue as a going concern if the transactions contemplated herein are not completed.

Risks Related to NET Power’s Business and Industry

•        We face significant barriers in our attempts to deploy our technology and may not be able to successfully develop our technology. If we cannot successfully overcome those barriers, it could adversely impact our business and operations.

•        The technology we are developing will rely on complex machinery for its operation and deployment involves a significant degree of risk and uncertainty in terms of operational performance and costs.

•        Our deployment plans rely on the development and supply of turbomachinery and process equipment by NPI pursuant to a joint development agreement. We and NPI may not be able to commercialize technology developed under our joint development relationship, and if we are unable to do so, or if such equipment fails to perform as expected, our ability to develop, market and license our technology could be harmed.

•        Our commercialization strategy relies heavily on our relationship with NPI, Occidental Petroleum Corporation (“Occidental”) and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate, and any such divergent interests or inability to replace could adversely impact our business and financial condition.

•        Our partners have not yet completed development of and finalized schedules for delivery of key process equipment to customers, and any setbacks we may experience during our first commercial delivery planned for 2026 and other demonstration and commercial missions could have material adverse effects on our business, financial condition and results of operations and could harm our reputation.

•        Manufacturing and transportation of key equipment may be dependent on open global supply chains. Supply chain issues could negatively impact deployment schedules.

•        Failure to ensure cost competitiveness by effectively incorporating updates to the design, construction and operations of the NET Power Cycle plants could reduce the marketability of the NET Power Cycle plant design and may negatively impact deployment schedules.

•        Manufacturing and construction issues not identified prior to design finalization, long-lead procurement and/or module fabrication could potentially be realized during production, fabrication or construction and may impact plant deployment cost and schedule, and such impact could adversely impact our business.

•        Our test facility has not yet overcome all power loads to provide net positive power delivery to the commercial grid during its operation. If initial commercial plants using the NET Power Cycle are unable to efficiently provide a net power output to the commercial grid, it will negatively impact our business.

•        We may encounter difficulty in attracting licensees prior to the deployment of an initial full-scale commercial plant. If we cannot successfully overcome the barriers to deploying a first full-scale plant, our business will be negatively impacted and could fail.

•        We expect a consortium led by NET Power to undertake the first commercial plant deployment to establish our technology. Such a deployment will require significant capital expenditure, and, depending on availability of capital, including grants, could require substantial capital investment from us and our partners. If we cannot establish a first commercial-scale plant, our business could fail.

•        Our future growth and success depend on our ability to license to customers and their ability to secure suitable sites. We have not yet entered into a binding contract with a customer to license the NET Power Cycle, and we may not be able to do so.

•        Conflicts of interest may arise because, prior to the consummation of the Business Combination, most of the members of our board of managers are representatives of our principal members, and following consummation of the Business Combination, several directors on the NET Power Inc. Board will be appointed by such principal members.

•        Our commercialization strategy relies heavily on our contractual relationship with Baker Hughes.

Risks Related to NET Power’s Market

•        The energy market continues to evolve and is highly competitive, so we may not be successful in competing in this industry or in establishing and maintaining confidence in our long-term business prospects among current partners, future partners and customers. The development and adoption of competing technology could materially and adversely affect our ability to license our technology.

•        The market for power plants implementing the NET Power Cycle is not yet established and there is limited infrastructure to efficiently transport and store carbon dioxide. If the market for power plants implementing the NET Power Cycle does not achieve the growth potential we expect or if it grows more slowly than expected, it could materially and adversely affect our business.

•        The cost of electricity generated from NET Power Cycle may not be cost competitive with other electricity generation sources in some markets, and such lack of competitiveness could materially and adversely affect our business.

Risks Related to Government Regulation of NET Power

•        Our business relies on the deployment of power plants that are subject to a wide variety of extensive and evolving government laws and regulations, including environmental laws and regulations. Changes in and/or failure to comply with such laws and regulations could have a material adverse effect on our business.

•        Our customers must obtain regulatory approvals and permits before they construct power plants using our technology, and approvals may be denied or delayed.

•        We and our potential licensees may encounter substantial delays in the design, manufacture, regulatory approval and launch of power plants, and that could prevent us and our licensees from commercializing and deploying our technology on a timely basis, if at all.

•        Any potential changes or reductions in available government incentives promoting greenhouse gas emissions projects, such as the Inflation Reduction Act’s financial assistance program funding installation of zero-emission technology, may adversely affect our ability to grow our business.

Risks Related to NET Power’s Intellectual Property

•        We are developing NET Power-owned intellectual property, but we rely heavily on the intellectual property we have in-licensed and which is core to the NET Power Cycle. The ability to protect these patents, patent applications and other proprietary rights may be challenged or may be faced with our inability or failure to obtain, maintain, protect, defend and enforce, exposing us to possible material adverse impacts on our business, competitive position and operating results.

•        We may lose our rights to some or all of the core intellectual property that is in-licensed by way of either the licensor not paying renewal fees or maintenance fees, or by way of third parties challenging the validity of the intellectual property, thereby resulting in competitors easily entering into the same market and decreasing the revenue that we receive from our customers, and this may adversely affect our ability to develop, market and license our technology.

•        Our patent applications may not result in issued patents and our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with commercialization of our technology.

Risks Related to the Business Combination, Ownership of Class A Common Stock and NET Power’s Status as Public Company

•        An active trading market for Class A Common Stock may not develop and you may not be able to sell your shares of Class A Common Stock.

•        Concentration of ownership among members of our senior management, our existing directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

•        We will incur significant increased costs to implement an effective system of internal controls as a result of operating as a public company, and our management will be required to devote substantial time to public company compliance initiatives. If we fail to maintain effective internal control over financial reporting and effective disclosure controls and procedures, we may not be able to accurately report our financial results in a timely manner or prevent fraud, and such inability may adversely affect investor confidence in our company.

•        Neither the RONI Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

•        The Initial Shareholders, certain other members of the RONI Board and RONI’s officers have interests in the Business Combination that are different from or are in addition to other RONI shareholders in recommending that RONI shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

•        Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of NET Power Inc., almost all of whom we expect to be from NET Power, and some of whom may join NET Power Inc. following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of NET Power Inc.

•        The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what NET Power Inc.’s actual financial position or results of operations would have been.

•        The price of NET Power Inc.’s Class A Common Stock and NET Power Inc. warrants may be volatile.

•        NET Power Inc. will be a holding company and its only material asset after completion of the Business Combination will be its interest in Opco, and it is accordingly dependent upon distributions made by Opco and its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends (it being understood that we do not anticipate paying any cash dividends on the Class A Common stock in the foreseeable future).

•        Upon consummation of the Business Combination, the rights of holders of Class A Common Stock arising under the Delaware General Corporation Law (the “DGCL”) and under the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A Shares arising under Cayman Islands law and under our current memorandum and articles of association.

•        Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect NET Power Inc.’s and Opco’s business and future profitability.

•        As a result of plans to expand our business operations, including to jurisdictions in which tax laws may not be favorable, our obligations may change or fluctuate, may become significantly more complex or may become subject to greater risk of examination by taxing authorities, and any such events could adversely affect our after-tax profitability and financial results.

•        Pursuant to the Tax Receivable Agreement, NET Power Inc. will be required to pay to certain Opco Unitholders 75% of the tax savings that NET Power Inc. realizes as a result of increases in tax basis in Opco’s assets resulting from the future exchange of Opco Units for shares of Class A Common Stock (or cash) pursuant to the Opco LLC Agreement, as well as certain other tax benefits, including tax benefits attributable to payments under the Tax Receivable Agreement, and those payments may be substantial.

•        In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits NET Power Inc. realizes or may be accelerated.

•        The Domestication may result in adverse tax consequences for Public Shareholders and holders of Public Warrants.

•        We may have been a PFIC, and such status could result in adverse United States federal income tax consequences to U.S. investors.

Risks Related to the Redemption

•        The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or to optimize the capital structure of NET Power Inc.

•        If third parties bring claims against RONI, the proceeds held in the Trust Account could be reduced, and the per share redemption amount received by shareholders may be less than $10.00 per share.

•        RONI does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for RONI to complete a business combination with which a substantial majority of its shareholders do not agree.

RISK FACTORS

RONI shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Related to NET Power’s Business

Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to the “we,” “us” or “our” refers to NET Power prior to the consummation of the Business Combination and, together, to Opco, including its subsidiaries, and NET Power Inc. following the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes and with other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NET Power Inc.”

Risks Related to Our Financial Position and Need for Additional Capital

We have incurred significant losses since inception, we anticipate that we will continue to incur losses in the future, and we may not be able to achieve or maintain profitability.

We have generated limited revenue and incurred significant losses since our inception, including an operating loss of $50.0 million for the year ended December 31, 2022. We have financed our operations to date primarily through the issuance of equity. We have not yet commercialized the NET Power Cycle and may never do so successfully, and, as a result, it is difficult for us to predict our future operating results. Our future operating results will depend, in part, on our ability to successfully commercialize and license the NET Power Cycle. Our losses may be larger than anticipated and we may not achieve profitability according to our expected timeline or at all; even if we do, we may not be able to maintain or increase profitability.

We expect our operating expenses to increase over the next several years as we begin to commercialize the NET Power Cycle, continue to refine and streamline our technology, make technical improvements, hire additional employees and continue research and development efforts relating to new products and technologies. These efforts may be more costly than we expect and may not result in increased revenue, profits or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our expenses could prevent us from achieving or maintaining profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business and financial condition.

There is doubt about our ability to continue as a going concern, and we may require additional future funding to continue as a going concern if the transactions contemplated herein are not completed.

There is substantial doubt about our ability to continue as a going concern, and we may require additional future funding if the transactions contemplated herein are not completed. If we are unable to obtain sufficient funding on a timely basis and on acceptable terms and unable to continue as a going concern, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidates or to otherwise reduce or discontinue operations. In general, we may be unable to expand our operations or otherwise capitalize on business opportunities and unable to defend against and prosecute litigation necessary to commercialize our product candidates as desired, and such inabilities would materially affect our business, financial condition and results of operations.

We have historically incurred significant losses and experienced negative cash flows since inception. We incurred net losses of $50.0 million and $38.3 million for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, we had cash of $5.2 million and an accumulated deficit of $224.5 million. We have not generated any material revenue, but we have substantial overhead expenses. We do not expect to generate meaningful revenue unless and until we are able to complete our first commercial plant deployment (“Serial Number 1”) and begin licensing the NET Power Cycle and we may not be able to accomplish either of these milestones on our anticipated timetable, if at all. The ability to continue as a going concern is dependent upon us reaching and maintaining profitable operations in the future and/or obtaining the necessary financing to meet our obligations and repay our liabilities when they come due. On an ongoing basis, management evaluates strategies to obtain financing required to fund our expenses and to achieve a level of revenue adequate to support our current cost structure. There is no assurance that we will be able to obtain additional financing on acceptable terms or at all, or to generate an adequate level of revenues.

Our history of losses could have important consequences to us. For example, it could:

•        make us more vulnerable to general adverse economic and industry conditions, including effects of the ongoing COVID-19 pandemic, supply chain disruptions and inflationary pressures, which to date have not had a materially adverse impact on our results of operations and financial condition;

•        limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements; and

•        limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

In addition, upon the completion of the transactions contemplated herein, we expect to incur additional costs associated with operating as a public company. Certain costs cannot reasonably be estimated at this time, we may require additional funding and our projections anticipate certain customer-sourced income that is not guaranteed.

If we are unable to continue as a going concern, we may be forced to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

We may be unable to manage our future growth effectively, and such inability could make it difficult to execute our business strategy.

If our operations grow as planned, we may need to expand our sales and marketing, research and development and supply and manufacturing functions, and there is no guarantee that we will be able to scale the business and the sale of licenses as planned. We have relied heavily on key partnerships to date, and there is no guarantee that we will be able to maintain these relationships or find additional suitable partners in the future, and as such we may have difficulty commercializing our technology or broadening our internal capabilities.

Any failure to effectively incorporate updates to the design, construction and operations of power plants using the NET Power Cycle to ensure cost competitiveness could reduce the marketability of the NET Power Cycle and has the potential to impact deployment schedules. Updating the design, construction and operations of such power plants will be necessary to ensure their competitiveness and attractiveness in the market, particularly in the United States, where the price of power is generally lower than in other countries. If we are not able to achieve and maintain cost competitiveness in the United States or elsewhere, our business could be materially and adversely affected.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees and delays in production and launches. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

Our business plan of developing a first commercial plant deployment is capital-intensive, and we may not be able to raise additional capital on attractive terms, if at all, and such inability could be dilutive to stockholders. If we require additional capital and cannot raise additional capital when needed or on attractive terms, our operations and prospects could be materially and adversely affected.

The development and design of power plants is a capital-intensive business, and we have already invested significant amounts of capital on our test plant and on preparations for our first commercial power plant. Over time, until we achieve commercialization and begin generating positive free cash flows, we will need to raise additional funds, including through the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions to fund, together with our principal sources of liquidity, ongoing costs such as research and development relating to our products, any significant unplanned or accelerated expenses or new strategic investments.

We may seek to raise capital through private or public equity or debt financings or through other sources of financing. Adequate additional funding may not be available to us on acceptable terms or at all. Our failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business strategies. If we raise additional funds by issuing equity securities, our equityholders will experience dilution. If we raise additional capital through debt financing, we may be subject to covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our securities, make certain investments, and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our securityholders. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be required to delay, scale back or terminate some or all of our research and development programs.

Risks Related to Our Business and Our Industry

We face significant barriers in our attempts to deploy our technology and may not be able to successfully develop our technology. If we cannot successfully overcome those barriers, it could adversely impact our business and operations.

The technology behind our NET Power Cycle is very complex, and, while we successfully achieved grid synchronization with our test facility, we have not yet built any commercial facilities and may face significant barriers in continuing to operate our test facility, developing and commercializing Serial Number 1 and developing and commercializing subsequent facilities. The NET Power Cycle has yet to be integrated with a combustion system and turbine operating coincidentally at target temperature and pressure. We are reliant on NPI to successfully deliver a turbo expander that can meet these conditions to support commercial initiatives. Furthermore, project execution risks associated with deployment of a nascent technology include, but are not limited to, supply chain management, schedule compliance, general EPC competence, commissioning and startup tuning. If we are unable to successfully develop our technology, this would materially adversely affect our business and we may be forced to cease operations.

The technology we are developing will rely on complex machinery for its operation and deployment involves a significant degree of risk and uncertainty in terms of operational performance and costs.

The NET Power Cycle relies heavily on complex machinery and involves a significant degree of uncertainty and risk in terms of operational performance and costs. Our test facility consists, and our future NET Power plants are expected to consist, of large-scale machinery combining many components. These manufacturing plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, and such repairs and spare parts may not be available when needed. If there are delays in the development and manufacturing of our technology by our partners or third-party suppliers, it may adversely impact our business and financial condition.

Unexpected malfunctions of the plant components may significantly affect our intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, supply chain issues, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, pandemics, war, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material and adverse effect on our business, results of operations, cash flows, financial condition or prospects.

If we, our partners or our third-party suppliers experience any delays in the development and manufacturing of turbo expanders, heat exchangers and other implementing technology, this may adversely impact our business and financial condition.

We have previously experienced, and it is possible that we may experience in the future, delays and other complications from our partners and third-party suppliers in the development and manufacturing of turbo expanders, heat exchangers and other implementing technology required for deploying the NET Power Cycle. We have in the past faced a number of delays relating to the NET Power Cycle; for example, we had to obtain a redesigned rotor following synchronization, our recuperative heat exchanger train underwent modifications to meet welding specifications necessary for improved strength associated with nickel material portions and we changed sealing materials compatible with the plant process chemistry for the remaining balance of the plant associated with compressors and pumps. Any disruption or delay in the development or supply of such components and technology could result in the delay or other complication in the design, manufacture, production and delivery of our technology that could prevent us from commercializing the NET Power Cycle according to our planned timeline and scale. If delays like this recur, if our remediation measures and process changes do not continue to be successful or if we experience issues with planned manufacturing activities, supply of components from third parties or design and safety, we could experience issues or delays in commencing or sustaining our commercial operations.

If we encounter difficulties in scaling our production and delivery capabilities, if we fail to develop and successfully commercialize our technologies, if we fail to develop such technologies before our competitors or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business, reputation and financial condition could be materially and adversely impacted.

We, our licensees or our partners may not be able to establish supply relationships for necessary components or may be required to pay costs for components that are higher than anticipated, and such inability or increased costs could delay the deployment of our technology and negatively impact our business.

We, our licensees and our partners rely on third-party suppliers for components and materials used to develop, and eventually commercialize, the NET Power Cycle. Any disruption or delay in the supply of components or materials by our key third-party suppliers or pricing volatility of such components or materials could temporarily disrupt production of our components or materials until an alternative supplier is able to supply the required material. In such circumstances, we may experience prolonged delays, which may materially and adversely affect our results of operations, financial condition and prospects.

We may not be able to control fluctuation in the prices for these materials or negotiate agreements with suppliers on terms that are beneficial to us. Our business depends on the continued supply to us and to our licensees of certain proprietary materials. We are exposed to multiple risks relating to the availability and pricing of such materials and components. Substantial increases in the prices for our raw materials or components would increase our operating costs and the operating costs of our licensees, either of which could materially impact our financial condition.

Currency fluctuations, inflation, trade barriers, extreme weather, pandemics, war, tariffs or shortages and other general economic or political conditions may limit our ability or our licensees’ ability to obtain key components or significantly increase freight charges, raw material costs and other expenses associated with our business and our licensees’ business, and such increased costs could materially and adversely affect our results of operations, financial condition and prospects.

Our deployment plans rely on the development and supply of turbomachinery and process equipment by NPI pursuant to a joint development agreement. We and NPI may not be able to commercialize technology developed under our joint development relationship. If NPI fails to commercialize such equipment, or such equipment fails to perform as expected, our ability to develop, market and license our technology could be harmed.

In February 2022, we entered into a strategic exclusive partnership with NPI pursuant to the Original JDA, which was amended and restated by the Amended and Restated JDA on December 13, 2022, pursuant to which NPI is developing supercritical carbon dioxide (“sCO2”) turbo expanders for use in facilities implementing the NET Power Cycle. These turbo expanders are intended to be compatible with our existing technology, and as such, they are highly specialized and difficult to design. We expect these turbo expanders, as well as other critical technology such as our heat exchangers, to be vital to the success of Serial Number 1, other future commercial-scale facilities and our licensing operations, and as such, any delay in their development or manufacture would likely adversely impact our business and financial condition.

There can be no assurance that we will be able to maintain or further our relationship with NPI and/or that NPI will be successful in developing a turbo expander that successfully integrates with our other technology. Our relationship with NPI is subject to various risks that could adversely affect the value of our investments and our results of operations. These risks include the following:

•        our interests may diverge from those of NPI, or we may not be able to agree with them on ongoing development, manufacturing and operational activities, or on the amount, timing or nature of further investments in our joint development;

•        our control over NPI’s operations is limited;

•        the terms of our arrangement under the Amended and Restated JDA with NPI may turn out to be unfavorable to us;

•        provisions of the joint development agreement could give rise to disputes regarding the rights and obligations of the parties, potentially leading to termination of the agreement, delays in development or commercialization of the turbo expander, or litigation or arbitration; or

•        changes in tax, legal or regulatory requirements may necessitate changes to our arrangement under the joint development agreement.

If our strategic relationship with NPI is ultimately unsuccessful or less successful than anticipated, our business, results of operations or financial condition may be materially adversely affected. Any such lack of success could also reduce our ability to secure collaboration agreements in the future or impair our relationships with other existing collaborators.

Our commercialization strategy relies heavily on our relationship with Baker Hughes, Occidental and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate, and any such divergent interests or inability to replace could adversely impact our business and financial condition.

We are, and for a period of time will be, substantially reliant on our relationship with Baker Hughes, Occidental and our relationships with our other investors and strategic partners to develop and commercialize the NET Power Cycle. We are also reliant on our license agreement with 8 Rivers for the in-license of the core technology of the NET Power Cycle. For a fulsome discussion of such partnerships, see “Information About NET Power — Partnerships.” Our strategic partners may have interests that diverge from our interests, and that may hinder our ability to license our technology to customers. If we lose our agreements with strategic partners, we may need to find new contractors who may have less experience designing and building power plants and complex machinery. We may also need to locate alternative sources of intellectual property rights enabling us to carry out our operations and to avoid infringing previously licensed intellectual property, and we may be unsuccessful in securing such new licenses or unsuccessful in finding suitable alternatives that would not infringe previously licensed intellectual property. The loss of any such relationships, if not adequately replaced, could substantially hinder or prevent our ability to commercialize our technology and adversely affect our business, financial condition and future prospects.

Our partners have not yet completed development of and finalized schedules for delivery of key process equipment to customers, and any setbacks we may experience during our first commercial delivery planned for 2026 and other demonstration and commercial missions could have material adverse effects on our business, financial condition and results of operations and could harm our reputation.

The success of our business will depend on our ability to successfully license our technology to customers on-time and on-budget at guaranteed performance levels, and such success would tend to establish greater confidence in our subsequent customers. Our partners have not yet completed development of and finalized schedules for delivery of key process equipment, including turbo expanders, sCO2 combustors, primary recuperative heat exchangers, air separation units and other long-lead items and lessons learned integrated products, to customers. There is no guarantee that our planned commercialization efforts will be successful. There can be no assurance that we will not experience operational or process failures and other problems during our first commercial deployments. Any failures or setbacks, particularly on our first commercial ventures, could harm our reputation and have a material adverse effect on our business and financial condition.

Any actual or perceived safety or reliability issues may result in significant reputational harm to our businesses, in addition to tort liability and other costs that may arise. Such issues could result in delaying or cancelling planned licenses, increased regulation or other systemic consequences. Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents or mechanical failures could have a material adverse effect on our business and financial condition.

Lack of availability or increased costs of component raw materials may affect manufacturing processes for plant equipment and increase our overall costs or those of our licensees.

Recent global supply chain disruptions have increasingly affected both the availability and cost of raw materials, component manufacturing and deliveries. While these disruptions have not affected our business in a materially adverse way yet, such disruptions may, in the future, result in delays in equipment deliveries and cost escalations that could adversely affect our business.

Our processes are reliant on certain supply, including natural gas, and the profitability of our processes will be dependent on the price of such supply. The increased cost of natural gas and other raw materials, in isolation or relative to other energy sources, may adversely affect the potential profitability and cost effectiveness of our processes.

We intend to license our NET Power Cycle for the generation of electrical power using natural gas. Accordingly, the prices we eventually receive for our licenses will likely be tied to the prevailing market prices of natural gas. Historically, the price of natural gas has been volatile, and this volatility may continue to increase in the future. Factors that may cause volatility in the prices of natural gas include, among others, (i) changes in supply and availability of natural gas; (ii) governmental regulations; (iii) inventory levels; (iv) consumer demand; (v) price and availability of alternatives; (vi) weather conditions; (vii) negative publicity about natural gas; (viii) production or transportation techniques and methods; (ix) macro-economic environment and political conditions, including the conflict between Ukraine and Russia; (x) transportation costs and (xi) the price of foreign imports. We expect that natural gas prices will remain volatile for the near future because of these and other factors. High natural gas prices in isolation or relative to other energy sources are likely to adversely affect the demand for the NET Power Cycle and our potential profitability and cost effectiveness. The prices we receive for our licenses depend on numerous factors beyond our control, including, but not limited to, the following:

•        changes in global supply of, and demand for, natural gas;

•        worldwide and regional economic conditions impacting the global supply and demand for natural gas;

•        social unrest, political instability or armed conflict in major natural gas producing regions outside the United States, such as the conflict between Ukraine and Russia, and acts of terrorism or sabotage;

•        the ability and willingness of the Organization of the Petroleum Exporting Countries and allied producers (known as OPEC+) to agree and maintain oil price and production controls;

•        the price and quantity of imports of foreign natural gas;

•        governmental, scientific, and public concern over the threat of climate change arising from greenhouse gas emissions;

•        the level of global natural gas exploration and production;

•        the level of global natural gas inventories;

•        localized supply and demand fundamentals of regional, domestic and international transportation availability;

•        weather conditions, natural disasters and seasonal trends;

•        domestic and foreign governmental regulations, including embargoes, sanctions, tariffs and environmental regulations;

•        speculation as to the future price of natural gas and the speculative trading of natural gas futures contracts;

•        technological advances affecting energy consumption;

•        increasing attention to environmental, social and governance (“ESG”) matters; and

•        the price, availability and use of alternative fuels and energy sources.

While Russia’s invasion of Ukraine and its contribution to the volatility in the price of natural gas could impact demand for the NET Power Cycle, we have not yet been affected by such volatility in a materially adverse manner.

Manufacturing and transportation of key equipment may be dependent on open global supply chains. Supply chain issues could negatively impact deployment schedules.

Our customers and the projects they develop will be reliant on equipment supplied by a core group of key global suppliers, generally including, but not limited to, air separation units, heat exchangers, control systems, piping, valves, fabricated modules and rotating turbomachinery. Recent global supply chain disruptions have increasingly affected both the availability and cost of raw materials, component manufacturing and deliveries. These disruptions may result in delays in equipment deliveries and cost escalations that could adversely affect our business. While we expect to take steps to minimize the impact of these increased costs by working closely with our suppliers and customers, global supply chain disruption may deteriorate and such disruption compounded by increasing inflation could adversely affect our business, financial condition, results of operations and cash flows. Moreover, any material disruption in the supply chain could delay our commercialization efforts, potentially causing us to delay the launch of Serial Number 1 and of subsequent commercial plants later than expected or to begin licensing our technology later than expected.

Suppliers of key equipment to our customers may not be able to scale to the production levels necessary to meet the anticipated growth in demand for our technology, and such inability could negatively impact our business and financial plan.

We do not have manufacturing assets and our future licensees may not have manufacturing assets, and thus we rely, and our future licensees may rely, on third-party manufacturers to build licensed power plants and associated equipment. Moreover, we and our licensees are dependent on future supplier capability to meet production demands attendant to our forecasts. If suppliers of key equipment to our customers cannot meet the level of supply and schedule demands of such customers after we achieve commercialization, our revenues could be materially impacted, which would impact our operations and profitability.

Manufacturing and construction issues not identified prior to design finalization, long-lead procurement and/or module fabrication could potentially be realized during production, fabrication or construction and may impact plant deployment cost and schedule, and such impact could adversely impact our business.

Our NET Power Cycle design will be actively managed through design reviews, prototyping, involvement of external partners and application of industry lessons, but we could still fail to identify latent manufacturing and construction issues early enough to avoid negative effects on production, fabrication, construction or ultimate performance of our technology, licenses or plants. Where these issues arise at such later stages of deployment, plant deployment could be subject to greater costs or be significantly delayed, and such delay could materially and adversely affect our business.

Our La Porte, Texas test facility and future facilities and operations could be damaged or otherwise adversely affected as a result of natural disasters and other catastrophic events, and such adverse effects would negatively impact our ability to develop key process equipment and technologies within our anticipated timeline and budget.

Natural disasters or other catastrophic events may cause damage or disruption to our operations and the global economy and, thus, could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, civil unrest, war, pandemics, acts of terrorism and other events beyond our control. While we maintain crisis management and disaster response plans, natural disasters and other events could also make it difficult or impossible for us to continue operations and could decrease demand for our platform.

In addition, our test facility is located in La Porte, Texas, which is prone to natural disasters such as severe weather, making our business particularly susceptible to natural disasters and other catastrophic events in those areas. Our test facility and future facilities could be harmed or rendered inoperable, or our other assets could be damaged or destroyed, by natural or manmade disasters, including severe weather, flooding, power outages, earthquakes and contamination, including as a result of the COVID-19 pandemic, and such damage or destruction may render it difficult or impossible for us to operate our business for some period of time. The inability to operate our test facility — for even a short period of time — may harm our reputation and result in a delay in our commercialization schedule, and such reputational harm or delay would have a material adverse effect on our financial condition and operating results.

If we cannot extend the lease for our La Porte, Texas test facility, which is currently set to expire in 2025, then we may need to remove, rebuild and relocate our equipment to a suitable facility elsewhere and resume development activities thereafter, which could represent a significant expense to us and have a material adverse effect on our business and results of operations.

We lease the land where our demonstration facility in La Porte, Texas is located from Air Liquide Large Industries U.S. LP (“Air Liquide”) under a lease that is set to expire on July 1, 2025. The NET Power Cycle was first demonstrated at our La Porte, Texas demonstration facility and we continue to conduct development activities at this site, which are expected to continue beyond July 1, 2025. If we are unable to renew the lease for our La Porte, Texas facility with Air Liquide on acceptable terms or at all, then we may need to relocate an alternate facility that meets the specifications required for our demonstration facility and rebuild our demonstration facility at such suitable facility. During this time, we may also be required to discontinue our development activities ongoing at the La Porte, Texas facility. Furthermore, the costs of rebuilding and relocating the facility could be significant, which could have a material adverse effect on our business and results of operations.

Our test facility has not yet overcome all power loads to provide net positive power delivery to the commercial grid during its operation. If initial commercial plants using the NET Power Cycle are unable to efficiently provide a net power output to the commercial grid, it will negatively impact our business.

Our test facility in La Porte, Texas successfully generated electric power while synchronized to the grid, but it has not yet overcome all facility auxiliary power loads (pumps, compressors, etc.) to provide net positive power delivery to the commercial grid during its operation. If initial commercial power plants are unable to efficiently provide net power output to the commercial grid using the NET Power Cycle, this could harm our business, results of operation and reputation.

We may encounter difficulty in attracting licensees prior to the deployment of an initial full-scale commercial plant. If we cannot successfully overcome the barriers to deploying a first full-scale plant, our business will be negatively impacted and could fail.

Until we have completed the deployment of Serial Number 1 and potentially until we have completed deployment of one or more additional commercial plants, we may encounter difficulty attracting licensees. We expect revenues from licensing the NET Power Cycle to be vital to reaching and sustaining profitability, but until potential customers have seen a plant successfully implement the NET Power Cycle, they may decide to wait to purchase a license or forgo purchasing a license altogether. There is no guarantee that we will be able to attract any licensees in our desired price range, or at all prior to our initial deployment; that our initial deployment efforts will be timely or successful or that they will be timely or successful enough to attract licensees. If we cannot attract licensees and earn licensing revenue, we may experience delays in our commercial plant deployments and may otherwise suffer harm to our business, results of operations and reputation.

We expect a consortium led by NET Power to undertake the first commercial plant deployment to establish our technology. Such a deployment will require significant capital expenditure, and, depending on availability of capital, including grants, could require substantial capital investment from us and our partners. If we cannot establish a first commercial-scale plant, our business could fail.

Our ability to find third parties willing to partner with us to launch Serial Number 1 is vital to our future success. This deployment is expected to be very expensive, require significant capital, which may include grants, and be time consuming, and, if we cannot find suitable third parties to partner with us, we may not be able to launch Serial Number 1. We may seek Department of Energy (“DOE”) Loan Program Office (“LPO”) Title XVII project funding, have submitted a Title XVII Part I LPO application in support of such funding, and have been invited to submit a Part II application; however, the DOE advises that an invitation to submit a Part II application is not an assurance that DOE will invite the Company into the due diligence and term sheet negotiation process, that DOE will offer a term sheet to the Company, or that the terms and conditions of a loan guarantee will be consistent with terms proposed by the Company. The foregoing matters are wholly dependent on the results of DOE’s review and evaluation of the Part II Application, and determination whether to proceed. If we are unable to bring Serial Number 1 to market, or to launch other commercial plant deployments, our ability to create stockholder value will be limited, and our business could fail.

Our future growth and success depend on our ability to license to customers and their ability to secure suitable sites. We have not yet entered into a binding contract with a customer to license the NET Power Cycle, and we may not be able to do so.

The future growth of our business depends on our ability to license the NET Power Cycle and to expand our sales geographically. The NET Power Cycle has never been utilized on a full-scale commercial basis. All tests conducted to date with respect to the technology have been performed at our test facility in La Porte, Texas, and the same or similar results may not be obtainable at competitive costs on a large-scale commercial basis. It will be difficult to demonstrate the value in our technology to licensees until we have deployed a successful full-scale commercial plant, as discussed under the section entitled “Risk Factors — Risks Related to Our Business and Our Industry — We may encounter difficulty in attracting licensees prior to the deployment of an initial full-scale commercial plant. If we cannot successfully overcome the barriers to deploying a first full-scale plant, our business will be negatively impacted and could fail.” We have not yet entered into a binding contract with a customer to license the NET Power Cycle, and we may not be able to do so on acceptable terms or at all. Even if we do enter into agreements with licensees, such licensees might be unable to find suitable sites for building their own power plants. If we are unable to successfully enter into agreements with a sufficient number of licensees, it may adversely impact our business and results of operations.

We may not be able to accurately estimate the future demand for our technology, and such inability could result in a variety of inefficiencies in our business and could hinder our ability to generate revenue. If we fail to accurately predict market demand, we could incur additional costs or experience delays, adversely impacting our business and financial condition.

Our business requires us to estimate future market demand for electricity and for licenses for our technology. We may be adversely affected to the extent that we overestimate or underestimate such demand.

Our future success hinges on how many licenses for our technology we are able to sell. We have already incurred and expect to continue to incur significant expenses in connection with developing our technology, and we do not expect the amount of expenses incurred to vary significantly as we increase or decrease the number of licenses sold. As such, our profitability with respect to our licenses will likely depend entirely on the demand for such licenses, and, if we cannot sell enough licenses, the expenses incurred in connection with such licenses will be sunk costs. Thus, it is imperative that we accurately estimate the demand for such licenses. However, there is no guarantee that our current estimates, or any future estimates, will prove accurate, especially if competitors develop similar technology and compete for our target licensees or if the general landscape of the natural gas industry shifts in an unfavorable direction. If we cannot accurately estimate future demand for our licenses, our business and financial condition could be materially adversely impacted.

Our ability to market our technology depends on numerous factors beyond our control, the effect of which cannot be accurately predicted or anticipated. Some of these factors include, without limitation, the availability of domestic and foreign natural gas production, the marketing of competitive fuels, the proximity and capacity of pipelines, fluctuations in supply and demand, the availability of a ready market, the effect of U.S. federal and state regulation of production, refining, transportation and sales and general national and worldwide economic conditions.

We are highly dependent on our senior management team, key employees and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy and our ability to compete may be harmed.

Our success depends, in significant part, on continuing to attract and retain highly qualified talent, on retaining the services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including, but not limited to, engineers, manufacturing and quality assurance, finance, marketing and sales personnel. Our senior management team has extensive experience in the energy and manufacturing industries, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team for any reason, including resignation or retirement, could impair our ability to execute our business strategy and could have a material adverse effect on our business and financial condition if we are unable to successfully attract and retain qualified and highly skilled replacement personnel with experience necessary to fill the applicable senior management position or positions.

Conflicts of interest may arise because, prior to the consummation of the Business Combination, most of the members of our board of managers are representatives of our principal members, and following consummation of the Business Combination, several directors on the NET Power Inc. Board will be appointed by such principal members.

Prior to consummation of the Business Combination, eight of our nine managers (and all of our managers with voting power) are representatives of our members, with two managers representing each of OXY, Constellation, BHES and 8 Rivers Capital. These affiliates are engaged in the energy industry or are investment funds or other investment vehicles that could invest in companies that directly or indirectly compete with us. As a result of these relationships, conflicts may arise between the interests of the principal members or their affiliates and the interests of other members, and members of our board of managers that are representatives of such principal members may not be disinterested in such conflicts.

In addition, following consummation of the Business Combination, representatives or affiliates of OXY, Constellation and 8 Rivers Capital will have certain rights to appoint directors to the NET Power Inc. Board. See “The Business Combination Agreement — Related Agreements — Stockholders’ Agreement” for additional details. As a result of these appointment rights and the resulting relationships between the Existing NET Power Holders and directors on the NET Power Inc. Board, conflicts may arise in the future with the Existing NET Power Holders where their independent business interests are inconsistent with the NET Power Inc. Board and our stockholders’ interests.

Further, disagreements or disputes with the Existing NET Power Holders could result in litigation, resulting in increase of expenses incurred and potentially limit the time and effort our officers and directors are able to devote to remaining aspects of our business, all of which could have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may be involved in legal proceedings and commercial, contractual or intellectual property disputes that, even where meritless, can be costly to defend and could have an adverse impact on our business, profitability and consolidated financial position.

From time to time, we may be involved in legal proceedings and commercial disputes. Such proceedings or disputes are typically claims that arise in the ordinary course of business, including, without limitation, commercial or contractual disputes, other disputes with customers and suppliers, intellectual property matters, environmental issues, tax matters and employment matters. There can be no assurance that such proceedings and claims, should they arise, will not have a material adverse effect on our business, results of operations and financial condition.

We may become subject to product liability claims, which could harm our financial condition and liquidity.

We may become subject to product liability claims, even those without merit, which could harm our business, prospects, operating results and financial condition. We face inherent risk of exposure to claims in the event our products do not perform as expected or malfunction resulting in personal injury or death. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about us, which would have material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages, either in excess of our coverage or outside of our coverage, may have a material adverse effect on our reputation, business, prospects and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

Despite implementing and maintaining industry standard security measures and controls, the website, systems and data we maintain may be subject to intentional disruption, other security incidents or alleged violations of laws, regulations or other obligations relating to data handling that could result in liability and adversely impact our reputation and future sales.

We and our service providers face threats from a variety of sources, including attacks on our networks and systems from numerous sources, including traditional “hackers,” sophisticated nation-state and nation-state supported actors, other sources of malicious code (such as viruses and worms) and phishing attempts. We and our service providers could be a target of cyberattacks or other malfeasance designed to impede the performance of our software and services, penetrate our network security or the security of our cloud platform or our internal systems, misappropriate proprietary information and/or cause interruptions to our services. Our software, platforms and system, and those of our service providers, may also suffer security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by our employees or service providers. With the increase in personnel working remotely during the current COVID-19 pandemic, we and our service providers are at increased risk for security breaches. Due to the significant military action against Ukraine launched by Russia, the risk of such cyberattacks, malfeasance, security breaches, misappropriations and interruptions has increased. The conditions caused by the Russian invasion of Ukraine could also result in disruption or other security incidents for our service providers.

We have taken and are taking steps to monitor and enhance the security of our software and services, cloud platform and other relevant systems, information technology infrastructure, networks and data. Furthermore, our board of directors schedules periodic discussions with management regarding significant risk exposures, including risks related to data privacy and cybersecurity, and assists in taking steps to mitigate the risk of cyberattacks on us. However, the unprecedented scale of remote work may require additional personnel and resources and nevertheless cannot be guaranteed to fully safeguard our software and services, our cloud platform or any systems, IT infrastructure networks or data upon which we rely. We may be targeted for cyberattacks and other security incidents. A breach in our data security or an attack against our service availability, or that of our third-party service providers, could impact our networks or networks secured by our software and services, creating system disruptions or slowdowns and exploiting security vulnerabilities of our software and services, and the information stored on our networks or those of our third-party service providers could be accessed, publicly disclosed, altered, lost or stolen, possibly subjecting us to liability and causing us financial harm. If an actual or perceived disruption in the availability of our software and services or a breach of our security measures or those of our service providers occurs, it could adversely affect the market perception of our software and services, result in a loss of competitive advantage, have a negative impact on our reputation, result in the loss of customers, channel partners and sales and expose us to the loss or alteration of information, to litigation, to regulatory actions and investigations and to possible liability. Any such actual or perceived security breach, attack or disruption could also divert the efforts of our technical and management personnel. We also may incur significant costs and operational consequences of investigating, remediating, eliminating and putting in place additional tools and devices designed to prevent actual or perceived security incidents, as well as the costs to comply with any notification obligations resulting from any security incidents. In addition, any such actual or perceived security breach could impair our ability to operate our business and to provide software and services to our customers. If this happens, our reputation could be harmed, our revenues could decline and our business could suffer.

Our insurance coverage may not be adequate to protect from all business risks, adversely impacting our business and financial condition.

Our insurance policies are subject to exclusions, deductibles and limitations. There can be no assurance that any claim under our insurance policies will be honored fully or in a timely manner, that our insurance coverage will be sufficient in any respect or that our insurance premiums will not change substantially. Although we carry property insurance for our business operations, our coverage might not be adequate to compensate us for all losses that may occur. Accordingly, to the extent that we suffer loss or damage that is not covered by insurance or that exceeds our insurance coverage, or to the extent that we are required to pay higher insurance premiums, our business, financial condition and results of operations could be materially and adversely affected. In addition, there may be certain risks for which we are unable to insure at a reasonable cost or at all.

COVID-19 and any future widespread public health crisis could negatively affect various aspects of our business, could make it more difficult for us to meet our obligations to our customers and could result in reduced demand for our products and services.

In December 2019, COVID-19 was identified. On March 11, 2020, the World Health Organization characterized COVID-19 as a global pandemic. Since the emergence of the COVID-19 pandemic, numerous variants of the virus have been identified, some of which are more virulent than the original strain. The COVID-19 pandemic has resulted in a widespread health crisis that has adversely affected businesses, economies and financial markets worldwide and has caused significant volatility in U.S. and international debt and equity markets. Vaccines for COVID-19 continue to be administered in the United States and other countries around the world, but the extent and rate of vaccine adoption, the long-term efficacy of these vaccines and other factors remain uncertain. Authorities throughout the world have implemented measures to contain or mitigate the spread of the virus, including physical distancing, travel bans and restrictions, closure of non-essential businesses, quarantines, work-from-home directives, mask requirements, shelter-in-place orders and vaccination programs.

Examples of how COVID-19 may impact our business, results of operations and the price of our securities include, but are not limited to:

•        COVID-19 may interfere with our ability, or the ability of our employees, workers, contractors, suppliers and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business;

•        COVID-19 may cause disruptions from the temporary closure or suspension of activities related to the relocation of our facilities, third-party suppliers and manufacturers or restrictions on our employees’ and other service providers’ ability to travel; and

•        COVID-19 and related government responses to address the COVID-19 pandemic may cause sudden and extreme changes in the price of our securities.

Since COVID-19 was first reported, the volatility of U.S. equity markets increased to historic levels. This may cause extreme fluctuations in the market price of our securities. We cannot predict if or when these fluctuations will decrease or increase. In addition to general market conditions, the market price of our securities may become volatile or may decline due to the actual or anticipated impact of COVID-19 on our financial condition and results of operations or may become volatile or may decline if our results of operations do not meet the expectations of the investor community or if one or more of the analysts who cover NET Power change their recommendations regarding the company.

The duration and extent of the impact on our business from the COVID-19 pandemic depends on ongoing developments that cannot be accurately predicted at this time (e.g., the severity and transmission rate of the virus and new variants, the extent and effectiveness of containment and vaccination measures and the impact of these and other factors on our employees, customers, vendors and partners, including their respective productivity). Furthermore, our limited operating history combined with the uncertainty created by the COVID-19 pandemic significantly increases the difficulty of forecasting operating results and of strategic planning. The COVID-19 pandemic has resulted in global supply chain constraints and transportation disruptions that have led to increased costs of goods and higher freight/import costs. If we are unable to effectively predict and manage the impact of the COVID-19 pandemic on our business, our results of operations and financial condition may be negatively impacted.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition and results of operations.

In recent years, the global economies suffered dramatic downturns as a result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis and a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, inflation, ratings downgrades of certain investments and declining valuations of others. The United States and certain other governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. The outcome of the actions taken by these governments is still ongoing and, consequently, the return of adverse economic conditions may negatively impact the demand for our technology and may negatively impact our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

Our commercialization strategy relies heavily on our contractual relationship with Baker Hughes.

NET Power has entered into the Amended and Restated JDA with NPI in connection with the joint development arrangement for the design and development of a turbo expander for use in the NET Power Cycle. Pursuant to Amended and Restated JDA, NPI may terminate the arrangement, among other things, in the event of a change of control, and there is no guarantee that a change of control will not occur in the future. We may not be able to replace this strategic partnership if our relationship terminates, which could adversely impact our business and financial condition.

We, our licensees and our partners may be unable to adequately control the costs associated with the development and deployment of our technology.

We will require significant capital to develop and grow our business and we expect to incur significant expenses, including those relating to developing and commercializing the NET Power Cycle, research and development, production, sales, maintenance and service and building the NET Power brand. Our largest costs prior to project deployment are expected to be equipment and construction costs. Our current estimates of the costs associated with development and commercialization could prove inaccurate, and that could impact the cost of our technology and of our business overall. If we are unable to efficiently design, develop, commercialize, license, market and deploy our technology in a cost-effective manner, our margins, profitability and prospects would be materially and adversely affected.

Risks Related to NET Power’s Market

The energy market continues to evolve and is highly competitive, so we may not be successful in competing in this industry or in establishing and maintaining confidence in our long-term business prospects among current partners, future partners and customers. The development and adoption of competing technology could materially and adversely affect our ability to license our technology.

We operate in highly competitive area of clean energy production with a substantial number of other companies, including combined cycle power plant (“CCGT”) assets with post-combustion capture, renewables with long-duration storage and small modular reactor (“SMR”) plants. We face intense competition from independent, technology-driven companies in each of the following areas:

•        acquiring desirable properties or leases for developing plants;

•        marketing our licenses;

•        integrating new technologies; and

•        acquiring the equipment, personnel and expertise necessary to develop and operate our power plants.

Many of our competitors have financial, managerial, technological and other resources that are substantially greater than ours. Many of our competitors may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to compete effectively in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

The market for power plants implementing the NET Power Cycle is not yet established and there is limited infrastructure to efficiently transport and store carbon dioxide. If the market for power plants implementing the NET Power Cycle does not achieve the growth potential we expect or if it grows more slowly than expected, it could materially and adversely affect our business.

We expect the NET Power Cycle to be the first standalone natural gas 24/7 carbon-free energy (“CFE”) solution, and, as such, the market for our technology has not yet been established. In addition, there is limited infrastructure to efficiently transport and store carbon dioxide (“CO2”), and such limited infrastructure may limit the deployment of the NET Power Cycle. Our estimates for the total addressable market are based on a number of internal and third-party estimates, including the number of potential customers who have expressed interest in licensing our technology, assumed prices and production costs for our plants, our ability to leverage our current logistical and operational processes and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our plants, as well as the expected growth rate for the total addressable market for our plants, may prove to be incorrect, which could materially and adversely affect our business.

The cost of electricity generated from NET Power Cycle may not be cost competitive with other electricity generation sources in some markets, and such lack of competitiveness could materially and adversely affect our business.

While our modeling suggests that a fully decarbonized, 24/7 CFE power grid, which is what our technology is designed to provide, is expected to result in 50% lower electricity prices as compared to a grid solely based on variable renewable energy, like wind and solar, there can be no guarantee that such modeling is accurate or that our technology will actually result in lower prices of this magnitude or at all. Some electricity markets experience very low power prices due to a combination of subsidized renewables and low-cost fuel sources, and we may not be able to compete in these markets unless the benefits of the NET Power Cycle are sufficiently valued in the market. Given the relatively lower electricity prices in the United States when compared to many international markets, the risk may be greater with respect to business in the United States. Moreover, historically very low or negative market prices are the result of surplus generation that cannot be curtailed and are transitory. These low prices do not reflect a price to beat for our technology.

Risks Related to Government Regulation

Our business relies on the deployment of power plants that are subject to a wide variety of extensive and evolving government laws and regulations, including environmental laws and regulations. Changes in and/or failure to comply with such laws and regulations could have a material adverse effect on our business.

Regulatory risk factors associated with our business include:

•        our ability to obtain additional applicable permits, approvals, licenses or certifications from regulatory agencies, if required, and to maintain current permits, approvals, licenses or certifications;

•        our ability to obtain regulatory approval for a site boundary emergency planning zone defined in such a fashion as will benefit the majority of U.S.-based customers;

•        regulatory delays, delays imposed as a result of regulatory inspections and changing regulatory requirements may cause a delay in our ability to fulfill our existing or future orders or may cause planned plants to not be completed at all, many of which may be out of our control, including changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule plant construction, any of which could have an adverse impact on our business and financial condition;

•        regulatory, availability and other challenges may delay our progress in establishing the number of plant sites we require for our targeted build rate, and such challenges could have an adverse effect on our ability to grow our business; and

•        challenges as a result of regulatory processes or in our ability to secure the necessary permissions to establish these plant sites could delay our customers’ ability to achieve commercial operations and could adversely affect our business.

Any of these risk factors could have a material adverse effect on our business.

Our customers must obtain regulatory approvals and permits before they construct power plants using our technology, and approvals may be denied or delayed.

The lead time to build a natural gas power facility is long and requires site licensing and approvals from applicable regulatory agencies before a plant can be constructed. The regulatory framework to obtain approvals is complex, and varies from country to country, and regulators’ lack of familiarity with our technology may prolong this process, alongside any potential objections or adverse public reaction to the construction of a natural gas power plant. Any delays experienced by our customers in siting a power plant using our products and services could materially and adversely affect our business.

Unfavorable changes in laws, regulations and policies in foreign countries in which we seek to license our technology, our, our partners’ or our project developers’ failures to secure timely government authorizations under laws and regulations or our failure to comply with such laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

Compliance with laws and regulations applicable to our international operations increases our cost of doing business in foreign jurisdictions. We may be unable to keep current with changes in foreign government requirements and laws as they change from time to time. Failure to comply with these laws and regulations could have adverse effects on our business. In many foreign countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or by U.S. regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners and third-party service providers will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners or third-party service providers could result in delays in revenue recognition, financial reporting misstatements, fines, penalties or the prohibition of the importation or exportation of our products and services and could have an adverse effect on our business, financial condition and results of operations.

Changes in laws and regulations and electric market rules and protocols regarding the requirements for interconnection to the electric transmission grid and the commercial operation of our customers’ power generation projects could affect the cost, timing and economic results of conducting our operations.

Our customers’ operations will be subject to governmental and electric grid regulations in virtually all aspects of our operations, including the amount and timing of electricity generations, the performance of scheduled maintenance and the compliance with power grid control and dispatch directives as well as environment protection regulations. There can be no assurance that these regulations will not change in the future in a manner that could adversely affect our business.

We and our potential licensees may encounter substantial delays in the design, manufacture, regulatory approval and launch of power plants, and that could prevent us and our licensees from commercializing and deploying our technology on a timely basis, if at all.

Any delay in the design, manufacture, regulatory approval and launch of power plants or related technology could adversely affect our business because it could delay our ability to generate revenue and could adversely affect the development of customer relationships. Additionally, we may encounter delays in obtaining the necessary regulatory approvals or delays in commercializing our technology, including delays in entering into agreements for the supply of component parts and manufacturing tools and supplies. Delays in the launching of our technology would materially and adversely affect our business, prospects, financial condition and operating results.

Our partners and customers are subject to environmental, health and safety laws and to regulations including, if applicable, remediation matters that could adversely affect our business, results of operation and reputation.

The operations and properties of our anticipated partners and customers are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous and non-hazardous materials and waste and remediation of releases of hazardous materials. Although our business model is primarily focused on licensing our technology, we must design the technology so it complies with such laws and regulations. Compliance with environmental requirements could require our customers to incur significant expenditures or could result in significant restrictions on their operations. The failure to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring our customers to conduct or to fund remedial or corrective measures, to install pollution control equipment or to perform other actions. More vigorous enforcement by regulatory agencies, the future enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and may adversely impact the market for our products, and such unanticipated events could materially and adversely affect our business, financial condition and results of operations.

We and our customers operate in a politically sensitive environment, and the public perception of fossil fuel derived energy can affect our customers and us. Our future growth and success are dependent upon consumers’ willingness to develop natural-gas-fueled power generation facilities.

Our future prospects are dependent upon a certain level of public support for natural gas. While the public perception of natural gas is generally more positive than that of oil, coal or gasoline, there is still substantial opposition to natural gas due to its association with hydraulic fracturing (“fracking”), its non-renewability and its reliance on high energy and water inputs. There is a significant coalition of people advocating against the use of natural gas for power generation and instead advocating for nuclear energy or renewable energy sources such as solar and wind energy. Any adverse public reaction to our business, including any high-profile incident involving fracking, could directly affect our customers and could indirectly affect our business. Adverse public reaction could lead to increased regulation or outright prohibition, limitations on the activities of our customers, more onerous operating requirements or other conditions that could have a material adverse impact on our customers’ and on our business.

Restrictions on the use of certain operation practices, such as fracking, could adversely impact our business.

Some states and certain municipalities have regulated or are considering regulating fracking and such regulations could impact certain of our operations. While we do not believe that these regulations and contemplated actions have limited or prohibited fracking, and while they have not impacted our activities to date, there can be no assurance that these actions, if taken on a wider scale, may not adversely impact our business operations and revenue.

The demand for our business may be curtailed by government or prospective licensees failing to consider hydrocarbon-based power as “clean,” even when paired with energy transition technology such as carbon capture, use, storage and sequestration, thereby reducing our expected growth.

Our technology is designed specifically for the purpose of producing clean energy with nominal or no carbon emissions. Current natural gas production is often associated with significant carbon emissions, even if such emissions are less than those from burning coal or petroleum products. Natural gas is also generally associated with hydraulic fracturing (fracking), non-renewability and reliance on high energy and water inputs. While we believe that natural gas, and particularly natural gas used to produce clean energy using our 24/7 CFE technology, is an integral part of the global energy transition, there is a public perception of natural gas as “dirty” energy due to its common association with the above-mentioned factors. There is no guarantee that we will be able to convince government entities or prospective licensees and partners that our process is “clean,” and this could result in regulatory delays, fewer customers and damage to our reputation and business, all of which could materially reduce our expected growth.

We may be subject to new, stricter measures and/or regulatory requirements for the mitigation or reduction of greenhouse gas emissions that could require radical changes to development models if regulations lump natural gas together with other non-renewable energy sources, and such requirements could adversely affect our business, reputation and operations.

Global climate change creates new challenges for the energy industry and its regulators. The United Nations and several countries have adopted, or are evaluating the adoption of, new measures and/or regulatory requirements for the mitigation or reduction of greenhouse gas emissions in the atmosphere, such as taxes on carbon, raising efficiency standards or adopting cap and trade regimes. Certain mitigation actions could require radical changes to development models, such as the transition from the use of conventional energy sources to the use of renewable energy sources that reduce environmental pollution, contribute to sustainable development and avoid global warming since the greenhouse gas emissions of renewable energy sources are usually very low. While we believe that electricity produced using natural gas through our NET Power Cycle will be an integral part of the global energy transition, certain regulations may lump natural gas together with other non-renewable energy sources such as oil, coal or gasoline rather than renewable energy sources such as wind or solar energy, and, as such, new regulations may be stricter than anticipated. We cannot assure you that new regulations or measures that may be adopted by the U.S. government or foreign governments will not have an adverse effect on our business and our results of operations.

The progress and challenges of the energy transition could have a significant adverse effect on us if we are unable to keep up with the pace of the global energy transition and allocate our resources effectively.

The ability to license and deploy natural gas power plants may be limited due to conflict, war or other political disagreements between gas-producing nations and potential customers, and such disagreements may adversely impact our business plan.

Conflict, war or other political disagreements between gas producing nations and potential customers could affect our operations in unpredictable ways, including disruptions of fuel supplies and markets and the possibility that infrastructure facilities, including pipelines, production facilities, refineries, electric generation, transmission and distribution facilities, offshore rigs and vessels and communications infrastructures, could be direct targets of, or indirect casualties of, a cyberattack or an act of piracy or terror. The continued threat of terrorism and the impact of military and other government action has led and may lead to further increased volatility in prices for natural gas and could affect the natural gas market or the financial markets that we use.

In late February 2022, Russian military forces commenced a military operation and invasion against Ukraine. The United States, other countries and certain international organizations have imposed broad economic sanctions on Russia and certain Russian individuals, banking entities and corporations as a response and additional sanctions may be imposed in the future. The length, impact and outcome of the ongoing war between Russia and Ukraine is highly unpredictable, and such unpredictability has created uncertainty for financial and commodity markets. While NET Power does not currently have operations overseas, the conflict elevates the likelihood of supply chain disruptions, heightened volatility in energy prices and negative effects on our ability to raise additional capital when required and could have a material adverse impact on our business, financial condition or future results.

Conflicts of this sort, or the threat of conflicts of this sort, may also have an adverse effect on the broader economy. Instability in the financial markets as a result of war, sabotage, piracy, cyberattacks or terrorism could also affect our ability to raise capital and could also adversely affect the natural gas and power industries and could restrict their future growth. Any resulting economic downturn could adversely affect our results of operations, impair our ability to raise capital or otherwise adversely impact our ability to realize certain business strategies.

We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to the Foreign Corrupt Practices Act (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the U.K. Bribery Act of 2010, the U.K. Proceeds of Crime Act 2002 and other anti-corruption laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit our company from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We use or anticipate use of third-party law firms, accountants and other representatives for regulatory compliance, sales and other purposes in several countries. We can be held liable for the corrupt or other illegal activities of these third-party representatives, our employees, contractors, partners and other agents, even if we do not explicitly authorize such activities. In addition, although we have implemented policies and procedures intended to ensure compliance with anti-corruption laws, our employees, representatives, contractors, partners and agents may not comply with these laws at all times.

Noncompliance with these laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, if governmental or other sanctions are imposed or if we do not prevail in any possible civil or criminal litigation, our business, financial condition and results of operations could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and of resources and in significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, financial condition and results of operations.

Moreover, as an issuer of securities, we also are subject to the accounting and internal controls provisions of the FCPA. These provisions require us to maintain accurate books and records and a system of internal controls sufficient to detect and prevent corrupt conduct. Failure to abide by these provisions may have an adverse effect on our business, financial condition or results of operations.

Any potential changes or reductions in available government incentives promoting greenhouse gas emissions projects, such as the Inflation Reduction Act’s financial assistance program funding installation of zero-emission technology, may adversely affect our ability to grow our business.

On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“IRA”) into law. The provisions of the IRA are intended to, among other things, incentivize domestic clean energy investment, manufacturing and production. The economics for carbon sequestration will benefit from raising the carbon capture tax credit from $50 per metric ton to $85 per metric ton. The credit will be “direct pay,” meaning it would be a refundable credit, for the first five years, starting with the year a “qualified facility” is placed in service, but not beyond December 31, 2032. In addition, the law lowers the threshold for eligibility as a “qualified facility” to include any carbon capture, utilization and sequestration (“CCUS”) facility placed on an electric generating facility that captures 18,750 tons of carbon annually and has a capture rate of at least 75%, as measured by an applicable electric generating unit’s baseline carbon oxide production. We believe that a project utilizing the NET Power Cycle can meet the criteria for a “qualified facility” under this definition, and, as such, we intend to apply for tax credits under Section 45Q of the Code.

We view the enactment of the IRA as favorable for our development and commercialization efforts. However, we are continuing to evaluate the overall impact and applicability of the IRA to our development and commercialization efforts. It is unclear how this legislation will be implemented by the U.S. Department of Treasury and what, if any, impact it will have on our tax rate. If the IRA or any current or future similar legislation is amended or repealed, or if it is interpreted by courts or implemented by regulatory agencies differently than we expect, then this could adversely affect our anticipated timelines, projected financials and ability to grow our business.

Risks Related to Intellectual Property

We are developing NET Power-owned intellectual property, but we rely heavily on the intellectual property we have in-licensed and which is core to the NET Power Cycle. The ability to protect these patents, patent applications and other proprietary rights may be challenged or may be faced with our inability or failure to obtain, maintain, protect, defend and enforce, exposing us to possible material adverse impacts on our business, competitive position and operating results.

Our discovery and development technology platforms are built, in part, around intellectual property rights in-licensed from our partners, including our license from 8 Rivers that is core to the NET Power Cycle. Under our existing license agreements, we are subject to various obligations, which may include diligence obligations with respect to development and commercialization activities, payment obligations upon achievement of certain milestones and royalties on product sales. If there is any conflict, dispute, disagreement or issue of nonperformance between us and our counterparties regarding our rights or obligations under these license agreements, including any conflict, dispute or disagreement arising from our failure to satisfy diligence or payment obligations, we may be liable to pay damages and our counterparties may have a right to terminate the affected license. The termination of any license agreement with one of our partners, including 8 Rivers, could adversely affect our ability to utilize the intellectual property that is subject to that license agreement in our discovery and development efforts, our ability to enter into future collaboration, licensing and/or marketing agreements for one or more of our technologies and our ability to commercialize the affected technology. Furthermore, disagreements under any of these license agreements may arise, including those related to:

•        the scope of rights granted under the license agreement and other interpretation-related issues;

•        whether and the extent to which our technology and processes may infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•        our right to sublicense patent and other rights to third parties under collaborative development relationships; and

•        the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners.

These disagreements may harm our relationship with our partners, and such harm could have negative impacts on other aspects of our business.

Additionally, the intellectual property we have in-licensed from 8 Rivers could be susceptible to third party challenges of 8 River’s retained rights. Pursuant to our license agreement and a related excluded field agreement, we have exclusive rights to the NET Power Cycle for the generation of electricity using CO2 as the primary working fluid utilizing any carbonaceous gas fuel other than those derived from certain solid fuel sources. 8 Rivers retains the rights of use to the NET Power Cycle for the generation of electricity using CO2 as the primary working fluid utilizing any carbonaceous gas derived directly or indirectly from such solid fuel sources, and if any third party challenges such use, such challenges could tangentially impact our use of the in-licensed technology.

We may lose our rights to some or all of the core intellectual property that is in-licensed by way of either the licensor not paying renewal fees or maintenance fees, or by way of third parties challenging the validity of the intellectual property, thereby resulting in competitors easily entering into the same market and decreasing the revenue that we receive from our customers, and this may adversely affect our ability to develop, market and license our technology.

Because our technology requires the use of proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to continue to in-license these proprietary rights. Licensing intellectual property involves complex legal, business and scientific issues. If we are not able to maintain such licenses, or if we fail to obtain any future necessary licenses on commercially reasonable terms or with sufficient breadth to cover the intended use of third-party intellectual property, our business could be materially harmed. Further, if our licensors lose their licenses, whether due to not paying renewal or maintenance fees, third parties challenging the validity or otherwise, we would also lose rights to the covered intellectual property, and such loss could also materially harm our business.

If disputes over licensed intellectual property prevent or impair our ability to maintain the licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize our technology, or the dispute may have an adverse effect on our results of operation.

We, our partners, our licensees and our critical equipment suppliers may need to defend ourselves against intellectual property infringement claims, which may negatively impact market demand for our process licenses. Further, defending against intellectual property claims can be time consuming and expensive, and such defense may divert our resources away from our business efforts, regardless of the outcome of these claims.

Third parties may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to manufacture, develop or sell our products, and that could make it more difficult for us to operate our business and generate revenue. From time to time, we may receive inquiries from holders of patents or trademarks inquiring whether we are infringing their proprietary rights and/or seeking court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to our technology may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following: cease licensing, selling, incorporating or using products that incorporate the challenged intellectual property; pay substantial damages; obtain a license from the holder of the infringed intellectual property right that may not be available on reasonable terms or at all; or redesign our plant technology. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.

Third parties may successfully challenge or invalidate our rights or ability to use in-licensed intellectual property that is core to the NET Power Cycle.

Competitors or other third parties may infringe, misappropriate or otherwise violate our in-licensed issued patents or other intellectual property we may own. To counter such infringement, misappropriation or other unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming and can divert the time and attention of our management and scientific personnel. Any claims we assert against third parties could provoke these parties to assert counterclaims against us alleging that we infringe, misappropriate or otherwise violate their patents, trademarks, copyrights or other intellectual property. In addition, our in-licensed patents may become involved in inventorship or priority disputes. Third parties may raise challenges to the validity of certain of our in-licensed patent claims and may in the future raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. For example, we may be subject to a third-party pre-issuance submission of prior art to the USPTO, or we may become involved in derivation, revocation, reexamination, post-grant review (also known as PGR), inter partes review (also known as IPR) and equivalent proceedings in foreign jurisdictions, such as opposition proceedings challenging any patents that we may own or in-license. Such submissions may also be made prior to a patent’s issuance, precluding the granting of a patent based on one of our owned or licensed pending patent applications. A third party may also claim that our potential future owned patents or licensed patent rights are invalid or unenforceable in a litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, invalidate or render unenforceable our potential future owned patents or licensed patent rights, allow third parties to commercialize the NET Power Cycle or related technologies and compete directly with us without payment to us, or such adverse determination could result in our inability to manufacture or commercialize products without infringing third-party patent rights. In a patent infringement proceeding, there is a risk that a court will decide that a patent we in-license is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our in-licensed patents do not cover the invention. An adverse outcome in a litigation or proceeding involving our in-licensed patents could limit our ability to assert our in-licensed patents against those parties or other competitors and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Similarly, in the future, we expect to rely on trademarks to distinguish the NET Power Cycle or related technologies, and if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

In any infringement litigation, any award of monetary damages we receive may not be commercially valuable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our securities. Moreover, there can be no assurance that we will have sufficient financial or other resources to adequately file and pursue such infringement claims, which typically last for years before they are concluded. Some of our competitors and other third parties may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing, misappropriating or successfully challenging our intellectual property rights. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a negative impact on our ability to compete in the marketplace, and that could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Despite actively monitoring for potential third-party infringement, misappropriation, dilution or other violations of our intellectual property rights, there could be activities that could diminish the value of our services, brands or goodwill and that cause a decline in our revenue.

If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business might be harmed. In addition, defending our intellectual property rights might entail significant expense. Any of our trademarks or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. While we plan to file new patents, we may be unable to obtain patent protection for the technology covered in our patent applications. In addition, any patents issued in the future may not provide us with competitive advantages or may be successfully challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain.

Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our service is available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the U.S., and mechanisms for enforcement of intellectual property rights may be inadequate. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain, and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secrets and intellectual property rights. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel.

Our patent applications may not result in issued patents and our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with commercialization of our technology.

Our patent applications may not result in issued patents, and not having such patents may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. As a result, we cannot be certain that any patent applications we have or will file will result in patents being issued or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to those who may have patents or patent applications directed to relevant technology with an effective filing date earlier than any of our existing patents or pending patent applications, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and, thus, we cannot be certain that foreign patent applications related to issued United States patents will be issued.

Even if our patent applications succeed and even if we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar to ours or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. In addition, patents issued to us may be infringed upon or designed around by others, and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

We maintain certain technology as trade secrets and others could independently develop competing or similar technologies, allowing others to develop plants without our license if our other intellectual property rights are insufficient to prevent such unlicensed development and deployment of plants.

We currently rely, and intend to rely in the future, on trade secrets, know-how and technology that are not protected by patents to maintain our competitive position. We may not be able to protect our trade secrets, know-how and other internally developed information adequately. Although we use reasonable efforts to protect this internally developed information and technology, our employees, consultants and other parties (including independent contractors and companies with which we conduct business) may unintentionally or willfully disclose our information or technology to competitors. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access to our trade secrets, know-how and other internally developed information. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information or technology is difficult, expensive and time-consuming, and the outcome is unpredictable.

We rely, in part, on non-disclosure, confidentiality and assignment-of-invention agreements with our employees, on independent contractors, on consultants and on companies with which we conduct business to protect our internally developed information. These agreements may not be self-executing or they may be breached, and we may not have adequate remedies for such breach. These agreements may be found by a court to be unenforceable or invalid. We may fail to enforce our agreements in court if we are compelled to present them as evidence but are unable to locate and provide copies. Moreover, when employees with knowledge of our trade secrets and confidential information leave us and join new employers, it may be difficult or impossible for us to detect or prove misappropriation of our confidential information and trade secrets by the former employee and/or the former employee’s new employer. In addition, others may independently discover trade secrets and proprietary information, and, in such cases, we could not assert any trade secret rights against such party.

Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive position, business, financial condition and results of operations.

A number of foreign countries do not protect intellectual property rights to the same extent as the United States, and, so, our intellectual property rights may not be as strong or as easily enforced outside of the United States.

Patent, trademark and trade secret laws are geographical in scope and vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the United States are less willing or unwilling to protect trade secrets and know-how. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, and our competitive position would be materially and adversely harmed. Further, even if we engaged local counsel in key foreign jurisdictions, policing the unauthorized use of its intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States, and efforts to protect against the infringement, misappropriation or unauthorized use of our intellectual property rights, technology and other proprietary rights may be difficult and costly outside of the United States. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain, and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our patent rights, trade secrets and other intellectual property rights.

We, our partners or our licensees, may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, and such failure to identify or correctly interpret the patent may adversely affect our ability to develop, market and license our technology.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our technology in any jurisdiction.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, and such incorrect interpretation may negatively impact our ability to market our products. We may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. In addition, because patent applications can take many years to issue, there may be currently pending applications unknown to us that may later result in issued patents upon which our technology may infringe. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, and such incorrect determination may negatively impact our ability to develop and market our technology. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products.

The information technology systems and data that we maintain may be subject to intentional or inadvertent disruption, other security incidents or alleged violations of laws, regulations or other obligations relating to data handling that could result in regulatory investigations or actions, litigation, fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, loss of customers or sales and other adverse business consequences.

We rely on information technology systems in order to conduct business, including communicating with employees and our facilities, ordering and managing materials from suppliers and analyzing and reporting results of operations, as well as for storing sensitive, personal and other confidential information. While we have taken steps to ensure the security of our information technology systems, our security measures or those of our third-party vendors may not be effective and our or our third-party vendors’ systems may nevertheless be vulnerable to computer viruses, security breaches and other disruptions from unauthorized users. If our or our third-party vendors’ information technology systems are damaged or cease to be available or function properly for an extended period of time, whether as a result of a significant cyber incident or otherwise, our ability to communicate internally as well as with our retail customers could be significantly impaired, and such impaired ability to communicate may adversely impact our business.

Additionally, the techniques used to obtain unauthorized, improper or illegal access to information technology systems are constantly evolving, may be difficult to detect quickly and often are not recognized until after they have been launched against a target. We may be unable to anticipate these techniques, react in a timely manner or implement adequate preventative or remedial measures. Any operational failure or breach of security from these increasingly sophisticated cyberthreats could lead to the loss or disclosure of both our and our retail customers’ financial, product and other confidential information, lead to the loss or disclosure of personally identifiable information about our employees or customers, result in negative publicity and expensive and time-consuming regulatory or other legal proceedings, damage our relationships with our customers and have a material adverse effect on our business and reputation. In addition, we may incur significant costs and operational consequences in connection with investigating, mitigating, remediating, eliminating and putting in place additional tools and devices designed to prevent future actual or perceived security incidents and in connection with complying with any notification or other obligations resulting from any security incidents. Because we do not control our third-party vendors or the processing of data by our third-party vendors, our ability to monitor our third-party vendors’ data security is limited and we cannot ensure the integrity or security of the measures they take to protect and prevent the loss of our or our consumers’ data. As a result, we are subject to the risk that cyberattacks on, or other security incidents affecting, our third-party vendors may adversely affect our business, even if an attack or breach does not directly impact our systems.

Risks Related to this Business Combination, Ownership of Class A Common Stock and Our Status as a Public Company

An active trading market for Class A Common Stock may not develop and you may not be able to sell your shares of Class A Common Stock.

Prior to the closing of the Business Combination, there has been no public market for Class A Common Stock. Although we have applied to list the Class A Common Stock on the NYSE, an active trading market may never develop or may never be sustained. If an active market for the Class A Common Stock does not develop or is not sustained, it may be difficult for you to sell shares at an attractive price or at all.

The trading price of the shares of Class A Common Stock may be volatile, and purchasers of the Class A Common Stock could incur substantial losses.

Our stock price may be volatile. The stock market in general and the market for special purpose acquisition companies (also known as SPACs) in particular has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their Class A Common Stock at or above the price paid for the shares. The market price for the Class A Common Stock may be influenced by many factors, including:

•        actual or anticipated variations in our operating results;

•        changes in financial estimates by us or by any securities analysts who might cover our stock;

•        conditions or trends in our industry;

•        changes as a result of the COVID-19 pandemic or similar macroeconomic events;

•        stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the patented technologies and intellectual property industries;

•        announcements by us or our competitors of new technologies, significant acquisitions, strategic partnerships or divestitures;

•        announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•        capital commitments;

•        investors’ general perception of our company and our business;

•        recruitment or departure of key personnel; and

•        sales of Class A Common Stock, including sales by our directors and officers or specific stockholders.

In addition, in the past, stockholders have initiated class action lawsuits against companies following periods of volatility in the market prices of companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and could divert management’s attention and resources from our business.

If equity research analysts do not publish research or reports, or if they publish unfavorable research or reports, about us, our business, our market, our stock price and our trading volume could decline.

The trading market for Class A Common Stock will be influenced by the research and reports that equity research analysts publish about us and our business. We do not currently have, and may never obtain, research coverage by equity research analysts. Equity research analysts may elect not to provide research coverage of Class A Common Stock after the completion of the Business Combination, and such lack of research coverage may adversely affect the market price of Class A Common Stock. In the event we do have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which, in turn, could cause our stock price or trading volume to decline.

Concentration of ownership among members of our senior management, our existing directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Concentration of ownership among members of our senior management, our existing directors and principal stockholders may prevent new investors from influencing significant corporate decisions. As a result, these persons, if they were to act together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions. For further information, please see “Risk Factors — Conflicts of interest may arise because, prior to the consummation of the Business Combination, most of the members of our board of managers are representatives of our principal members, and following consummation of the Business Combination, several directors on the NET Power Inc. Board will be appointed by such principal members.”

Moreover, some of these persons or entities may have interests different than yours. For example, because many of these stockholders have held their shares for a long period, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, the Class A Common Stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company,” we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; we will be exempt from any rules that could be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotations or requiring a supplement to the auditor’s report on financial statements; we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and we will not be required to hold non-binding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, and that means that, when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and we will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We may be an “emerging growth company” until the fiscal year end following the fifth anniversary of the completion of the RONI IPO, though we may cease to be an “emerging growth company” earlier under certain circumstances, including if (i) we have more than $1.235 billion in annual revenue in any fiscal year, (ii) the market value of Class A Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 or (iii) we issue more than $1.0 billion of non-convertible debt over a three-year period.

The exact implications of the JOBS Act are subject to interpretation and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find the Class A Common Stock less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find the Class A Common Stock less attractive as a result, there may be a less active trading market for the Class A Common Stock and our stock price may decline or become more volatile.

We will incur significant increased costs to implement an effective system of internal controls as a result of operating as a public company, and our management will be required to devote substantial time to public company compliance initiatives. If we fail to maintain effective internal control over financial reporting and effective disclosure controls and procedures, we may not be able to accurately report our financial results in a timely manner or prevent fraud, and such inability may adversely affect investor confidence in our company.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act (“Section 404”) and, therefore, we are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, and such rules require management to certify financial and other information in our quarterly and annual reports and to provide an annual management report on the effectiveness of controls over financial reporting. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we are not required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. Our independent registered public accounting firm will eventually be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404, and it may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we may need to undertake actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. In addition, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal controls over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or unable to assert that our internal control over financial reporting is effective or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports. As a result, the market price of the Class A Common Stock could be materially adversely affected.

Because we do not anticipate paying any cash dividends on the Class A Common Stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.

You should not rely on an investment in the Class A Common Stock to provide dividend income. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt agreements we may elect to utilize are likely to similarly preclude us from paying dividends. As a result, capital appreciation, if any, of the Class A Common Stock will be your sole source of gain for the foreseeable future. Investors seeking cash dividends should not purchase Class A Common Stock.

We will incur increased costs and demands upon management as a result of being a public company.

As a public company listed in the United States, we will incur significant additional legal, accounting and other costs. These additional costs could negatively affect our financial results. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the NYSE, may increase legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.

Failure to comply with these rules might also make it more difficult for us to obtain some types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or to incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

Future interpretations of existing accounting standards could adversely affect our operating results.

Generally accepted accounting principles in the United States (“GAAP”) are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants (“AICPA”), the SEC and various other bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and they could affect the reporting of transactions completed before the announcement of a change.

Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain disputes between us and our stockholders, and such provision could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or with our directors, officers or employees.

Our amended and restated certificate of incorporation that will become effective upon the closing of the Business Combination specifies that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for most legal actions involving actions brought against us by stockholders; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or in the federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation will also provide that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act. We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, these provisions may have the effect of discouraging lawsuits against our directors and officers. The choice of forum provision requiring that the Court of Chancery of the State of Delaware be the exclusive forum for certain actions would not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 (the “Exchange Act”).

There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find these types of provisions to be inapplicable or unenforceable and if a court were to find the exclusive forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, and such costs could materially adversely affect our business.

Risks Related to the Business Combination and RONI

Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to the “we,” “us” or “our” refers to RONI. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “RONI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Sponsor, our directors and our officers have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor and each of our directors and officers, pursuant to the Sponsor Letter Agreement, has agreed, among other things, to vote all of their Ordinary Shares, including the Founder Shares, in favor of any proposed business combination and to not redeem any such Ordinary Shares in connection with such shareholder approval. As of the date of this proxy statement/prospectus, our Sponsor, our directors and our officers own approximately 19.9% of the issued and outstanding Ordinary Shares (excluding the private placement shares underlying the private placement units).

Neither the RONI Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the RONI Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that RONI is paying for NET Power is fair to RONI from a financial point of view. Neither the RONI Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the RONI Board and management conducted due diligence on NET Power and researched the industry in which NET Power operates. The RONI Board reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of NET Power and the financial terms set forth in the Business Combination Agreement, and the RONI Board concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the RONI Board and management in valuing NET Power, and the RONI Board and management may not have properly valued NET Power’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, either of which could potentially impact our ability to consummate the Business Combination.

We cannot assure you that our diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to NET Power’s business, including any material omissions or misstatements contained in the registration statement or proxy statement/prospectus relating to the Business Combination than an investor in an initial public offering.

Before entering into the Business Combination Agreement, we performed a due diligence review of NET Power and its business and operations; however, we cannot assure you that our due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Additionally, the scope of due diligence we have conducted in conjunction with the Business Combination may be different than would typically be conducted in the event NET Power pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the Class A Common Stock that will be issued pursuant to this Registration Statement and thus no corresponding right of action is available to investors in the Business Combination, for any material misstatements or omissions in the registration statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges that could have a significant negative effect on NET Power’s financial condition, results of operations and the share price of its securities, and such events could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.

The Business Combination may be materially adversely affected by world health events, including the COVID-19 pandemic.

In December 2019, COVID-19 was reported to have surfaced in Wuhan, China, and COVID-19 has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic.” The COVID-19 pandemic has resulted in, and a significant outbreak of other infectious diseases could result in, a widespread health crisis that could adversely affect the economies and financial markets worldwide. Additionally, our ability to consummate the Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the outbreak of COVID-19 or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, and such governmental measures may limit our ability to have meetings with potential investors or may affect the ability of NET Power’s personnel, vendors and service providers to negotiate and consummate the Business Combination in a timely manner. Since the beginning of 2021, the distribution of COVID-19 vaccines progressed and many government-imposed restrictions were relaxed or rescinded. However, we continue to monitor the effects of the pandemic on NET Power’s operations.

The extent to which COVID-19 impacts the Business Combination will depend on various factors and consequences beyond our control, such as the emergence of more contagious and harmful variants of the COVID-19 virus, the duration and scope of the pandemic, additional actions by businesses and governments in response to the pandemic and the speed and effectiveness of responses to combat the virus. COVID-19 and the volatile regional and global economic conditions stemming from the pandemic could also aggravate the other risk factors that we identify herein. While the effects of the COVID-19 pandemic have lessened recently in the United States, we cannot predict the duration or future effects of the pandemic or more contagious and harmful variants of the COVID-19 virus, and such effects may materially adversely affect NET Power’s results of operations and financial condition in a manner that is not currently known to us or that we do not currently consider to present significant risks to NET Power’s operations.

The Initial Shareholders, certain other members of the RONI Board and RONI’s officers have interests in the Business Combination that are different from or are in addition to other RONI shareholders in recommending that RONI shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

The Initial Shareholders, certain members of the RONI Board and certain RONI officers have interests in the Business Combination that are different from or in addition to (and that may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•        the fact that the Initial Shareholders and RONI directors and officers have agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that our Sponsor paid an aggregate of $26,000 for the Founder Shares, 2,500 Class A Shares and 100 Class A Units of Opco, and, upon the completion of the Business Combination, the holders of such Founder Shares will continue to own, in the aggregate, 3.3% of the Common Stock after giving effect to the issuance of any Common Stock in connection with the Business Combination, subject to the waivers of certain conversion rights and forfeiture of certain Class A Shares pursuant to the Sponsor

Letter Agreement. As a result, our Sponsor ultimately expects to receive 6,548,225 Class B Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and such securities, along with its 2,500 Class A Shares, will have a significantly higher value at the time of the Business Combination that, if unrestricted and freely tradable, would be valued at $67.2 million based on the closing price of $10.23 per public share on the NYSE on March 31, 2023, resulting in a theoretical gain of $67.2 million, but, given the restrictions on such shares, RONI believes such shares have less value. If the Business Combination is not consummated, our Sponsor will lose such theoretical gain;

•        the fact that the Initial Shareholders and RONI directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if RONI fails to complete an initial business combination by June 18, 2023, resulting in a loss of approximately $10,900,000;

•        the fact that our Sponsor paid an aggregate of $10,900,000 for its 10,900,000 private placement warrants to purchase Class A Shares and that such private placement warrants will expire worthless if an initial business combination is not consummated by June 18, 2023;

•        the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any working capital loans made by our Sponsor or any of its affiliates to RONI may be converted into warrants to purchase Class A Shares at a price of $1.00 per warrant at the option of the lender;

•        the fact that RONI’s officers and directors, other than RONI’s independent directors, collectively own, directly or indirectly, a material interest in our Sponsor;

•        the anticipated designation of Daniel J. Rice, IV as the Chief Executive Officer and director of NET Power Inc. and J. Kyle Derham as a director of NET Power Inc. following the Business Combination;

•        the continued indemnification of RONI existing directors and officers under the amended and restated memorandum and articles of association and the continuation of RONI’s directors’ and officers’ liability insurance after the Business Combination;

•        the fact that our Sponsor and RONI’s officers and directors will lose their entire investment of approximately $10,900,000 in RONI and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by June 18, 2023. As of the date of this proxy statement/prospectus, other than as described in this proxy statement/prospectus, there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and RONI’s officers and directors are awaiting reimbursement. As described above, following the Business Combination, our Sponsor ultimately expects to receive 6,548,225 Class B Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and each of RONI’s three independent directors held 30,000 Founder Shares. Additionally, our Sponsor purchased 10,900,000 private placement warrants to purchase Class A Shares simultaneously with the consummation of the RONI IPO for an aggregate purchase price of $10,900,000. The 6,548,225 Class B Shares expected to be owned by our Sponsor, along with its 2,500 Class A Shares, would have had an aggregate market value of $67.2 million based upon the closing price of $10.23 per public share on the NYSE on March 31, 2023. The 10,900,000 private placement warrants held by our Sponsor would have had an aggregate market value of $16.0 million based upon the closing price of $1.465 per public warrant on the NYSE on March 31, 2023;

•        the fact that if the Trust Account is liquidated, including in the event RONI is unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify RONI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which RONI has entered into an acquisition agreement or claims of any third party for services rendered or products sold to RONI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other RONI shareholders experience a negative rate of return in the post-Business Combination company; and

•        the terms and provisions of the Related Agreements as set forth in detail under “The Business Combination Agreement Proposal — Related Agreements.”

The personal and financial interests of the Initial Shareholders as well as RONI’s directors and executive officers may have influenced their motivation in identifying and selecting NET Power as the target for the Business Combination, in completing the Business Combination with NET Power and in influencing the operation of the business following the Business Combination. In considering the recommendations of the RONI Board to vote for the proposals, its shareholders should consider these interests.

The Initial Shareholders, including our Sponsor and RONI’s independent directors, hold a significant number of Ordinary Shares. They will lose their entire investment in RONI if an initial business combination is not completed.

The Initial Shareholders hold in the aggregate 8,625,000 Founder Shares, representing 20.0% of the total outstanding Ordinary Shares upon completion of the RONI IPO. The Founder Shares will be worthless if RONI does not complete an initial business combination by June 18, 2023. In addition, our Sponsor holds an aggregate of 10,900,000 private placement warrants that will also be worthless if RONI does not complete an initial business combination by the same date. As such, the personal and financial interests of RONI’s officers and directors may have influenced their motivation in identifying and selecting NET Power and entering into the Business Combination Agreement.

The exercise of RONI’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or whether such waivers of conditions are appropriate and in RONI’s shareholders’ best interests.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require RONI to agree to amend the Business Combination Agreement, to consent to certain actions taken by NET Power or to waive rights that RONI is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of NET Power’s business, a request by NET Power to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on NET Power’s business and that would entitle RONI to terminate the Business Combination Agreement. In any of such circumstances, it would be at RONI’s discretion, acting through its RONI Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for RONI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, RONI does not believe there will be any changes or waivers that RONI’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, RONI will circulate a new or amended proxy statement/prospectus and will re-solicit RONI’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, and such charges could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to NET Power has identified all material issues or risks associated with NET Power, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in our recognizing losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or NET Power Inc. Accordingly, any shareholders of RONI who choose to remain NET Power Inc. stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of NET Power Inc., almost all of whom we expect to be from NET Power, and some of whom may join NET Power Inc. following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of NET Power Inc.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. We expect NET Power’s current management to remain in place. We cannot assure you that we will be successful in retaining such key personnel or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what NET Power Inc.’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, RONI being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of NET Power at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or to optimize the capital structure of NET Power Inc.

At the time of entering into the Business Combination Agreement, we did not know how many shareholders may exercise their redemption rights. RONI’s amended and restated memorandum and articles of association do not provide a specified maximum redemption threshold, except that in no event will RONI redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that RONI is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Business Combination Agreement. In addition, the Business Combination Agreement provides that NET Power’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any RONI public shareholder redemptions) and the proceeds from the PIPE Financing and the Interim Company Financing and all cash on the consolidated balance sheet of RONI and its subsidiaries, minus transaction expenses (for RONI and for NET Power) equaling or exceeding $200,000,000 as of the closing of the Business Combination. As a result, RONI may be able to complete the Business Combination even though a substantial portion of its public shareholders have redeemed their shares, and that would have a significant impact on the public float of NET Power Inc.

Furthermore, all outstanding warrants will continue to be outstanding following the Business Combination notwithstanding the actual redemptions. An aggregate value of our outstanding public warrants of approximately $12.6 million (based on the closing price of the warrants of $1.465 on the NYSE as of March 31, 2023) may be retained by the redeeming shareholders assuming maximum redemptions. The potential for the issuance of a substantial number of shares of Class A Common Stock upon exercise of these warrants could make NET Power Inc. less attractive to investors. Any such issuance will increase the number of issued and outstanding shares of Class A Common Stock and reduce the value of the outstanding Class A Common Stock following the Business Combination. The outstanding warrants could have the effect of depressing the per share price of the Combined Company. See “What equity stake will current RONI shareholders and current equityholders of NET Power hold in NET Power Inc. immediately after the consummation of the Business Combination?” for a summary of the book value of Ordinary Shares following the Business Combination under various redemption scenarios.

Our Sponsor, as well as NET Power, our directors, executive officers, advisors and their affiliates, may elect to purchase public shares prior to the consummation of the Business Combination, and such purchase may influence the vote on the Business Combination and may reduce the public “float” of our Class A Shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Sponsor, NET Power and/or its directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or who indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its or their redemption rights. In the event that our Sponsor, NET Power and/or their directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Director Election Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter and (iii) otherwise limit the number of public shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our Class A Shares or warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against RONI, the proceeds held in the Trust Account could be reduced, and the per share redemption amount received by shareholders may be less than $10.00 per share.

RONI’s placing of funds in the Trust Account may not protect those funds from third-party claims against RONI. RONI seeks to have all vendors, service providers (other than RONI’s independent auditors), prospective target businesses or other entities with which RONI does business execute agreements with RONI waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of RONI’s public shareholders. However, such parties may not execute such agreements, or, even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account. Such claims include, but are not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case to gain advantage with respect to a claim against RONI’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, RONI’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to RONI than any alternative.

Examples of possible instances where RONI may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular experienced knowledge or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with RONI and will not seek recourse against the Trust Account for any reason. Upon redemption of RONI’s public shares, if RONI is unable to complete the Business Combination within the prescribed time frame, or upon the exercise of a redemption right in connection with the Business Combination, RONI will be required to provide for payment of claims of creditors that were not waived that may be brought against RONI within the 10 years following redemption. Accordingly, the per share redemption amount received by RONI’s public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Our Sponsor has agreed that it will be liable to RONI if and to the extent any claims by a vendor for services rendered or products sold to RONI or a prospective target business with which RONI has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under RONI’s indemnification of the underwriters of the RONI IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. RONI has not independently verified whether our Sponsor has sufficient funds to satisfy its indemnification obligations and believes that our Sponsor’s only assets are securities of RONI. Our Sponsor may not have sufficient funds available to satisfy those obligations. RONI has not asked the Sponsor to reserve for such eventuality, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for a business combination and redemptions could be reduced to less than $10.00 per public share. In such event, RONI may not be able to complete the Business Combination, and RONI shareholders would receive such lesser amount per share in connection with any redemption of public shares.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that, immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and us to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and, if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years following our initial registration, although circumstances could cause us to lose that status earlier, including if the market value of our Class A Shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect to remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our Ordinary Shares held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our Ordinary Shares held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, may require substantial financial and management resources and may increase the time and costs of completing the Business Combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. NET Power is not a public reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and NET Power Inc. management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to NET Power Inc. after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, and such inability may subject us to adverse regulatory consequences and could harm investor confidence and the market price of Class A Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of NET Power Inc.’s Class A Common Stock and NET Power Inc. warrants may be volatile.

Upon consummation of the Business Combination, the price of Class A Common Stock and NET Power Inc. warrants may fluctuate due to a variety of factors, including:

•        changes in the industries in which NET Power Inc. and its customers operate;

•        variations in its operating performance and the performance of its competitors in general;

•        material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•        actual or anticipated fluctuations in NET Power Inc.’s quarterly or annual operating results;

•        publication of research reports by securities analysts about NET Power Inc., its competitors or its industry;

•        the public’s reaction to NET Power Inc.’s press releases, its other public announcements and its filings with the SEC;

•        NET Power Inc.’s failure or the failure of its competitors to meet analysts’ projections or guidance that NET Power Inc. or its competitors may give to the market;

•        additions and departures of key personnel;

•        changes in laws and regulations affecting its business;

•        commencement of, or involvement in, litigation involving NET Power Inc.;

•        changes in NET Power Inc.’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of Class A Common Stock available for public sale; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Class A Common Stock and NET Power Inc. warrants regardless of the operating performance of NET Power Inc.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Class A Common Stock to drop significantly, even if NET Power Inc.’s business is doing well.

Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Class A Common Stock.

It is anticipated that, upon completion of the Business Combination, assuming no redemptions, (i) the Existing NET Power Holders will own, collectively, approximately 60.3% of the outstanding Common Stock, which includes (A) Class A Common Stock and (B) Opco Units (and an equivalent number of Class B Common Stock) that may be exchanged into Class A Common Stock, (ii) the RONI Initial Shareholders and public shareholders will own approximately 18.1% of the outstanding Common Stock and (iii) the purchasers in the PIPE Financing will own approximately 21.6% of the outstanding Common Stock, in each case, assuming that none of RONI’s outstanding public shares are redeemed in connection with the Business Combination. These percentages assume that 137,192,563 shares of Common Stock are issued to the holders of shares of equity securities of NET Power at Closing.

Although the NET Power shareholders will be subject to certain restrictions regarding the transfer of Class A Common Stock, these shares may be sold after the expiration of the respective applicable lock-up under the Stockholders’ Agreement. We intend to file one or more registration statements prior to or shortly after the Closing of the Business Combination to provide for the resale of such shares from time to time. In addition, as restrictions on resale end and the registration statements are available for use, the market price of Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

RONI warrants will become exercisable for NET Power Inc. Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and would result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 19,525,000 shares of NET Power Inc. Class A Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable 30 days following the Closing of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the holders of Class A Common Stock and will increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Class A Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the public warrants may never be in the money, they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment.

Our warrants are issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants voting together as a single class to make any change that adversely affects the interests of the registered holders of warrants and, solely with respect to any amendment to the terms of the private placement warrants or working capital warrants or any provision of the warrant agreement with respect to the private placement warrants or working capital warrants, 50% of the then-outstanding private placement warrants or working capital warrants, as applicable, voting together as a single class. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants, voting together as a single class, approve of such amendment. Our ability to amend the terms of such warrants with the consent of at least 50% of the then-outstanding warrants includes, but is not limited to, amendments to increase the exercise price, to convert such warrants into cash or shares, to shorten the exercise period or to decrease the number of Ordinary Shares purchasable upon exercise of such warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date we send the notice of such redemption to the warrant holders. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of the Class A Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or if we are unable to effect such registration or qualification. We will use our commercially reasonable efforts to register or qualify such Ordinary Shares under the blue sky laws of the state of such residence in those states in which the warrants were offered by us in this offering. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price that, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our Class A Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders. Historical trading prices for Ordinary Shares have exceeded the $10.00 per share threshold at which the public warrants would become redeemable. In such a case, the holders will be able to exercise their warrants prior to redemption for a number of Class A Shares determined based on the redemption date and the fair market value of our Class A Shares. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.3611 Class A Shares per whole warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by their initial purchasers or their permitted transferees.

Historical trading prices for Class A Shares have varied between a low of approximately $9.71 per share on August 13, 2021 to a high of approximately $10.40 per share on November 26, 2021, but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). We have no obligation to notify holders of the warrants that they have become eligible for redemption. However, pursuant to the warrant agreement, in the event we decide to redeem the warrants, a notice of redemption shall be mailed by first class mail, postage prepaid, by RONI not less than 30 days prior to the date fixed for redemption to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the warrant register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given. Redemption of the outstanding warrants could force a warrant holder (i) to exercise its warrants and pay the exercise price therefor at a time when it may be disadvantageous for it to do so, (ii) to sell its warrants at the then-current market price, when it might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of its warrants.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) we irrevocably submit to such jurisdiction, which will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, and, therefore, the provision may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, and such costs could materially and adversely affect our business, financial condition and results of operations and could result in a diversion of the time and resources of our management and board of directors.

The NYSE may not list NET Power Inc.’s securities on its exchange, and that could limit investors’ ability to make transactions in NET Power Inc.’s securities and could subject NET Power Inc. to additional trading restrictions.

An active trading market for NET Power Inc.’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on the NYSE, we will be required to demonstrate compliance with the NYSE’s listing requirements. We will apply to have NET Power Inc.’s securities listed on the NYSE upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if NET Power Inc.’s securities are listed on the NYSE, NET Power Inc. may be unable to maintain the listing of its securities in the future.

If NET Power Inc. fails to meet the listing requirements and the NYSE does not list its securities on its exchange, neither NET Power nor RONI would be required to consummate the Business Combination. In the event that either party elected to waive this condition, and the Business Combination was consummated without NET Power Inc.’s securities being listed on the NYSE or on another national securities exchange, NET Power Inc. could face significant material adverse consequences, including:

•        a limited availability of market quotations for NET Power Inc.’s securities;

•        reduced liquidity for NET Power Inc.’s securities;

•        a determination that Class A Common Stock is a “penny stock,” which will require brokers trading in Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for NET Power Inc.’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or to obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If NET Power Inc.’s securities were not listed on the NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

We are subject to, and NET Power Inc. will be subject to, changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased RONI’s, and will increase NET Power Inc.’s, costs and the risk of non-compliance.

We are, and NET Power Inc. will be, subject to rules and regulations by various governing bodies, including, for example, the SEC, which is charged with the protection of investors and the oversight of companies whose securities are publicly traded, and subject to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in, and NET Power Inc.’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to NET Power Inc.’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect NET Power Inc.’s and Opco’s business and future profitability.

NET Power Inc. will have no material assets other than its interest in Opco, which will hold, directly or indirectly, all of our business. Opco generally will not be subject to U.S. federal income tax, but it may be subject to certain U.S. state and local and non-U.S. taxes. NET Power Inc. is a U.S. corporation that will be subject to U.S. corporate income tax on its allocable share of the income of Opco. Further, since our operations and customers are located throughout the United States, NET Power Inc. and Opco will be subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to NET Power Inc. or Opco and may have an adverse effect on our business, cash flows and future profitability.

President Joe Biden has set forth several tax proposals that would, if enacted, make significant changes to U.S. tax laws. Such proposals include, but are not limited to, (i) an increase in the U.S. income tax rate applicable to corporations (such as NET Power Inc.) from 21% to 28%, (ii) an increase in the maximum U.S. federal income tax rate applicable to individuals and (iii) an increase in the U.S. federal income tax rate for long-term capital gain for certain taxpayers with income in excess of a threshold amount. Congress may consider and could include some or all of these proposals in connection with tax reform to be undertaken by the Biden administration. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect NET Power Inc.’s or Opco’s business, cash flows and future profitability. Further, in August 2022, the IRA was passed, which imposed, among other things, an excise tax on certain corporate stock buybacks by U.S. public corporations repurchasing such stock and a corporate alternative minimum tax on book income on certain large corporations. The effects of these rules and other provisions of the IRA on NET Power Inc. are uncertain until further regulations and guidance from the IRS and Treasury are released.

As a result of plans to expand our business operations, including to jurisdictions in which tax laws may not be favorable, our obligations may change or fluctuate, may become significantly more complex or may become subject to greater risk of examination by taxing authorities, and any such events could adversely affect our after-tax profitability and financial results.

In the event that our operating business expands domestically or internationally, our effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in deferred tax assets and liabilities or changes in tax laws. Factors that could materially affect our future effective tax rates include, but are not limited to, (i) changes in tax laws or the regulatory environment, (ii) changes in accounting and tax standards or practices, (iii) changes in the composition of operating income by tax jurisdiction and (iv) pre-tax operating results of our business.

Additionally, after the Business Combination, we may be subject to significant income, withholding and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Our after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (i) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (ii) changes in the valuation of deferred tax assets and liabilities, if any, (iii) the expected timing and amount of the release of any tax valuation allowances, (iv) the tax treatment of stock-based compensation, changes in the relative amount of earnings subject to tax in the various jurisdictions, (v) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (vi) changes to existing intercompany structure (and any costs related thereto) and business operations, (vii) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions and (viii) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on our after-tax profitability and financial condition. Additionally, the Internal Revenue Service (the “IRS”) and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and with respect to the use of intangibles. Tax authorities could disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.

Our after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

NET Power Inc. will be a holding company and its only material asset after completion of the Business Combination will be its interest in Opco, and it is accordingly dependent upon distributions made by Opco and its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends (it being understood that we do not anticipate paying any cash dividends on the Class A Common Stock in the foreseeable future).

Upon completion of the Business Combination, NET Power Inc. will be a holding company with no material assets other than its ownership interest in Opco. As a result, NET Power Inc. will have no independent means of generating revenue or cash flow. NET Power Inc.’s ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends (if any such dividend were to be paid) will depend on the financial results and cash flows of Opco and its subsidiaries and on the distributions it receives from Opco. Deterioration in the financial condition, earnings or cash flow of Opco and its subsidiaries for any reason could limit or impair Opco’s ability to pay such distributions. Additionally, to the extent that NET Power Inc. needs funds and Opco and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or Opco is otherwise unable to provide such funds, it could materially adversely affect NET Power Inc.’s liquidity and financial condition.

Opco will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Opco Units. Accordingly, NET Power Inc. will be required to pay income taxes on its allocable share of any net taxable income of Opco. Under the terms of the Opco LLC Agreement, Opco is obligated to make tax distributions to Opco Unitholders (including NET Power Inc.), calculated at certain assumed tax rates. In addition to income taxes, NET Power Inc. will also incur expenses related to its operations, including payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by Opco (excluding payment obligations under the Tax Receivable Agreement). See the section entitled “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.” NET Power Inc. intends to cause Opco to make ordinary distributions on a pro rata basis and to make tax distributions to Opco Unitholders in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by NET Power Inc. However, as discussed below, Opco’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of Opco and its subsidiaries and restrictions on distributions that would violate any applicable restrictions contained in Opco’s debt agreements or any applicable law or that would have the effect of rendering Opco insolvent. To the extent that NET Power Inc. is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and may therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

Additionally, although Opco generally will not be subject to any entity-level U.S. federal income tax, it may be liable under U.S. federal tax law for adjustments to its tax return, absent an election to the contrary. In the event Opco’s calculations of taxable income are incorrect, Opco and/or its members, including NET Power Inc., in later years may be subject to material liabilities pursuant to this U.S. federal tax law and its related guidance.

NET Power Inc. anticipates that the distributions it will receive from Opco may, in certain periods, exceed NET Power Inc.’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The NET Power Inc. Board, in its sole discretion, may make any determination from time to time with respect to the use of any such excess cash so accumulated, which may, among other uses, be used to pay dividends on NET Power Inc.’s Class A Common Stock. NET Power Inc. will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. See the section entitled “The Business Combination Proposal — Related Agreements — Amended and Restated Limited Liability Company Agreement of Opco.”

Dividends on NET Power Inc.’s Common Stock, if any, will be paid at the discretion of the NET Power Inc. Board, which will consider, among other things, NET Power Inc.’s available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy the obligations of NET Power Inc. that will not be reimbursed by Opco, including taxes and amounts payable under the Tax Receivable Agreement and any restrictions in then applicable bank financing agreements. Financing arrangements may include restrictive covenants that restrict NET Power Inc.’s ability to pay dividends or make other distributions to its stockholders. In addition, Opco is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Opco (with certain exceptions) exceed the fair value of its assets. Opco’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to Opco. If Opco does not have sufficient funds to make distributions, NET Power Inc.’s ability to declare and pay cash dividends may also be restricted or impaired.

The organizational structure of NET Power Inc. confers certain benefits upon the holders of shares of Class B Common Stock and Opco Units (which includes the Sponsor and the Existing NET Power Holders) that will not benefit the holders of shares of Class A Common Stock to the same extent.

As noted in the immediately above risk factor, upon completion of the Business Combination, NET Power Inc. will be a holding company with no material assets other than its ownership interest in Opco. Subject to the obligation of Opco to make tax distributions and to reimburse NET Power Inc. for corporate and other overhead expenses, NET Power Inc. will have the right to determine whether to cause Opco to make non-liquidating distributions, and the amount of any such distributions. If Opco makes distributions, the holders of Opco Units (who also hold Class B Common Stock) will be entitled to receive equivalent distributions from Opco on a pro rata basis. However, because NET Power Inc. must pay taxes, amounts NET Power Inc. may distribute as dividends to holders of Class A Common Stock are expected to be less on a per share basis than the amounts distributed by Opco to the holders of Opco Units on a per unit basis.

Pursuant to the Tax Receivable Agreement, NET Power Inc. will be required to pay to certain Opco Unitholders 75% of the tax savings that NET Power Inc. realizes as a result of increases in tax basis in Opco’s assets resulting from the future exchange of Opco Units for shares of Class A Common Stock (or cash) pursuant to the Opco LLC Agreement, as well as certain other tax benefits, including tax benefits attributable to payments under the Tax Receivable Agreement, and those payments may be substantial.

Opco Unitholders may in the future exchange their Opco Units for shares of Class A Common Stock of NET Power Inc. (or cash) pursuant to the Opco LLC Agreement, subject to certain conditions and transfer restrictions as set forth therein. These exchanges are expected to result in increases in NET Power Inc.’s allocable share of the tax basis of the tangible and intangible assets of Opco, and such share may increase (for income tax purposes) depreciation and amortization deductions to which NET Power Inc. is entitled.

In connection with the Business Combination, NET Power Inc. will enter into the Tax Receivable Agreement, which generally provides for the payment by it of 75% of certain tax benefits, if any, that NET Power Inc. realizes (or in certain cases is deemed to realize) as a result of these increases in tax basis and for the payment of certain other tax benefits, including tax benefits attributable to payments under the Tax Receivable Agreement. These payments are the obligation of NET Power Inc. and not of Opco. The actual increase in NET Power Inc.’s allocable share of Opco’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A Common Stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of NET Power Inc.’s income. While many of the factors that will determine the amount of payments that NET Power Inc. will make under the Tax Receivable Agreement are outside of its control, NET Power Inc. expects that the payments it will make under the Tax Receivable Agreement may be substantial and could have a material adverse effect on NET Power Inc.’s financial condition and liquidity. For the sake of illustration, if there were an exchange of all of the outstanding Opco Units (other than those held by NET Power Inc.) immediately after the Business Combination in exchange for Class A Common Stock, the estimated tax benefits to NET Power Inc. subject to the Tax Receivable Agreement would be approximately $339.8 million undiscounted, and the related undiscounted payment to the parties to the Tax Receivable Agreement equal to 75% of the benefit would be approximately $254.9 million. Alternatively, if the Tax Receivable Agreement were terminated immediately after the Business Combination in an early termination, the estimated lump-sum payment under the Tax Receivable Agreement would be approximately $63.2 million. The foregoing figures are based on certain assumptions, including, but not limited to, (i) a $10.00 per share trading price of Class A Common Stock, (ii) a 22.28% federal corporate income tax rate and certain estimated state and local income tax rates, (iii) no material changes in U.S. federal income tax law, that NET Power Inc. will have sufficient income to utilize all tax attributes covered by the Tax Receivable Agreement, and, (iv) in the case of an early termination, a 20% discount rate as the weighted average cost of capital. Any payments made by NET Power Inc. under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to NET Power Inc. and could have benefited the holders of its Class A Common Stock. To the extent that NET Power Inc. is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and would therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, NET Power Inc.’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition. See the section entitled “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits NET Power Inc. realizes or may be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions of NET Power Inc., and the IRS or another taxing authority may challenge, which a court may sustain, all or any part of the tax basis increases, as well as other tax positions that NET Power Inc. takes. In the event that any tax benefits initially claimed by NET Power Inc. are disallowed as a result of such a challenge, NET Power Inc. would not be reimbursed for any excess payments that may previously have been made under the Tax Receivable Agreement. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by NET Power Inc., if any, after the determination of such excess. A challenge to any tax benefits claimed by NET Power Inc. may not arise for a number of years following the time payments begin to be made in respect of such benefits or, even if challenged soon thereafter, such excess cash payment may be greater than the amount of future cash payments that

NET Power Inc. might otherwise be required to make under the terms of the Tax Receivable Agreement, possibly resulting in insufficient future cash payments against which to net such excess. As a result, in certain circumstances, NET Power Inc. could make payments under the Tax Receivable Agreement in excess of NET Power Inc.’s actual income or franchise tax savings, and such excess payment could materially impair NET Power Inc.’s financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) NET Power Inc. exercises its early termination rights under the Tax Receivable Agreement, (ii) certain changes of control of NET Power Inc. occur (as described in the Tax Receivable Agreement), (iii) NET Power Inc., in certain circumstances, fails to make a payment required to be made pursuant to the Tax Receivable Agreement by its final payment date, which non-payment continues until 30 days following receipt by NET Power Inc. of written notice thereof or (iv) the Tax Receivable Agreement is rejected in a case commenced under bankruptcy laws (in which case no written notice of acceleration is required), NET Power Inc.’s obligations under the Tax Receivable Agreement will accelerate and NET Power Inc. will be required to make a lump-sum cash payment to the applicable parties to the Tax Receivable Agreement equal to the present deemed value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, and such lump-sum payment would be based on certain assumptions that may materially overstate such present value, including those relating to NET Power Inc.’s future taxable income. The lump-sum payment could be substantial and could materially exceed the actual tax benefits that NET Power Inc. realizes subsequent to such payment because such payment would be calculated assuming, among other things, that NET Power Inc. would have certain tax benefits available to it and that NET Power Inc. would be able to use the potential tax benefits in future years.

There may be a material negative effect on NET Power Inc.’s liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that NET Power Inc. realizes.

Furthermore, NET Power Inc.’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to RONI prior to the Business Combination and to NET Power Inc. and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for public shareholders and holders of public warrants.

As discussed more fully under the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Public Shareholders” below, the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as RONI, this result is not free from doubt. In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of public shares will be subject to Section 367(b) of the Code and as a result:

•        a U.S. Holder of public shares whose public shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of public shares entitled to vote and less than 10% of the total value of all classes of public shares, will generally not recognize any gain or loss and will generally not be required to include any part of RONI’s earnings in income pursuant to the Domestication;

•        a U.S. Holder of public shares whose public shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of public shares entitled to vote and less than 10% of the total value of all classes of public shares, will generally recognize gain (but not loss) on the exchange of public shares for NET Power Inc. shares (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their public shares, provided certain other requirements are satisfied. RONI does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•        a U.S. Holder of public shares who on the date of the Domestication owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of public shares entitled to vote or 10% or more of the total value of all classes of public shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its public shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. RONI does not expect to have significant cumulative earnings and profits on the date of the Domestication.

Furthermore, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of public shares or public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares or public warrants for the common stock or warrants of the Delaware corporation pursuant to the Domestication under the “passive foreign investment company” (“PFIC”) rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code, and that section generally requires that a U.S. person who disposes of stock of a PFIC (including, for this purpose, exchanging public warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding public shares or public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because RONI is a blank check company with no current active business, we believe that RONI may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of public shares or public warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of the Delaware corporation pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s public shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of RONI. It is not possible to determine at this time whether, in what form and with what effective date final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Public Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s NET Power Inc. shares after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to public warrants, see “The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Public Shareholders.”

We may have been a “PFIC,” and such status could result in adverse United States federal income tax consequences to U.S. investors.

Because RONI is a blank check company with no current active operating business, we believe that RONI may be classified as a “PFIC” for U.S. federal income tax purposes. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of public shares or public warrants who or that is a “U.S. Holder” (as defined in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Public Shareholders”), such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication. Our PFIC status for any taxable year will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year, upon written request, RONI will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to public warrants in all cases.

The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including as a result of the Domestication, and including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Public Shareholders.”

Upon consummation of the Business Combination, the rights of holders of Class A Common Stock arising under the DGCL and under the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A Shares arising under Cayman Islands law and under our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of Class A Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law, and, therefore, some rights of holders of Class A Common Stock will differ from the rights that holders of Class A Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that NET Power Inc. becomes involved in costly litigation, which could have a material adverse effect on NET Power Inc.

In addition, there are differences between the Proposed Governing Documents of NET Power Inc. and Existing Governing Documents of RONI. For a more detailed description of the rights of holders of Class A Common Stock and how they may differ from the rights of holders of Class A Shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of NET Power Inc. are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and we urge you to read them.

Delaware law and NET Power Inc.’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and that could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination and the DGCL contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by the NET Power Inc. Board and, therefore, could depress the trading price of NET Power Inc. Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the NET Power Inc. Board or who are taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents, include provisions regarding:

•        the ability of the NET Power Inc. Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval because such ability could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of and the indemnification of NET Power Inc.’s directors and officers;

•        a prohibition on stockholder action by written consent, thereby forcing stockholder action to be taken at an annual or special meeting of stockholders after such date and possibly delaying the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•        the requirement that a special meeting of stockholders may be called only by the Chief Executive Officer, the Chairman of the NET Power Inc. Board or the NET Power Inc. Board, possibly delaying the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•        the ability of the NET Power Inc. Board to amend the bylaws, possibly allowing the NET Power Inc. Board to take additional actions to prevent an unsolicited takeover and to inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to the NET Power Inc. Board or to propose matters to be acted upon at a stockholders’ meeting, possibly precluding stockholders from bringing matters before annual or special meetings of stockholders, delaying changes in the NET Power Inc. Board and discouraging or deterring a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or to otherwise attempt to obtain control of NET Power Inc.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the NET Power Inc. Board or in its management.

NET Power Inc.’s Proposed Bylaws will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between NET Power Inc. and its stockholders, and such designation could limit NET Power Inc.’s stockholders’ ability to obtain a favorable judicial forum for disputes with NET Power Inc. or its directors, officers, stockholders, employees or agents.

The Proposed Bylaws, which will be in effect upon consummation of the Business Combination, provides that, unless NET Power Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of NET Power Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of NET Power Inc. to NET Power Inc. or to NET Power Inc.’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws or (iv) any action asserting a claim against NET Power Inc. governed by the internal affairs doctrine, in each such case subject to (a) said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and (b) any action asserted to enforce any liability or duty created by the Securities Act by the Exchange Act or, in each case, by rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Unless NET Power Inc. consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States.

This choice of forum provision in our Proposed Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with NET Power Inc. or with any of NET Power Inc.’s directors, officers or other employees, and such provision may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and investors cannot waive compliance with the federal securities laws and the rules and regulations proposed thereunder. If a court were to find the choice of forum provision contained in the Bylaws to be inapplicable or unenforceable in an action, NET Power Inc. may incur additional costs associated with resolving such action in other jurisdictions, and such costs could harm NET Power Inc.’s business, results of operations and financial condition.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to RONI prior to the Business Combination and to NET Power Inc. and its subsidiaries following the Business Combination.

Shareholders of RONI who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, and such requirements may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A Shares for a pro rata portion of the funds held in the Trust Account.

RONI public shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, (i) submit a request in writing and (ii) tender their certificates to Continental or deliver their shares to Continental electronically through the Deposit/Withdrawal at Custodian (“DWAC”) system at least two business days prior to the extraordinary general meeting. To obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. Shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because RONI does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and, thus, will be unable to redeem their shares.

Shareholders electing to redeem their shares will a receive per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the completion of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to RONI to pay its taxes, divided by the number of then outstanding public shares. Please see the section entitled “Extraordinary General Meeting of RONI — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of RONI’s offer to redeem its public shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

RONI will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite RONI’s compliance with these rules, if a public shareholder fails to receive RONI’s tender offer or proxy materials, as applicable, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials, as applicable, that RONI will furnish to holders of its public shares in connection with the Business Combination will describe the various procedures that must be complied with to validly redeem public shares. If a shareholder fails to comply with these procedures, its shares may not be redeemed.

RONI does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for RONI to complete a business combination with which a substantial majority of its shareholders do not agree.

RONI’s amended and restated memorandum and articles of association do not provide a specified maximum redemption threshold, except that in no event will RONI redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that RONI is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Business Combination Agreement. In addition, the Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any RONI public shareholder redemptions) and the proceeds from the private placement, equaling or exceeding $200,000,000 as of the closing of the Business Combination. As a result, RONI may be able to complete the Business Combination even though a substantial portion of its public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor or to RONI’s officers, directors, advisors or their affiliates.

If the aggregate cash consideration RONI would be required to pay for all Class A Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to RONI, RONI will not complete the Business Combination or to redeem any shares, all Class A Shares submitted for redemption will be returned to the holders thereof and RONI instead may search for an alternate business combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Class A Shares issued in the RONI IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Class A Shares issued in the RONI IPO.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the RONI IPO without the prior consent of RONI. Any beneficial holder of Class A Shares on whose behalf a redemption right is being exercised must identify itself to RONI in connection with any redemption election in order to validly elect to redeem such Class A Shares. To determine whether a shareholder is acting in concert or as a group with another shareholder, RONI will require each public shareholder seeking to exercise redemption rights to certify to RONI whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to RONI at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which RONI makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over RONI’s ability to consummate the Business Combination and you could suffer a material loss on your investment in RONI if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if RONI consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the RONI IPO and, to dispose of such excess shares, you would be required to sell your Class A Shares in open market transactions, potentially at a loss. There is no assurance that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the Class A Shares will exceed the per share redemption price. Notwithstanding the foregoing, shareholders may challenge RONI’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

RONI’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

We cannot be certain as to the number of public shares that will be redeemed and as to the potential impact to RONI shareholders who do not elect to redeem their public shares. There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a RONI shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination and including redemptions of public shares, may cause an increase or decrease in the share price and may result in a lower value realized now than a shareholder of RONI might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation. On March 31, 2023, the closing price per public share on the NYSE was $10.23. Public shareholders should be aware that, while we are unable to predict the price per share of Class A Common Stock following the consummation of the Business Combination — and accordingly we are unable to predict the potential impact of redemptions on the per share value of public shares owned by non-redeeming shareholders — increased levels of redemptions by public shareholders may be a result of the price per share of Class A Common Stock falling below the redemption price. We expect that more public shareholders may elect to redeem their public shares if the share price of the Class A Common Stock is below the projected redemption price of $10.14 per share, and we expect that more public shareholders may elect not to redeem their public shares if the share price of the Class A Common Stock is above the projected redemption price of $10.14 per share. Each public share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to NET Power from the Trust Account and (ii) a corresponding increase in each public shareholder’s pro rata ownership interest in NET Power following the consummation of the Business Combination. Based on an estimated per share redemption price of approximately $10.14 per share that was calculated based on $349.9 million in the Trust Account, a hypothetical 1% increase or decrease in the number of public shares redeemed would result in a decrease or increase, respectively, of $3.4 million of cash available in the Trust Account. In addition, if a stockholder does not redeem its shares, but if other public shareholders do elect to redeem, the non-redeeming shareholders would own shares with a lower book value per value, which would decrease from $9.45 per share (assuming no redemptions) to $9.38 per share (assuming maximum redemption scenario) on a pro forma basis as of December 31, 2022. In addition, the net loss per share for non-redeeming shareholders would increase from $0.21 per share (assuming no redemptions) to $0.24 per share (assuming maximum redemptions) on a pro forma basis for the year ended December 31, 2022.

Finally, if a public shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that 100% or 34,500,000 Class A Shares held by our public shareholders were redeemed, the 8,625,000 retained outstanding public warrants would have had an aggregate value of $12.6 million on March 31, 2023. If a substantial number of, but not all, public shareholders exercise their redemption rights, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and to the extent that additional Class A Common Stock is issued.

Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies. Accordingly, securities of growth companies such as NET Power may be more volatile than other securities and may involve special risks.

Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies like NET Power. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. Such downward pressures may result in high redemptions by our shareholders. If there are substantial redemptions, there will be a lower float of Class A Common Stock outstanding after the Business Combination, and such lower float may cause further volatility in the price of our securities after the Business Combination and may adversely impact our ability to secure financing following the closing of the Business Combination.

Securities of many companies formed through a merger or through other business combinations with a SPAC such as ours have experienced a material decline in price relative to the share price of the SPAC prior to the Business Combination and may continue to experience high price volatility.

As with most SPAC initial public offerings in recent years, RONI issued shares for $10.00 per share upon the closing of the RONI IPO. As with other SPACs, the $10.00 per share price reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share in connection with the closing of the Business Combination. Following the closing of the Business Combination, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of NET Power Inc. Like the securities of other companies formed through SPAC mergers in recent years, such share price may be significantly less than $10.00.

Risks If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved and if an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the RONI Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved and the Business Combination may not be consummated.

The RONI Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the RONI Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks If the Domestication and the Business Combination Are Not Consummated

References in this section to “we,” “us” and “our” refer to RONI.

Pursuant to Section 50.7 of its amended and restated memorandum and articles of association, if RONI is unable to complete a business combination by June 18, 2023, RONI will cease all operations except for the purpose of winding up, and RONI will redeem the public shares and liquidate.

Our Sponsor and RONI’s executive officers and directors have agreed that RONI must complete a business combination by June 18, 2023. If RONI has not completed an initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of tax (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of RONI’s remaining shareholders and the RONI Board, dissolve and liquidate, subject in each case to RONI’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the RONI IPO price per public unit in the RONI IPO. In addition, if RONI fails to complete an initial business combination by June 18, 2023, there will be no redemption rights on liquidating distributions with respect to RONI public warrants or the private placement warrants, which will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or redeemable warrants, potentially at a loss.

Our public shareholders are entitled to receive funds from the trust account only upon the earliest to occur of: (i) the completion of our initial business combination including the closing of the Business Combination and then only in connection with those Class A Shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (a) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete an initial business combination by June 18, 2023 or (b) with respect to any other provision relating to the rights of holders of our Class A Shares, and (iii) the redemption of all of our public shares if we are unable to complete our initial business combination by June 18, 2023, subject to applicable law and as further described herein. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to such warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If RONI is unable to consummate a business combination by June 18, 2023, the public shareholders may be forced to wait beyond such date before redemption from the Trust Account.

Pursuant to Section 50.7 of its amended and restated memorandum and articles of association, if RONI is unable to consummate a business combination by June 18, 2023, RONI will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the net interest earned thereon to pay dissolution expenses) pro rata to the public shareholders by way of redemption and will cease all operations except for the purposes of winding up of RONI’s affairs, as further described herein. Any redemption of public shareholders from the Trust Account shall be effected automatically by function of the amended and restated memorandum and articles of association prior to any voluntary winding up. If RONI is required to windup, liquidate the Trust Account and distribute such amount therein pro rata to the public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands. In that case, RONI shareholders may be forced to wait beyond June 18, 2023 (as such date may be extended pursuant to our Existing Governing Documents) before the redemption proceeds of the Trust Account become available to them and before they receive the return of their pro rata portion of the proceeds from the Trust Account. RONI has no obligation to return funds to shareholders prior to the date of the redemption or liquidation unless it consummates a business combination or amends certain provisions of our Existing Governing Documents prior thereto and only then in cases where shareholders have sought to redeem their Class A Shares. Only upon the redemption or any liquidation will public shareholders be entitled to distributions if RONI is unable to complete a business combination.

If the net proceeds of the RONI IPO and the sale of the private placement warrants not being held in the Trust Account are insufficient to allow us to operate through June 18, 2023 and if we are unable to raise additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may receive $10.00 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

As of December 31, 2022, we had cash of approximately $1.6 million held outside the Trust Account, which is available for use by us to cover the costs associated with identifying a target business and with negotiating a business combination and for other general corporate uses. In addition, as of December 31, 2022, we had total current liabilities of approximately $41.6 million. The funds available to us outside of the trust account may not be sufficient to allow us to operate until June 18, 2023, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and if we were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for or to conduct due diligence with respect to a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate; otherwise, we may be forced to liquidate. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and to liquidate the Trust Account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF RONI

General

This proxy statement/prospectus is being provided to RONI shareholders as part of a solicitation of proxies by the RONI Board for use at the extraordinary general meeting of RONI shareholders to be held on June 6, 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the extraordinary general meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about [            ], 2023 to all shareholders of record of RONI as of April 18, 2023, the record date for the extraordinary general meeting. Shareholders of record who owned Ordinary Shares at the close of business on the record date are entitled to receive notice of, attend and vote at the extraordinary general meeting. On the record date, there were 43,127,500 Ordinary Shares outstanding.

Date, Time and Place

The extraordinary general meeting will take place on June 6, 2023 at 11:00 a.m., Eastern Time. To attend and participate in the extraordinary general meeting, you will need to physically attend the premises at 609 Main Street, Houston, Texas 77002. If you are a beneficial owner of shares held in street name and wish to attend the extraordinary general meeting, you will need to follow the instructions on your voting instruction form provided by your bank, broker or other organization that holds your shares.

Purpose of the RONI Extraordinary General Meeting

At the extraordinary general meeting, RONI shareholders will vote on the following proposals:

1.      Business Combination Proposal — To approve as an ordinary resolution and to adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby (the “Business Combination Proposal”);

2.      Domestication Proposal — To approve as a special resolution, that RONI be de-registered in the Cayman Islands pursuant to article 47 of its articles of association and registered by way of continuation as a corporation under the laws of the state of Delaware pursuant to Part XII and, conditional upon, and with effect from, the registration of RONI as a corporation in the State of Delaware, the name of RONI be changed from “Rice Acquisition Corp. II” to “NET Power Inc.” (the “Domestication Proposal”); and

3.      Charter Proposal — To approve as a special resolution that, upon the Domestication, the Existing Governing Documents be amended and restated by the Proposed Certificate of Incorporation and the Proposed Bylaws of “NET Power Inc.” (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Corporate Domestication in accordance with Section 388 of the DGCL), including authorization of the change in authorized share capital as indicated therein and the change of name of “Rice Acquisition Corp. II” to “NET Power Inc.” in connection with the Business Combination (“Charter Proposal”).

To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Existing Governing Documents, to approve the following material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws of NET Power Inc. (such proposals, collectively, the “Governing Documents Proposals”):

4.      Governing Documents Proposal A — As an ordinary resolution, to change the authorized share capital of RONI from (i) 300,000,000 Class A Shares, (ii) 30,000,000 Class B Shares, and (iii) 1,000,000 preference shares, par value $0.0001, to (a) 520,000,000 shares of Class A Common Stock, (b) 310,000,000 shares of Class B Common Stock, and (c) 1,000,000 shares of Preferred Stock;

5.      Governing Documents Proposal B — To approve as an ordinary resolution, the authorization to the NET Power Inc. Board to issue any or all shares of Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the NET Power Inc. Board and as may be permitted by the DGCL;

6.      Governing Documents Proposal C — To approve as an ordinary resolution, the provision that certain provisions of the Proposed Certificate of Incorporation are subject to the Stockholders’ Agreement;

7.      Governing Documents Proposal D — To approve as an ordinary resolution, the provision that removes the ability of NET Power Inc. stockholders to take action by written consent in lieu of a meeting;

8.      Governing Documents Proposal E — To approve as an ordinary resolution, the provision that any director or the entire NET Power Inc. Board may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of NET Power Inc. entitled to vote generally for the election of directors;

9.      Governing Documents Proposal F — To approve as an ordinary resolution the changes to the Existing Governing Documents and authorize all other changes necessary or desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Rice Acquisition Corp. II” to “NET Power Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making NET Power Inc.’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Courts as the exclusive forum for litigation arising out of federal securities laws, as amended, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination;

10.    The Director Election Proposal — To approve as an ordinary resolution, the election, effective immediately in connection with the consummation of the Business Combination, of four directors to serve until the 2024 annual meeting of stockholders, three directors to serve until the 2025 annual meeting of stockholders and three directors to serve until the 2026 annual meeting of stockholders, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal;

11.    The NYSE Proposal — To approve as an ordinary resolution, assuming the Business Combination Proposal and the Governing Documents Proposals are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of more than 20% of Class A Common Stock in connection with the Business Combination and the PIPE Financing;

12.    The Incentive Plan Proposal — To approve as an ordinary resolution the Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved; and

13.    The Adjournment Proposal — To approve as an ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to RONI shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from RONI shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if RONI shareholders elected to redeem an amount of the public shares such that the Minimum Available Cash Condition would not be satisfied, at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, the NYSE Proposal and the Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal, and the Governing Documents Proposals are being submitted for approval on a non-binding advisory basis.

Recommendation of the RONI Board

The RONI Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of RONI and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” the Director Election Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RONI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

Voting Power; Record Date

As a shareholder of RONI, you have a right to vote on certain matters affecting RONI. The proposals that will be presented at the extraordinary general meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned Ordinary Shares at the close of business on April 18, 2023, which is the record date for the extraordinary general meeting. You are entitled to one vote for each RONI ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 43,127,500 Ordinary Shares outstanding, of which 34,500,000 are public shares and 8,627,500 are held by the RONI Initial Shareholders.

Vote of the RONI Initial Shareholders and RONI’s Other Directors and Officers

Prior to the RONI IPO, RONI entered into agreements with the RONI Initial Shareholders and the other current directors and officers of RONI, pursuant to which each agreed to vote any Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to the RONI Initial Shareholders, including our Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination. As of the record date, the RONI Initial Shareholders and the other current directors and officers own 8,627,500 Ordinary Shares, including Founder Shares, representing 20% of the 43,127,500 Ordinary Shares then outstanding and entitled to vote at the extraordinary general meeting.

The RONI Initial Shareholders and the other current directors and officers of RONI have waived any redemption rights, including with respect to Class A Shares purchased in the RONI IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by the RONI Initial Shareholders have no redemption rights upon the liquidation of RONI and will be worthless if no business combination is effected by RONI by June 18, 2023. However, the RONI Initial Shareholders, officers and directors are entitled to redemption rights upon the liquidation of RONI with respect to any Class A Shares they may own.

Quorum

A quorum of RONI shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if holders of one-third of the issued and outstanding Ordinary Shares entitled to vote as of the record date at the extraordinary general meeting are present or represented by proxy. As of the record date for the extraordinary general meeting, 14,375,834 Ordinary Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to RONI but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, including the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the NYSE Proposal and the Equity Incentive Plan Proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by a simple majority of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution, being a resolution that is passed by at least two-thirds of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon the extraordinary general meeting.

The approval of the Charter Proposal requires a special resolution, being a resolution that is passed by at least two-thirds of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon the extraordinary general meeting.

The approval of the Director Election Proposal requires an ordinary resolution, being a resolution passed by a simple majority of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

The approval of the NYSE Proposal requires an ordinary resolution, being a resolution passed by a simple majority of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

The approval of the Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by a simple majority of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by a simple majority of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal, and the Governing Documents Proposals are being submitted for approval on a non-binding advisory basis.

Voting Your Shares — Shareholders of Record

If you are a RONI shareholder of record, you may vote by mail or at the extraordinary general meeting. Each RONI ordinary share that you own in your name entitles you to one vote on each of the proposals for the extraordinary general meeting. Your one or more proxy cards show the number of Ordinary Shares that you own.

There are three ways to vote:

•        By mail.    You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the extraordinary general meeting so that your shares will be voted if you are unable to attend in person. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Ordinary Shares will be voted as recommended by the RONI Board. The RONI Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” the Governing Documents Proposal, “FOR” the Direction Election Proposal, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 11:59 p.m., Eastern Time, on June 5, 2023.

•        At the extraordinary general meeting.    You may vote during the extraordinary general meeting by following the instructions provided at the extraordinary general meeting.

•        Online prior to the extraordinary general meeting.    You may vote online in advance of the extraordinary general meeting by following the procedures and instructions described on the proxy card.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a broker, bank, broker-dealer, custodian or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting during the extraordinary general meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account, but you must follow the instructions that organization has provided to you in order to vote or attend the extraordinary general meeting. Those instructions are contained in a “vote instruction form” provided to you by such organization.

If you are a beneficial owner, there are three ways to vote:

•        By mail.    You may vote by filling out the vote instruction form and sending it back in the envelope provided by your broker, bank, broker-dealer, custodian or other similar organization that holds your shares.

•        At the extraordinary general meeting.    If you are a beneficial owner, you will need to follow the instructions on the voting instruction form provided by your bank, broker or other organization that holds your shares.

•        Telephone or online prior to the extraordinary general meeting.    You may vote by submitting your vote by telephone or online if those options are made available to you by your broker, bank, broker-dealer, custodian or other similar organization in accordance with the instructions on the voting instruction form provided to you. Although many banks, brokers and other nominees offer these voting alternatives, availability and specific procedures vary.

Revoking Your Proxy

A shareholder may revoke his, her or its proxy at any time before it is exercised by sending a later-dated, signed proxy card so that it is received by prior to the vote at the extraordinary general meeting or attending the extraordinary general meeting and voting. Attending the extraordinary general meeting will not automatically revoke your proxy unless you vote again during the extraordinary general meeting. You may revoke your proxy before it is voted by (i) submitting a new proxy with a later date, including a proxy given via the Internet or by telephone or (ii) voting during the extraordinary general meeting.

Please note, however, that if your shares are held of record by a broker, bank, broker-dealer, custodian or other similar organization, you must instruct your broker, bank, broker-dealer, custodian or other similar organization that you wish to change your vote by following the procedures on the voting instruction form provided to you by such representative.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may call D.F. King, RONI’s proxy solicitor, at (800) 769-7666 (toll free), or for banks and brokerage firms, please call collect at (212) 269-5550.

Redemption Rights

Pursuant to RONI’s amended and restated memorandum and articles of association, any holders of Class A Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds a portion of the proceeds of the RONI IPO and the sale of the private placement warrants (calculated as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $350 million as of December 31, 2022, the estimated per share redemption price would have been approximately $10.14.

To exercise your redemption rights you must:

•        if you hold public units, you must deliver the certificate for such public units to Continental, with written instructions to separate such public units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the public units;

•        prior to 5:00 p.m., Eastern Time, on June 2, 2023 (two business days before the extraordinary general meeting), tender your shares physically or electronically and submit a request in writing that RONI redeem your public shares for cash to Continental, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: Mzimkind@continentalstock.com

and;

•        deliver your public shares either physically or electronically through DTC’s DWAC system to Continental at least two business days before the extraordinary general meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and time to effect delivery. Shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” are required to either tender their certificates to Continental prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the extraordinary general meeting, or to deliver their shares to Continental electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the extraordinary general meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of Class A Shares by RONI’s public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $350 million as of December 31, 2022. The Business Combination Agreement provides that NET Power’s obligation to consummate the Business Combination is conditioned on the Available Cash equaling no less than $200 million after deducting any amounts paid to RONI shareholders that exercise their redemption rights in connection with the Business Combination. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of holders of public shares, this condition is not met or is not waived, then NET Power may elect not to consummate the Business Combination. In addition, in no event will RONI redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in RONI’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement.

Prior to exercising redemption rights, RONI shareholders should verify the market price of the Class A Shares, as shareholders may receive higher proceeds from the sale of their Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Shares when you wish to sell your shares.

If you exercise your redemption rights, your Class A Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares and you will not receive any Common Stock in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of RONI, if any. You will be entitled to receive cash for your Class A Shares only if you properly and timely demand redemption.

Pursuant to the amended and restated memorandum and articles of association, if the Business Combination is not approved and RONI does not consummate an initial business combination by June 18, 2023, RONI will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders and all of RONI’s warrants will expire worthless.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

RONI is soliciting proxies on behalf of the RONI Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. RONI has engaged D.F. King to assist in the solicitation of proxies for the extraordinary general meeting. RONI and its directors, officers and employees may also solicit proxies in person. RONI will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

RONI will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. RONI will pay D.F. King a fee of $25,000, plus disbursements, reimburse D.F. King for its reasonable out-of-pocket expenses and indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as RONI’s proxy solicitor. RONI will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to RONI shareholders. Directors, officers and employees of RONI who solicit proxies will not be paid any additional compensation for soliciting.

RONI Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 43,127,500 Ordinary Shares issued and outstanding, which includes an aggregate of 8,627,500 Founder Shares held by the initial shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 19,525,000 warrants, comprised of 10,900,000 private placement warrants held by Sponsor and the 8,625,000 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, NET Power and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, NET Power and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Director Election Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal are approved by an ordinary resolution, being a resolution passed by a simple majority of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting, (ii) the Domestication Proposal and the Charter Proposal are approved by a special resolution, being a resolution that is passed by at least two-thirds of the votes cast by those shareholders of RONI who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the extraordinary general meeting, (iii) otherwise limit the number of public shares electing to redeem and (iv) NET Power Inc.’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). RONI shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “— The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Business Combination Agreement

This subsection of the proxy statement describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A-1 and Annex A-2 hereto and which is incorporated by reference herein. You are urged to read the Business Combination Agreement in its entirety because the Business Combination Agreement is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules for the Business Combination Agreement, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Except as otherwise disclosed herein, we do not believe that the Schedules contain information that is material to an investment decision.

General Description

On December 13, 2022, RONI entered into a Business Combination Agreement, by and among RONI, RONI Opco, the Buyer, Merger Sub and NET Power and, on April 23, 2023, Buyer and NET Power also entered into the First Amendment to the Business Combination Agreement (collectively, the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, among other things:

(i)     RONI will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which, (a) RONI will change its name to “NET Power Inc.,” (b) each then issued and outstanding Class A ordinary share of a par value $0.0001 each in the capital of RONI will convert automatically, on a one-for-one basis, to a share of Class A Common Stock, (c) each then issued and outstanding Class B ordinary share of a par value $0.0001 each in the capital of RONI will convert automatically, on a one-for-one basis, to a share of Class B Common Stock, and (d) each issued and outstanding warrant to purchase one Class A ordinary share in the capital of RONI at a price of $11.50 per share will convert automatically, on a one-for-one basis, into a whole warrant exercisable for one share of Class A Common Stock;

(ii)    Following RONI’s domestication, RONI Opco will change its jurisdiction of formation by deregistering as a Cayman Islands limited liability company and continuing and domesticating as a limited liability company formed under the laws of the State of Delaware (together with RONI’s domestication, the

“Domestications”), upon which, (a) RONI Opco will change its name to “NET Power Operations LLC”, (b) each then issued and outstanding Class A Unit of RONI Opco will convert automatically, on a one-for-one basis, to a Class A Unit of RONI Opco as issued and outstanding pursuant to the terms of the Opco LLC Agreement, and (c) each then issued and outstanding Class B Unit of RONI Opco will convert automatically, on a one-for-one basis, to either (i) a Class A Unit of RONI Opco as issued and outstanding pursuant to the Opco LLC Agreement or (ii) a Class B Unit of RONI Opco as issued and outstanding pursuant to the terms of the Opco LLC Agreement; and

(iii)   Following the Domestications, Merger Sub will merge with and into NET Power, with NET Power surviving the merger as a direct, wholly-owned subsidiary of the Buyer, on the terms and subject to the conditions of the certificate of merger, pursuant to which (a) all of the equity interests of NET Power that are issued and outstanding immediately prior to the Business Combination will, in connection with the Business Combination, be canceled, cease to exist and be converted into the right to receive an aggregate of 137,192,563 Class A Units of RONI Opco and an equivalent number of shares of Class B Common Stock (one share of Class B Common Stock together with one Class A Unit or Class B Unit of RONI Opco, a “RONI Interest”), subject to adjustment for (i) NET Power shares issued pursuant to the Amended and Restated JDA between the date hereof and the Closing Date and thereafter and (ii) cash funding raised by NET Power following entry into the Business Combination Agreement and retained on its books as of the Closing Date, as allocated pursuant to the Business Combination Agreement, and (b) any equity interests of NET Power that are held in the treasury of NET Power or owned by any subsidiary of NET Power immediately prior to the Business Combination will be canceled and cease to exist.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of NET Power are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Material Adverse Effect” as used in the Business Combination Agreement means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect upon (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Group Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated hereby and by the Ancillary Agreements (as defined in the Business Combination Agreement); provided, however, that, with respect to the foregoing clause (a), none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are generally applicable to the industries or markets in which the Group Companies operate; (ii) changes in law or generally accepted accounting principles (“GAAP”) or the interpretation thereof, in each case effected after the Execution Date (as defined in the Business Combination Agreement); (iii) any failure of any of the Group Companies to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred, but only to the extent otherwise permitted to be taken into account); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets or securities markets; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster or act of God, including the COVID-19 pandemic; (vi) any national or international political conditions in any jurisdiction in which the Group Companies conduct business; (vii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (viii) any consequences arising from any action: (A) taken by a party to the Business Combination Agreement and that is expressly required by the Business Combination Agreement (other than the Group Companies’ compliance with Section 5.1(a) of the Business Combination Agreement (relating to the Group Companies’ obligation to conduct their business in the ordinary course of business and use commercially reasonable efforts to preserve relationships with material customers, suppliers, distributions and other parties with whom the Group Companies have a material business relationship through the period between signing and closing)) or (B) taken by any Group Company at the express direction of any Buyer Party or any affiliate thereof (ix) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any law or guideline issued by a governmental entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or (x) effects, events, changes, occurrences or circumstances resulting from the announcement or the existence of, the Business Combination Agreement or the transactions contemplated by the Business Combination Agreement or the identity of the Buyer or its affiliates; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (ii), (iv) (iv), (v), (vi), and (vii) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate.

Closing and Effective Time of the Business Combination

The closing of the Business Combination is expected to take place at 9:00 a.m., Eastern Time, on the fourth business day after the conditions described below under the subsection “Conditions to Closing of the Merger” have been satisfied, or, if permissible, waived by the party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), or at such other time, date and location as may be mutually agreed upon in writing by the parties to the Business Combination Agreement.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of the parties to the Business Combination Agreement to consummate and effect the transactions contemplated by the Business Combination Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions:

•        each waiting period applicable to the transactions contemplated by the Business Combination Agreement under HSR (including any extensions) must have expired, been terminated or obtained (the statutory HSR waiting period expired on February 6, 2023 at 11:59 p.m., Eastern Time);

•        there must not be in effect any law prohibiting the consummation of the Business Combination or governmental order preventing the consummation of the Business Combination;

•        the required vote of the RONI shareholders and the Company Written Consent (as defined in the Business Combination Agreement) to approve the Business Combination Proposal, the NYSE Proposal, the Charter Proposal, the Domestication Proposal and the Director Election Proposal must have been duly obtained in accordance with the Cayman Companies Act, the Existing Governing Documents and the rules and regulations of NYSE;

•        after giving effect to the Business Combination Agreement, RONI must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934) immediately after the closing; and

•        the shares of Common Stock to be issued in connection with the closing of the Business Combination must have been approved for listing upon the closing of the Business Combination on the NYSE, subject to official notice of the issuance thereof.

Conditions to NET Power’s Obligations

The obligations of NET Power to consummate and effect the Business Combination are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any of which may be waived, in writing, exclusively by NET Power:

•        immediately prior to the closing, the sum of (i) the aggregate cash proceeds available for release to any Buyer Parties (as defined in the Business Combination Agreement) from the trust account established by RONI pursuant to the Trust Agreement in connection with the Business Combination (after giving effect to the RONI Share Redemption, as defined in the Business Combination Agreement); plus (ii) the total amount received or to be received at closing by RONI in respect of the PIPE Financing (including any portion provided in the form of Interim Company Financing); minus (iii) the transaction expenses (for RONI and for NET Power); plus (iv) the Permitted Equity Financing Proceeds except to the extent received (or to be received at closing) from any company unitholder(s) or their affiliates, plus (v) all cash on the consolidated balance sheet of RONI and its subsidiaries, must be greater than or equal to $200,000,000);

•        the representations and warranties of the Buyer set forth in Article IV of the Business Combination Agreement (other than the Buyer Fundamental Representations, as defined in the Business Combination Agreement), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the closing date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on the Buyer;

•        the Buyer Fundamental Representations (as defined in the Business Combination Agreement) (other than the representations and warranties set forth in Section 4.3(a) and Section 4.10 of the Business Combination Agreement, which relate to the capitalization of Buyer and RONI, respectively), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all material respects as of the closing date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date) other than, in each case, de minimis inaccuracies;

•        the Buyer Fundamental Representations set forth in Section 4.3(a) and Section 4.10 of the Business Combination Agreement, in each case, shall be true and correct in all respects as of the closing date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies;

•        the covenants and agreements of the Buyer Parties (as defined in the Business Combination Agreement) to be performed or complied with on or before the closing in accordance with the Business Combination Agreement shall have been performed in all material respects;

•        the Buyer must have delivered to NET Power a certificate executed by an executive officer of the Buyer and dated as of the closing date, confirming that the conditions set forth in the four immediately preceding bullet points have been satisfied;

•        the Buyer must have delivered to NET Power all deliverables required under Section 2.5 of the Business Combination Agreement; and

•        the redemptions of RONI Class A Shares upon exercise of redemption rights shall have been completed in accordance with the Existing Governing Documents and that certain Investment Management Trust Agreement, dated of June 15, 2021, by and between RONI and Continental (as defined in the Investment Management Trust Agreement) (the “Trust Agreement”).

Conditions to the Buyer’s Obligations

The obligations of the Buyer Parties (as defined in the Business Combination Agreement) to consummate the Business Combination are subject to the satisfaction or written waiver, at or prior to the closing of the Business Combination, of each of the following conditions:

•        the representations and warranties of NET Power and the NET Power Subsidiaries (collectively, the “NET Power Group Companies”) (other than certain fundamental representations) shall be true and correct in all respects (without giving effect to materiality or material adverse effect qualifiers contained therein, other than provided by the Business Combination Agreement), on and as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty relates to a specific date, in which case such representation and warranty must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct, when taken as a whole, would not have a material adverse effect;

•        the NET Power Group Companies’ fundamental representations (relating to organization, authority, enforceability, non-contravention, and brokerage) (other than the representations and warranties set forth in Section 3.3(a) of the Business Combination Agreement, which relates to NET Power capitalization), shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by any limitation as to materiality or material adverse effect qualifiers contained therein, which representations and warranties as so qualified shall be true and correct in all respects) as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty relates to a specific date, in which case such representation and warranty must be true and correct as of such date (except for such representations and warranties that are qualified by their terms by any limitation as to materiality or Material Adverse Effect qualifiers contained therein, which representations and warranties as so qualified shall be true and correct in all respects) as of such date);

•        the NET Power Group Companies’ fundamental representations set forth in Section 3.3(a) shall be true and correct in all respects as of the closing date as though made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than de minimis inaccuracies;

•        NET Power must have performed or complied with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by each, respectively, at or prior to the closing date, in each case in all material respects;

•        NET Power must have delivered to the Buyer a certificate executed by an executive officer of NET Power and dated as of the closing date, confirming that the conditions set forth in the four immediately preceding bullet points have been satisfied; and

•        NET Power must have delivered to the Buyer the various certificates, instruments and other documents as required under Section 2.4 of the Business Combination Agreement.

Representations and Warranties

Under the Business Combination Agreement, NET Power made customary representations and warranties about it and its subsidiaries relating to: organization; authority; enforceability; non-contravention; capitalization; financial statements; no undisclosed liabilities; no material adverse effect; absence of certain developments; real property; tax matters; contracts; intellectual property; information supplied for this proxy statement; litigation; brokerage; labor matters; employee benefit plans; insurance; compliance with laws; permits; environmental matters; regulatory status; title to and sufficiency of assets; affiliate transactions; trade & anti-corruption compliance; data protection; information technology and disclaimer of other warranties.

Under the Business Combination Agreement the Buyer Parties (as defined in the Business Combination Agreement) customary representations and warranties relating to: organization; authority; enforceability; non-contravention; capitalization; litigation; brokerage; business activities; compliance with laws; organization, tax matters; information supplied for this proxy statement; the Trust Account; RONI’s SEC documents, financial statements and controls; stock exchange listing obligations; investment company and emerging growth company matters; inspections; PIPE Financing matters; related person transactions and disclaimer of no other representations and warranties.

Covenants of the Parties

Covenants of NET Power

NET Power made certain covenants under the Business Combination Agreement, including, among others, the covenants set forth below.

Subject to certain exceptions and other than as expressly contemplated by the Business Combination Agreement or the Ancillary Agreements (as defined in the Business Combination Agreement), as set forth on the Schedules, as consented to by the Buyer or as required by applicable law, NET Power will, and will cause the NET Power Subsidiaries to, operate in the ordinary course of business, and use commercially reasonable efforts to preserve their relationships with material customers, suppliers, distributors and others with whom NET Power or the NET Power Subsidiaries has a material business relationship.

Subject to certain exceptions and other than as set forth on the Schedules or as consented to by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed) or expressly contemplated by the Business Combination Agreement or the Ancillary Agreements or required by applicable law, prior to the effective time of the Business Combination, NET Power will not and will cause the NET Power Subsidiaries not to:

•        amend or otherwise modify the organizational documents of any of NET Power’s or the NET Power Subsidiaries’ (including by merger, consolidation or otherwise), other than any amendment or modification required to ensure any variation between the book value and adjusted tax basis of NET Power assets for federal income tax purposes attributable to the Transaction shall be accounted for in accordance with Code Section 704(c) utilizing the traditional method set forth in Treasury Regulations Section 1.704-3(b);

•        make a material change in any method of financial accounting or accounting practice of NET Power or the NET Power Subsidiaries, except as required by GAAP, applicable law or any governmental entity with competent jurisdiction;

•        make, change or revoke any material tax election (other than PTET Election), enter into any agreement, settlement or compromise with any tax authority relating to any material tax matter, abandon or fail to diligently conduct any material audit, examination or other proceeding in respect of a material tax or material tax return, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a taxing authority, file any amendment of any material tax return, fail to timely file (taking into account valid extensions) any material tax return required to be filed, file any tax return in a manner inconsistent with the past practices of NET Power and the NET Power Subsidiaries (unless required by applicable law), fail to pay any material amount of tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any material tax or material tax return, enter into any tax sharing agreement (except for any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not tax but which contains customary tax indemnification provisions), surrender any right to claim any refund of material taxes, take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the intended tax treatment, in each case, except as required by applicable law;

•        issue or sell, or authorize the NET Power Subsidiaries to issue or sell, any membership interests, shares of its capital stock or any other equity interests, as applicable, or issue or sell, or authorize the NET Power Subsidiaries to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other equity interests other than the Shares issued under the Amended and Restated JDA, as defined in the Business Combination Agreement;

•        declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions to another NET Power Subsidiary;

•        split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other equity interests;

•        incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness, as applicable;

•        make any loans, advances or capital contributions to, or investments in, any person or entity;

•        amend or modify any company indebtedness;

•        cancel or forgive any indebtedness owed to NET Power or the NET Power Subsidiaries;

•        make any capital expenditure or incur any liabilities in connection therewith, except for the JDA related Expenditures (as defined in the Business Combination Agreement) and expenditures made in the ordinary course of business but not exceeding $10,000,000;

•        make or effect any material amendment or termination (other than an expiration in accordance with the terms thereof) of any material contract, enter into any contract that if entered into prior to December 13, 2022 would be a material contract under the terms of the Business Combination Agreement or any “front-end engineering and design” or “pre-front-end engineering and design” entered into prior to closing, or voluntarily terminate any material contract, except for any termination at the end of the term of such material contract pursuant to the terms thereof;

•        enter into, renew, modify or revise any transactions between NET Power and/or the NET Power Subsidiaries, on one hand, and holders of NET Power’s units, on the other hand, other than those that will be terminated upon closing;

•        sell, lease, license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or tangible assets that are, with respect to NET Power or any of the NET Power Subsidiaries, material to the businesses of NET Power and the NET Power Subsidiaries, except in the ordinary course of business;

•        sell, lease, license, sublicense, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its intellectual property, except for non-exclusive licenses granted in the ordinary course of business, or disclose any confidential information or trade secret to any person except pursuant to a written agreement entered into in the ordinary course of business requiring that person to maintain confidentiality of, and preserving all rights of the NET Power and NET Power Subsidiaries in such confidential information or trade secret;

•        accept any funding from a governmental entity in relation to research and development of technology or intellectual property;

•        adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•        grant or otherwise create or consent to the creation of any lien, subject to certain exceptions, on any of its material assets or leased real property;

•        fail to maintain in full force and effect any insurance policies or allow any coverage thereunder to be materially reduced, except as replaced by a substantially similar insurance policy;

•        make, increase, decrease, accelerate (with respect to funding, payment or vesting) or grant any base salary, base wages, bonus opportunity, equity or equity-based award or other compensation or employee benefits other than (i) as required by applicable law or pursuant to an employee benefit plan that was in effect on December 13, 2022 and set forth on the Schedules; (ii) annual base compensation increases made in the ordinary course of business for employees or other individual service providers who are eligible to earn total annual compensation equal to or less than $250,000 both before and after any such increase, or (iii) entering into any employee benefit plan with any employee or other individual service provider hired, engaged or promoted by NET Power or any of the NET Power Subsidiaries following December 13, 2022 in the ordinary course of business, providing for eligibility to earn total annual compensation equal to or less than $250,000, and only in the form of cash compensation and benefits (other than equity or equity-based compensation, retention or transaction bonuses, severance and/or deferred compensation) for such individuals that are substantially similar to the cash compensation and benefits (other than equity or equity-based compensation, retention or transaction bonuses, severance and/or deferred compensation) made available to other similarly situated employees and service providers of NET Power or any of the NET Power Subsidiaries;

•        pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards, retention, sale, change-in-control or other discretionary bonus, severance or similar compensation or benefits; in each case, other than as required pursuant to an employee benefit plan as in effect on December 13, 2022 or applicable law;

•        establish, modify, amend (other than as required by applicable law or as required for the annual insurance renewal for health and/or welfare benefits), terminate, enter into, commence participation in, or adopt any employee benefit or any benefit or compensation plan, program, policy, agreement or arrangement that would be an employee benefit plan if in effect on December 13, 2022;

•        hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with total annual compensation in excess of $300,000;

•        negotiate, modify, extend, or enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of NET Power or any of the NET Power Subsidiaries;

•        implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions affecting any group of three or more employees or contractors;

•        waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor or enter into any agreement that restricts the ability of NET Power or any of the NET Power Subsidiaries, as applicable, to engage or compete in any line of business in any respect material to any business of NET Power or any of the NET Power Subsidiaries, as applicable;

•        buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) inventory and supplies in the ordinary course of business or (ii) other assets in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

•        take any action, or fail to take any action, which action or failure to act could reasonably be expected to result in (i) loss of status as an “exempt wholesale generator” as defined in Section 1262(6) of the Public Utility Holding Company Act of 2005 and FERC’s regulations at 18 C.F.R. § 366.1, or otherwise cause NET Power or the NET Power Subsidiaries to become subject to, or not exempt from, PUHCA or FERC’s implementing regulations thereunder, (ii) loss of status as a “power generation company” as such term is defined in the Texas Public Utility Regulatory Act and 16 Tex. Admin. Code § 25.5, or (iii) financial, organizational or rate regulation under the laws of any state energy regulatory commission;

•        enter into any new line of business;

•        make any material change to any of the cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable; or

•        agree to, authorize or commit in writing to do any of the foregoing.

Covenants of the Buyer Parties

The Buyer Parties (as defined in the Business Combination Agreement) made certain covenants under the Business Combination Agreement, including, among others, the covenants set forth below.

Subject to certain exceptions, prior to the effective time of the Business Combination, the Buyer Parties will not take any of the following actions, except with prior written consent of NET Power, (such consent not to be unreasonably withheld, conditioned or delayed), as expressly contemplated by the Business Combination Agreement or its ancillary agreements, as required by applicable law or as set forth on the Schedules, the Buyer Parties shall not:

•        amend or otherwise modify any of their respective governing documents or the Trust Agreement;

•        withdraw any of the funds invested in the Trust Account, other than as permitted by the Existing Governing Documents or the Trust Agreement;

•        other than in connection with (i) the conversion of any permitted indebtedness into RONI warrants substantially concurrently with closing, (ii) the Subscription Agreements (as defined in the Business Combination Agreement), or (iii) the Permitted Equity Subscription Agreements (as defined in the Business Combination Agreement), issue or sell, or authorize to issue or sell, any equity interests, or any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any equity interests of any Buyer Party;

•        other than in connection with a RONI share redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

•        adjust, split, combine, redeem (other than a RONI share redemption) or reclassify any of its equity interests;

•        (i) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Buyer Party Indebtedness (as defined in the Business Combination Agreement), (ii) make any loans, advances or capital contributions to, or investments in, any person or entity or (iii) amend or modify any indebtedness for borrowed money, except in each case for Buyer Party Indebtedness for borrowed money on terms no less favorable to the Buyer Parties as the terms of the promissory note dated February 8, 2021, by and between RONI and our Sponsor, in an amount not to exceed $4,000,000 in the aggregate (“Permitted Buyer Party Indebtedness”);

•        enter into any transaction or contract with the Sponsor or any of its affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan (other than Permitted Buyer Party Indebtedness) or other compensation paid by Buyer to the Sponsor, Buyer’s officers or directors, or any affiliate of the Sponsor or Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the Business Combination;

•        commit to making or make or incur any capital commitment or capital expenditure;

•        waive, release, assign, settle or compromise any pending or threatened proceeding, other than those which are not material and do not relate to the Business Combination;

•        buy, purchase or otherwise acquire, directly or indirectly, any material portion of assets, securities, properties, interests or businesses;

•        enter into any new line of business;

•        (i) make, change or revoke any material election relating to taxes other than in the ordinary course of business, (ii) enter into any agreement, settlement or compromise with any taxing authority relating to any material tax matter, (iii) abandon or fail to diligently conduct any material audit, examination or other proceeding in respect of a material tax or material tax return, (iv) make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a taxing authority, (v) file any amendment of any material tax return, (vi) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (vii) file any tax return in a manner inconsistent with the past practices of the Buyer Parties, (viii) fail to pay any material amount of tax as it becomes due, (ix) consent to any extension or waiver of the statutory period of limitations applicable to any material tax or material tax return, (x) enter into any tax sharing agreement (except for any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not tax but which contains customary tax indemnification provisions), (xi) surrender any right to claim any refund of a material amount of taxes, or (xii) take any action or fail to take any action which impairs or impedes, or could reasonably be expected to prevent, impair or impede, the intended tax treatment, in each case except as may be required by applicable law; or

•        agree or commit in writing to do any of the foregoing.

No Survival of Representations and Warranties; No Indemnification

The representations and warranties of the parties contained in the Business Combination Agreement will not survive the closing of the Business Combination and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto terminate at the closing of the Business Combination, except in the case of fraud. Accordingly, the Existing NET Power Holders will not have any indemnification obligations pursuant to the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned any time prior to closing, whether before or after shareholder approval of the Business Combination Agreement, as follows:

•        by mutual written agreement of the Buyer and NET Power;

•        by either the Buyer or NET Power if a governmental entity that possess competent jurisdiction has issued a permanent injunction or other governmental order and such injunction or other order has become final and nonappealable;

•        by either the Buyer or NET Power by written notice to the other if the Business Combination has not been consummated on or before August 31, 2023, which date shall be extended automatically for up to 30 days to the extent the parties are continuing to work in good faith toward the closing (as may be extended, the “NET Power Outside Date”); provided that the right to terminate the Business Combination Agreement under Section 9.1(c) of the Business Combination Agreement shall not be available to any party to the Business Combination Agreement or any of its applicable affiliates then in material breach of its representations, warranties, covenants or agreements under the Business Combination Agreement;

•        by either the Buyer or NET Power upon a material breach of any representation, warranty, covenant or agreement on the part the other party set forth in the Business Combination Agreement or the Ancillary Agreements, or if any representation or warranty of the other party shall have become untrue, incomplete or incorrect, in either case which has rendered the satisfaction of the closing conditions set forth in the Business Combination Agreement incapable of fulfillment, and such violation or breach has neither been waived by the non-breaching party nor cured by the breaching party within 30 days of the breaching party’s receipt of written notice of such violation or breach from non-breaching party; provided, however, that the right to terminate the Business Combination Agreement will not be available to a party that is then in material breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement or the Ancillary Agreements; or

•        by NET Power if the RONI Board has made a Change in Recommendation (as defined in the Business Combination Agreement) pursuant to Section 6.10(b) of the Business Combination Agreement.

In the event of termination of the Business Combination Agreement, the Business Combination Agreement will become void and there will be no liability or obligation on the part of any party thereto, except for obligations relating to: (i) the agreements contained in Section 6.9(a), Section 6.11, Section 9.2 and Article X of the Business Combination Agreement, including those related to governing law; and (ii) the confidentiality agreement between the parties. However, no such termination will relieve any party to the Business Combination Agreement from any liability resulting from any willful and material breach of the Business Combination Agreement or fraud in the making of the representations and warranties in the Business Combination Agreement or the Ancillary Agreements.

Amendments

The Business Combination Agreement may be further amended by execution of an instrument in writing signed by Buyer and NET Power.

Background of the Business Combination

RONI is a blank check company incorporated as a Cayman Islands exempted company on February 2, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our intention was to capitalize on our Board’s and management team’s extensive network of relationships, industry knowledge, acquisition experience and deal sourcing capabilities to access a broad spectrum of opportunities. The terms of the Business Combination were the result of negotiations among representatives of RONI and representatives of NET Power and the Existing NET Power Holders. The following is a brief summary of the background of those negotiations, the Business Combination and related transactions.

Prior to the consummation of the RONI IPO on June 18, 2021, neither RONI, nor anyone acting on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with us.

After the RONI IPO, RONI commenced a search for prospective businesses and assets to acquire. Representatives of RONI and its Sponsor were also contacted by third parties presenting potential acquisition opportunities, and Barclays Capital Inc. (“Barclays”), as financial advisor and capital markets advisor to RONI, introduced RONI to acquisition opportunities that were within RONI’s disclosed focus in the nuclear, hydrogen, renewable fuels, geothermal, carbon capture, metals, green chemicals and related sectors. Shortly after the RONI IPO, RONI also engaged Ryan Kanto, a chemical engineer with over 15 years of experience in energy technology engineering matters, including with historic Rice Energy matters, to facilitate our evaluation of various acquisition targets for technical distinction, development and scalability.

During this search process, RONI reviewed and screened more than 200 different companies as potential business combination opportunities. RONI evaluated a number of aspects of the potential acquisition targets based on a variety of traits and metrics, including, but not limited to, growth prospects, level of product differentiation and competitive advantage, position in an attractive market opportunity, and stage of company lifecycle. Approximately 60 of these opportunities (each in the nuclear, hydrogen, renewable fuels, geothermal or carbon capture and sequestration sectors) made it past an initial screening and were further reviewed by the RONI management team. These opportunities were further screened based on public company readiness, management quality, technology maturity, commercial readiness, economics of the business’s core technology, the business’s prospects to materially decarbonize the global economy, size of the total addressable market and relevance to RONI management’s skillset, allowing RONI to further narrow its focus, attending approximately 30 introductory management meetings. Based on its level of interest following these preliminary steps, RONI entered into non-disclosure agreements with over a dozen potential acquisition targets.

From the date of the RONI IPO to July 2021, RONI engaged in significant due diligence and detailed discussions directly with the senior executives and/or shareholders of two target businesses other than NET Power (the “Other Potential Targets”). The two Other Potential Targets were: (i) a company in the nuclear energy industry, and (ii) a company in the geothermal energy industry. However, after conducting diligence and performing financial analyses on each of NET Power and the Other Potential Targets, RONI determined that the Other Potential Targets were not ultimately as compelling of business combination opportunities in terms of valuation, deal execution risk, their respective positioning in the energy transition value chain, the differentiation of their respective product offerings and their scalability and growth potential. Accordingly, and with support from the Board, RONI decided not to move forward with either of the Other Potential Targets.

In July 2021, Mr. Bill Brown, the Chairman of the Board of Managers of 8 Rivers Capital, and Damian Beauchamp, the President and Chief Development Officer of 8 Rivers Capital, called Mr. Daniel Rice, IV, our Director, to discuss a potential investment by us in 8 Rivers Capital. Messrs. Brown and Rice had encountered each other over the course of their respective engagement in the natural gas industry and had a working familiarity with each other’s business ventures. In fact, Messrs. Rice and Derham briefly considered a potential business combination between Rice Acquisition Corp. (“RAC I”) and NET Power while Mr. Brown was serving as its Chief Executive Officer, and had an introductory conversation with Messrs. Brown and Patel on December 29, 2020. However, after RAC I entered into a non-disclosure agreement with NET Power on January 15, 2021, there was no further communication between RAC I and NET Power until February 2021, as NET Power was otherwise occupied with a leadership transition and evaluating potential original equipment manufacturers for turbines to advance its operational goals, and RAC I was advancing negotiations with Archaea Energy, LLC and Aria Energy LLC, the companies with which RAC I ultimately completed its initial business combinations. When communication between RAC I and NET Power resumed in February 2021, both parties ultimately decided that timing was not right for NET Power to pursue a “de-SPAC” transaction with RAC I or other public company capital raising efforts. A business combination between NET Power and RONI (or any other special purpose acquisition company affiliated with RAC I’s sponsor, officers, directors, or Rice Investment Group) was neither contemplated nor discussed in the course of RAC I’s and NET Power’s brief discussions regarding a potential business combination between RAC I and NET Power. Between October 2020 and May 2022, NET Power was approached by several other special purpose acquisition companies, but did not find the expertise and other intangible offerings of such companies compelling and, accordingly, did not sign any non-disclosure agreements or develop further discussions with such companies.

In the July 2021 discussions, Mr. Rice noted to Mr. Brown that RONI preferred that a potential business combination between RONI and 8 Rivers Capital include a combination with NET Power, given RONI’s focus on decarbonizing firm power generation.

On August 9, 2021, in order to further explore the possibility of a business combination among RONI, 8 Rivers Capital and NET Power, 8 Rivers Capital and RONI executed a confidentiality agreement pursuant to which RONI received confidential information related to 8 Rivers Capital.

From August 9, 2021, through November 2021, RONI and 8 Rivers Capital reviewed and discussed various management presentations prepared by 8 Rivers Capital regarding its business and NET Power’s business, and RONI’s management performed initial technical diligence with respect to both companies. During that same period, Mr. Kanto engaged in further technical and market diligence, evaluating the viability of NET Power’s business and technology, and Guggenheim Securities, LLC (“Guggenheim Securities”) participated in these due diligence sessions and assisted RONI in assessing the basis for a business combination involving both 8 Rivers Capital and NET Power from a financial point of view. In November 2021, RONI mandated Guggenheim Securities as a financial advisor to RONI in connection with RONI’s evaluation of 8 Rivers and NET Power. RONI and Guggenheim Securities executed an engagement letter on September 20, 2022, formalizing the financial advisory engagement. Over the course of this diligence, RONI’s management team became increasingly interested in NET Power’s technology and positioning in the decarbonization value chain.

During the course of discussions with Mr. Cam Hosie, the Chief Executive Officer of 8 Rivers Capital, during the fall of 2021, as 8 Rivers Capital was evaluating other capital raising opportunities, Mr. Hosie suggested that RONI and 8 Rivers Capital engage in discussions with NET Power’s management and shareholders to assess the viability of a combination transaction. With the Board’s approval, RONI sent a letter of intent to 8 Rivers Capital and the board of managers of NET Power (the “NET Power Board”) on December 3, 2021 proposing a business combination with both of 8 Rivers Capital and NET Power.

On December 14, 2021, Mr. Hosie introduced Mr. J. Kyle Derham, our Chief Executive Officer and member of our Board, to Mr. Ron DeGregorio, the Chief Executive Officer of NET Power. As conversations progressed between Messrs. Derham and DeGregorio over the last two weeks of 2021 and the first week of 2022, NET Power’s management communicated to RONI’s management that they would prefer to focus on a standalone transaction because of their belief that NET Power should remain a standalone company focused on deploying its core technology. RONI believed NET Power’s technology was mature enough to succeed on a standalone basis, offered a compelling story to public market investors and pursuing solely NET Power would permit RONI to more deeply engage in diligence to understand NET Power’s technological potential.

On January 11, 2022, Messrs. Rice and Derham met with Messrs. DeGregorio and Akash Patel, the Chief Financial Officer of NET Power, in Charlotte, North Carolina, to discuss a potential business combination. Mr. DeGregorio explained that, while serving on the NET Power Board as a designee of Constellation following a 40-year career in the energy industry, he had come out of retirement to take on the role of Chief Executive Officer after the departure of his predecessor in that role. Mr. DeGregorio further characterized his tenure as one of continued technological growth for NET Power, raising additional investment and achieving synchronization between its La Porte demonstration facility and the Texas grid, and described his vision for NET Power’s future, noting that he did not expect to remain in the Chief Executive Officer role for an extended period of time. Messrs. DeGregorio and Patel indicated that NET Power was presently negotiating a strategic partnership and financing transaction that was expected to close in the near term, and that it would re-engage with RONI following the announcement of that transaction.

On January 13, 2022, RONI entered into a mutual confidentiality agreement with NET Power, enabling RONI to receive confidential information regarding, and begin evaluating a potential business combination with, NET Power. Over the next several weeks, RONI engaged with Guggenheim Securities and with Mr. Kanto to begin a more in-depth review of NET Power’s business. During this time, RONI also began considering relevant knowledge specific to NET Power’s business and seeking third-party advisors to provide additional technical analysis relating to NET Power’s potential growth and development prospects, including commercialization of NET Power’s technology.

On February 22, 2022, Baker Hughes and NET Power announced an investment by BHES, an affiliate of Baker Hughes, and a strategic partnership between NPL, another affiliate of Baker Hughes, and NET Power to advance technical and commercial deployment of NET Power’s technology. During the same week, the RONI management team visited NET Power’s demonstration facility in La Porte, Texas and, on February 23, 2022, Messrs. DeGregorio, Patel, Rice and Derham met for dinner in Houston, Texas to further discuss a potential business combination of RONI and NET Power.

Throughout the month of March 2022, RONI’s management team continued to review and analyze NET Power’s business, conducting market and technical due diligence.

On March 22, 2022, the Board met to discuss the terms under which it could be advantageous to further explore a transaction with NET Power. Representatives from Kirkland & Ellis LLP (“Kirkland”) and Guggenheim Securities and Mr. Kanto were also in attendance at this meeting. Mr. Derham provided a summary of the management team’s positive impressions following the site visit to NET Power’s demonstration facility, the status of NET Power’s current discussions with the Existing NET Power Holders and the potential market for NET Power’s product offering. Mr. Charles Burrus, RONI’s Head of M&A and Strategy, and Mr. Derham presented valuation analyses to the Board, which analyzed the incremental increase to NET Power’s valuation upon prior private capital investments, and RONI’s forecast for the number of power plants that could potentially license NET Power’s technology through 2035. The Board discussed strategies for proposing a business combination to NET Power and the NET Power Board with RONI’s management team and determined that presenting a valuation range to the NET Power Board would be most appropriate in light of ongoing diligence and unresolved structuring considerations. The Board further discussed that prior private capital investments would imply a valuation of at least $1.0 billion in connection with a subsequent financing (the then most recent into NET Power by BHES in February 2022 being made at an implied a valuation of over $800 million) and considered the fact that a recent investment in NET Power, made by Baker Hughes as a strategic partner with whom NET Power was developing its machinery and processes, could accelerate commercialization and deployment of NET Power’s technology and allow it to begin building market share sooner. The Board also discussed the fact that each of RONI’s forecasts for power plant adoption of NET Power technology could support a valuation in excess of $1.5 billion. At the conclusion of the meeting, the Board authorized RONI management to propose a valuation from $1.0 billion to $1.5 billion, with the guidance that it would be better to start with a lower valuation and that a range may be most appropriate in light of ongoing diligence and unresolved structuring considerations.

On April 4, 2022, following consultation with Kirkland and Guggenheim Securities (in addition to the Board), RONI delivered a letter of intent to Messrs. DeGregorio and Patel for consideration by the NET Power Board, proposing a business combination between RONI and NET Power on the basis of a valuation range, subject to further diligence, of $1.1 – $1.4 billion pre-money, representing a $297 to $379 per NET Power share value. This range reflected a 1.4 – 1.8x premium to the post-money valuation implied by BHES’ initial investment completed in February 2022. The letter also provided additional information on RONI management and their track record, RONI’s vision for scaling NET Power’s technology, and proposed terms for the transaction and remaining diligence that would need to be completed in advance of signing definitive agreements.

Throughout April 2022, RONI and NET Power continued to correspond regarding diligence inquiries, responses and materials to support ongoing RONI’s diligence review. As one component of that effort, on April 14, 2022, Mr. James Mahon, the General Counsel of NET Power, hosted the first of several teleconferences for RONI’s management team and Mr. Kanto, serving as technical advisor, Guggenheim Securities, serving as financial advisor, and Kirkland, serving as legal advisor, to address RONI’s detailed intellectual property diligence questions, covering matters such as licensing agreements with 8 Rivers, NET Power’s patent portfolio and marketability of NET Power’s technology.

Also in April 2022, RONI engaged market consultant Dr. Jesse Jenkins, of DeSolve LLC (“DeSolve”). RONI first became aware of Dr. Jenkins through his academic work forecasting the impact to the U.S. power grid of deploying various clean technologies, including NET Power’s use of the Allam-Fetvedt Cycle. Dr. Jenkins is a well-respected energy systems engineer with numerous publications, who focuses on the electricity sector, including the transition to zero-carbon resources and the role of electricity in economy-wide decarbonization. In addition to his consulting work with DeSolve, Dr. Jenkins is an assistant professor at Princeton University with a joint appointment in the Department of Mechanical and Aerospace Engineering and the Andlinger Center for Energy and Environment. Dr. Jenkins also leads Princeton’s Zero-carbon Energy Systems Research and Optimization Laboratory, which conducts research to improve decision-making to accelerate rapid, affordable and effective transitions to net-zero-carbon energy systems. Given Dr. Jenkins’ experienced knowledge in de-carbonizing the electric generation sector and deep understanding of the Allam-Fetvedt Cycle, on which NET Power’s model is built, RONI engaged Dr. Jenkins to better understand the functionality, marketability and scalability of NET Power’s technology.

RONI also engaged Dr. Ricardo Valerdi, as an expert in the cost estimation field, following an introduction from Mr. Kanto, who studied under Dr. Valerdi during his time at the University of Arizona. Dr. Valerdi is the Interim Department Head of Systems and Industrial Engineering at the University of Arizona, and a recognized expert in cost estimation and systems engineering. Dr. Valerdi helped RONI analyze NET Power’s cost projections and cost estimation methodology to confirm the analysis was completed to the Level 4 standards of the Association for the Advancement of Cost Engineering (“AACE”). Dr. Valerdi believed that NET Power’s cost estimation methodology was of high quality and in many ways could be considered a Level 3 AACE cost estimate. Dr. Valerdi noted to RONI’s management which of NET Power’s cost estimates contained higher and lower levels of variability over time. Dr. Valerdi’s analysis helped inform RONI’s sensitivity cases used in the Scenario Analysis of NET Power. For additional information, please see “— The RONI Board’s Reasons for the Business Combination — Certain Valuation and Financial Analyses — Scenario Analysis.”

On April 19, 2022, Messrs. Derham and Patel discussed the terms of RONI’s letter of intent and the fact that NET Power would need additional time to consult with the NET Power Board (which was scheduled to meet on April 26, 2022) before responding to RONI. Mr. Patel indicated that the NET Power Board was still evaluating whether a business combination with RONI would be more or less desirable than a private capital raise and that, in direct response to RONI’s proposal, the primary issues the NET Power Board would likely come back to negotiate over included valuation, aligning the Sponsor’s promote with successful PIPE fundraising, and the term of the lock-up period, among others. NET Power had previously engaged Credit Suisse Securities (USA) LLC (“CS”) as financial advisor and capital markets advisor to assist NET Power in evaluating the proposed business combination and alternative financing transactions.

On April 27, 2022, Messrs. Derham and Patel spoke by telephone to discuss next steps following the NET Power Board’s meeting the previous day. Mr. Patel shared that the NET Power Board had discussed certain considerations regarding a business combination with RONI and advised management to continue discussions and perform additional exploratory steps, in an effort to further inform the parties’ respective analyses. Principally, the NET Power Board asked RONI to “pre-market” the PIPE to test market interest in the contemplated business combination. Mr. Derham indicated that RONI would proceed with next steps only once the parties were more closely aligned on valuation and other transaction terms. Messrs. Patel and Derham then agreed to arrange for RONI’s management team to present at the next meeting of the NET Power Board, to be scheduled for the second half of May 2022.

On May 19, 2022, the NET Power Board held a meeting (including certain representatives of the Existing NET Power Holders) where RONI’s management team was invited to attend in person. RONI’s management team presented its rationale to the NET Power Board for the business combination and its proposed terms to the NET Power Board, and responded to questions from the NET Power directors. Over the subsequent two weeks, the NET Power and RONI management teams continued to negotiate open issues from RONI’s initial letter of intent, and to progress ongoing legal and commercial diligence efforts.

On June 2, 2022, the Board met via teleconference to discuss developments in RONI’s discussions with NET Power, including with respect to the proposed terms of the business combination, with representatives from Kirkland and Guggenheim Securities and Mr. Kanto in attendance. Following an update from management and discussion of ensuing questions from the directors, both RONI’s management and the Board affirmed their continued interest in a business combination with NET Power and support for a fixed valuation proposed by NET Power of $1.3 billion (which was within the Board’s originally approved and RONI’s initially proposed ranges of valuation). The Board also discussed potential strategies for raising a PIPE (following the entry into a letter of intent), and timing considerations for the overall transaction relative to the lifecycle of RONI and its potential liquidation date.

On June 5, 2022, representatives of RONI and NET Power, together with representatives from Guggenheim Securities, serving as financial advisor to RONI, and CS, serving as financial advisor and capital markets advisor to NET Power, discussed the commercial terms and assumptions contained in RONI’s April 4th letter of intent, including ongoing and open diligence inquiries, NET Power’s current capitalization and the Existing NET Power Holders’ entitlements in connection with future issuances or sales of NET Power equity interests. While the parties did not resolve any open commercial considerations, including valuation in connection with this meeting, they used the opportunity to explore the issues and propose possible solutions.

On June 8, 2022, representatives of NET Power sent representatives of RONI an issues list addressing responses to certain open issues raised by RONI’s April 4th letter of intent, but agreeing to the per share value implied by RONI’s $1.3 billion valuation.

On June 10, 2022, as the result of further due diligence review of NET Power’s capitalization, RONI calculated a larger fully-diluted share count than what was initially included in its NET Power valuation assumptions. On that same day, representatives of RONI and NET Power held a telephonic call to discuss dilutive equity interests in NET Power, including employees’ and shareholders’ options, and the impact of the larger diluted share count on the per share value to the Existing NET Power Holders, and the impact each party expected this discrepancy to have on overall valuation of the Company.

On June 13, 2022, following consultation with the Board, Kirkland and Guggenheim Securities, RONI sent a revised letter of intent including a re-affirmed $1.3 billion pre-money valuation for NET Power, but adjusting the assumed NET Power share count to reflect a per share value of only $327.21 to the Existing NET Power Holders. Various representatives of RONI and NET Power continued to negotiate various terms of the contemplated business combination over the next several weeks. During this time, individual Existing NET Power Holders began to provide feedback on specific commercial considerations and negotiate with NET Power in respect of historical arrangements that would need to be revised or terminated in connection with the contemplated business combination.

On June 14, 2022, RONI conducted a diligence session via teleconference with NPI and Mr. Patel. Mr. Derham sent questions to NPI to discuss technical, market and commercial matters, including the development of the turbo expanders and corresponding risks and risk mitigation efforts. As NPI’s development and manufacturing of certain specialized turbomachinery is an essential component of any NET Power plant, RONI sought to confirm that NPI’s commitment of personnel and other resources in this project were appropriately prioritized among NPI’s broader commercial operations.

On June 29, 2022, NET Power corresponded with the RONI management team regarding open commercial terms, specifically asking for a $1.335 billion pre-money valuation, representing a $320.45 per share value after accounting for additional dilutive securities following additional capitalization table diligence.

On July 5, 2022, having consulted with the Board, Kirkland and Guggenheim Securities, representatives of RONI presented a further revised letter of intent to the NET Power Board via teleconference, accepting a pre-money valuation of $1.335 billion (because the modest valuation increase was well within the Board’s originally approved range of valuation, as originally proposed by RONI), and the proposed settlement of OXY’s purchase option for additional NET Power shares. Over the next two weeks, RONI and NET Power continued to progress diligence efforts, negotiations with the Existing NET Power Holders and other terms included in the letter of intent, with a particularized focus on NET Power’s capitalization and the governance rights of the Existing NET Power Holders following closing of the contemplated business combination.

On July 18, 2022, Messrs. Rick Callahan, of OXY, Hosie, Rice and Derham met by videoconference at NET Power’s request. Messrs. Callahan and Hosie indicated that the NET Power Board was contemplating a transition to a full-time Chief Executive Officer, and asked Messrs. Rice’s and Derham’s thoughts in respect of the timing of such a transition in light of a potential transaction with RONI. Additionally, Messrs. Callahan and Hosie asked Messrs. Rice and Derham whether they had any initial thoughts on candidates for NET Power’s Chief Executive Officer, including whether Mr. Rice would consider stepping into that role. Mr. Rice indicated that he would need time to consider the conversation and would revert with thoughts on both questions.

On July 21, 2022, Messrs. Derham, Rice, Burrus and Kanto traveled to Florence, Italy with Mr. Patel to meet with NPI and tour the NPI manufacturing facility. While on site, Messrs. Rice, Derham, Burrus and Kanto observed NPI’s manufacturing and technological capacities, and further discussed the resources and personnel (in terms of seniority, skill, and quantity) Baker Hughes had dedicated to its work with NET Power. The parties also discussed how the NET Power relationship would factor into NPI’s broader energy transition operations.

On July 25, 2022, Messrs. Callahan, Hosie, Rice and Derham resumed their conversation regarding NET Power’s contemplated Chief Executive Officer transition. Mr. Rice indicated that he was interested in being considered for the role, but would need a few additional weeks to consider before affirming his interest to them.

On July 26, 2022, RONI and NET Power signed a non-binding letter of intent with respect to an acquisition of NET Power by RONI on a cash free, debt free basis for a total enterprise value of $1.335 billion, representing $316.89 per share value to the Existing NET Power Holders, to be financed (in part) by proceeds from the RONI IPO (that yielded $345 million in cash, which was held in the Trust Account, pending the closing of RONI’s initial business combination) and PIPE investments of $225 million. The letter of intent, which had been reviewed by each of Kirkland and Guggenheim Securities in their respective capacities as advisors to RONI, addressed, inter alia, post-closing governance matters, maintenance of RONI’s current Up-C structure, the post-closing “lock-up” on trading and registration rights. The parties agreed to condition the transaction on standard items, such as satisfactory completion of diligence and negotiation of transaction documentation, and that Kirkland would prepare an initial draft of the Business Combination Agreement.

During the period between July 27, 2022 and September 13, 2022, Kirkland engaged in a legal due diligence review of NET Power, sending a series of inquiries and requests for documentation over the course of that period. NET Power’s counsel, Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C. (“Mintz”), facilitated responses on behalf of NET Power to Kirkland’s requests. Among other requests and disclosures, NET Power provided its governance documents and those of its subsidiaries, material contracts, and licensing agreements related to proprietary technology. During this same period, representatives of RONI and Kirkland held telephonic and video conference calls to conduct legal due diligence in respect of NET Power’s business to assist RONI in developing views of NET Power’s financial position and business prospects.

Over the first several weeks of that same period beginning in late July 2022, Kirkland and representatives from RONI met to discuss preparation of the Business Combination Agreement. These initial conversations focused on certain terms that were left open by the letter of intent, including the mechanics for calculating satisfaction of the minimum cash condition, treatment of NET Power’s outstanding incentive equity awards, purchase price adjustments and the operational decisions requiring RONI’s approval during the period between signing and closing.

Each of Barclays, Citigroup Global Markets Inc. (“Citi”) and CS advised RONI to wait until after Labor Day to launch the PIPE, as the capital markets are historically inactive during the month of August. RONI and NET Power collaborated during this time to prepare an investor presentation for meetings with certain targeted investors on a confidential basis in respect of a potential investment in the PIPE financing. Each of the aforementioned placement agents, together with their counsel, Vinson & Elkins LLP, and each of Kirkland and Mintz, provided feedback on the presentation.

On August 4, 2022, Messrs. Rice and Derham travelled to Houston to meet with Ms. Vicki Hollub, the President and Chief Executive Officer of Occidental, and other members of Occidental’s management team. During this meeting, Mr. Rice presented his vision for NET Power, and the attendees discussed the potential for Mr. Rice to take on the role as NET Power’s Chief Executive Officer in connection with the Business Combination.

On August 5, 2022, Mr. Rice met with Messrs. Derham, Callahan and Hosie by videoconference to inform them that he would agree to become NET Power’s Chief Executive Officer following the Business Combination if the NET Power Board offered the role to him. Following that meeting, Messrs. Callahan and Hosie conferred with the NET Power directors and unanimously agreed to offer the role of Chief Executive Officer to Mr. Rice concurrent with the closing of the Business Combination.

The Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) was signed into law by President Biden on August 16, 2022. The Act improved RONI’s economic thesis for investing in NET Power given the previously unaccounted for incentives provided under the Inflation Reduction Act to companies operating in the decarbonization industry. Given that RONI and NET Power had already reached agreement as to valuation, the Inflation Reduction Act did not impact the terms of the transaction, but did serve to increase the parties’ confidence in NET Power’s competitive positioning as a public company after the closing of the Business Combination.

On August 16, 2022, Kirkland sent an initial draft of the Business Combination Agreement to Mintz. Following such delivery through December 12, 2022, representatives of RONI, NET Power, Kirkland and Mintz conducted various telephonic and video meetings to discuss transaction structuring and open issues related to the draft Business Combination Agreement. Significant topics of negotiation among the parties included (i) the mechanics pertaining to merger consideration and treatment of NET Power’s outstanding equity interests in connection therewith, (ii) the level of conditionality in the merger agreements, including the amount and calculation of the minimum cash condition and (iii) the introduction of a Tax Receivable Agreement given RONI’s “Up-C” structure.

On August 19, 2022, Kirkland sent RONI its initial analysis regarding the structure for the Business Combination. Following this delivery, Kirkland met with NET Power, its tax advisors and certain Existing NET Power Holders to discuss the proposed structure and respond to related questions. Following this series of conversations, each of such Existing NET Power Holders confirmed their alignment with the proposed structure and that, in rolling their current equity in NET Power in connection with the Closing, they would elect to receive RONI Units rather than RONI Class A Shares through a recapitalization of RONI’s existing Up-C structure.

On September 1, 2022, the Board met with RONI’s management team and representatives of Kirkland to discuss the proposed terms of engagement of Citi, Barclays and CS as placement agents in connection with the proposed PIPE financing. Barclays had served as an underwriter in the RONI IPO, so was familiar, and, following the RONI IPO, had previously presented and discussed potential acquisition targets with RONI’s management team. CS had previously been engaged by NET Power as a financial advisor to evaluate a potential business combination and other capital-raising transactions. Following NET Power’s decision to pursue the Business Combination, CS began assisting with preparation for the PIPE, with the intent of the parties being that CS would join Citi and Barclays as a placement agent for the PIPE. Following discussion, the Board agreed that the terms proposed by Citi, Barclays and CS were acceptable, subject to finalizing engagement letters for each placement agent.

On September 9, 2022, RONI engaged CS and Barclays as placement agents in connection with raising the PIPE. RONI also engaged Citi as a placement agent and capital markets advisor on September 14, 2022. In connection with Citi and Barclays’ services, each will be paid $4.0 million plus a mutually agreed-upon discretionary fee, if any. These fees shall cover the full satisfaction of RONI’s obligation to pay each of Citi and Barclays its portion of the deferred discount in connection with the RONI IPO and are conditioned on the completion of the consummation of the Business Combination. Additionally, an aggregate of $469,000 in deferred discount fees is payable to AmeriVet Securities, Inc. and Academy Securities Inc. as underwriters in the RONI IPO and such fees are also contingent on the completion of the Business Combination.

The initial investor presentation was made available to potential investors on September 12. During the week of September 12, 2022, at the request of RONI, representatives of Citi, Barclays and CS began contacting a limited number of potential strategic PIPE investors, (i) each of whom agreed to maintain the confidentiality of the information received and to comply with restrictions on trading in RONI securities pursuant to customary non-disclosure agreements, (ii) to discuss the proposed Business Combination and the potential PIPE financing, and (iii) to determine such investors’ potential interest in participating in the PIPE financing. Over the course of the next two months, representatives of RONI’s and NET Power’s respective management teams met with potential PIPE investors and discussed investment opportunities.

Over the course of September and October 2022, Kirkland and Mintz exchanged drafts of the Business Combination Agreement, and representatives of RONI and Kirkland conferred regarding open issues in the Business Combination Agreement, including (i) the Existing NET Power Holders’ request for a Tax Receivables Agreement, (ii) calculation of the minimum cash condition and (iii) the need for and permissions in respect of working capital loans to RONI during the period between signing and closing, among others. Mr. Derham separately discussed each of the matters with Mr. Patel and with representatives of the Existing NET Power Holders. The parties ultimately concluded these matters as follows:

•        Tax Receivable Agreement.    RONI twice asked the Existing NET Power Holders to reconsider implementing a Tax Receivable Agreement to limit complexity in the transaction and potentially improve the market’s perception of RONI’s structure. Following the second unsuccessful attempt to persuade, individually, each of NET Power and the Existing NET Power Holders to abandon the idea of a Tax Receivable Agreement, it became clear that negotiation and execution of such an agreement would be imperative to RONI completing a business combination with NET Power. Accordingly, believing that the drawbacks to having a Tax Receivable Agreement were heavily outweighed by the prospect of completing a business combination with NET Power, RONI agreed to be party to a Tax Receivable Agreement, and Kirkland prepared an initial draft which was shared with NET Power and Mintz on November 12, 2022.

•        Calculation of the Minimum Cash Condition.    Calculation of the minimum cash condition remained an open issue throughout the negotiations of the Business Combination Agreement and PIPE raising activities. Ultimately, the parties acted in a manner to protect the capital raised for the post-closing public company agreeing that NET Power’s obligation to consummate the Business Combination would be conditioned upon RONI having at least $200 million available to the post-closing public company, taking into account all proceeds from the Trust Account, all PIPE investments (including financing raised by the Company or through additional PIPE commitments during the interim period), RONI’s cash on its balance sheet and payment of all transaction expenses.

•        RONI Working Capital Loans.    NET Power ultimately acknowledged the need for RONI to be able to draw capital during the interim period in an effort to close the Business Combination, and agreed to afford RONI the discretion to draw up to $4 million of working capital loans, allowing $1.5 million of such loans to be convertible into warrants, consistent with RONI’s governing documents and the RONI IPO disclosure.

On November 11, 2022, Mintz sent an initial draft of NET Power’s disclosure schedules to Kirkland, enumerating exceptions to certain representations, warranties and covenants included in the Business Combination Agreement. During the period between November 11 and December 13, 2022, Kirkland and Mintz exchanged drafts of the disclosure schedules, based on diligence conducted on behalf of RONI and NET Power, respectively, making revisions to align the disclosure schedules with the commercial agreement and the parties’ diligence review.

During the months of October and November, Kirkland and Mintz continued to exchange drafts of the Business Combination Agreement, as well as several drafts of the other ancillary definitive agreements for the Business Combination. The negotiations in the Business Combination Agreement largely focused on the minimum cash condition (as discussed above) and treatment of various equity interests outstanding in NET Power’s capital structure (which was, largely, an internal discussion among the Existing NET Power Holders). Following discussions among Messrs. Derham and Patel with individual Existing NET Power Holders, Kirkland sent a further revised draft of the Business Combination Agreement back to Mintz on November 12, 2022, proposing a comprehensive resolution to all open points.

During the week of November 14, 2022, Mr. Derham continued to engage with individual Existing NET Power Holders to finalize the commercial terms of their investment in the PIPE and how that would relate, on the whole, to the other Existing NET Power Holders and the terms of the Business Combination Agreement. By November 20, 2022, it became clear that the parties would reach a commercial agreement, and each advised their counsel to accelerate the pace for finalizing documents.

Over the course of November 2022, RONI’s management team met with representatives of the Existing NET Power Holders to discuss their investment in the PIPE financing. OXY agreed to invest a total of $100 million in the PIPE Financing, in exchange for the right to designate one additional director to serve on the Board. Each of Constellation and 8 Rivers also indicated its intent to participate in the PIPE financing.

On December 1, 2022, the Board met to discuss the ongoing negotiation of the Business Combination and related documentation with management, with representatives of Kirkland and Guggenheim Securities in attendance. Mr. Derham provided an update regarding the PIPE, including additional investments from certain of the Existing NET Power Holders, and revisited the valuation analysis. Following the Board’s dialogue regarding commercial terms, Kirkland provided a detailed description of the transaction structure, the Business Combination Agreement, other transaction documents and the process of filing and going “effective” on a Form S-4. The directors engaged with Kirkland regarding conditions to closing and implications of a Tax Receivable Agreement. Upon the conclusion of their questions, the directors affirmed their general support for the transaction and encouraged management to keep an open line of communication regarding any developments.

On December 2, 2022, Mintz provided comments on the Business Combination Agreement, noting that the draft remained subject to further review by the Existing NET Power Holders. Kirkland and Mintz exchanged comments on the Business Combination Agreement several times over the course of the next 10 days, with Kirkland providing comments on December 6, 2022, Mintz providing comments on December 9, 2022, and Kirkland subsequently providing comments on December 9, 2022. On the evening of December 12, 2022, each of NET Power and Mintz agreed to the terms included in the last draft.

During this same period, RONI, NET Power, the Existing NET Power Holders and each of their respective advisors exchanged comments and participated in various conference calls to finalize the terms of the ancillary documents, including the Tax Receivable Agreement, the Sponsor Letter Agreement, the Support Agreement, the Stockholders’ Agreement and the Opco LLC Agreement, among others, ultimately resolving the terms of all ancillary agreements between December 9 and 13, 2022.

During the week of December 5, 2022, NET Power informed RONI and Kirkland that the Existing NET Power Holders planned to amend the NET Power operating agreement, as well as several affiliate contracts, including the Original JDA, in connection with the execution of the Business Combination Agreement. Kirkland and Mintz discussed the amendments, including (i) NET Power’s and the Existing NET Power Holders’ desire to clarify certain existing arrangements and remove content that was no longer applicable and (ii) the proposed timing, and the parties agreed (following unanimous approval by the NET Power Board and each of the Existing NET Power Holders) as to the form of each amendment on December 13, 2022.

Throughout the negotiation process, the Board continued to evaluate NET Power based on (i) historical private financing rounds and the implied valuations of those private financings, (ii) a comparable companies analysis, and (iii) the Scenario Analysis (defined below). For additional information, please see “— The Board’s Reasons for the Transaction.” In connection with their evaluation, the Board reviewed and relied upon the analyses of each of the RONI management team, Messrs. Kanto, Jenkins and RONI’s various third-party technical specialists. Each of these advisors, along with Kirkland, Guggenheim Securities, Barclays and Citi were made available to the Board to discuss the scope of their respective work, their respective processes and specific questions arising from the directors’ review.

Between December 9 and 13, 2022, RONI and the Placement Agents finalized the list of PIPE investors, following receipt of indications of interest from the PIPE investors. Kirkland negotiated the form subscription agreement with the PIPE investors during this period of time as well.

On December 12, 2022, the Board met aftermarket to finally evaluate and approve the Business Combination Agreement (together with the transactions, covenants and ancillary agreements contemplated thereby). In addition to the Board, members of RONI’s management, Kirkland, Guggenheim Securities and other advisors that had facilitated RONI’s diligence review of NET Power were in attendance. Kirkland presented regarding the fiduciary duties owed by each director to RONI under Cayman law, described changes to the terms of the transaction documents since the board meeting held on December 1, 2022, and described the resolutions the directors were being asked to approve. Following further discussion among the directors and management, the Board unanimously approved the Business Combination with NET Power, and the transactions and agreements appurtenant thereto.

Following approval by the Board, and approval of each of the NET Power Board and the Existing NET Power Holders, on December 13, 2022, at approximately 6:00 p.m., Eastern Time, the applicable parties executed and delivered the Business Combination Agreement, the Sponsor Letter Agreement and the Support Agreement.

Before market open on December 14, 2022, RONI and NET Power issued a joint press release announcing the execution of the Business Combination Agreement and describing the transactions contemplated thereby.

On April 23, 2023, Buyer and NET Power entered into the First Amendment to the Business Combination Agreement in order to permit additional PIPE investments prior to the closing of the Business Combination, including an additional $250 million investment by OXY.

The Rice Acquisition Corp. II Board’s Reasons for the Transaction

RONI was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Board and management to identify, acquire and operate one or more businesses. The members of the Board and management have extensive transactional experience, particularly in the broadly-defined sustainability and energy transition industries, including but not limited to, energy and power, energy and industrial technology and venture capital and growth equity investing.

As described under “— Background of the Business Combination” above, the Board, in evaluating the Business Combination, consulted with RONI’s management, legal, financial and technical advisors. In reaching its unanimous decision to approve the Business Combination Agreement, the Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of RONI’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In approving the combination, the Board did not rely upon NET Power company projections or forward-looking financial information specific to the Company. In addition to analyzing the implied valuations of NET Power’s historical private financing rounds and the performance of comparable companies, in lieu of projections (specifically, in lieu of a detailed financial forecast with line items such as Revenue, Gross Profit, EBITDA and Net Income), RONI’s management and the Board performed technical and market due diligence and reviewed certain financial analyses deemed more relevant for NET Power and its prospects, including, but not limited to, the following: (i) engineering and market adoption due diligence with in-house and third party specialists, (ii) unit economics and profitability of a single NET Power plant, (iii) analysis and due diligence on NET Power’s ability to reduce the capital and operating costs of a NET Power plant over time, (iv) the viability and robustness of NET Power’s asset-light, licensing business model supported by intellectual property diligence and validation from legal and subject matter experts engaged by RONI and analysis of companies with comparable business models and (v) the potential present value of NET Power based on various future market capture and technology adoption scenarios developed using publicly available sources and with third-party specialists on macro energy systems modeling, including Messrs. Jenkins (of DeSolve), Valerdi and Kanto (collectively, the “Scenario Analysis”).

Further, the Board decided not to obtain a fairness opinion. The officers and directors of RONI have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, and the Board concluded that this experience and background, together with the assistance of RONI’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement, including (without limitation) NET Power’s strategic focus on and demonstrable contributions toward providing global access to clean, reliable, baseload power, sustainability, the quality and benefits of NET Power’s technology, the experience and technical proficiency of the management team, and the benefits associated with widespread adoption of NET Power’s technology. More specifically, the Board took into consideration the following factors or made the following determinations, as applicable, in support of the Business Combination:

•        Global need for clean, reliable, low-cost baseload power generation and NET Power’s potential to play a large role in servicing this need.    RONI’s management and the Board believe that clean, reliable and low-cost baseload power generation is critical to the future of global energy systems. NET Power’s cost and expected reliability relative to leading alternatives, including renewables with energy storage, nuclear, geothermal, and hydrogen, make it a leading candidate to play a significant role in the future of energy. RONI management and the Board believe that the recent global dislocations in the energy markets demonstrate the need for energy security, reliability and affordability and believe that the NET Power technology has the actionable potential to accomplish these objectives.

•        Satisfaction of a sufficient number of the acquisition criteria that RONI established to evaluate prospective business combination targets.    RONI management has been focused on identifying targets that would benefit from a partnership with the RONI team given its background in the energy sector. Targets for the Board and RONI management focused on clean baseload generation satisfied RONI’s acquisition criteria by operating in high growth, large TAM markets with favorable long-term market dynamics and, as a result, RONI management focused on those targets primarily. NET Power specifically was identified as a business with differentiated attributes that provided RONI management confidence in the prospects of the Company, particularly when compared to others in the clean baseload generation space that focus on geothermal, nuclear, hydrogen and other CCUS technologies.

•        Experienced management team.    The Board determined that NET Power’s management team, taking into account the planned installation of Mr. Rice as the incoming Chief Executive Officer of the post-closing public company, is proven and positioned to successfully lead NET Power after the Business Combination. The Board also believes the engineering and technical capabilities of the NET Power management team will allow them to successfully scale the technology from the demonstration facility to a utility-scale 300MWe facility.

•        Commitment from NET Power LLC’s existing owners and stakeholders.    The Board considered that NET Power LLC has historically attracted capital investment and other support from well-regarded industry participants, including 8 Rivers, Constellation, OXY and Baker Hughes. Further, 8 Rivers, Constellation and OXY demonstrated support for the proposed Transaction with additional PIPE commitments in connection with the Business Combination. In addition, the Joint Commercial Committee, comprised of representatives from NET Power and NPI, has also selected Odessa, NET Power’s first utility-scale project, as Serial Number 1, and the Board of NET Power was supportive of this decision.

•        NET Power’s post-closing financial condition.    The Board also considered NET Power’s outlook and capital structure, taking into consideration that after consummation of the Business Combination, NET Power Corp will have additional cash on its balance sheet, better positioning it to commercialize and deploy the NET Power technology. Furthermore, even under high-redemption scenarios considered by the Board, the proceeds from the PIPE raise are expected to be sufficient to fund the NET Power corporate operations and cash needs through commercialization of the first utility-scale facility, estimated to occur in 2026.

•        Valuation supported by financial analyses and due diligence.    The Board determined that the valuation analyses conducted by RONI’s management team, based on NET Power’s historical private financing rounds and the implied valuations of those private financings, comparable companies analysis, and the Scenario Analysis, supported the equity valuation of NET Power. As part of this determination,

RONI’s management, the Board, legal counsel, financial advisors, and consultants performed due diligence reviews of NET Power and discussed with NET Power management and certain stakeholders the legal, financial, technical, operational and manufacturing outlook of NET Power.

The Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including (without limitation) high redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macroeconomic risks. Specifically, the Board considered the following issues and risks:

•        Risks that the benefits described above may not be achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected time frame.

•        Risk of the liquidation of RONI.    The risks and cost to RONI if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in RONI being unable to effect a business combination in the requisite time frame and force RONI to liquidate.

•        Risks associated with NPI’s ability to successfully develop and manufacture the turbo expander equipment package.    The risk that NPI may be unable to successfully develop and commercialize the required turbo expander equipment package or may not be able to achieve the expected time frame.

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits RONI from soliciting other business combination proposals, which restricts RONI’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•        Risks regarding the shareholder vote.    The risk that RONI’s shareholders may fail to provide the votes necessary to effect the Business Combination.

•        Limitations of review.    The Board did not obtain an opinion from any independent investment banking or accounting firm that the consideration to be exchanged is fair to RONI, NET Power or their respective shareholders from a financial point of view.

•        Closing conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within RONI’s control, including approval by RONI’s shareholders and approval by the NYSE of the initial listing application in connection with the Business Combination.

•        Potential Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and expenses.    The risk that fees and expenses associated the Business Combination may be greater than expected.

•        Other risk factors.    Various other risk factors associated with the respective businesses of RONI and NET Power.

The Board concluded that the potential benefits that it expected RONI and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board unanimously determined that the Business Combination Agreement, including the Business Combination, were advisable, fair to, and in the best interests of, RONI and its shareholders.

Certain Valuation and Financial Analyses

NET Power’s Private Financing History Analysis

The Board considered NET Power’s historical private financing rounds, the implied valuation of NET Power LLC in each financing round, and valuation increase or “step-up” from each round to the subsequent round, relative to various financial and operational developments. Since 2012, NET Power has raised over $200 million of private funding from certain industry-leading companies. NET Power’s historical financing rounds are summarized in the table below:

Investor	Capital Raised ($mm)		Valuation ($mm)			Step-Up
			Pre-Money	Post-Money
McDermott (2012)	$47		$49	$96
Constellation (2014)	100		203	303		2.1x
OXY (2019)	60		545	605		1.8x
BHES (2022)	30		802	832		1.3x
Proposed De-SPAC Valuation	570	(1)	1,357	1,994	(2)	1.6x

____________

(1)      This figure includes $335 million of cash in the Trust Account (excluding interest earned thereon and the Rice family’s $10 million investment in connection with the RONI IPO), Rice friends and family investment of $100 million (including the Rice family’s $10 million investment in the RONI IPO and $90 million invested in the PIPE), OXY’s investment of $100 million in the PIPE and additional PIPE investments of $35 million, before giving effect to transaction expenses, which are estimated to be $35 million.

(2)      This figure includes the Founder Units and the Sponsor Units, in addition to the pre-money valuation and capital raised in connection with the Transactions.

NET Power has a history of valuation step-ups tied to specific milestones that bring in new strategic investors who strengthen its path to commercialization. Constellation invested in 2014 at a 2.1x step-up to the prior round following the milestone of engineering cost and design validation provided by McDermott. Constellation has operational and market experience with large scale generation assets and supported the construction and operation of the demonstration facility at La Porte, adding substantial value as a strategic investor. OXY invested in 2019 at a 1.8x step up to the prior round following the milestone of the La Porte test facility achieving first-fire in May of 2018, representing the first field validation of the NET Power technology. OXY is one of the largest transporters and consumers of CO2 globally and provides a clear solution to carbon management for NET Power, adding substantial value as a strategic partner. Baker Hughes invested through its affiliate, BHES, in 2022 following additional La Porte testing campaigns, including the ERCOT grid sync in November of 2021.

The Board determined that the equity valuation of NET Power is reasonable relative to NET Power’s recent private valuations, specifically in connection with the Baker Hughes investment and associated joint development arrangement, in each case, through affiliates. The Baker Hughes investment, as described above in “— Information About NET Power” not only provided a recent valuation for the business, but also is a major milestone for NET Power that the Board believes may generate create significant value assuming NET Power and NPI, Baker Hughes’ affiliate, successfully develop and commercialize NET Power’s technology in the expected time frame. NPI is one of the leading global manufacturers of specialized turbomachinery. NPI is expected to provide performance guarantees to potential purchasers of key process equipment packages, to be used in NET Power plants and developed in accordance with the statements of work that are a part of the Amended and Restated JDA and the Commercial Agreement, on such terms and conditions as NPI and its affiliates customarily provide in supply agreements for equipment of equivalent levels of technical readiness. The values of technical parameters associated with such guarantees are to the integrated with other critical plant equipment by the plant integrator to result in the overall plant performances and associated guarantees provided by the latter. Such performance will be critical to the efficiency and economics of the NET Power technology and are ultimately important to entice large utility customers to purchase licenses from NET Power. On this basis, RONI believes the Amended and Restated JDA serves as a de-risking event for the commercialization of NET Power’s technology.

The Board also considered several material developments subsequent to the Baker Hughes investment and strategic partnership that further supported NET Power’s valuation. The main development that had a positive impact to the value proposition of NET Power was the Inflation Reduction Act which passed in August 2022. Installing Mr. Rice as the Chief Executive Officer of NET Power was another significant change that will drive value creation given his experience building successful energy companies. Finally, NET Power has made significant progress towards identifying potential partners for its first plant and ultimately received commitments from each of its owners who plan to form a consortium to jointly develop NET Power’s first utility-scale plant. The combination of these three developments, and significant commercial progress NET Power has made since the Baker Hughes investment and strategic partnership, were all considered to be material, positive value drivers by the Board and further supported the Board’s decision to support the proposed transaction.

Comparable Companies Analysis

RONI’s management relied upon a comparable company analysis it conducted with the assistance of Guggenheim Securities to assess the value that the public markets would likely ascribe to NET Power following a business combination with RONI, and RONI’s management presented this analysis to the Board. The relative valuation analysis was based on selected publicly traded and well-regarded private companies in similar energy technology sub-sectors with either no current revenues or very little current revenues. The selected companies were chosen because they were determined by RONI’s management to be the most relevant in their particular sub-sector (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of NET Power). These companies may share certain characteristics that are similar to those of NET Power, but the Board recognized that no company was a direct comparable to NET Power.

Using publicly available information, RONI’s management also reviewed with the Board, among other things, the enterprise values (defined as market capitalization plus net debt plus minority investments minus unconsolidated investments) of such companies in connection with either their initial business combination or most recent private capital raise, as applicable, compared to the immediately preceding capital raise. The enterprise value “step-ups” (defined as the pre-money valuation before the initial business combination or most recent capital raise divided by post-money valuation after previous most recent capital raise) for the selected comparable companies are summarized in the table below:

Company	Sector	Latest Private Mark ($bn)	DeSPAC/Most Recent Value ($bn)	Valuation Step-up
QuantumScape	Batteries	$2.1	$3.3	1.6x
Enovix	Batteries	0.1	1.1	9.4x
Energy Vault	Batteries	0.6	1.1	1.8x
Solid Power	Batteries	0.6	1.3	2.1x
NuScale	Nuclear	1.9	1.9	1.0x
LanzaTech	Carbon Capture	0.9	1.8	2.1x
ClimeWorks	Carbon Capture	0.3	2.0	7.8x

Based on the review of these selected comparable companies, the Board concluded that NET Power’s estimated enterprise value step-up implied by this transaction of 1.6x (calculated as the expected pre-money valuation before the Business Combination of $1.357 billion divided by the post-money valuation after the most recent BHES capital raise of approximately $832 million) was attractive relative to the step-ups for such comparable companies.

Using publicly available information, RONI’s management also reviewed with the Board, among other things, the current enterprise values or enterprise values implied by most recent capital raise with respect to each selected comparable company. The enterprise values for each of the selected comparable companies are summarized in the table below:

Company	Sector	Enterprise Value ($bn)(1)
QuantumScape	Batteries	$1.9
Enovix	Batteries	1.6
Energy Vault	Batteries	0.4
Solid Power	Batteries	0.4
NuScale	Nuclear	2.2
LanzaTech	Carbon Capture	1.8
ClimeWorks	Carbon Capture	1.9
Monolith	Carbon Capture	1.0+
Aker CCS	Carbon Capture	0.6

____________

(1)      Data included in the table above is provided as of November 25, 2022.

Based on the review of these selected comparable companies, the Board concluded that NET Power’s estimated enterprise value implied by this transaction of approximately $1.4 billion was attractive relative to the enterprise values for such comparable companies.

The Board viewed NET Power’s enterprise value step up and total enterprise value as a relevant valuation measure on which to evaluate NET Power’s value based on their belief that these methods are prevalent and relevant metrics for well-established disruptive energy technology disruptors. The results of this analysis (as described above) supported the Board’s determination, based on a number of factors, that the terms of the merger were fair to and in the best interests of NET Power and its stockholders.

Scenario Analysis

The other valuation and financial analysis considered by RONI’s management and the Board was the Scenario Analysis, through which the Board evaluated potential NET Power plant deployment scenarios and the potential value to NET Power in each deployment scenario. In order to calculate the potential value of the NET Power plants deployed, RONI’s management, with the assistance of Guggenheim Securities, as RONI’s financial advisor, first calculated the present value, assuming a 10% annual discount rate (“PV10”), of the expected licensing cash flows from a single NET Power plant. The schedule below illustrates the assumptions underpinning the approximately $65 million present value of the single NET Power plant (at the midpoint). The reason for using the PV10 framework was to mitigate the significant timing impacts of deployments schedules on the overall valuation of NET Power.

NP Plant Fees ($mm)	Future Value
Licensing – Upfront	~$30
Recurring Royalty (30yr)	~$5
Midpoint	~$135
PV-10%	~$60 – $70

To evaluate the relative probabilities of potential plant deployment scenarios, RONI management engaged DeSolve. DeSolve is a consulting firm providing experienced knowledge in energy systems and decision support for investors, technology ventures, and other clients working to accelerate the deployment of clean energy solutions.

DeSolve produced a detailed report for RONI management and the Board showcasing a comprehensive analysis of the potential deployment of the NET Power cycle in the U.S. power system in light of recent incentives for decarbonization approved by the U.S. Congress in the Inflation Reduction Act. The report builds on the methodology used by the REPEAT Project at Princeton University to assess the impacts of the Inflation Reduction Act in the transition of the power sector and its impact on aggregate carbon emissions in the United States. The REPEAT Project provides independent modeling of the impacts of federal energy and climate legislation and regulations and is used by a wide variety of stakeholders to understand pending and recently enacted policies. The REPEAT Project’s modelling of the Inflation Reduction Act incentives found that in the U.S. alone, by 2035, approximately 67 GW of natural gas fired generation with carbon capture and sequestration (“CCS”) would be constructed to meet electricity demand. The analysis assumed the operational parameters of a NET Power plant for modeling the contribution of natural gas fired generation with CCS, but assumed more conservative cost and efficiency metrics as compared to NET Power’s estimates. For reference, 67 GW is expected to equate to approximately 224 NET Power plants.

DeSolve replicated the methodology used by the REPEAT project but used projected NET Power Gen 1 and Gen 2 cost and efficiency metrics, and the resulting systems model was supportive of the potential value, competitiveness and deployment of NET Power’s technology. The key findings from DeSolve’s analysis are summarized below.

•        Near-term and long-term deployment potential of the NET Power Cycle.    The potential deployment of the NET Power cycle technology could achieve ~15 GW by 2030 and ~580 GW by 2050 under expected cost and performance.

•        Medium-term constraints to deployment.    In the medium-term, the limiting constraint for the deployment of the NET Power cycle technology will be the scaling of the supply-chain and the project development capacity, not project economics since the modeling hits the maximum deployment bounds every year until 2030.

•        Long-term contribution to U.S. electricity generation.    By 2050, NET Power cycle technology could contribute ~25% of total electricity generation in the United States, playing a crucial role in complementing and firming variable renewable energy resources.

•        Impact of Inflation Reduction Act incentives.    The incentives included in the Inflation Reduction Act have de-risked NET Power’s deployment in the medium term as shown by broader policy analysis (e.g., REPEAT Project) and enhanced cost competitiveness from $85 per ton 45Q tax credits; long-term, continuation of decarbonization incentives, in-line with decarbonization goals, will be key for continued growth of the NET Power cycle and other renewable generation sources.

•        Factors impacting growth potential.    Under the new policy support mechanisms approved by the Inflation Reduction Act, NET Power cycle growth prospects are partially insulated from higher expected capital costs and higher natural gas prices until 2035; thereafter, potential higher natural gas prices present a risk factor for competitiveness and deployment.

Further, DeSolve modelled four potential NET Power plant deployment scenarios sensitizing capital investment costs per NET Power plant and natural gas prices: (i) base case, (ii) higher capex case, (iii) higher natural gas price case and (iv) higher capex and natural gas price case. DeSolve concluded that under the recently approved support policies in the Inflation Reduction Act, deployment of NET Power plants is not materially sensitive through 2035 to higher capex or natural gas prices. Post-2035, NET Power plant deployment is negatively impacted by increases in capex and natural gas prices but continues to grow steadily in all scenarios, including the worst-case scenario referenced in (iv), above, combining higher capex and higher natural gas prices. The table below summarizes the various NET Power plant deployment scenarios by 2050 in GW.

	2022	2026	2028	2030	2032	2035	2040	2050
Cumulative NET Power Plants (#)
NET Power Baseline	—	4	14	46	120	279	801	1,928
Higher NET Power Capex	—	4	14	46	120	279	589	1,454
Higher Gas Price	—	4	14	46	121	280	576	1,295
Higher Capex and Gas Price	—	4	14	46	120	279	383	771

RONI’s management and the Board concluded that, based on the Scenario Analysis, NET Power could have a potential discounted present value of approximately $3.9 to $8.4 billion, which supported the equity valuation of NET Power. This potential discounted present value range is calculated as follows:

1.      Calculated the potential deployment of NET Power plants by 2050 in GW, as modelled by DeSolve. DeSolve estimates that ~578 GW could be deployed in its base case scenario described in (i), above;

2.      Calculate the implied number of NET Power plants by converting ~578 GW into NET Power plants assuming 300 MW per plant. This implies approximately 1,928 utility-scale NET Power plants deployed;

3.      Calculate the implied future value of those NET Power plants assuming approximately $60 to $70 million per NET Power plant (range based on the mid-point of $65 million per plant described above);

4.      Discount the implied future value of those cumulative NET Power plant deployments, equal to a range of approximately $116 to $135 billion, to today assuming a 20% discount rate as the weighted average cost of capital of NET Power; and

5.      Subtract approximately $250 million of capitalized NET Power corporate G&A expenses and future capital investment commitments stemming from the Amended and Restated JDA to determine a potential discounted value of NET Power today.

As additional reference points, the RONI management and the Board analyzed NET Power cycle deployment at scenarios based on well-respected publicly available frameworks and academic studies, including an illustrative S-Curve deployment case and a deployment schedule based on an MIT study.

The S-Curve deployment schedule was utilized to illustrate potential market adoption using a formulaic approach derived from the Bass Diffusion Model. This model is primarily driven by a formula developed to estimate the market adoption of new technologies. The three main inputs to this formula are long term market size, P coefficient (rate of adoption) and Q coefficient (rate of imitation). In this analysis the P and Q coefficients used were based on averages seen across a wide range of historical technology adoption curves. In order to develop the long-term market size, RONI management assumed a total power generation market size of greater than 42,000 TWh and a 3% market capture assumption which is equal to approximately 529 NET Power plants deployed. RONI management believes this is a reasonable assumption based on an analysis of the combined-cycle gas turbine market. Specifically, RONI’s management estimates, based on publicly available data, that the leading combined-cycle gas turbine OEM companies individually comprises ~4-6% of the current market which was the primary data point relied upon to support RONI’s 3% market capture.

The MIT deployment schedule is based on an analysis published in November 2020 by Jennifer Morris, Haroon Kheshgi, Sergey Paltsev and Howard Herzog that uses the MIT Economic Projection and Policy Analysis model (MIT EPPA) to explore factors influencing CCS deployment in power generation. This takes into account climate policy stringency as a factor to the speed and level of CCS deployment, with gas CCS requiring higher carbon prices to be competitive and its deployment depending on regional natural gas prices. This study finds that by the year 2100, CCS is applied to almost 40% of world electricity production, one third from coal with CCS and the other two thirds from natural gas with CCS. RONI management assumed a deployment schedule that is in line with the growth in natural gas with CCS power generation through 2050.

The TAM-based S-Curve analysis estimates approximately 529 NET Power plants will be deployed by 2050 and the MIT Study estimates that approximately 1,193 plants will be deployed by 2050. Even at the lower end of this range the implied future value of NET Power would be approximately $34 billion (529 plants multiplied by the single-plant PV10 of $65 million) and the implied discounted present value would be approximately $2.6 billion at the midpoint after subtracting the capitalized corporate G&A and estimated capital expenditures as described above. RONI’s management and the Board determined that the valuations implied by the S-Curve analysis and MIT study confirmed DeSolve’s findings and are reasonable and attractive relative to the proposed DeSPAC valuation of approximately $1.4 billion.

The full text of DeSolve’s report, dated September, 2022, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with their analysis, is attached as Annex L to this proxy statement/prospectus and is incorporated herein by reference. DeSolve’s report was provided for the use and benefit of RONI’s management team and the Board in their evaluation of the Business Combination. DeSolve’s report does not address RONI’s underlying business decision to effect the Business Combinations or the relative merits of the Business Combinations as compared to any alternative business strategies or transactions that might be available to RONI. Further, DeSolve’s report does not constitute a recommendation as to how any holder of securities of RONI or any other person should vote or act with respect to the Business Combination or any other matter.

The results of these analyses (as described above) supported the Board’s determination, based on a number of factors, that the terms of the merger were fair to and in the best interests of NET Power and its stockholders.

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination, shareholders should be aware that aside from their interests as shareholders, our Sponsor and certain members of our Board and officers have interests in the Business Combination that may be different from, or in addition to, those of other shareholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, approving the Business Combination and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

•        the fact that the RONI Initial Shareholders and RONI directors and officers have agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that our Sponsor paid an aggregate of $26,000 for the Founder Shares, 2,500 Class A Shares and 100 Class A Units of Opco, and upon the completion of the Business Combination, our Sponsor expects to receive 6,548,225 Class B Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and such securities, along with its 2,500 Class A Shares, will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at $67.2 million based on the closing price of $10.23 per public share on the NYSE on March 31, 2023, resulting in a theoretical gain of $67.2 million, but, given the restrictions on such shares, RONI believes such shares have less value. If the Business Combination is not consummated, our Sponsor will lose such theoretical gain;

•        the fact that the RONI Initial Shareholders and RONI directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if RONI fails to complete an initial business combination by June 18, 2023 resulting in a loss of approximately $10,900,000;

•        the fact that our Sponsor paid an aggregate of $10,900,000 for its 10,900,000 private placement warrants to purchase Class A Shares and that such private placement warrants will expire worthless if a business combination is not consummated by June 18, 2023;

•        the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any working capital loans made by our Sponsor or any of its affiliates to RONI may be converted into warrants to purchase Class A Shares at a price of $1.00 per warrant at the option of the lender;

•        the fact that RONI’s officers and directors, other than RONI’s Independent Directors, collectively own, directly or indirectly, a material interest in our Sponsor;

•        the anticipated designation of Daniel J. Rice, IV as the Chief Executive Officer and director of NET Power Inc. and J. Kyle Derham as a director of NET Power Inc. following the Business Combination;

•        the continued indemnification of RONI existing directors and officers under the Articles of Association and the continuation of RONI’s directors’ and officers’ liability insurance after the Business Combination;

•        the fact that our Sponsor and RONI’s officers and directors will lose their entire investment of approximately $10,900,000 in RONI and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by June 18, 2023. As of the date of this proxy statement/prospectus, other than as described in this proxy statement/prospectus, there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and RONI’s officers and directors are awaiting reimbursement. As described above, following the business combination, our Sponsor ultimately expects to receive 6,548,225 Class B Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and each of RONI’s three independent directors held 30,000 Founder Shares. Additionally, our Sponsor purchased 10,900,000 private placement warrants to purchase Class A Shares simultaneously with the consummation of the RONI IPO for an aggregate purchase price of $10,900,000. The 6,548,225 Class B Shares and the 2,500 Class A Shares expected to be owned by our Sponsor would have had an aggregate market value of $67.2 million based upon the closing price of $10.23 per public share on the NYSE on March 31, 2023. The 10,900,000 private placement warrants held by our Sponsor would have had an aggregate market value of $16.0 million based upon the closing price of $1.465 per public warrant on the NYSE on March 31, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus;

•        the fact that if the Trust Account is liquidated, including in the event RONI is unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify RONI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which RONI has entered into an acquisition agreement or claims of any third party for services rendered or products sold to RONI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other RONI shareholders experience a negative rate of return in the post-business combination company; and

•        the terms and provisions of the Related Agreements as set forth in detail under “— Related Agreements.”

These interests may influence our directors in making their recommendations that you vote in favor of the approval of the Business Combination.

Potential Purchases of Public Shares

In connection with the shareholder vote to approve the proposed Business Combination, our Sponsor, directors or officers or their respective affiliates may privately negotiate transactions to purchase shares from our shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of our directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors or officers or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of such purchases would be to increase the likelihood of obtaining shareholder approval of the Business Combination.

Total Shares to be Issued in the Business Combination

It is anticipated that, upon completion of the Business Combination, assuming no redemptions: (i) our public shareholders will retain an ownership interest of approximately 15.2% in NET Power Inc.; (ii) the PIPE Investors will own approximately 21.6% of NET Power Inc. (such that public shareholders, including PIPE Investors, will own approximately 36.8% of NET Power Inc.); (iii) our Sponsor will own approximately 2.9% of NET Power Inc.; and (iv) solely as a result of issuances pursuant to the Business Combination Agreement, the Existing NET Power Holders will own approximately 60.3% of NET Power Inc.

The PIPE Investors have agreed to purchase in the aggregate 49,044,995 Class A Common Stock at a purchase price of $10.00 per share. For more information, please see the sections entitled “Summary of the Proxy Statement — Unaudited Pro Forma Condensed Combined Financial Information.”

Related Agreements

Sponsor Letter Agreement

In connection with signing the Business Combination Agreement, RONI, our Sponsor, RONI Opco, NET Power and certain members of RONI’s board of directors and/or management (collectively, the “Insiders”) entered into a letter agreement, dated December 13, 2022 (the “Sponsor Letter Agreement”), pursuant to which Sponsor and the Insiders agreed to (i) vote all of their shares of RONI in favor of the Business Combination Agreement; (ii) be bound by certain transfer restrictions in advance of Closing in respect of the shares of RONI each presently holds; and (iii) waive certain of the anti-dilution and conversion rights with respect to their shares of RONI and RONI Opco units, which had been granted in connection with the RONI IPO.

Pursuant to the Sponsor Letter Agreement, 1,000,000 RONI Interests held by Sponsor will be forfeited and canceled for no further consideration. Additionally, (a) 1,000,000 of Sponsor’s RONI Interests will be subject to forfeiture, and vest, incrementally, if the gross proceeds raised by RONI in connection with the Business Combination exceed $300,000,000 as of the Closing (incrementally vesting until the gross proceeds exceed $397,500,000); (b) 552,536 of Sponsor’s RONI Interests will be subject to forfeiture, and vest if the gross proceeds exceed $397,500,000 as of the Closing; and (c) 986,775 of Sponsor’s RONI Interests will be subject to forfeiture, and vest in equal one-third increments if, over any 20 trading days within any 30 consecutive trading-day period during the three years following the Closing, the trading share price of Class A Common Stock equals or exceeds $12.00 per share, $14.00 per share and $16.00 per share, respectively (or if RONI consummates a sale that would value such shares at the aforementioned thresholds).

Sponsor and RONI’s independent directors also agreed to be bound by certain “lock-up” provisions, pursuant to the terms and conditions of the Sponsor Letter Agreement, as follows: (i) 3,510,643 of Sponsor’s and the Insiders’ RONI Interests will be restricted from transfer for a period of one year following the Closing and (ii) 1,575,045 of Sponsor’s RONI Interests will be restricted from transfer for a period of three years following the Closing, in each case, subject to customary exceptions and potential early-release based on the stock price sustaining specified price thresholds for 20 trading days within any 30 consecutive trading-day period.

Support Agreement

Concurrently with the execution of the Business Combination Agreement, RONI, Sponsor, NET Power and certain holders of NET Power equity (collectively, the “Company Unitholders”) entered into a Support Agreement (as amended pursuant to its terms, the “Support Agreement”), pursuant to which each Company Unitholder agreed to, among other things, (i) retain their respective equity interests, (ii) vote in favor of the Business Combination Agreement and the transactions contemplated thereby and (iii) be bound by certain other covenants and agreements related to the Business Combination.

Amended and Restated Joint Development Agreement

On December 13, 2022, NET Power entered into the Amended and Restated JDA with RONI, RONI Opco, NPI, and NPT. The Amended and Restated JDA amends and restates the Original JDA, which was entered into in connection with a capital investment by BHES into NET Power (described below), to allow for the joint development of a turbo expander prototype for use in Power Plants (as defined in the Amended and Restated JDA), including a combustor (the “Joint Development”).

The development work to be undertaken by NPI and related milestones are described in statements of work. Subject to limited exceptions, NET Power will be required to reimburse NPI for all costs associated with the performance of its obligations under the applicable statement of work. A percentage of such reimbursement, to be selected by NET Power prior to Closing in accordance with the terms of the Amended and Restated JDA, will be paid in cash with the remaining amount being paid via issuance of additional Class A Units of RONI Opco and Class B Common Stock to NPI or its designee. Similarly, NET Power will be required to reimburse NPI for certain cost overruns through a combination of cash and issuance of securities, as provided in the Amended and Restated JDA. Furthermore, NPI or its designee will receive additional Class A Units of RONI Opco and Class B Common Stock of RONI in up to an amount equal to the product of 64,799 and the Exchange Ratio (as defined in the Amended and Restated JDA), upon the achievement of certain milestones and the occurrence of certain other events. Additionally, NPI (or its designee) shall receive 47,000 shares of NET Power immediately prior to the Closing of the Business Combination per the Change of Control (as defined in the Amended and Restated JDA) terms of the Amended and Restated JDA.

The Amended and Restated JDA is subject to customary covenants, representations and warranties. The term of the Amended and Restated JDA expires on the later of February 3, 2027 or the completion or termination of the statements of work, unless terminated earlier in accordance with the agreement. Either of NET Power or NPI may terminate the Amended and Restated JDA upon 15 days’ prior notice to the other parties in the event of occurrence or continuation of certain events or material breaches of the terms of the Amended and Restated JDA. Furthermore, NPI may terminate the Amended and Restated JDA upon the occurrence of a change of control, other than the Business Combination.

Stockholders’ Agreement

Pursuant to the Business Combination Agreement, in connection with the Closing, RONI, RONI Opco, and certain Existing NET Power Holders will enter into the Stockholders’ Agreement, a copy of the form of which is attached to this proxy statement as Annex E, which provides that, among other things, (i) the NET Power Inc. Board is expected to initially consist of 10 members (which may be increased to comply with independence requirements), (ii) the holders of a majority of the Company Interests (as defined in the Stockholders’ Agreement) held by the Sponsor Holders (as defined in the Stockholders’ Agreement) will have the right to designate one director for appointment or election to the NET Power Inc. Board for so long as the Sponsor Holders hold at least 5% of the issued and outstanding voting interests of NET Power Inc. or Sponsor’s Percentage Interest represents at least 50% of its Initial Percentage Interest, (iii) OXY will have the right to designate three directors for appointment or election to the NET Power Inc. Board for so long as OXY holds at least 25% of the issued and outstanding voting interests of NET Power Inc., the right to designate two directors for appointment or election to the NET Power Inc. Board for so long as OXY holds at least 20% of the issued and outstanding voting interests of NET Power Inc. and the right to designate one director for appointment or election to the NET Power Inc. Board for so long as OXY holds at least 10% of the issued and outstanding voting interests of NET Power Inc., (iv) 8 Rivers will have the right to designate one director for appointment or election to NET Power Inc. Board, with such director being independent, for so long as 8 Rivers holds at least 10% of the issued and outstanding voting interests of NET Power Inc. or 8 Rivers’ Percentage Interest represents at least 50% of its Initial Percentage Interest, (v) Constellation will have the right to designate one independent director for appointment or election to the NET Power Inc. Board, with such director being independent, for so long as Constellation holds at least 10% of the issued and outstanding voting interests of NET Power Inc. or Constellation’s Percentage Interest represents at least 50% of its Initial Percentage Interest, (vi) the NET Power Inc. Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of NET Power Inc. for appointment or election to the NET Power Inc. Board during the term of the Stockholders’ Agreement and (vii) the Board shall designate (at least) three Independent Directors to serve on NET Power Inc. Board during the term of the Stockholders’ Agreement. If the director nominated by the Sponsor Holders is not reasonably determined, based on the advice of NET Power Inc.’s counsel, to be an “independent director” for purposes of NYSE rules, or if the NET Power Inc. Board otherwise fails to satisfy the independence requirements of NYSE rules, NET Power Inc. Board shall be permitted in its sole discretion to increase the size of the Board to up to 13 members, and to fill the three additional directorships with three additional “independent directors” nominated by the NET Power Inc. Board.

Additionally, pursuant to the terms of the Stockholders’ Agreement, the Existing NET Power Holders party thereto will be granted certain customary registration rights. Also, the Existing NET Power Holders party to the Stockholders’ Agreement will be subject to a lock-up period from the Closing Date (as defined in the Stockholders’ Agreement) on transferring their equity interests in NET Power Inc. and RONI Opco that were received pursuant to the Business Combination Agreement, with 33 1/3% of the Company Interests (as defined in the Stockholders’ Agreement) issued to each of the Existing NET Power Holders party to the Stockholders’ Agreement pursuant to the Business Combination Agreement being subject to a three-year lock-up (subject to early expiration based on the per share trading price of Class A Common Stock), and 66 2/3% of the Company Interests issued to each of the Existing NET Power Holders party to the Stockholders’ Agreement pursuant to the Business Combination Agreement being subject to a one-year lock-up (subject to early expiration based on the per share trading price of Class A Common Stock).

Tax Receivable Agreement

The future exchange of Opco Units for Class A Common Stock (or cash) pursuant to the Opco LLC Agreement may produce favorable tax attributes for NET Power Inc. The resulting anticipated tax basis adjustments may increase (for applicable income tax purposes) NET Power Inc.’s depreciation and amortization deductions and therefore may reduce the amount of income tax it would be required to pay in the future in the absence of this increased basis. This increased tax basis may also decrease the gain (or increase the loss) on future dispositions of certain assets to the extent the tax basis is allocated to those assets.

Concurrently with the completion of the Business Combination, NET Power Inc. will enter into the Tax Receivable Agreement, in substantially the form attached to this proxy statement/prospectus as Annex K. Pursuant to the Tax Receivable Agreement, NET Power Inc. will be required to pay to certain Opco Unitholders 75% of the tax savings that NET Power Inc. realizes as a result of increases in tax basis in Opco’s assets resulting from the future exchange of Opco Units for Class A Common Stock (or cash) pursuant to the Opco LLC Agreement, as well as certain other tax benefits, including tax benefits attributable to payments under the Tax Receivable Agreement. Further, to the extent that RONI does not make payments under the Tax Receivable Agreement when due, as a result of having insufficient funds or otherwise, interest will generally accrue at a rate equal to SOFR plus 100 basis points, or in some cases SOFR plus 600 basis points, until paid. Nonpayment of NET Power Inc.’s obligations for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement, and therefore may accelerate payments due under the Tax Receivable Agreement resulting in a lump-sum payment, which may be substantial. If NET Power Inc. does not have sufficient funds to pay its obligations under the Tax Receivable Agreement, it may borrow funds and thus its liquidity and financial condition could be materially and adversely affected.

The increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of public shares at the time of the exchange, whether such exchanges are taxable, the amount and timing of the taxable income NET Power Inc. generates in the future, the U.S. federal and state tax rates then applicable, and the portion of its payments under the Tax Receivable Agreement constituting imputed interest. Payments under the Tax Receivable Agreement are expected to give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest, depending on the circumstances. Any such benefits are covered by the Tax Receivable Agreement and will increase the amounts due thereunder. In addition, the Tax Receivable Agreement will provide for interest, generally at a rate equal to SOFR plus 100 basis points or in some cases SOFR plus 600 basis points, accrued from the due date (without extensions) of NET Power Inc.’s U.S. federal income tax return for the year to which the payment relates to the date of payment under the Tax Receivable Agreement.

The payments that NET Power Inc. will be required to make under the Tax Receivable Agreement may be substantial. For the sake of illustration, if there were an exchange of all of the outstanding Opco Units (other than those held by NET Power Inc.) immediately after the Business Combination in exchange for Class A Common Stock, the estimated tax benefits to NET Power Inc. subject to the Tax Receivable Agreement would be approximately $339.8 million undiscounted, and the related undiscounted payment to the parties to the Tax Receivable Agreement equal to 75% of the benefit would be approximately $254.9 million. Alternatively, if the Tax Receivable Agreement were terminated immediately after the Business Combination in an early termination, the estimated lump-sum payment under the Tax Receivable Agreement would be approximately $63.2 million. The foregoing figures are based on certain assumptions, including, but not limited to, (i) a $10.00 per share trading price of Class A Common Stock, (ii) a 22.28% federal corporate income tax rate and certain estimated state and local income tax rates, (iii) no material changes in U.S. federal income tax law, that NET Power Inc. will have sufficient income to utilize all tax attributes covered by the Tax Receivable Agreement, and, (iv) in the case of an early termination, a 20% discount rate as the weighted average cost of capital. Any payments that NET Power Inc. will be required to make under the Tax Receivable Agreement will reduce cash that would otherwise have been available to NET Power Inc. for other uses, some of which could benefit the holders of Class A Common Stock. Furthermore, NET Power Inc.’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that NET Power Inc. determines. Although NET Power Inc. is not aware of any issue that would cause the U.S. Internal Revenue Service, or IRS, to challenge a tax basis increase or other tax attributes subject to the Tax Receivable Agreement, if any subsequent disallowance of tax basis or other benefits were so determined by the IRS, generally NET Power Inc. would not be reimbursed for any payments previously made under the Tax Receivable Agreement (although it would generally reduce future amounts otherwise payable under the Tax Receivable Agreement). As a result, the amounts that NET Power Inc. pays under the Tax Receivable Agreement may significantly exceed the actual tax savings that it ultimately realizes. NET Power Inc. may need to incur debt to finance payments under the Tax Receivable Agreement to the extent its cash resources are insufficient to meet its obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise. In these situations, NET Power Inc.’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that NET Power Inc. will be able to finance its obligations under the Tax Receivable Agreement.

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless NET Power Inc. exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement (subject to certain assumptions), or certain other acceleration events, including a Change of Control (as defined in the Tax Receivable Agreement), occur.

Amended and Restated Limited Liability Company Agreement of Opco

Following the Business Combination, NET Power Inc. will be organized in an “Up-C” structure, such that RONI and the subsidiaries of RONI will hold and operate substantially all of the assets and business of NET Power, and RONI will be a publicly listed holding company that will hold equity interests in NET Power. At Closing, RONI Opco will amend and restate its limited liability company agreement in its entirety.

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement on December 13, 2022, RONI entered into subscription agreements (the “2022 Subscription Agreement”) with certain investors (the “2022 PIPE Investors”), and in April 2023, RONI entered into additional subscription agreements (the “2023 Subscription Agreements” and together with the 2022 Subscription Agreements, the “Subscription Agreements”) with certain investors (the “2023 PIPE Investors” and, together with the 2022 PIPE Investors, the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and RONI has agreed to issue and sell to the PIPE Investors, an aggregate of 49,044,995 shares of Class A Common Stock following its Domestication for an aggregate purchase price of $490,449,950, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). Each Subscription Agreement contains customary representations and warranties of RONI, on the one hand, and the PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Business Combination immediately following the consummation of the PIPE Financing.

RONI has agreed with the Open Market Purchase Rights PIPE Investors (which includes OXY, Messrs. Derham and Burrus, trusts for the benefit of Mr. Rice or his family members, and other individuals that may be considered affiliates of RONI or the Sponsor) that such investors may reduce the number of shares of Class A Common Stock to be purchased by such investors pursuant to their Subscription Agreements by up to 15.0 million shares in the aggregate if, among other things, they purchase Ordinary Shares in open market transactions at a price of less than $9.97 per share prior to the Closing Date, do not vote any such Ordinary Shares in favor of approving the Business Combination and instead submit a proxy abstaining from voting thereon and, to the extent they have the right to have all or some of their Ordinary Shares redeemed for cash in connection with the consummation of the Business Combination, not exercise any such redemption rights.

Board of Directors of NET Power Inc.

Upon consummation of the Business Combination, NET Power Inc. Board will continue to be classified into three classes, with each Class I director having a term that expires at NET Power Inc.’s annual meeting of stockholders in 2024, each Class II director having a term that expires at NET Power Inc.’s annual meeting of stockholders in 2025 and each Class III director having a term that expires at NET Power Inc.’s annual meeting of stockholders in 2026, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

In connection with the Business Combination, Ralph Alexander, Peter J. (Jeff) Bennett, J. Kyle Derham, Frederick A. Forthuber, Joseph T. Kelliher, Carol Peterson, Brad Pollack, Daniel J. Rice, IV, Eunkyung Sung and Alejandra Veltmann have each been nominated to serve as directors of NET Power Inc. upon completion of the Business Combination. Pursuant to the Stockholders’ Agreement, (i) Mr. Derham was designated by the Sponsor Holders, (ii) Messrs. Bennett, Forthuber and Pollack were designated by OXY, (iii) Ms. Sung was designated by 8 Rivers and (iv) Ms. Peterson was designated by Constellation. Mr. Rice will serve as the Chief Executive Officer of NET Power Inc. Please see the section entitled “Proposal No. 4 — The Director Election Proposal” for additional information.

Sources and Uses for the Business Combination

The following tables summarize the estimated sources and uses for funding the Business Combination (all numbers in millions):

No Redemption Scenario

Sources of Funds		Uses of Funds
(in millions)		(in millions)
Cash in Trust Account	$345	NET Power Equity Rollover	$1,372
PIPE Financing	490	Cash to Pro Forma Balance Sheet	800
NET Power Equity Rollover	1,372	Transaction Fees & Expenses	35
Total Sources	$2,207	Total Uses	$2,207

Illustrative Redemption Scenario

Sources of Funds		Uses of Funds
(in millions)		(in millions)
Cash in Trust Account	$178	NET Power Equity Rollover	$1,372
PIPE Financing	490	Cash to Pro Forma Balance Sheet	636
NET Power Equity Rollover	1,372	Transaction Fees & Expenses	32
Total Sources	$2,040	Total Uses	$2,040

Maximum Redemption Scenario

Sources of Funds		Uses of Funds
(in millions)		(in millions)
Cash in Trust Account	$10	NET Power Equity Rollover	$1,372
PIPE Financing	490	Cash to Pro Forma Balance Sheet	472
NET Power Equity Rollover	1,372	Transaction Fees & Expenses	28
Total Sources	$1,872	Total Uses	$1,872

Name; Headquarters

The name of the combined company after the Business Combination will be NET Power Inc., and our headquarters will be located at 404 Hunt Street, Suite 410, Durham, North Carolina 27701.

Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of RONI as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of NET Power Inc. immediately following the Domestication will be the same as those of RONI immediately prior to the Domestication.

The Business Combination

RONI was formed on February 2, 2021. It is the managing member of RONI Opco, which was formed February 3, 2021, as a result of its 34,502,000 Class A units of RONI Opco, and Sponsor and the RONI independent directors are the members of RONI Opco. Upon formation of RONI Opco, Sponsor held 100 Class A units of RONI Opco and 8,534,900 Class B units of RONI Opco, and RONI’s independent directors held 90,000 Class B units of RONI Opco. Due to RONI Opco’s limited liability company structure functioning like a limited partnership with RONI as the managing member having decision making authority and the limited partners not having any kick-out rights nor substantive participating rights, it was considered a VIE. On June 15, 2021, the IPO of RONI generated $345.0 million in cash that was subsequently contributed to RONI Opco for purposes of effecting the Business Combination at a later date. On July 26, 2022, RONI and NET Power executed a letter of intent to execute the Business Combination. On December 5, 2022, Buyer was formed as a wholly-owned subsidiary of RONI Opco, and Merger Sub was formed as a wholly-owned subsidiary of Buyer. Upon formation and through the Business Combination, neither Buyer nor Merger Sub had significant pre-combination activities or material assets, liabilities, revenues or operations, and they were each were determined to be non-substantive entities as it relates to the Business Combination. Under the proposed structure of the Business Combination, NET Power will be acquired by and will merge with and into Merger Sub in exchange for 137.2 million Class A units of RONI Opco (economic, non-voting) and 137.2 million shares of Class B Common Stock of RONI (voting, non-economic).

In accordance with FASB’s ASC Topic 810, the Business Combination triggers a VIE reconsideration event due to RONI Opco’s status as a VIE and due to its acquisition of NET Power through its 100% owned subsidiaries, Buyer and Merger Sub. Based on the organization of the Up-C structure, in applying a bottom-up approach to determining the consolidation of the entities involved in the Business Combination, NET Power, a previously unconsolidated entity having no common control relationship with of the entities involved in the Up-C structure, is considered to be acquired by RONI Opco as a result of it being wholly-owned by Buyer, a wholly-owned subsidiary of RONI Opco, with Buyer being considered a non-substantive entity. RONI Opco, which will subsequently be renamed to NET Power Operations LLC, will continue to be considered a VIE after the Business Combination, with RONI as its primary beneficiary. RONI was determined to be the primary beneficiary of RONI Opco before and after the acquisition of NET Power because RONI will ultimately be the sole managing member of RONI Opco, having the power to control the most significant activities of RONI Opco (through which it will also control NET Power), while RONI will also have an economic interest that provides it with the ability to participate significantly in RONI Opco’s benefits and losses under all redemption scenarios. RONI Opco, which will subsequently be renamed to NET Power Operations LLC, will continue to be considered a VIE after the Business Combination because it will continue to function like a limited partnership with a managing member, over whom the limited partners will lack both substantive kick-out and participating rights. As a result, NET Power will be treated as the “acquired” company for financial reporting purposes. Accordingly, since NET Power meets the definition of a business in ASC 805, for accounting purposes the Business Combination represents an acquisition of a business by RONI, and NET Power’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value. The purchase consideration for the acquisition of NET Power consisted of the issuance of 137.2 million shares of newly issued Class B Common Stock of RONI, valued at $10.00 per share to arrive at a total consideration of $1.4 billion.

Satisfaction of the 80% Rule

The NYSE rules require that RONI’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of RONI signing a definitive agreement in connection with an initial business combination. The Board determined that this test was met in connection with the proposed Business Combination as described in the subsection above entitled “The Business Combination Agreement.”

Appraisal Rights

Neither RONI shareholders nor holders of Warrants have appraisal rights in connection with the Business Combination under the Cayman Companies Act.

Redemption Rights

Pursuant to the Existing Governing Documents, we are providing the public shareholders with the opportunity to have all or a portion of their Class A Shares redeemed for cash upon the closing. Holders of our outstanding Warrants do not have redemption rights in connection with the Business Combination.

Public shareholders may elect to redeem all or a portion of their Class A Shares, whether they vote “FOR” the Business Combination Proposal or not.    If the Business Combination is not consummated, the Class A Shares will not be redeemed for cash. If the Business Combination is consummated and a public shareholder properly exercises its right to redeem its Class A Shares and timely delivers its shares to Continental, we will redeem each Class A Share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then-outstanding Class A Shares and Class A units of RONI Opco (other than those held by RONI). For illustrative purposes, as of December 31, 2022, this would have amounted to approximately $10.14 per share. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed Class A Shares for cash and will no longer own such shares.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Class A Shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Each redemption of Class A Shares by public shareholders will decrease the amount in the Trust Account, which held total assets of approximately $350 million as of December 31, 2022 and which RONI intends to use for the purposes of consummating the Business Combination within the time period described in the proxy statement and to pay deferred underwriting commissions to the underwriters of the RONI IPO. The Business Combination Agreement provides that RONI’s and NET Power’s respective obligations to consummate the Business Combination is conditioned on RONI having Available Cash equaling or exceeding $200.0 million, after giving effect to the Business Combination. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties to the Business Combination Agreement and may be waived by such parties. If, as a result of redemptions of Class A Shares by the public shareholders, these conditions are not met (or not waived), then RONI or NET Power may elect not to consummate the Business Combination. Based on the amount of $350 million in the Trust Account as of December 31, 2022, and taking into account the anticipated gross proceeds of approximately $490 million from the PIPE Financing, all Class A Shares may be redeemed and still enable us to have sufficient cash to satisfy the $200.0 million Available Cash Condition contained in the Business Combination Agreement. In addition, in no event will RONI consummate the Business Combination if the redemption of Class A Shares would result in our failure to have net tangible assets in excess of $5.0 million.

Please see the section entitled “Extraordinary General Meeting of RONI — Redemption Rights” for the procedures to be followed if you wish to redeem your Class A Shares for cash.

Regulatory Approvals

In the United States, RONI must comply with applicable federal and state securities laws and the rules and regulations of NYSE in connection with the issuance of Class A Units of RONI Opco and shares of Class B Common Stock and the filing of this proxy statement/prospectus with the SEC.

Consummation of the Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. The statutory HSR waiting period expired on February 6, 2023 at 11:59 p.m., Eastern Time.

Additionally, consummation of the Business Combination will require (a) filing RONI’s application for deregistration and RONI Opco’s application for deregistration with the Cayman Islands Registrar of Companies and (b) filing RONI’s certificate of domestication (including the Proposed Certificate of Incorporation), RONI Opco’s certificate of domestication (including RONI Opco’s certificate of formation), the Certificate of Merger and a certificate of amendment to change RONI Opco’s name to “NET Power Operations LLC” with the Secretary of State of the State of Delaware, which will all occur at Closing.

Material U.S. Federal Income Tax Consequences of the Domestication to Public Shareholders

The following is a discussion of the (i) material U.S. federal income tax consequences of the Domestication to the U.S. Holders (as defined below) of public shares and public warrants, (ii) material U.S. federal income tax consequences to U.S. Holders of public shares that elect to have their public shares redeemed for cash if the Business Combination is completed and (iii) material U.S. federal income tax consequences for Non-U.S. Holders (as defined below) of owning and disposing of NET Power Inc. shares or warrants after the Domestication. This discussion is based on provisions of the Code, its legislative history, final, temporary and proposed U.S. treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein.

For purposes of this discussion, because any unit consisting of one public share and one-fourth of a public warrant is separable at the option of the holder, RONI is treating any public share and one-fourth of a public warrant held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of RONI in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the U.S. Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a contrary position. U.S. Holders are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any exercise of redemption rights) with respect to any public share and public warrants held through a unit of RONI (including alternative characterizations of a unit of RONI).

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of public shares or public warrants that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of public shares or public warrants that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances or status. In particular, this discussion considers only holders that hold public shares or public warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special treatment under U.S. federal income tax law, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        persons that acquired public shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold public shares or public warrants as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        persons required to accelerate the recognition of any item of gross income with respect to public shares or public warrants as a result of such income being recognized on an applicable financial statement;

•        persons who actually or constructively own 5% or more of the shares of the public shares by vote or value (except as specifically provided below);

•        foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii);

•        persons who own units of RONI Opco (other than any such units owned indirectly through RONI or NET Power Inc.); or

•        the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of public shares or public warrants. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold public shares or public warrants through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other pass-through entity is the beneficial owner of public shares or public warrants, the U.S. federal income tax treatment of a partner in the partnership or an owner in such other pass-through entity will generally depend on the status of the partner or owner and the activities of the partner or owner and such partnership or other pass-through entity. Holders of public shares or public warrants are urged to consult with their tax advisors regarding the specific tax consequences to such holders. This discussion also assumes that any distribution made (or deemed made) on public shares or public warrants and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of public shares or public warrants will be in U.S. dollars. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will agree with the discussion herein, or that a court would not sustain any challenge by the IRS in the event of litigation. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER.    THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF PUBLIC SHARES AND PUBLIC WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF PUBLIC SHARES AND PUBLIC WARRANTS TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, EXERCISING REDEMPTION RIGHTS, AND OWNING AND DISPOSING OF NET POWER INC. SHARES AND WARRANTS AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Holders

Tax Consequences of the Domestication to U.S. Holders of Public Shares

The discussion under this heading “— Tax Consequences of the Domestication to U.S. Holders of Public Shares” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to RONI, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of public shares as a result of the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of RONI.

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected”. Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware.

The Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. This conclusion is not free from doubt, however, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation, such as RONI, that holds only investment-type assets. Accordingly, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, except as otherwise provided herein, including with respect to the PFIC rules and Section 367 of the Code (as discussed below), a U.S. Holder of public shares will not recognize gain or loss upon the exchange of its public shares solely for NET Power Inc. shares or exchange of its public warrants solely for NET Power Inc. warrants pursuant to the Domestication. The Domestication will be treated for U.S. federal income tax purposes as if RONI (i) transferred all of its assets and liabilities to NET Power Inc. in exchange for all of the outstanding shares and warrants of NET Power Inc.; and then (ii) distributed the shares and warrants of NET Power Inc. to the shareholders and warrant holders of RONI in liquidation of RONI. The taxable year of RONI will be deemed to end on the date of the Domestication.

In the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, (i) a U.S. Holder’s tax basis in a share or a warrant of NET Power Inc. received in connection with the Domestication will generally be the same as its tax basis in the public share and public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share or a warrant of NET Power Inc. received by a U.S. Holder will generally include such U.S. Holder’s holding period for the public share or public warrant surrendered in exchange therefor.

If the Domestication fails to qualify as a reorganization under Section 368 of the Code, a U.S. Holder of public shares generally would recognize gain or loss with respect to its public shares in an amount equal to the difference, if any, between the fair market value of the corresponding shares of NET Power Inc. received in the Domestication and the U.S. Holder’s adjusted tax basis in its public shares surrendered. The U.S. Holder’s basis in the shares of NET Power Inc. would be equal to the fair market value of that stock on the date of the Domestication and such U.S. Holder’s holding period for the shares of NET Power Inc. would begin on the day following the date of the Domestication. Stockholders who hold different blocks of public shares (generally, shares of RONI purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of public shares.

Because the Domestication will occur after the redemption of U.S. Holders that exercise redemption rights with respect to public shares, U.S. Holders exercising such redemption rights should not be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of exercise of redemption rights.

Tax Consequences for U.S. Holders of Public Warrants

The remainder of this disclosure assumes the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

Subject to the considerations described below relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder (as defined below) for purposes of Section 367(b) of the Code, and the considerations described below relating to the PFIC rules, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued NET Power Inc. warrants in the Domestication.

PFIC Considerations

Even in the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, the Domestication may still be a taxable event to U.S. Holders of public shares or public warrants under the passive foreign investment company, or PFIC, provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below. Because RONI is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a review of its financial statements, RONI believes that it may be a PFIC. However, because of the inherently factual nature of the determination, and because the determination is an annual one based on income and assets of RONI in each year, Kirkland & Ellis LLP is unable to opine on RONI’s PFIC status for any taxable year.

Effect of PFIC Rules on the Domestication.    Even in the case of a transaction, such as the Domestication, that qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, these Treasury Regulations may require taxable gain recognition by a Non-Electing Shareholder (as defined below) with respect to its exchange of public shares for NET Power Inc. shares and public warrants for NET Power Inc. warrants in the Domestication if RONI were classified as a PFIC at any time during such U.S. Holder’s holding period in respect thereof. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed below under “Definition and General Taxation of a PFIC.” The proposed Treasury Regulations under Section 1291(f) of the Code should not apply to an Electing Shareholder (as defined below) with respect to its public shares for which a timely QEF election, a QEF election with a purging election, or MTM election is made, as each such election is described below. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Due to the uncertainty regarding the application of Section 1291(f) of the Code, Kirkland & Ellis LLP is unable to opine on the application of the PFIC rules to a U.S. Holder on the receipt of NET Power Inc. shares in exchange for public shares and NET Power Inc. warrants in exchange for public warrants in the Domestication.

Definition and General Taxation of a PFIC.    A non-U.S. corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

If RONI is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of public shares or public warrants and, solely with respect to the public shares, the U.S. Holder did not make either (a) a timely “qualified election fund” (QEF) election for RONI’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) public shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” (MTM) election, all of which are discussed further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its public shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the public shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the public shares.

Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the public shares or public warrants. The amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of RONI’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of the U.S. Holder. Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under “— Effects of Section 367 to U.S. Holders of Public Shares”) generally would be treated as gain subject to these rules.

In general, if RONI is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its public shares (but not public warrants) by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders.    The impact of the PFIC rules on a U.S. Holder of public shares will depend on whether the U.S. Holder has made a timely and effective election to treat RONI as a qualified electing fund, or QEF, under Section 1295 of the Code, for RONI’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) public shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that is not an Electing Shareholder is hereinafter referred to as a “Non-Electing Shareholder.”

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

A U.S. Holder’s ability to make a QEF election with respect to its public shares is contingent upon, among other things, the provision by RONI of certain information that would enable the U.S. Holder to make and maintain a QEF election. Upon written request, RONI will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that RONI will timely provide such information that is required to make and maintain the QEF election. A U.S. Holder is not able to make a QEF election with respect to public warrants. An Electing Shareholder making a valid and timely QEF election generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, such a U.S. Holder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367 to U.S. Holders of Public Shares” and subject to the discussion above under “— Tax Consequences of the Domestication to U.S. Holders of Public Shares,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of RONI, whether or not such amounts are actually distributed.

As indicated above, if a U.S. Holder of public shares has not made a timely and effective QEF election with respect to RONI’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) public shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its public shares for their fair market value on the “qualification date.” The qualification date is the first day of RONI’s tax year in which RONI qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held public shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its public shares by the amount of the gain recognized and will also have a new holding period in the public shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) public shares and for which RONI is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its public shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its public shares at the end of its taxable year over the adjusted basis in its public shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its public shares over the fair market value of its public shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM election). The U.S. Holder’s basis in its public shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the public shares will be treated as ordinary income. Shareholders who hold different blocks of public shares (generally, shares of RONI purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the public shares are considered to be regularly traded for purposes of the MTM election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the MTM election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. An MTM election is not available with respect to public warrants. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of an MTM election in respect to public shares under their particular circumstances.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of public shares is urged to consult its tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effects of Section 367 to U.S. Holders of Public Shares

In addition to the PFIC rules discussed above, Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Section 367 of the Code imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of public shares on the date of the Domestication. Because the Domestication will occur after the redemption of U.S. Holders that exercise redemption rights with respect to public shares, U.S. Holders exercising such redemption rights should not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication. Because of the inherently factual nature of the tests under the applicable Treasury Regulations to determine the applicability of Section 367(b) of the Code to any particular U.S. Holder, and the fact that these tests are generally applied based on the relevant facts at the time of the completion of the Domestication, Kirkland & Ellis LLP is unable to opine on the application of Section 367(b) of the Code to a U.S. Holder on the receipt of NET Power Inc. shares in exchange for public shares in the Domestication.

U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of RONI.    A U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of ordinary shares entitled to vote or 10% or more of the total value of all classes of ordinary shares (a “10% U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the public shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power of all classes of ordinary shares or 10% or more of the total value of all classes of ordinary shares. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of ordinary shares entitled to vote or 10% or more of the total value of all classes of ordinary shares and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of RONI attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

RONI does not expect to have significant cumulative net earnings and profits on the date of the Domestication. If RONI does not have positive cumulative net earnings and profits through the date of the Domestication, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of RONI’s cumulative net earnings and profits could be positive through the date of the Domestication in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury

Regulation Section 1.367(b)-2 as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.

U.S. Holders Whose Public Shares Have a Fair Market Value of $50,000 or More And Who Own Less Than 10% of the Voting Power of RONI and Less than 10% of the Total Value of RONI.    A U.S. Holder whose public shares have a fair market value of $50,000 or more on the date of Domestication and who beneficially owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of ordinary shares entitled to vote and less than 10% of the total value of all classes of ordinary shares will recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to NET Power Inc. shares received in the Domestication in an amount equal to the excess of the fair market value of NET Power Inc. shares received over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in the Domestication. Shareholders who hold different blocks of public shares (generally, shares of RONI purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code. There are, however, a number of specific conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)     a statement that the Domestication is a Section 367(b) exchange;

(ii)    a complete description of the Domestication;

(iii)   a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election and that includes (a) a copy of the information that the U.S. Holder received from RONI establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s public shares, and (b) a representation that the U.S. Holder has notified RONI (or NET Power Inc.) that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to RONI or NET Power Inc. no later than the date such tax return is filed. In connection with this election, RONI may in its discretion provide each U.S. Holder eligible to make such an election with information regarding RONI’s earnings and profits upon written request.

RONI does not expect to have significant cumulative earnings and profits through the date of the Domestication. If that proves to be the case, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) of the Code provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that RONI has positive cumulative earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

U.S. Holders Whose Public Shares Have a Fair Market Value of Less Than $50,000 And Who Own Less Than 10% of the Voting Power of RONI and Less than 10% of the Total Value of RONI.    A U.S. Holder whose public shares have a fair market value of less than $50,000 on the date of Domestication, and who on the date of the Domestication owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of ordinary shares entitled to vote and less than 10% of the total value of all classes of ordinary shares, should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and generally should not be required to include any part of the “all earnings and profits amount” in income.

All U.S. Holders of public shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described above relating to the PFIC rules, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued NET Power Inc. warrants in the Domestication.

All U.S. Holders of public warrants are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights

This section is addressed to U.S. Holders of public shares that elect to exercise redemption rights to receive cash in exchange for public shares. For purposes of this discussion, a “Converting U.S. Holder” is a U.S. Holder that elects to exercise redemption rights in respect of all or a portion of its public shares.

The U.S. federal income tax consequences to a U.S. Holder of public shares that exercises redemption rights to receive cash in exchange for all or a portion of its public shares will depend on whether the redemption qualifies as a sale of public shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the Converting U.S. Holder. If the redemption qualifies as a sale of such U.S. Holder’s public shares redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in public shares redeemed. A U.S. Holder’s adjusted tax basis in its public shares will generally be equal to the cost of such public shares. This gain or loss should generally be long-term capital gain or loss if the holding period of such public shares is more than one year at the time of the redemption. However, it is possible that because of the redemption rights associated with the public shares, the holding period of such shares may not be considered to begin until the date of such redemption (and, thus, it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of public shares (generally, shares of RONI purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

The redemption of public shares generally will qualify as a sale of public shares redeemed if such redemption (i) is “substantially disproportionate,” (ii) results in a “complete termination” of such U.S. Holder’s interest in RONI or (iii) is “not essentially equivalent to a dividend” with respect to the Converting U.S. Holder. For purposes of such tests with respect to a Converting U.S. Holder, that Converting U.S. Holder may be deemed to own not only shares actually owned, but also constructively owned, which in some cases may include shares such holder may acquire pursuant to options and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.

Generally, the redemption will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding voting shares (including all classes that carry voting rights) of RONI is reduced immediately after the redemption to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the redemption; (ii) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding RONI shares (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of RONI entitled to vote. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the RONI shares actually and constructively owned by such U.S. Holder are redeemed or (ii) all of the RONI shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the RONI shares owned by certain family members and such U.S. Holder does not constructively own any other RONI shares and otherwise complies with specific conditions. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Shareholder will depend upon the particular circumstances of that U.S. Holder. However, the redemption generally must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of RONI. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. If the shareholder’s relative interest in the corporation is a small minority interest and the shareholder exercises no control over corporate affairs, taking into account the effect of redemptions by other shareholders, and its percentage ownership (including constructive ownership) is reduced as a result of the redemption, such U.S. Holder may be regarded as having a meaningful reduction in its interest pursuant to a published ruling in which the IRS indicated that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult with its tax advisors as to the tax consequences to it of any redemption of its public shares.

If none of the tests described above applies, the consideration paid to the Converting U.S. Holder will generally be treated as dividend income for U.S. federal income tax purposes to the extent of RONI’s current or accumulated earnings and profits. Any distribution in excess of such earnings and profits will reduce the Converting U.S. Holder’s basis in the public shares (but not below zero) and any remaining excess will be treated as capital gain realized on the sale or other disposition of the public shares. After the application of those rules, any remaining tax basis of the U.S. Holder in the public shares redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining public shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its public warrants or possibly in other RONI shares constructively owned by such U.S. Holder. Shareholders who hold different blocks of public shares (generally, shares of RONI purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur after the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights should not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Non-U.S. Holders

Tax Consequences for Non-U. S. Holders of Owning and Disposing of NET Power Inc. Shares

Distributions on NET Power Inc. Shares.    Distributions of cash or property to a Non-U.S. Holder in respect of NET Power Inc. shares received in the Domestication will generally constitute dividends for U.S. federal income tax purposes to the extent paid from NET Power Inc.’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds NET Power Inc.’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in NET Power Inc. shares. Any remaining excess will be treated as capital gain and will be treated as described below under “— Gain on Disposition of NET Power Inc. Shares.”

Dividends paid to a Non-U.S. Holder of NET Power Inc. shares generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of NET Power Inc. shares who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if NET Power Inc. shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of NET Power Inc. shares eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of NET Power Inc. Shares.    Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of NET Power Inc. shares or NET Power Inc. warrants generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        NET Power Inc. is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) NET Power Inc. shares are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of outstanding NET Power Inc. shares. There can be no assurance that NET Power Inc. shares will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of NET Power Inc. shares or NET Power Inc. warrants generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such NET Power Inc. shares or NET Power Inc. warrants from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. NET Power Inc. will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. NET Power Inc. does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether NET Power Inc. is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.

Information Reporting and Backup Withholding

NET Power Inc. generally must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of NET Power Inc. shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including NET Power Inc. shares and warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which NET Power Inc. shares and warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, NET Power Inc. shares and warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of NET Power Inc. shares. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including NET Power Inc. shares and warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in NET Power Inc. shares and warrants.

Required Vote

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of a majority of the Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The Business Combination Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

A stockholder’s failure to vote by proxy or to vote in person at the extraordinary general meeting, as well a broker non-vote or abstention, will have no effect on the Business Combination Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that RONI’s entry into the Business Combination Agreement, dated as of December 13, 2022 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and, the transactions contemplated thereby, the “Business Combination”), by and among RONI, Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company (“RONI Opco”), Topo Buyer Co, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of RONI Holdings (the “Buyer”), Topo Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Buyer, and NET Power, LLC, a Delaware limited liability company, a copy of which is attached to the proxy statement/prospectus as Annex A-1 and Annex A-2, and the Business Combination, be approved, ratified and confirmed in all respects.”

Recommendation of the RONI Board

THE RONI BOARD UNANIMOUSLY RECOMMENDS THAT THE RONI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RONI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, RONI is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the RONI Board has unanimously approved, and RONI shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of RONI’s jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware. To effect the Domestication, RONI will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which RONI will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A Share will convert automatically by operation of law, into shares of Class A Common Stock, par value $0.0001 per share; (ii) each issued and outstanding Class B Share will convert automatically by operation of law, on a one-for-one basis, into shares of Class B Common Stock, par value $0.0001 per share; and (iii) each RONI Warrant exercisable for one Class A Share will convert automatically, on a one-for-one basis, into whole warrants, each exercisable for one share of Class A Common Stock, par value $0.0001 per share, pursuant to the Warrant Agreement; provided, however, that in connection with the foregoing clauses (i), (ii) and (iii), each issued and outstanding unit, composed of one Class A Share and one-fourth of one Warrant, that has not been previously separated into the underlying Class A Share and one-fourth of one Warrant prior to the Domestication shall, for the avoidance of doubt, be treated as though such separation occurred immediately prior to the domestication.

The Domestication Proposal, if approved, will approve a change of RONI’s jurisdiction of registration from the Cayman Islands to the State of Delaware. Accordingly, while RONI is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, NET Power Inc. will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then RONI will also ask its shareholders to approve the Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws of NET Power Inc. under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Governing Documents Proposals,” the Existing Governing Documents of RONI, attached hereto as Annex B and the Proposed Governing Documents of NET Power Inc., attached hereto as Annex C and Annex D.

Reasons for the Domestication

The RONI Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the RONI Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of RONI and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•        Prominence, Predictability, and Flexibility of Delaware Law.    For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to NET Power Inc., the NET Power Inc. Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for NET Power Inc.’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders/stockholders alike. NET Power Inc.’s incorporation in Delaware may make NET Power Inc. more attractive to future candidates for the New Power Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable NET Power Inc. to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of RONI as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of NET Power Inc. immediately following the Domestication will be the same as those of RONI immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Law, being the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that RONI be de-registered in the Cayman Islands pursuant to article 47 of its articles of association and registered by way of continuation as a corporation under the laws of the state of Delaware (the “Domestication”) pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, RONI be continued and domesticated as a corporation and, conditional upon, and with effect from, the registration of RONI as a corporation in the State of Delaware, the name of RONI be changed from “Rice Acquisition Corp. II” to “NET Power Inc.”

Recommendation of the RONI Board

THE RONI BOARD UNANIMOUSLY RECOMMENDS THAT RONI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RONI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

CHARTER PROPOSAL

Overview

The Charter Proposal — to consider and vote upon a proposal to approve as a special resolution, that, upon the Domestication, the amended and restated memorandum and articles of association be amended and restated by the Proposed Certificate of Incorporation and the Proposed Bylaws in the forms attached hereto as Annex C and Annex D respectively, including authorization of the change in authorized share capital as indicated therein and the change of name from “Rice Acquisition Corp. II” to “NET Power Inc.” in connection with the Business Combination.

For a summary of the key differences between the amended and restated memorandum and articles of association and the Proposed Certificate of Incorporation and the Proposed Bylaws under the DGCL, please see “Shareholder Proposal 6: The Organizational Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation and the Proposed Bylaws, copies of which are included as Annex C and Annex D respectively to this proxy statement/prospectus.

Vote Required for Approval

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Charter Proposal is conditioned on the approval and adoption each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that, upon the Domestication, the amended and restated memorandum and articles of association of RONI be amended and restated by the Proposed Certificate of Incorporation and the Proposed Bylaws in the forms attached to the proxy statement/prospectus as Annex C and Annex D respectively, including authorization of the change in authorized share capital as indicated therein and the change of name from ‘Rice Acquisition Corp. II’ to ‘NET Power Inc.’ in connection with the Business Combination, be approved.”

Recommendation of the RONI Board

THE RONI BOARD UNANIMOUSLY RECOMMENDS THAT RONI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RONI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS

If each of the following Governing Documents Proposals and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, RONI will replace the Existing Governing Documents, with the Proposed Certificate of Incorporation and Proposed Bylaws of NET Power Inc., in each case, under the DGCL.

RONI’s shareholders are asked to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Existing Governing Documents, to approve the following material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws. The Governing Documents Proposals are conditioned on the approval of the Domestication Proposal and the Charter Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Businesses Combination Proposal, the Domestication Proposal and the Charter Proposal are not approved, the Governing Documents Proposals will have no effect, even if approved by holders of Ordinary Shares.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for NET Power Inc. This summary is qualified by reference to the complete text of the Existing Governing Documents of RONI, attached to this proxy statement/prospectus as Annex B, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)

The share capital under the Existing Governing Documents is $33,100 divided into (i) 300,000,000 Class A ordinary shares of a par value of $0.0001 each, (ii) 30,000,000 Class B ordinary shares of a par value of $0.0001 each and (iii) 1,000,000 preference shares of a par value of $0.0001 each.

The Proposed Governing Documents authorize (i) 520,000,000 shares of Class A common stock, par value $0.0001 per share, of NET Power Inc., (ii) 310,000,000 shares of Class B common stock, par value $0.0001 per share, of NET Power Inc., and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of NET Power Inc.

	See Paragraph 5 of our Memorandum of Association.	See Article IV, Section 4.1 of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)

The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

The Proposed Governing Documents authorize the NET Power Inc. Board to issue any or all shares of NET Power Inc. Preferred Stock in one or more classes or series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the NET Power Inc. Board may determine.

	See Article 3.1 of our Articles of Association.	See Article IV, Section 4.2 of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents
Stockholders’ Agreement (Governing Documents Proposal C)	The Existing Governing Documents do not state that the Certificate of Incorporation may be subject to a shareholders agreement.	The Proposed Governing Documents will provide that certain provisions of the Certificate of Incorporation are subject to the Stockholders’ Agreement.
Action by Written Consent in Lieu of Meeting (Governing Documents Proposal D)	The Existing Governing Documents allow for action by written resolution.	The Proposed Governing Documents will remove the ability of NET Power Inc. stockholders to take action by written consent in lieu of a meeting.
	See Article 22.4 of our Articles of Association and the definition of “Ordinary Resolution” thereto.	See Article VII, Section 7.3 of the Proposed Certificate of Incorporation.
Director Removal from Office (Governing Documents Proposal E)	The Existing Governing Documents allow for removal of directors with or without cause.

The Proposed Governing Documents will provide that any director or the entire board of directors of NET Power Inc. may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of NET Power Inc. entitled to vote generally for the election of directors.

	See Article 29.1 of our Articles of Association.	See Article V, Section 5.4 of the Proposed Certificate of Incorporation.
Corporate Name (Governing Documents Proposal F)	The Existing Governing Documents provide the name of the company is “Rice Acquisition Corp. II”	The Proposed Governing Documents will provide that the name of the corporation will be “NET Power Inc.”
	See Paragraph 1 of our Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Governing Documents Proposal F)

The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by June 18, 2023 (24 months after the closing of the RONI IPO), RONI will cease all operations except for the purposes of winding up and will redeem the shares issued in the RONI IPO and liquidate its trust account.

The Proposed Governing Documents do not include any provisions relating to NET Power Inc.’s ongoing existence; the default under the DGCL will make NET Power Inc.’s existence perpetual.
See Article 50.7 of our Articles of Association.
Exclusive Forum (Governing Documents Proposal F)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the federal securities laws.

See Article X, Sections 10.1 and 10.2 of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Governing Documents Proposal F)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

GOVERNING DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal A — as an ordinary resolution, to authorize (i) 520,000,000 shares of Class A common stock, par value $0.0001 per share, of NET Power Inc., (ii) 310,000,000 shares of Class B common stock, par value $0.0001 per share, of NET Power Inc., and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of NET Power Inc.

As of the date of this proxy statement/prospectus, there are 43,127,500 ordinary shares issued and outstanding, which includes an aggregate of 8,627,500 shares held by the RONI Initial Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 19,525,000 warrants to acquire Class A Shares, comprised of 10,900,000 private placement warrants held by Sponsor and 8,625,000 public warrants.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A Share and each issued and outstanding Class B Share will convert automatically by operation of law, on a one-for-one basis, into shares of Class A Common Stock and Class B Common Stock of NET Power Inc., respectively; (ii) each issued and outstanding warrant to purchase Class A Shares will automatically represent the right to purchase one share of Class A Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of RONI that has not been previously separated into the underlying public share and underlying public warrant upon the request of the holder thereof, will be canceled and will entitle the holder thereof to one share of Class A Common Stock and one-fourth of one warrant to acquire one share of Class A Common Stock.

In order to ensure that NET Power Inc. has sufficient authorized capital for future issuances, the RONI Board has approved, subject to stockholder approval, that, upon the Domestication, the Proposed Governing Documents of NET Power Inc. change the authorized share of RONI from (i) 300,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 30,000,000 Class B ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001, to (a) 520,000,000 shares of Class A common stock, par value $0.0001 per share, of NET Power Inc., (b) 310,000,000 shares of Class B common stock, par value $0.0001 per share, of NET Power Inc., and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share, of NET Power Inc.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of NET Power Inc., copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of NET Power Inc. that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of Governing Documents Proposal A requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

As discussed above, a vote on the Governing Documents Proposal A is an advisory vote, and therefore is not binding on RONI or the RONI Board. Accordingly, regardless of the outcome of the non-binding advisory vote, RONI intends that the Proposed Governing Documents, in the form set forth on Annex C and Annex D containing the provisions noted herein, will take effect at the consummation of the Domestication and the Business Combination, assuming adoption of the Charter Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that upon the Domestication, the change in the authorized share capital of RONI from (i) 300,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 30,000,000 Class B ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001, to (a) 520,000,000 shares of Class A common stock, par value $0.0001 per share, of NET Power Inc., (b) 310,000,000 shares of Class B common stock, par value $0.0001 per share, of NET Power Inc., and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share, of NET Power Inc., be approved.”

Recommendation of the RONI Board

THE RONI BOARD UNANIMOUSLY RECOMMENDS THAT RONI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RONI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE
OF PREFERRED STOCK OF NET POWER INC. AT THE BOARD OF DIRECTORS’ SOLE
DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal B — as an ordinary resolution, to authorize the NET Power Inc. Board to issue any or all shares of Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the NET Power Inc. Board and as may be permitted by the DGCL.

Our shareholders are also being asked to approve Governing Documents Proposal B, which is, in the judgment of the RONI Board, necessary to adequately address the needs of NET Power Inc. after the Business Combination.

If Governing Documents Proposal A is approved, the number of authorized shares of Preferred Stock will be 1,000,000 shares. Approval of this Governing Documents Proposal B will allow for issuance of any or all of these shares of Preferred Stock from time to time at the discretion of the NET Power Inc. Board, as may be permitted by the DGCL, and without further stockholder action. The shares of Preferred Stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of NET Power Inc., copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued Preferred Stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of NET Power Inc. and thereby protect continuity of or entrench its management, which may adversely affect the market price of NET Power Inc. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of NET Power Inc., such Preferred Stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the NET Power Inc. Board to issue the authorized Preferred Stock on its own volition will enable NET Power Inc. to have the flexibility to issue such Preferred Stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. NET Power Inc. currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Governing Documents Proposal B requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

As discussed above, a vote on the Governing Documents Proposal B is an advisory vote, and therefore is not binding on RONI or the RONI Board. Accordingly, regardless of the outcome of the non-binding advisory vote, RONI intends that the Proposed Governing Documents, in the form set forth on Annex C and Annex D containing the provisions noted herein, will take effect at the consummation of the Domestication and the Business Combination, assuming adoption of the Charter Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, upon the Domestication, the authorization to the board of directors of NET Power Inc. (the “NET Power Inc. Board”) to issue any or all shares of NET Power Inc. preferred stock, par value $0.0001, in one or more classes or series, with such terms and conditions as may be expressly determined by the NET Power Inc. Board and as may be permitted by the Delaware General Corporation Law, be approved.”

Recommendation of the RONI Board

THE RONI BOARD UNANIMOUSLY RECOMMENDS THAT RONI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RONI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE PROPOSED CERTIFICATE OF INCORPORATION BEING SUBJECT TO THE STOCKHOLDERS’ AGREEMENT

Overview

Governing Documents Proposal C — as an ordinary resolution, to authorize the NET Power Inc. Board to include in the Proposed Certificate of Incorporation that certain provisions of the Proposed Certificate of Incorporation are subject to the Stockholders’ Agreement.

Our shareholders are also being asked to approve Governing Documents Proposal C, which is, in the judgment of the RONI Board, necessary to adequately address the needs of NET Power Inc. after the Business Combination.

Concurrently with the Closing of the Business Combination, the Company, our Sponsor and the NET Power Stockholder Group will enter into the Stockholders’ Agreement, which will govern certain rights and obligations of the parties, and, among other things, sets forth certain requirements regarding the composition of the NET Power Inc. Board.

Pursuant to the Stockholders’ Agreement, the NET Power Inc. Board appointed at the Closing will be initially comprised of 10 members (which may be increased to comply with independence requirements under the listing rules of the NYSE), divided into three classes. The NET Power Inc. Board shall be comprised initially of the following members:

•        Class I: Ralph Alexander, Frederick A. Forthuber, Carol Peterson and Eunkyung Sung

•        Class II: Peter J. (Jeff) Bennett, Kyle Derham and Alejandra Veltmann

•        Class III: Joe Kelliher, Brad Pollack and Daniel Rice IV

In advance of each annual meeting of the stockholders of NET Power Inc. or other election of directors, (i) the NET Power Inc. Board will have the right to designate three independent directors for appointment or election to the NET Power Inc. Board; (ii) the holders of a majority of the Common Stock held by OXY or its Permitted Transferees (as defined in the Stockholders’ Agreement) will have the right to designate three directors for appointment or election to the NET Power Inc. Board (the “OXY Directors”); provided that (a) on the first date after the Closing Date that OXY and its Permitted Transferees fails to hold at least 25% of the issued and outstanding voting interests of NET Power Inc., the right of OXY to designate three directors shall cease, and the term of one then current OXY Director shall thereupon automatically end, (b) further, on the first date after the Closing Date that OXY, together with its Permitted Transferees, fails to hold at least 20% of the issued and outstanding voting interests of NET Power Inc., the right of OXY to designate two OXY Directors shall cease, and the term of one then current OXY Director shall thereupon automatically end, and (c) further, on the first date after the Closing Date that OXY and its Permitted Transferees, fails to hold at least 10% of the issued and outstanding voting interests of NET Power Inc., the right of OXY to designate an OXY Director shall cease, and the term of the then current OXY Director shall thereupon automatically end; (iii) the holders of a majority of the Common Stock held by 8 Rivers or its Permitted Transferees will have the right to designate one director for appointment or election to the NET Power Inc. Board (the “8 Rivers Director”); provided that on the first date after the Closing Date that 8 Rivers and its Permitted Transferees fails to hold at least 10% of the issued and outstanding voting interests of NET Power Inc. and 8 Rivers’ Percentage Interest (as defined in the Stockholders’ Agreement) represents less than 50% of its Initial Percentage Interest (as defined in the Stockholders’ Agreement), the right of 8 Rivers to designate a director shall cease, and the term of the then current 8 Rivers Director shall thereupon automatically end; (iv) the holders of a majority of the Common Stock held by Constellation or its Permitted Transferees will have the right to designate one independent director for appointment or election to the NET Power Inc. Board (the “Constellation Director”); provided that on the first date after the Closing Date that Constellation and its Permitted Transferees fails to hold at least 10% of the issued and outstanding voting interests of NET Power Inc. and Constellation’s Percentage Interest represents less than 50% of its Initial Percentage Interest, the right of Constellation to designate a director shall cease, and the term of the then current Constellation Director shall thereupon automatically end; (v) the holders of a majority of the Common Stock held by the Sponsor or its Permitted Transferees will have the right to designate one director for appointment or election to the NET Power Inc. Board (the “Sponsor Director”); provided that on the first date after the Closing Date that Sponsor and its Permitted Transferees, fails to hold at least 5% of the issued and outstanding voting interests of

NET Power Inc. and the Sponsor’s Percentage Interest represents less than 50% of its Initial Percentage Interest, the right of Sponsor to designate a director shall cease, and the term of the then current Sponsor Director shall thereupon automatically end and (vi) the NET Power Inc. Board shall take all necessary action to nominate the person then serving as the Chief Executive Officer of NET Power Inc. for appointment or election to the NET Power Inc. Board. For additional information, see “Business Combination Proposal — Related Agreements — Stockholders’ Agreement.”

This summary is qualified by reference to the complete text of the Proposed Governing Documents of NET Power Inc., copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

These provisions are intended to ensure that the terms of the Proposed Certificate of Incorporation do not conflict with the rights granted under the Stockholders’ Agreement. See “Business Combination Proposal — Related Agreements — Stockholders’ Agreement.”

Vote Required for Approval

The approval of Governing Documents Proposal C requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

As discussed above, a vote on the Governing Documents Proposal C is an advisory vote, and therefore is not binding on RONI or the RONI Board. Accordingly, regardless of the outcome of the non-binding advisory vote, RONI intends that the Proposed Governing Documents, in the form set forth on Annex C and Annex D containing the provisions noted herein, will take effect at the consummation of the Domestication and the Business Combination, assuming adoption of the Charter Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, upon the Domestication, the provision that certain provisions of the Proposed Certificate of Incorporation are subject to the stockholders agreement in respect of NET Power Inc. between, RONI Opco, Rice Acquisition Sponsor II LLC, a Delaware limited liability company, and certain entities affiliated with NET Power, LLC be approved.”

Recommendation of the RONI Board

THE RONI BOARD UNANIMOUSLY RECOMMENDS THAT RONI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RONI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL D — APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal D — as an ordinary resolution, to authorize the removal of the ability of NET Power Inc. stockholders to take action by written consent in lieu of a meeting.

Our shareholders are also being asked to approve Governing Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of NET Power Inc. after the Business Combination.

The Proposed Governing Documents stipulate that any action required or permitted to be taken by the stockholders of NET Power Inc. must be effected at a duly called annual or special meeting of stockholders of NET Power Inc., and may not be effected by any consent in writing by such stockholder.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of NET Power Inc., copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Governing Documents, NET Power Inc.’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend NET Power Inc.’s organizational documents outside of a duly called special or annual meeting of the stockholders of NET Power Inc. Further, the RONI Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort the NET Power Inc. Board and management would need to devote to stockholder proposals, which time and effort could distract the NET Power Inc. Board and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which RONI is aware to obtain control of NET Power Inc., and RONI and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the RONI Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of NET Power Inc. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval

The approval of Governing Documents Proposal D requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

As discussed above, a vote on the Governing Documents Proposal D is an advisory vote, and therefore is not binding on RONI or the RONI Board. Accordingly, regardless of the outcome of the non-binding advisory vote, RONI intends that the Proposed Governing Documents, in the form set forth on Annex C and Annex D containing the provisions noted herein, will take effect at the consummation of the Domestication and the Business Combination, assuming adoption of the Charter Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, upon the Domestication, the removal of the ability of NET Power Inc. stockholders to take action by written consent in lieu of a meeting be approved.”

Recommendation of the RONI Board

THE RONI BOARD UNANIMOUSLY RECOMMENDS THAT RONI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RONI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL E — APPROVAL OF PROPOSAL REGARDING THE REMOVAL OF DIRECTORS, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal E — as an ordinary resolution, to authorize that the removal from office of any director or the entire NET Power Inc. Board may be only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding Common Stock entitled to vote generally for the election of directors.

Our shareholders are also being asked to approve Governing Documents Proposal E, which is, in the judgment of the RONI Board, necessary to adequately address the needs of NET Power Inc. after the Business Combination.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of NET Power Inc., copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Governing Documents, NET Power Inc.’s stockholders will not have the ability to remove from office, any director or the entire NET Power Inc. Board except only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding Common Stock entitled to vote generally for the election of directors. Allowing directors to only be removed for cause is, in the opinion of the RONI Board, desirable to enhance continuity and stability of the NET Power Inc. Board. The requirement that directors be removed for cause is also appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the RONI Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our Common Stock following the Business Combination.

Vote Required for Approval

The approval of Governing Documents Proposal E requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

As discussed above, a vote on the Governing Documents Proposal E is an advisory vote, and therefore is not binding on RONI or the RONI Board. Accordingly, regardless of the outcome of the non-binding advisory vote, RONI intends that the Proposed Governing Documents, in the form set forth on Annex C and Annex D containing the provisions noted herein, will take effect at the consummation of the Domestication and the Business Combination, assuming adoption of the Charter Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, upon the Domestication, any director or the entire board of directors of NET Power Inc. may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of NET Power Inc. entitled to vote generally for the election of directors be approved.”

Recommendation of the RONI Board

THE RONI BOARD UNANIMOUSLY RECOMMENDS THAT RONI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL E.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RONI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL F — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal F — to approve as an ordinary resolution the changes to the Existing Governing Documents and to authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Rice Acquisition Corp. II” to “NET Power Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making NET Power Inc.’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Courts as the exclusive forum for litigation arising out of the federal securities laws, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.

Our shareholders are also being asked to approve Governing Documents Proposal F, which is, in the judgment of the RONI Board, necessary to adequately address the needs of NET Power Inc. after the Business Combination.

The Proposed Governing Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “NET Power Inc.” In addition, the Proposed Governing Documents will make NET Power Inc.’s corporate existence perpetual.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Domestication, provides that, unless NET Power Inc. consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of NET Power Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of NET Power Inc. to NET Power Inc. or NET Power Inc.’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws, or (iv) any action asserting a claim against NET Power Inc. governed by the internal affairs doctrine, in each such case subject to (a) said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and (b) any action asserted to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, NET Power Inc. will not be a blank check company.

Approval of each of the Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the consummation of the Domestication, in the wholesale replacement of NET Power’s Existing Governing Documents with NET Power Inc.’s Proposed Governing Documents. While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Governing Documents Proposals or otherwise identified in this Governing Documents Proposal E, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Governing Documents Proposal E. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of NET Power Inc., attached hereto as Annex C and Annex D, as well as the information set forth under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “Rice Acquisition Corp. II” to “NET Power Inc.” is desirable to reflect the Business Combination with NET Power and to clearly identify NET Power Inc. as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making NET Power Inc.’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for NET Power Inc. following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist NET Power Inc. in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, NET Power Inc. will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting the federal district courts as the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, unless we consent in writing to an alternative forum, is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve NET Power Inc. and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for NET Power Inc. following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the RONI IPO be held in the trust account until a business combination or liquidation of RONI has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval

The approval of Governing Documents Proposal F requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

As discussed above, a vote on the Governing Documents Proposal F is an advisory vote, and therefore is not binding on RONI or the RONI Board. Accordingly, regardless of the outcome of the non-binding advisory vote, RONI intends that the Proposed Governing Documents, in the form set forth on Annex C and Annex D containing the provisions noted herein, will take effect at the consummation of the Domestication and the Business Combination, assuming adoption of the Charter Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, upon the Domestication, all other changes necessary or desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Rice Acquisition Corp. II” to “NET Power Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making NET Power Inc.’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Courts as the exclusive forum for litigation arising out of the federal securities laws, and (iv) removing certain provisions related to the status as a blank check company that will no longer be applicable upon consummation of the Business Combination, be approved.”

Recommendation of the RONI Board

THE RONI BOARD UNANIMOUSLY RECOMMENDS THAT RONI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL F.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RONI and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL

The Director Election Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the election, effective immediately in connection with the consummation of the Business Combination, of four directors to serve until the 2024 annual meeting of stockholders, three directors to serve until the 2025 annual meeting of stockholders and three directors to serve until the 2026 annual meeting of stockholders, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.

Our shareholders are also being asked to approve the Director Election Proposal, which is, in the judgment of the RONI Board, necessary to adequately address the needs of NET Power Inc. after the Business Combination.

The RONI Board currently consists of five directors. Pursuant to our amended and restated memorandum and articles of association, the members of the RONI Board are divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

Following the Closing, it is expected that the NET Power Inc. Board will consist of 10 directors, at least six of which shall be independent directors. The directors will be divided into three classes (Class I, II and III) with Class I consisting of four directors, Class II consisting of three directors and Class III consisting of three directors. The NET Power Inc. Board is expected to consist of Ralph Alexander, Peter J. (Jeff) Bennett, J. Kyle Derham, Frederick A. Forthuber, Joseph T. Kelliher, Carol Peterson, Brad Pollack, Daniel J. Rice, IV, Eunkyung Sung and Alejandra Veltmann. It is currently contemplated that Messrs. Alexander and Forthuber and Mses. Peterson and Sung will be nominated to serve as Class I Directors, Messrs. Bennett and Derham and Ms. Alejandra Veltmann will be nominated to serve as Class II Directors and Messrs. Kelliher, Pollack and Rice will be nominated to serve as Class III Directors. Information regarding each nominee is set forth in the section entitled “Management of NET Power Inc. After the Business Combination.”

Upon consummation of the Business Combination, NET Power Inc. will be subject to the terms of the Stockholders’ Agreement, including those regarding NET Power Inc. Board director nomination rights. For further details, see “Business Combination Proposal — Related Agreements — Stockholders’ Agreement.”

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the Class B Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Director Election Proposal is conditioned on is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the election, effective immediately in connection with the consummation of the Business Combination, of Ralph Alexander, Frederick A. Forthuber, Carol Peterson and Eunkyung Sung as directors to serve until the 2024 annual meeting of stockholders, Peter J. (Jeff) Bennett, Kyle Derham and Alejandra Veltmann as directors to serve until the 2025 annual meeting of stockholders and Joe Kelliher, Brad Pollack and Daniel Rice IV as directors to serve until the 2026 annual meeting of stockholders, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal, be approved.”

Recommendation of the RONI Board

THE RONI BOARD UNANIMOUSLY RECOMMENDS THAT RONI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RONI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

NYSE PROPOSAL

Overview

The NYSE Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the Business Combination Proposal and the Governing Documents Proposals are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of The NYSE Listed Company Manual, the issuance of more than 20% of RONI’s Class A Common Stock to the investors in connection with the Business Combination and the PIPE Financing (the “NYSE Proposal”).

Reasons for the Approval of the NYSE Proposal

In connection with the Business Combination and the PIPE Financing, RONI intends to issue (subject to customary terms and conditions, including the Closing) (i) 137,192,563 Class A Units of RONI Opco and an equivalent number of shares of Class B Common Stock, subject to adjustment for NET Power shares issued pursuant to the Amended and Restated JDA between the date hereof and the Closing Date and thereafter and the Interim Company Funding, pursuant to the Business Combination Agreement and (ii) 49,044,995 shares of Class A Common Stock to the PIPE Investors. Also, as contemplated by the Incentive Plan Proposal, we intend to reserve 20,468,545 shares of Common Stock for grants of awards under the Incentive Plan, which represents approximately 9% of the shares of Common Stock that will be outstanding following the consummation of the Business Combination assuming that no public shareholders exercise redemption rights with respect to their shares.

Under Section 312.03I of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of common stock or securities convertible into or exercisable for common stock. RONI will issue shares representing 20% or more of the number of outstanding shares of Class A Common Stock and Class B Common Stock prior to such issuance, or 20% or more of its voting power prior to the issuance, pursuant to the PIPE Financing.

Additionally, pursuant to NYSE Listing Rule 312.03, when an NYSE-listed company proposes to issue securities in connection with a business combination of the stock or assets of another company, stockholder approval is required if a substantial securityholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. NYSE Listing Rule 312.03(e) defines a substantial securityholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. The Sponsor currently owns greater than 5% of the Common Stock, and thus is considered a substantial stockholder of RONI under NYSE Listing Rule 312.03(e).

We are seeking stockholder approval in order to comply with NYSE Listing Rule 312.03. In the event that this proposal is not approved by our stockholders, the Business Combination may not be consummated.

Effect of the Proposal on Current Shareholders

If the NYSE Proposal is adopted, and assuming the Business Combination Proposal, the Charter Approval Proposal and the Incentive Plan Proposal are also approved, approximately (i) 137,192,563 Class A Units of RONI Opco and an equivalent number of shares of Class B Common Stock, subject to adjustment for NET Power shares issued pursuant to the Amended and Restated JDA between the date hereof and the Closing Date and thereafter and the Interim Company Funding, pursuant to the Business Combination Agreement, (ii) 49,044,995 shares of Class A Common Stock will be issued in connection with the PIPE Financing and (iii) 20,468,545 shares of Class A Common Stock will be reserved for grants of awards under the Incentive Plan, representing approximately 9% of the shares of Common Stock that will be outstanding following the consummation of the Business Combination assuming that no public shareholders exercise redemption rights with respect to their shares. The issuance of such shares would result in significant dilution to our shareholders and would afford our shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of RONI.

If this proposal is not approved by RONI’s shareholders, the Business Combination may not be consummated. In the event that this proposal is approved by RONI’s shareholders, but the Business Combination Agreement is terminated (without the business combination being consummated) prior to the issuance of shares of Common Stock pursuant to the PIPE Financing, NET Power Inc. will not issue such shares of Class A Common Stock.

Vote Required for Approval

The approval of the NYSE Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, assuming the Business Combination Proposal and the Governing Documents Proposals are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of The New York Stock Exchange’s Listed Company Manual, the issuance of more than 20% of RONI’s common stock to the investors in the Business Combination and the PIPE Financing be approved.”

Recommendation of the RONI Board

THE RONI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RONI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The existence of financial and personal interests of RONI’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of RONI and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

INCENTIVE PLAN PROPOSAL

Overview

The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt by ordinary resolution, upon the Domestication, the NET Power Inc. 2023 Omnibus Incentive Plan (the “Incentive Plan”), a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved (the “Incentive Plan Proposal”).

The Board has approved the Incentive Plan, subject to approval by our shareholders.

The Incentive Plan will provide for the grant of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of our service providers with those of our stockholders. The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex J.

Summary of the Incentive Plan

This section summarizes material features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan.

Securities to be Offered

Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the Incentive Plan, 20,468,545 shares of Class A Common Stock, which represents approximately 9% of the shares of Common Stock that will be outstanding following the consummation of the Business Combination assuming that no public shareholders exercise redemption rights with respect to their shares, will initially be reserved for issuance pursuant to awards under the Incentive Plan. The number of shares available for issuance under the Plan will be subject to an annual increase on the first day of each calendar year beginning January 1, 2024, and ending and including January 1, 2033, equal to the lesser of (a) 5% of the aggregate number of shares outstanding on December 31 of the immediately preceding calendar year and (b) any such smaller number of shares as is determined by the Board. Up to an aggregate 100,000,000 shares reserved for issuance under the Incentive Plan may be issued pursuant to incentive stock options (“ISOs”). Shares of common stock (i) subject to an award that expires or is canceled, forfeited, or otherwise terminated without delivery of shares, (ii) withheld to pay the exercise price of, or to satisfy the withholding obligations with respect to, an award, or (iii) covered by a stock-settled stock appreciation right (“SAR”) or other awards that were not issued upon the settlement of the award will again be available for issuance or delivery pursuant to other awards under the Incentive Plan. The number of shares available for issuance under the Incentive Plan will not be reduced by any award settled in cash or shares issued pursuant to awards issued or assumed in connection with a merger or acquisition as contemplated by applicable stock exchange rules.

Administration

The Incentive Plan will be administered by a committee of the Board authorized by the Board to administer the Plan, or if no committee is so authorized, by the Board (as applicable, the “Administrator”). The Administrator has broad discretion to administer the Incentive Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted, and the terms and conditions of awards. The Administrator may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the Incentive Plan. To the extent the Administrator is not our Board, our Board will retain the authority to take all actions permitted by the Administrator under the Incentive Plan.

Eligibility

Our employees, consultants, and non-employee directors, and employees, consultants, and non-employee directors of our affiliates, will be eligible to receive awards under the Incentive Plan. As stated above, the basis for participation in the Incentive Plan is the Administrator’s decision to select, in its sole discretion, participants from among those eligible. As of March 31, 2023, we and our affiliates have approximately 24 employees, one consultant and no non-employee directors who will be eligible to participate in the Incentive Plan.

Grants to Non-Employee Directors

The fair value of any awards granted under the Incentive Plan to an outside director as compensation for services on the Board, during any one calendar year, taken together with any cash fees paid or awards granted under any other equity compensation plan to such non-employee director during such period in respect of the non-employee director’s services as a member of the Board during such year, may not exceed $400,000, provided that (a) the Administrator may make exceptions to this limit, except that the non-employee director receiving such additional compensation may not participate in the decision to award compensation or in other contemporaneous decisions involving compensation for non-employee directors and (b) in any calendar year in which a non-employee director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or non-executive chair of the Board, additional compensation may be provided to such non-employee director in excess of such limit.

Types of Awards

Options and SARs

We may grant options or SARs to eligible persons, except that ISOs may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of an option or SAR cannot be less than 100% of the fair market value of a share of common stock on the date on which the option or SAR is granted and the option or SAR must not be exercisable for longer than 10 years following the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Options and SARs granted under the Incentive Plan generally must be exercised by the grantee before the earlier of the expiration of such option or SAR or at such time or times as shall be determined by the Administrator at the time of grant; provided that, unless otherwise determined by the Administrator, if the exercise of an option or SAR within the permitted period is prohibited because such exercise would violate the registration requirements under the Securities Act or any other applicable law or the rules of any securities exchange or interdealer quotation system, our insider trading policy (including any blackout periods) or a lock-up agreement, the expiration of such option or SAR will be extended until the thirtieth (30th) day after the end of the period during which the exercise would be in violation of such registration requirement or other applicable law or rules, blackout period or lock-up agreement, but no later than until the tenth (10th) anniversary of the grant date. Each option or SAR award agreement will set forth the extent to which the grantee will have the right to exercise the option or SAR following the termination of the grantee’s service with us, and the right to exercise the option or SAR of any executors or administrators of the grantee’s estate or any person who has acquired such options or SARs directly from the grantee by bequest or inheritance or, in the case of nonqualified options, pursuant to a qualified domestic relations order. Additionally, the option and SAR awards may contain certain restrictive covenants.

Payment of the exercise price may be made in a manner approved by the Administrator, which may include (i) delivery of cash, (ii) delivery of common stock having a value equal to the exercise price, (iii) a broker assisted cashless exercise, or (iv) any other means approved by the Administrator.

Restricted Share Awards

A restricted share award is a grant of shares of common stock subject to the restrictions on transferability and risk of forfeiture imposed by the Administrator. Unless otherwise determined by the Administrator and specified in the applicable award agreement, the holder of a restricted share award will have rights as a shareholder, including the right to vote the shares of common stock subject to the restricted share award and to receive dividends on the shares of common stock subject to the restricted share award during the restriction period. In the discretion of the Administrator, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted shares with respect to which the distribution was made.

Restricted Share Units (“RSUs”)

An RSU is a right to receive cash, shares of common stock, or a combination of cash and shares of common stock at the end of a specified period equal to the fair market value of one share of common stock on the date of vesting. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Administrator.

Dividend Equivalents

Dividend equivalents entitle a participant to receive cash or shares of common stock equal in value to dividends or other distributions paid with respect to a specified number of shares of common stock. Dividend equivalents may be granted in connection with RSUs or other stock-based awards, provided that if dividend equivalents are declared during the period that an award is outstanding, such dividend equivalents will either (i) not be paid or credited with respect to such award or (ii) be paid currently or credited to an account for the participant and subject to the same terms and restrictions (including vesting requirement(s)) as the applicable award. No divided equivalents will be paid on options or SARs.

Performance Awards

Performance awards entitle participants to cash, common stock, other property, or any combination thereof payable upon the attainment of specific performance goals either alone or in addition to other awards.

Other Share-Based Awards

Other share-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of our shares of common stock, including unrestricted shares of common stock, on terms and conditions, if any, as determined by the Administrator.

Cash Awards

Cash awards may be granted on a free-standing basis or as an element of, a supplement to, or in lieu of any other award.

Substitute Awards

Awards may be granted in substitution or exchange for any other award granted under the Incentive Plan or under another equity incentive plan or any other right of an eligible person to receive payment from us. Awards may also be granted under the Incentive Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation, or acquisition of another entity by or with us or one of our affiliates.

Certain Transactions

If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger, or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Administrator in the shares subject to an award under the Incentive Plan. The Administrator will also have the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the vesting or exercisability of awards, requiring the surrender of an award, with or without consideration (in certain cases), or making any other adjustment or modification to the award that the Administrator determines is appropriate in light of such transaction.

Clawback

All awards granted under the Incentive Plan will be subject to reduction, cancellation, or recoupment under any written clawback policy that we may adopt and that we determine should apply to awards under the Incentive Plan, in each case, in accordance with applicable law and our policy (whenever adopted). In the event of certain detrimental conduct by the grantee, unless otherwise determined by the Administrator, in addition to any other penalties or restrictions that may apply under the Incentive Plan, applicable law or otherwise, the grantee must forfeit or repay any outstanding awards (whether or not vested or exercisable), or any cash or shares or profit realized from the sale or other disposition of shares, received by the grantee in connection with the Incentive Plan within the thirty-six (36) month period immediately before the date we determine the grantee has engaged in such detrimental conduct.

Plan Amendment and Termination

Our Administrator may amend or terminate any award, award agreement, or the Incentive Plan at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Administrator will not have the authority, without the approval of stockholders, to reprice any outstanding option or SAR. For purposes of the Incentive Plan, “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments as provided for in the Incentive Plan), (ii) any other action that is treated as a repricing under generally accepted accounting principles, or (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying shares of common stock. The Incentive Plan will remain in effect for a period of 10 years (unless earlier terminated by our Board).

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local, and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Nonqualified Stock Options

If an optionee is granted a nonqualified stock option (“NSO”) under the Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of a share of common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss depending on how long the shares were held. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options

An optionee receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the optionee should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, depending on how long the shares were held, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the optionee will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss, depending on how long the shares were held. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income on disposition of the shares.

Other Awards

The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: (i) SARs are taxed and deductible in substantially the same manner as NSOs; (ii) restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election within 30 days of the grant of the award); and (iii) RSUs, dividend equivalents, and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the grantee recognizes ordinary income.

New Plan Benefits

The benefits or amounts that may be received or allocated to participants under the Incentive Plan will be determined at the discretion of the Administrator and are not currently determinable. On May 5, 2023, the closing price of the Class A Shares on the NYSE was $10.30 per share.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, upon the Domestication, the NET Power Inc. 2023 Omnibus Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.”

Recommendation of the RONI Board

THE RONI BOARD UNANIMOUSLY RECOMMENDS THAT RONI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RONI and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the RONI Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to RONI shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from RONI shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if RONI shareholders have elected to redeem an amount of the Class A Shares issued as part of the units the RONI IPO such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by RONI from the Trust Account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing (including any portion provided in the form of Interim Company Financing) and the Permitted Equity Financing, and all cash on the consolidated balance sheet of RONI and its subsidiaries, minus transaction expenses (for RONI and for NET Power), equal no less than $200,000,000 after deducting any amounts paid to RONI shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the RONI Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to RONI shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Ordinary Shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from RONI shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if RONI shareholders have elected to redeem an amount of the Class A Shares issued as part of the units in the RONI IPO such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by RONI from the Trust Account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing (including any portion provided in the form of Interim Company Financing) and the Permitted Equity Financing, and all cash on the consolidated balance sheet of RONI and its subsidiaries, minus transaction expenses (for RONI and for NET Power), equal no less than $200,000,000 after deducting any amounts paid to RONI shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.”

Recommendation of the RONI Board

THE RONI BOARD UNANIMOUSLY RECOMMENDS THAT RONI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of RONI’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RONI and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RONI’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and the PIPE Financing as described in the notes to unaudited pro forma condensed combined financial information below (collectively, the “Pro Forma Adjustments”).

RONI was formed on February 2, 2021. It is the managing member of RONI Opco, which was formed February 3, 2021, as a result of its 34,502,000 Class A units of RONI Opco, and Sponsor and the RONI independent directors are the members of RONI Opco. Upon formation of RONI Opco, Sponsor held 100 Class A units of RONI Opco and 8,534,900 Class B units of RONI Opco, and RONI’s independent directors held 90,000 Class B units of RONI Opco. Due to RONI Opco’s limited liability company structure functioning like a limited partnership with RONI as the managing member having decision making authority and the limited partners not having any kick-out rights nor substantive participating rights, it was considered a VIE. On June 15, 2021, the IPO of RONI generated $345.0 million in cash that was subsequently contributed to RONI Opco for purposes of effecting the Business Combination at a later date. On July 26, 2022, RONI and NET Power executed a letter of intent to execute the Business Combination. On December 5, 2022, Buyer was formed as a wholly-owned subsidiary of RONI Opco, and Merger Sub was formed as a wholly-owned subsidiary of Buyer. Upon formation and through the Business Combination, neither Buyer nor Merger Sub had significant pre-combination activities or material assets, liabilities, revenues or operations, and they were each were determined to be non-substantive entities as it relates to the Business Combination. Under the proposed structure of the Business Combination, NET Power will be acquired by and will merge with and into Merger Sub in exchange for 137.2 million Class A units of RONI Opco (economic, non-voting) and 137.2 million shares of Class B Common Stock of RONI (voting, non-economic).

In accordance with FASB’s ASC Topic 810, the Business Combination triggers a VIE reconsideration event due to RONI Opco’s status as a VIE and due to its acquisition of NET Power through its 100% owned subsidiaries, Buyer and Merger Sub. Based on the organization of the Up-C structure, in applying a bottom-up approach to determining the consolidation of the entities involved in the Business Combination, NET Power, a previously unconsolidated entity having no common control relationship with of the entities involved in the Up-C structure, is considered to be acquired by RONI Opco as a result of it being wholly-owned by Buyer, a wholly-owned subsidiary of RONI Opco, with Buyer being considered a non-substantive entity. RONI Opco, which will subsequently be renamed to NET Power Operations LLC, will continue to be considered a VIE after the Business Combination, with RONI as its primary beneficiary. RONI was determined to be the primary beneficiary of RONI Opco before and after the acquisition of NET Power because RONI will ultimately be the sole managing member of RONI Opco, having the power to control the most significant activities of RONI Opco (through which it will also control NET Power), while RONI will also have an economic interest that provides it with the ability to participate significantly in RONI Opco’s benefits and losses under all redemption scenarios. RONI Opco, which will subsequently be renamed to NET Power Operations LLC, will continue to be considered a VIE after the Business Combination because it will continue to function like a limited partnership with a managing member, over whom the limited partners will lack both substantive kick-out and participating rights. As a result, NET Power will be treated as the “acquired” company for financial reporting purposes. Accordingly, since NET Power meets the definition of a business in ASC 805, for accounting purposes the Business Combination represents an acquisition of a business by RONI, and NET Power’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value. The purchase consideration for the acquisition of NET Power consisted of the issuance of 137.2 million shares of newly issued Class B Common Stock of RONI, valued at $10.00 per share to arrive at a total consideration of $1.4 billion.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical condensed consolidated balance sheet of RONI as of December 31, 2022 with the historical consolidated balance sheet of NET Power as of December 31, 2022, giving further effect to the Pro Forma Adjustments, as if they had been consummated as of December 31, 2022.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 combine the historical condensed consolidated statement of operations of RONI for the year ended December 31, 2022, and the historical consolidated statements of operations of NET Power for the year ended December 31, 2022, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical audited consolidated financial statements of RONI as of and for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical audited consolidated financial statements of NET Power as of and for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RONI,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NET Power” and other financial information relating to RONI and NET Power included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the transactions included in the Pro Forma Adjustments taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. A review is in process to align all accounting policies among the two entities and therefore the results below are not necessarily indicative of figures post-transaction. This review is expected to be completed prior to the close of the Business Combination and any realignment of accounting policies is not expected to materially impact the pro forma results currently presented.

Rice Acquisition Corp. II
Unaudited Pro Forma Condensed Combined Balance Sheet
As of DECEMBER 31, 2022
(in thousands, except share and per share amounts)

	Historical (A)	Historical (B)	Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	RONI	NET Power	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash	$1,628	$5,164	$803,671	4(a)	$810,463	$(329,575)	4(m)	$480,888
Due from Related Party	8	—	—		8	—		8
Receivables	—	352	—		352	—		352
Prepaid Expenses	273	184	—		457	—		457
Other Current Assets	—	1,795	—		1,795	—		1,795
Total Current Assets	1,909	7,495	803,671		813,075	(329,575)		483,500
Property, Plant and Equipment, net	—	69,595	28,718	4(b)	98,313	—		98,313
Right-of-use asset	—	784	—		784	—		784
Intangible Assets, net	—	263	500,722	4(b)	500,985	—		500,985
Goodwill	—	—	779,902	4(b)	779,902	—		779,902
Deferred Tax Asset	—	—	—	4(c)	—	—		—
Investments held in Trust Account	349,943	—	(349,943)	4(d)	—	—		—
Total Assets	$351,852	$78,137	$1,763,070		$2,193,059	$(329,575)		$1,863,484

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts Payable	$32	$577	$—		$609	$—		$609
Accrued Liabilities	4,987	2,570	—		7,557	—		7,557
Lease Liability	—	130	—		130	—		130
Option Liability	—	5,174	—		5,174	—		5,174
Total Current Liabilities	5,019	8,451	—		13,470	—		13,470
Derivative Warrant Liabilities	24,832	—	—		24,832	—		24,832
Deferred Underwriting Commissions in Connection with the Initial Public Offering	11,722	—	(11,722)	4(e)	—	—		—
Asset Retirement Obligation	—	2,416	—		2,416	—		2,416
Due to Related Parties	—	2,212	—		2,212	—		2,212
Lease liability	—	656	—		656	—		656
Total Liabilities	$41,573	$13,735	$(11,722)		$43,586	$—		$43,586

Rice Acquisition Corp. II Class A common stock, subject to possible redemption; $0.0001 par value; 34,500,000 shares issued and outstanding at redemption value of approximately $10.06 per share	$349,817	$—	$(349,817)	4(f)	$—	$—		$—
Stockholders’ Equity (Deficit):
Rice Acquisition Corp. II Class A common stock; $0.0001 par value; 300,000,000 shares authorized; 2,500 shares issued and outstanding (Historical); 300,000,000 shares authorized (Scenario 1); 83,597,495 shares issued and outstanding (Scenario 1); 300,000,000 shares authorized (Scenario 2); 51,107,495 shares issued and outstanding (Scenario 2)	—	—	8	4(g)	8	(3)	4(m)	5
Rice Acquisition Corp. II Class B common stock; $0.0001 par value; 30,000 shares authorized (Historical); 8,625,000 shares issued and outstanding (Historical); 143,830,788 shares authorized, issued, and outstanding (Scenario 1); 143,830,788 shares authorized, issued, and outstanding (Scenario 2);	1	—	14	4(g)	15	—		15
NET Power Members’ Equity; 4,987,845 units authorized; 3,722,355 units issued and outstanding	—	262,622	(262,622)	4(h)	—	—		—
Additional Paid-In Capital	—	26,288	838,802	4(i)	865,090	(339,572)	4(m)	525,518
Accumulated Deficit	(39,311)	(224,525)	211,476	4(j)	(52,360)	2,584	4(m)	(49,776)
Accumulated Other Income (Loss)	—	17	(17)	4(k)	—	—		—
Non-Controlling Interests	(228)	—	1,336,948	4(l)	1,336,720	7,416	4(m)	1,344,136
Total Stockholders’ Equity (Deficit)	(39,538)	64,402	2,124,609		2,149,473	(329,575)		1,819,898
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$351,852	$78,137	$1,763,070		$2,193,059	$(329,575)		$1,863,484

See accompanying notes to the unaudited pro forma condensed combined financial information.

Rice Acquisition Corp. II
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2022
(in thousands, except share and per share amounts)

	Historical (A)	Historical (B)	Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	RONI	NET Power	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$580	$—		$580	$—		$580
Cost of Revenue	—	275	—		275	—		275
Gross Profit	—	305	—		305	—		305
Operating Expenses:
General and Administration	5,796	17,189	35,500	5(a)	58,485	(10,000)	5(f)	48,485
General and Administration – Related Party	120	—			120	—		120
Sales and Marketing	—	801			801	—		801
Research and Development	—	18,953	—		18,953	—		18,953
Depreciation, Amortization and Accretion	—	13,387	52,944	5(b)	66,331	—		66,331
Total Operating Expenses	5,916	50,330	88,444		144,690	(10,000)		134,690
Operating Loss	(5,916)	(50,025)	(88,444)		(144,385)	10,000		(134,385)
Other Income (Expense), Net:
Interest Income (Expense) – Net	4,898	(4,791)	(4,898)	5(c)	(4,791)	—		(4,791)
Change in Fair Value of Warrant Liabilities	5,245	—	—		5,245	—		5,245
Other Income (Expense)	—	38	—		38	—		38
Net Other Income (Expense)	10,143	(4,753)	(4,898)		492	—		492
Net Income (Loss) before Income Taxes	4,228	(54,778)	(93,342)		(143,893)	10,000		(133,893)
Provision for Income Taxes	—	—	—	5(d)	—	—		—
Net Income (Loss)	$4,228	$(54,778)	$(93,342)		$(143,893)	$10,000		$(133,893)
Net Gain (Loss) Attributable to Non-Controlling Interest in Subsidiary	163	—	(91,165)	5(e)	(91,002)	7,416	5(f)	(83,586)
Net Gain (Loss) Attributable to Controlling Interests	$4,065	$(54,778)	$(2,177)		$(52,891)	$2,584		$(50,307)
Weighted Average Shares Outstanding of Class A ordinary shares, Basic and Diluted (RONI); Weighted Average Units Outstanding, Basic and Diluted (NET Power)	34,502,500	3,703,000	218,800,783	5(g)	227,428,283	(33,490,000)	5(g)	193,938,283
Basic and Diluted Net Loss Per Share of Class A Common Stock (RONI); Basic and Diluted Net Loss Per Unit (NET Power);	$0.09	$(14.79)			$(0.23)			$(0.26)
Weighted Average Shares Outstanding of Class B ordinary shares Basic and Diluted (RONI);	8,625,000
Basic and Diluted Net Loss Per Share of Class B Common Stock (RONI)	$0.09

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.      Description of the Business Combination

On December 13, 2022, Rice Acquisition Corp. II (“RONI”) entered into the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) by and among RONI, Rice Acquisition Holdings II LLC (“RONI Opco”), Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of RONI Opco (the “Buyer”), Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Buyer (“Merger Sub” and, together with RONI, RONI Opco and the Buyer, collectively, the “Buyer Parties”), and NET Power, LLC, a Delaware limited liability company (“NET Power”), pursuant to which, among other things, Merger Sub will merge with and into NET Power (the “the Business Combination”), with NET Power surviving the merger and becoming a direct, wholly owned subsidiary of the Buyer, on the terms and subject to the conditions set forth therein. Upon the consummation of the Business Combination, RONI will be renamed NET Power Inc.

Pursuant to the Business Combination Agreement, the aggregate merger consideration payable upon closing of the Business Combination to the selling shareholders of NET Power (“NET Power Holders”) is expected to be approximately $1.4 billion, subject to certain adjustments set forth in the Business Combination Agreement for, among other things, NET Power’s cash, indebtedness, unpaid transaction expenses, and certain capital expenditures. The merger consideration will consist of consideration in the form of newly issued Class A units of RONI Opco and newly issued shares of Class B Common Stock of RONI. The consideration will consist of 137.2 million Class A units of RONI Opco and 137.2 million shares of Class B Common Stock of RONI. Following the Closing, RONI will retain its “Up-C” structure, whereby all of the equity interests in NET Power will be held by RONI Opco, and RONI’s only assets will be its equity interests in RONI Opco. Following the Closing, RONI will be renamed NET Power Inc (the “Combined Company”).

As a result of the Business Combination, the Combined Company will become a publicly traded company with its common stock trading on the New York Stock Exchange, which will require it to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Combined Company expects to incur material additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Following the closing of the Business Combination (the “Closing”), the ownership structure for the Combined Company will be as follows in the table below under Scenario 1 with no redemptions as described in Note 2. The table below excludes the effect of 986,775 of Sponsor’s RONI Interests, which will be subject to forfeiture, and vest in equal one-third increments if, over any 20 trading days within any 30 consecutive trading-day period during the three years following the Closing, the trading share price of Class A Common Stock equals or exceeds $12.00 per share, $14.00 per share and $16.00 per share, respectively (or if RONI consummates a sale that would value such shares at the aforementioned thresholds). Due to the pro forma gross proceeds exceeding $397,500,000, the table below includes the following: the effect of 1,000,000 of Sponsor’s shares which will be subject to forfeiture, and vest, incrementally, if the gross proceeds raised by RONI in connection with the Business Combination exceed $300,000,000 as of the Closing (incrementally vesting until the gross proceeds exceed $397,500,000); and the effect of 552,536 of Sponsor’s shares which will be subject to forfeiture, and vest if the gross proceeds exceed $397,500,000 as of the Closing. Additionally, the Company notes that the 50,000 shares belonging to “Other” equity holders below are to be issued to DeSolve, a consulting firm, in connection with the Business Combination.

Equity Holder	Shares	%
Public Shareholders	34,500,000	15%
PIPE Investors	49,044,995	21
Other	50,000	1
Controlling interests	83,594,995	37%
Existing NET Power Holders	137,192,563	60%
Sponsor and Affiliates	6,640,725	3
Noncontrolling interests	143,833,288	63%
Total	227,428,283	100%

Following the Closing, the ownership structure for the Combined Company will be as follows in the table below under Scenario 2 with maximum redemptions as described in Note 2. The table below excludes the following: the effect of 986,775 of Sponsor’s RONI Interests, which will be subject to forfeiture, and vest in equal one-third increments if, over any 20 trading days within any 30 consecutive trading-day period during the three years following the Closing, the trading share price of Class A Common Stock equals or exceeds $12.00 per share, $14.00 per share and $16.00 per share, respectively (or if RONI consummates a sale that would value such shares at the aforementioned thresholds). Due to the pro forma gross proceeds exceeding $397,500,000, the table below includes the following: the effect of 1,000,000 of Sponsor’s shares which will be subject to forfeiture, and vest, incrementally, if the gross proceeds raised by RONI in connection with the Business Combination exceed $300,000,000 as of the Closing (incrementally vesting until the gross proceeds exceed $397,500,000); and the effect of 552,536 of Sponsor’s shares which will be subject to forfeiture, and vest if the gross proceeds exceed $397,500,000 as of the Closing. Additionally, the Company notes that the 50,000 shares belonging to “Other” equity holders below are to be issued to DeSolve, a consulting firm, in connection with the Business Combination.

Equity Holder	Shares	%
Public Shareholders	1,010,000	1%
PIPE Investors	49,044,995	24
Other	50,000	1
Controlling interests	50,104,995	26%
Existing NET Power Holders	137,192,563	71
Sponsor and Affiliates	6,640,725	3
Noncontrolling interests	143,833,288	74%
Total	193,938,283	100%

The Class A Ordinary Shares, par value $0.0001 per share, of RONI (“Class A Common Stock” and, together with the Class B Ordinary Shares, the “Common Stock”) and warrants exercisable for Class A Common Stock are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “RONI” and “RONI WS,” respectively. Certain shares of Class A Common Stock and certain warrants currently trade as units (the “Units”), each of which consists of one share of Class A Common Stock and one-fourth of one redeemable warrant. The Units are listed on the NYSE under the symbol “RONI U.” The Units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. We intend to apply to continue the listing of the Class A Common Stock and the warrants on the NYSE under the symbols “NPWR” and “NPWR WS,” respectively, upon the Closing. References herein to “Class B Common Stock,” “Class A Common Stock” and “Common Stock” are to those of RONI (prior to the Closing) or the Combined Company (upon and after the Closing).

In connection with the Closing, Rice Acquisition Corp. II (the “Sponsor”), RONI, RONI Opco, the Buyer, and certain other individuals affiliated with the Companies will enter into a stockholders agreement (the “Stockholders’ Agreement”), a copy of the form of which is attached as Annex E, which provides that, among other things, (i) the board of directors of the Combined Company (the “Combined Company Board”) is expected to initially consist of 10 directors (which may be increased to comply with independence requirements), including a minimum of six independent directors. The Stockholders’ Agreement further grants certain board designation rights, subject to equity ownership thresholds in the combined company (NET Power Inc.), as follows: (i) OLCV NET Power, LLC will have the right to designate three directors; (ii) our Sponsor will have the right to designate one director; (iii) 8 Rivers Capital, LLC (through an entity controlled by it) will have the right to designate one director; and (iv) Constellation will have the right to designate one independent director.

Concurrently with the execution of the Business Combination Agreement, on December 13, 2022, RONI entered into the Sponsor Letter Agreement with the Sponsor. Pursuant to the Sponsor Letter Agreement, 1,000,000 RONI Interests held by the Sponsor will be forfeited and canceled for no further consideration. Additionally, (a) 1,000,000 of the Sponsor’s RONI Interests will be subject to forfeiture, and vest, incrementally, if the gross proceeds raised by RONI in connection with the Business Combination exceed $300,000,000 as of the Closing (incrementally vesting until the gross proceeds exceed $397,500,000); (b) 552,536 of the Sponsor’s RONI Interests will be subject to forfeiture, and vest if the gross proceeds exceed $397,500,000 as of the Closing; and (c) 986,775 of the Sponsor’s RONI Interests will be subject to forfeiture, and vest in equal one-third increments if, over any

20 trading days within any 30 consecutive trading-day period during the three years following the Closing, the trading share price of Class A Common Stock equals or exceeds $12.00 per share, $14.00 per share and $16.00 per share, respectively (or if RONI consummates a sale that would value such shares at the aforementioned thresholds).

The Sponsor and RONI’s independent directors also agreed to be bound by certain “lock-up” provisions, pursuant to the terms and conditions of the Sponsor Letter Agreement, as follows: (i) 3,510,643 of Sponsor’s and the Insiders’ RONI Interests will be restricted from transfer for a period of one year following the Closing and (ii) 1,575,045 of Sponsor’s RONI Interests will be restricted from transfer for a period of three years following the Closing, in each case, subject to customary exceptions and potential early-release based on the stock price sustaining specified price thresholds for 20 trading days within any 30 consecutive trading-day period.

In connection with the Business Combination Agreement, RONI entered into subscription agreements (each, a “Subscription Agreement” and together, the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase from RONI, and RONI has agreed to issue and sell to the PIPE Investors, an aggregate of 49.0 million newly issued shares of Class A Common Stock for an aggregate purchase price of $490.5 million, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). Each Subscription Agreement contains customary conditions to closing, including the substantially concurrent consummation of the Business Combination.

2.      Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures About Acquired and Disposed Businesses”. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the Pro Forma Adjustments.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 was derived from the historical audited condensed balance sheet of RONI as of December 31, 2022 and the historical audited consolidated balance sheet of NET Power as of December 31, 2022 and giving further effect to the Pro Forma Adjustments as if they occurred on December 31, 2022. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 combine the historical audited statement of operations of RONI for the year ended December 31, 2022, and the historical audited consolidated statements of operations of NET Power for the year ended December 31, 2022, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2021, the beginning of the earliest period presented.

The historical financial information has been adjusted to reflect the pro forma adjustments giving effect to the Business Combination and related transactions as described in more detail below.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination and certain other transactions as described in more detail below are based on certain currently available information and certain assumptions and methodologies that RONI believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. RONI believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Pro Forma Adjustments based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination and related transactions as described in more detail below. As such, the Company has elected not to present Management’s Adjustments. RONI and NET Power have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no public shareholders exercise redemption rights with respect to their shares.

•        Assuming Maximum Redemptions:    This presentation assumes that public shareholders holding 33.5 million shares of our currently outstanding Class A Shares exercise their redemption rights and that such shares are redeemed for their pro rata share of the funds in the Trust Account for an aggregate redemption payment of approximately $336.9 million, approximately $10.14 per share, based on $349.9 million in the Trust Account and approximately 34.5 million shares of RONI Class A Shares outstanding as of December 31, 2022 of which the Rice family owns 1,010,000 which are assumed to not be redeemed. The Business Combination Agreement provides that RONI’s and NET Power’s respective obligations to consummate the NET Power Merger is conditioned on RONI having a minimum cash amount equaling or exceeding $200.0 million, after giving effect to the NET Power Merger. Furthermore, RONI will not redeem shares of Class A Common Stock in an amount that would result in RONI’s failure to have net tangible assets exceeding $5.0 million.

Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the 137.2 million shares of Class B Common Stock expected to be issued to the NET Power Holders, the 34.5 million shares of Class A Common Stock that is outstanding as of December 31, 2022 (assuming there are no RONI stockholders who exercise their redemption rights), the 6.6 million shares of Class B Common Stock issued to the Sponsor, and the 49.0 million shares of Class A Common Stock expected to be issued in connection with the PIPE Financing.

3.      Accounting for the Business Combination

RONI was formed on February 2, 2021. It is the managing member of RONI Opco, which was formed February 3, 2021, as a result of its 34,502,000 Class A units of RONI Opco, and Sponsor and the RONI independent directors are the members of RONI Opco. Upon formation of RONI Opco, Sponsor held 100 Class A units of RONI Opco and 8,534,900 Class B units of RONI Opco, and RONI’s independent directors held 90,000 Class B units of RONI Opco. Due to RONI Opco’s limited liability company structure functioning like a limited partnership with RONI as the managing member having decision making authority and the limited partners not having any kick-out rights nor substantive participating rights, it was considered a VIE. On June 15, 2021, the IPO of RONI generated $345.0 million in cash that was subsequently contributed to RONI Opco for purposes of effecting the Business Combination at a later date. On July 26, 2022, RONI and NET Power executed a letter of intent to execute the Business Combination. On December 5, 2022, Buyer was formed as a wholly-owned subsidiary of RONI Opco, and Merger Sub was formed as a wholly-owned subsidiary of Buyer. Upon formation and through the Business Combination, neither Buyer nor Merger Sub had significant pre-combination activities or material assets, liabilities, revenues or operations, and they were each were determined to be non-substantive entities as it relates to the Business Combination. Under the proposed structure of the Business Combination, NET Power will be acquired by and will merge with and into Merger Sub in exchange for 137.2 million Class A units of RONI Opco (economic, non-voting) and 137.2 million shares of Class B Common Stock of RONI (voting, non-economic).

In accordance with FASB’s ASC Topic 810, the Business Combination triggers a VIE reconsideration event due to RONI Opco’s status as a VIE and due to its acquisition of NET Power through its 100% owned subsidiaries, Buyer and Merger Sub. Based on the organization of the Up-C structure, in applying a bottom-up approach to determining the consolidation of the entities involved in the Business Combination, NET Power, a previously unconsolidated entity having no common control relationship with of the entities involved in the Up-C structure, is considered to be acquired by RONI Opco as a result of it being wholly-owned by Buyer, a wholly-owned subsidiary of RONI Opco, with Buyer being considered a non-substantive entity. RONI Opco, which will subsequently be renamed to NET Power Operations LLC, will continue to be considered a VIE after the Business Combination, with RONI as its primary beneficiary. RONI was determined to be the primary beneficiary of RONI Opco before and after the acquisition of NET Power because RONI will ultimately be the sole managing member of RONI Opco, having the power to control the most significant activities of RONI Opco (through which it will also control NET Power), while RONI will also have an economic interest that provides it with the ability to participate significantly in RONI Opco’s benefits and losses under all redemption scenarios. RONI Opco, which will subsequently be renamed to NET Power Operations LLC, will continue to be considered a VIE after the Business Combination because it will continue to function like a limited partnership with a managing member, over whom the limited partners will lack both substantive kick-out and participating rights. As a result, NET Power will be treated as the “acquired” company for financial reporting purposes. Accordingly, since NET Power meets the definition of a business in ASC 805, for accounting purposes the Business Combination represents an acquisition of a business by RONI, and NET Power’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value. The purchase consideration for the acquisition of NET Power consisted of the issuance of 137.2 million shares of newly issued Class B Common Stock of RONI, valued at $10.00 per share to arrive at a total consideration of $1.4 billion.

The preliminary purchase price allocation of the acquisition for NET Power for common stock consideration as of December 31, 2022 is as follows:

Common stock consideration	$1,371,925,630
Fair value of total consideration transferred	$1,371,925,630

Assets:
Current Assets:
Cash and cash equivalents	$5,164,000
Account receivable – net	352,000
Other	1,795,000
Prepaid expenses and other current assets	184,000
Total current assets	$7,495,000
Other assets	263,000
Property and equipment, net	96,495,000
Intangible assets – developed technology	500,722,000
Right-of-use asset	784,000
Deferred tax asset	—
Total assets	$605,759,000
Liabilities:
Current liabilities:
Accounts payable	$577,000
Accrued and other current liabilities	2,570,000
Option liability	5,174,000
Member loans	130,000
Total current liabilities	$8,451,000
Due to related parties	2,212,000
Asset retirement obligation	2,416,000
Lease liability	656,000
Total liabilities	$13,735,000

Total identifiable net assets	$592,024,000
Goodwill	$779,901,630
Net assets acquired	$1,371,925,630

Property and equipment assets are depreciated over a remaining weighted average useful life of 10 years. Fair value adjustments include a $28,718,053 step-up in fair value.

Intangible assets primarily consist of developed technology and are depreciated over a remaining weighted average useful life of 10 years. Fair value adjustments include $500,722,130 step-up in fair value.

Estimated Goodwill of $779,901,630 is recognized as part of the merger.

The increase to depreciation and amortization expense totaled $52.9 million related to property and equipment and intangible assets for the year ended December 31, 2022.

Due to the company’s Up-C structure and pass-through tax status of RONI Opco, no deferred taxes are recorded on the LLC. RONI will have a deferred tax asset for its tax basis in RONI Opco in excess of its investment in the partnership. Due to cumulative losses, the company has full valuation allowance provide against such deferred taxes as it is more likely than not that we will not realize the tax benefit of any deferred tax assets resulting from the transaction.

4.      Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 has been prepared to illustrate the effect of the Pro Forma Adjustments and has been prepared for informational purposes only.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 includes the Pro Forma Adjustments giving effect to the Business Combination and related transactions noted in this filing. RONI and NET Power did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the historical audited condensed consolidated balance sheet of RONI as of December 31, 2022.

(B)    Derived from the historical audited consolidated balance sheet of NET Power as of December 31, 2022.

Pro forma adjustments giving effect to the Business Combination and related transactions:

a)      To reflect the combination of the following items: the payment of approximately $11.7 million of deferred underwriters’ fees incurred during the RONI IPO that are payable upon completion of the Business Combination, the release of $349.9 million of cash from the Trust Account to the cash and cash equivalents account, the issuance of an aggregate of 49.0 million shares of Class A Common Stock in the PIPE Financing at an average price of $10.00 per share, for an aggregate purchase price of $490.5 million, a $10 million pre-transaction equity contribution from an existing NET Power Holder, and the payment of the estimated transaction expenses of $35 million. See table below:

Release of Trust Account	$349,942
Payment of deferred underwriters’ fees	(11,721)
Issuance of 49.0 million shares of Class A Common Stock in the PIPE Financing	490,450
Pre-transaction equity contribution of existing NET Power Holder	10,000
Payment of transaction expenses	(35,000)
Cash and cash equivalents	$803,671

b)      To reflect fair value step-up related to Property, Plant, & Equipment of $28.7 million, which is attributable to the fair value of NET Power’s Demonstration Plant in La Porte, Texas, and a fair value step-up related to Intangible Assets of $500.7 million, which is attributable to the fair value of NET Power’s patented technology, and the estimated Goodwill balance of $779.9 million to be recognized as part of the merger. The Demonstration Plant is expected to have an estimated remaining useful life of 10 years based on NET Power’s planned utility of the plant. The patented technology is expected to have a remaining useful life of 10 years based on the average remaining life of NET Power’s patent protections.

c)      Pursuant to the Business Combination Agreement, in consideration of the transactions set forth above, RONI will increase its ownership in RONI Opco. The total tax benefit from such RONI’s share of the historical tax basis, including any increases thereto as a result of the transactions and the existing tax attributes, will be amortized generally over 15 years. It is more likely than not that we will not realize the tax benefit of any deferred tax assets resulting from the transaction, and therefore have recorded a full valuation allowance. As a result, the pro forma consolidated balance sheet does not reflect an adjustment for deferred taxes.

In addition, prior to the completion of this offering, we will enter into a Tax Receivable Agreement with certain of Existing Net Power Holders that provides for the payment by RONI to such Existing NET Power Holders of 75% of the benefits, if any, that RONI actually realizes, or is deemed to realize. Amounts contingently payable under the Tax Receivable Agreement are contingent upon, among other things, generation of sufficient future taxable income during the term of the Tax Receivable Agreement. As such, we determined there is no resulting liability related to the Tax Receivable Agreement arising from the Transactions as the associated deferred tax assets are fully offset by a valuation allowance. However, if all of the Existing NET Power Holders were to exchange or sell to RONI all of their Class A Units of RONI Opco, we would recognize a deferred tax asset of approximately $339.8 million and a liability under the Tax Receivable Agreement of approximately $254.8 million, assuming: (i) all exchanges or purchases occurred on the same day; (ii) a price of $10.00 per share; (iii) a constant corporate tax rate of 22.28%; (iv) that we will have sufficient taxable income to fully utilize the tax benefits; and (v) no material changes in tax law. These amounts are estimates and have been prepared for illustrative purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price per share of our Domestication Class A Common Stock at the time of the exchange, and the tax rates then in effect.

d)      To reflect the release of $349.9 million of cash from the Trust Account to the cash and cash equivalents account.

e)      To reflect the payment of approximately $11.7 million of deferred underwriters’ fees incurred during the RONI IPO that are payable upon completion of the Business Combination.

f)      To reflect the reclassification, in Scenario 1, which assumes no public shareholders exercise their redemption rights, of common stock subject to redemption of 34.5 million shares of Class A Common Stock to permanent equity.

g)      To reflect the reclassification, in Scenario 1, which assumes no public shareholders exercise their redemption rights, of common stock subject to redemption of 34.5 million shares of Class A Common Stock to permanent equity, the issuance of 137.2 million shares of Class B common stock in connection with the acquisition of NET Power, the issuance of an aggregate of 49.0 million shares of Class A Common Stock in the PIPE Financing at a price of $10.00 per share, for an aggregate purchase price of $490.5 million and the issuance of an aggregate 50 thousand shares of Class A Common Stock at $10.00 per share for $500,000 of transaction expenses.

h)      To reflect the elimination of the accumulated deficit of NET Power, the accounting acquiree.

i)       To reflect the combination of the following items: (1) the reclassification of Class A Common Stock adjusting from temporary equity to permanent equity ($349.8 million), (2) the reclassification of the non-controlling interest associated with the Class A and Class B units in RONI Opco held by unitholders other than NET Power Inc., which represents 63.2% of the total ownership interests of RONI Opco ($1.4 billion), (3) the issuance of 137.2 million shares of Class B Common Stock to effect the acquisition of NET Power ($1.4 billion), (4) the issuance of an aggregate of 49.0 million shares of Class A Common Stock in the PIPE Financing at a price of $10.00 per share, for an aggregate purchase price of $490.5 million.

j)       To reflect the combination of the following items: the elimination of the accumulated deficit of NET Power and the controlling interest’s share of $35.5 million in transaction expenses associated with the Business Combination.

k)      To reflect the elimination of the accumulated other comprehensive loss of NET Power.

l)       To reflect the reclassification of the non-controlling interests associated with the Class A and Class B units in RONI Opco ($1.4 billion) held by unitholders other than NET Power Inc. and the noncontrolling interest’s share of $35.5 million in transaction expenses associated with the Business Combination. As of December 31, 2022, the pro forma ownership of RONI Opco is as follows, assuming no redemptions:

Holders	Class A Units	Class B Units	Total Units	% of Total
NET Power Inc.	83,594,995	—	83,594,995	36.8%
Sponsors	100	6,550,625	6,550,725	2.9%
Existing NET Power Holders	137,192,563	—	137,192,563	60.2%
Independent Directors	—	90,000	90,000	0.1%
Total	220,787,658	6,640,625	227,428,283	100.0%

As of December 31, 2022, the pro forma ownership of RONI Opco is as follows, assuming maximum redemptions:

Holders	Class A Units	Class B Units	Total Units	% of Total
NET Power Inc.	50,104,995	—	50,104,995	25.8%
Sponsors	100	6,550,625	6,550,725	3.4%
Existing NET Power Holders	137,192,563	—	137,192,563	70.7%
Independent Directors	—	90,000	90,000	0.1%
Total	187,297,658	6,640,625	193,938,288	100.0%

m)     To reflect, in Scenario 2, (1) the assumption that public shareholders exercise their redemption rights with respect to a maximum of 33.5 million shares of Class A Common Stock prior to the consummation of the business combinations at a redemption price of approximately $10.14 per share, or $339.6 million in cash, (2) the reduction of expected transaction expenses of $10 million due to reduced underwriting fees associated with the maximum redemptions and (3) the allocation of the income to the noncontrolling interest and controlling interest shareholders based on the maximum redemption ownership percentages.

Pursuant to the Merger Agreement, in consideration of the transactions set forth above, RONI will increase its ownership in RONI Opco. The total tax benefit from such RONI’s share of the historical tax basis, including any increases thereto as a result of the transactions and the existing tax attributes, will be amortized generally over 15 years. It is more likely than not that we will not realize the tax benefit of any deferred tax assets resulting from the transaction, and therefore have recorded a full valuation allowance. As a result, the pro forma consolidated balance sheet does not reflect an adjustment for deferred taxes.

5.      Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2022

RONI and NET Power did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding at the closing of the Business Combination and the PIPE Financing, assuming the Pro Forma Adjustments occurred on January 1, 2022.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

(A)    Derived from the historical audited condensed consolidated statements of operations of RONI for the year ended December 31, 2022.

(B)    Derived from the historical audited consolidated statements of operations of NET Power for the year ended December 31, 2022.

Pro forma adjustments giving effect to the Business Combination and related transactions:

a)      To reflect the transaction expenses of $35.5 million associated with the acquisition of NET Power.

b)      To reflect one year of incremental depreciation of Property, Plant, and Equipment assets of $2.8 million based on a 10-year estimated useful life and one year of incremental amortization of Intangible assets of $50.1 million based on a 10-year estimated useful life as a result of the fair value step-ups as part of the merger.

c)      To reflect the removal of approximately $4.9 million of interest earned on the Trust Account investments in 2022.

d)      As a result of the Combined Company’s Up-C structure, RONI’s share of RONI Opco earnings will be subject to tax. However, as RONI Opco has historically been loss-making, any deferred tax assets created as a result of net operating losses would be offset by a full valuation allowance resulting in no income tax expense adjustments to be presented in the unaudited pro forma condensed combined statement of operations.

e)      To reflect the noncontrolling interest portion (63.2%) of the pro forma adjustments.

f)      To reflect the reduction of expected transaction expenses of $10 million due to reduced underwriting fees associated with the maximum redemptions and the allocation of this adjustment to the noncontrolling interest portion (74.2%).

Pro forma weighted average shares outstanding:

g)      As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the twelve months ended December 31, 2022 are calculated as follows:

	Year Ended December 31, 2022
	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Weighted average shares calculation – basic and diluted
RONI weighted average public shares outstanding	8,627,500	8,627,500
Cancellation of Founder Shares in connection with the Business Combination	(1,986,775)	(1,986,775)
Class A Common Stock subject to redemption reclassified to equity	34,500,000	1,010,000
Issuance of Class A Common Stock in connection with closing of the PIPE Financing	49,044,995	49,044,995
Issuance of Class A Common Stock in connection with other closing transactions	50,000	50,000
Issuance of Class B Common Stock to NET Power Holders in connection with the acquisition of NET Power	137,192,563	137,192,563
Weighted average shares outstanding	227,428,283	193,938,283

The table below presents the weighted averages shares outstanding under both scenarios by each shareholder group. The table below excludes 8,625,000 public warrants and 10,900,000 private placement warrants held by the Sponsor because including them would have had an anti-dilutive effect on net loss per share, causing net loss per share for the year ended December 31, 2022 under the no redemption and maximum redemption scenarios to have been $0.21 and $0.24, respectively.

Holders	No Redemption	% of Total	Maximum Redemption	% of Total
Public shareholders	34,500,000	15.1%	1,010,000	0.5%
Sponsor and Affiliates	6,640,725	2.9%	6,640,725	3.4%
Existing NET Power Holders	137,192,563	60.2%	137,192,563	70.7%
Other	50,000	0.1%	50,000	0.1%
PIPE Investors	49,044,995	21.9%	49,044,995	25.73%
Total Common Shares	227,428,283	100.0%	193,938,283	100.0%

Comparative Share Information

The following table sets forth selected historical comparative share information for RONI and unaudited pro forma condensed combined per share information for the Combined Company after giving effect to the Business Combination.

The pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2022. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2022.

This information is only a summary and should be read together with the historical financial statements of RONI and the Companies and related notes. The unaudited pro forma condensed combined per share information of RONI and the Companies is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma condensed combined earnings per share information below does not purport to represent the earnings per share which would have occurred had RONI and NET Power been combined during the periods presented, nor the earnings per share for any future date or period. Historically, RONI’s statement of operations included a presentation of income (loss) per common share subject to redemption in a manner similar to the two-class method of income (loss) per common share. The two-class method is not required in the pro forma income (loss) per common share as the Class A shares are no longer subject to redemption. RONI has not considered the effect of the warrants sold in the RONI IPO and private placement to purchase an aggregate of 19,525,000 shares of Class A Common Stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the period presented.

	RONI (Historical)		NET Power (Historical)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	Class A	Class B
As of and for the year ended December 31, 2022
Book value per share(1)	$(0.92)	$(0.92)	$17.30	$9.45	$9.38
Weighted average shares outstanding – basic and diluted (RONI); Weighted average units outstanding (NET Power)	34,502,500	8,625,000	3,702,803	227,428,283	193,938,283
Net income (loss) per share of Class A and B Common Stock – basic and diluted	$0.09	$0.09	$(14.79)	$(0.21)	$(0.24)

____________

(1)      Book value per share = Total equity/shares outstanding. For the pro forma combined book value per share, total equity is derived using 227,428,283 shares in the no redemption scenario and 193,938,283 in the maximum redemption scenario.

BUSINESS OF RONI AND CERTAIN INFORMATION ABOUT RONI

General

RONI is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which is referred to throughout this Registration Statement as RONI’s initial business combination. RONI is an early stage and emerging growth company and, as such, it is subject to all of the risks associated with early stage and emerging growth companies.

On February 10, 2021, the Sponsor received 7,187,500 Class B Units of RONI Opco for no consideration and purchased 7,187,600 of RONI’s Class B Shares, 2,500 of RONI’s Class A Shares and 100 Class A Units of Opco for aggregate consideration of $26,000. Of the aggregate consideration, Opco received $1,000 for the Class A Units and RONI received $25,000 for the Class A Shares and the Class B Shares. RONI then subscribed for 2,500 Class A Units of Opco for $25,000. In June 2021, the Sponsor forfeited 90,000 Class B Units of Opco, and 30,000 Class B Units of Opco were issued to each of RONI’s independent directors. The Sponsor transferred a corresponding number of shares of RONI’s Class B Shares to the RONI’s independent directors. In June 2021, RONI effected a dividend, and Opco effected a distribution, resulting in an aggregate of 8,625,000 Class B Shares and 8,624,900 Class B Units of Opco outstanding, of which the Sponsor owned 8,535,000 of the RONI’s Class B Shares and 8,534,900 Class B Units of Opco. Upon a liquidation of Opco, distributions generally will be made to the holders of Opco Units on a pro rata basis, subject to certain limitations with respect to the Class B Units of Opco, including that, prior to the completion of the initial business combination, such Class B Units will not be entitled to participate in a liquidating distribution.

On February 10, 2021, the Sponsor agreed to loan RONI an aggregate of up to $300,000 to cover expenses related to the RONI IPO pursuant to a promissory note (the “Promissory Note”). This Promissory Note was non-interest bearing and payable upon the completion of the RONI IPO. As of June 16, 2021, RONI had borrowed approximately $167,000 under the Note. RONI repaid the Note in full on December 14, 2021 and borrowing is no longer available.

On June 18, 2021, RONI consummated its initial public offering of 34,500,000 units, which included the full exercise of the underwriters’ option to purchase an additional 4,500,000 units to cover over-allotments, at $10.00 per unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.1 million, of which approximately $11.7 million and approximately $593,000 was for deferred underwriting commissions and offering costs allocated to the derivative warrant liabilities, respectively. Each unit consists of one Class A ordinary share and one-fourth of one redeemable public warrant. Each whole public warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the RONI IPO, RONI consummated the private placement of 10,900,000 private placement warrants at a price of $1.00 per private placement warrant to the Sponsor, generating proceeds of $10.9 million. Each private placement warrant is exercisable to purchase one of RONI’s Class A Shares or one Class A Unit of RONI Opco together with a corresponding non-economic Class B ordinary share of RONI.

Initial Business Combination

The NYSE rules require that the business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account, net of any deferred underwriting discounts and taxes payable on interest earned, at the time of RONI’s signing a definitive agreement in connection an initial business combination. The RONI Board has determined that the fair market value of the Business Combination meets the test.

Submission of RONI’s Initial Business Combination to a Shareholder Vote

The extraordinary general meeting of RONI to which this proxy statement/prospectus relates is to solicit your approval of, among other things, the Business Combination. The RONI public shareholders may exercise their redemption rights whether they vote for, against or abstain from voting on the Business Combination. If the Business Combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments. The Sponsor and RONI’s directors and officers to the extent that they hold Ordinary Shares (the “Initial Shareholders”), have agreed to vote any such shares purchased during or after the RONI IPO in favor of the Business Combination.

Redemption Rights for Public Shareholders

RONI will provide its public shareholders with the opportunity to redeem all or a portion of their Class A Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay franchise and income taxes of RONI or Opco, if any, divided by the number of then-outstanding public shares and Class A Units of Opco (other than those held by RONI), subject to the limitations described herein. The amount in the trust account is $10.14 per public share as of December 31, 2022. The per-share amount RONI will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions RONI will pay to the underwriters. Pursuant to the RONI Opco LLC Agreement and a letter agreement that the Sponsor, officers and directors have entered into with RONI, they have agreed that any founder units and sponsor units held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any public shares held by them in connection with the completion of RONI’s initial business combination. In connection with the redemption of any public shares, a corresponding number of Class A Units of Opco held by us will also be redeemed.

Limitation on Redemption Rights

RONI’s amended and restated memorandum and articles of association provide that in no event will RONI redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that RONI does not then become subject to the SEC’s “penny stock” rules). However, the proposed Business Combination may require (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. In the event the aggregate cash consideration RONI is required to pay for all Class A Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceeds the aggregate amount of cash available to RONI, RONI will not complete the business combination or redeem any shares, and all Class A Shares submitted for redemption will be returned to the holders thereof.

Redemption of Public Shares and Liquidation if No Business Combination

RONI’s amended and restated memorandum and articles of association provide that RONI has only 24 months from the closing of the RONI IPO to consummate an initial business combination. If RONI has not consummated an initial business combination within 24 months from the closing of the RONI IPO, RONI will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to RONI to pay franchise and income taxes of RONI or Opco, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares and Class A Units of Opco (other than those held by RONI), which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of RONI’s remaining shareholders and the RONI Board, liquidate and dissolve, subject in each case, to RONI’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to RONI’s warrants, which will expire worthless if RONI fails to consummate an initial business combination within 24 months from the closing of the RONI IPO. RONI’s amended and restated memorandum and articles of association provide that, if RONI winds up for any other reason prior to the consummation of its initial business combination, RONI will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law.

Pursuant to the Opco LLC Agreement and a letter agreement that the Sponsor, officers and directors have entered into with RONI, they have agreed that any founder units held by them are not entitled to liquidating distributions from the trust account, and they will not be entitled to any such rights to liquidating distributions for any founder units if RONI fails to consummate an initial business combination within 24 months from the closing of the RONI IPO. However, if the Sponsor, officers or directors acquire public shares after the RONI IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares and the sponsor units if RONI fails to complete its initial business combination within the prescribed time frame.

The Sponsor, officers and directors have agreed, pursuant to a written agreement with RONI, that they will not propose any amendment to RONI’s amended and restated memorandum and articles of association that would modify the substance or timing of RONI’s obligation to provide holders of RONI’s Class A Shares the right to have their shares redeemed in connection with RONI’s initial business combination or to redeem 100% of RONI’s public shares if RONI does not complete its initial business combination within 24 months from the closing of the RONI IPO, unless RONI provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to RONI to pay franchise and income taxes of RONI or Opco, if any, divided by the number of the then-outstanding public shares and Class A Units of Opco (other than those held by RONI). However, RONI may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that RONI does not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that RONI cannot satisfy the net tangible asset requirement, RONI would not proceed with the amendment or the related redemption of its public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any officer or director, or any other person.

All costs and expenses associated with implementing RONI’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining as part of the estimated $1,600,000 of cash held outside of the trust account, although RONI cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing RONI’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay franchise and income taxes on interest income earned on the trust account balance, RONI may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If RONI were to expend all of the net proceeds of the RONI IPO and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon RONI’s dissolution would be approximately $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of RONI’s creditors which would have higher priority than the claims of RONI’s public shareholders. RONI cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While RONI intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although RONI will seek to have all vendors, service providers (except its independent registered public accounting firm), prospective target businesses and other entities with which RONI does business execute agreements with RONI waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against RONI’s assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, RONI’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to RONI than any alternative. Examples of possible instances where RONI may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular experienced knowledge or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The representatives of the underwriters will not execute an agreement with RONI waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with RONI and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to RONI if and to the extent any claims by a third-party for services rendered or products sold to RONI (other than its independent registered public accounting firm), or a prospective target business with which RONI has discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay tax obligations of the company or Opco, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under RONI’s indemnity of the representatives of the underwriters of the RONI IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, RONI has not asked its sponsor to reserve for such indemnification obligations, nor has RONI independently verified whether its sponsor has sufficient funds to satisfy its indemnity obligations and RONI believes that its sponsor’s only assets are securities of the company. Therefore, RONI cannot assure you that its sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for RONI’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, RONI may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of RONI’s officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay tax obligations of RONI or Opco, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, RONI’s independent directors would determine whether to take legal action against its sponsor to enforce its indemnification obligations. While RONI currently expects that its independent directors would take legal action on its behalf against its sponsor to enforce its indemnification obligations to RONI, it is possible that RONI’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. RONI has not asked its sponsor to reserve for such indemnification obligations, and RONI cannot assure you that its sponsor would be able to satisfy those obligations. Accordingly, RONI cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

RONI will seek to reduce the possibility that its sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (except RONI’s independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with RONI waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under RONI’s indemnity of the underwriters of the RONI IPO against certain liabilities, including liabilities under the Securities Act. At December 31, 2021, RONI had access to up to $1,600,000 from the proceeds of the RONI IPO and the sale of the private placement warrants, with which to pay any such potential claims (including costs and expenses incurred in connection with RONI’s liquidation, currently estimated to be no more than approximately $200,000). In the event that RONI liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the trust account could be liable for claims made by creditors.

If RONI files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in RONI’s bankruptcy estate and subject to the claims of third parties with priority over the claims of RONI’s shareholders. To the extent any bankruptcy claims deplete the trust account, RONI cannot assure you it will be able to return $10.00 per public share to its public shareholders. Additionally, if RONI files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by RONI’s shareholders. Furthermore, the RONI Board may be viewed as having breached its fiduciary duty to RONI’s creditors and/or may have acted in bad faith, and thereby exposing itself and RONI to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. RONI cannot assure you that claims will not be brought against it for these reasons.

Amended and Restated Memorandum and Articles of Association

RONI’s amended and restated memorandum and articles of association contain certain requirements and restrictions that apply to RONI until the consummation of a business combination. If RONI seeks to amend any provisions of its amended and restated memorandum and articles of association relating to shareholders’ rights or pre-business combination activity, RONI will provide public shareholders with the opportunity to redeem their public shares in connection with any such vote. The RONI Initial Shareholders, officers and directors have agreed to waive any redemption rights with respect to their Founder Shares and any Class A Shares held in connection with the completion of a business combination. Specifically, the amended and restated memorandum and articles of association provide, among other things, that:

•        prior to the consummation of a business combination, RONI shall either (i) seek shareholder approval of the business combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against the proposed business combination, into their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest, which interest shall be net of taxes payable, or (ii) provide public shareholders with the opportunity to tender their shares to RONI by means of a tender offer, and thereby avoid the need for a shareholder vote, for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest, which interest shall be net of taxes payable, in each case subject to the limitations described herein;

•        RONI will consummate a business combination only if it has net tangible assets of at least $5,000,001 upon such consummation and, solely if RONI seeks shareholder approval, a majority of the outstanding RONI Class A Shares and Class B Shares are voted are voted in favor of the business combination;

•        if RONI’s initial business combination is not consummated by June 18, 2023, then RONI will liquidate and distribute all funds held in the trust account to its public shareholders; and

•        prior to a business combination, RONI may not issue additional Class A Shares or Class B Shares that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any business combination.

These provisions cannot be amended without the approval of holders of at least two-thirds of RONI’s Ordinary Shares. RONI’s amended and restated memorandum and articles of association provide that RONI may consummate a business combination only if approved by holders of a majority of RONI’s Ordinary Shares voting at a duly held shareholders meeting.

Conflicts of Interest

The Sponsor and its affiliates manage numerous investment vehicles, which may compete with RONI for acquisition opportunities, and if pursued by them, RONI may be precluded from such opportunities for its initial business combination. In addition, RONI’s sponsor, officers and directors, as well as Rice Investment Group and its portfolio companies, may sponsor, form or participate in other special purpose acquisition companies similar to RONI or may pursue other business or investment ventures during the period in which RONI is seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination, particularly in the event there is overlap among investment mandates. In particular, affiliates of RONI’s sponsor and certain of its officers and directors formed and sponsored Rice I, a blank check company like RONI that was formed to consummate an initial business combination. Rice I completed its initial public offering in October 2020, in which it sold 23,725,000 units, each consisting of one share of Class A common stock of Rice I and one-half of one redeemable warrant to purchase one share of Class A common stock of Rice I, for an offering price of $10.00 per unit, generating aggregate proceeds of $237,250,000. On September 15, 2021, Rice I completed its business combination transaction with Aria Energy LLC and Archaea Energy LLC, which created an industry-leading renewable natural gas platform. Following the Rice I Business Combination, the combined company was renamed “Archaea Energy Inc.” However, RONI does not believe that any such potential conflicts would materially affect its ability to complete RONI’s initial business combination. In addition, RONI’s sponsor, officers and directors are not required to commit any specified amount of time to its affairs, and, accordingly, may have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. During the negotiation and process of recommending the Business Combination, the RONI Board was aware of and considered these interests, among others, when they approved the Business Combination Agreement and recommended that RONI shareholders approve the proposals required to effect the Business Combination. The RONI Board determined that the overall benefits expected to be received by RONI and its shareholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the RONI Board determined that these interests could be adequately disclosed to shareholders in this proxy statement/prospectus, and that shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein.

Each of RONI’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of RONI’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to his or her fiduciary duties under Cayman Islands law. RONI does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors will materially affect RONI’s ability to complete its initial business combination. In addition, RONI may pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with RONI in the target business at the time of its initial business combination, or RONI could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. RONI’s amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as RONI; and (ii) RONI renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and RONI, on the other. While this limited waiver may result in a potential conflict of interest between the fiduciary duties or contractual obligations of our officers or directors and the interests of RONI and its shareholders, it did not impact our search for an initial business combination target, including NET Power.

Additionally, RONI’s sponsor has agreed that it will not be entitled to rights to liquidating distributions from the trust account with respect to its founder units if RONI fails to complete RONI’s initial business combination within the prescribed time frame. If RONI does not complete its initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Except as described herein, RONI’s sponsor and RONI’s directors, advisory board members and executive officers have agreed not to transfer, assign or sell any of their founder units until the earliest of (i) one year after the completion of RONI’s initial business combination and

(ii) subsequent to RONI’s initial business combination, (a) if the closing price of RONI’s Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after RONI’s initial business combination, or (b) the date on which RONI completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of RONI’s public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Except as described herein, the private placement warrants will not be transferable until 30 days following the completion of RONI’s initial business combination. Because each of RONI’s executive officers and directors will own Ordinary Shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate RONI’s initial business combination.

RONI’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to RONI’s initial business combination. In addition, RONI’s sponsor, officers and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which RONI is seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

RONI is not prohibited from pursuing an initial business combination with a company that is affiliated with its sponsor, officers or directors. In the event RONI seeks to complete its initial business combination with a company that is affiliated with RONI’s sponsor or any of its sponsor, officers or directors, RONI, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to RONI’s company from a financial point of view. RONI is not required to obtain such an opinion in any other context.

Furthermore, in no event will RONI’s sponsor or any of its existing officers or directors, or their respective affiliates, be paid by RONI any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of RONI’s initial business combination. Further, commencing on the date RONI’s securities were first listed on the NYSE, RONI will also reimburse its sponsor or an affiliate of its sponsor for office space, secretarial and administrative services provided to RONI in the amount of $10,000 per month.

RONI cannot assure you that any of the above mentioned conflicts will be resolved in its favor.

Employees

RONI currently has two officers. These individuals are not obligated to devote any specific number of hours to RONI’s matters, but they intend to devote as much of their time as they deem necessary to its affairs until RONI completes its initial business combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for the initial business combination and the current stage of the business combination process.

Directors, Executive Officers and Corporate Governance

The current directors and executive officers of RONI, and their ages as of the date of this proxy statement/prospectus, are as follows:

Name	Age	Title
J. Kyle Derham*	35	Chief Executive Officer and Director
Daniel Joseph Rice, IV	42	Director
Jide Famuagun	43	Director
Carrie M. Fox	39	Director
James Lytal	65	Director
James Wilmot Rogers*	42	Chief Financial Officer and Chief Accounting Officer

____________

*        Denotes an executive officer.

J. Kyle Derham.    Mr. Derham has served as RONI’s Chief Executive Officer since February 2022; prior to that, he served as its Chief Financial Officer from February 2021 to February 2022. Mr. Derham is a Partner of Rice Investment Group. Mr. Derham was a director of Archaea Energy Inc. from September 2021 until December 2022, when Archaea Energy Inc. was acquired by BP Products North America Inc. Mr. Derham, as part of certain members of the Rice Investment Group, led the shareholder campaign in 2019 to revamp the strategic direction of EQT and elect a majority slate of director candidates to the board of EQT, the largest operator of natural gas production in the United States. Following the campaign, Mr. Derham served as interim Chief Financial Officer of EQT and subsequently served as a strategic advisor to the company. Mr. Derham previously served as Vice President, Corporate Development and Finance of Rice Energy Inc. (“Rice Energy”) and Rice Midstream Partners LP (“Rice Midstream”) from January 2014 through November 2017. Through his various roles working alongside the Rice family, Mr. Derham has focused on evaluating, structuring and negotiating key acquisitions and execution of critical strategic initiatives to generate attractive risk adjusted returns for investors. Mr. Derham also has experience as a private equity investor, working as an associate at First Reserve and as an investment banker at Barclays Investment Bank.

Daniel Joseph Rice, IV.    Mr. Rice has over 15 years of experience in the energy industry. Mr. Rice is a Partner of Rice Investment Group and served as Chief Executive Officer of Rice Energy from October 2013 through the completion of its acquisition by EQT in November 2017. Prior to his role as Chief Executive Officer of Rice Energy, Mr. Rice served as Chief Operating Officer of Rice Energy from October 2012 through September 2013 and as Vice President and Chief Financial Officer of Rice Energy from October 2008 through September 2012. Mr. Rice oversaw Rice Energy’s growth from start-up through its $1 billion initial public offering in 2014 and eventual $8.2 billion sale to EQT in 2017. Mr. Rice also oversaw the creation and growth of Rice Midstream, which was acquired by EQM for $2.4 billion in 2018. Mr. Rice established Rice Energy’s strategic framework for value creation, which yielded success for its shareholders and employees. He has utilized his operating and growth strategy formulation experience as the founder of Rice Energy to help portfolio companies of Rice Investment Group to refine and optimize their business strategies in order to profitably grow. Prior to joining Rice Energy, he was an investment banker for Tudor Pickering Holt & Co. in Houston and held finance and strategic roles with Transocean Ltd. and Tyco International plc. Mr. Rice is currently a director of EQT. Mr. Rice was previously a director of Archaea Energy Inc. from September 2021 until December 2022 when Archaea Energy Inc. was acquired by BP Products North America Inc., and was previously a director of Whiting Petroleum Corporation from September 2020 until July 2022 when Whiting Petroleum Corporation combined with Oasis Petroleum Inc. to form Chord Energy Corporation.

Jide Famuagun.    Mr. Famuagun is the Founder & CEO of Alpha Capital Partners, a vertically integrated private equity real estate firm. The firm is an investor, developer, operator, and fund manager of thriving Multifamily and Student Housing investments across the Midwest, South, and Southeast markets. Prior to founding Alpha, Mr. Famuagun served as Vice President of Production at Rice Energy from June 2012 through November 2017 and was responsible for production engineering, operations, flowback and well workovers, facilities engineering and construction, automation and SCADA, produced water recycling, and gas control and measurement groups. At Rice Energy, Mr. Famuagun was an early adopter of automation and machine learning within the energy industry automating onsite operations across Rice Energy’s operating footprint to drive performance and operating cost efficiency. Prior to Rice Energy, Mr. Famuagun held engineering and executive roles across energy, recycling, and international trade, conducting business in over 30 countries. Mr. Famuagun holds three patents focused on sustainable technology within the energy industry. Mr. Famuagun earned a bachelor’s degree in Mechanical Engineering from the University of Oklahoma and an MBA with a concentration in Engineering and Technology Management from Oklahoma Christian University.

Carrie M. Fox.    Ms. Fox is currently the President and Chief Executive Officer of Driltek Inc., a privately held global onshore and offshore upstream operations and decommissioning company. She founded Cygnet Resources, a real property investment company, in September 2020. Before Driltek Inc., Ms. Fox served as the Vice President of Business Development for California Resources Corporation from 2014 to 2020. Ms. Fox previously served in multiple positions for Occidental, including Reservoir Management Team Leader, from 2012 to 2014, Manager of California State Government Affairs from 2010 to 2012, and as a Reservoir and Production Engineer from 2006 to 2010. Ms. Fox serves on the board of directors of Civitas Recourses and is a member of its ESG Committee and the Nominating and Corporate Governance Committee, and she previously served as a director of Extraction Oil & Gas, Inc. from January 2021 through October 2021. Ms. Fox holds a Bachelor of Science in Engineering from California Polytechnic State University.

James Lytal.    Mr. Lytal served as a Senior Advisor for Global Infrastructure Partners (a leading global, independent infrastructure investor) from April 2009 to July 2021. From 1994 to 2004, he served as President of Leviathan Gas Pipeline Partners, which later became El Paso Energy Partners, and then Gulfterra Energy Partners. In 2004, Gulfterra merged with Enterprise Products Partners (a North American midstream energy services provider), where he served as Executive Vice President until 2009. From 1980 to 1994, Mr. Lytal held a series of commercial, engineering and business development positions with various companies engaged in oil and gas exploration and production and gas pipeline services. Mr. Lytal currently serves on the board of directors for Archrock, Inc., a publicly listed natural gas compression services company. Previously, Mr. Lytal served as a director and member of the audit committee and chairman of the conflicts committee of Rice Midstream Management LLC, the managing general partner of Rice Midstream Partners, L.P. from 2015 until it was acquired in July 2018; director of Gulfterra Energy Partners from 1994 to 2004; director of Azure Midstream Partners GP, LLC, the general partner of Azure Midstream Partners, LP from 2013 to 2017, including service as member of the audit committee and chairman of the conflicts committee; and director and chairman of the compensation committee and member of the audit committee of SemGroup Corporation from 2011 until it was acquired in December of 2019. Mr. Lytal holds a B.S. in Petroleum Engineering from The University of Texas at Austin.

James Wilmot Rogers.    Mr. Rogers has served as RONI’s Chief Financial Officer since February 2022 and as its Chief Accounting Officer since February 2021. Mr. Rogers served as Senior Vice President and Chief Accounting Officer & Administrative Officer, Treasurer of Rice Energy from April 2011 through November 2017. Mr. Rogers previously served as Rice I’s Chief Accounting Officer from September 2020 to September 2021 when the Rice I Business Combination was completed. Mr. Rogers led accounting, tax and human resources functions for Rice Energy, Rice Midstream and its numerous joint ventures and joint venture companies. Mr. Rogers oversaw such functions through two initial public offerings in a single calendar year (Rice Energy in January 2014 and Rice Midstream in December 2014) and through numerous asset and corporate level acquisitions totaling more than $10 billion in asset value. He also has numerous years in public accounting experience, having worked at both Ernst & Young and PricewaterhouseCoopers.

Number and Terms of Office of Officers and Directors

The RONI Board consists of five members. The RONI Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors elected prior to RONI’s first annual meeting of shareholders) serving a three-year term. The term of office of the first class of directors, consisting of J. Kyle Derham and Jide Famuagun, will expire at RONI’s first annual meeting of shareholders. The term of office of the second class of directors, consisting of Daniel Joseph Rice, IV and Carrie M. Fox, will expire at RONI’s second annual meeting of shareholders. The term of office of the third class of directors, consisting of James Lytal, will expire at RONI’s third annual meeting of shareholders. RONI may not hold an annual meeting of shareholders until after it consummates RONI’s initial business combination.

RONI’s officers are appointed by the RONI Board and serve at the discretion of the RONI Board, rather than for specific terms of office. RONI’s Board is authorized to appoint persons to the offices set forth in its amended and restated memorandum and articles of association as it deems appropriate. RONI’s amended and restated memorandum and articles of association provide that its officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the RONI Board.

Committees of the Board of Directors

The RONI Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation and nominating and corporate governance committees of a listed company be comprised solely of independent directors. The charter of each committee is available on RONI’s website.

Audit Committee

The RONI Board has established an audit committee of the RONI Board. The audit committee is comprised of Jide Famuagun, Carrie M. Fox and James Lytal. Mr. Lytal serves as the chair of the audit committee.

Each member of the audit committee is financially literate, and the RONI Board has determined that Mr. Lytal qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

RONI has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        meeting with RONI’s independent registered public accounting firm regarding, among other issues, audits, and adequacy of RONI’s accounting and control systems;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management RONI’s compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by RONI’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by RONI regarding accounting, internal accounting controls or reports which raise material issues regarding RONI’s financial statements or accounting policies;

•        monitoring compliance on a quarterly basis with the terms of the RONI IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the RONI IPO; and

•        reviewing and approving all payments made to RONI’s existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of RONI’s audit committee will be reviewed and approved by the RONI Board, with the interested director or directors abstaining from such review and approval.

A copy of the audit committee charter is available on RONI’s website at https://www.ricespac.com/rac-ii/#governance2.

Compensation Committee

The RONI Board has established a compensation committee of the RONI Board. The compensation committee is comprised of Jide Famuagun, Carrie M. Fox and James Lytal. Mr. Famuagun serves as the chair of the compensation committee.

RONI has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to RONI’s Chief Executive Officer’s and Chief Financial Officer’s and Chief Accounting Officer’s, evaluating RONI’s Chief Executive Officer’s and Chief Financial Officer’s performance in light of such goals and objectives and determining and approving the remuneration, if any, of RONI’s Chief Executive Officer and Chief Financial Officer based on such evaluation;

•        reviewing and approving the compensation of all of RONI’s other Section 16 officers;

•        reviewing RONI’s executive compensation policies and plans;

•        implementing and administering RONI’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with RONI’s proxy statement and annual report disclosure requirements;

•        if required, producing a report on executive compensation to be included in RONI’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor and will be directly responsible for the appointment, compensation and oversight of the work of any such advisor. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the compensation committee will consider the independence of each such advisor, including the factors required by the NYSE and the SEC.

A copy of the compensation committee charter is available on RONI’s website at https://www.ricespac.com/rac-ii/#governance2.

Nominating and Corporate Governance Committee

The RONI Board has established a nominating and corporate governance committee of the RONI Board. The nominating and corporate governance committee is comprised of Jide Famuagun, Carrie M. Fox and James Lytal. Ms. Fox serves as the chair of the nominating and corporate governance committee.

The Board has adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the RONI Board candidates for nomination for appointment at the annual general meeting or to fill vacancies on the RONI Board;

•        developing, recommending to the RONI Board and reviewing the effectiveness of RONI’s corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the RONI Board, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis RONI’s overall corporate governance and recommending improvements as and when necessary.

A copy of the nominating and corporate governance committee charter is available on RONI’s website at https://www.ricespac.com/rac-ii/#governance2.

Director Nominations

RONI’s nominating and corporate governance committee recommends to the RONI Board candidates for nomination for election at the annual meeting of the shareholders. The RONI Board also considers director candidates recommended for nomination by RONI’s shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). RONI’s shareholders that wish to nominate a director for election to the RONI Board should follow the procedures set forth in RONI’s amended and restated memorandum and articles of association.

RONI has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the RONI Board considers educational background, diversity of professional experience, knowledge of RONI’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of RONI’s shareholders. Prior to RONI’s initial business combination, holders of RONI’s public shares do not have the right to recommend director candidates for nomination to the RONI Board.

Compensation Committee Interlocks and Insider Participation

None of RONI’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee or board of directors of any entity with one or more executive officers that has served on the RONI Board or the compensation committee of the RONI Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires RONI’s officers, directors and persons who beneficially own more than 10 percent of the Class A Shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish RONI with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, RONI believes that during the year ended December 31, 2021, there were no delinquent filers.

Code of Business Conduct and Ethics

RONI has adopted a Code of Ethics that applies to all of its directors, officers and employees. A copy of the Code of Business Conduct and Ethics is available on RONI’s website at https://www.ricespac.com/rac-ii/#governance2. Any amendments to the Code of Ethics will be posted on RONI’s website at https://www.ricespac.com/rac-ii/#governance2.

Corporate Governance Guidelines

The RONI Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which the RONI Board and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of RONI’s corporate governance guidelines is posted on RONI’s website.

Conflicts of Interest

Under Cayman Islands law, directors and officers of a Cayman Islands company owe certain duties to the company including but not limited to the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        duty not to improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders, provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Members of RONI’s sponsor, as well as Rice Investment Group and its portfolio companies, may compete with RONI for acquisition opportunities. If they decide to pursue any such opportunity, RONI may be precluded from procuring such opportunities. Neither members of RONI’s sponsor nor members of RONI’s management team who are members of RONI’s sponsor have any obligation to present RONI with any opportunity for a potential business combination of which they become aware, unless presented to such member solely in his or her capacity as an officer of RONI. Members of RONI’s sponsor and RONI’s management, in their other endeavors, may be required to present potential business combinations to other entities, before they present such opportunities to RONI.

RONI’s sponsor and its affiliates manage numerous investment vehicles, which may compete with RONI for acquisition opportunities, and if pursued by them, RONI may be precluded from such opportunities for its initial business combination. In addition, RONI’s sponsor, officers and directors, as well as Rice Investment Group and its portfolio companies, may sponsor, form or participate in other special purpose acquisition companies similar to RONI or may pursue other business or investment ventures during the period in which RONI is seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination, particularly in the event there is overlap among investment mandates. In particular, affiliates of RONI’s sponsor and certain of its officers and directors formed and sponsored Rice I, a blank check company like RONI that was formed to consummate an initial business combination. Rice I completed its initial public offering in October 2020, in which it sold 23,725,000 units, each consisting of one share of Class A common stock of Rice I and one-half of one redeemable warrant to purchase one share of Class A common stock of Rice I, for an offering price of $10.00 per unit, generating aggregate proceeds of $237,250,000. On September 15, 2021, Rice I completed its business combination transaction with Aria Energy LLC and Archaea Energy LLC, which created an industry-leading renewable natural gas platform. Following the Rice I Business Combination, the combined company was renamed “Archaea Energy Inc.” However, RONI does not believe that any such potential conflicts would materially affect its ability to complete RONI’s initial business combination. In addition, RONI’s sponsor, officers and directors are not required to commit any specified amount of time to its affairs, and, accordingly, may have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence.

Each of RONI’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of RONI’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. RONI does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors will materially affect RONI’s ability to complete its initial business combination. In addition, RONI may pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with RONI in the target business at the time of its initial business combination, or RONI could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. RONI’s amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as RONI; and (ii) RONI renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and RONI, on the other.

RONI’s sponsor and RONI’s executive officers and directors may become involved with subsequent blank check companies similar to RONI. Potential investors should also be aware of the following other potential conflicts of interest:

•        RONI’s officers and directors are not required to, and will not, commit their full time to its affairs, which may result in a conflict of interest in allocating their time between RONI’s operations and RONI’s search for a business combination and their other businesses, on the other hand. RONI does not intend to have any full-time employees prior to the completion of its initial business combination. Each of RONI’s executive officers and directors is engaged in several other business endeavors for which he is entitled to substantial compensation and has substantial time commitments, and RONI’s executive officers and directors are not obligated to contribute any specific number of hours per week to RONI’s affairs.

•        RONI’s sponsor subscribed for founder units prior to the date of the RONI IPO and purchased private placement warrants in a transaction that closed simultaneously with the closing of the RONI IPO.

•        RONI’s sponsor and each member of its management team have entered into an agreement with RONI, pursuant to which they have agreed to waive their redemption rights with respect to any founder units and public shares held by them in connection with (i) the completion of RONI’s initial business combination and (ii) a shareholder vote to approve an amendment to RONI’s amended and restated memorandum and articles of association that would modify the substance or timing of its obligation to provide holders of RONI’s Class A Shares the right to have their shares redeemed in connection with RONI’s initial business combination or to redeem 100% of RONI’s public shares if it does not complete its initial business combination within 24 months from the closing of the RONI IPO.

Additionally, RONI’s sponsor has agreed that it will not be entitled to rights to liquidating distributions from the trust account with respect to its founder units if RONI fails to complete its initial business combination within the prescribed time frame. If RONI does not complete its initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Except as described herein, RONI’s sponsor and its directors, advisory board members and executive officers have agreed not to transfer, assign or sell any of their founder units until the earliest of (i) one year after the completion of RONI’s initial business combination and (ii) subsequent to RONI’s initial business combination, (a) if the closing price of RONI’s Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after RONI’s initial business combination, or (b) the date on which RONI completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of RONI’s public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Except as described herein, the private placement warrants will not be transferable until 30 days following the completion of RONI’s initial business combination. Because each of RONI’s executive officers and director will own Ordinary Shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate RONI’s initial business combination.

RONI’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to RONI’s initial business combination. In addition, RONI’s sponsor, officers and directors may sponsor, form or participate in other blank check companies similar to RONI’s during the period in which it is seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

RONI is not prohibited from pursuing an initial business combination with a company that is affiliated with its sponsor, officers or directors. In the event RONI seeks to complete its initial business combination with a company that is affiliated with RONI’s sponsor or any of its sponsor, officers or directors, RONI, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to RONI from a financial point of view. RONI is not required to obtain such an opinion in any other context.

Furthermore, in no event will RONI’s sponsor or any of its existing officers or directors, or their respective affiliates, be paid by RONI any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of RONI’s initial business combination. Further, commencing on the date RONI’s securities were first listed on the NYSE, RONI has also reimbursed its sponsor or an affiliate of its sponsor for office space, secretarial and administrative services provided to RONI in the amount of $10,000 per month.

RONI cannot assure you that any of the above mentioned conflicts will be resolved in its favor.

Accordingly, as a result of multiple business affiliations, RONI’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. If any of RONI’s executive officers or directors become aware of a business combination opportunity which is suitable for any of the entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to RONI if such entity rejects the opportunity, subject to their fiduciary duties under Cayman Islands law. RONI’s amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as RONI; and (ii) RONI renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and RONI, on the other. RONI does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect RONI’s ability to complete a business combination.

RONI is not prohibited from pursuing a business combination with a company that is affiliated with RONI’s sponsor, officers or directors. In the event RONI seeks to complete a business combination with such a company, RONI, or a committee of independent directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA, or from an independent accounting firm, that such a business combination is fair to RONI from a financial point of view. RONI is not required to obtain such an opinion in any other context. Furthermore, in no event will RONI’s sponsor or any of its existing officers or directors, or any of their respective affiliates, be paid by RONI any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of RONI’s initial business combination. Further, RONI will also reimburse its Sponsor for office space and administrative support services provided to RONI in the amount of $10,000 per month.

The Sponsor and RONI’s officers and directors have agreed, pursuant to the terms of a letter agreement entered into with RONI, to vote any shares held by them in favor of the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. RONI’s amended and restated memorandum and articles of association provide for indemnification of RONI’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. RONI has purchased a policy of directors’ and officers’ liability insurance that insures RONI’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures RONI against its obligations to indemnify its officers and directors.

RONI’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to RONI and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by RONI if it has sufficient funds outside the trust account or RONI completes an initial business combination.

RONI’s indemnification obligations may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against RONI’s officers and directors, even though such an action, if successful, might otherwise benefit RONI and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent RONI pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling RONI pursuant to the foregoing provisions, RONI has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Officer and Director Compensation

None of RONI’s executive officers or directors have received any cash compensation for services rendered to RONI. Commencing on June 16, 2021, through the earlier of the consummation of a business combination or RONI’s liquidation, RONI has agreed to pay $10,000 per month for office space, utilities, secretarial support and administrative services. In addition, RONI’s sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on RONI’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

RONI’s audit committee will review on a quarterly basis all payments that were made to RONI’s sponsor, officers or directors, or its or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, RONI does not expect to have any additional controls in place governing reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with their activities on RONI’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to RONI’s sponsor, officers and directors, or any of their respective affiliates, prior to completion of RONI’s initial business combination. For more information about the interests of RONI’s sponsor in the Business Combination, please see the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

After the completion of RONI’s initial business combination, directors or members of its management team who remain with RONI may be paid consulting or management fees from NET Power Inc. RONI has not established any limit on the amount of such fees that may be paid by NET Power Inc. to RONI’s directors or members of RONI’s management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to RONI’s officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the RONI Board.

RONI does not intend to take any action to ensure that members of its management team maintain their positions with NET Power Inc. after the consummation of the initial business combination, although it is possible that some or all of RONI’s officers and directors may negotiate employment or consulting arrangements to remain with NET Power Inc. after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with NET Power Inc. may influence RONI’s management’s motivation in identifying or selecting a target business, but RONI does not believe that the ability of its management to remain with NET Power Inc. after the consummation of the initial business combination will be a determining factor in RONI’s decision to proceed with any potential business combination. RONI is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

Director Independence

The NYSE listing standards require that a majority of the RONI Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The RONI Board has determined that Jide Famuagun, Carrie M. Fox and James Lytal are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. RONI’s independent directors will have regularly scheduled meetings at which only independent directors are present.

RONI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of RONI included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting RONI’s current expectations, estimates and assumptions concerning events and financial trends that may affect RONI’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on February 2, 2021. As used herein, “we” or the “Company” refers to Rice Acquisition Corp. II and our majority-owned and controlled operating subsidiary, Rice Acquisition Holdings II LLC (“RONI Opco”), unless the context indicates otherwise. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, we had not commenced any operations. All activity to date relates to our formation and the preparation for the RONI IPO, described below. We will not generate any operating revenues until after the completion of our initial Business Combination, at the earliest. We generate non-operating income in the form of interest income on investments from the proceeds derived from the RONI IPO.

Our sponsor is Rice Acquisition Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the RONI IPO was declared effective on June 15, 2021. On June 18, 2021, we consummated the RONI IPO of 34,500,000 Units, which included the full exercise of the underwriters’ option to purchase an additional 4,500,000 Units to cover over-allotments, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.1 million, of which approximately $11.7 million and approximately $593,000 was for deferred underwriting commissions and offering costs allocated to the derivative warrant liabilities, respectively.

Simultaneously with the closing of the RONI IPO, we consummated the private placement of 10,900,000 private placement warrants at a price of $1.00 per private placement warrant to our Sponsor, generating proceeds of $10.9 million. Each private placement warrant is exercisable to purchase one of our Class A Shares or one Class A Unit of RONI Opco together with a corresponding non-economic Class B ordinary share of the Company.

Following the RONI IPO, the public shareholders (as defined below) hold a direct economic equity ownership interest in us in the form of Class A Shares, and an indirect ownership interest in Opco through our ownership of Class A Units of Opco. By contrast, the holders of our Founder Units and Sponsor Units (each as defined below), including our officers and directors to the extent they hold such shares (the “Initial Shareholders”), own direct economic interests in Opco in the form of Class B Units and a corresponding non-economic voting equity interest in us in the form of Class B Shares, as well as a small direct interest through the Sponsor Units. We refer to the 8,624,900 Class B Shares and corresponding number of Class B Units of Opco (or the Class A Units of Opco into which such Class B Units will convert) collectively as the “Founder Units”. We refer to the 2,500 Class A Shares and the 100 Class A Units of Opco and a corresponding number of shares of the Company’s non-economic Class B Shares (which together will be exchangeable into Class A Shares after the initial Business Combination on a one-for-one basis) collectively as the “Sponsor Units”.

Upon the closing of the RONI IPO and the private placement, $345,026,000 of the net proceeds of the sale of the Units in the RONI IPO and of the private placement warrants in the private placement were placed in a trust account (“Trust Account”) located in the United States with Continental acting as trustee, and will be invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of the RONI IPO and the sale of the private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that we will be able to complete a Business Combination successfully. We must complete one or more initial Business Combination having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, we will only complete a Business Combination if the post-business combination company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

We will provide the holders of our outstanding Class A Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether we will seek shareholder approval of a Business Combination or conduct a tender offer will be made by us, solely in our discretion. The public shareholders will be entitled to redeem their public shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.00 per public share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to us to pay our tax obligations). The per-share amount to be distributed to public shareholders who redeem their public shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. These public shares were recorded at a redemption value and classified as temporary equity upon the completion of the RONI IPO in accordance with ASC Topic 480. We will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. We will not redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a shareholder vote is not required by law and we do not decide to hold a shareholder vote for business or other reasons, we will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or we decide to obtain shareholder approval for business or legal reasons, we will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction. If we seek shareholder approval in connection with a Business Combination, the Initial Shareholders agreed to vote their Founder Units and any public shares purchased during or after the RONI IPO in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Units and public shares in connection with the completion of a Business Combination. This waiver was made at the time of the RONI IPO for no additional consideration.

If we are unable to complete a Business Combination within 24 months from the closing of the RONI IPO, or June 18, 2023 (the “Combination Period”), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our or Opco’s taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares and Class A Units of Opco (other than those held by us), which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case, to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if we fail to consummate an initial Business Combination within 24 months from the closing of the RONI IPO.

Pursuant to the Opco LLC Agreement and a letter agreement that our Sponsor and our officers and directors have entered into with us, our Sponsor, and our officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Units they hold if we fail to consummate an initial Business Combination within 24 months from the closing of the RONI IPO (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete an initial Business Combination within the prescribed time frame).

Liquidity and Going Concern

As of December 31, 2022, we had approximately $1.6 million in our operating bank account and working capital of approximately $3.1 million.

Our liquidity needs through December 31, 2021 have been satisfied through a payment of $25,000 from our Sponsor to cover for certain expenses in exchange for the issuance of the Founder Units, the loan of approximately $126,000 from our Sponsor pursuant to the Note, and the proceeds from the consummation of the private placement not held in the Trust Account. We fully repaid the Note balance upon closing of the RONI IPO. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us with Working Capital Loans. As of December 31, 2022 and 2021, there were no amounts outstanding under any Working Capital Loan.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity needs, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 18, 2023. The consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Our management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these consolidated financial statements.

Recent Developments

On December 13, 2022, RONI entered into a Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”), by and among RONI, RONI Opco, the Buyer, Merger Sub and NET Power. Pursuant to the Business Combination Agreement, among other things:

(i)     RONI will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which, (a) RONI will change its name to “NET Power Inc.” (the “combined company”), (b) each then issued and outstanding Class A ordinary share of a par value $0.0001 each in the capital of RONI will convert automatically, on a one-for-one basis, to a share of Class A Common Stock, (c) each then issued and outstanding Class B ordinary share of a par value $0.0001 each in the capital of RONI will convert automatically, on a one-for-one basis, to a share of Class B Common Stock, and (d) each issued and outstanding warrant to purchase one Class A ordinary share in the capital of RONI at a price of $11.50 per share will convert automatically, on a one-for-one basis, into a whole warrant exercisable for one share of Class A Common Stock;

(ii)    Following RONI’s domestication, RONI Opco will change its jurisdiction of formation by deregistering as a Cayman Islands limited liability company and continuing and domesticating as a limited liability company formed under the laws of the State of Delaware (together with RONI’s domestication, the “Domestications”), upon which, (a) RONI Opco will change its name to “NET Power Operations LLC”, (b) each then issued and outstanding Class A Unit of RONI Opco will convert automatically, on a one-for-one basis, to a Class A Unit of RONI Opco as issued and outstanding pursuant to the terms of the Opco LLC Agreement, and (c) each then issued and outstanding Class B Unit of RONI Opco will convert automatically, on a one-for-one basis, to either (i) a Class A Unit of RONI Opco as issued and outstanding pursuant to the Opco LLC Agreement or (ii) a Class B Unit of RONI Opco as issued and outstanding pursuant to the terms of the Opco LLC Agreement; and

(iii)   Following the Domestications, Merger Sub will merge with and into NET Power, with NET Power surviving the merger as a direct, wholly-owned subsidiary of RONI Buyer, on the terms and subject to the conditions of the certificate of merger, pursuant to which (a) all of the equity interests of NET Power that are issued and outstanding immediately prior to the Business Combination will, in connection with the Business Combination, be canceled, cease to exist and be converted into the right to receive an aggregate of 137,192,563 Class A Units of RONI Opco and an equivalent number of shares of Class B Common Stock (one share of Class B Common Stock together with one Class A Unit or Class B Unit of RONI Opco, a “RONI Interest”), subject to adjustment for (i) NET Power shares issued pursuant to the Amended and Restated JDA between the date hereof and the Closing Date and thereafter and (ii) cash funding raised by NET Power following entry into the Business Combination Agreement and retained on its books as of the Closing Date, as allocated pursuant to the Business Combination Agreement, and (b) any equity interests of NET Power that are held in the treasury of NET Power or owned by any subsidiary of NET Power immediately prior to the Business Combination will be canceled and cease to exist.

Following the Business Combination, holders of Class A Units of RONI Opco (other than RONI) will have the right (an “exchange right”), subject to certain limitations, to exchange RONI Interests for, at RONI’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like (collectively, “adjustments”), or (ii) a corresponding amount of cash. RONI’s decision to make a cash payment or issue shares upon an exercise of an exchange right will be made by RONI’s independent directors, and such decision will be based on facts in existence at the time of the decision, which RONI expects would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of Preferred Stock) to acquire the Class A Units of RONI Opco and alternative uses for such cash, among other considerations.

Holders of Class A Units of RONI Opco (other than RONI) will generally be permitted to exercise the exchange right on a quarterly basis, subject to certain de minimis allowances. In addition, additional exchanges may occur in connection with certain specified events, and any exchanges involving more than a specified number of Class A Units of RONI Opco (subject to RONI’s discretion to permit exchanges of a lower number of units) may occur at any time upon 10 business days’ advanced notice. The exchange rights will be subject to certain limitations and restrictions intended to reduce the administrative burden of exchanges upon RONI and ensure that RONI Opco will continue to be treated as a partnership for U.S. federal income tax purposes.

Concurrently with the execution of the Business Combination Agreement on December 13, 2022, RONI entered into subscription agreements (the “2022 Subscription Agreement”) with certain investors (the “2022 PIPE Investors”), and in April 2023, RONI entered into additional subscription agreements (the “2023 Subscription Agreements” and, together with the 2022 Subscription Agreements, the “Subscription Agreements”) with certain investors (the “2023 PIPE Investors” and, together with the 2022 PIPE Investors, the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and RONI has agreed to issue and sell to the PIPE Investors, an aggregate of 49,044,995 shares of Class A Common Stock following its Domestication for an aggregate purchase price of $490,449,950, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). Each Subscription Agreement contains customary representations and warranties of RONI, on the one hand, and the PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Business Combination immediately following the consummation of the PIPE Financing.

Results of Operations

Our entire activity to date was in preparation for our formation and the RONI IPO, and, subsequent to the RONI IPO, identifying a target company for a Business Combination. We will not be generating any operating revenues until the closing and completion of our initial Business Combination at the earliest.

For the year ended December 31, 2022, we had net income of approximately $4.2 million, which consisted of approximately $5.2 million in non-operating gain resulting from the change in fair value of derivative warrant liabilities and approximately $4.9 million of interest earned on investments held in the Trust Account, partially offset by approximately $5.8 million in general and administrative expenses and $120,000 in general and administrative related party expenses. Of the approximately $4.2 million net income, approximately $4.1 of it is attributable to RONI while the remaining approximately $163,000 is attributable to a non-controlling interest in a subsidiary.

For the period from February 2, 2021 (inception) through December 31, 2021, we had net loss of approximately $10.2 million, which consisted of approximately $6.7 million non-operating loss resulting from the change in fair value of derivative warrant liabilities, approximately $2.2 million in loss upon issuance of private placement warrants, approximately $593,000 in offering costs associated with derivative warrant liabilities, and approximately $697,000 in general and administrative expenses, partially offset by approximately $18,000 of interest earned on investments held in Trust Account. Of the approximately $10.2 million net loss, approximately $9.8 million of it is attributable to RONI while the remaining approximately $392,000 is attributable to a non-controlling interest in a subsidiary.

Contractual Obligations

Related Party Loans

On February 10, 2021, our Sponsor agreed to loan us an aggregate of up to $300,000 to cover expenses related to the RONI IPO pursuant to a promissory note (the “Note”). This Note was non-interest bearing and payable upon the completion of the RONI IPO. As of June 16, 2021, we borrowed approximately $167,000 under the Note. We repaid the Note in full on December 14, 2021 and borrowing is no longer available.

Administrative Services Agreement

Commencing on the date that our securities were first listed on the New York Stock Exchange, we agreed to pay our Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to us. Upon completion of the initial Business Combination or our liquidation, we will cease paying these monthly fees. For the year ended December 31, 2022, and for the period from February 2, 2021 (inception) through December 31, 2021, there were $120,000 and $65,000 in fees incurred and paid under this agreement, respectively. There was no outstanding payable balance as of December 31, 2022 and 2021.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The public warrants and the private placement warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our consolidated statements of operations. The initial fair value of the public warrants and the private placement warrants were estimated using a Monte Carlo simulation model. While the fair value of the private placement warrants continues to be measured under a Monte Carlo simulation model, subsequent to the public warrants being traded on an active market, the fair value of the public warrants has since been based on the observable listed prices for such warrants. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Shares Subject to Possible Redemption

We account for our Ordinary Shares subject to possible redemption in accordance with the guidance in ASC 480. Class A Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Shares (including Class A Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A Shares are classified as shareholders’ equity. Our Class A Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Although we did not specify a maximum redemption threshold, our amended and restated memorandum and articles of association provide that currently, we will not redeem our public shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001. Accordingly, as of the RONI IPO, 34,500,000 Class A Shares subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the shareholders’ equity section of our consolidated balance sheets.

Under ASC 480-10-S99, we have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the RONI IPO, we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Class A Shares and Class B Shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a Business Combination as the most likely outcome. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the RONI IPO and the private placement to purchase an aggregate of 19,525,000 Ordinary Shares in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021. Accretion associated with the redeemable Class A Shares is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021, with no material impact upon adoption.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the consolidated financial statements.

Our management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our consolidated financial statements.

Off-Balance Sheet Arrangements

As of December 31, 2022 and 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our consolidated financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the RONI IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended December 31, 2022, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, our principal executive officer and principal financial officer have concluded that during the period covered by this report, our disclosure controls and procedures were effective as of December 31, 2022.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Management’s Report on Internal Controls Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act). Our internal control over financial reporting is a process designed under the supervision of our principal executive officer and principal financial officer, and effected by the RONI Board and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external purposes in accordance with U.S. GAAP.

As of December 31, 2022, our management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting established by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework (2013). Based on its assessment using the COSO criteria, management has concluded that our internal control over financial reporting was effective as of December 31, 2022.

Changes in Internal Control over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the fiscal year ended December 31, 2022 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Our principal executive officer and principal financial officer performed additional accounting and financial analyses and other post-closing procedures, including consulting with subject matter experts related to the accounting for certain complex financial instruments issued by the Company and the presentation of earnings per share. The Company’s management has expended, and will continue to expend, a substantial amount of effort and resources for the remediation and improvement of our internal control over financial reporting. While we have processes to properly identify and evaluate the appropriate accounting technical pronouncements and other literature for all significant or unusual transactions, we have expanded and will continue to improve these processes to ensure that the nuances of such transactions are effectively evaluated in the context of the increasingly complex accounting standards.

INFORMATION ABOUT NET POWER

Unless the context otherwise requires, all references in this section to “we,” the “Company,” “us,” or “our” refer to NET Power, LLC and its subsidiaries prior to the consummation of the Business Combination.

Overview

We are a clean energy technology company that has developed a novel power generation system (the “NET Power Cycle”) that produces clean, reliable, and low-cost electricity from natural gas while capturing virtually all atmospheric emissions. We were founded in 2010 and since inception, have methodically progressed the technology from a theoretical concept to reality. The NET Power Cycle is designed to inherently capture carbon dioxide (CO2) while producing no air pollutants such as sulfur oxides (SOX), nitrogen oxides (NOX), and particulates. It is nearly immune to differences in altitude, humidity and temperature and can be a net water producer rather than consumer, allowing for easier siting and operation in areas particularly impacted by climate change. It can operate as a traditional baseload power plant, providing reliable electricity to the grid at capacity factors targeted to be above 90 percent. It can also complement intermittent renewables, providing zero-emission dispatchable electricity that can be programmed on demand at the request of power grid operators and according to market needs, while demonstrating substantial improvements in efficiency, effectiveness, affordability and environmental performance as compared to existing carbon capture technologies for power generation and industry. It leverages existing infrastructure and avoids issues of generation capacity and grid transmission overbuild created by other technologies, further reducing system-wide costs incurred in transitioning to net zero.

The NET Power Cycle is designed to achieve clean, reliable and low-cost electricity generation through our patented highly recuperative oxy-combustion process. This process involves the combination of two technologies:

•        Oxy-combustion, a clean heat generation process in which fuel is mixed with oxygen such that the resulting byproducts from combustion consist of only water and pure CO2; and

•        Supercritical CO2 power cycle, a closed or semi-closed loop process which replaces the air or steam used in most power cycles with recirculating CO2 at high pressure, as supercritical CO2, or sCO2, producing power by expanding sCO2 continuously through a turbo expander.

In the NET Power Cycle, CO2 produced in oxy-combustion is immediately captured in a sCO2 cycle which produces electricity. As CO2 is added through oxy-combustion and recirculated, excess captured CO2 is syphoned from the cycle at high purity for export to permanent storage or utilization.

The NET Power Cycle was first demonstrated at our 50 MWth demonstration facility in La Porte, Texas which broke ground in 2016 and began testing in 2018. We conducted three testing campaigns over three years and synchronized to the Texas grid in the fall of 2021. Through these tests, we achieved technology validation, reached critical operational milestones and accumulated over 1,500 hours of total facility runtime as of October 2022.

We plan to license our technology through offering plant designs ranging from industrial-scale configurations between 25-115 MW net electric output to utility-scale units of approximately 300 MW net electric output capacity. This technology is supported by a portfolio of 380 issued patents in-licensed on an exclusive basis (in the applicable field) from 8 Rivers Capital, as well as significant know-how and trade secrets generated through experience at our La Porte, Texas demonstration facility. The initial commercially available product, our first-generation utility-scale design, or Gen1U, is expected to be a 300 MW net electric power plant with net efficiency over 50%. We expect that later facilities adopting our second-generation utility-scale design, or Gen2U, will benefit from net efficiencies targeting 60% and lower costs. Gen2U will have higher operating temperatures and heat exchanger effectiveness, similar to the conditions present at the La Porte demonstration facility, and higher efficiency key balance of plant turbomachinery such as compressors and pumps. The Gen2U assumptions provide the technical and economic basis for the substantial majority of expected future NET Power deployments. With multiple Gen1U projects currently in development, we expect the first utility-scale plant utilizing the NET Power Cycle will be commissioned and operational in 2026. We intend to deploy our technology in the U.S. and around the world; leveraging experience gained from our La Porte, Texas demonstration facility as well as from the expertise of our current owners, including OXY, BHES and 8 Rivers Capital.

Our potential customers include electric utilities, oil and gas companies, midstream oil and gas companies, technology companies, and industrial facilities, both in domestic and international markets. We have engaged in active dialogue with potential customers in each of these industries. Our end-markets can be broken down into three general categories: baseload generation, dispatchable generation, and industrial applications. Baseload generation includes replacing emitting fossil fuel-fired facilities (brownfield) or installing new clean baseload capacity (greenfield). Many customers need to balance the intermittency of renewable generation and, we believe, will seek our technology’s dispatchable capability to pair with significant renewable capacity build outs. Industrial customers such as direct air capture facilities, steel facilities, chemical plants, and hydrogen production facilities have significant 24-hour energy needs and goals to decarbonize. Our technology can provide the necessary clean, reliable, low-cost electricity and heat energy to these facilities as well.

Key benefits for customers include the following:

•        Clean:    The NET Power Cycle will result in an average Carbon Intensity, or CI, of 58g CO2e/kWh, and can capture CO2 at >97% rate, providing for 87% CO2 emissions reduction in comparison to combined cycle gas turbine technology. CO2 is inherently captured at pipeline pressure and ready for transportation. There are no NOx, SOx, or particulate emissions to atmosphere that plague traditional coal or natural gas fossil fuel generation allowing for project siting near population centers. We expect efforts to reduce upstream methane emissions will further reduce NET Power Cycle CI.

•        Reliable:    The NET Power Cycle can provide 24/7 baseload power, with a targeted capacity factor of 92.5%, power ramp rates of 10% to 15% per minute, and 0% to 100% load following capabilities. It can function as a utility-scale large plant or seamlessly pair as a load-following asset to support variable renewable energy.

•        Low-Cost:    Our targeted Gen2U levelized cost of energy of $21-$40 $/MWh in the U.S. is lower than both legacy firm generation technology like combined cycle gas turbine and intermittent technologies such as solar photovoltaics, or PVs, coupled with four hours or more of battery storage. Gen1U levelized cost of energy is expected between $26-$55 $/MWh.

•        Utilizes existing infrastructure:    The United States alone has over 3 million miles of natural gas pipeline infrastructure, with over 270,000 miles of high-strength steel pipe suitable for high-capacity natural gas transmission. Approximately fifty individual CO2 pipelines with a combined length of over 4,500 miles exist in the U.S. today. According to the Energy Information Administration, or EIA, there further exists hundreds of thermal power generation facilities at or nearing their retirement or replacement period through 2050, which we believe could serve as potential brownfield site locations. For example, 23% of the 201 GW of coal-fired capacity currently operating in the U.S. has plans to retire by the end of 2029. Their transmission interconnections and auxiliary systems can be repurposed with minimal changes to serve our facilities. With the addition of CO2 infrastructure, we can fit within the existing grid network with low incremental cost.

•        Compact footprint:    Our modular design and the inherent energy density of supercritical CO2 as a working fluid leads to a low surface footprint of approximately 13 acres, equal to 1/100th that of Solar PV of a similar electric output. This footprint is smaller than existing unabated combined cycle facilities of similar capacity, allowing us to serve as a re-powering option for retiring facilities or facilities that cannot secure additional space for capture equipment.

We believe that the NET Power Cycle can serve as a key enabling platform for a low-carbon future, addressing shortfalls inherent to alternative options while contributing to an overall lower system-wide cost of decarbonization. We believe that through our innovative process, we can provide a lower cost of electricity, reduction and in some cases elimination of environmental impacts related to thermal power use (air pollution, water use, land use and deforestation), reliability and dispatchability contributing to energy security and lower costs, as well as an ability to achieve required carbon reduction targets. We believe the build-out of the NET Power Cycle will provide the world with clean, reliable and low-cost energy.

Existing Ownership

Certain of our existing equity owners play a critical role in developing and commercializing our technology. BHES, an affiliate of Baker Hughes (Nasdaq: BKR), which is a global turbomachinery original equipment manufacturer, invested in us in 2022 and established a joint development partnership with us to collaboratively develop critical equipment for the NET Power Cycle. Occidental (OXY), through OLCV Net Power, LLC, is our largest equity owner, and is one of the most significant owners and operators of CO2 transport and subsurface injection infrastructure in the world. Oxy Low Carbon Ventures (OLCV), Occidental’s business unit dedicated to advancing leading-edge low-carbon technologies that offer practical business solutions, has further positioned Occidental at the forefront of the energy transition. Occidental is advancing feasibility studies to incorporate NET Power plants into the Direct Air Capture (“DAC”) hubs being developed by its subsidiary 1PointFive, where 30-40 NET Power plants could provide enough clean power for a DAC program capturing 100–135 million tons of CO2 per year. Constellation Energy Generation, LLC, a wholly owned subsidiary of Constellation Energy Corporation (CEG), is the largest operator of clean baseload power generation in the U.S. Constellation currently provides operational services at our La Porte, Texas demonstration facility. 8 Rivers Capital is the inventor of the underlying NET Power Cycle technology and a clean technology incubator and developer and is engaged in developing several projects worldwide that would license our technology. These four companies own a majority of our existing equity and will continue to own a majority of our equity upon the consummation of the contemplated business combination.

In February 2022, Baker Hughes, through its Turbomachinery & Process Solutions (“TPS”) business originating from former turbomachinery businesses NPI and GE Oil and Gas, invested in us and partnered with us to develop and commercialize our technology. Under the Amended and Restated JDA, we and NPI will jointly develop a turbo expander equipment package and market our technology by leveraging Baker Hughes’ global marketing and sales channels. NPI has informed us that it believes it will be in a position to start quoting turbo expander units for customers during the second half of 2023 with first delivery of the Gen1U equipment package targeted by 2026. With several projects in development and key equipment quotes expected to commence in 2023, we have started fielding reverse inquiries from several large customers seeking to deploy plants utilizing the NET Power Cycle.

Industry

More than 70 countries, including the world’s largest economies and polluters — China, the United States, and the European Union, covering about 76% of global emissions — have announced and are charting paths towards net zero emissions. Additionally, thousands of national and multi-national companies have announced plans to achieve net zero within the 2030-2050 period. The long-term ramifications of this global energy re-alignment will be profound. Alongside the historical energy market undercurrents of incremental demand growth, supply and demand efficiency improvements, and capacity retirement and replacement, net-zero pathways have created and accelerated two trends:

•        Demand Electrification and Growth:    The process of “electrification” is the gradual replacement of fossil fuels with electricity, and combined with incremental population-driven demand growth, could lead to a 2-3x increase in electricity demand by 2050.

•        Supply-side/Capacity Carbon Intensity Reduction:    Reductions in the overall grid carbon intensity is critical to realize global net-zero targets. New, cleaner power generation technologies are being added to reduce overall carbon intensity, sometimes at the expense of reduced system reliability. Achieving net-zero targets will be challenged by the magnitude of additional capacity required due to demand electrification, and further exacerbated by the fact that most existing coal, natural gas and nuclear generation that provides reliable baseload will likely be retired by 2050 or sooner. This may lead to an approximately 5-11x increase in global electricity generation needed by 2050.

In order to reduce emissions, nations and regions must first reduce the number of emitters through electrification (increasing electric load) while simultaneously reducing the carbon intensity of electricity supply to this newly electrified demand. This assumes that power can be produced reliably on-demand with low carbon intensity, stored at low-cost if created in excess, and then transmitted at the exact time that it is needed from its point of production to a particular power user.

Currently, the main low-cost alternatives for providing low-carbon electricity are solar and wind. These variable renewable energy sources, or VREs, are intermittent, complicating industrial decarbonization, energy security, energy equity, and sustainable system-wide cost. VREs require costly short- and long-term storage to provide a flattened and reliable electricity supply at suitable capacities year-round. Many of these technologies are at an early stage of development. Mature energy storage technologies such as utility-scale batteries suffer from self-discharge effects, reducing their total stored capacity and discharge duration after only several hours. Additionally, rare metals extraction and supply chains for these technologies have tremendous environmental impact. With these limitations in energy storage, other routes involve overbuild of VRE to avoid energy shortfalls. However, existing power transmission networks cannot tolerate ongoing VRE buildout without further expansion, increasing system-wide costs at the risk of low transmission utilization and further footprint, while creating curtailments and blackouts. Meanwhile, power must remain available at high-capacity factors, ensuring hard-to-decarbonize industries can access low-cost, clean power for their 24/7 needs, while serving to backstop the grid in times of diminished renewable supply, peak demand, or emergencies. In total, we believe that a world without on-demand clean power (24/7 Carbon Free Energy or 24/7 CFE) exacerbates problems of cost and reliability, pitting long-term goals against day-to-day reality.

Despite decades of ongoing policymaking in favor of rapid renewable cost reduction and deployment, figures show that our energy today comes from and will continue to depend on thermal natural gas sources for reliable power alongside VRE. Thermal natural gas sources are uniquely dispatchable, efficient, and low cost. They have created tremendous environmental benefits, with total U.S. greenhouse gas emissions decreasing 20% since 2005 due largely to the replacement of coal-fired generation with natural gas-fired generation. In fact, approximately 60% of U.S. CO2 emissions reductions can be attributed to using natural gas over coal. Natural gas power today is provided by way of simple cycle gas turbine, or SCGT, and combined cycle gas turbine, or CCGT, facilities, which serve as both peaking and ramping baseload sources, complementing VREs. Through decades of development, these facilities offer low-cost and high efficiency power. Natural gas power is now the largest source of U.S. power generation. However, SCGT and CCGT each still emit CO2. As a share of total emissions, natural gas power generation is now a larger total emitter than coal in the United States.

Despite recent developments in post-combustion carbon capture, the new-build and retrofit technologies proposed for SCGT and CCGT facilities pose several disadvantages: they are cost-prohibitive, reduce efficiency and output of facilities, require additional footprint and water, and have new permitting challenges. Repowering by substituting natural gas with clean hydrogen fuel depends on a yet-to-be constructed hydrogen production, storage, and distribution infrastructure to rival the existing global network for natural gas. While the infrastructure is built, hydrogen “ready” facilities will be forced to run on blends of natural gas and hydrogen, making direct conversion of natural gas infrastructure to hydrogen commercially unviable. Meanwhile, hydrogen production requires ever more power or natural gas to produce the clean fuel. These massive, embedded infrastructure costs are rarely captured in system-wide cost models. Other 24/7 CFE technologies, such as small modular nuclear reactors, continue to suffer from high costs, require radioactive disposal, suffer lengthy permitting hurdles, and undemonstrated operability.

NET Power aims to resolve the challenges faced by other 24/7 CFE concepts while also broadly addressing the macro challenges posed by aggressive decarbonization. Given the grid-level challenges discussed above, coupled with the need to develop new thermal power technologies that are clean, reliable and low-cost, we believe that we can help to address society’s long-term decarbonization needs. We expect to do this by solving for several key needs:

Must be Low-Cost:    We expect to deliver a significant reduction in carbon intensity relative to other 24/7 CFE technologies like CCGT + carbon capture and storage, or CCS, while producing power at much lower cost.

Figure 1: Comparison of Levelized Cost of Energy (LCOE) between NPWR Gen2U and CCGT +
CCS w/ 90% Capture

Must be Dispatchable:    Through both our selected fuel source and the underlying power generation process, NET Power can be paired with VREs, solving problems of energy security by providing clean, on-demand power.

•        The global natural gas and liquefied natural gas infrastructure creates one of the most dependable, integrated and lowest cost feedstocks, and is critically important to U.S. energy security. The natural gas industry serves as the largest fuel source for U.S. power generation through a reliable network of interstate pipelines and storage facilities, allowing for on-demand power generation and heating across the United States.

•        NET Power Plants are designed for clean dispatchability, from net zero power output to full load. We do this with a unique cycle design and control system, allowing for optimized pairing with intermittent resources while capturing nearly all emissions including CO2.

Must be Clean:    NET Power is clean by design. This includes emissions from the production and transportation of natural gas, the process itself, and the transmission and disposal of CO2 either underground or through value-add products:

•        From 1990 to 2020, total U.S. methane emissions decreased 17% while natural gas production increased 95%. Further reductions are accelerating through the adoption of Responsibly Sourced Gas (RSG) standards by the natural gas industry. RSG is an independent, third-party certification for natural gas molecules designed to measure and reduce methane intensity.

•        The NET Power Cycle is designed to inherently capture emissions by design at rates of over 97%. While some fugitive emissions escape through equipment seals, we expect later generations of NET Power facilities can potentially eliminate these emissions entirely.

•        CO2 transmission and subsurface injection have been in operation for decades through the Enhanced Oil Recovery (EOR) industry as well as pilot scale sequestration studies across the world. Well requirements such as the U.S. EPA Class VI process have instituted monitoring, verification, and accounting activities (MVA) to allow for public oversight of subsurface activities.

Our Market Opportunity

Total Market Size:    Our total addressable market can be broken into two segments: (i) new power plants needed due to increasing demand and (ii) the replacement of existing plants nearing retirement or to meet regulatory/market based decarbonization requirements. Macro systems modeling performed by Princeton University’s Rapid Energy Policy Evaluation and Analysis Toolkit Project (REPEAT) highlights over 67 GW of natural gas combined cycle with CCS could be constructed by 2035 in the U.S. alone (the electric output equivalent of approximately 225 NET Power plants), partially incentivized by the Inflation Reduction Act. REPEAT assumes the bulk of the 67 GW is newbuild NET Power as it represents the lowest-cost, most economic CCS technology as compared to post-combustion CCS and NGCC + CCS retrofits. Additionally, over 825 GW of U.S. baseload/dispatchable power generation capacity (i.e., coal, natural gas and nuclear) will likely be retired by 2050. Replacing this anticipated capacity with our technology represents a significant opportunity.

Carbon Management and Carbon Sequestration:    NET Power captures CO2 at scale, resulting in low-cost CCS. Our second generation NET Power Plant design is modeled to capture approximately 820,000 metric tons of CO2 per annum at low cost, which we believe will anchor new CCS infrastructure and receive favorable tariff rates for transportation and storage. We believe that our volume and cost-efficiency could unlock development of large-scale CO2 transportation and storage projects across the United States. Meanwhile, subsurface storage resources are abundant, with ~13,000 gigatons of prospective storage globally, enough to store global CO2 emissions for over 350 years. The United States alone has substantial storage capacity across the entire country with approximately 8,000 gigatons of storage in 36 basins. Over 25 large-scale CCS hubs that benefit from shared infrastructure are in operation or development globally. CCS is proven and safe, having been in use for more than 50 years and around 300 million tons of CO2 successfully captured and injected underground globally. CO2 guidelines are well established by multiple standards organizations, including the Compressed Gas Association (CGA) and the American Petroleum Institute (API). Over 5,300 miles of CO2 pipeline exist in the United States. We believe that adoption of our technology could further promote CO2 infrastructure buildout.

Injection of CO2 into the subsurface has established operational precedent in the EOR market as well as sequestration via EPA Class VI and state injection well permitting processes. Meanwhile, low-cost CO2 from NET Power Plants can promote the establishment of a carbon reuse economy, supporting the maturation of nascent CO2 reuse technologies that can thrive with reduced carbon feedstock costs.

Government and Regulatory Environment

CFE technology has received significant support in the last several years at the U.S. federal level, with valuable improvements to existing tax credits, new grant appropriations, and additional loan guarantee authority.

Grant and Loan Opportunities:    The November 2021 Bipartisan Infrastructure Law (BIL/IIJA) provided over $2.5 billion to DOE Office of Clean Energy Demonstrations (OCED) to fund carbon capture commercial demonstrations such as NET Power as well as further support to the DOE Loan Program Office Title XVII program to support early commercial facilities across the United States. More recently, the Inflation Reduction Act (IRA) adopted in August 2022 ushered in further support to LPO Title XVII (additional appropriations of $40 billion through 2026), $3.6 billion to cover credit subsidy costs of loans and introduced a new “Energy Infrastructure Reinvestment” fund with $250 billion of new commitment authority to “retool, repower, repurpose, or replace energy infrastructure” with emission control technologies. We have submitted a Title XVII Part I LPO application and have been invited to submit a Part II application. The IRA also provided an additional $5.8 billion of grant funding to OCED to support emissions reduction in energy intensive industries such as chemicals production.

Global funding opportunities such as the €25 billion E.U. Innovation Fund, supporting the demonstration of innovative low-carbon technologies; the European Commission’s Just Transition Fund (€17.5 billion) and Connecting Facility programs (€5.84 billion); as well as the Invest EU (€38 billion) and Catalyst EU ($1 billion) programs all offer opportunities in Europe. The U.K. Department for Business, Energy & Industrial Strategy (BEIS) Net Zero Innovation Portfolio (£1 billion) and Industrial Strategy Challenge Fund (£2.6 billion) also offer opportunities in the United Kingdom. Other opportunities exist across the world, and we are evaluating these on a case-by-case basis to de-risk and support initial projects.

Tax Credit Opportunities:    The IRA also provided dramatic enhancement to the 45Q tax credit program, a tax credit providing incentives to CO2 capture facilities. It increased the credit value per metric ton of captured CO2 from $50 to $85/ton CO2 sequestered, with similar enhancements allocated to CO2 captured and then utilized for EOR or other uses, from $35 to $60/ton CO2. Further changes to the regulations improved the 45Q tax credit opportunity through the relaxing of program restrictions, reducing the annual CO2 capture threshold to qualify for the credit, providing a multi-year extension on the commence construction window, allowing for “direct pay” for the first 5 years after carbon capture is placed in service, and creating a “design” minimum capture rate for electric generating units of 75%, which the NET Power Cycle is inherently designed to meet and exceed.

We are monitoring the global market for other tax credit or carbon tax opportunities, with the belief that any value ascribed to carbon, whether a credit or tax, benefits our technology over other emitting alternatives.

Our Technology

We have developed and maintain exclusive licensing rights for the NET Power Cycle using natural gas and certain other carbonaceous gas fuels other than those derived from certain solid fuel sources. This NET Power Cycle efficiently generates electricity with virtually zero emissions. The NET Power Cycle combusts natural gas with pure oxygen to form a supercritical CO2 which expands through the turbo expander to generate electricity. The Cycle captures virtually all CO2 emissions for recuperation in a semi-closed loop maintaining supercritical gas inventory in the system while allowing for the export of excess CO2 via pipeline. The technology has been developed and optimized during more than a decade of research and development, and operational demonstration at the La Porte, Texas facility beginning in 2018.

The NET Power Cycle

Step 1 — Air Separation:    The NET Power Cycle begins by purifying and compressing atmospheric air into the separation systems. An insulated, specially engineered “cold box” containing heat exchangers, distillation columns, piping and valves then separates the air into its component gas molecules (including oxygen, argon, and nitrogen).

Step 2 — Oxy-Combustion:    The oxygen filtered out in the air separation unit, or ASU, is combusted with natural gas and recuperated supercritical carbon dioxide in a series of parallel, direct-fired combustors feeding the turbine-generator. The natural gas is burned in 99.5% pure oxygen and CO2 resulting in a stream of predominantly steam and CO2.

Step 3 — Turbo expander:    The combustion process creates a high-pressure CO2 working fluid that expands and turns the turbo expander to generate electricity.

Step 4 — Heat Exchanger:    The turbo expander reduces the pressure of the CO2 which exhausts to a series of recuperative heat exchangers to cool.

Step 5 — Water Separator:    The byproducts of the oxy-combustion process are water and CO2. As the working fluid cools, it is routed through a condensed water circulation loop that condenses the water vapor and separates the low-pressure, high purity CO2.

Step 6 — Compressor:    Some of the high purity CO2 is removed and exported via pipeline for sequestration or utilization, and the remaining CO2 is re-compressed in adiabatic and isothermal processes, where process heat and mass are recycled.

Step 7 — Recirculation:    Recycled CO2 is reheated and recirculated to be mixed with natural gas and oxygen in the combustor starting the cycle again.

Technology-Enabled Benefits

NET Power Plants’ technological innovation and integrated design enable clean, reliable, low-cost power generation, complementing the deployment of renewable energy generation. Benefits of NET Power Cycle power generation compared to other forms of fossil fuel and renewable generation include:

•        Higher Efficiency — The NET Power Cycle’s use of supercritical CO2 as a working fluid makes the turbo expander more efficient than existing traditional gas turbines. The high energy density and specific heat of sCO2 facilitate a gross turbo expander efficiency of approximately 80%. Additionally, an innovative heat exchanger network exploiting low-grade heat utilization permits energy recovery from the turbo expander exhaust to exceed an effectiveness of 90%. These fundamental attributes allow the NET Power Cycle to overcome the parasitic electric demand of our cycle’s pumps, compressors and air separation unit, and still yield a plant efficiency comparable with CCGT and higher than CCGT with carbon capture. Additionally, our semi-closed-loop cycle allows for inherent carbon capture at high pressure, avoiding the substantial efficiency loss and cost associated with compression of CO2 in CCGT with CCS solutions.

•        Inherent Carbon Capture — By using pure oxygen instead of air in our combustion process, the byproducts of combustion are primarily water and CO2. Rather than intaking new air with each cycle and releasing emissions into the atmosphere like a traditional gas turbine, we extract the remaining heat from the exhausted working fluid and reintroduce a substantial portion of CO2 back into the turbo expander after removing the water. Our semi-closed loop cycle recirculates the vast majority of the combustion derived CO2 as the working fluid used for power generation in the turbo expander. In this way, CO2 is inherently captured at high pressure, not as an add-on process, but rather as a fundamental feature of the cycle. To maintain mass and pressure balance, high-purity CO2 is syphoned off and exported via pipeline for industrial use or sequestration. Our cycle inherently and automatically captures CO2 at high pressure; the process was intentionally designed to operate in this method.

•        Produces Clean Water — The NET Power Cycle combustion process produces CO2 and water. This water is easily removed via condensation. Like other thermal power plant technologies, our cycle utilizes a dedicated closed-loop cooling water circuit to cool plant equipment, and that heat must be released to atmosphere. One option is to release that heat to atmosphere using air cooled condensers, instead of wet cooling towers that also release water to atmosphere. In this way the overall plant is actually a net producer of water (~500 gallons per minute), in exchange for a small loss in overall plant efficiency. This air-cooled option allows our NET Power Plants to operate effectively in areas with high water costs or water scarcity.

•        Produces Clean Industrial Gases — The ASU used by a NET Power Plant can generate nitrogen, argon, and other rare gases in addition to oxygen. The ASU can also be configured to produce excess oxygen beyond the oxygen already consumed in the cycle. The energy needed for production of these gases can be regarded as marginal given that the refrigeration investment necessary for oxygen production has already been accounted for via the plant electricity balance. The electricity from the NET Power Plant is virtually carbon free, so these industrial gases are clean. We expect the production of clean industrial gases to be of significant value to certain plant owners as well as downstream users of them attempting to reach internal ESG goals.

•        Peaking and Energy Storage Capability — The NET Power Cycle is flexibly designed to allow for increased production during peaking periods on the grid, when electricity is in particularly high demand. In these instances, the facility operators can turn down or turn off the ASU, thereby removing its energy consumption from the system, and instead run using stored reserves of high-purity oxygen. The excess oxygen production on a typical peaking site could incorporate approximately 1,600 MWh of storage, enough to power approximately 55,000 homes for approximately one day.

•        Design Versatility — The NET Power Plant can be run on multiple types of carbonaceous fuel including natural gas, a natural gas with hydrogen blend, acid gas, high ethane gas, etc. It can be designed to run with or without water. Preferred suppliers can customize equipment to suit each plant’s specifications whether utility-scale (300 MWe) or industrial-scale (up to 115 MWe). The technology can be applied at any grid frequency (50Hz/60Hz) and in any ambient condition worldwide where other fossil power plants operate.

•        Leverages Existing Infrastructure — NET Power Plants can utilize existing natural gas distribution and supply infrastructure, CO2 transportation and storage infrastructure, along with abundant domestic shale gas and CO2 storage capacity. The utility-scale plant size is conducive for repowering retiring coal or natural gas plants and reusing existing high voltage electric transmission infrastructure.

Licensing and Support Services

We intend to sell licenses for the use of the NET Power Cycle technology and provide technical support to developers and operators of NET Power Plants. Our potential customers are expected to be the entities that develop, construct, own, and operate power plants around the world.

NET Power Cycle Licenses and Support Services

Our primary revenue stream is expected to be license and royalty fees paid by the customer for each project. A customer seeking to deploy a NET Power Plant will purchase a license from us to construct, operate, and maintain the plant. We expect that the customer will pay a license deposit before the commencement of front-end engineering and design (“FEED”), which would be credited toward the license fee, and the remaining license fee would be paid in installments at key milestones leading to a plant’s commercial operations. We also expect that customers will pay an annual royalty fee for the life of the plant. We currently expect each 300 MWe class license to generate discounted present value licensing fees of approximately $65 million using a 10 percent discount rate.

In addition to licenses, we expect to provide customers with a list of pre-qualified engineering, procurement, and construction (“EPC”) companies. We believe that our pre-qualification of these EPC companies can provide customers with reasonable confidence that the contractors they engage have the requisite skill and expertise to successfully deliver a NET Power Plant. Furthermore, this process is designed to ensure that EPC companies understand and appreciate our business model and quality control expectations.

We expect to also provide customers with a preferred vendors list and a robust approved vendors list for key equipment suppliers, further ensuring quality control and de-risking the supply chain. Customers developing a NET Power Plant will have the option to purchase equipment from one of our preferred vendors.

We intend to provide support to customers throughout the development process. During scoping and early development of potential facility sites, we will conduct feasibility studies and pre-FEED for customers. When customers are ready to begin FEED processes, we intend to provide a license package with the necessary specifications to pre-qualified EPC companies. We plan to support each customer’s execution of FEED, with the appropriate scope of work being determined on a case-by-case basis. We expect that our support will continue to the commercial operations of each plant and will include support for start-up and commissioning as well as operator training.

Competitive Strengths

24/7 Carbon-Free Baseload Power:    Our technology is designed to provide clean energy 24 hours a day, 7 days a week. Systems modeling by the REPEAT Project suggests a decarbonized power grid that includes 24/7 CFE will result in 50% lower electricity prices than a grid based on variable sources such as solar and wind. Natural gas is an option for reliable low carbon power, but it is currently being labeled as a temporary “bridge fuel” because it is not carbon free. Our technology addresses this problem by bringing reliability and decarbonization together into one solution. Currently, there is significant underinvestment in 24/7 CFE compared to other industries within the energy transition. We believe our early entrance into a space with high barriers to entry due to technological challenges will allow us to have a competitive advantage.

Cost Competitive:    We believe that our technology has one of the lowest levelized cost of any carbon capture system available. This is due to the cycle being designed to utilize the advantages of CO₂ cycles for high efficiency and low cost. The recirculated CO₂ is pre-heated to between 500 °C and 580 °C by the turbine exhaust, and its temperature further increased by combustion to 925 °C before going through the turbine, allowing for an approximate 78% gross turbine efficiency. Parasitic loads for O2 production and separation in the dedicated ASU and CO₂ re-compression bring net efficiency to 49.9% higher heating value, or HHV. First-generation utility scale deployments target efficiencies greater than 50% lower heating value, or LHV, and second-generation utility scale deployments target performance above 60% LHV. This performance range has been tuned to minimize the overall LCOE, as the lower efficiency design reduces capital cost. Higher efficiency designs are possible for regions with higher gas prices.

Extensive IP and Trade Secret Portfolio:    NET Power is developing a growing portfolio of intellectual property including rights under patents and trade secrets to protect us as we license our technology to developers, owners, and other stakeholders. In addition, pursuant to our license agreement and a related excluded field agreement with 8 Rivers Capital, we have the exclusive rights to a legacy portfolio of patents in the natural gas field. As of October 11, 2022, we had such rights to 380 issued patents (and 113 pending applications) across 33 countries and 6 continents. Specifically, the protections are intended to provide coverage for integrated permutations of the patented NET Power Cycle technology as it expands as a platform, not simply a power generation concept. We believe there is no competition to the NET Power Cycle technology from other semi-closed loop supercritical CO2 systems. The current portfolio of patents under which we have rights is valid through the mid-2030s, well past the anticipated date of commercialization. We believe we can leverage data collected from our La Porte Demonstration Facility and utility scale plants to continuously develop intellectual property, first mover trade secrets, and further enhance our competitive moat. Where it is beneficial we will select exclusive strategic partners, and we will pre-qualify our customers’ EPC contractors, Owner Engineers, and Consultants to ensure they respect and enhance our IP portfolio.

La Porte Demonstration Facility:    Since 2012, we have raised over $200 million, which we invested to design, build, and operate our one-of-a-kind demonstration facility in La Porte, Texas, while progressing the design of commercial products. Our demonstration facility, commissioned in 2018, covers five acres in La Porte, TX. The 50 MWth facility has over 1,500 operational hours as of October 2022, has achieved a number of milestones for technical validation and created significant lessons learned and trade secrets which have been incorporated into the commercial product design. In late 2021, the installed turbine generated power while the facility was synchronized to the Texas ERCOT grid. In addition, there have been multiple 24-hour test campaigns, including stop/start sequences, steady state, and ramping operations, allowing us to refine the plant control system. The facility has also successfully exceeded numerous utility scale plant specifications due to robust safety mechanisms, including turbo expander inlet temperature and balance of plant barometric pressure.

Technology Uses Abundant, Low-Cost Natural Gas:    The United States is the biggest producer of natural gas in the world, with a 50% increase in supply since 2012. Additionally, there are 75+ years of U.S. natural gas inventory remaining (approximately 2,925 TCF according to the EIA). This significant amount of available supply makes it an easy feedstock to create decarbonized electricity. Demand for natural gas has also increased significantly. Specifically, natural gas contributes approximately 38% of U.S. power generation today according to the EIA, a 2x increase from 20 years ago, mostly due to the displacement of coal fired power generation. Over this same period, approximately 60% of U.S. CO2 emissions reductions can be attributed to coal-natural gas switching. This clearly highlights the significant opportunity natural gas has to be a large part of our power generation for years to come.

Supportive Strategic Investor Group:    We have several key industry partners that have not only invested but have also devoted their own resources to work towards commercialization of the NET Power Cycle. Most recently, NPI has agreed to jointly develop a NET Power Cycle compatible turbo expander, which joint development will be overseen and supported by a Joint Design Committee comprised of NET Power and NPI elected experts. Additionally, NPI will jointly market our technology together with the turbo expander and related equipment that may result from the Amended and Restated JDA, which commercialization will be through a Joint Commercial Committee and their existing global sales channels. Next, Occidental provides CO2 expertise and is supporting our first utility-scale plant (“SN1”) with siting and offtake of CO2 and electricity. Constellation provides operations and maintenance, or O&M, services to our La Porte, Texas facility. 8 Rivers is engaged in developing several projects globally that would license our technology and can provide development services to future customers. In summary, our existing owners have and, we expect, will continue to devote resources to assist us.

Competition

Our competitors are other power generation technologies, including traditional baseload, renewables, and advanced nuclear. We believe our competitive strengths differentiate us from our competition globally, in part because we expect our technology to achieve clean, reliable, and low-cost power generation while we expect most of our competitors only achieve two of these three factors.

Traditional Baseload:    According to IEA, approximately 72% of global generation capacity in 2020 was natural gas, coal, oil and large-scale nuclear. These technologies are highly reliable, cost-effective and dispatchable. However, with the exception of traditional large-scale nuclear, these resources are carbon-intensive, and we expect them to largely be replaced with carbon-free generation over time. Traditional natural gas power plants, while delivering lower carbon electricity than other feedstocks, are not viewed as a permanent solution by regulators and policymakers. Instead, natural gas can be viewed by some as a bridge fuel until other sources of energy are available. Our technology combines the reliability of natural gas with the decarbonizing capabilities of carbon capture.

Advanced Nuclear:    There are several advanced nuclear reactor technologies that are in various stages of development. These technologies are designed to be clean, safe and highly reliable. However, these technologies have not received regulatory approval in the United States, and many of the technologies have not been demonstrated and do not have fuel supply infrastructure in existence. Currently, there is only one small modular reactor, or SMR, that has received a Standard Design Approval from the NRC, and no other SMR company or customer has applied for approval. In addition to this, achieving Standard Design Approval is a highly expensive and time-consuming regulatory process.

Renewables:    According to IEA, approximately 28% of global generation capacity in 2020 was wind, solar, hydroelectric and other renewable power generation sources. Although these sources generate carbon-free power, wind and solar are highly intermittent and non-dispatchable, and hydroelectric is seasonal, subject to curtailment and have the potential to damage ecological systems. Additionally, since renewables are weather-dependent, they are too unreliable to support certain end-use cases, including mission-critical applications or industrial applications that require extensive on-site, always-available power. Our technology allows for the reliability and low-cost nature of natural gas to remain intact while decarbonized.

Customers

Our potential customers include electric utilities, independent power producers, oil and gas companies, midstream companies, renewable energy companies, clean energy technology companies, and industrial facilities, both in domestic and international markets. Our end-markets can be broken down into three general categories: baseload generation, dispatchable generation, and industrial applications. Baseload generation includes replacing emitting fossil fuel-fired facilities or installing new clean baseload capacity. Some customers may deploy the facility to provide a reliable low-cost energy source to compliment intermittent renewables, helping the grid reduce carbon emissions. Industrial customers such as direct air capture facilities, steel facilities, chemical plants, and hydrogen production facilities have significant energy needs and goals to decarbonize. Our technology can provide the necessary clean, reliable electricity and heat energy to these facilities.

We currently have over 155 customer opportunities, many through reverse inquiry. These opportunities are at various levels of maturity. More than 27 customers have either completed or have requested a feasibility study or similar engagement. We currently have 5 projects seeking orders, licenses, and/or project slotting with us and NPI. These projects are in Germany and across the United States. We expect this project pipeline to accelerate given improvement to project economics resulting from the recent increase to the 45Q tax credit as part of the IRA legislation passed in the United States.

We expect that our potential customer base will be driven by a strong flow of reverse inquiry and unsolicited interest within the oil & gas, utilities, steel, chemicals, and technology sectors. We believe that our partnership with NPI could serve as a further accelerant for commercialization. The Joint Commercial Committee will leverage Baker Hughes sales channels to optimize marketability and proactively expand global reach. We plan to build out a sales and marketing team focused on these sectors, with a specific focus on utility customers, to augment Baker Hughes capabilities.

We plan to support and advance these early mover Gen 1 projects in succession behind SN1 development and commercialization, coordinating deployment timelines with NPI through the Amended and Restated JDA. Currently, we have four third-party projects in development to be 300MWe Class plants, excluding SN1. We are targeting a front-end engineering and design (FEED) start by late 2023 to support these projects. Upon SN1 commercialization, our target delivery schedule for follow-on projects consists of a three-year project lifecycle that could lead to rapid deployment and commercialization.

•        NET Power-led Consortium:    300 MWe Class NET Power Plant to be located on an Occidental-owned site in the Permian Basin of West Texas. We will lead the development of the project and intend to leverage support from our strategic partners.

•        Wilhelmshaven Green Energy Hub:    300 MWe Class NET Power Plant being developed by Tree Energy Solutions (“TES”) in partnership with Engie in Wilhelmshaven, Germany.

•        Project Coyote:    300 MWe NET Power Plant to be located on a brownfield site on the Southern Ute Indian Reservation being developed by the Southern Ute Indian Tribe Growth Fund, Aka Energy Group, and 8 Rivers Capital.

•        G2 NET Zero:    300MWe class NET Power Plant to be located in the G2 Energy Export Complex in southwestern Louisiana.

To date, a majority of our commercial engagements originated from inbound interest from customers. We are currently initiating direct customer outreach to target customers. Our target customers include electric utilities, oil and gas companies, midstream companies, renewable energy companies, clean energy companies, technology companies, and industrial facilities, both in domestic and international markets, and we are specifically targeting customers with multiple potential projects. In parallel to our customer outreach strategy, we intend to align key partners and commercial arrangements to de-risk the supply chain and enable potential rapid global deployment.

Growth Strategy

Given our value proposition of clean, reliable and low-cost electricity generation relative to competing technologies, and the expected broad market demand for 24/7 CFE resources, we expect growth in NET Power Plant deployments following the commissioning and operation of SN1, planned for 2026. Our management plans to undertake the following strategies to support this growth and anticipated demand. We plan to work closely with utilities across the world to ensure inclusion of the technology in forward plans and integrated resource plans (IRPs), while also working closely in adjacent verticals of industrial decarbonization, carbon management infrastructure build out of transmission and sequestration or reuse resources for CO2, and low-CI downstream products such as industrial gasses and integration with emerging technology trends such as production and use of clean hydrogen. We believe that further efforts underway to streamline the regulatory environment and ensure the certainty of existing, ongoing, and to-be-considered incentives will be major factors benefiting the deployment model of our NET Power Cycle projects globally.

Standard Plant Design

We have completed four iterations of pre-FEED design of a standard utility scale plant, leveraging our experience designing, commissioning, and operating the La Porte demonstration facility. Each iteration improved the competitiveness or cost of the facility. Given the semi-closed loop nature of our cycle, the facility design and its control system are highly integrated and optimized. We intend to leverage the FEED and detailed design work on

SN1 and deploy it as the standard design basis for the next wave of Gen1U projects. This standard design approach will reduce engineering time and cost on follow-on projects. It will also allow for repeat projects to be executed by EPC firms, further reducing cost through implementation of lessons learned.

Supply Chain Management

To support our customers and reduce execution risk of building NET Power Plants, we intend to pre-approve a set of suppliers and EPC contractors that offer the most competitive products and services for our technology. We will take steps to protect our intellectual property, and encourage each of these partners to embrace and contribute to our standard design philosophy. We expect these partners to have significant interest in our model given the volume of products and services we can provide, and in exchange we will require them to support supply chain capacity increases to meet market demand.

Innovation

We will continue to develop and refine our technology utilizing data from the La Porte Demonstration Facility and SN1 to enhance our competitive position and improve our technology. We intend to use data analytics techniques to optimize the process of information collection, manipulation, and analysis, extracting results that help us to improve the NET Power Cycle, performance, controllability, and stability.

Integration

We intend to integrate our technology into the industrial ecosystem using the La Porte Facility to demonstrate our engineering capabilities and the efficacy of our technology. With third parties interested in integrating our cycle, we may enter a range of energy sectors by licensing technology and expertise to customers. We also plan to leverage our competitive advantage and regulatory support to accelerate adoption.

Partnerships

License Agreement with 8 Rivers Capital

On August 7, 2014, we entered into a license agreement with 8 Rivers Capital, pursuant to which 8 Rivers Capital granted us perpetual, irrevocable worldwide rights under patents relating to the NET Power Cycle (which was invented by 8 Rivers Capital), for the generation of electricity using CO2 as the primary working fluid. The license is exclusive in the field of utilizing any carbonaceous gas fuel other than those derived from certain solid fuel sources. 8 Rivers Capital remains an investor in us. For a summary of the 8 Rivers Capital license agreement, see “Certain Relationships and Related Person Transactions — NET Power.”

License Agreement and Joint Development Agreement with Baker Hughes

On February 3, 2022, we entered into the Original JDA, pursuant to which NPI is developing supercritical CO2 turbo expanders for use in facilities implementing the NET Power Cycle. These turbo expanders are intended to be compatible with our existing technology and are highly specialized. We and NPI formed a Joint Design Committee to provide oversight and support for program schedule, equipment design and performance.

NPI will oversee the installation and commissioning of the first industrial scale combustor and turbo expander at the La Porte, Texas Demonstration Facility. A team of NPI specialists will be deployed at the site offering technical advice and conducting testing and validation processes. We intend to work with NPI to ensure the implementation and integration process occurs according to plan and any required personnel is trained properly.

In connection with the Original JDA, on February 3, 2022, NET Power entered into the BH License Agreement with NPT, pursuant to which NPT and its affiliates will have limited exclusivity for manufacturing utility-scale turbo expanders and full exclusivity for industrial-scale units. We will own intellectual property developed by NPI related to the NET Power Cycle, and NPI can only sell the jointly developed turbo expanders to our licensees. We and NPI will market through the Joint Commercial Committee, leveraging Baker Hughes’ global sales channels. For a summary of the Amended and Restated JDA, the BH License Agreement and our collaboration with Baker Hughes, see “Certain Relationships and Related Person Transactions — NET Power.”

OLCV NET Power, LLC Investment

OXY invested in NET Power in 2019 and provides expertise in the CO2 value chain. OXY is expected to play a key role in the development and commercialization of the first NET Power Plant, or SN1, and will provide the host site for the project near Odessa, Texas.

Intellectual Property

As of October 11, 2022, we had rights to 380 issued patents (and 113 pending applications) across 33 countries and six 6 continents. These patent rights have been in-licensed from 8 Rivers Capital pursuant to a 2014 license agreement which provides us with exclusive licensing, sublicensing and commercialization rights for natural gas and certain other fuel sources. Such patents extend through the mid-2030s. Protections are intended to provide coverage for integrated permutations of the patented technology as it expands as a platform and not simply a power generation concept. We also have trade secrets that may provide for an additional scope of protected and licensable rights extending beyond patent lifetimes.

Our intellectual property encompasses rights under patents related to the NET Power Cycle and trade secret information derived from the La Porte Demonstration Facility. Our registered trademarks include the NET Power logo and company name. We also have explicit company policy to protect our proprietary data through various classification, handling, and control systems.

Pursuant to the BH License Agreement, NPT and its affiliates will have limited exclusivity for manufacturing utility-scale turbo expanders and full exclusivity for industrial-scale units. We will own intellectual property developed by NPI related to the NET Power Cycle, and NPI can only sell the jointly developed turbo expanders to our licensees. The Amended and Restated JDA and the BH License Agreement include contractual obligations dictating the use of our intellectual property to preserve its integrity.

Our technology, including its use and incorporation in processes, plants, and components for use are protected by certain intellectual property and contractual rights in the United States and various other countries of the world. We continually review our development efforts to assess the existence and patentability of our intellectual property. Our intellectual property and competitive moat continues to grow and expand protecting iterative product design and development of our technology.

We rely upon a combination of patents, copyrights, trade secrets and trademark laws, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect our proprietary rights. Patent protection was obtained shortly after the invention of our technology, providing protection for this the one-of-a-kind natural gas cycle from its earliest stages.

Research and Development

Research and development of the NET Power Cycle started in 2008 when 8 Rivers Capital began designing a new way to generate power without emitting carbon dioxide. Following our formation by 8 Rivers Capital, the two entities entered a technology license agreement which grants us certain exclusive, irrevocable rights regarding certain technology in the natural gas field of uses. The license includes any improvements, modifications, or additions to the performance or economics of the NET Power Plant and any protected intellectual property conceived up to April 2018. Since then, our existing equity owners have invested over $200 million in us for our own research and development efforts.

A vast majority of the capital raised was utilized to design, construct and operate our demonstration facility in La Porte, Texas. Constructed in 2016 and commissioned in 2018, the 50 MWth demonstration facility serves an important role in our ongoing research and development. In collaboration with our industry partners, we have tested various configurations and operating parameters optimizing performance and safety. In 2021, the demonstration facility was synchronized with the Texas ERCOT grid and has accumulated over 1,500 operational hours since commissioning in 2018. During this operational period, we have developed numerous trade secrets around the operation and control of our semi-closed loop supercritical CO2 cycle. The successful grid synchronization and operational track record demonstrates that NET Power Cycle technology can generate reliable, dispatchable electricity while capturing emissions.

The ability to maintain our first-mover advantage depends in part on our ongoing research and development activities. Our engineers are responsible for continuing the development of new intellectual property and trade secrets related to extending our patent and intellectual property leadership, further enhancing our competitive lead and inventing new technology to integrate our process into broader industrial ecosystems. Key focus areas include the following:

•        Ongoing optimization of control schemes and process set points.

•        Implementation of technologies that permit export carbon dioxide to become solid state products such as graphite.

•        Integration of electrolyzer technologies that allow for carbon free / no carbon generation of hydrogen and its potential products and use of hydrogen thereof.

•        Development of multi-day and seasonal energy storage via co-located cryogenic liquids.

•        Seamless co-location of renewable power that permits load following without grid interaction.

•        Exploitation of low-grade heat from co-located industrial facilities that lead to net improvements of greater than 5%.

Human Capital

As of March 31, 2023, we had 24 full-time employees and nine contractors and on-site service employees. Our headquarters are located in Durham, North Carolina. None of our employees are subject to a collective bargaining agreement. We consider our relationship with our employees to be positive.

Talent Acquisition and Retention

We support business growth by seeking to attract and retain best-in-class talent. We use internal and external resources to recruit highly skilled candidates for open positions. We provide employees with compensation packages that may include various components, such as base salary, annual incentive bonuses and long-term equity incentive awards. We also offer comprehensive employee benefits, such as life, disability and health insurance, health savings and flexible spending accounts, paid time off, and a 401(k) plan. It is our intention to be an employer of choice in our industry by providing a market-competitive compensation and benefits package.

Training and Development

We believe in encouraging employees in becoming lifelong learners by providing ongoing learning and leadership training opportunities. While we strive to provide real-time recognition of employee performance, we have a formal annual review process designed to identify areas where training and development may be necessary or beneficial.

Health, Safety and Wellness

We have always invested, and will continue to invest, in the health, safety, and wellness of our employees. We provide our employees with access to a variety of innovative, flexible, and convenient health and wellness programs.

Our investments and the prioritization of employee health, safety, and wellness took on particular significance in light of the COVID-19 pandemic. In the interest of protecting and supporting our employees, we implemented health and safety measures that included maximizing personal workspaces, altering work schedules and performing asymptomatic COVID-19 testing regularly for employees who work on site. To aid in containing the spread of COVID-19, we have implemented remote-work options and have limited employee travel.

Diversity, Equity, and Inclusion

We believe a diverse workforce is critical to our success. Our mission is to value differences in races, ethnicities, religions, nationalities, genders, ages and sexual orientations, as well as education, skill sets and experience. We are focused on inclusive hiring practices, fair and equitable treatment, organizational flexibility and training and resources.

Government Regulations

Energy Regulatory Matters

Electric power sales and markets in the United States are subject to extensive regulation at both the federal and state levels. Accordingly, NET Power’s demonstration facility in La Porte, Texas, which is located within the Electric Reliability Council of Texas, or ERCOT, and other NET Power Plants that NET Power may own in the future located in ERCOT and other jurisdictions within the United States are subject to substantial energy regulation and may be adversely affected by legislative or regulatory changes, as well as liability under, or any future ability to comply with, existing or future energy regulations or requirements. Compliance with the requirements under these various regulatory regimes may cause the applicable company to incur significant costs, and failure to comply with such requirements could result in the shutdown of the non-complying facility or the imposition of liens, fines, or civil or criminal liability.

The Federal Power Act, or FPA, provides Federal Energy Regulatory Commission, or FERC, exclusive federal jurisdiction over the sale of electric energy at wholesale (that is, for resale) in interstate commerce and the transmission of electric energy in interstate commerce. The FPA also provides FERC authority for the regulation of mergers, acquisitions, financings, securities issuances, and wholesale markets for electric energy, capacity, ancillary services, and transmission services. Inside ERCOT, an intrastate commerce, the wholesale market and its rules, as well as the provision of transmission and distribution service in Texas, generally remains regulated by the Public Utility Commission of Texas, or PUCT.

State regulators also regulate the rates that retail utilities can charge and the terms under which they serve retail (end-use) electric customers. Certain states also have authority to regulate mergers, acquisitions, financings, and securities issuances. State regulators may also review individual utilities’ electricity supply requirements and have oversight over the ability of traditional regulated utilities to pass through to their ratepayers the costs associated with power purchases from independent generators. Federal regulatory filings and authorizations generally are required for generation projects in the United States that sell energy wholesale and are connected to the interstate transmission grid. Furthermore, even when a particular energy business entity is subject to federal energy regulation, state and local approvals (such as siting and permitting approvals) are often required.

FERC

FERC regulates the sale of electric energy at wholesale and the transmission of electric energy in interstate commerce pursuant to its regulatory authority under the FPA. FERC also regulates the transfer and sale of controlling interests in public utilities. FERC’s jurisdiction includes, among other things, authority over the rates, charges, and other terms for the sale of electric energy, capacity, and ancillary services at wholesale by public utilities (entities that own or operate projects subject to FERC jurisdiction) and for transmission services. These rates may be based on a cost-of-service approach or may be determined on a market basis through competitive bidding or negotiation. FERC can accept, reject, or suspend rates. Proposed rates can be suspended for up to five months at which point the rates become effective subject to refund. FERC can order refunds for proposed rates that are found to be “unjust and unreasonable” or “unduly discriminatory or preferential,” or for existing rates found to be “unjust and unreasonable” or “unduly discriminatory or preferential” prospectively from the refund effective date, which shall be no earlier than the date of filing of a complaint challenging such rates or the date of publication by FERC of notice of its intention to initiate an investigation into such rates.

No person may sell electric energy, capacity, or ancillary services at wholesale in FERC-jurisdictional markets absent having a rate on file or exemption from FPA Section 205 under the Public Utility Regulatory Policies Act of 1978, or PURPA, apart from certain governmental entities and governmentally funded electric cooperatives. When a person or business (such as a generator or power marketer) wishes to sell electric energy, capacity, or ancillary services at wholesale in a FERC-jurisdictional market at negotiated rates, or other than at traditional cost-based utility rates, the person or business must apply to FERC for, and be granted by FERC, market-based rate authority prior to engaging in any such wholesale sales.

A person or business applying for market-based rate authority must demonstrate to FERC that it does not possess market power, as defined by FERC. Market-based rate authority is not a permanent award because a market-based-rate-holding entity must continue to satisfy FERC’s requirements regarding not possessing market power, must make ongoing public reports to FERC concerning all of its power sales, and generally is subject to FERC regulation of all of its direct and indirect mergers, acquisitions, divestitures, and changes in control. An entity that holds market-based rate authority-like all other persons that engage in FERC-regulated activities-must comply with FERC prohibitions on market manipulation, fraud, and misconduct under power sales tariffs that are subject to FERC jurisdiction under the Energy Policy Act of 2005, or the EPAct 2005.

RTOs

Generation projects also may be located in regions in which the bulk power transmission system and associated wholesale markets for electric energy, capacity, and ancillary services are administered by Independent System Operators, or ISOs, and Regional Transmission Organizations, or RTOs, that are subject to FERC jurisdiction and operate under FERC jurisdictional tariffs, including open access transmission tariffs, or, in the case of ERCOT generation, transmission tariffs and protocols that are regulated by the PUCT. These RTOs and ISOs prescribe rules and protocols for the terms of participation in the wholesale energy and ancillary services markets (and for certain RTOs and ISOs, capacity markets). Many of these entities can impose rules, restrictions, and terms of service that are regulatory in nature and may have a material adverse effect on business. For example, ISOs and RTOs have developed bid-based locational pricing rules for the electric energy markets that they administer. In addition, most ISOs and RTOs have also developed bidding, scheduling, and market behavior rules, both to curb the potential exercise of market power by electricity generating companies and to ensure certain market functions and system reliability. These rules, restrictions, and terms of service could change over time and could materially adversely affect a power plant’s ability to sell, and the price received for, energy, capacity, and ancillary services.

Energy Policy Act of 2005

NET Power and its projects may also be subject to the mandatory reliability standards of the North American Electric Reliability Corporation, or NERC. In 2005, the U.S. federal government enacted the EPAct 2005, which supplemented the FPA to vest FERC with authority to ensure the reliability of the bulk electric system. Such authority mandated that FERC assume both oversight and enforcement roles. Pursuant to this mandate, FERC certified the NERC as the nation’s Electric Reliability Organization, or ERO, to develop and enforce mandatory reliability standards and requirements to address medium- and long-term reliability concerns. Today, enforcement of electric reliability standards, including the protection of critical energy infrastructure, is a major focus of ERO and FERC. The NERC reliability standards are a series of requirements that relate to maintaining the reliability of the North American bulk electric system and cover a wide variety of topics, including physical security and cyber-security of critical assets, information protocols, frequency and voltage standards, testing, documentation, and outage management. If generation and transmission owners and operators that are part of the bulk electric system fail to comply with these standards, they could be subject to sanctions, including substantial monetary penalties.

Public Utility Holding Company Act of 2005

PUHCA provides FERC and state regulatory commissions with access to the books and records of holding companies and other companies in holding company systems; it also provides for the review of certain costs. Companies like NET Power that are holding companies under PUHCA solely with respect to one or more Exempt Wholesale Generators or QFs are generally exempt from requirements which give FERC access to books and records.

State Utility Regulation

While federal law provides the utility regulatory framework for our project subsidiaries’ sales of electric energy, capacity, and ancillary services at wholesale, there are also important areas in which state regulatory control over traditional public utilities that fall under state jurisdiction may have an effect on the businesses of licensees. For example, the regulated electric utility buyers of electricity from our projects are generally required to seek state public utility commission approval for the pass-through in retail rates of costs associated with power purchase agreements entered into with a wholesale seller or seek approval for the siting and construction of a new power plant. Certain states also regulate the acquisition, divestiture, and transfer of some wholesale power projects and financing activities by the owners of such projects. In addition, states and other local agencies require a variety of environmental and other permits.

Texas

The La Porte demonstration facility is located in ERCOT. ERCOT is a self-contained market on a standalone grid with only approximately 1,100 MW of transfer capability through direct current ties with the Southwest Power Pool, or SPP, and the Comision Federal de Electricidad in Mexico. ERCOT is an ISO that serves approximately 85% of Texas’ electricity load and is generally subject to oversight by the PUCT, not FERC, except with respect to NERC reliability standards. The ERCOT market and the provision of transmission and distribution service in Texas is regulated by the PUCT and the Texas legislature. The Texas power market is mostly deregulated, with competition in wholesale electricity generation and about 75% of ERCOT’s retail electric load has competitive choice. Most of Texas is within the ERCOT NERC region, with the balance included in the SPP, the MidContinent Independent System Operator, and SERC Reliability Council regions which are subject to FERC’s jurisdiction under the FPA. The structure of the energy industry and its regulation in the United States is currently, and may continue to be, subject to change. We expect the laws and regulation applicable to our business and the energy industry generally to be in a state of transition for the foreseeable future. Changes in such laws and regulations could have a material adverse effect on our business, net asset value, financial condition, and results of operations.

The PUCT, with the help of ERCOT (i.e., the entity that is responsible for maintaining reliability of the ERCOT grid and settling wholesale electricity transactions and that is subject to the complete authority and oversight of the PUCT), regulate competitive market participants, including power generation companies (i.e., owners and operators of power plants that make sales into the wholesale electricity and ancillary services markets in ERCOT) and power marketers (i.e., entities that do not own power plants but make sales of electricity at wholesale). Such regulation includes oversight of operations (including imposing real-time telemetry and dispatch requirements, monitoring for market power abuses, and requiring emergency operations planning and weather preparedness), registration, reporting, and record-keeping requirements. The PUCT and ERCOT do not directly regulate wholesale or retail prices, except to monitor for potential market power abuses and anti-competitive behavior. The PUCT has authority to investigate and impose fines for violations of its enabling statute, the Public Utility Regulatory Act (Tex. Util. Code §§ 11.001-66.016), its rules (set out in Chapter 25 of Title 16 of the Texas Administrative Code), and of the ERCOT Protocols or other binding documents. Fines can be up to $25,000 per violation per day for most violations and up to $1,000,000 per violation per day for specific violations relating to weather-preparedness requirements.

Power generation companies also must seek pre-approval from the PUCT for proposed mergers, acquisitions, or other affiliations with other power generation companies in certain circumstances, pursuant to PURA § 39.158, but the PUCT must approve such proposed transactions if the total capacity to be owned and controlled by the post-transaction power generation company and its affiliates will not exceed 20 percent of the total capacity in or capable of delivery into the applicable power region. Such applications must be processed by the PUCT within 120 days following the filing of an application, or else they are deemed approved on the 121st day.

NERC, and the NERC regional entity for Texas, or the Texas Reliability Entity, Inc., also regulate power generation owners and operators in Texas, including within ERCOT, with respect to reliability and cybersecurity requirements. NERC and the Texas Reliability Entity, Inc. can also impose fines for violations of its reliability standards.

Environmental Matters

Power plant operations are required to comply with various environmental, health, and safety, or EHS, laws and regulations. For NET Power Plants in which we have an ownership interest, these existing and future laws and regulations may affect existing and new projects, require us to obtain and maintain permits and approvals, undergo environmental review processes, and implement EHS programs and procedures to monitor and control risks associated with the siting, construction, operation, and decommissioning of regulated or permitted energy assets, all of which involve a significant investment of time and resources.

We also incur costs in the ordinary course of business to comply with these laws, regulations, and permit requirements. EHS laws and regulations frequently change, and often become more stringent or subject to more stringent interpretation or enforcement over time. Such changes in EHS laws and regulations, or the interpretation or enforcement thereof, could require us to incur materially higher costs, or cause a costly interruption of operations due to delays in obtaining new or amended permits.

The failure of our project operations to comply with EHS laws and regulations, and permit requirements, may result in administrative, civil, and criminal penalties, imposition of investigatory, cleanup, and site restoration costs and liens, denial or revocation of permits or other authorizations, and issuance of injunctions to limit, suspend, or cease operations.

In addition, claims by third parties for damages to persons or property, or for injunctive relief, have been brought in the past against owners and operators of projects similar to the projects we will own and operate, as a result of alleged environmental, health, and safety effects associated with such projects, and we expect such claims may be brought against us in the future.

Environmental Regulation

To construct and operate our projects, we are required to obtain from federal, state, and local governmental authorities a range of environmental permits and other approvals, including those described below. In addition to being subject to these regulatory requirements, we or similar projects have experienced significant opposition from third parties during the permit application process or in subsequent permit appeal proceedings.

Clean Water Act.    In some cases, our projects may be located near wetlands and we will be required to obtain permits under the federal Clean Water Act from the U.S. Army Corps of Engineers, or the Army Corps, for the discharge of dredged or fill material into waters of the United States, including wetlands and streams. The Army Corps may also require us to mitigate any loss of wetland functions and values that accompanies our activities. In addition, we are required to obtain permits under the federal Clean Water Act for water discharges, such as storm water runoff associated with construction activities, and to follow a variety of best management practices to ensure that water quality is protected and effects are minimized.

Bureau of Land Management, or BLM, Right-of-Way Grants.    Our projects may be located, or partially located, on lands administered by the BLM. Therefore, we may be required to obtain and maintain BLM right-of-way grants for access to, or operations on, such lands. Obtaining and maintaining a grant requires that the project conduct environmental reviews (discussed below) and implement a plan of development and demonstrate compliance with the plan to protect the environment, including potentially expensive measures to protect biological, archaeological, and cultural resources encountered on the grant.

Environmental Reviews.    Our projects may be subject to federal, state, or local environmental reviews, including under the federal National Environmental Policy Act, or NEPA, which requires federal agencies to evaluate the environmental effects of all major federal actions affecting the quality of the human environment. The granting of a land lease, a right-of-way grant, a federal permit, or similar authorization for a major pre-construction project, or the interconnection of a significant private project into a federal project, generally is considered a major federal action that requires review under NEPA. As part of the NEPA review, the federal agency considers a broad array of environmental effects, including effects on air quality, water quality, wildlife, historical and archaeological resources, geology, socioeconomics, aesthetics, and alternatives to the project. The NEPA review process, especially if it involves preparing a full Environmental Impact Statement, can be time-consuming and expensive. A federal agency may decide to deny a permit based on its environmental review under NEPA, though in most cases a project would be redesigned to reduce effects or we would agree to provide some form of mitigation to offset effects before a denial is issued. Such measures are often implemented to occur during the operational phase, and may compromise or even require temporary cessation of operations under certain conditions such as seasonal migrations. As noted above and discussed more fully below, our projects may be subject to similar environmental review requirements at the state and local level in jurisdictions with NEPA equivalents.

Threatened, Endangered and Protected Species.    Federal agencies considering the permit applications for our projects are required to consult with the U.S. Fish and Wildlife Service, or USFWS, to consider the effect on potentially affected endangered and threatened species and their habitats under the federal Endangered Species Act and related statutes, which prohibits and imposes stringent penalties for harming endangered or threatened species and their habitats. We may also be required to obtain permits from the USFWS and state agencies authorizing the incidental take of certain protected species.

Historic Preservation.    State and federal agencies may be required to consider a project’s effect on historical or archaeological and cultural resources under the federal National Historic Preservation Act or similar state laws, and may require us to conduct archaeological surveys or take other measures to protect such resources. Among other things, the National Historic Preservation Act requires federal agencies to evaluate the effect of all federally funded or permitted projects on historic properties (buildings, archaeological sites, etc.) through a process known as Section 106 review. Ongoing monitoring, mitigation activities, or financial compensation may be required as a condition of conducting project operations.

Clean Air Act.    Certain project operations may be subject to federal, state, or local permit requirements under the Clean Air Act, which regulates the emission of air pollutants, including greenhouse gases. Climate change continues to attract considerable public and scientific attention. As a result, numerous proposals have been made and may continue to be made at the international, national, regional, and state levels of government to monitor and limit emissions of greenhouse gases. The adoption and implementation of any international, federal, or state legislation, regulations or other regulatory initiatives that requires reporting of greenhouse gases or otherwise restricts emissions of greenhouse gases from our equipment and operations could require us to incur increased operating costs. In addition, increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods, droughts, and other extreme climatic events. If any such effects were to occur, they could have an adverse effect on the construction and operation of our renewable energy projects.

Underground Injection and Carbon Sequestration.    In certain cases, we may be responsible for the underground injection of CO2 for long-term carbon sequestration. Such injection is regulated by the federal Safe Drinking Water Act (SDWA), and similar state laws, which ensure the quality of the nation’s public drinking water through adoption of drinking water standards and the regulation of underground injection of fluids to protect drinking water sources. Such injection may require us to secure permits for the injection activity which may be costly, time-consuming and subject to opposition by third-parties. Additionally, for long-term carbon sequestration, we will need to control the underground pore-space where carbon is to be stored, which will require legally securing the necessary real property rights for such storage. In some states and jurisdictions the legal requirements for pore-space ownership are unsettled and evolving, and there may be conflicts between mineral owners and landowners as to who has the right to use pore-space. If one of our projects is proposed in a jurisdiction with unsettled law, that could have an adverse effect on our ability to operate the project or to properly sequester carbon, and may give rise to future liability regarding the sequestered carbon.

Health & Safety.    We are subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes. These laws and the implementing regulations strictly govern the protection of the health and safety of employees in the workplace. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the Comprehensive Environmental Response, Compensation and Liability Act, and similar state statutes require that we organize and/or disclose information about hazardous materials used or produced in the construction, operation, and maintenance of our projects.

Local Regulations.    Our project operations are subject to local environmental and land use requirements, including county and municipal land use, zoning, building, water use, and transportation requirements. Permitting at the local municipal or county level often consists of obtaining a special use or conditional use permit under a land use ordinance or code, or, in some cases, rezoning in connection with the project. Obtaining or maintaining a permit often requires us to demonstrate that the project will conform to development standards specified under the ordinance so that the project is compatible with existing land uses and protects natural and human environments. Local or state regulatory agencies may require modeling, testing, and, where applicable, ongoing mitigation of sound levels, radar, and other microwave interference, or shadow flicker in connection with the permitting and approval process. Local or state agencies also may require decommissioning plans and the establishment of financial assurance mechanisms for carrying out the decommissioning plan.

Other State and Local Programs.    In addition to the federal requirements discussed above, our current projects, and any future projects, are subject to a variety of state environmental review and permitting requirements. Many states where our projects are or may be located have laws that require state agencies to evaluate a broad array of environmental effects before granting state permits. The state environmental review process often resembles the federal NEPA process and may be more stringent than the federal review. Our projects also often require state law-based permits in addition to federal permits. State agencies evaluate similar issues as federal agencies, including a project’s effect on wildlife, historic sites, aesthetics, wetlands and water resources, agricultural operations, and scenic areas. States may impose different or additional monitoring or mitigation requirements than federal agencies.

Additional approvals may also be required for specific aspects of a project, such as a stream or wetland crossing, effects to designated significant wildlife habitats, storm water management, and highway department authorizations for oversize loads and state road closings during construction. Permitting requirements related to transmission lines may be required in certain cases.

Finally, to the extent a project is located on Native American lands, such projects may be subject to a variety of environmental permitting and review requirements that are similar to, and potentially more stringent than, those arising under equivalent federal, state, and local laws, including those relating to the protection of cultural, historic, and religious resources.

Management, Disposal, and Remediation of Hazardous Substances

Real property that we own or lease for our projects and may be subject to federal, state, and local requirements regarding the storage, use, transportation, and disposal of petroleum products and toxic or hazardous substances, including spill prevention, control, and counter-measure requirements. Project properties and materials stored or disposed thereon may be subject to the federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and analogous state laws. If our owned or leased properties are contaminated, whether during or prior to our ownership or operation, we could be responsible for the costs of investigation and cleanup and for any related liabilities, including claims for damage to property, persons, or natural resources. That responsibility may arise even if we were not at fault and did not cause or were not aware of the contamination. In addition, waste we generate is at times sent to third-party disposal facilities. If those facilities become contaminated, we and any other persons who arranged for the disposal or treatment of hazardous substances at those sites may be jointly and severally responsible for the costs of investigation and remediation, as well as for any claims for damage to third parties, their property, or natural resources. We may incur significant costs in the future if we become responsible for the investigation or remediation of hazardous substances at our owned or leased properties or at third-party disposal facilities.

Government Incentives

U.S. federal, state, and local governments and utilities have established various incentives to support the development of emissions reductions technologies. Set forth below is a summary of various programs and incentives that we expect will apply to our business.

The global regulatory landscape surrounding carbon capture, utilization, and sequestration (“CCUS”) has considerably improved in recent years. In the U.S., the passage of the Bipartisan Infrastructure Law in November 2021 and Inflation Reduction Act (“IRA”) in August 2022 introduced and bolstered government incentives for emissions reduction technologies such as the NET Power Cycle.

Tax credits

45Q tax credit.    The 45Q federal tax credit, first enacted in 2008 as a part of the Energy Improvement and Extension Act, provides an incentive to capture CO2. 45Q initially provided $20/metric ton for carbon sequestration and $10/metric ton for enhanced oil recovery (“EOR”). Following the passage of the IRA in August 2022, these tax credits increased for both carbon sequestration and EOR to $85/metric ton and $60/metric ton, respectively. These tax credits can be monetized through a fully refundable direct payment (“direct pay”) or transferred to a third-party in exchange for cash payment. The deadline to commence construction is January 1, 2033 to qualify for the tax credit, and eligible facilities like NET Power Plants can claim the tax credit for up to 12 years.

Grants and government funding

U.S. Department of Energy.    The Department of Energy (the “DOE”) oversees U.S. national energy policy, funds large infrastructure projects, and administers research funding across the industry. In fiscal year 2022, the DOE had a total budget of $130 billion with $88 billion dedicated to energy programs. Within energy programs, the budget of Fossil Energy and Carbon Management was over $3 billion, and includes specific allocations to Carbon Capture, Utilization, and Storage and Power Systems.

Other government funding.    Multiple pools of government capital are potentially available to aid in de-risk financing for early movers using our technology. A €25 billion E.U. Innovation Fund support decarbonization of innovative low-carbon technology as well as the €17.5 billion European Commission Transition Fund, €5.84 billion Connecting Facility Programs, €38 billion Invest EU fund, and €1 billion Catalyst EU programs all offer crucial incentivized opportunities. Additionally, the UK Department of Business, Energy & Industrial Strategy (BEIS) Net Zero Portfolio, and the Industrial Strategy Challenge Fund also offer financial support.

Regulatory Standards

Best Available Control Technology (“BACT”).    Under the U.S. Clean Air Act, the U.S. Environment Protection Agency (“EPA”) maintains standards regulating the greenhouse gas emissions of existing and planned power plants to protect air quality. These standards include New Source Performance Standards that set technology-based standards for categories of new industrial facilities. The “Best Available Control Technology” (“BACT”) sets minimum technology requirements for major new or modified emitting power plants. This requirement could be an advantage to NET Power Plants due to the lack of pollutants resulting from the NET Power Cycle. The EPA reviews and revises these technology standards at least every eight years.

Facilities

Our corporate headquarters are in Durham, North Carolina, where we lease approximately 5,200 square feet under a lease that expires in October 2027. Most of the facility is used for our research and development and corporate operations.

Our demonstration facility is in La Porte, Texas, where we lease approximately 218,900 square feet of land from Air Liquide Large Industries U.S. LP (“Air Liquide”) under a lease that expires on the earlier of (i) July 1, 2025 and (ii) the termination of our oxygen supply agreement with Air Liquide, pursuant to which Air Liquide supplies oxygen for our use at the demonstration facility. The term of the oxygen supply agreement is perpetual but may be terminated by us or by Air Liquide upon 30 days’ written notice.

We believe these facilities are adequate to meet our current ongoing needs. However, in order to accommodate anticipated growth, we may need to seek additional facilities.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Management’s Discussion and Analysis of Financial Condition and
Results of Operations of NET Power, LLC

The following discussion of our financial condition and results of operations should be read in conjunction with NET Power’s audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021 and related notes included elsewhere in this proxy statement/prospectus. Certain information included in this discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results may differ materially from those projected or implied by the forward-looking statements. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of factors that could cause our actual results to differ from those expressed or implied by forward-looking statements.

Unless the context otherwise requires, all references in this section to “NET Power,” “we,” “us,” or “our” refer to the business of NET Power, LLC and its subsidiaries prior to the consummation of the Business Combination.    Unless the context otherwise requires, all references in this section to “we,” “our,” “us,” “the Company” or “NET Power” refer to the business of NET Power, LLC, a Delaware limited liability company, and its subsidiaries.

Overview

We are a clean energy technology company that has developed a unique power generation system (the “NET Power Cycle”) that produces clean, reliable, and low-cost electricity from natural gas while capturing virtually all atmospheric emissions. The NET Power Cycle is designed to inherently capture carbon dioxide (CO2) and eliminate air pollutants such as sulfur oxides (SOX), nitrogen oxides (NOX), and particulates. The NET Power Cycle was first demonstrated at our 50 MWth demonstration facility in La Porte, Texas which broke ground in 2016 and began testing in 2018. We conducted three testing campaigns over three years and synchronized to the Texas grid in the fall of 2021. Through these tests, we achieved technology validation, reached critical operational milestones and accumulated over 1,500 hours of total facility runtime as of October 2022. We plan to conduct additional research and testing campaigns at our demonstration facility over the next several years, and are targeting the first utility-scale plant to achieve commercial operations in 2026.

We plan to license our technology through offering plant designs ranging from industrial-scale configurations between 25-115 MW net electric output to utility-scale units of approximately 300 MW net electric output capacity. The initial commercially available product, our first-generation utility-scale design, or Gen1U, is expected to be a 300 MW class net electric power plant with net efficiency over 50%. We expect that later facilities adopting our second-generation utility-scale design, or Gen2U, will benefit from higher efficiencies and even lower costs. With multiple Gen1U projects currently in development, we expect the first utility-scale plant utilizing the NET Power Cycle will be commissioned and operational in 2026. We intend to deploy our technology in the U.S. and around the world by leveraging experience gained from our La Porte, Texas demonstration facility as well as from the expertise of our current owners, including OXY, BHES and 8 Rivers Capital.

Our potential customers include electric utilities, oil and gas companies, midstream oil and gas companies, technology companies, and industrial facilities, both in domestic and international markets. We have engaged in active dialogue with potential customers in each of these industries. We expect that our primary revenues will be derived from license and royalty fees from our customers who will develop, own and construct NET Power Plants around the world. We expect to also provide technical support services to NET Power Plant developers and operators.

The Business Combination

On December 13, 2022, we entered into the Business Combination Agreement (as may be amended from time to time, the “Business Combination Agreement”) with Rice Acquisition Corp II (“RONI”), Rice Acquisition Holdings II LLC (“RONI Opco”), Topo Buyer Co, LLC (“RONI Buyer”) and Topo Merger Sub, LLC (“RONI Merger Sub”). Pursuant to the Business Combination Agreement, and assuming approval by RONI’s shareholders, Merger Sub will merge with and into NET Power LLC with NET Power LLC surviving the merger as a wholly controlled subsidiary of RONI Buyer (the “Business Combination”). Upon the consummation of the Business Combination, RONI will be renamed NET Power Inc.

Pursuant to the Business Combination Agreement, the aggregate merger consideration payable upon closing of the Business Combination to Existing NET Power Holders is expected to be approximately $1.3 billion, subject to certain adjustments set forth in the Business Combination Agreement for, among other things, NET Power’s cash, indebtedness, unpaid transaction expenses, and certain capital expenditures. The merger consideration will consist of consideration in the form of newly issued Class A units of RONI Opco and newly issued shares of Class B Common Stock of RONI. The consideration will consist of 137.2 million Class A units of RONI Opco and 137.2 million shares of Class B Common Stock of RONI. Following the Closing, RONI will retain its “Up-C” structure, whereby all of the equity interests in NET Power will be held by RONI Opco, and RONI’s only assets will be its equity interests in RONI Opco. Following the Closing, RONI will be renamed NET Power Inc.

In accordance with ASC 810, NET Power is considered a VIE with RONI its primary beneficiary. RONI was determined to be the primary beneficiary of NET Power through being the sole managing member of NET Power, with the power to control the most significant activities of NET Power, while also having an economic interest that provides it with the ability to participate significantly in NET Power’s benefits and losses. As a result, NET Power will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination represents an acquisition of a business and NET Power’s identifiable assets acquired, liabilities assumed, and any non-controlling interests will be measured at their acquisition date fair value.

As a result of the Business Combination, the Combined Company will become a publicly traded company with its common stock trading on the New York Stock Exchange, which will require it to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Combined Company expects to incur material additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Factors Affecting Our Prospects and Future Results

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including cost over-runs in the testing and operation of the demonstration plant, technical problems with the NET Power Cycle, potential supply chain issues, and development of competing clean-energy technology sooner or at a lesser cost than the NET Power Cycle, and the other factors discussed under the section titled “Risk Factors.” Potential supply chain issues related to the manufacturing and transportation of key equipment have not yet had a material impact on our results of operations or capital resources, but continued material disruption in the supply chain may, in the future, lead to a delay in our commercialization efforts, which could impact our results of operations.

Commencing Commercial Operations

We anticipate our first utility-scale plant to be operational in 2026. We expect that the 300 MWe Class plant will be a NET Power-led consortium project located at an OXY-owned site in the Permian Basin of West Texas. We expect that the project will fully integrate power production with transportation and underground sequestration of carbon dioxide. We are focused on delivering a project that will catalyze future adoption for utility-scale customers.

Major remaining development activities relating to an operational utility-scale plant by 2026 are similar to the activities we have previously undertook to design, build and commission the La Porte, Texas demonstration facility. They include, but are not limited to: finalizing a Siting Study, initiating all permitting required, conducting a Front End Engineering Design (FEED) study, originating all required supply and off-take contracts, structuring the project to attract any required 3rd party equity and debt financing and achieving final investment decision (FID), initiating the Engineer, Procurement and Construction (EPC) process, and constructing and commissioning the facility.

Regulatory Approvals

NET Power will hire a permitting consultant to ensure all required regulatory approvals are met during project development. These include, but are not limited to: air permits, construction permits, electrical power generation approvals, waste water discharge permits, and others.

Key Components of Results of Operations

We are a development stage company and our historical results may not be indicative of our future results. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenue

We have not generated material revenue to date. We have historically generated revenue through various contracts with potential future license customers for access to testing results, other data and feasibility studies. We have also generated revenue from our role as a sub-recipient of a Department of Energy grant to conduct syngas testing at our La Porte demonstration facility.

Cost of Revenue

Cost of revenue includes primarily the cost of subcontractor labor as well as supplies and materials directly associated with our role as a grant subrecipient. We expect cost of revenue to expand to include allocated labor costs associated with commercial development activities, and to increase in absolute dollars in future periods along with our revenue levels.

Gross Profit

Our gross profit represents revenues less our total costs of revenue. We expect gross profit to increase in future periods along with our revenue levels.

Operating Expenses

Operating expenses consist of general and administrative expenses, sales and marketing expenses, research and development expenses, depreciation and amortization expenses, and bad debt expenses. Personnel-related costs are the most significant component of our operating expenses and include salaries, benefits and stock-based compensation expenses.

We expect to continue to invest substantial resources to support our growth and anticipate that each of the following categories of operating expenses will increase in absolute dollar amounts for the foreseeable future.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses associated with our general and administrative organization, professional fees for legal, accounting, and other consulting services. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services. We also expect to increase the size of the general and administrative function to support the growth of our business. However, we anticipate general and administrative expenses to decrease as a percentage of revenue over the long term.

Sales and Marketing

Our sales and marketing expenses consist primarily of personnel-related costs directly associated with our sales and marketing activities. We have not incurred significant sales and marketing expenses to date. We intend to make significant investments in our sales and marketing organization in the future to drive revenue once commercial activities commence. As a result, we expect our sales and marketing expenses to increase in absolute dollars in the future as we approach commencing commercial operations.

Research and Development

Our research and development, or R&D, expenses consist primarily of expenses for labor and fees paid to third parties working on and testing specific aspects of our technology, including testing at our demonstration plant in La Porte, Texas, and development activities under the Original JDA and the Amended and Restated JDA. R&D costs have been expensed as incurred. We expect R&D expenses to grow as we continue to develop our technology.

Depreciation, Amortization and Accretion

Our depreciation and amortization expenses consist primarily of depreciation on our demonstration plant. We expect future depreciation and amortization to increase slightly as we continue to invest in our demonstration plant testing facility. Our accretion expense is related to the asset retirement obligation at the demonstration plant and is not expected to change materially.

Other Income (expense)

Other income (expense) consists mainly of interest income, interest expense, fair value adjustments and other expenses.

Results of Operations

Comparison of the Years Ended December 31, 2022 and 2021

The following table sets forth our condensed results of operations data for the periods presented:

	Year Ended December 31,
(in thousands)	2022	2021	$ Change	% Change
Revenue	$580	$2,103	$(1,523)	-72%
Cost of revenue	(275)	(829)	554	-67%
Gross profit	305	1,274	(969)	-76%

General and administrative	17,189	15,884	1,305	8%
Sales and marketing	801	252	549	218%
Research and development	18,954	10,110	8,844	87%
Depreciation and amortization	13,387	12,737	650	5%
Total operating expenses	50,330	38,983	11,347	29%

Operating loss	(50,025)	(37,709)	(12,316)	33%

Other income (expense)
Interest income (expense)	(4,791)	(580)	(4,211)	726%
Other income (expense)	38	3	35	1167%
Net Other (Expense)	(4,753)	(577)	(4,176)	724%

Net Loss	$(54,778)	$(38,286)	$(16,492)	43%

Revenue

Revenue decreased by $1.523 thousand, or 72%, to $580 thousand for the year ended December 31, 2022, as compared to $2.103 million for the year ended December 31, 2021. This decrease was primarily attributable to a decrease in U.S. Department of Energy, or DOE, Syngas testing activities, which formally paused in late 2021, and had only minimal activity in 2022.

Cost of Revenue

Cost of revenue decreased by $554 thousand, or 67%, to $275 thousand for the year ended December 31, 2022, as compared to $829 thousand for the year ended December 31, 2021. This decrease was primarily attributable to a decrease in DOE Syngas testing activities, which formally paused in late 2021, and had only minimal activity in 2022.

General and Administrative

General and administrative expenses increased by $1.305 million, or 8%, to $17.189 million for the year ended December 31, 2022, as compared to $15.884 million for the year ended December 31, 2021. This increase was primarily attributable to overall increases in corporate activity, including staffing and equity-based compensation.

Sales and Marketing

Sales and marketing expenses increased by $549 thousand, or 218%, to $801 thousand for the year ended December 31, 2022, as compared to $252 thousand for the year ended December 31, 2021. This increase was primarily attributable to increased engagement of external consultants to support increased marketing activities.

Research and Development

Research and development increased by $8.843 million, or 87%, to $18.953 million for the year ended December 31, 2022, as compared to $10.110 million for the year ended December 31, 2021. This increase was primarily due to the commencement of development activities under the Original JDA.

Depreciation, Amortization and Accretion

Depreciation expense increased by $650 thousand, or 5%, to $13.387 million for the year ended December 31, 2022, as compared to $12.737 million for the year ended December 31, 2021. This reflects a nominal increase due to the purchase of furniture and fixtures associated with a new office space. This change also reflects an increase due to the depreciation of a previously unrecognized Asset Retirement Obligation related to the La Porte demonstration facility, as well as associated accretion expense.

Interest Income (Expense) and Other Income (Expense)

Interest expense increased by $4.211 million, which was attributable to expensing of the loan discount associated with the option liability relating to the member loans, which occurred in late 2021, and early 2022, as well as adjustment of the option liability to fair market value. Change in Other Income was minimal, but attributable to income on disposal of scrap metal.

Liquidity and Capital Resources

Liquidity

We measure liquidity in terms of our ability to fund the cash requirements of our R&D activities and our near term business operations, including our contractual obligations and other commitments. Our current liquidity needs primarily involve R&D activities for the ongoing development of our technology.

We had $5.164 million in cash and cash equivalents as of December 31, 2022. We also had total liabilities of $13.735 million as of December 31, 2022, including a $5.174 million option liability, as described below.

On October 15, 2021, the NET Power board of directors approved a resolution to fund continued operations through term loans not to exceed $10 million in total, with an interest rate of 9.25%. As of December 31, 2021, we had received loan funds from equity members totaling $8 million which were due within six months and secured by our assets. An additional $2 million was received in January 2022. Each round of funding was also associated with options to purchase shares allocated based on member funding in excess of the pro rata loan total requested. 34,588 options were authorized as of December 31, 2022 at an exercise price of $168.75 per share and a fair value of $149.59 per share (total liability of $5.174 million). These options become exercisable for one year from loan repayment, which occurred on February 3, 2022. As of December 31, 2022, all member loans were repaid, and no related options had been exercised. For the year ended December 31, 2022, $1.358 million of accretion was recorded as interest expense related to the member loans that we repaid. Our option liability was issued in conjunction with the member loans on October 15, 2021. The option liability represents a liability on the balance sheet classified as a Level 3 fair value measurement.

On January 11, 2023, Occidental exercised its option to purchase shares associated with the member loan agreement. On February 3, 2023, Constellation New Energy also exercised its option to purchase shares associated with the member loan agreement. The Company issued 5,824 and 28,764 shares to Occidental and Constellation New Energy, respectively, and received an aggregate $5.837 million from the exercise of the options. No member loan share options are currently outstanding.

Going Concern

As part of issuing our financial statements, we evaluated whether there were any conditions and events that raise substantial doubt about our ability to continue as a going concern over the next twelve months. Since inception, we have incurred significant operating losses, have an accumulated deficit of $225 million and negative operating cash flows. Management expects that operating losses and negative cash flows may increase because of additional costs and expenses related to the development of technology and the development of market and strategic relationships with other companies. Our continued solvency is dependent upon our ability to obtain additional working capital to complete our product development, to successfully market our technology, and to achieve commerciality of our products.

Management believes current cash flows from capital funding will be sufficient to fund working capital needs through June 2023. Additionally, the Company has access to committed funds from existing owners via the Interim Company Financing mechanism in the Business Combination Agreement which it can draw up to $25 million from prior to the closing of the Business Combination. Management believes this financing will be sufficient to fund the working capital needs through closing of the Business Combination.

Management intends to fund future operations through private or public equity or debt offerings and may seek additional capital through arrangements with strategic partners or from other sources. There can be no assurances, however, that additional funding will be available on terms acceptable to us, or at all. These conditions, among other factors, raise substantial doubt about our ability to continue as a going concern.

We believe that the proceeds of the Business Combination (including the related PIPE Financing) should be sufficient to reach commercialization of our technology, but certain costs are not reasonably estimable at this time and we may require additional funding and our projections anticipate certain customer-sourced income that is not assured.

Cash Flow Summary

The following table shows our cash flows from operating activities, investing activities and financing activities for the presented periods:

	Year Ended December 31,
(in thousands)	2022	2021
Net cash provided by (used in)
Operating activities	$(16,630)	$(20,330)
Investing activities	$(115)	$—
Financing activities	$21,467	$8,000

Operating Activities

Our cash flows used in operating activities to date have been primarily comprised of payroll, material and supplies, facilities expense, and professional services related to research and development and general and administrative activities. As we continue to increase hiring to accelerate our engineering efforts ahead of having an operational plant, we expect our cash used in operating activities to increase significantly before we start to generate any material cash flows from our operations. Cash used by operating activities decreased from $20.330 million in the year ended December 31, 2021 to $16.630 million in the year ended December 31, 2022. Cash used in operating activities was significantly higher than usual during the fourth quarter of 2021 due to costs associated with testing activities that resulted in synchronization to the Texas grid, as well as payment of fees associated with the termination of the Toshiba turbine development and supply agreements. This resulted in a relative total decrease between periods despite a gradual increase in monthly operating costs from 2021 to 2022 due to acceleration of corporate and commercial activities.

Investing Activities

During the year ended December 31, 2022 we used $115 thousand in cash flow activities related to investment. This represents the addition of furniture and fixtures at the newly leased corporate office. During the year ended December 31, 2021, we did not engage in any activities resulting in cash flow from investment.

Financing Activities

Cash provided by financing activities in the year ended December 31, 2022 consisted primarily of BHES’ investment in NET Power on February 3, 2022. It also reflects $2 million in member loans received at the beginning of the year, and subsequent repayment of all outstanding member loans, totaling $10 million.

Cash provided by financing activities in the year ended December 31, 2021 consisted of proceeds from $8 million of member loans.

Commitments and Contractual Obligations

Leases

As of December 31, 2022, there were two active leases in place. The most recent, a five-year office lease agreement, was signed on June 6, 2022 and took effect on November 1, 2022. Future minimum lease payments under the lease are approximately $948 thousand. As of December 31, 2022, we had $786 thousand in lease liabilities and $784 thousand in right of use assets on its consolidated balance sheet, in accordance with ASC 842.

The Company also holds a lease for the land under the demonstration facility in La Porte, Texas, for approximately 218,900 square feet of land from Air Liquide Large Industries U.S. LP (“Air Liquide”) at a rate of $1 per year, under a lease that expires on the earlier of (i) July 1, 2025 and (ii) the termination of our oxygen supply agreement with Air Liquide, pursuant to which Air Liquide supplies oxygen for our use at the demonstration facility. The term of the oxygen supply agreement is perpetual but may be terminated by the Company or by Air Liquide upon 30 days’ written notice. The underlying lease requires the removal of all equipment and the obligation to restore the land to post-clearing grade level, which has resulted in the recognition of an asset retirement obligation liability of $2.416 million as of December 31, 2022.

Joint Development Agreement

As of December 31, 2022, we had $2.212 million in long-term payables associated with the Original JDA, and have committed to funding a portion of the remaining development costs through a combination of cash and equity.

Off-Balance Sheet Arrangements

As of December 31, 2022, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with U.S. GAAP. Preparation of the financial statements requires our management to make a number of judgments, estimates and assumptions relating to the reported amount of expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our financial statements. Our significant accounting policies are described in our financial statements included elsewhere in this Proxy Statement/Prospectus. Additional information about our critical accounting policies follows:

Revenue Recognition

We adopted the requirements of the new revenue recognition standard, known as ASC 606, effective January 1, 2020, utilizing the modified retrospective method of transition. Revenue is recognized upon transfer of control of promised services to customers in an amount that reflects the consideration that we expect to receive in exchange for those services. Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts.

Equity-Based Compensation and Fair Value of Shares

We recognize the cost of equity-based awards granted to our employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We determine the fair value of equity awards using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•        Expected Term — We use the expected term to liquidity, which is generally to vesting period of the award.

•        Expected Volatility — As our equity is not currently publicly traded, the volatility is based on a benchmark of comparable companies.

•        Expected Dividend Yield — The dividend rate used is zero as we have never paid any cash dividends and we do not anticipate doing so in the foreseeable future.

•        Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Prior to the Transaction, there was no public market for our equity instruments and, as a result, the estimated fair value of our equity has historically been determined by our board of directors as of the grant date with input from management, considering our most recently available third-party valuations of equity and our board of directors’ assessment of additional objective and subjective factors that the board believed were relevant and which may have changed from the date of the most recent valuation through the date of grant. We engaged an independent third-party valuation specialist to perform contemporaneous valuations of our equity. The valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants, or AICPA, Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The independent third-party valuation specialist considered all objective and subjective factors that it believed to be relevant for each valuation conducted in accordance with AICPA’s Practice Aid, including our best estimate of our business condition, prospects, and operating performance at each valuation date. Other significant factors included:

•        Our results of operations and financial position;

•        Our stage of development and business strategy and the material risks related to our business and industry;

•        The lack of liquidity of our equity;

•        The valuation of publicly traded peer companies; and

•        The likelihood of achieving a liquidity event for the holders of our ownership shares and equity awards, given prevailing market conditions

Option Liability

We account for our option liability as a liability in the consolidated balance sheets, recorded initially at fair value, with subsequent changes in fair value recorded in each reporting period in the consolidated statements of operations. The option liability meets the liability classification criteria within ASC 815, Derivatives and Hedging (ASC 815). The fair value of the option liability issued by us is estimated using the Black-Scholes option pricing model. The key inputs to the Option Liability valuation model include our equity fair value, strike price, equity volatility, expected term, and risk-free interest rate.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-EGCs, and any such election to not take advantage of the extended transition period is irrevocable. Following the consummation of the Transactions, we expect to be an EGC at least through the end of 2023 and will have the benefit of the extended transition period. We intend to take advantage of the benefits of this extended transition period.

New Accounting Pronouncements

For a discussion of recent accounting pronouncements, refer to Note 2. Summary of Significant Accounting Policies of the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

NET POWER’S EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Introduction

This section provides an overview of NET Power’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. This section covers the compensation of those individuals who served as our principal executive officer and our two other most highly compensated executive officers as of December 31, 2022, collectively referred to as our “Named Executive Officers” or “NEOs.”

As of December 31, 2022, NET Power’s NEOs were:

•        Ron DeGregorio, Chief Executive Officer,

•        Brian Allen, President and Chief Operating Officer, and

•        Akash Patel, Chief Financial Officer.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to NET Power by our NEOs for the years ended December 31, 2022 and 2021.

Name and Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Ron DeGregorio,	2022	$400,000		—		$1,530,250	$414,000	—		$2,344,250
Chief Executive Officer(3)	2021	$367,695	(4)	—		$7,796,400	$202,500	—		$8,366,595

Brian Allen,	2022	$269,167		$126,000	(6)	$3,213,525	$228,375	$181,665	(7)	$4,018,732
President and Chief Operating Officer(5)	2021	—		—		—	—	—		—

Akash Patel,	2022	$380,000		—		$173,408	$226,688	—		$780,095
Chief Financial Officer	2021	$380,000		—		$2,891,165	$128,250	—		$3,399,415

____________

(1)      The amounts reported in this column represent the grant date fair value of profits interest share awards for the fiscal years ended December 31, 2022 and 2021, respectively, computed in accordance with FASB Accounting Standards Codification Topic 718. See Note K to NET Power’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of all assumptions made by us in determining the grant-date fair value of our equity awards.

(2)      Amounts in this column reflect performance-based bonuses awarded by the board of managers based on a “performance year” running from April 1 to March 31. No bonuses were awarded to NEOs for the performance year ended March 31, 2021. Cash bonuses awarded for the performance year ended March 31, 2022 have been allocated 75% to the fiscal year ended December 31, 2021 and 25% to the fiscal year ended December 31, 2022. On March 27, 2023, NET Power’s compensation committee approved cash bonuses for the performance year ended March 31, 2023, and such cash bonuses have been allocated 75% to the fiscal year ended December 31, 2022 with the remaining 25% to be allocated to the fiscal year ended December 31, 2023.

(3)      Mr. DeGregorio joined NET Power as Chief Executive Officer on February 4, 2021.

(4)      Prior to assuming the role of Chief Executive Officer on February 4, 2021, Mr. DeGregorio was a manager and indirectly received $15,000 per quarter for compensation through his consulting entity, RKD Group LLC (“RKD”). Mr. DeGregorio was paid $5,625 in such consulting compensation for the year ended December 31, 2021.

(5)      Mr. Allen joined NET Power as President and Chief Operating Officer on April 18, 2022.

(6)      Represents a one-time signing bonus of $126,000.

(7)      Represents (i) reimbursement for relocation expenses paid to Mr. Allen in connection with his hiring and (ii) tax gross-ups.

Narrative Disclosure to Summary Compensation Table

Ron DeGregorio

On October 1, 2021, NET Power entered into a Service Provider Agreement with Ron DeGregorio, and such agreement was amended on April 28, 2022 and December 5, 2022 (as amended, the “DeGregorio Employment Agreement”). Pursuant to the DeGregorio Employment Agreement, Mr. DeGregorio is entitled to an annual base salary of $400,000, which may be adjusted in the sole discretion of the board of managers. Mr. DeGregorio’s annual base salary is currently $400,000. Mr. DeGregorio is also eligible to receive an annual bonus based on a target of 77% of his then-effective base salary, with the amount of such bonus determined in the sole discretion of the board of managers. The term of Mr. DeGregorio’s employment is indefinite, provided that either NET Power or Mr. DeGregorio may terminate his employment upon 30 days’ written notice.

Under the DeGregorio Employment Agreement, if Mr. DeGregorio’s employment is terminated by NET Power for Cause or by him without Good Reason (as such terms are defined below under “Definitions”), then he would be entitled to accrued but unpaid salary, accrued but unused vacation, reimbursement for unreimbursed business expenses and any employee benefits to which he is entitled under NET Power’s employee benefit plans (collectively, the “Accrued Amounts”). While NET Power determines if it may terminate Mr. DeGregorio’s employment for Cause, it may place him on paid leave for up to 60 days.

Under the DeGregorio Employment Agreement, if Mr. DeGregorio’s employment is terminated by NET Power without Cause, by Mr. DeGregorio for Good Reason, or by reason of death or disability, then subject to his execution of a timely release, he would be entitled to the Accrued Amounts plus (i) severance pay equal to six months of his then-current base salary, plus one month of base salary per full year of service with NET Power, up to a maximum of twelve months (such total amount of severance pay, the “DeGregorio Severance Pay”), payable in equal installments in accordance with NET Power’s normal payroll practices, but no less frequently than monthly (the number of months of base salary payable as severance pay, the “DeGregorio Severance Period”), (ii) for the duration of the DeGregorio Severance Period, monthly payments equal to one twelfth of the average of the annual bonus received by Mr. DeGregorio during the two preceding calendar years, (iii) COBRA continuation coverage until the end of the DeGregorio Severance Period, until loss of COBRA eligibility or until Mr. DeGregorio becomes eligible to receive substantially similar coverage from another source, whichever is earliest (the “DeGregorio COBRA Benefits”), (iv) payment of any unpaid annual bonus if Mr. DeGregorio worked through the last day of the prior fiscal year, and (v) any benefits available under the DeGregorio Profits Interest Agreement (as defined below). The date of determination for the amount of the DeGregorio Severance Pay and the length of the DeGregorio Severance Period shall be the later of (i) 30 days following the Closing Date if NET Power is still pursuing the Business Combination, (ii) June 30, 2023 if NET Power has abandoned the Business Combination by such date and (iii) 60 days following the abandonment of the Business Combination. Mr. DeGregorio may not terminate the DeGregorio Employment Agreement for Good Reason unless (i) he has provided written notice to NET Power within 30 days of the initial existence of circumstances supporting Good Reason and (ii) NET Power has had at least 30 days from such notice to cure such circumstances.

Under the DeGregorio Employment Agreement, if Mr. DeGregorio’s employment is terminated by NET Power without Cause or by Mr. DeGregorio for Good Reason, and such termination occurs either within three months before or twelve months following a Change in Control (as defined below under “Definitions”), then subject to his execution of a timely release, he would be entitled to the Accrued Amounts, plus (i) a lump sum payment equal to double the DeGregorio Severance Pay, (ii) a lump sum payment equal to the estimated amount of DeGregorio COBRA Benefit, and (iii) payment of any unpaid annual bonus if Mr. DeGregorio worked through the last day of the prior fiscal year.

Under the DeGregorio Employment Agreement, NET Power may elect to retain Mr. DeGregorio following the Effective Time, in a role designated by NET Power, at a continued base salary of $400,000 per year. The DeGregorio Employment Agreement contains a release of all claims against NET Power and its affiliates by Mr. DeGregorio in exchange for this potential continued service and for the potential accelerated vesting of his profits interest shares as described in the following paragraph.

On September 30, 2021, NET Power entered into a Profits Interest Share Award Agreement with Mr. DeGregorio, and such agreement was amended on April 28, 2022 and December 5, 2022 (as amended, the “DeGregorio Profits Interest Agreement”). Pursuant to the DeGregorio Profits Interest Agreement, Mr. DeGregorio has been granted a total of 175,000 profits interest shares, of which Mr. DeGregorio has forfeited 30,000, with various award dates and threshold amounts. The profits interest shares are subject to either time-based vesting or performance-based vesting provisions which are established from time to time by the NET Power board of managers. Vesting of all profits interest shares is subject to Mr. DeGregorio’s continued service with NET Power, provided, however, that all of Mr. DeGregorio’s unvested profits interest shares that are outstanding as of December 5, 2022, or granted thereafter, shall immediately vest upon the Closing. If Mr. DeGregorio’s employment is terminated for Cause prior to the sale of NET Power or NET Power’s initial public offering, NET Power shall have the right to purchase from Mr. DeGregorio all vested profits interest shares, subject to conditions set forth in the DeGregorio Profits Interest Agreement.

Under the DeGregorio Profits Interest Agreement, if Mr. DeGregorio’s employment is terminated by NET Power for Cause or by Mr. DeGregorio without Good Reason, any unvested profits interest awards will be immediately forfeited upon termination. If Mr. DeGregorio’s employment is terminated by NET Power without Cause, by Mr. DeGregorio for Good Reason, or by reason of death or disability, any unvested profits interest awards shall immediately vest.

In addition, pursuant to the DeGregorio Profits Interest Agreement, 15,000 of Mr. DeGregorio’s unvested profits interest shares are subject to a “market adjustment payment” as defined in the DeGregorio Profits Interest Agreement. The market adjustment payment shall be made in an amount of (i) $633,750 if all of the 15,000 unvested profits interest shares vest, (ii) $316,875 if 7,500 unvested profits interest shares vest, and (iii) $0 if none of them vest.

Brian Allen

On March 31, 2022, NET Power entered into a Service Provider Agreement with Brian Allen, and such agreement was amended on May 2, 2022 (as amended, the “Allen Employment Agreement”). Pursuant to the Allen Employment Agreement, Mr. Allen is entitled to an annual base salary of $380,000, which may be adjusted in the sole discretion of the board of managers. Mr. Allen’s annual base salary is currently $380,000. Mr. Allen is also eligible to receive an annual bonus based on a target of 56% of his then-effective base salary, with the amount of such bonus determined in the sole discretion of the board of managers. The term of Mr. Allen employment is indefinite, provided that either NET Power or Mr. Allen may terminate his employment upon 30 days’ written notice.

Under the Allen Employment Agreement, if Mr. Allen’s employment is terminated by NET Power for Cause or by him without Good Reason (as such terms are defined below under “Definitions”), then he would be entitled to the Accrued Amounts. While NET Power determines if it may terminate Mr. Allen’s employment for Cause, it may place him on paid leave for up to 60 days.

Under the Allen Employment Agreement, if Mr. Allen’s employment is terminated by NET Power without Cause, by Mr. Allen for Good Reason, or by reason of death or disability, then subject to his execution of a timely release, he would be entitled to the Accrued Amounts plus (i) six months of severance pay at the rate of his then-current base salary, plus one month per full year of service with NET Power up to a maximum of twelve months (the “Allen Severance Period,” and such total amount of severance pay, the “Allen Severance Pay”), (ii) for the duration of the Allen Severance Period, monthly payments equal to one twelfth of the average of the annual bonus received by Mr. Allen during the two preceding calendar years, (iii) COBRA continuation coverage until the end of the Allen Severance Period, until loss of COBRA eligibility or until Mr. Allen becomes eligible to receive substantially similar coverage from another source, whichever is earliest (the “Allen COBRA Benefits”), (iv) payment of any unpaid annual bonus if Mr. Allen worked through the last day of the prior fiscal year, and (v) any benefits available under the Allen Profits Interest Agreement (as defined below). Mr. Allen may not terminate the Allen Employment Agreement for Good Reason unless (i) he has provided written notice to NET Power within 90 days of the initial existence of circumstances supporting Good Reason and (ii) NET Power has had at least 90 days from such notice to cure such circumstances.

Under the Allen Employment Agreement, if Mr. Allen’s employment is terminated by NET Power without Cause or by Mr. Allen for Good Reason, and such termination occurs either within three months before or twelve months following a Change in Control (as defined below under “Definitions”), then subject to his execution of a timely release, he would be entitled to the Accrued Amounts plus (i) a lump sum payment equal to double the Allen Severance Pay, (ii) a lump sum payment equal to the estimated amount of Allen COBRA Benefits, and (iii) payment of any unpaid annual bonus if Mr. Allen worked through the last day of the prior fiscal year.

On April 18, 2022, NET Power entered into a Profits Interest Share Award Agreement with Mr. Allen, and such agreement was amended on May 2, 2022 (as amended, the “Allen Profits Interest Agreement”). Pursuant to the Allen Profits Interest Agreement, Mr. Allen has been granted a total of 52,500 profits interest shares in NET Power with various award dates and threshold amounts. The profits interest shares are subject to either time-based vesting or performance-based vesting provisions which are established from time to time by the NET Power board of managers and/or the Chief Executive Officer. Vesting of all profits interest shares is subject to Mr. Allen’s continued service with NET Power. If Mr. Allen’s employment is terminated for Cause prior to the sale of NET Power or NET Power’s initial public offering, NET Power shall have the right to purchase from Mr. Allen all vested profits interest shares, subject to conditions set forth in the Allen Profits Interest Agreement.

Under the Allen Profits Interest Agreement, if Mr. Allen’s employment is terminated by NET Power for Cause or by Mr. Allen without Good Reason, any unvested profits interest awards will be immediately forfeited upon termination. If Mr. Allen’s employment is terminated by NET Power without Cause, by Mr. Allen for Good Reason, or by reason of death or disability, any unvested profits interest awards shall immediately vest.

Akash Patel

On October 4, 2021, NET Power entered into a Service Provider Agreement with Akash Patel, and such agreement was amended on April 27, 2022 (as amended, the “Patel Employment Agreement”). Pursuant to the Patel Employment Agreement, Mr. Patel is entitled to an annual base salary of $380,000, which may be adjusted in the sole discretion of the board of managers. Effective April 1, 2023, the board of managers approved an increase in Mr. Patel’s annual base salary to $400,000. Mr. Patel is also eligible to receive an annual bonus based on a target of 43% of his then-effective base salary, with the amount of such bonus determined in the sole discretion of the board of managers. The term of Mr. Patel’s employment is indefinite, provided that either NET Power or Mr. Patel may terminate his employment upon 30 days’ written notice.

Under the Patel Employment Agreement, if Mr. Patel’s employment is terminated by NET Power for Cause or by him without Good Reason (as such terms are defined below under “Definitions”), then he would be entitled to the Accrued Amounts. While NET Power determines if it may terminate Mr. Patel’s employment for Cause, it may place him on paid leave for up to 60 days.

Under the Patel Employment Agreement, if Mr. Patel’s employment is terminated by NET Power without Cause, by Mr. Patel for Good Reason, or by reason of death or disability, then subject to his execution of a timely release, he would be entitled to the Accrued Amounts plus (i) six months of severance pay at the rate of his then-current base salary, plus one month per full year of service with NET Power up to a maximum of twelve months (the “Patel Severance Period,” and such total amount of severance pay, the “Patel Severance Pay”), (ii) for the duration of the Patel Severance Period, monthly payments equal to one twelfth of the average of the annual bonus received by Mr. Patel during the two preceding calendar years, (iii) COBRA continuation coverage until the end of the Patel Severance Period, until loss of COBRA eligibility or until Mr. Patel becomes eligible to receive substantially similar coverage from another source, whichever is earliest (the “Patel COBRA Benefits”), (iv) payment of any unpaid annual bonus if Mr. Patel worked through the last day of the prior fiscal year, and (v) any benefits available under the Patel Profits Interest Agreement (as defined below). Mr. Patel may not terminate the Patel Employment Agreement for Good Reason unless (i) he has provided written notice to NET Power within 30 days of the initial existence of circumstances supporting Good Reason and (ii) NET Power has had at least 30 days from such notice to cure such circumstances.

Under the Patel Employment Agreement, if Mr. Patel’s employment is terminated by NET Power without Cause or by Mr. Patel for Good Reason, and such termination occurs either within three months before or twelve months following a Change in Control (as defined below under “Definitions”), then subject to his execution of a timely release, he would be entitled to the Accrued Amounts plus (i) a lump sum payment equal to double the Patel Severance Pay, (ii) a lump sum payment equal to the estimated amount of Patel COBRA Benefits, and (iii) payment of any unpaid annual bonus if Mr. Patel worked through the last day of the prior fiscal year.

On September 30, 2021, NET Power entered into a Profits Interest Share Award Agreement with Mr. Patel, and such agreement was amended on April 27, 2022 (as amended, the “Patel Profits Interest Agreement”). Pursuant to the Patel Profits Interest Agreement, Mr. Patel has been granted a total of 45,333 profits interest shares in NET Power with various award dates and threshold amounts. The profits interest shares are subject to either time-based vesting or performance-based vesting provisions which are established from time to time by the NET Power board of managers and/or the Chief Executive Officer. Vesting of all profits interest shares is subject to Mr. Patel’s continued service with NET Power. If Mr. Patel’s employment is terminated for Cause prior to the sale of NET Power or NET Power’s initial public offering, NET Power shall have the right to purchase from Mr. Patel all vested profits interest shares, subject to conditions set forth in the Patel Profits Interest Agreement.

Under the Patel Profits Interest Agreement, if Mr. Patel’s employment is terminated by NET Power for Cause or by Mr. Patel without Good Reason, any unvested profits interest awards will be immediately forfeited upon termination. If Mr. Patel’s employment is terminated by NET Power without Cause, by Mr. Patel for Good Reason, or by reason of death or disability, any unvested profits interest awards shall immediately vest.

Definitions

“Cause” is defined under all of the NEOs’ employment agreements as (i) failure to perform duties (other than any such failure resulting from incapacity due to physical or mental illness), provided that, under the Allen Employment Agreement, such failure is not cured within 15 days of notice of such failure; (ii) failure to comply with any valid and legal directive of the board of managers, provided that, under the Allen Employment Agreement, such failure is not cured within 15 days of notice of such failure; (iii) willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to NET Power or its affiliates; (iv) embezzlement, misappropriation, or fraud, whether or not related to the NEO’s engagement with NET Power; (v) the NEO’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) material violation of NET Power’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct, provided that, under the Allen Employment Agreement, such policies have been communicated to Mr. Allen; (vii) willful unauthorized disclosure of confidential information; (viii) material breach of any material obligation under the employment agreement or any other written agreement between the NEO and NET Power; or (ix) under the DeGregorio Employment Agreement and the Patel Employment Agreement, engagement in conduct that brings or is reasonably likely to bring NET Power negative publicity or into public disgrace, embarrassment, or disrepute.

“Good Reason” is defined under all of the NEOs’ employment agreements as (i) a material reduction in the NEO’s base salary other than a general reduction in base salary that affects all similarly situated executives or service providers in substantially the same proportions; (ii) a relocation of the NEO’s principal place of engagement by more than 50 miles; (iii) any material breach by NET Power of any material provision of the employment agreement; or (iv) a material, adverse change in the NEO’s authority, duties, or responsibilities (other than temporarily while the NEO is physically or mentally incapacitated or as required by applicable law) taking into account NET Power’s size, status as a public (or non-public) company, and capitalization as of the date of the employment agreement.

“Change in Control” is defined under all of the NEOs’ employment agreements as (i) one person (or more than one person acting as a group) acquiring ownership of shares of NET Power that, together with the shares held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of such company; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of such company and acquires additional shares; or (ii) the sale of all or substantially all of NET Power’s assets.

All NEOs

The NEOs participate in employee benefit programs available to its employees generally, including a tax-qualified 401(k) plan. NET Power did not maintain any executive-specific benefit or perquisite programs in the fiscal years ended December 31, 2022 or December 31, 2021. Please see “Incentive Plan Proposal” for a description of the Incentive Plan.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table shows information regarding outstanding equity awards held by the NEOs as of December 31, 2022. All equity awards consist of profits interest shares, which are membership interests in NET Power, allocated or granted based on our Third Amended and Restated Limited Liability Company Operating Agreement.

Name	Stock Awards(1)
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Ron DeGregorio	20,000	(3)	$2,874,800	40,000	(3)	$5,749,600
	7,500	(4)	$864,300	7,500	(4)	$864,300
Brian Allen	45,000	(5)	$5,185,800	—		$—
Akash Patel	2,000	(6)	$287,480	—		$—
	666	(7)	$95,731	—		$—
	7,083	(8)	$1,018,110	14,166	(8)	$$2,036,221

____________

(1)      All awards in this table represent unvested profits interest shares. The awards under the “Number of Shares or Units of Stock That Have Not Vested” column represent profits interest shares that are subject to time-based vesting conditions, and the awards under the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested” column represent profits interest shares that are subject to performance-based vesting conditions that are clearly communicated to the NEOs.

(2)      For purposes of this table, the market value of the profits interest shares is based on an independent appraisal received by NET Power as of December 31, 2022. As of such date, each profits interest share with a threshold value of $168.75 was valued at $143.74, and each profits interest share with a threshold value of $211.00 was valued at $115.24.

(3)      On September 30, 2021, Mr. DeGregorio was granted 120,000 profits interest shares, of which 50% are subject to time-based vesting and 50% are subject to performance-based vesting. The time-vested shares vest as follows: 30,000 shares vested on the grant date, 10,000 shares vested on April 1, 2022, 10,000 vested on April 1, 2023 and 10,000 will vest on April 1, 2024, in each case subject to the continued service of Mr. DeGregorio. The performance-vested shares vest as follows, with vesting on each date subject to the achievement prior to such date of certain performance-based criteria established from time to time by the board of managers and communicated to Mr. DeGregorio: 20,000 shares vested on April 1, 2022, 20,000 shares vested on April 1, 2023, and up to 20,000 shares are eligible for vesting on April 1, 2024. To the extent that Mr. DeGregorio has unvested shares at the Closing, those shares are subjected to accelerated vesting and will vest upon the Closing.

(4)      On April 21, 2022, Mr. DeGregorio was granted 45,000 profits interest shares, of which (i) 7,500 were scheduled to vest on May 1, 2023 and an additional 7,500 were scheduled to vest on May 1, 2023 subject to a financial raise being completed by March 1, 2023, (ii) 7,500 were scheduled to vest on May 1, 2024 and an additional 7,500 were scheduled to vest on May 1, 2024 subject to certain commercialization thresholds having been achieved by December 31, 2023, and (iii) 7,500 were scheduled to vest on May 1, 2025 and an additional 7,500 were scheduled to vest on May 1, 2025 subject to the Company receiving an investment decision or first order for Serial Number 1, in each case subject to the continued service of Mr. DeGregorio. On December 5, 2022, Mr. DeGregorio forfeited 30,000 of these 45,000 profits interest shares, in particular those scheduled to vest on May 1, 2024 and May 1, 2025. The remaining 15,000 profits interest shares are scheduled to vest on May 1, 2023, of which 7,500 (those reported under the “Number of Shares or Units of Stock That Have Not Vested” column) will vest automatically on that date, and the other 7,500 (those reported under the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column) will vest on that date subject to a financial raise being completed by March 1, 2023, in each case subject to the continued service of Mr. DeGregorio as of the vesting date. To the extent that Mr. DeGregorio has unvested shares at the Closing, those shares are subjected to accelerated vesting and will vest upon the Closing.

(5)      On April 18, 2022, Mr. Allen was granted 45,000 profits interest shares, of which 15,000 vested on April 1, 2023, 15,000 will vest on April 1, 2024 and 15,000 will vest on April 1, 2025, subject to Mr. Allen’s continued service.

(6)      On May 1, 2020, Mr. Patel was granted 6,000 profits interest shares, of which 2,000 vested on May 1, 2021, 2,000 vested on May 1, 2022 and 2,000 will vest on May 1, 2023, subject to Mr. Patel’s continued service.

(7)      On April 15, 2021, Mr. Patel was granted 2,000 profits interest shares, of which 667 vested on December 31, 2021, 667 vested on December 31, 2022 and 666 will vest on December 31, 2023, subject to Mr. Patel’s continued service.

(8)      On September 30, 2021, Mr. Patel was granted 42,500 profits interest shares, of which 50% are subject to time-based vesting and 50% are subject to performance-based vesting. The time-vested shares vest as follows: 10,625 shares vested on the grant date, 3,542 shares vested on April 1, 2022, 3,542 vested on April 1, 2023 and 3,541 will vest on April 1, 2024, in each case subject to the continued service of Mr. Patel. The performance-vested shares vest as follows, with vesting on each date subject to the achievement prior to such date of certain performance-based criteria established from time to time by the board of managers and/or the Chief Executive Officer and communicated to Mr. Patel: 7,084 shares vested on April 1, 2022, 7,083 shares vested on April 1, 2023, and up to 7,083 shares are eligible for vesting on April 1, 2024.

Potential Payments upon Termination or Change-In-Control

Information regarding potential payments upon termination or change-in-control pursuant to agreements with NEOs is set forth above under “Narrative Disclosure to Summary Compensation Table” and in the footnotes to the “Outstanding Equity Awards at 2022 Fiscal Year-End” table.

Post-Business Combination Executive Officer Compensation

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding Profits Interest Share, whether vested or unvested, will be exchanged on a value for value basis for Class A units of RONI Opco and shares of Class B common stock of NET Power Inc. (“Class B Common Stock”) (the “Converted Interests”), provided that unvested Profits Interest Shares shall be converted into unvested Converted Interests subject to the same vesting terms and conditions as applicable to the Profits Interest Shares immediately prior to the Effective Time.

Prior to or following the Effective Time, NET Power or NET Power Inc. intends to develop an executive compensation program that is designed to align compensation with NET Power Inc.’s business objectives and the creation of stockholder value, while enabling NET Power Inc. to attract, motivate and retain individuals who contribute to the long-term success of NET Power Inc. NET Power or NET Power Inc. intends to enter into employment agreements with its executive officers that are consistent with that program. Following the Effective Time, decisions on the executive compensation program will be made by the compensation committee of the board of directors.

The following table shows the number of outstanding profits interest shares (both those subject to time-vesting and those subject to performance-vesting) held by the NEOs as of April 24, 2023.

Name	Number of Vested Profits Interest Shares		Market Value of Shares or Units of Stock That Have Vested(1) ($)	Number of Unvested Profits Interest Shares		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Ron DeGregorio	107,500	(2)	$15,167,050	45,000	(3)	$6,040,800
Brian Allen	22,500	(4)	$2,592,900	30,000	(5)	$3,457,200
Akash Patel	40,043	(6)	$5,675,040	13,290	(7)	$1,910,305

____________

(1)      For purposes of this table, the market value of the profits interest shares is based on an independent appraisal received by NET Power as of December 31, 2022. As of such date, each profits interest share with a threshold value of $168.75 was valued at $143.74, and each profits interest share with a threshold value of $211.00 was valued at $115.24.

(2)      Includes (i) 90,000 profits interest shares granted on September 30, 2021, (ii) 10,000 profits interest shares granted on April 21, 2022 and (iii) 7,500 profits interest shares granted to RKD, of which Mr. DeGregorio is managing member, pursuant to a consulting agreement, dated December 4, 2018, by and between RKD and NET Power.

(3)      Includes (i) 30,000 profits interest shares granted on September 30, 2021, of which 10,000 will vest on April 1, 2024 and an additional 20,000 are eligible for vesting on April 1, 2024 subject to the achievement of certain performance-based criteria communicated to Mr. DeGregorio and (ii) 15,000 profits interest shares granted on April 21, 2022, of which 7,500 will automatically vest on May 1, 2023 and 7,500 will vest on May 1, 2023 subject to a financial raise being completed by March 1, 2023. Vesting of each of these awards is subject to the continued service of Mr. DeGregorio, except that, to the extent that Mr. DeGregorio has unvested shares at the Closing, such shares will vest upon the Closing.

(4)      Includes (i) 15,000 profits interest shares granted on April 18, 2022 and (ii) 7,500 profits interest shares granted on April 21, 2022, which have vested based on Mr. Allen’s performance during the first six months of his employment, as determined by the Chief Executive Officer.

(5)      Includes 30,000 profits interest shares granted on April 18, 2022, of which 15,000 will vest on April 1, 2024 and 15,000 will vest on April 1, 2025, in each case subject to the continued service of Mr. Allen.

(6)      Includes (i) 4,000 shares granted on May 1, 2020, (ii) 1,334 shares granted on April 15, 2021, (iii) 2,833 shares granted on April 21, 2022 and (iv) 31,876 shares granted on September 30, 2021.

(7)      Includes (i) 2,000 shares granted on May 1, 2020, all of which will vest on May 1, 2023, (ii) 666 shares granted on April 15, 2021, all of which will vest on December 31, 2023, and (iii) 10,624 shares granted on September 30, 2021, of which 3,541 will vest on April 1, 2024 and up to 7,083 are eligible for performance-based vesting on April 1, 2024. Vesting of each of these awards is subject to the continued service of Mr. Patel.

Incentive Plan

The Board has approved, subject to stockholder approval prior to the consummation of the Business Combination, the Incentive Plan, under which we would be authorized to grant cash and equity incentive awards to eligible employees, consultants, and non-employee directors in order to attract, motivate and retain the talent for which we compete. Please see “Incentive Plan Proposal” for a description of the Incentive Plan.

Director Compensation

Historically, the managers who served on NET Power’s board of managers did not receive any form of compensation (including, without limitation, in the form of equity awards), other than customary reimbursement for reasonable out-of-pocket expenses, including travel expenses, incurred in connection with their responsibilities on the board of managers. The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2022 to each of our managers.

Name	Fees Earned or Paid in Cash ($)		Total ($)
Damian Beauchamp	—		—
Roger Ballantine	—		—
Neil Mackintosh(1)	—		—
Shane Willoughby(2)	—		—
Bryan Hanson	—		—
William M. Swahl	—		—
Rick Callahan	—		—
Kenneth Dillon	—		—
Chris Barkey	—		—
Frederic Greiner	—		—
Leo E. Elder	$230,000	(3)	$230,000	(3)

____________

(1)      Mr. Mackintosh, who was designated as a board member by McDermott Technology Sub, resigned from the board of managers on April 18, 2022 in connection with the purchase of McDermott Technology Sub’s shares in NET Power by OXY.

(2)      Mr. Willoughby, who was designated as a board member by McDermott Technology Sub, resigned from the board of managers on April 18, 2022 in connection with the purchase of McDermott Technology Sub’s shares in NET Power by OXY.

(3)      Includes $30,000 paid in connection with Mr. Elder’s board service and $200,000 paid in connection with consulting services provided by Mr. Elder.

In connection with the Business Combination, NET Power Inc. intends to adopt a new board of directors compensation program that is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage their ownership of stock to further align their interests with those of our stockholders.

MANAGEMENT OF NET POWER INC. FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of NET Power Inc. following the consummation of the Business Combination.

Name	Age	Position
Daniel Joseph Rice, IV	42	Chief Executive Officer and Director
Brian Allen	50	President and Chief Operating Officer
Akash Patel	41	Chief Financial Officer
Brock Forrest	36	Chief Technology Officer
James Mahon	57	General Counsel
Brandon Heffinger	37	Chief Commercial Officer
Ralph Alexander	68	Director
Peter J. (Jeff) Bennett	55	Director
J. Kyle Derham	35	Director
Frederick A. Forthuber	59	Director
Joseph T. Kelliher	62	Director
Carol Peterson	65	Director
Brad Pollack	41	Director
Eunkyung Sung	49	Director
Alejandra Veltmann	55	Director

Daniel Joseph Rice, IV.    Mr. Rice has over 15 years of experience in the energy industry. Mr. Rice is a Partner of Rice Investment Group and served as Chief Executive Officer of Rice Energy from October 2013 through the completion of its acquisition by EQT in November 2017. Prior to his role as Chief Executive Officer of Rice Energy, Mr. Rice served as Chief Operating Officer of Rice Energy from October 2012 through September 2013 and as Vice President and Chief Financial Officer of Rice Energy from October 2008 through September 2012. Mr. Rice oversaw Rice Energy’s growth from start-up through its $1 billion initial public offering in 2014 and eventual $8.2 billion sale to EQT in 2017. Mr. Rice also oversaw the creation and growth of Rice Midstream, which was acquired by EQM for $2.4 billion in 2018. Mr. Rice established Rice Energy’s strategic framework for value creation, which yielded success for its shareholders and employees. He has utilized his operating and growth strategy formulation experience as the founder of Rice Energy to help portfolio companies of Rice Investment Group to refine and optimize their business strategies in order to profitably grow. Prior to joining Rice Energy, he was an investment banker for Tudor Pickering Holt & Co. in Houston and held finance and strategic roles with Transocean Ltd. and Tyco International plc. Mr. Rice is currently a director of EQT. Mr. Rice was previously a director of Archaea Energy Inc. from September 2021 until December 2022 when Archaea Energy Inc. was acquired by BP Products North America Inc., and was previously a director of Whiting Petroleum Corporation from September 2020 until July 2022 when Whiting Petroleum Corporation combined with Oasis Petroleum Inc. to form Chord Energy Corporation.

Brian Allen.    Mr. Allen has served as NET Power’s President and Chief Operating Officer since April 2022. Prior to joining NET Power, Mr. Allen worked for Mitsubishi Power Americas, serving as Senior Vice President of New Generation Systems from February 2022 to April 2022 and as Vice President of Product Line Management from October 2018 to January 2022. Prior to that, Mr. Allen was seconded to NET Power by CB&I and thereby served as Vice President of Commercial Plant Development of NET Power from July 2016 to September 2018. Mr. Allen received a B.S. in Mechanical Engineering from the University of Florida, an M.S. in Mechanical Engineering from Texas A&M University and an MBA from Carnegie Mellon University.

Akash Patel.    Mr. Patel has served as NET Power’s Chief Financial Officer since May 2020. Prior to joining NET Power, Mr. Patel worked at Barclays for almost a decade, serving as Director of Investment Banking from March 2017 to May 2020, as Vice President of Global Natural Resources from March 2014 to March 2017 and as an associate from August 2010 to February 2014. Prior to his employment at Barclays, Mr. Patel held various roles at Citigroup and KPMG. Mr. Patel received a B.A. in Economics from Boston University, and he received an MBA in Corporate Finance and Accounting from the Fuqua School of Business at Duke University.

Brock Forrest.    Mr. Forrest has served as NET Power’s Chief Technology Officer since April 2021, and prior to that he served as its Chief Engineer from February 2020 to April 2021. From August 2012 to February 2020, he served as Principal Process Engineer of 8 Rivers Capital. Mr. Forrest received a B.S. in Environmental Engineering from the Massachusetts Institute of Technology.

James Mahon.    Mr. Mahon has served as NET Power’s General Counsel since April 2019. Prior to joining NET Power, Mr. Mahon served as a partner at the law firm Hunton Andrews Kurth LLP (formerly Andrews Kurth Kenyon LLP prior to the firm’s 2018 merger with Hunton & Williams LLP) from January 2011 until March 2019, where he maintained a broad intellectual property and commercial practice. Prior to this, Mr. Mahon served as deputy general counsel at Sony Ericsson Mobile Communications from January 2006 to February 2011 and as an associate at Clifford Chance US LLP from July 1999 to December 2005. Mr. Mahon received a B.S. in Computer Science from Hofstra University, an M.S. in Electrical Engineering from Columbia University and a J.D. from Rutgers University School of Law.

Brandon Heffinger.    Mr. Heffinger has served as NET Power’s Chief Commercial Officer since July 2020. Mr. Heffinger previously served as NET Power’s Chief of Staff from July 2019 to June 2020. Prior to joining the Company, Mr. Heffinger served as an attorney in various roles, practicing law at Smith Anderson and Alston & Bird, serving as a Judicial Law Clerk in a US District Court, and teaching law as an Adjunct Professor of Law and the Director of the Wake Forest Veterans Legal Clinic. Mr. Heffinger has also served for over 15 years as an officer in the US Marine Corps, and currently holds the rank of Major in the US Marine Corps Reserve. Mr. Heffinger received a B.A. in Political Science from the University of North Carolina at Chapel Hill, a J.D. from Wake Forest University, and an MPA from Harvard University.

Ralph Alexander.    Mr. Alexander served as Chief Executive Officer of Talen Energy Corporation, one of the largest competitive power generation and infrastructure companies in North America, from December 2016 to June 2021 and as its Chairman from June 2021 to April 2023. He was previously affiliated with Riverstone Holdings LLC, an energy and power-focused private equity firm, from 2007 to 2016. Prior to that, for nearly 25 years, he served in various positions with subsidiaries and affiliates of BP plc, one of the world’s largest oil and gas companies (“BP”). From 2004 until 2006, Mr. Alexander served as Chief Executive Officer of Innovene, BP’s $20 billion olefins and derivatives subsidiary. From 2001 until 2004, he served as Chief Executive Officer of BP’s Gas, Power and Renewables and Solar segment and was a member of the BP group executive committee. Prior to that, Mr. Alexander served as a Group Vice President in BP’s Exploration and Production segment and BP’s Refinery and Marketing segment. He held responsibilities for various regions of the world, including North America, Russia, the Caspian, Africa and Latin America. Prior to these positions, Mr. Alexander held various positions in the upstream, downstream, and finance groups of BP. Since its inception in 2013, he has served on the Board of Directors of Enviva Inc. (NYSE: EVA), a global energy company specializing in sustainable wood bioenergy and one of the world’s largest producers of sustainable wood pellets, which provide a low-carbon alternative to fossil fuels. He previously served on the boards of EP Energy Corporation, Foster Wheeler, Stein Mart, Inc., Amyris and Anglo-American plc. Mr. Alexander holds an M.S. in Nuclear Engineering from Brooklyn Polytech (now NYU School of Engineering) and an M.S. in Management Science from Stanford University. We believe that Mr. Alexander’s energy and power expertise, experience in international markets and prior public company directorships make him well suited to serve as a member of the board of directors of NET Power Inc.

Peter J. (Jeff) Bennett.    Mr. Bennett has served as President of U.S. Onshore Resources and Carbon Management, Commercial Development of Occidental, the parent of OLCV, since October 2020. In this role, Mr. Bennett is responsible for the strategic direction and capital placement for Occidental’s U.S. Onshore Resources and Carbon Management business. He also served as Senior Vice President of Permian Resources of Occidental Oil and Gas, a subsidiary of Occidental, from April 2018 to April 2020 and as President and General Manager of Permian Resources and the Rockies from April 2020 to October 2020. Mr. Bennett previously served as President and General Manager — Permian Resources, New Mexico Delaware Basin, from January 2017 to April 2018, Chief Transformation Officer from June 2016 to January 2017, Vice President, Portfolio and Optimization of Occidental Oil and Gas from February 2016 to June 2016 and, prior to that, pioneered innovative logistical and operational solutions as Vice President, Operations Portfolio and Integrated Planning of Occidental Oil and Gas from October 2015 to February 2016. Mr. Bennett has served as a member of the board of directors of Western Midstream Partners, LP (NYSE: WES) since August 2019 and as chairperson of such board since December 2021. Mr. Bennett received a B.A. in accounting from Louisiana State University and an MBA from Pepperdine University in California. He is also a Certified Public Accountant (inactive). We believe that Mr. Bennett’s extensive industry knowledge and financial expertise makes him well suited to serve as a member of the board of directors of NET Power Inc.

J. Kyle Derham.    Mr. Derham has served as the Chief Executive Officer of RONI since February 2022; prior to that, he served as RONI’s Chief Financial Officer from February 2021 to February 2022. Mr. Derham is a Partner of Rice Investment Group. Mr. Derham was a director of Archaea Energy Inc. from September 2021 until December 2022 when Archaea Energy Inc. was acquired by BP Products North America Inc. Mr. Derham, as part of certain members of the Rice Investment Group, led the shareholder campaign in 2019 to revamp the strategic direction of EQT and elect a majority slate of director candidates to the board of EQT, the largest operator of natural gas production in the United States. Following the campaign, Mr. Derham served as interim Chief Financial Officer of EQT and subsequently served as a strategic advisor to the company. Mr. Derham previously served as Vice President, Corporate Development and Finance of Rice Energy Inc. and Rice Midstream Partners LP from January 2014 through November 2017. Through his various roles working alongside the Rice family, Mr. Derham has focused on evaluating, structuring and negotiating key acquisitions and execution of critical strategic initiatives to generate attractive risk adjusted returns for investors. Mr. Derham also has experience as a private equity investor, working as an associate at First Reserve and as an investment banker at Barclays Investment Bank. We believe Mr. Derham’s significant experience in financial and leadership positions makes him well suited to serve as a member of the board of directors of NET Power Inc.

Frederick A. Forthuber.    Frederick A. Forthuber currently serves as President of Oxy Energy Services, LLC, a subsidiary of Occidental Petroleum Corporation. In this role, Mr. Forthuber has global functional responsibility for midstream and marketing of crude oil, natural gas liquids, and natural gas. In addition, Mr. Forthuber has global functional responsibility for Health and Safety, Process Safety and Risk Engineering. Mr. Forthuber has more than 35 years of industry experience in oil and gas operations. He has held positions of increasing responsibility in engineering and project management since joining Occidental with the acquisition of Altura Energy in 2000. Most recently, he served as Vice President Worldwide Operations for Occidental Oil and Gas Corporation. Prior to joining Occidental, Mr. Forthuber served in engineering roles for Altura Energy and Exxon. He has been a Director for the Western Midstream Board of Directors since 2021 and is a member of the Environmental, Social, and Governance Committee. Mr. Forthuber holds a Bachelor of Science degree in Marine Engineering Systems from the United States Merchant Marine Academy and an Executive Scholar Certificate in Finance from the Kellogg School of Management at Northwestern University. We believe that Mr. Forthuber’s substantial experience in the energy sector makes him well suited to serve as a member of the board of directors of NET Power Inc.

The Honorable Joseph T. Kelliher.    Mr. Joseph T. Kelliher is a former Executive Vice President-Federal Regulatory Affairs for NextEra Energy, Inc. (NextEra) and former Chairman of the Federal Energy Regulatory Commission (“FERC”). Mr. Kelliher was responsible for developing and executing FERC regulatory strategy for NextEra and its principal subsidiaries, NextEra Energy Resources and Florida Power & Light Company, from 2009 to 2020. NextEra is the largest electricity company in the U.S., one of the few national electricity companies, operating in every region and every organized market, and the most complex company regulated by FERC, with multiple business lines subject to FERC regulation. Previously, Mr. Kelliher served as FERC Chairman and Commissioner from 2005 to 2009. A hallmark of his chairmanship was efficient implementation of the Energy Policy Act of 2005, the largest expansion in FERC regulatory authority since the 1930s. This law gave FERC a new mission to assure reliability of the interstate power grid, granted the agency strong enforcement authority for the first time and expanded FERC powers in other areas. Chairman Kelliher pursued a series of reforms to promote competitive wholesale power and natural gas markets, improve FERC economic regulation and strengthen the U.S. energy infrastructure. Mr. Kelliher has spent his entire professional career working on energy policy matters, serving in a variety of roles in both the public and private sectors. These include senior policy advisor to the U.S. Secretary of Energy, majority counsel to the U.S. House Commerce Committee and positions with private corporations, trade associations and law firms. Mr. Kelliher earned a Bachelor of Science degree from Georgetown University, School of Foreign Service, and a Juris Doctor degree, magna cum laude, from The American University Washington College of Law. We believe Mr. Kelliher’s significant regulatory and industry experience makes him well suited to serve as a member of the board of directors of NET Power Inc.

Carol Peterson.    From 2004 until her retirement in February 2022, Ms. Peterson held multiple executive positions at Constellation. From January 2015 to February 2022, she served as Senior Vice President of Strategy & Planning, in which position she led major transformations including the separation of Constellation from Exelon and the integration of acquired power plants. Previously at Exelon Generation, from March 2014 to January 2015, she served as Vice President of Strategy, from April 2010 to March 2014, she served as Vice President of Project Management and, from October 2004 to April 2010, she served as Vice President of Finance. Prior to Constellation, Ms. Peterson held positions in engineering and operations for Duke Energy Corporation (NYSE: DUK), Wisconsin Energy Corporation and Westinghouse Electric Corporation. Ms. Peterson has served on the Board of the Northern Illinois Food Bank since 2016. Ms. Peterson earned a bachelor’s degree in engineering from the University of Illinois and a master’s of management from Northwestern University. We believe that Ms. Peterson’s leadership and significant experience in the power generation industry makes her well suited to serve as a member of the board of directors of NET Power Inc.

Brad D. Pollack.    Mr. Pollack currently serves as Deputy General Counsel, Commercial Development and Operations of Occidental. In this role, which he has held since April 2023, Mr. Pollack is responsible for the legal support for domestic and international mergers, acquisitions and other commercial transactions, and manages the legal teams supporting Occidental’s operations in the Middle East, North Africa, South America and Gulf of Mexico, as well as major projects. He has also served as Vice President, Legal of Oxy Low Carbon Ventures (OLCV) since July 2022, pursuant to which he is responsible for the legal support for Occidental’s low carbon ventures business, which seeks to leverage Occidental’s legacy of carbon management expertise to develop carbon capture, utilization and storage (CCUS) projects. Mr. Pollack joined Occidental in 2014 and has held multiple positions of increasing responsibility within Occidental’s legal department, including most recently serving as Associate General Counsel of Occidental Petroleum from January 2022 to April 2023, prior to which he served as Assistant General Counsel, M&A and Strategic Transactions, from April 2019 to June 2022, as Managing Counsel, M&A and Strategic Transactions, from April 2018 to March 2019, and as Senior Counsel, M&A and Projects, from December 2014 to March 2018. Before joining Occidental, Mr. Pollack was a senior corporate and securities lawyer at Dechert LLP where he represented public and private companies in domestic and cross-border mergers and acquisitions, capital market transactions, corporate governance and other legal matters across a wide range of industry sectors, such as energy, technology, advanced manufacturing and financial services. Mr. Pollack received a B.S.E. in systems engineering from the University of Pennsylvania and a J.D. from Syracuse University College of Law. We believe that Mr. Pollack is qualified to serve on the NET Power Inc. board of directors based on his experience representing public companies in corporate and commercial transactions and corporate governance matters.

Eunkyung Sung.    Ms. Sung has served as a Vice President of the SK SUPEX Council, the official management advisory body of SK Group (“SK”), since April 2006. Over the course of her career with SK, Ms. Sung has successfully established group-level strategies in the CCUS and clean energy sectors, led multiple business development projects and played a significant role in many of SK’s major investments in the CCUS, clean power, and clean ammonia areas. Ms. Sung recently spearheaded SK’s $100 million investment in 8 Rivers Capital and has served as a member of 8 Rivers Capital’s board of directors since March 2022. Ms. Sung is currently leading a U.S.-based investment team scouting for opportunities in the energy transition sector to help SK accelerate its business expansion in that space. Ms. Sung holds a B.S. in Bio Engineering from Yonsei University. We believe that Ms. Sung’s experience in clean energy investing makes her well suited to serve as a member of the board of directors of NET Power Inc.

Alejandra Veltmann.    Ms. Veltmann is an executive with financial leadership of publicly-listed entities, private entrepreneurial companies and global auditing firms. Since 2018, she has served as founder and CEO of ESG Lynk, a leading sustainability reporting company. Ms. Veltmann has also served as a member of California Resources Corporation’s (NYSE: CRC) Board of Directors and Audit Committee Chair since December 2021. From 2021 to its acquisition in 2022, she served as a director and chair of the Audit Committee for Structural Integrity Associates, a private company that provides life cycle engineering solutions. From 2015 to 2018, she was Vice President and Chief Accounting Officer of Paragon Offshore Plc., an offshore drilling company. From 2010 to 2015, she worked in various roles including Corporate Controller and Vice President and Chief Accounting Officer at Geokinetics, Inc., formerly one of the world’s largest independent land and seafloor geophysical companies. She also held several positions in the audit practice of KPMG LLP from 1995 to 2002 and before that at Arthur Andersen LLP from 1992 to 1995. Ms. Veltmann is a certified public accountant and holds the FSA Credential from the Sustainability Accounting Standards Board (SASB). She has a BBA degree in Accounting from the University of New Mexico and is an alumna of the Advanced Management Program at Harvard Business School. We believe Ms. Veltmann’s significant public company experience and financial expertise makes her well suited to serve as a member of the board of directors of NET Power Inc.

Directors

Following the Closing, it is expected that the NET Power Inc. Board will consist of 10 directors, which will be divided into three classes (Class I, II and III), with Class I consisting of four directors, Class II consisting of three directors and Class III consisting of three directors. It is expected that the roles of chief executive officer and chairman of the NET Power Inc. Board will be separate.

Upon consummation of the Business Combination, NET Power Inc. will be subject to the terms of the Stockholders’ Agreement, including those regarding NET Power Inc. Board director nomination rights. For further details, see “Business Combination Proposal — Related Agreements — Stockholders’ Agreement.”

Director Independence

The NYSE listing standards require that a majority of our directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). It is anticipated that each individual expected to serve on the NET Power Inc. Board upon consummation of the Business Combination, other than Daniel Rice, Jeff Bennett, Brad Pollack and Eunkyung Sung, will qualify as an independent director under NYSE listing standards.

Committees of the Board of Directors

Following the consummation of the Business Combination, it is anticipated that the NET Power Inc. Board will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

Upon consummation of the Business Combination, it is anticipated that the members of our audit committee will consist of Ralph Alexander, Carol Peterson and Alejandra Veltmann, and Alejandra Veltmann is expected to serve as the chairperson of the audit committee. Under the NYSE listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors for audit committee purposes. Each member of the audit committee meets the financial literacy requirements of the NYSE and it is expected that Alejandra Veltmann will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

Upon consummation of the Business Combination, our compensation committee will consist of at least three members of the NET Power Inc. Board, all of which will be independent directors. The members of the compensation committee are expected to be Ralph Alexander, Joseph Kelliher and Alejandra Veltmann, and Ralph Alexander is expected to serve as the chairperson of the compensation committee.

Nominating and Corporate Governance Committee

Upon consummation of the Business Combination, our nominating and corporate governance committee will consist of at least three members of the NET Power Inc. Board, all of which will be independent directors. The members of the nominating and corporate governance committee are expected to be Kyle Derham, Joseph Kelliher and Carol Peterson, and Joseph Kelliher is expected to serve as the chairperson of the nominating and corporate governance committee.

Code of Ethics

NET Power Inc. will adopt a Code of Business Conduct and Ethics applicable to its directors, officers and employees. A copy of the Code of Business Conduct and Ethics will be available on NET Power Inc.’s website following the Closing. Any amendments to or waivers of certain provisions of the Code of Business Conduct and Ethics will be disclosed on such website promptly following the date of such amendment or waiver.

Post-Combination Company Director and Executive Officer Compensation

Determinations with respect to director and executive compensation after the Business Combination have not yet been made.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of RONI Ordinary Shares as of December 1, 2022 and of the NET Power Inc. Common Stock immediately following consummation of the Business Combination by:

•        each person known by RONI to be the beneficial owner of more than 5% of RONI’s outstanding Ordinary Shares on December 1, 2022;

•        each person known by RONI who is expected to become the beneficial owner of more than 5% of NET Power Inc.’s outstanding Common Stock immediately following the Business Combination;

•        each of RONI’s current directors and executive officers;

•        each person who is currently expected to become a director or an executive officer of NET Power Inc. following consummation of the Business Combination;

•        all of RONI’s current directors and executive officers as a group; and

•        all of NET Power Inc.’s currently expected directors and executive officers following consummation of the Business Combination as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants, within 60 days. Shares subject to warrants that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding such warrant for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to RONI, RONI believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

In the table below, percentage ownership after the Business Combinations assumes (i) the issuance of 49,044,995 shares of Class A Common Stock in the PIPE Financing and there is no additional PIPE Financing after the execution date of the Business Combination Agreement, (ii) the issuance of 137,192,563 Class A Units of Opco and an equivalent number of shares of Class B Common Stock pursuant to the Business Combination Agreement (i.e., assuming no additional NET Power units are issued pursuant to the Amended and Restated JDA subsequent to the date hereof and no Interim Company Financing occurred subsequent to the date hereof), and (iii) two scenarios: (a) no shares of Class A Common Stock are redeemed and (b) the Maximum Redemption (i.e., 33,490,000 shares of Class A Common Stock are redeemed). The beneficial ownership percentages set forth below do not take into account the issuance of any shares upon completion of the Business Combination under the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex J.

Name of Beneficial Owners	Prior to the Business Combination		After the Business Combination
			No Redemptions(1)		Maximum Redemption(2)
	Number of Shares	%(3)	Number of Shares	%	Number of Shares	%
Five Percent Holders Prior to the Business Combination
Rice Acquisition Sponsor II LLC(4)	8,537,500	19.8	7,537,500	3.3	7,537,500	3.9
Directors and Executive Officers Prior to the Business Combination:
Jide Famuagun	30,000	*	30,000	*	30,000	*
Carrie M. Fox	30,000	*	30,000	*	30,000	*
James Lytal	30,000	*	30,000	*	30,000	*
Daniel Joseph Rice, IV(4)(5)(6)	8,537,500	19.8	7,537,500	3.3	7,537,500	3.9
J. Kyle Derham(4)(5)(7)	8,537,500	19.8	8,037,500	3.5	8,037,500	4.1
James Wilmot Rogers	—	—	—	—	—	—
All directors and executive officers as a group prior to the Business Combination (6 persons)	8,625,000	20.0	8,127,500	3.6	8,127,500	4.2

Name of Beneficial Owners	Prior to the Business Combination		After the Business Combination
			No Redemptions(1)		Maximum Redemption(2)
	Number of Shares	%(3)	Number of Shares	%	Number of Shares	%
Directors and Executive Officers After the Business Combination
Ralph Alexander	—	—	—	—	—	—
Peter J. (Jeff) Bennett	—	—	—	—	—	—
J. Kyle Derham(4)(5)(7)	8,537,500	19.8	8,037,500	3.5	8,037,500	4.1
Frederick A. Forthuber	—	—	—	—	—	—
Joseph T. Kelliher	—	—	—	—	—	—
Carol Peterson	—	—	—	—	—	—
Brad Pollack	—	—	—	—	—	—
Daniel Joseph Rice, IV(4)(5)(6)	8,537,500	19.8	7,537,500	3.3	7,537,500	3.9
Eunkyung Sung	—	—	—	—	—	—
Alejandra Veltmann	—	—	—	—	—	—
Brian Allen	—	—	568,090	*	568,090	*
Akash Patel	—	—	790,448	*	790,448	*
Brock Forrest	—	—	596,917	*	596,917	*
James Mahon	—	—	693,028	*	693,028	*
Brandon Heffinger	—	—	514,559	*	514,559	*
All directors and executive officers as a group after the Business Combination (15 individuals)(4)(5)(6)	8,537,500	19.8	11,200,542	4.9	11,200,542	5.8
Five Percent Holders After the Business Combination
Constellation Energy Generation, LLC(7)(8)	—	—	36,530,716	16.1	36,530,716	18.8
NPEH, LLC(7)(9)	—	—	30,505,300	13.4	30,505,300	15.7
OLCV NET Power, LLC(10)(11)	—	—	89,553,242	39.4	89,553,242	46.2

____________

*        Less than 1%.

(1)      Figures in the table reflect the expected beneficial ownership of NET Power Inc. immediately upon consummation of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and calculated as if all Class A Units in RONI Opco held by the Existing NET Power Holders are exchanged for Class A Common Stock in Net Power Inc. Based on the foregoing, the expected beneficial ownership reflects an estimated 227,378,283 shares of NET Power Inc. Common Stock being outstanding as of the closing of the Business Combination. Equity ownership following the Business Combination reflects all vested and unvested shares expected to be held by officers and directors of NET Power Inc.

(2)      Figures in the table reflect the expected beneficial ownership of NET Power Inc. immediately upon consummation of the Business Combination, assuming Maximum Redemption and calculated as if all Class A Units in RONI Opco held by the Existing NET Power Holders are exchanged for Class A Common Stock of Net Power Inc. Based on the foregoing, the expected beneficial ownership reflects an estimated 193,888,283 shares of NET Power Inc. Common Stock outstanding as of the closing of the Business Combination.

(3)      Calculated based on 34,502,500 Class A Shares and 8,625,000 Class B Shares outstanding as of December 1, 2022.

(4)      After the Business Combination values include 986,775 shares of Class A Common Stock subject to forfeiture or vesting depending on certain share price thresholds of the Class A Common Stock under the Sponsor Letter Agreement. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information. Address: 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106.

(5)      Includes (a) 8,537,500 shares held of record by Rice Acquisition Sponsor II LLC prior to the Business Combination and (b) 7,537,500 shares held of record by Rice Acquisition Sponsor II LLC immediately following consummation of the Business Combination. Messrs. Rice and Derham are the managing members of Rice Acquisition Sponsor II LLC. Messrs. Rice and Derham disclaim any beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(6)      Does not include 3,297,500 shares of Class A Common Stock to be purchased in the PIPE Financing by Daniel J. Rice IV 2018 Irrevocable Trust because the trustee, rather than Mr. Rice, has voting and investment power over such shares.

(7)      Includes 500,000 shares of Class A Common Stock purchased in the PIPE Financing.

(8)      Address: 200 Exelon Way, Kennett Square, PA 19348.

(9)      After the Business Combination values include 30,505,301 Class A RONI Opco Units exchangeable for Class A Common Stock to be held directly by NPEH, LLC. 8 Rivers Capital, LLC (“8 Rivers Capital”) is the manager of NPEH, LLC, and holds a majority of interests in NPEH, LLC. The address of NPEH, LLC, and of 8 Rivers Capital is 406 Blackwell St, 4th Floor, Durham, NC 27701.

(10)    Address: 5 Greenway Plaza, Suite 110, Houston, TX 77046.

(11)    Includes 33,999,995 shares of Class A Common Stock purchased in the PIPE Financing.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — RONI

Founder Units

In February 2021, RONI’s sponsor received 7,187,500 Class B Units of Opco for no consideration and purchased 7,187,500 corresponding Class B Shares, 2,500 of RONI’s Class A Shares and 100 Class A Units of Opco and 100 corresponding Class B Shares for an aggregate of $26,000. The number of founder units issued was determined based on the expectation that the founder units would represent 20% of the total outstanding equity after the RONI IPO (excluding the sponsor units and any shares issuable upon exercise of any warrants). In June 2021, RONI’s sponsor forfeited 90,000 Class B Units of Opco, and 30,000 Class B Units of Opco were issued to each of RONI’s independent directors. RONI’s sponsor transferred a corresponding number of shares of RONI’s Class B Shares to RONI’s independent directors. In June 2021, RONI effected a dividend, and Opco effected a distribution, resulting in RONI’s sponsor owning 8,535,000 Class B Shares and 8,534,900 Class B Units of Opco. The founder units (including the Class A Shares issuable upon exchange thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Private Placement Warrants

RONI’s sponsor purchased from RONI an aggregate of 10,900,000 private placement warrants at a purchase price of $1.00 per warrant ($10,900,000 in the aggregate) in a private placement that occurred simultaneously with the closing of the RONI IPO. Each private placement warrant entitles the holder to purchase for $11.50 either one Class A ordinary share or, so long as they are held by RONI Initial Shareholders or their permitted transferees, one Class A Unit of RONI Opco (and corresponding Class B ordinary share). The private placement warrants (including the Class A Shares or Class A Units of Opco (and corresponding Class B Shares) issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of RONI’s initial business combination.

Opco LLC Agreement

In connection with the RONI IPO, RONI entered into the Opco LLC Agreement. A form of the Opco LLC Agreement was filed as an exhibit to RONI’s Registration Statement on Form S-1 filed in connection with the RONI IPO, and the following description of the Opco LLC Agreement is qualified in its entirety by reference thereto.

Conversion of Class B Units of Opco and Exchange Right

RONI’s initial shareholders own all of the outstanding Class B Units of Opco. The Class B Units of Opco will convert into Class A Units of Opco in connection with the initial business combination on a one-for-one basis, subject to adjustment for share splits, share capitalizations, reorganizations, recapitalizations and the like and subject to further adjustment as described below under “— Founder Units Anti-Dilution.”

In addition, following RONI’s initial business combination, holders of Class A Units of Opco (other than RONI) will have the right (an “exchange right”), subject to certain limitations, to exchange Class A Units of Opco (and a corresponding number of Class B Shares) for, at RONI’s option, (i) Class A Shares on a one-for-one basis, subject to adjustment for share splits, share capitalizations, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash. RONI’s decision to make a cash payment upon an exercise of an exchange right will be made by RONI’s independent directors. RONI will determine whether to issue Class A Shares or pay cash based on facts in existence at the time of the decision, which RONI expects would include the relative value of the Class A Shares (including trading prices for the Class A Shares at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred shares) to acquire the Class A Units of Opco and alternative uses for such cash.

Holders of Class A Units of Opco (other than Rice Acquisition Corp. II) will generally be permitted to exercise the exchange right on a quarterly basis, subject to certain de minimis allowances. In addition, additional exchanges may occur in connection with certain specified events, and any exchanges involving 500,000 or more Class A Units of Opco (subject to RONI’s discretion to permit exchanges of a lower number of units) may occur at any time upon 10 business days’ advanced notice. The exchange rights will be subject to certain limitations and restrictions intended to reduce the administrative burden of exchanges upon RONI and ensure that Opco will continue to be treated as a partnership for U.S. federal income tax purposes.

Following any exchange of Class A Units of Opco (and a corresponding number of Class B Shares), RONI will retain the Class A Units of Opco and cancel the Class B Shares. As the holders of Class A Units of Opco (other than RONI) exchange their Class A Units of Opco, RONI’s membership interest in Opco will be correspondingly increased, the number of Class A Shares outstanding will be increased, and the number of Class B Shares outstanding will be reduced.

In connection with RONI’s initial business combination, RONI might choose to issue additional Class A Units of Opco (and corresponding Class B Shares) to participants in the business combination, such as sellers of assets or entities or financing sources. RONI expects that any participants receiving Class A Units of Opco in the business combination will have an exchange right on substantially the same terms as described above.

Founder Units Anti-Dilution

In the case that additional Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the offering in connection with the initial business combination, the number of Class A Units of Opco into which the Class B Units of Opco will convert may be adjusted (unless the holders of a majority of the outstanding founder units agree to waive such adjustment with respect to any such issuance or deemed issuance) so that, after all founders units have been exchanged for Class A Shares, the aggregate number of Class A Shares received by holders in exchange for founders units would equal 20% of the sum of the total outstanding Ordinary Shares upon the completion of the RONI IPO plus all Class A Shares and equity-linked securities issued or deemed issued in connection with the business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination and excluding the sponsor units). In addition, the number of outstanding Class B Shares will be adjusted through share splits, share capitalizations, reorganizations, recapitalizations and the like so that the total number of outstanding Class B Shares corresponds to the total number of Class A Units of Opco outstanding (other than those held by RONI) plus the total number of Class A Units of Opco into which the Class B Units of Opco are entitled to convert.

Non-Liquidating Distributions and Allocations of Income and Loss

Subject to the obligation of Opco to make tax distributions and to reimburse RONI for its corporate and other overhead expenses, RONI will have the right to determine when non-liquidating distributions will be made to the holders of Opco Units and the amount of any such distributions. RONI does not anticipate making any such distributions (other than tax distributions and reimbursements of expenses) to holders of Opco Units (including RONI) prior to RONI’s initial business combination, other than redemptions of Class A Units of Opco held by RONI in connection with a redemption of public shares. If RONI authorize a non-liquidating distribution, whether before or following RONI’s initial business combination, the distribution will be made to holders of Opco Units on a pro rata basis in accordance with their respective percentage ownership of Opco Units.

Opco will allocate its net income or net loss for each year to the holders of its Class A and Class B Units pursuant to the terms of the Opco LLC Agreement. Prior to the initial business combination, net profits and net losses of Opco generally will be allocated to holders of Class A Units of Opco on a pro rata basis in accordance with their respective percentage ownership of Class A Units (except for certain allocations of items of book income and loss and book-tax differences that may be specially allocated).

After RONI’s initial business combination, net profits and net losses of Opco generally will be allocated to holders of Opco Units on a pro rata basis in accordance with their respective percentage ownership of Opco Units (except for certain allocations of book income and loss items and book-tax differences that may be specially allocated). After RONI’s initial business combination, to the extent cash is available, tax distributions will be made to the holders of Opco Units, on a pro rata basis in accordance with their respective percentage ownership of Opco Units, in an amount sufficient to allow holders to satisfy their actual tax liabilities.

Issuance of Equity

Except as otherwise determined by RONI, at any time RONI issues a Class A ordinary share or any other equity security, the net proceeds received by RONI with respect to such issuance, if any, shall be concurrently invested in Opco, and Opco shall issue to RONI one Class A Unit or other economically equivalent equity interest. Conversely, if at any time any shares of RONI’s Class A Shares are redeemed, repurchased, or otherwise acquired by RONI, including in connection with the exercise of redemption rights by holders of RONI’s public shares, Opco shall redeem, repurchase or otherwise acquire an equal number of Opco Units held by RONI, upon the same terms and for the same price, as RONI’s Class A Shares are redeemed, repurchased or otherwise acquired.

Other Transactions with Our Sponsor

As more fully discussed herein, if any of RONI’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. RONI’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to RONI. RONI may pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with RONI in the target business at the time of RONI’s initial business combination, or RONI could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities.

Commencing on the date that RONI’s securities were first listed on the NYSE, RONI began to pay RONI’s sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of RONI’s initial business combination or RONI’s liquidation, RONI will cease paying these monthly fees.

Other than these monthly fees, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to RONI’s sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on RONI’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. RONI’s audit committee will review on a quarterly basis all payments that were made to RONI’s sponsor, officers, directors or RONI’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on RONI’s behalf.

In addition, in order to finance transaction costs in connection with an intended initial business combination, RONI’s sponsor or an affiliate of RONI’s sponsor or certain of RONI’s officers and directors may, but are not obligated to, loan RONI funds as may be required. If RONI completes an initial business combination, RONI would repay such loaned amounts. In the event that RONI’s initial business combination does not close, RONI may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from RONI’s trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. Except as set forth above, the terms of such loans by RONI’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of RONI’s initial business combination, RONI does not expect to seek loans from parties other than RONI’s sponsor or an affiliate of RONI’s sponsor, as RONI does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in RONI’s trust account.

After RONI’s initial business combination, members of RONI’s management team who remain with RONI may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to RONI’s shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to RONI’s shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider RONI’s initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.

RONI will enter into a registration rights agreement with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the Class A Shares issuable upon exercise of the foregoing and upon exchange of the founder units.

Certain Relationships and Related Person Transactions — NET Power

NET Power Cycle Agreements

NET Power has entered into a number of agreements with related parties in connection with the investment in, development of, validation of and commercialization of the NET Power Cycle, as set forth below. Constellation Energy Generation, LLC (f/k/a Exelon Generation Company, LLC, “Constellation”), BHES, 8 Rivers, which is affiliated with 8 Rivers Capital, LLC (“8 Rivers Capital”) and OLCV Net Power, LLC (“OXY”) are each currently members of NET Power.

On June 14, 2012, NET Power entered into a Program Coordination Agreement (the “PCA”) by and among NET Power, Constellation, CB&I Stone & Webster, Inc. (f/k/a Stone & Webster, Inc., “CB&I S&W”) and Toshiba Corporation (“Toshiba”), which delineated the manner in which all parties would support NET Power in designing, building, testing, delivering and operating a small-scale natural gas plant for purposes of assessing the performance of the NET Power Cycle and, depending on results, to design, build, test, deliver and operate commercial natural gas power plants. On August 7, 2014, NET Power, Constellation and CB&I S&W, a former member of NET Power, entered into a PCA Supplemental Agreement (the “PCA Supplement”) limiting the terms of the PCA in favor of the NET Power Venture Documents (as defined below). In 2015, NET Power, CB&I S&W and Constellation entered into Amendment No. 1 to the PCA Supplement, pursuant to which CB&I S&W assigned the PCA Supplement to CB&I, Inc. (“CB&I”). The PCA was terminated in all respects, pursuant to a PCA Termination Agreement, dated as of July 29, 2021, among NET Power, Toshiba, Constellation and CB&I.

On August 7, 2014, NET Power entered into the Common Terms Agreement (the “Common Terms Agreement”) by and among NET Power, 8 Rivers Capital, Constellation, Lummus Technology Inc., a former member of NET Power (“Lummus”), and CB&I S&W, an affiliate of Lummus, pursuant to which all parties agreed to certain terms and definitions governing the NET Power Venture Documents. Effective August 7, 2014, NET Power, 8 Rivers Capital, Constellation, Lummus and CB&I S&W entered into Amendment No. 1 to the Common Terms Agreement, pursuant to which CB&I S&W assigned its rights and obligations under the Common Terms Agreement to CB&I. On March 6, 2019, NET Power, 8 Rivers, Constellation, Lummus, CB&I and OXY entered into the Omnibus Amendment to the NET Power Venture Documents (the “Omnibus Amendment”), pursuant to which, among other things, OXY was joined to the Common Terms Agreement.

On August 7, 2014, NET Power entered into an Amended and Restated License Agreement with 8 Rivers Capital, which was further amended on December 13, 2022 (as amended, the “8 Rivers License Agreement”), pursuant to which 8 Rivers Capital granted NET Power a perpetual, irrevocable, exclusive worldwide license to any intellectual property associated with the NET Power Cycle that is invented or owned by 8 Rivers Capital, for the generation of electricity using CO2 as the primary working fluid utilizing any carbonaceous gas fuel other than those derived from certain solid fuel sources. The 8 Rivers License Agreement continues in perpetuity, unless terminated in accordance with the terms of the 8 Rivers License Agreement. Either party may terminate the 8 Rivers License Agreement in the event of a material breach by the other party that remains uncured for a period of time, or immediately, in the event of bankruptcy or liquidation of a party, subject to the survival of certain key provisions in the 8 Rivers License Agreement, including the grant of the license by 8 Rivers Capital to NET Power.

On August 7, 2014, NET Power entered into the Excluded Field Agreement (the “Excluded Field Agreement”) by and among NET Power, Lummus, Constellation and 8 Rivers Capital, which delineates each party’s rights with respect to the intellectual property rights established by the 8 Rivers License Agreement and applied in the use of the NET Power Cycle for the generation of electricity using CO2 as the primary working fluid utilizing carbonaceous gas fuel derived from certain solid fuel sources (the “Excluded Field”) and the terms of development with respect to Excluded Field. On March 6, 2019, OXY was joined to the Excluded Field Agreement via the Omnibus Amendment. The term of the Excluded Field Agreement expired prior to this transaction with respect to Lummus in connection with Lummus’ prior share assignment. On December 13, 2022, the Excluded Field Agreement was terminated as to Constellation and OXY and amended and restated as between NET Power and 8 Rivers.

On August 7, 2014, NET Power entered into the Contribution Agreement, which was amended to extend its term through December 31, 2019 (the “Contribution Agreement”) with Constellation, pursuant to which Constellation conducted development work on, and provided certain in-kind contributions to, NET Power’s development plant in exchange for the issuance of 200,000 shares of NET Power. The term of the Contribution Agreement expired on December 31, 2019.

The PCA, the PCA Supplement, the 8 Rivers License Agreement, the Excluded Field Agreement (as amended) and the Contribution Agreement are collectively referred to as the “NET Power Venture Documents”.

Prior to Lummus entering into the Common Terms Agreement, CB&I S&W assigned all of its shares in NET Power to Lummus, Lummus transferred all of its shares in NET Power to McDermott Technology Sub, LLC (“McDermott Technology Sub”), and on April 20, 2022, OXY purchased from McDermott Technology Sub all of its shares in NET Power. As of the execution of the Business Combination Agreement, neither CB&I S&W, Lummus, nor McDermott are members of NET Power.

Baker Hughes Agreements

Amended and Restated JDA

On December 13, 2022, NET Power entered into the Amended and Restated JDA with RONI, RONI Opco, NPI and NPT. The Amended and Restated JDA amends and restates the Original JDA, which was entered into in connection with a capital investment by BHES into NET Power (described below), to allow for the joint development of a turbo expander prototype for use in Power Plants (as defined in the Amended and Restated JDA), including a combustor (the “Joint Development”).

The development work to be undertaken by NPI and related milestones are described in statements of work. Subject to limited exceptions, NET Power will be required to reimburse NPI for all costs associated with the performance of its obligations under the applicable statement of work. A percentage of such reimbursement, to be selected by NET Power prior to Closing in accordance with the terms of the Amended and Restated JDA, will be paid in cash with the remaining amount being paid via issuance of additional Class A Units of RONI Opco and Class B Common Stock to NPI or its designee. Similarly, NET Power will be required to reimburse NPI for certain cost overruns through a combination of cash and issuance of securities, as provided in the Amended and Restated JDA. Furthermore, NPI or its designee will receive additional Class A Units of RONI Opco and Class B Common Stock of RONI in up to an amount equal to the product of 64,799 and the Exchange Ratio (as defined in the Amended and Restated JDA), upon the achievement of certain milestones and the occurrence of certain other events. Additionally, NPI (or its designee) shall receive 47,000 shares of NET Power immediately prior to the Closing of the Business Combination as a result of the Change of Control (as defined in the Amended and Restated JDA).

The Amended and Restated JDA is subject to customary covenants, representations and warranties. The term of the Amended and Restated JDA expires on the later of February 3, 2027 or the completion or termination of the statements of work, unless terminated earlier in accordance with the agreement. Either of NET Power or NPI may terminate the Amended and Restated JDA upon 15 days’ prior notice to the other parties in the event of occurrence or continuation of certain events or material breaches of the terms of the Amended and Restated JDA. Furthermore, NPI may terminate the Amended and Restated JDA upon the occurrence of a change of control, other than the Business Combination.

In order to jointly commercialize the NET Power Platform together with the turbo expander and related equipment that may result from the Amended and Restated JDA (the “Commercialization”), on May 12, 2022, NPI and NET Power entered into a commercial agreement (the “BH Commercial Agreement”) to provide a framework through which they will cooperate to identify, evaluate and pursue opportunities with potential customers in the utility and industrial markets. Pursuant to the terms of the BH Commercial Agreement and consistent with the exclusivity granted under the BH License Agreement, NPI has certain rights to be the sole supplier of a turbo expander equipment package for the NET Power Process.

License Agreement

In connection with the Original JDA, on February 3, 2022, NET Power entered into the BH License Agreement with NPT, pursuant to which NET Power granted a worldwide, royalty-free, license to certain intellectual property rights that were licensed to NET Power pursuant to the 8 Rivers License Agreement to NPT and its affiliates in connection with the Joint Development and the Commercialization. NET Power’s license to NPT is an exclusive license, subject to loss of exclusivity, upon the occurrence of certain events, such as the sale of a prescribed number of turbo expander equipment packages, as described in the BH License Agreement. In addition, pursuant to the BH License Agreement and the Original JDA, NPT granted a license to NET Power to certain rights to derivative works, modifications and improvements related to the NET Power Platform (as defined in the BH License Agreement).

The License Agreement is subject to customary covenants, representations and warranties. The term of the BH License Agreement continues until terminated (a) by written agreement of NPT and NET Power, (b) by NPT at any time, upon 30 days’ prior written notice to NET Power, and (c) by NET Power in limited circumstances, including in the event of insolvency of NPT or valid termination of the Amended and Restated JDA, upon 60 days’ prior written notice to NPT.

On February 3, 2022, in connection with the Original JDA and the BH License Agreement, 8 Rivers and NET Power entered into the Limited Excluded Field License Agreement, which was further amended and restated on December 13, 2022, pursuant to which, 8 Rivers granted NET Power a perpetual, royalty-free license for certain incidental uses of fuel sources that may be in the Excluded Field.

Services Agreements

On September 7, 2019, NET Power entered into a Master Services Agreement with an affiliate of 8 Rivers Capital (the “8 Rivers Master Services Agreement”), pursuant to which 8 Rivers Capital and its affiliates provided NET Power certain technical, administrative, marketing, subleased office space, and other support services upon receipt of work orders. The 8 Rivers Master Services Agreement was effective April 1, 2018 and terminated as of December 31, 2021. Pursuant to the terms of 8 Rivers Master Services Agreement, NET Power has incurred an aggregate expense of $11.691 million to 8 Rivers.

On September 5, 2019, NET Power entered into a Master Services Agreement with Oxy Low Carbon Ventures, an affiliate of OXY (the “OXY Master Services Agreement”), with an effective date of November 5, 2018 and pursuant to which Oxy Low Carbon Ventures provided NET Power certain technical, administrative, marketing and other support services upon receipt of work orders. On November 25, 2022, NET Power entered into another Master Services Agreement with Oxy Low Carbon Ventures, an affiliate of OXY, which replaced the OXY Master Services Agreement (together, the “OXY MSAs”) Pursuant to the terms of OXY MSAs, NET Power has incurred an aggregate expense of $1.996 million to Oxy Low Carbon Ventures through December 31, 2022.

On January 1, 2020, NET Power entered into a Master Services Agreement with Constellation effective as of January 1, 2021 (as amended, the “Constellation Master Services Agreement”), pursuant to which Constellation provided NET Power certain technical, administrative, marketing and other support services upon receipt of work orders. Prior to the Constellation Master Services Agreement, Constellation provided certain services to NET Power pursuant to the Contribution Agreement valued at $20 million. Pursuant to the terms of Constellation Master Services Agreement, NET Power has incurred an aggregate expense of approximately $3 million to Constellation through December 31, 2022.

On September 12, 2019, NET Power entered into a Master Services Agreement with CB&I, LLC (the “CB&I Master Services Agreement”), effective April 1, 2018 pursuant to which CB&I provided NET Power certain technical, administrative, marketing and other support services upon receipt of work orders. Pursuant to the terms of CB&I Master Services Agreement, NET Power has incurred an aggregate expense of $5.675 million to CB&I through December 31, 2022.

Loan and Security Agreement

On October 19, 2021, NET Power entered into a Loan and Security Agreement by and among NET Power, Constellation, OXY, McDermott Technology Sub and NPEH (the “Loan and Security Agreement”), pursuant to which, NET Power received loans from Constellation and OXY amounting to $10,000,000 (the “Loan”). The Loan bore an interest rate of 9.25% per annum. The Loan was repaid in full in February 2022 and no amount of the Loan remains outstanding. In connection with the Loan Agreement, NET Power issued a warrant to OXY to purchase up to 5,824 shares of NET Power at an exercise price of $168.75 per share and a warrant to Constellation to purchase up to 28,764 shares of NET Power at an exercise price of $168.75 per share (together, the “Loan Warrants”). The Loan Warrants are exercisable beginning February 3, 2022 until February 3, 2023.

Stockholders’ Agreement

Upon the Closing of the Business Combination, the NET Power Stockholder Group will enter into the Stockholders’ Agreement. See section entitled “Business Combination Proposal — Related Agreements — Stockholders’ Agreement.”

Support Agreement

Concurrently with the execution of the Business Combination Agreement, RONI, Sponsor, NET Power and the NET Power Stockholder Group entered into a Support Agreement. See section entitled “Business Combination Proposal — Related Agreements — Support Agreement.”

Capital Contributions

Pursuant to a series of Limited Liability Interest Purchase Agreements (each a “Purchase Agreement”), the NET Power Stockholder Group purchased shares of NET Power, as summarized below:

•        Pursuant to a November 5, 2018 Purchase Agreement, OXY agreed to purchase 355,555 shares of NET Power at a purchase price of $168.75 per share for aggregate gross proceeds of $60 million, which shares were issued between March 6, 2019 and December 29, 2020 as funds were drawn by NET Power. OXY acquired an additional 1,099,999 shares of NET Power from McDermott Technology Sub pursuant to a certain Membership Interest Purchase Agreement, dated April 20, 2022.

•        Pursuant to an August 7, 2014 Amended and Restated Purchase Agreement, as amended by a Second Amended and Restated Purchase Agreement dated as of October 9, 2017, Constellation purchased 1,099,999 shares of NET Power at a purchase price of $100 per share for aggregate gross proceeds of approximately $90 million in cash and certain in-kind contributions to NET Power valued at $20 million, which shares were issued between August 7, 2014 and October 7, 2019 as funds were drawn by NET Power.

•        Pursuant to a Limited Liability Interest Purchase Agreement, BHES agreed to purchase 142,180 shares of NET Power at a purchase price of $211 per share for aggregate gross proceeds of $30 million, which shares were issued in February 2022.

Participation in the PIPE Financing

Several NET Power related parties are participating in the PIPE Financing, as summarized below:

PIPE Investor	Number of Shares of RONI Class A Common Stock Subscribed For	Aggregate Subscription Amount
OXY	33,999,995	$339,999,950
8 Rivers	500,000	$5,000,000
Constellation	500,000	$5,000,000

See the section entitled “Business Combination Proposal — Subscription Agreements” in this proxy statement/prospectus.

Indemnification Agreements

The Proposed Bylaws, as will be in effect following the consummation of the Business Combination pending stockholder approval at the extraordinary general meeting, provide that NET Power Inc. will indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in the Proposed Bylaws. In addition, the Proposed Certificate of Incorporation, as will be in effect following the consummation of the Business Combination pending stockholder approval at the extraordinary general meeting, will provide that NET Power Inc.’s directors and executive officers will not be liable for monetary damages for breach of fiduciary duty.

NET Power Inc. will also intend to enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

Change of Control, Severance Benefits Agreements and Compensation Arrangements

See the section entitled “NET Power’s Executive Officer and Director Compensation” in this proxy statement/prospectus.

Statement of Policy Regarding Transactions with Related Persons

NET Power Inc. will adopt a formal written policy that will be effective upon the completion of the Business Combination providing that the NET Power Inc.’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the NET Power Inc.’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with NET Power Inc. without the approval of the NET Power Inc.’s audit committee, subject to certain exceptions. For more information, see the section entitled “Management of the Company Following the Business Combination — Related Person Policy of the Company.”

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

RONI is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of NET Power Inc., your rights will differ in some regards as compared to when you were a shareholder of RONI.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with RONI and with NET Power Inc. according to applicable law and/or the organizational documents of RONI and NET Power Inc. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of NET Power Inc. attached hereto as Annex C and Annex D, respectively, to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to RONI and NET Power Inc.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combination

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 75% in value of shareholders of each class in attendance and voting at a shareholders’ meeting of each class.

Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so who attend and vote at the relevant shareholder meeting).

	Delaware	Cayman Islands
Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Governing Documents Proposal E).

The decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

A Cayman Islands company generally may indemnify its directors or officers except regarding fraud or willful neglect or default.
Limited Liability of Directors

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except regarding breaches of duty of loyalty, intentional misconduct, unlawful repurchases, unlawful dividends or improper personal benefit.

Liability of directors may be unlimited, except regarding their own fraud or willful neglect or default.

DESCRIPTION OF NET POWER INC. SECURITIES

The following summary of certain provisions of NET Power Inc. securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws.

The Proposed Certificate of Incorporation will authorize the issuance of (i) 520,000,000 shares of Class A Common Stock, par value $0.0001 per share, of NET Power Inc., (ii) 310,000,000 shares of Class B common stock, par value $0.0001 per share of NET Power Inc., in order to provide for our “Up-C” structure and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share.

We expect to have 83,547,495 shares of Class A Common Stock and 143,830,797 shares of Class B Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of RONI’s outstanding public shares are redeemed in connection with the Business Combination, 66,802,495 shares of Class A Common Stock and 143,830,797 shares of Class B Common Stock outstanding immediately after the consummation of the Business Combination, assuming the illustrative redemption scenario, and 50,057,495 shares of Class A Common Stock and 143,830,797 shares of Class B Common Stock outstanding immediately after the consummation of the Business Combination, assuming the maximum redemption scenario. The shares of Class A Common Stock and Class B Common Stock issuable pursuant to or in connection with the Business Combination Agreement will be duly authorized, validly issued, fully paid and non-assessable.

Class A Common Stock

Voting Rights.    Except as provided by law or in a preferred stock designation, holders of our Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Except as otherwise required by law, holders of Class A Common Stock are not entitled to vote on any amendment to the certificate of incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our certificate of incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend Rights.    Subject to prior rights and preferences that may be applicable to any outstanding shares or series of Preferred Stock, holders of Class A Common Stock are entitled to receive ratably in proportion to the shares of Class A Common Stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the NET Power Inc. Board out of funds legally available for dividend payments.

Liquidation Rights.    Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of Preferred Stock.

Other Matters.    The shares of Class A Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A Common Stock.

Class B Common Stock

Generally.    Shares of Class B Common Stock will not be transferrable except in connection with a permitted transfer of a corresponding number of Opco Units. Accordingly, each holder of Class B Common Stock will have a number of votes in NET Power Inc. equal to the aggregate number of Opco Units that it holds.

Voting Rights.    Holders of shares of our Class B Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the holders of Common Stock. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

Dividend Rights.    Holders of our Class B Common Stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of our Class B Common Stock and a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or redeemable for shares of Class A Common Stock on the same terms is simultaneously paid to the holders of Class A Common Stock.

Liquidation Rights.    Holders of our Class B Common Stock do not have any right to receive a distribution upon a liquidation or winding up of NET Power Inc.

Preferred Stock

The NET Power Inc. Board has the authority to issue shares of Preferred Stock from time to time on terms it may determine, to divide shares of Preferred Stock into one or more series and to fix the designations, preferences, privileges, and restrictions of Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Class A Common Stock, restricting dividends on the capital stock of NET Power Inc., diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock of NET Power Inc., or delaying or preventing a change in control of NET Power Inc.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Stockholders’ Agreement, the number of directors of the NET Power Inc. Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the NET Power Inc. Board, but shall initially consist of 10 directors, which shall be divided into three classes, designated Class I, II and III, with Class I consisting of four directors, Class II consisting of three directors and Class III consisting of three directors.

Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the NET Power Inc. Board.

Except as the DGCL or the Stockholders’ Agreement may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the NET Power Inc. Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of a majority of the outstanding Common Stock then entitled to vote at an election of directors. Subject to the terms and conditions of the Stockholders’ Agreement, in case that any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by NET Power Inc., subject, nevertheless, to the provisions of the DGCL, the Proposed Certificate of Incorporation and to any Proposed Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

For more information on the Stockholders’ Agreement, see the section entitled “Business Combination Proposal — Related Agreements — Stockholders’ Agreement.”

Quorum

The holders of a majority of the voting power of Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A Common Stock (or units or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable the NET Power Inc. Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of NET Power Inc. by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of NET Power Inc., for any purpose or purposes, may be called only (i) by the Chief Executive Officer, the Chairman of the Board or the Board or (ii) at any time when no annual meeting has been held for a period of 13 months after NET Power Inc.’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Proposed Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than 10 or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the NET Power Inc. Board or of any committee thereof may be taken without a meeting, if all members of the NET Power Inc. Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the NET Power Inc. Board or committee.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding shares of Common Stock.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or any of its subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, unless NET Power Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of NET Power Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or trustee of NET Power Inc. to NET Power Inc. or its stockholders, (iii) any action asserting a claim against NET Power Inc. or any director or officer or other employee of NET Power Inc. arising pursuant to any provision of the DGCL, the certificate of incorporation or bylaws, or (iv) any action asserting a claim against NET Power Inc. or any of its director or officer or other employee governed by the internal affairs doctrine, in each such case subject to (a) said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and (b) the next sentence below hereof for any action asserted to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Although we believe this provision benefits NET Power Inc. by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Unless NET Power Inc. consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States. Although we believe this provision benefits NET Power Inc. by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Warrants

Public Warrants

Each whole redeemable warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a redeemable warrant holder may exercise its redeemable warrants only for a whole number of shares of Class A Common Stock. This means only a whole redeemable warrant may be exercised at a given time by a redeemable warrant holder. No fractional redeemable warrants will be issued upon separation of the redeemable units and only whole redeemable warrants will trade. Accordingly, unless you purchase at least four units, you will not be able to receive or trade a whole redeemable warrant. The redeemable warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Upon the exercise of a warrant to purchase one whole share of Class A Common Stock, we will exercise a corresponding warrant to acquire one Class A Unit of RONI Opco.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a redeemable warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the redeemable warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless the shares of Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the redeemable warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a redeemable warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any redeemable warrant. In the event that a registration statement is not effective for the exercised redeemable warrants, the purchaser of a unit containing such redeemable warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the redeemable warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement, and a current prospectus relating to those Class A Common Stock until the redeemable warrants expire or are redeemed, as specified in the warrant agreement; provided that if our Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of redeemable warrants who exercise their redeemable warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the redeemable warrants is not effective by the 60th day after the closing of the Business Combination, redeemable warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the lesser of (i) the quotient obtained by dividing (a) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (b) the fair market value and (ii) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Redeemable Warrants When the Price per Class A Common Stock Equals or Exceeds $18.00

Once the redeemable warrants become exercisable, we may call the redeemable warrants for redemption for cash (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per redeemable warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each redeemable warrant holder (the 30-day redemption period”); and

•        if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Redemption of Redeemable Warrants When the Price per share of Class A Common Stock Equals or Exceeds $10.00 — Anti-dilution Adjustments”) for any 20 trading days within a 30-trading-day period ending three trading days before we send the notice of redemption to the redeemable warrant holders.

We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock are available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the redeemable warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the redeemable warrants, each redeemable warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Redeemable Warrants — Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) redeemable warrant exercise price after the redemption notice is issued.

Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00

Once the redeemable warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at $0.10 per redeemable warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30-day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below; provided, further, that if the warrants are not exercised on a cashless basis or otherwise during such 30-day period, we shall redeem such warrants for $0.10 per share;

•        if, and only if, the closing price of our Class A Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within the 30-day trading period ending three trading days before we send the notices of redemption to the warrant holders;

•        if the closing price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”), the private placement warrants must also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a holder of redeemable warrants will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table above will be adjusted as of any date on which the number of shares issuable upon exercise of a redeemable warrant or the exercise price is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a redeemable warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the redeemable warrant after such adjustment and the denominator of which is the price of the redeemable warrant immediately prior to such adjustment. In such an event, the number of shares in the table above shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a redeemable warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a redeemable warrant as so adjusted.

Redemption Date (period to expiration of redeemable warrants)	Fair Market Value of Class A Common Stock
	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.312	0.339	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each redeemable warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the redeemable warrants is $11.00 per share, and at such time there are 57 months until the expiration of the redeemable warrants, holders may choose to, in connection with this redemption feature, exercise their redeemable warrants for 0.277 shares of Class A Common Stock for each whole redeemable warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the redeemable warrants is $13.50 per share, and at such time there are 38 months until the expiration of the redeemable warrants, holders may choose to, in connection with this redemption feature, exercise their redeemable warrants for 0.298 shares of Class A Common Stock for each whole redeemable warrant. In no event will the redeemable warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per redeemable warrant (subject to adjustment). Finally, as reflected in the table above, if the redeemable warrants are “out of the money” and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding redeemable warrants (other than the private placement warrants) to be redeemed when the Class A Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the redeemable warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the redeemable warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their redeemable warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their redeemable warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants (other than the private placement warrants), and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to redeemable warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the redeemable warrants if we determine it is in our best interest to do so. As such, we would redeem the redeemable warrants in this manner when we believe it is in our best interest to update our capital structure to remove the redeemable warrants and pay the redemption price to the redeemable warrant holders.

As stated above, we can redeem the redeemable warrants when the Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing redeemable warrant holders with the opportunity to exercise their redeemable warrants on a cashless basis for the applicable number of shares. If we choose to redeem the redeemable warrants when the Class A Common Stock are trading at a price below the exercise price of the redeemable warrants, this could result in the redeemable warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their redeemable warrants for shares of Class A Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures.    A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted pursuant to the following three paragraphs. The adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the number of outstanding shares of Class A Common Stock is increased by a capitalization or share dividend paid in Class A Common Stock to all or substantially all holders of Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering made to all or substantially all holders of shares entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) one minus the quotient of (a) the price per share of Class A Common Stock paid in such rights offering and (b) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the redeemable warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of shares of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the redeemable warrants are convertible), other than (i) as described above, (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (iii) to satisfy the redemption rights of the holders of shares of Class A Common Stock in connection with the Business Combination, (iv) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a shareholder vote to amend our amended and restated memorandum and articles of association to modify the substance or timing of our obligation to provide holders of our Class A Shares the right to have their shares redeemed in connection with the Business Combination or to redeem 100% of our public shares if we do not complete the Business Combination within 24 months from the closing of this offering, (v) as a result of the repurchase of Class A Common Stock by us if the Business Combination is presented to our shareholders for approval, or (vi) in connection with the redemption of our public shares and any Class A Units of Opco (other than those held by Rice Acquisition Corp. II) upon our failure to complete the Business Combination, then the redeemable warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the redeemable warrants is adjusted, as described above, the redeemable warrant exercise price will be adjusted by multiplying the redeemable warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the redeemable warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In addition, if (i) we issue additional Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder units held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (iii) the volume weighted average trading price of our Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “— Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00” and “— Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the redeemable warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the redeemable warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the redeemable warrants would have received if such holder had exercised their redeemable warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of Class A Common Stock by the company if the Business Combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of shares of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the redeemable warrant properly exercises the redeemable warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the redeemable warrant. The purpose of such exercise price reduction is to provide additional value to holders of the redeemable warrants when an extraordinary transaction occurs during the exercise period of the redeemable warrants pursuant to which the holders of the redeemable warrants otherwise do not receive the full potential value of the redeemable warrants.

The warrants will be issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the redeemable warrants may be amended without the consent of shareholder or warrant holder for the purpose of (i) curing any ambiguity or correct any including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on Ordinary Shares as contemplated by and in accordance with the warrant agreement, (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants or (iv) to make any amendments that are necessary in the good faith determination of our board of directors (taking into account then existing market precedents) to allow for the warrants to be classified as equity in our financial statements; provided that the approval by the holders of at least 50% of the then outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants and 50% of the registered holders of the private warrants to make any change to the terms of the private warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Risks Related to the Business Combination and RONI — Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants (including the shares of Class A Common Stock or Class A Units of Opco (and corresponding Class B Common Stock) issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor), and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor or its permitted transferees have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering and will only be exercisable for Class A Common Stock. Upon the exercise of a warrant to purchase one Class A Common Stock, RONI will exercise a corresponding warrant to acquire one Class A Unit of RONI Opco.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock or Class A Units of Opco (and corresponding Class B Shares) equal to the quotient obtained by dividing (i) the product of the number of shares of Class A Common Stock or Class A Units of Opco (and corresponding Class B Common Stock) underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (ii) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of Class A Common Stock for the 10 trading days immediately following the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Our Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the Class A Common Stock or Class A Units of Opco (and corresponding Class B Common Stock) issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete the Business Combination, except that, among other limited exceptions made to our officers and directors and other persons or entities affiliated with our Sponsor. If our Sponsor transfers our private placement warrants to any person other than a permitted transferee, the transferred warrants will become identical to our public warrants, including that they will be subject to redemption in certain circumstances, they generally will not be exercisable on a cashless basis, and they will be exercisable solely for our Class A Common Stock.

Transfer Agent and Warrant Agent

The transfer agent for our Class A Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

SECURITIES ACT RESTRICTIONS ON RESALE OF CLASS A COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of NET Power Inc. at the time of, or at any time during the three months preceding, a sale and (ii) NET Power Inc. is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as NET Power Inc. was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Class A Common Stock for at least six months but who are affiliates of NET Power Inc. at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of Class A Common Stock then outstanding; or

•        the average weekly reported trading volume of New NET Power Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of NET Power Inc. under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about NET Power Inc.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the RONI Initial Shareholders will be able to sell their Class A Common Stock issuable upon conversion of their Class B Common Stock and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after the Business Combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

NET Power Inc.’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. NET Power Inc.’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in NET Power Inc.’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the NET Power Inc. Board or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in NET Power Inc.’s Proposed Bylaws. To be timely for NET Power Inc.’s annual meeting of stockholders, NET Power Inc.’s secretary must receive the written notice at NET Power Inc.’s principal executive offices:

•        not later than the close of business on the 90th day; and

•        not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for NET Power Inc.’s 2024 annual meeting) or NET Inc. holds its annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the close of business on the 90th day prior to the scheduled date of such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2024 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before NET Power Inc. begins to print and send out its proxy materials for such 2024 annual meeting (and NET Power Inc. will publicly disclose such date when it is known).

Stockholder Director Nominees

NET Power Inc.’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by NET Power Inc.’s Proposed Bylaws. In addition, the stockholder must give timely notice to NET Power Inc.’s secretary in accordance with NET Power Inc.’s Proposed Bylaws, which, in general, require that the notice be received by NET Power Inc.’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the RONI Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Rice Acquisition Corp. II., 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106. Following the Business Combination, such communications should be sent in care of NET Power Inc., 404 Hunt Street, Suite 410, Durham, North Carolina 27701. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Kirkland & Ellis LLP has passed upon the validity of the securities of NET Power Inc. offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of Rice Acquisition Corp. II as of December 31, 2022 and 2021, for the year ended December 31, 2022, and for the period from February 2, 2021 (inception) through December 31, 2021 have been included herein in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, appearing elsewhere herein (which includes an explanatory paragraph related to Rice Acquisition Corp. II’s ability to continue as a going concern), and upon the authority of such firm as experts in accounting and auditing.

The financial statements of NET Power LLC as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, RONI and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of RONI’s annual report to shareholders and RONI’s proxy statement. Upon written or oral request, RONI will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that RONI delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that RONI delivers single copies of such documents in the future. Shareholders may notify RONI of their requests by writing to or by calling RONI at its principal executive offices at 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106 or (713) 446-6259.

ENFORCEABILITY OF CIVIL LIABILITY

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

As RONI is a Cayman Islands exempted company, if it does not change its jurisdiction of registration from the Cayman Islands to Delaware by effecting the Domestication, we have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

RONI filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

RONI files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on RONI at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, RONI’s corporate website at https://www.ricespac.com/rac-ii. RONI’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to RONI has been supplied by RONI, and all such information relating to NET Power Inc. has been supplied by NET Power Inc. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10055
Banks and brokerage firms: (212) 269-5550
E-mail: RONI@dfking.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than May 30, 2023.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of Rice Acquisition Corp. II
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-3
Consolidated Statements of Operations for the Year Ended December 31, 2022 and for the Period from February 2, 2021 (Inception) Through December 31, 2021	F-4
Consolidated Statements of Changes in Shareholders’ Deficit for the Year Ended December 31, 2022 and for the Period from February 2, 2021 (Inception) Through December 31, 2021	F-5
Consolidated Statements of Cash Flows for the Year Ended December 31, 2022 and for the Period from February 2, 2021 (Inception) through December 31, 2021	F-6
Notes to Consolidated Financial Statements	F-7

Audited Financial Statements of NET Power, LLC
Report of Independent Registered Public Accounting Firm	F-25
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-26
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2022 and 2021	F-27
Consolidated Statements of Members’ Equity for the Years Ended December 31, 2022 and 2021	F-28
Consolidated Statements of Cash Flows for the Years Ended December 31, 2022 and 2021	F-29
Notes to Consolidated Financial Statements	F-30

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Rice Acquisition Corp. II

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Rice Acquisition Corp. II (the “Company”) as of December 31, 2022, and 2021 the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022, and for the period from February 2, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 18, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 1, 2023

PCAOB ID Number 100

RICE ACQUISITION CORP. II
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
Assets:
Current assets:
Cash	$1,627,877	$2,570,409
Due from related party	7,960	7,960
Prepaid expenses	272,546	746,720
Total current assets	1,908,383	3,325,089
Investments held in Trust Account	349,942,773	345,044,341
Total Assets	$351,851,156	$348,369,430

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$31,780	$143,405
Accrued expenses	4,986,852	375,918
Total current liabilities	5,018,632	519,323
Deferred underwriting commissions in connection with the initial public offering	11,721,500	11,721,500
Derivative warrant liabilities	24,832,440	30,077,750
Total liabilities	41,572,572	42,318,573

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, $0.0001 par value; 34,500,000 shares issued and outstanding at redemption value of approximately $10.14 and $10.00 per share as of December 31, 2022 and 2021, respectively	349,816,773	345,000,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding as of December 31, 2022 and 2021	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 2,500 shares issued and outstanding as of December 31, 2022 and 2021	—	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 8,625,000 shares issued and outstanding as of December 31, 2022 and 2021	863	863
Additional paid-in capital	—	—
Accumulated deficit	(39,310,765)	(38,559,114)
Total Rice Acquisition Corp. II deficit	(39,309,902)	(38,558,251)
Non-controlling interest in subsidiary	(228,287)	(390,892)
Total shareholders’ deficit	(39,538,189)	(38,949,143)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$351,851,156	$348,369,430

The accompanying notes are an integral part of these financial statements.

RICE ACQUISITION CORP. II
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period from February 2, 2021 (inception) through December 31, 2021
General and administrative expenses	$5,796,015	$632,131
General and administrative expenses – related party	120,000	65,000
Loss from operations	(5,916,015)	(697,131)
Other income (expenses):
Change in fair value of derivative warrant liabilities	5,245,310	(6,742,750)
Interest earned on investments held in Trust Account	4,898,432	18,341
Offering costs associated with derivative warrant liabilities	—	(592,641)
Loss upon issuance of Private Placement Warrants	—	(2,175,000)
Net income (loss)	4,227,727	(10,189,181)
Net income (loss) attributable to non-controlling interest in subsidiary	162,605	(391,892)
Net income (loss) attributable to Rice Acquisition Corp. II	$4,065,122	$(9,797,289)

Weighted average shares outstanding of Class A ordinary shares	34,502,500	20,412,350
Basic and diluted net income (loss) per share, Class A ordinary shares	$0.09	$(0.35)
Weighted average shares outstanding of Class B ordinary shares	8,625,000	7,984,399
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.09	$(0.35)

The accompanying notes are an integral part of these financial statements.

RICE ACQUISITION CORP. II
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND THE PERIOD FROM FEBRUARY 2, 2021 (INCEPTION)
THROUGH DECEMBER 31, 2021

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Non-controlling Interest in Subsidiary	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – February 2, 2021 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of Class A and Class B ordinary shares to Sponsor	2,500	—	8,625,000	863	24,137	—	—	25,000
Issuance of Units in subsidiary to Sponsor	—	—	—	—	—	—	1,000	1,000
Accretion of Class A ordinary shares subject to possible redemption to redemption value	—	—	—	—	(24,137)	(28,761,825)	—	(28,785,962)
Net loss	—	—	—	—	—	(9,797,289)	(391,892)	(10,189,181)
Balance – December 31, 2021	2,500	—	8,625,000	863	—	(38,559,114)	(390,892)	(38,949,143)
Increase in redemption value of Class A ordinary shares subject to redemption	—	—	—	—	—	(4,816,773)	—	(4,816,773)
Net income	—	—	—	—	—	4,065,122	162,605	4,227,727
Balance – December 31, 2022	2,500	$—	8,625,000	$863	$—	$(39,310,765)	$(228,287)	$(39,538,189)

The accompanying notes are an integral part of these financial statements.

RICE ACQUISITION CORP. II
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from February 2, 2021 (Inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$4,227,727	$(10,189,181)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class A and Class B ordinary shares	—	26,000
General and administrative expenses paid by related party under promissory note	—	9,360
Change in fair value of derivative warrant liabilities	(5,245,310)	6,742,750
Interest earned on securities held in Trust Account	(4,898,432)	(18,341)
Loss upon issuance of private placement warrants	—	2,175,000
Offering costs associated with warrants	—	592,641
Changes in operating assets and liabilities:
Due from related party	—	(7,960)
Prepaid expenses	474,174	(746,720)
Accounts payable	(26,625)	58,405
Accrued expenses	4,610,934	25,918
Net cash used in operating activities	(857,532)	(1,332,128)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(345,026,000)
Net cash used in investing activities	—	(345,026,000)

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	—	345,000,000
Proceeds received from private placement	—	10,900,000
Repayment of note payable to related parties	—	(166,587)
Offering costs paid	(85,000)	(6,804,876)
Net cash provided by (used in) financing activities	(85,000)	348,928,537

Net change in cash	(942,532)	2,570,409

Cash – beginning of the period	2,570,409	—
Cash – end of the period	$1,627,877	$2,570,409

Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$—	$350,000
Offering costs paid by related party under promissory note	$—	$157,227
Deferred underwriting commissions	$—	$11,721,500

The accompanying notes are an integral part of these financial statements.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 1. Description of Organization and Business Operations

Organization and General

Rice Acquisition Corp. II is a blank check company incorporated as a Cayman Islands exempted company on February 2, 2021. As used herein, the “Company” refers to Rice Acquisition Corp. II and its majority-owned and controlled operating subsidiary, Rice Acquisition Holdings II LLC (“OpCo”), unless the context indicates otherwise. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity to date relates to the Company’s formation and the preparation for initial public offering (the “Initial Public Offering”), described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Rice Acquisition Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on June 15, 2021. On June 18, 2021, the Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which included the full exercise of the underwriters’ option to purchase an additional 4,500,000 Units to cover over-allotments, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.1 million, of which approximately $11.7 million and approximately $593,000 were for deferred underwriting commissions (see Note 5) and offering costs allocated to the derivative warrant liabilities, respectively.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 10,900,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of $10.9 million (see Note 4). Each Private Placement Warrant is exercisable to purchase one of the Company’s Class A ordinary shares or one Class A Unit of OpCo together with a corresponding non-economic Class B ordinary share of the Company.

Following the Initial Public Offering, the Public Shareholders (as defined below) will hold a direct economic equity ownership interest in the Company in the form of Class A ordinary shares, and an indirect ownership interest in Opco through the Company’s ownership of Class A Units of Opco. By contrast, the holders of the Company’s Founder Shares and Sponsor Shares (each as defined below in Note 4), including officers and directors to the extent they hold such shares (the “Initial Shareholders”), will own direct economic interests in Opco in the form of Class B Units and a corresponding non-economic voting equity interest in the Company in the form of Class B ordinary shares, as well as a small direct interest through the Sponsor Shares (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $345,026,000 of the net proceeds of the sale of the Units in the Initial Public Offering and of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 1. Description of Organization and Business Operations (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Company’s outstanding Class A ordinary shares, par value $0.0001 per share (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders agreed to vote their Founder Units and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Units and Public Shares in connection with the completion of a Business Combination.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or June 18, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes of the Company or Opco, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares and Class A Units of Opco (other than those held by the Company), which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 1. Description of Organization and Business Operations (cont.)

redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to consummate an initial Business Combination within 24 months from the closing of the Initial Public Offering.

Pursuant to the Opco LLC Agreement and a letter agreement that the Sponsor, and the Company’s officers and directors have entered into with the Company, the Sponsor, and the Company’s officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Units they hold if the Company fails to consummate an initial Business Combination within 24 months from the closing of the Initial Public Offering (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete an initial Business Combination within the prescribed time frame).

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these consolidated financial statements.

Proposed Business Combination

On December 13, 2022, Rice Acquisition Corp. II, a Cayman Islands exempted company (“RONI”), entered into a Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Proposed Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Proposed Business Combination”), by and among RONI, Rice Acquisition Holdings II LLC, a Cayman Islands exempted company and majority-owned and controlled operating subsidiary of RONI (“RONI Opco”), Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of RONI Opco (“RONI Buyer”), Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of RONI Buyer (“Merger Sub”), and NET Power, LLC, a Delaware limited liability company (“NET Power”). Pursuant to the Proposed Business Combination Agreement, among other things:

(i)     RONI will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which (a) RONI will change its name to “NET Power Inc.” (the “combined company”), (b) each then issued and outstanding Class A ordinary share of a par value $0.0001 each in the capital of RONI will convert automatically, on a one-for-one basis, to a share of Class A common stock, par value $0.0001 per share, of RONI (“Class A Common Stock”), (c) each then issued and outstanding Class B ordinary share of a par value $0.0001 each in the capital of RONI will convert automatically, on a one-for-one basis, to a share of Class B common stock, par value $0.0001 per share, of RONI (“Class B Common Stock”), and (d) each issued and outstanding warrant to purchase one Class A ordinary share in the capital of RONI at a price of $11.50 per share will convert automatically, on a one-for-one basis, into a whole warrant exercisable for one share of Class A Common Stock;

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 1. Description of Organization and Business Operations (cont.)

(ii)    Following RONI’s domestication, RONI Opco will change its jurisdiction of formation by deregistering as a Cayman Islands limited liability company and continuing and domesticating as a limited liability company formed under the laws of the State of Delaware (together with RONI’s domestication, the “Domestications”), upon which, (a) RONI Opco will change its name to “NET Power Holdings LLC”, (b) each then issued and outstanding Class A Unit of RONI Opco will convert automatically, on a one-for-one basis, to a Class A Unit of RONI Opco as issued and outstanding pursuant to the terms of A&R LLC Agreement (as defined below), and (c) each then issued and outstanding Class B Unit of RONI Opco will convert automatically, on a one-for-one basis, to either (i) a Class A Unit of RONI Opco as issued and outstanding pursuant to the A&R LLC Agreement or (ii) a Class B Unit of RONI Opco as issued and outstanding pursuant to the terms of the A&R LLC Agreement; and

(iii)   Following the Domestications, Merger Sub will merge with and into NET Power, with NET Power surviving the merger as a direct, wholly owned subsidiary of RONI Buyer, on the terms and subject to the conditions of the certificate of merger, pursuant to which (a) all of the equity interests of NET Power that are issued and outstanding immediately prior to the Proposed Business Combination will, in connection with the Proposed Business Combination, be cancelled, cease to exist and be converted into the right to receive an aggregate of 135,698,078 Class A Units of RONI Opco and an equivalent number of shares of Class B Common Stock (one share of Class B Common Stock together with one Class A Unit or Class B Unit of RONI Opco, a “RONI Interest”), subject to adjustment for (i) NET Power shares issued pursuant to the Amended and Restated Joint Development Agreement, dated December 13, 2022, by and among NET Power; RONI; Opco; Nuovo Pignone International, S.r.l., an Italian limited liability company; and Nuovo Pignone Tecnologie S.r.l., an Italian limited liability company, as of the Closing Date and (ii) cash funding raised by NET Power following entry into the Proposed Business Combination Agreement and retained on its books as of the Closing Date, as allocated pursuant to the Proposed Business Combination Agreement, and (b) any equity interests of NET Power that are held in the treasury of NET Power or owned by any subsidiary of NET Power immediately prior to the Proposed Business Combination will be cancelled and cease to exist.

Following the Proposed Business Combination, holders of Class A Units of RONI Opco (other than RONI) will have the right (an “exchange right”), subject to certain limitations, to exchange RONI Interests for, at RONI’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like (collectively, “adjustments”), or (ii) a corresponding amount of cash. RONI’s decision to make a cash payment or issue shares upon an exercise of an exchange right will be made by RONI’s independent directors, and such decision will be based on facts in existence at the time of the decision, which RONI expects would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Class A Units of RONI Opco and alternative uses for such cash, among other considerations.

Holders of Class A Units of RONI Opco (other than RONI) will generally be permitted to exercise the exchange right on a quarterly basis, subject to certain de minimis allowances. In addition, additional exchanges may occur in connection with certain specified events, and any exchanges involving more than a specified number of Class A Units of RONI Opco (subject to RONI’s discretion to permit exchanges of a lower number of units) may occur at any time upon ten business days’ advanced notice. The exchange rights will be subject to certain limitations and restrictions intended to reduce the administrative burden of exchanges upon RONI and ensure that RONI Opco will continue to be treated as a partnership for U.S. federal income tax purposes.

Consummation of the Proposed Business Combination is generally subject to customary conditions of the respective parties and conditions customary to special purpose acquisition companies, including (i) expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) the absence of any law or governmental order, threatened or pending, preventing the consummation of the

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 1. Description of Organization and Business Operations (cont.)

Proposed Business Combination, (iii) receipt of requisite approval for consummation of the Proposed Business Combination from RONI’s and NET Power’s shareholders, (iv) RONI’s possession of at least $5,000,001 of net tangible assets, as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended, immediately after giving effect to the Proposed Business Combination and (v) approval of the RONI shares being issued in connection with the Proposed Business Combination (including the PIPE Financing (as defined below)) for listing on the New York Stock Exchange.

Additionally, the obligation of NET Power to consummate the Proposed Business Combination is further conditioned upon the sum of (i) the aggregate cash proceeds available for release from RONI’s trust account (after giving effect to the exercise of redemption rights by RONI stockholders), plus (ii) the amount received in respect of the PIPE Financing (whether funded by a current NET Power shareholder or by a third-party investor, and inclusive of funds raised by NET Power during the period between signing and Closing), minus (iii) transaction expenses (for RONI and for NET Power), plus (iv) all cash on the consolidated balance sheet of RONI and its subsidiaries, in the aggregate, exceeding $200,000,000 as of immediately prior to the Closing.

The Company filed a Current Reports on Form 8-K with the SEC on December 13, 2022 including additional details, the Proposed Business Combination Agreement, and related supporting agreements. For additional information regarding NET Power, the Proposed Business Combination and the transactions contemplated thereby, see the registration statement on Form S-4 containing a preliminary proxy statement and a preliminary prospectus of RONI initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 22, 2022.

Other than as specifically discussed, this Report does not assume the closing of the Proposed Business Combination.

Liquidity and Going Concern

As of December 31, 2022, the Company had approximately $1.6 million in its operating bank account and a working capital deficit of approximately $3.1 million.

The Company’s liquidity needs through December 31, 2022 have been satisfied through a payment of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares (as defined in Note 4), the loan of approximately $126,000 from the Sponsor pursuant to the Note (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note balance upon closing of the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2022 and 2021, there were no amounts outstanding under any Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity needs, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 18, 2023. The consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, as amended (the “Securities Act”), registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Principles of Consolidation and Financial Statement Presentation

The consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary after elimination of all intercompany transactions and balances as of December 31, 2022 and 2021. The ownership interest of noncontrolling participants in the operating subsidiary is included as a separate component of shareholders’ deficit.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the consolidated statements of operations. Offering costs associated with the Class A ordinary shares issued were charged against the carrying value of the Class A ordinary shares upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income on investments held in the Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. As of December 31, 2022 and 2021, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” equals or approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature, except for the derivative warrant liabilities (see Note 9).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations. The initial fair value of the Public Warrants and the Private Placement Warrants were estimated using a Monte Carlo simulation model. While the fair value of the Private Placement Warrants continues to be measured under Monte Carlo simulation model, subsequent to the Public Warrants being traded on an active market, the fair value of the Public Warrants has since been based on the observable listed prices for such warrants. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Although the Company did not specify a maximum redemption threshold, its amended and restated memorandum and articles of association provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001. Accordingly, as of the Initial Public Offering, 34,500,000 Class A ordinary shares subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 19,525,000 ordinary shares in the calculation of diluted income (loss) per share because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:
	For the Year Ended December 31, 2022		For the Period from February 2, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss)	$3,252,145	$812,977	$(7,042,556)	$(2,754,733)

Denominator:
Basic and diluted weighted average ordinary shares outstanding	34,502,500	8,625,000	20,412,350	7,984,399

Basic and diluted net income (loss) per ordinary share	$0.09	$0.09	$(0.35)	$(0.35)

Income Taxes

FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

were accrued for the payment of interest and penalties for the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021, with no material impact upon adoption.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3. Initial Public Offering

On June 18, 2021, the Company consummated its Initial Public Offering of 34,500,000 Units, which included the full exercise of the underwriters’ option to purchase an additional 4,500,000 Units to cover over-allotments, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.1 million, of which approximately $11.7 million and approximately $593,000 were for deferred underwriting commissions and offering costs allocated to the derivative warrant liabilities, respectively. Of the 34,500,000 Units sold, affiliates of Rice Investment Group had purchased 1,010,000 Units (the “Affiliated Units”) at the Initial Public Offering price. The underwriters did not receive any underwriting discounts or commissions on the 1,010,000 Affiliated Units.

Each Unit consists of one Class A ordinary share, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 4. Related Party Transactions

Founder Shares and Sponsor Shares

On February 10, 2021, the Sponsor received 7,187,500 Class B Units of Opco for no consideration and purchased 7,187,600 of the Company’s Class B ordinary shares, par value $0.0001, 2,500 of the Company’s Class A ordinary shares and 100 Class A Units of Opco for aggregate consideration of $26,000. Of the aggregate consideration, Opco received $1,000 for the Class A Units and the Company received $25,000 for the Class A ordinary shares and the Class B ordinary shares. The Company then subscribed for 2,500 Class A Units of Opco for $25,000.

In June 2021, the Sponsor forfeited 90,000 Class B Units of Opco, and 30,000 Class B Units of Opco were issued to each of the Company’s independent director nominees. The Sponsor transferred a corresponding number of shares of the Company’s Class B ordinary shares to the Company’s independent director nominees. In June 2021, the Company effected a dividend, and Opco effected a distribution, resulting in an aggregate of 8,625,000 Class B ordinary shares and 8,624,900 Class B Units of Opco outstanding, of which the Sponsor owned 8,535,000 of the Company’s Class B ordinary shares and 8,534,900 Class B Units of Opco.

The Sponsor agreed to forfeit up to 1,127,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters fully exercised the over-allotment on June 16, 2021; thus, these 1,127,500 Founder Shares were no longer subject to forfeiture.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

The Company refers to the 8,624,900 Class B ordinary shares and corresponding number of Class B Units of Opco (or the Class A Units of Opco into which such Class B Units will convert) collectively as the “Founder Shares”. The Founder Shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of Class B ordinary shares, which together will be exchangeable for shares of the Company’s Class A ordinary shares after the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. The Company refers to the 2,500 Class A ordinary shares and the 100 Class A Units of Opco and a corresponding number of shares of the Company’s non-economic Class B ordinary shares (which together will be exchangeable into Class A ordinary shares after the initial Business Combination on a one-for-one basis) collectively as the “Sponsor Shares”. The Sponsor Shares are considered non-redeemable and presented as permanent equity in the Company’s consolidated balance sheets.

The Class B Units of Opco will convert into Class A Units of Opco in connection with the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. The Founder Shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of Class B ordinary shares, which together will be exchangeable for Class A ordinary shares after the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination, the number of Class A Units of Opco into which the Class B Units of Opco will convert may be adjusted (unless the holders of

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 4. Related Party Transactions (cont.)

a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon exchange of all Founder Shares will equal, in the aggregate, on an as-exchanged basis, 20% of the sum of the total outstanding shares of the Company’s ordinary shares upon completion of the Initial Public Offering, plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and excluding the Sponsor Shares). In addition, the number of outstanding Class B ordinary shares will be adjusted through a stock split or stock dividend so that the total number of outstanding Class B ordinary shares corresponds to the total number of Class A Units of Opco outstanding (other than those held by the Company) plus the total number of Class A Units Opco into which the Class B Units of Opco are entitled to convert.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Units held by them (and any Class A ordinary shares acquired upon exchange of Founder Units) until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 10,900,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of $10.9 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On February 10, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This Note was non-interest bearing and payable upon the completion of the Initial Public Offering. As of June 16, 2021, the Company borrowed approximately $167,000 under the Note. The Company repaid the Note in full on December 14, 2021 and borrowing is no longer available.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 4. Related Party Transactions (cont.)

be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on June 15, 2021, the date that the Company’s securities were first listed on the New York Stock Exchange, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021, there were $120,000 and $65,000 in fees incurred and paid under this agreement, respectively.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account. No such amounts were reimbursed or accrued for as of December 31, 2022 and 2021.

Note 5. Commitments and Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration rights agreement signed upon consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised the over-allotment on June 16, 2021.

The underwriters did not earn any commissions on the 1,010,000 Affiliated Units. The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $6.7 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $11.7 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 6. Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 34,502,500 Class A ordinary shares outstanding, of which 34,500,000 shares were subject to possible redemption and are classified outside of permanent equity in the consolidated balance sheets.

The Class A ordinary shares subject to possible redemption reflected on the consolidated balance sheets are reconciled on the following table:
Gross proceeds from Initial Public Offering	$345,000,000
Less:
Fair value of Public Warrants at issuance	(10,260,000)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(18,525,962)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	28,785,962
Class A ordinary shares subject to possible redemption, December 31, 2021	345,000,000
Plus:
Increase in redemption value of Class A ordinary shares subject to redemption	4,816,773
Class A ordinary shares subject to possible redemption, December 31, 2022	$349,816,773

Note 7. Shareholders’ Deficit

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 34,502,500 Class A ordinary shares issued and outstanding, of which 34,500,000 Class A ordinary shares were subject to possible redemption and are classified as temporary equity in the accompanying consolidated balance sheets (see Note 6).

Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, 8,625,000 Class B ordinary shares were issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law. The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day immediately following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 7. Shareholders’ Deficit (cont.)

Class A and Class B Units of Opco — For each Class B ordinary share there is a corresponding Class A or Class B Unit of Opco. In connection with an initial Business Combination, or in certain circumstances described in the Opco LLC Agreement, at specified times after, the Class B Units of Opco are expected to convert into Class A Units of Opco on a one-for-one basis, subject to adjustment. The Class A Units will be exchangeable (together with the cancellation of a corresponding number of the Company’s Class B ordinary shares) for cash or into the Company’s Class A ordinary shares after the time of an initial Business Combination on a one-for-one basis. The Company’s Class B ordinary shares comprising the Founder Shares and Sponsor Shares cannot be transferred without transferring a corresponding number of Class A Units or Class B Units of Opco, as applicable, and vice versa. As of December 31, 2022 and 2021, there were 2,600 Class A Units of Opco issued and outstanding and 7,187,500 Class B Units of Opco issued and outstanding. In June 2021, Opco effected a distribution, resulting in an aggregate of 8,624,900 Class B Units of Opco issued and outstanding.

Note 8. Derivative Warrant Liabilities

As of December 31, 2022 and 2021, the Company had 8,625,000 Public Warrants and 10,900,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

Redemption of warrants for cash:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 8. Derivative Warrant Liabilities (cont.)

•        if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company calls the warrants for redemption for cash as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

Redemption of warrants for Class A ordinary shares:

Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for Class A ordinary shares (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price equal to a number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of a Class A ordinary share equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of a Class A ordinary share shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.

The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its respective permitted transferees, the Private Placement Warrants (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) of that certain Warrant Agreement, dated June 15, 2021, between Continental Stock Transfer & Trust Company, the Company and Opco (the “Warrant Agreement”), (ii) will terminate as of the close initial Business Combination if any holder, other than the Company (or any of its subsidiaries), of the Class A Units of Opco associated with such Opco Warrant Rights (as defined in the Warrant Agreement) continues to hold any Class A Units of Opco (or of any successor to Opco) immediately after the close of the initial Business Combination, in which case the associated Opco Warrant Rights will not terminate, (iii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination, and (iv) shall not be redeemable by the Company for cash pursuant to Section 6.1 of the Warrant Agreement; provided, however, that in the case of (iii), the Private Placement Warrants and any Class A ordinary shares held by the Sponsor or any of its respective permitted transferees and issued upon exercise of the Private Placement Warrants or upon exchange of any Class A Units of Opco issued upon exercise of any warrants of Opco may be transferred by the holders. None of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 9. Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021, by level within the fair value hierarchy:

December 31, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – money market fund	$349,942,773	$—	$—
Liabilities:
Derivative warrant liabilities – Public	$10,781,250	$—	$—
Derivative warrant liabilities – Private Placement	$—	$—	$14,051,190

December 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – money market fund	$345,044,341	$—	$—
Liabilities:
Derivative warrant liabilities – Public	$12,937,500	$—	$—
Derivative warrant liabilities – Private Placement	$—	$—	$17,140,250

Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 measurement as the Public Warrants were separately traded beginning in August 2021. There were no other transfers to/from Levels 1, 2, and 3 during the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021.

Level 1 assets include investments in money market funds invested in government securities, and Level 1 liabilities include Public Warrants. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The Public Warrants and the Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. While the fair value of the Private Placement Warrants continues to be measured under a Monte Carlo simulation model, subsequent to the Public Warrants being traded on an active market, the fair value of the Public Warrants has since been based on the observable listed prices for such warrants. As of December 31, 2021, the fair value of the Public Warrants was estimated at their listed public trading price.

For the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021, the Company recognized a income/(loss) in the consolidated statements of operations resulting from a decrease (increase) in the fair value of derivative warrant liabilities of approximately $5.2 million and approximately ($6.7 million) presented as a change in fair value of derivative warrant liabilities on the accompanying consolidated statements of operations.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 9. Fair Value Measurements (cont.)

The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation model with the volatility calculated by back solving in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. Any changes in these assumptions can change the valuation significantly.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:
	December 31, 2022	December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$10.17	$10.00
Volatility	10.36%	21.82%
Term	5.33	5.46
Risk-free rate	3.95%	1.30%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the year ended December 31, 2022 and for the period February 2, 2021 (inception) through December 31, 2021, is summarized as follows:
Derivative warrant liabilities at February 2, 2021	$—
Issuance of Public and Private Placement Warrants	21,160,000
Loss upon issuance of Private Placement Warrants	2,175,000
Transfer of Public Warrants to Level 1	(11,471,250)
Change in fair value of derivative warrant liabilities	5,276,500
Derivative warrant liabilities at December 31, 2021	17,140,250
Change in fair value of derivative warrant liabilities	(3,089,060)
Derivative warrant liabilities at December 31, 2022	$14,051,190

Note 10. Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

NET Power, LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of NET Power, LLC (a Delaware limited liability company) and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive income (loss), changes in members’ equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has incurred losses since inception and anticipates it will continue to have losses in 2023 and beyond, had an accumulated deficit of $224.5 million at December 31, 2022 and does not yet have commercial operations that can support the current cost structure. These conditions, along with other matters as set forth in Note B, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2020.

Raleigh, North Carolina

March 6, 2023

NET Power, LLC
Consolidated Balance Sheets

As of December 31, 2022 and 2021

(In thousands)

Assets	2022	2021
Current Assets
Cash	$5,164	$445
Receivables	352	51
Prepaid Expenses	184	654
Other Current Assets	1,795	—
Total Current Assets	7,495	1,150
Long Term Assets
Intangible Assets, net	263	285
Property, Plant and Equipment, net	69,595	80,428
Lease Right-of-Use Asset	784	—
Total Long Term Assets	70,642	80,713
Total Assets	$78,137	$81,863
Liabilities and Members’ Equity
Current Liabilities
Accounts Payable	$577	$1,714
Accrued Liabilities	2,392	1,640
Due to related parties	178	2,535
Member Loans	—	7,007
Lease Liability	130	—
Option Liability	5,174	—
Total Current Liabilities	8,451	12,896
Long Term Liabilities
Due to related parties	2,212	—
Asset Retirement Obligations	2,416	—
Lease Liability	656	—
Option Liability	—	1,459
Total Long Term Liabilities	5,284	1,459
Total Liabilities	13,735	14,355

Members’ Equity
Capital Stock Issued 2022: 4,987,845 authorized units; 3,722,355 issued and outstanding units; 2021: 3,583,223 authorized units, 3,555,553 issued and outstanding units	262,622	227,960
Accumulated Deficit	(224,525)	(169,747)
Additional Paid-In Capital	26,288	9,275
Accumulated Other Income	17	20
Total Equity	$64,402	$67,508
Total Liabilities and Members’ Equity	$78,137	$81,863

The accompanying notes are an integral part of these consolidated financial statements.

NET Power, LLC
Consolidated Statements of Operations and Comprehensive Income (Loss)
For the Years Ended December 31, 2022 and 2021

(In thousands)

	Years Ended December 31,
	2022	2021
Revenue
Revenue	$580	$2,103
Cost of Revenue	(189)	(783)
Cost of Revenue – related party	(86)	(46)
Gross Profit	305	1,274

Operating Expenses
General and administration	17,048	12,595
General and administration – related party	141	3,289
Sales and marketing	801	252
Research and development	3,136	9,165
Research and development – related party	15,817	945
Depreciation, amortization and accretion	13,387	12,737
Total Operating Expenses	50,330	38,983
Operating Loss	(50,025)	(37,709)

Other Income (Expense)
Interest Income (Expense)	(4,791)	(580)
Other Income (Expense)	38	3
Net Other Income (Expense)	(4,753)	(577)
Net Loss	(54,778)	(38,286)

Other Comprehensive (Loss)
Foreign currency translation gain (loss)	(3)	—
Comprehensive (Loss)	$(54,781)	$(38,286)
Net Loss Per Unit	$14.79	$10.77
Weighted average units outstanding, basic and diluted	3,703	3,556

The accompanying notes are an integral part of these consolidated financial statements.

NET Power, LLC
Consolidated Statements of Members’ Equity
As of and for the Years Ended December 31, 2022 and 2021

(In thousands, except shares)

	Membership Interests		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Members’ Equity
	Shares	Amount
Balance – December 31, 2020	3,555,553	$227,960	$2,066	$20	$(131,461)	$98,585
Vesting of Profits Interest	—	—	7,209	—	—	7,209
Net Loss	—	—	—	—	(38,286)	(38,286)
Balance – December 31, 2021	3,555,553	227,960	9,275	20	(169,747)	67,508
Issuance of shares to:
BHES	142,180	30,000	—	—	—	30,000
(Less Equity Issuance Cost)	—	(533)	—	—	—	(533)
BHES (Bonus Shares)	17,799	3,756	6,102	—	—	9,858
BHES (In-Kind Shares)	6,823	1,439	1,324	—	—	2,763
Vesting of Profits Interest	—	—	9,587	—	—	9,587
Foreign currency translation adjustment	—	—	—	(3)	—	(3)
Net Loss	—	—	—	—	(54,778)	(54,778)
Balance – December 31, 2022	3,722,355	$262,622	$26,288	$17	$(224,525)	$64,402

The accompanying notes are an integral part of these consolidated financial statements.

NET Power, LLC
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2022 and 2021

(In thousands)

	Years Ended December 31,
	2022	2021
Cash Flows from Operating Activities
Net Loss	$(54,778)	$(38,286)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation	13,149	12,715
Amortization	22	22
Accretion	215	—
Non-Cash Interest Expense	4,710	466
Vesting of Profits Interest	9,587	7,209
BHES Bonus Shares and In-Kind Expense	12,621	—
Changes in operating assets and liabilities
Accounts Receivable	(301)	(17)
Due from related parties	—	12
Prepaid Expenses	470	158
Other Current Assets	(1,795)	—
Accounts Payable	(1,137)	1,092
Accrued Liabilities	752	(5,535)
Due to related parties (short term)	(2,357)	1,834
Due to related parties (long term)	2,212	—
Net Cash Used in Operating Activities	(16,630)	(20,330)

Cash Flows from Investing Activities
Acquisition of property and equipment	(115)	—
Net Cash Used in Investing Activities	(115)	—

Cash Flows from Financing Activities
Member Loan Proceeds	2,000	8,000
Member Loan Repayments	(10,000)	—
Baker Hughes Share Issuances	30,000	—
(Less Equity Issuance Cost)	(533)	—
Net Cash Provided by Financing Activities	21,467	8,000
Net Increase (Decrease) in Cash	4,722	(12,330)

Cash:
Effect of foreign currency exchange rate changes on cash	(3)	—
Beginning of Year	445	12,775
End of Year	$5,164	$445

Supplemental disclosures of cash flow information:
Cash Paid for Interest	$81	$114

The accompanying notes are an integral part of these consolidated financial statements.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE A — Organization and Nature of Activities

Business and Background

NET Power, LLC (“NP LLC”), its wholly owned subsidiaries, NET Power Europe Ltd (“NP Europe”), NET Power Friendship 7, LLC, NET Power Athena, LLC, NET Power Atlas, LLC and NET Power Canaveral, and together, “NET Power” or the “Company”, has developed a proprietary process for producing electricity using a predominantly carbon dioxide working fluid that involves the capture and reuse, sale and sequestration of carbon dioxide and other marketable industrial gasses, such as argon and nitrogen. The “NET Power Process” is the subject of U.S. and foreign patents, as well as additional applications and provisional applications on file with the United States Patent and Trademark Office and international patent authorities. The Company’s technology is designed to generate electricity from natural gas that is cost-competitive with conventional technologies, while eliminating nearly all air emissions.

The Company commissioned a 50 MWth natural gas-fired demonstration power plant (“Demonstration Plant”) to allow sufficient demonstration and testing of the NET Power Process and its components. The Company achieved first-fire at the Demonstration Plant in May 2018, after two years of development. Additional testing occurred periodically thereafter, including a three-month test campaign in 2021 which resulted in a grid synchronization. The Company plans to conduct additional research and testing campaigns at its Demonstration Plant in La Porte, Texas over the next several years, and is targeting the first utility-scale plant to achieve commercial operations in 2026. The successful first-fire and 2021 testing campaign of the Demonstration Plant represent critical milestones as they supported validation of the technical foundation of the NET Power Process.

The Company’s current activities are subject to significant risks, including cost over-runs in the testing and operation of the Demonstration Plant, technical problems with the NET Power Process, and development of competing clean-energy technology sooner or at a lesser cost than the NET Power Process.

NOTE B — Liquidity and Going Concern

The Company has not initiated commercial operations and has incurred losses since inception and anticipates it will continue to have losses in 2023 and beyond. As of December 31, 2022, the Company had an accumulated deficit of $224.5 million. As the Company continues to incur losses, achieving profitability is dependent upon the successful development and commercialization of its technology, and achieving a level of revenues adequate to support the Company’s cost structure. The Company will continue to need to raise additional capital until it achieves sustained profitability.

Management believes current cash flows from capital funding will be sufficient to fund working capital needs through June 2023. Additionally, the Company has access to committed funds from existing owners via the Interim Company Financing mechanism in the Business Combination Agreement discussed in Note J which it can draw up to $25,000,000 from prior to the closing of the Business Combination. Management believes this financing will be sufficient to fund the working capital needs through the close of the Business Combination.

Management intends to fund future operations through private or public equity or debt offerings and may seek additional capital through arrangements with strategic partners or from other sources. There can be no assurances, however, that additional funding will be available on terms acceptable to the Company, or at all. These conditions, among other factors, raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business.

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty related to the Company’s ability to continue as a going concern.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE C — Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of NP LLC and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated in consolidation.

The individual financial statements of each entity are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in United States Dollars, which is also NP LLC’s functional currency.

Segment Reporting

Operating segments are defined as components of an entity for which discrete financial information is both available and regularly reviewed by its Chief Operating Decision Makers (“CODMs”). The Company has determined that its Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”) are its chief operating decision makers (“CODMs”). The CODMs review financial information presented for the purposes of assessing performance and making decisions on how to allocate resources at the overall company level. The Company has determined that it currently operates as a single segment, though it will periodically revisit the information used by its CODMs to allocate resources and to manage the operations as it nears commercialization and deployment of NET Power Technology.

Use of Estimates

The preparation of financial statements, in accordance with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Management reviews its estimates on an ongoing basis, including those related to the useful lives of long-lived assets for depreciation and amortization, the fair value of equity-based compensation, revenue recognition, intangible asset valuation, the valuation of the option liability and the assessment of asset retirement obligations. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

Cash

Cash consists of deposits in banking institutions in the United States (“US”) and United Kingdom (“UK”). The carrying value of cash equals fair value because they are in demand deposit accounts.

Concentration of Custodial Risk

For cash, custodial risk is the risk that, in the event of the unlikely failure of a banking institution, the Company will not be able to recover the value of their cash that is in the possession of the entity’s banking institutions. The Company maintains its cash at banking institutions that are members of the Federal Deposit Insurance Corporation (“FDIC”) and the Financial Services Compensation Scheme (“FSCS”), the UK’s statutory compensation system for customers of authorized financial services firms. FDIC guidelines guarantee $250,000 per depositor, per insured bank and FSCS guidelines guarantee £85,000 per depositor per insured bank. As of December 31, 2022, and December 31, 2021, the Company possessed funds in excess of FDIC limits equal to $4,743,000 and $175,000 respectively.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets, and the general condition of the U.S. and world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE C — Summary of Significant Accounting Policies (cont.)

and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, and/or expertise may become obsolete and/or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology under development.

Receivables

Current receivables result primarily from receivables for revenues associated with a grant received from the Department of Energy related to syngas testing to be conducted at NET Power’s La Porte site. Receivables reflecting unbilled revenue for the years ended December 31, 2022 and December 31, 2021 amounted to $0 and $51,000, respectively.

Prepaid Expenses

Prepaid expenses consist of costs paid in advance for software subscriptions, patent renewal fees, and for general liability insurance as well as employee health insurance and legal retainers.

Intangible Assets, net

The Company accounts for intangible assets, which consist of patents and other intellectual property, in accordance with ASC 350, Goodwill and Other Intangible Assets. Intangible assets with a net book value of $263,000 and $285,000, respectively, as of December 31, 2022 and December 31, 2021 are amortized on a straight-line basis over their useful life of 25 years.

Plant, Property, and Equipment, net

Property and equipment are recorded at cost. The Demonstration Plant consists of costs associated with the engineering, procurement, and construction of the facility. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets.

The estimated useful lives are as follows	Years
Furniture and Equipment	4 – 10
Camera – Gas Cloud Imaging	6
Demonstration Plant	10
Asset Retirement Costs	10

Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”) tangible and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Company evaluates long-lived assets, such as property and equipment, and construction-in-progress, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. When the Company believes an impairment condition may have occurred, it is required to estimate the undiscounted future cash flows associated with the long-lived asset or group of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities for long-lived assets that are

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE C — Summary of Significant Accounting Policies (cont.)

expected to be held and used. If the Company determines that the undiscounted cash flows from an asset held and used are less than the carrying amount of the asset, or if the Company has classified an asset as held for sale, the Company would evaluate fair value to determine the amount of any impairment charge. There were no impairment charges determined to be necessary for the years ended December 31, 2022 and 2021.

Asset Retirement Obligations

The Company recognizes liabilities and the corresponding assets for future obligations associated with the retirement of assets. The Company’s Demonstration Plant in La Porte, Texas is located on leased land and the underlying lease requires the removal of all equipment and the obligation to restore the land to post-clearing grade level; therefore, a future obligation exists. Asset retirement costs are reflected in Property, Plant and Equipment with the depreciation expense recognized over the estimated useful life of 10 years. The asset retirement costs and corresponding liabilities that have been recorded to date relate to the removal of assets at a future terminal date. When an asset retirement obligation arises, the liabilities and corresponding assets are recorded at their present value using a discounted cash flow approach and the liabilities are accreted using the interest method.

The recognition of an asset retirement obligation requires that management make numerous assumptions regarding factors such as the cost and timing of deconstruction; the credit-adjusted risk-free rate to be used; and inflation rates. The fair value of contractor fees to restore the land, based on historical trends, is estimated to escalate by 2.0% each year through the terminal date. The total estimated liability is based on the estimated future value of those costs and the timing of deconstruction. As of December 31, 2022, the asset retirement obligation liability was $2,416,000. Accretion expense for the years ended December 31, 2022 amounted to $215,000, and is included in Depreciation, amortization, and accretion on the Consolidated Statement of Operations. The asset retirement obligation was not considered material for the year ended December 31, 2021.

The Company believes these estimates are reasonable at the present time, but the Company can give no assurance that changes in technology, the Company’s financial condition, the economy or other factors would not result in higher or lower asset retirement obligations. Any variations from our estimates would generally result in a change in the assets and liabilities in equal amounts, and operating results would differ in the future by any difference in depreciation expense and accretion expense.

Foreign Currency

The functional currency of NP LLC is the U.S. Dollar and of NP Europe is the Great Britain Pound. The Company translated the financial statements of this subsidiary to U.S. Dollars using period-end rates of exchange for balance sheet items and a weighted average rate of profit and loss items. The Company records translation gains and losses in accumulated other comprehensive income (loss) as a component of members’ equity. The Company recorded $3,000 of net translation losses in the year ended December 31, 2022 and less than $1,000 of net translation losses in the year ended December 31, 2021.

Revenue from Contracts with Customers

The Company recognizes revenue when its performance obligations with its customers have been satisfied. To determine revenue recognition for contracts that the Company determines are within the scope of ASC 606, it performs the following five steps:

i.       Identify the contract(s) with a customer;

ii.      Identify the performance obligations in the contract;

iii.     Determine the transaction price;

iv.      Allocate the transaction price to the performance obligations in the contract; and

v.       Recognize revenue when (or as) the entity satisfies a performance obligation.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE C — Summary of Significant Accounting Policies (cont.)

In accordance with ASC 606, the Company accounts for a customer contract when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights can be identified, payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect the consideration to which it is entitled.

Revenue is recognized upon the transfer of control of the promised services to customers. Judgment is required in instances where contracts include multiple services to determine whether each should be accounted for as a separate performance obligation.

Contract payment terms are net 30-60 days. When billed in advance, the payment is deferred and recognized upon delivery of the service. Collectability is assessed based on a number of factors including collection history and creditworthiness of the customer. If collectability of substantially all consideration to which the Company is entitled under the contract is determined to be not probable, revenue is not recorded until collectability becomes probable at a later date. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties, such as sales taxes collected and remitted to governmental authorities.

The Company accounts for contract modifications as separate contracts if the additional services are distinct and priced at standalone selling prices. If the additional services are distinct, but not priced at standalone selling prices, the modification is treated as a termination of the existing contract and the creation of a new contract. In such instances where the additional services are not distinct within the context of the contract, the modification is combined with the original contract and either an increase or decrease in revenue is recognized on the modification date.

Test Data Contracts

The Company generates revenue through various contracts with potential future license customers for access to testing results and other data associated with certain testing being performed at the Demonstration Plant. The Company’s performance obligations associated with the test data contracts are satisfied over time because the customer simultaneously receives and consumes the benefits as the Company performs. The Company measures progress under these arrangements using an output method based on contract phases reached. The test data contract revenue totaled $150,000 for the year ended December 31, 2022 and $1,156,000 for the year ended December 31, 2021. The Company had no contract asset or contract liability balances associated with these contracts as of December 31, 2022 and December 31, 2021.

Feasibility Study Contracts

The Company also generates revenue through various contracts with potential future license customers for feasibility studies. The Company’s performance obligations associated with the feasibility study contracts are satisfied over time because the customer simultaneously receives and consumes the benefits as the Company delivers the relevant reports. The Company measures progress under these arrangements using an output method based on contract phases reached. The feasibility study contract revenue totaled $125,000 for the year ended December 31, 2022 and $0 for the year ended December 31, 2021. The Company had no contract asset or contract liability balances associated with these contracts as of December 31, 2022 and December 31, 2021.

Department of Energy Subrecipient Contract

The Company also currently generates revenue from its role as a sub-recipient of a Department of Energy (DOE) grant to conduct syngas testing at NET Power’s La Porte facility. The Company’s performance obligations associated with the DOE subrecipient contract are satisfied over time because the grant recipient receives the benefit simultaneous to the Company’s performance. The Company is compensated based on expenses incurred with an administrative markup. The Company measures progress under this arrangement using an input method based on costs incurred. Expenses related to the project are recorded as Costs of Revenue and submitted for reimbursement with an administrative markup. For the year ended December 31, 2022, DOE grant revenue totaled $305,000 with $275,000 in associated costs. For the year ended December 31, 2021 this revenue totaled $904,000 with $829,000 in associated costs. The Company had no contract asset or contract liability balances associated with this contract as of December 31, 2022 and 2021.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE C — Summary of Significant Accounting Policies (cont.)

Remaining Unsatisfied Performance Obligations

Contracts with customers include amounts allocated to performance obligations that will be satisfied at a later date. The amount of transaction price allocated to performance obligations to be satisfied at a later date, which is not recorded in the consolidated balance sheets, is immaterial as of December 31, 2022 and 2021.

As permitted under the practical expedient available under ASC 606, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is allocated entirely to unsatisfied performance obligations or to a wholly unsatisfied promises accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.

The Company applied the practical expedient under ASC 606 to exclude amounts related to performance obligations that are billed and recognized as they are delivered.

Research and Development

The Company expenses costs in relation to operations and testing at the La Porte Demonstration Plant, as well as engineering and design costs related to development of commercialization of the technology as incurred. These costs are included in Research and Development on the Consolidated Statements of Operations.

Legal Fees

NP LLC expenses legal costs as incurred. Legal fees paid for patent filings and other third party reviews, including the Toshiba settlement, for the years ended December 31, 2022 and 2021 amounted to $622,000 and $1,774,000, respectively, and are included in General and Administration on the Consolidated Statement of Operations.

Equity-Based Compensation and Fair Value of Equity

The forms of equity-based awards granted to employees are principally profits interests with service or performance conditions. The Company does not have a history of settling these awards in cash. Each equity-based award is generally subject to service-based vesting, where a specific period of continued employment or service to the Company must pass before an award vests. The Company’s Compensation Committee can modify the vesting provisions of an award. Certain awards also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests.

Due to the absence of an active market for the Company’s member units, the Company utilized methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its member units. The estimated fair value of the member units has been determined at each grant date based upon a variety of factors, including price of equity issuances by the Company, the Company’s financial position and historical financial performance, the Company’s technology in development, external market conditions affecting any trends within the industry, and the likelihood of achieving a liquidity event. Significant changes to the key assumptions underlying the factors used could result in different fair values of member units at each valuation date.

The Company recognizes as expense non-cash compensation for all equity-based awards for which vesting is considered probable. Forfeitures are recognized as they occur. For service-based awards, compensation cost is measured at fair value on the grant date and expensed ratably over the vesting term. For performance-based grants, the fair value is measured on the grant date and recognized as non-cash compensation expense, considering the probability of the targets being achieved.

Fair Value of Financial Instruments

Certain assets and liabilities are carried at fair value in accordance with ASC 820, Fair Value Measurement. Fair value is defined as the price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE C — Summary of Significant Accounting Policies (cont.)

on the measurement date. The guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2

Significant other observable inputs other than Level 1 prices, such as quoted prices for similar, but not identical, assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data;

Level 3

Significant unobservable inputs in which there is little or no market data available and requires the Company to develop its own assumptions that market participants would use in pricing an asset or liability.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of any input that is significant to the fair value measurement. The Company’s estimates of fair values are based upon assumptions believed to be reasonable, but which are uncertain and involve significant judgments made by management by considering factors specific to the asset or liability. The determination of fair value requires more judgment to the extent the valuation is based on models or inputs that are less observable or unobservable in the market. Accordingly, the degree of judgment exercised by the Company in determining the fair value is greatest for instruments categorized as Level 3.

Financial instruments recognized at historical amounts in the consolidated balance sheets consist of cash, receivables, prepaid expenses, accounts payable, and accrued liabilities, including member loans. The Company believes that the carrying value of such financial instruments approximates their fair values due to the short-term nature of these instruments.

Recurring Fair Value Measurement

The Company’s recurring fair value measurement consists of the option liability, which is based predominantly on Level 3 inputs.

Nonrecurring Fair Value Measurements

The Company’s non-financial assets, such as property, plant, and equipment and intangible assets, are remeasured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized. The Company’s equity-based compensation is recorded based on the grant date fair value. Such fair value measurements are based predominantly on Level 3 inputs.

Option Liability

The Company accounts for its freestanding option liability as a liability in the consolidated balance sheets, recorded initially at fair value, with any subsequent changes in fair value recorded in each reporting period in the consolidated statements of operations. The option liability meets the liability classification criteria within ASC 815, Derivatives and Hedging (ASC 815), as it can be cash settled upon being exercised. The fair value of the option liability issued by the Company is estimated using the Black-Scholes option pricing model.

Net Loss Per Unit

The Company computes basic net loss per unit by dividing net loss applicable to membership interest holders by the weighted average number of membership units outstanding during the period. The Company computes diluted net loss per unit by dividing the net loss applicable to membership interest holders by the sum of the weighted-average number of membership units outstanding during the period, plus the potential dilutive effects

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE C — Summary of Significant Accounting Policies (cont.)

of distribution units, profits interests, and options to purchase membership units, but such items are excluded if their effect is anti-dilutive. Since the impact of the distribution units, profits interests, and options to purchase membership units are anti-dilutive during periods of net loss, there was no difference between the Company’s basic and diluted net loss per unit for the years ended December 31, 2022 and 2021.

Income Tax Status

NP LLC is a limited liability company (“LLC”). Members of the LLC are taxed on their proportionate share of the entity’s taxable income. Therefore, no provision or liability for US federal or state income taxes has been included in the consolidated financial statements.

NP Europe is subject to taxation pursuant to UK tax regulations. For the years ended December 31, 2022 and 2021, NP Europe incurred losses for tax purposes, which may be used to offset future profits. Because the timing and amount of any future profits is uncertain, the Company has established a valuation allowance against possible future tax benefits. Therefore, no provision or asset for UK income taxes has been included in the consolidated financial statements. Total cumulative net losses for NP Europe totaled $89,000 for the year ended December 31, 2022 and $86,000 for the year ended December 31, 2021.

Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the applicable accounting guidance. With few exceptions, the Company is no longer subject to U.S. federal and state income tax examinations for the years prior to 2019.

Accounting Pronouncements Not Yet Adopted

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

NOTE D — Long Term Assets

Intangible assets are summarized as of December 31, 2022 and 2021 are as follows (in thousands):

	2022	2021
Intangible Assets	$604	$604
Accumulated Amortization	(341)	(319)
Intangible Assets, net	$263	$285

Amortization expense for the years ended December 31, 2022 and 2021 was $22,000 and $22,000, respectively.

Estimated amortization expense for the future years ending December 31 are as follows (in thousands):

2023	$22
2024	22
2025	22
2026	22
2027	22
2028 and thereafter	153
$263

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE D — Long Term Assets (cont.)

Plant, property, and improvements are summarized by major classification as of December 31 as follows (in thousands):

	2022	2021
Furniture and Equipment	$245	$130
Accumulated Depreciation	(129)	(28)
Furniture and Equipment, net	116	102

Camera – Gas Cloud Imaging	123	123
Accumulated Depreciation	(86)	(58)
Camera – Gas Cloud Imaging, net	37	65

Demonstration Plant	125,811	125,811
Accumulated Depreciation	(58,223)	(45,550)
Demonstration Plant, net	67,588	80,261

Asset Retirement Costs	2,201	—
Accumulated Depreciation	(347)	—
Asset Retirement Costs, net	$1,854	$—

Total Property, Plant, and Equipment, net	$69,595	$80,428

Depreciation expense in 2022 and 2021 was $13,149,000, and $12,715,000 respectively.

NOTE E — Accrued Liabilities

Accrued Liabilities as of December 31, 2022 and 2021 are as follows (in thousands):

	2022	2021
Accrued Incentive Compensation	1,451	503
Unearned Revenue	—	392
Other Accrued Liabilities	941	745
Total Accrued Liabilities	2,392	1,640

NOTE F — Members’ Equity

Shares and Capital Contributions

The Company has authorized 4,987,845 common shares of membership interests, of which 3,722,355 are issued and outstanding as of December 31, 2022.

Occidental Petroleum Corporation (“Occidental”) holds an option to purchase up to 711,111 common shares upon certain conditions being met and which expires 18 months thereafter. Conditions required for the exercise of the option have not been met as of March 6, 2023. Immediately prior to closing of the Business Combination (see Note J), Occidental will receive 247,655 shares in exchange for retiring this option.

On February 3, 2022, NET Power, on the one hand, and Baker Hughes Energy Services LLC (BHES), with affiliates Nuovo Pignone International S.r.l. (NPI) and/or Nuovo Pignone Tecnologie S.r.l. (NPT), on the other hand, executed a series of joint development agreements (JDA) to consummate both an investment and strategic partnership transaction to advance the technical and commercial deployment of the NET Power Process. In connection with that series of transactions, BHES purchased 142,180 common shares for approximately $30 million and, under the JDA, NPI (or its designee) is expected to receive 391,111 common shares as compensation for in-kind services rendered to NET Power at a price of $168.75 per share, and can earn a bonus of up to 129,598 common shares based on pre-determined schedule and success milestones. On December 5, 2022, NET Power and

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE F — Members’ Equity (cont.)

NPI and NPT entered into a first JDA amendment, and then on December 13, 2022, the JDA was further amended and restated, and NET Power entered into the Amended and Restated JDA with Rice Acquisition Corp. II (RONI), Rice Acquisition Holdings II LLC (RONI Opco), NPI and NPT. As a result of these amendments, the scope of the BHES Statement of Work has been amended to include combustor development. Per the terms of the Amended and Restated JDA, the total program cost has been adjusted to $140,000,000 resulting in a total of 414,815 NET Power shares expected to be issued to BHES for in-kind services rendered under the JDA. Immediately prior to closing of the Business Combination (see Note J), NPI (or its designee) will receive 47,000 bonus shares.

During the year ended December 31, 2022, the Company issued 6,823 common shares to BHES for in-kind services provided by NPI and recorded the associated expense of $1,440,000 which is reflected in Research and Development costs on the Consolidated Statements of Operations. The Company also recorded $1,324,000 of expense related to an additional 6,281 shares for in-kind services which had been earned but not yet issued as of December 31, 2022. This expense is reflected in Research and Development on the Consolidated Statements of Income, and the un-issued shares are reflected in Additional Paid-In Capital on the Consolidated Balance Sheets and the Consolidated Statements of Equity. The Company also issued 17,799 of vested bonus shares to BHES and recorded expense of $7,169,000 within Research and Development on the Consolidated Statements of Operations. This expense reflects the vested bonus shares as well as the accrual of additional un-vested bonus shares over their estimated performance period. The common shares issued as in-kind services and as bonus shares are accounted for as equity awards.

Profit Allocation

Profits and losses are allocated amongst members based on percentage ownership of the Company at the end of each period.

NOTE G — Related Party Transactions

Related Party Receivables and Payables

The Company has $178,000 and $2,535,000 in current liabilities payable to LLC members as of December 31, 2022 and December 31, 2021, respectively. These related party payables are unsecured and are due on demand.

The Company has $2,212,000 and $0 in long term liabilities payable to LLC members as of December 31, 2022, and December 31, 2021, respectively.

Master Service Agreements

NET Power has historically relied on master service agreements with certain owners to perform a variety of business functions.

An equity member has provided the Company with marketing and technology maintenance services, as well as other support relating to further development of the NET Power Process and administration of patent matters. The total cost incurred for these services was $114,000 and $2,366,000 during the years ending December 31, 2022 and December 31, 2021, respectively. This total is included in General and Administrative Expenses on the Consolidated Statements of Operations.

Another member supports the Company with regard to general business oversight and the operation of the La Porte Demonstration Plant. The total cost incurred for these services was $1,069,000 and $1,516,000 during the years ended December 31, 2022 and 2021, respectively. For the year ended December 31, 2022, $86,000 of this total was related to DOE Testing and is reflected in Cost of Revenue, while $984,000 is reflected in Research and Development on the Consolidated Statements of Operations. For the year ended December 31, 2021, $46,000 of this total was related to DOE Testing and is reflected in Cost of Revenue, while $1,470,000 is reflected in Research and Development on the Consolidated Statements of Operations.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE G — Related Party Transactions (cont.)

Another equity member has provided engineering services to the Company through early 2022. The total cost incurred for these services was $27,000 during the year ended December 31, 2022, and $398,000 during the year ended December 31, 2021. This total is included in General and Administration on the Consolidated Statements of Operations.

Joint Development Agreement

An additional member is providing engineering and commercial development support to the Company pursuant to a Joint Development Agreement. The total cost incurred for these services during the year ended December 31, 2022 was $14,833,000. This total is included in Research and Development on the Consolidated Statements of Operations.

Interest Expense

Per Note H, during late 2021 and early 2022 the Company received term loan funding from equity members. $81,000 and $114,000 of Interest Expense related to this debt was incurred during the years ended December 31, 2022 and 2021, respectively. Interest Expense is included in Other Expense on the Consolidated Statements of Operations.

NOTE H — Member Loans

On October 15, 2021, the Board approved a resolution to fund continued operations through term loans not to exceed $10,000,000 in total, with an interest rate of 9.25%. As of December 31, 2021, the Company had received loan funds from equity members totaling $8,000,000 which were due within 6 months and secured by Company assets. An additional $2,000,000 was received in January 2022. Each round of funding was also associated with options to purchase shares allocated based on member funding in excess of the pro rata loan total requested. 34,588 options were authorized as of December 31, 2022 at an exercise price of $168.75 per share and a fair value of $149.59 per share (total liability of $5,174,000). These options become exercisable for one year from loan repayment, which occurred on February 3, 2022. As of December 31, 2022, all member loans were repaid, and no related options had been exercised. For the year ended December 31, 2022, $1,358,000 of accretion was recorded as interest expense related to the member loans that were repaid.

NOTE I — Option Liability

The Company’s option liability was issued in conjunction with the Member Loans on October 15, 2021. The option liability represents a liability on the balance sheet classified as a Level 3 fair value measurement. The change in the fair value of the option liability during the years ended December 31, 2021 and 2022 was as follows:

Option Liability
Issuance of option liability (October 15, 2021)	1,459,000
Change in fair value	—
Balance as of December 31, 2021	1,459,000
Issuance of option liability	366,000
Change in fair value	3,349,000
Balance as of December 31, 2022	5,174,000

NOTE J — Business Combination Agreement

On December 13, 2022, the Company entered into the Business Combination Agreement with Rice Acquisition Corp. II, a Cayman Islands exempted company (“RONI”), Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company (“RONI Holdings”), Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of RONI Holdings (the “Buyer”), and Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Buyer (“Merger Sub” and, together with RONI, RONI Holdings and the Buyer, collectively, the “Buyer Parties”). At the time of closing, the Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”), resulting in the Company becoming a wholly owned direct subsidiary of the Buyer and “disregarded entity” for federal income tax purposes.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE K — Equity-based Compensation

Distribution Units

In 2011, the Company established the Distribution Sharing Plan (the “Distribution Plan”), which allowed for certain advisors of the Company to participate in future increases in the value of the Company. Participants in the Distribution Plan receive awards of membership interests in the Company denominated as Distribution units, subject to certain vesting criteria.

The Board of Managers had authorized 25,800 Distribution units, all of which were awarded in January 2011. On September 27, 2022, the Company entered into a redemption agreement to settle all outstanding distribution units for cash. As of December 31, 2022, there were no distribution units outstanding.

Profit Interest Units

In 2015, the Company established the Profit Interest Incentive Plan (the “Incentive Plan”), which allows for certain employees of the Company and other individuals to participate in future increases in the value of the Company. Participants in the Incentive Plan receive awards of membership interests in the Company denominated as Profit Interest units, subject to certain time and performance vesting criteria. The units typically vest over a 3-year period, require continued service to the Company and can include performance criteria related to annual company goals. As of December 31, 2022, the Board of Managers has authorized and awarded 450,013 Profit Interest units. Immediately prior to closing of the Business Combination (see Note J), the Profits Interest Units will be converted to 199,524 common shares, subject to the same vesting schedule as the existing awards.

Fair Value Inputs

The Company estimates the fair value of its equity awards, including to employees and directors, using Black-Scholes, which requires inputs and subjective assumptions, including (i) estimated fair value of the Company’s member units as described in Note C, (ii) the calculation of the expected term to liquidity, (iii) the risk-free interest rate and (iv) expected dividends. Due to the lack of substantial company-specific historical and implied volatility data of its member units, the Company has based its estimate of expected volatility on the historical volatility of a group of similar public companies.

When selecting these companies on which it has based its expected stock price volatility, the Company selected companies with comparable characteristics to it, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected term of the equity-based awards. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

The Company has never paid dividends and does not expect to in the foreseeable future. The expected term is based on the estimated time to a liquidity event. The risk-free interest rates for periods within the expected term of the equity awards are based on the U.S. Treasury securities with a maturity date commensurate with the expected term of the associated award.

The weighted-average assumptions used to calculate the fair value of unit awards granted are as follows:

	December 31, 2022	December 31, 2021
Expected term (years)	2.50	3.00
Expected dividend yield	0.00%	0.00%
Expected volatility	62.31%	66.9%
Risk-free interest rate	4.32%	0.97%

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE K — Equity-based Compensation (cont.)

Unit Awards

	2022	2021
Outstanding, Beginning of Period	329,513	53,013
Granted	150,500	276,500
Forfeited	30,000	—
Redeemed	—	—
Outstanding, End of Period	450,013	329,513

As of December 31, 2022, the following awards were outstanding:

Threshold Price	Vested	Unvested	Total
$100.00	15,625	—	15,625
$168.75	181,394	132,494	313,888
$211.00	26,500	94,000	120,500
Total	223,519	226,494	450,013
Vesting Summary (only unvested)	2022	2023	2024	2025	Total
Profits Interest Units	14,376	110,416	90,412	25,666	240,870

The weighted average grant-date fair value of unit awards granted during the year ended December 31, 2022, at a threshold price of $211/unit was $61.21/unit. The weighted average grant-date fair value of unit awards granted during the year ended December 31, 2021, at a threshold price of $168.75/unit was $64.97/unit. Compensation expense related to time-based units of approximately $9,587,000 and $7,209,000, respectively, was recognized in the years ended December 31, 2022 and 2021. This compensation expense is included in General and Administrative Expenses on the Consolidated Statements of Operations. As of December 31, 2022, total unrecognized unit-based compensation expense related to non-vested grants of time-based units was approximately $9,312,175.

NOTE L — Net Loss per Unit

The following table sets forth the computation of the Company’s basic and diluted net loss per unit for the years ended December 31, 2022 and 2021, respectively:

	2022	2021
Numerator:
Net Loss	$(54,778,000)	$(38,286,000)
Net loss attributable to membership interest holders	$(54,778,000)	$(38,286,000)
Denominator:
Weighted-average number membership units outstanding, basic and diluted	3,702,803	3,555,553
Net loss per unit attributable to membership interest holders, basic and diluted	$(14.79)	$(10.77)

As of December 31, 2022 and 2021, the Company’s potentially dilutive securities were distribution units, profits interests, member loan share options, and the Occidental share options. Based on the amounts outstanding at December 31, 2022 and 2021, the Company excluded the following potential membership units from the computation of diluted net loss per unit attributable to membership interest holders because including them would have had an anti-dilutive effect:

	2022	2021
Distribution Units	—	25,800
Profits Interest	450,013	329,513
Member Loan Share Options	34,588	27,670
Occidental Share Options	711,111	711,111
Total	1,195,712	1,094,094

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE M — Commitments and Contingencies

Leases

On June 6, 2022, the Company entered into an office space lease agreement, which became effective on November 1, 2022 and continues for 5 years. Future minimum lease payments under the lease are approximately $948,000.

Effective as of January 1, 2022, the Company adopted ASC 842, which requires the recognition of lease assets and lease liabilities by lessees for leases classified as operating leases. The primary impact of applying ASC 842 was the initial recognition of $807,000 in lease liabilities and $807,000 in right of use assets on the Company’s consolidated balance sheet.

The lease is classified as an operating lease and the lease liability was calculated using an incremental borrowing rate of 8.0%. There is no cumulative effect on retained earnings or other components of equity recognized as of January 1, 2022. As of December 31, 2022, the Company had $786,000 in lease liabilities and $784,000 in right of use assets on its consolidated balance sheet.

The Company also holds a lease for the land under the demonstration facility in La Porte, Texas, for approximately 218,900 square feet of land from Air Liquide Large Industries U.S. LP (“Air Liquide”) under a lease that expires on the earlier of (i) July 1, 2025 and (ii) the termination of the Company’s oxygen supply agreement with Air Liquide, pursuant to which Air Liquide supplies oxygen for use at the demonstration facility. Lease payments for the land are $1 per year. The term of the oxygen supply agreement is perpetual but may be terminated by the Company or by Air Liquide upon 30 days’ written notice. The Company incurred $0 and $560,000 of costs related to the oxygen supply agreement for the years ended December 31, 2022 and 2021, respectively.

Litigation

The Company is subject to various legal matters in the ordinary course of business. In the opinion of management, the ultimate outcome of such matters will not have a material adverse effect on the financial condition or results of operation of the Company.

NOTE N — Subsequent Events

The Company evaluated the subsequent events through March 6, 2023, when these financial statements were available to be issued, and has identified the following events necessitating disclosure.

On January 11, 2023, Occidental exercised its option to purchase shares associated with the member loan agreement. On February 3, 2023, Constellation New Energy also exercised its option to purchase shares associated with the member loan agreement. The Company issued 5,824 and 28,764 shares to Occidental and Constellation New Energy, respectively, and received an aggregate $5.837 million from the exercise of the options. No member loan share options are currently outstanding.

On February 7, 2023, the Company issued 6,281 common shares to Baker Hughes for in-kind services rendered for the three month period ending December 31, 2022.

Annex A-1

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

RICE ACQUISITION CORP. II,

RICE ACQUISITION HOLDINGS II LLC,

TOPO BUYER CO, LLC,

TOPO MERGER SUB, LLC

AND

NET POWER, LLC,

DATED AS OF DECEMBER 13, 2022

Annex A-1 Page No.
ARTICLE I CERTAIN DEFINITIONS		A-1-3
Section 1.1	Certain Definitions	A-1-3

ARTICLE II THE MERGER; CLOSING		A-1-19
Section 2.1	Closing Transactions; Merger	A-1-19
Section 2.2	Allocation Schedule; Payment of Equity Consideration	A-1-21
Section 2.3	Procedures for Company Unitholders	A-1-22
Section 2.4	Company Closing Deliveries	A-1-22
Section 2.5	Buyer Deliveries	A-1-22
Section 2.6	Withholding and Wage Payments	A-1-23

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES		A-1-23
Section 3.1	Organization; Authority; Enforceability	A-1-23
Section 3.2	Non-contravention; Governmental Approvals	A-1-24
Section 3.3	Capitalization	A-1-24
Section 3.4	Financial Statements; No Undisclosed Liabilities	A-1-25
Section 3.5	No Material Adverse Effect	A-1-26
Section 3.6	Absence of Certain Developments	A-1-26
Section 3.7	Real Property	A-1-26
Section 3.8	Tax Matters	A-1-27
Section 3.9	Contracts	A-1-28
Section 3.10	Intellectual Property	A-1-31
Section 3.11	Information Supplied	A-1-32
Section 3.12	Litigation	A-1-33
Section 3.13	Brokerage	A-1-33
Section 3.14	Labor Matters	A-1-33
Section 3.15	Employee Benefit Plans	A-1-35
Section 3.16	Insurance	A-1-36
Section 3.17	Compliance with Laws; Permits	A-1-36
Section 3.18	Environmental Matters	A-1-37
Section 3.19	Regulatory Status	A-1-37
Section 3.20	Title to and Sufficiency of Assets	A-1-37
Section 3.21	Affiliate Transactions	A-1-37
Section 3.22	Trade & Anti-Corruption Compliance	A-1-38
Section 3.23	Data Protection	A-1-38
Section 3.24	Information Technology	A-1-39
Section 3.25	No Other Buyer Party Representations and Warranties	A-1-39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES		A-1-39
Section 4.1	Organization; Authority; Enforceability	A-1-39
Section 4.2	Non-contravention	A-1-40
Section 4.3	Buyer and RONI Holdings Capitalization	A-1-41
Section 4.4	Litigation	A-1-41
Section 4.5	Brokerage	A-1-41
Section 4.6	Business Activities.	A-1-42
Section 4.7	Compliance with Laws	A-1-42
Section 4.8	Organization of Buyer Parties	A-1-42

Annex A-1-i

Annex A-1 Page No.
Section 4.9	Tax Matters	A-1-42
Section 4.10	RONI Capitalization	A-1-44
Section 4.11	Information Supplied; Registration Statement/Proxy Statement	A-1-44
Section 4.12	Trust Account	A-1-44
Section 4.13	RONI SEC Documents; Financial Statements; Controls	A-1-45
Section 4.14	Listing	A-1-46
Section 4.15	Investment Company; Emerging Growth Company	A-1-46
Section 4.16	Inspections; Buyer’s Representations	A-1-46
Section 4.17	PIPE Investment Amount	A-1-46
Section 4.18	Related Person Transactions	A-1-47
Section 4.19	No Other Company Representations and Warranties	A-1-47

ARTICLE V COVENANTS RELATING TO THE CONDUCT OF THE GROUP COMPANIES AND THE BUYER PARTIES		A-1-47
Section 5.1	Interim Operating Covenants of the Group Companies	A-1-47
Section 5.2	Interim Operating Covenants of the Buyer	A-1-50

ARTICLE VI PRE-CLOSING AGREEMENTS		A-1-51
Section 6.1	Reasonable Best Efforts; Further Assurances	A-1-51
Section 6.2	Trust & Closing Funding	A-1-52
Section 6.3	Status Preservation	A-1-52
Section 6.4	Stock Exchange Listing	A-1-52
Section 6.5	Confidential Information	A-1-52
Section 6.6	Access to Information	A-1-53
Section 6.7	Notification of Certain Matters	A-1-53
Section 6.8	Regulatory Approvals; Efforts	A-1-53
Section 6.9	Communications; Press Release; SEC Filings	A-1-54
Section 6.10	RONI Special Meeting; Buyer Member Consent	A-1-56
Section 6.11	Expenses	A-1-57
Section 6.12	Permitted Equity Financing	A-1-57
Section 6.13	Directors and Officers	A-1-58
Section 6.14	Subscription Agreements; Redemptions	A-1-59
Section 6.15	Affiliate Obligations	A-1-59
Section 6.16	280G	A-1-59
Section 6.17	2023 Omnibus Incentive Plan	A-1-60
Section 6.18	No Buyer Stock Transactions	A-1-60
Section 6.19	Exclusivity	A-1-60

ARTICLE VII TAX MATTERS		A-1-61
Section 7.1	Certain Tax Matters	A-1-61

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF PARTIES		A-1-63
Section 8.1	Conditions to the Obligations of Each Party	A-1-63
Section 8.2	Conditions to the Obligations of the Buyer Parties	A-1-64
Section 8.3	Conditions to the Obligations of the Company	A-1-64
Section 8.4	Frustration of Closing Conditions	A-1-65
Section 8.5	Waiver of Closing Conditions	A-1-65

ARTICLE IX TERMINATION		A-1-65
Section 9.1	Termination	A-1-65
Section 9.2	Effect of Termination	A-1-66

Annex A-1-ii

Annex A-1 Page No.
ARTICLE X MISCELLANEOUS		A-1-66
Section 10.1	Amendment and Waiver	A-1-66
Section 10.2	Notices	A-1-66
Section 10.3	Assignment	A-1-67
Section 10.4	Severability	A-1-67
Section 10.5	Interpretation	A-1-68
Section 10.6	Entire Agreement	A-1-68
Section 10.7	Governing Law; Waiver of Jury Trial; Jurisdiction	A-1-69
Section 10.8	Non-Survival	A-1-69
Section 10.9	Trust Account Waiver	A-1-69
Section 10.10	Counterparts; Electronic Delivery	A-1-70
Section 10.11	Specific Performance	A-1-70
Section 10.12	No Third-Party Beneficiaries	A-1-70
Section 10.13	Schedules and Exhibits	A-1-71
Section 10.14	No Recourse	A-1-71
Section 10.15	Equitable Adjustments	A-1-71
Section 10.16	Legal Representation and Privilege	A-1-72
EXHIBITS

Exhibit A	Form of Subscription Agreement
Exhibit B	Company Support Agreement
Exhibit C	Sponsor Letter Agreement
Exhibit D	RONI Charter
Exhibit E	RONI Bylaws
Exhibit F	RONI Holdings A&R LLCA
Exhibit G	Company A&R LLCA
Exhibit H	Form of Stockholders Agreement
Exhibit I	Tax Receivable Agreement
Exhibit J	Illustrative Allocation Schedule
Exhibit K	Form of 2023 Omnibus Incentive Plan

Annex A-1-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 13, 2022 (the “Execution Date”) by and among (a) Rice Acquisition Corp. II, a Cayman Islands exempted company (“RONI”), (b) Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company (“RONI Holdings”), (c) Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of RONI Holdings (the “Buyer”), (d) Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Buyer (“Merger Sub” and, together with RONI, RONI Holdings and the Buyer, collectively, the “Buyer Parties”), and (e) NET Power, LLC, a Delaware limited liability company (the “Company”). Each of RONI, RONI Holdings, the Buyer, Merger Sub and the Company, is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, (a) RONI is a blank check company incorporated to acquire one or more operating businesses through a Business Combination, (b) RONI Holdings is a direct Subsidiary of RONI, (c) Buyer is a direct wholly-owned Subsidiary of RONI Holdings and (d) Merger Sub is a direct wholly-owned Subsidiary of Buyer and was formed for the sole purpose of the Merger (as defined below);

WHEREAS, subject to the terms and conditions hereof, at the Closing, among other things, (i) Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”), resulting in the Company becoming a wholly owned direct subsidiary of the Buyer and “disregarded entity” for federal income tax purposes, disregarded as separate from RONI Holdings and (ii) all the Company Equity Interests (as defined below) that are issued and outstanding immediately prior to the Effective Time (as defined below) (other than Cancelled Equity Interests (as defined below)) shall, at the Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive a number of RONI Interests (as defined below) (consisting of RONI Holdings Class A Units (as defined below) issued by RONI Holdings and RONI Class B Shares (as defined below) issued by RONI) in accordance with the terms of this Agreement;

WHEREAS, for U.S. federal and, as applicable, state and local tax purposes, in connection with the Business Combination, the Merger will constitute an “assets-over” partnership merger under Treasury Regulations Section 1.708-1(c)(3)(i) in which RONI Holdings is treated as a “terminated partnership” and the Company is treated as the “resulting partnership” with RONI Holdings being a continuation of the Company;

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of RONI, RONI Holdings, the Buyer, Merger Sub and the Company have approved and declared advisable the entry into this Agreement and the Transactions (as defined below), upon the terms and subject to the conditions hereof and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”), the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”), and the Limited Liability Companies Act (as revised) of the Cayman Islands (the “Cayman LLC Act”), as applicable, and the RONI Holdings Required Consent (as defined below) has been executed and delivered to RONI and the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger (the “Transactions”), RONI has entered into subscription agreements in the form attached hereto as Exhibit A (collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of RONI Class A Shares in an aggregate amount of $225,450,000 immediately prior to the Closing (the “PIPE Investment”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the Transactions, certain of the Company Unitholders have entered into a Support Agreement, dated as of the date hereof (the “Company Support Agreement”), with Sponsor, RONI and the Company, in the form attached hereto as Exhibit B, pursuant to which, among other things, such Company Unitholders have agreed to execute and deliver the Company Written Consent (as defined below);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the Transactions, the Sponsor, RONI, RONI Holdings, the Company and the officers and directors of RONI, have entered into a Sponsor Letter Agreement, dated as of the Execution Date, in the form attached hereto

Annex A-1-1

as Exhibit C (the “Sponsor Letter Agreement”), pursuant to which (among other things), the Sponsor has agreed to (a) vote in favor of the Agreement and the Transactions, (b) be bound by certain restrictions on transfer with respect to its RONI Equity Interests prior to Closing, (c) terminate certain lock-up provisions of that certain letter agreement, dated as of June 15, 2021, (d) be bound by certain lock-up provisions during the lock-up periods described therein with respect to its Sponsor RONI Interests, (e) subject certain of its Sponsor RONI Interests to vesting (or forfeiture) on the basis of raising an aggregate of at least $300,000,000, but less than $397,500,000 of Gross Proceeds (as defined therein) in connection with the Transactions, (f) subject certain of its Sponsor RONI Interests to vesting (or forfeiture) on the basis of raising Gross Proceeds in excess of $397,500,000 in connection with the Transactions, (g) subject certain of its Sponsor RONI Interests, to vesting (or forfeiture) on the basis of achieving certain trading price thresholds during the first three years following the Closing, (h) forfeit 1,000,000 of its Sponsor RONI Interests in connection with the Closing and (i) waive any adjustment to the conversion ratio set forth in the Governing Documents of any Buyer Party or any other anti-dilution or similar protection with respect to the RONI Equity Interests, as more fully set forth in the Sponsor Letter Agreement;

WHEREAS, as a condition to the consummation of the Transactions, RONI shall provide its shareholders with the opportunity to exercise their right to participate in the RONI Share Redemption, on the terms and subject to the conditions and limitations set forth herein and in the applicable RONI Governing Documents, in conjunction with, inter alia, obtaining the RONI Required Vote;

WHEREAS, prior to the consummation of the Merger but after giving effect to the RONI Share Redemption, RONI shall, subject to obtaining the RONI Required Vote, (a) migrate and domesticate as a corporation in the State of Delaware in accordance with the DGCL and the Cayman Companies Act (the “Domestication”) and (b) adopt the certificate of incorporation (the “RONI Charter”) substantially in the form set forth on Exhibit D, which shall be the certificate of incorporation of RONI, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, prior to the Effective Time, and contemporaneously with the Domestication, RONI shall adopt bylaws substantially in the form set forth on Exhibit E, which shall be the bylaws of RONI, until thereafter supplemented or amended in accordance with their terms and the DGCL (“RONI Bylaws”);

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding RONI Class A Share will convert automatically, on a one-for-one basis, from a Class A ordinary share of RONI to a share of Class A common stock, par value $0.0001 per share, of RONI, (b) each then issued and outstanding RONI Class B Share will convert automatically, on a one-for-one basis, from a Class B ordinary share of RONI to a share of Class B common stock, par value $0.0001 per share, of RONI, and (c) each RONI Warrant will convert automatically, on a one-for-one basis, from a whole warrant exercisable for one Class A ordinary share of RONI into a whole warrant exercisable for one share of Class A common stock, par value $0.0001 per share, of RONI, pursuant to the Warrant Agreement;

WHEREAS, immediately following the Domestication, RONI Holdings shall migrate and domesticate as a limited liability company in the State of Delaware in accordance with the DLLCA and the Cayman LLC Act (the “Holdings Domestication” and, together with the Domestication, the “Domestications”);

WHEREAS, prior to the Effective Time, and contemporaneously with the Holdings Domestication, the RONI Holdings LLCA shall be replaced by a limited liability company agreement in the form attached hereto as Exhibit F (the “RONI Holdings A&R LLCA”) to, among other things, reflect the Transactions;

WHEREAS, in connection with the Holdings Domestication, (a) each then issued and outstanding RONI Class A Unit will convert automatically, on a one-for-one basis, from a Class A Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings LLCA to a Class A Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA, and (b) each then issued and outstanding RONI Holdings Class B Unit will convert, on a one-for-one basis, from a Class B Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings LLCA to either (i) a Class A Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA or (ii) a Class B Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA;

Annex A-1-2

WHEREAS, RONI intends to treat for U.S. federal and applicable state and local income tax purposes, (a) the Domestication as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (and any comparable provisions of applicable state or local Tax law) (the “Domestication Intended Tax Treatment”) and (b) the Holdings Domestication as a continuation of the existing partnership under Section 708(a) of the Code (and any comparable provisions of applicable state or local Tax law) (the “Holdings Domestication Intended Tax Treatment”);

WHEREAS, simultaneously with the Closing and by virtue of the Merger, the Company LLCA shall be amended and restated in the form attached hereto as Exhibit G (the “Company A&R LLCA”) to, among other things, reflect the Merger;

WHEREAS, simultaneously with the Closing, the Sponsor, RONI, RONI Holdings and certain of the Company Unitholders will enter into the Stockholders Agreement in the form attached hereto as Exhibit H (the “Stockholders Agreement”);

WHEREAS, simultaneously with the Closing, RONI, RONI Holdings, and certain of the Company Unitholders and the Agent (as defined therein) will enter into the Tax Receivable Agreement in the form attached hereto as Exhibit I (the “Tax Receivable Agreement”); and

WHEREAS, in connection with the Closing, RONI shall be renamed “NET Power Inc.” and shall trade publicly on the Stock Exchange under the ticker symbol “NPWR” (or an alternative ticker symbol agreed by the Parties).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.

“2023 Omnibus Incentive Plan” has the meaning set forth in Section 6.17.

“ACA” has the meaning set forth in Section 3.15(c).

“Additional RONI Filings” has the meaning set forth in Section 6.9(f).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no portfolio company of a private equity fund or other investment fund that is an Affiliate of a Group Company shall be deemed an “Affiliate” for purposes of this Agreement.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Affiliated Transactions” has the meaning set forth in Section 3.21.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” means an allocation schedule in the form attached hereto as Exhibit J, as it may be updated in accordance with the terms of this Agreement.

“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including the Company A&R LLCA, the RONI Holdings A&R LLCA, the RONI Charter, the RONI Bylaws, the Subscription Agreements, the Company Support Agreement, the Sponsor Letter Agreement, the Stockholders Agreement, the Tax Receivable Agreement, the Permitted Equity Subscription Agreements and the documents entered in connection therewith, in each case, only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

Annex A-1-3

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, to the extent applicable to the Company and its Subsidiaries, the U.S. Foreign Corrupt Practices Act of 1977, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010 and the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Antitrust Laws” has the meaning set forth in Section 6.8(c).

“Assets” has the meaning set forth in Section 3.19(d).

“Audited Financial Statements” has the meaning set forth in Section 3.4(a)(i).

“Business Combination” has the meaning ascribed to such term in the RONI Governing Documents (prior to the Domestication).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York or in the Cayman Islands; provided, however, that such commercial banks shall not be deemed to be authorized to be closed for purposes of this definition due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations.

“Buyer Balance Sheet” has the meaning set forth in Section 4.6(c).

“Buyer Bring-Down Certificate” has the meaning set forth in Section 8.3(d).

“Buyer Certificate of Formation” means the certificate of formation of the Buyer, as it may be amended and/or restated from time to time.

“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by the Buyer to the Company concurrently with the execution and delivery of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2(a) (Non-Contravention), Section 4.3 (Buyer and RONI Holdings Capitalization), Section 4.5 (Brokerage), Section 4.6 (Business Activities), Section 4.8 (Organization of Buyer Parties), Section 4.10 (RONI Capitalization) and Section 4.12 (Trust Account).

“Buyer Governing Documents” means the Buyer Certificate of Formation and the Buyer LLCA, as in effect at such time.

“Buyer LLCA” means the amended and restated limited liability company agreement of the Buyer, dated as of December 5, 2022, as it may be amended and/or restated from time to time in accordance with its terms.

“Buyer Member” means RONI Holdings, in its capacity as sole member and managing member of the Buyer.

“Buyer Member Consent” has the meaning set forth in Section 6.10(d).

“Buyer Parties” has the meaning set forth in the Preamble.

“Buyer Party Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of a material amount of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving any Buyer Party (or any Subsidiary of any Buyer Party) and any party other than the Company or the Company Unitholders.

“Buyer Party Indebtedness” means, without duplication, with respect to the Buyer Parties, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of the Buyer Parties (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or security (including, for the avoidance of doubt, such obligations that are convertible into or exchangeable for Equity Securities of any Buyer Party), (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables incurred in the Ordinary Course of Business) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) for any lease classified as a capital or finance Lease in the Financial Statements or any

Annex A-1-4

obligation capitalized or required to be capitalized in accordance with GAAP, (e) for any letters of credit, bankers acceptances or other obligation by which any Buyer Party assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) except as set forth in Schedule 1.1(a), for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (i) with respect to any unpaid and accrued bonuses, severance and deferred compensation, whether or not accrued or funded (including deferred compensation payable as deferred purchase price) plus the employer portion of any payroll Taxes incurred in respect of such obligations (determined as though all such obligations were payable as of the Closing Date) and (j) in the nature of guarantees of the obligations described in clauses (a) through (j) above. For the avoidance of doubt, Buyer Party Indebtedness will (x) be measured on a consolidated basis and exclude any intercompany Buyer Party Indebtedness among the Buyer Parties which are wholly-owned, (y) exclude deferred revenue and (z) exclude any items included as a current liability in the calculation of Transaction Expenses.

“Buyer Party Transaction Expenses” means to the extent not paid as of the Closing:

(a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including any deferred underwriting discount), or other advisors, service providers or Representatives), including financial advisor and brokerage fees and commissions, incurred or payable by the Buyer Parties or the Sponsor (and, for the avoidance of doubt, not by the Group Companies or Company Unitholders) through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Registration Statement/Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestications) or in connection with Buyer Parties’ pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

(b) any fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers, or other advisors, service providers or Representatives), including placement agent fees and commissions, incurred or payable by the Buyer Parties or the Sponsor through the Closing in connection with entry into and the negotiation of the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;

(c) all fees, costs and expenses paid or payable pursuant to the Tail Policy with respect to the Buyer’s existing policies;

(d) all filing fees paid or payable to a Governmental Entity to be borne by the Buyer Parties pursuant to Section 6.8(a);

(e) all fees, costs and expenses paid or payable to the Transfer Agent;

(f) all outstanding Permitted Buyer Party Indebtedness; and

(g) all Transfer Taxes borne by the Buyer Parties pursuant to Section 7.1(d).

“Buyer Post-Closing Representation” has the meaning set forth in Section 10.16(b)(i).

“Cancelled Equity Interests” has the meaning set forth in Section 2.1(e)(iii).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cayman Companies Act” has the meaning set forth in the Recitals.

“Cayman LLC Act” has the meaning set forth in the Recitals.

“CBA” has the meaning set forth in Section 3.9(a)(i).

“Certificate of Merger” has the meaning set forth in Section 2.1(d).

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“Change in Recommendation” has the meaning set forth in Section 6.10(b).

“Clayton Act” means the Clayton Antitrust Act of 1914.

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Closing Form 8-K” has the meaning set forth in Section 6.9(g).

“Closing Press Release” has the meaning set forth in Section 6.9(g).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company A&R LLCA” has the meaning set forth in the Recitals.

“Company Accrued Income Taxes” means the sum of an amount determined with respect to each of the Group Companies equal to the aggregate excess, if any, in each jurisdiction of the current income Tax liabilities, over the aggregate current income Tax assets of the Group Companies with respect to such jurisdiction attributable to any Pre-Closing Tax Period. The calculation of Company Accrued Income Taxes shall (a) exclude any deferred Tax liabilities and deferred Tax assets, (b) not take into account the effect of any transactions taken by the Group Companies outside the ordinary course of business during the portion of the Closing Date after the time of Closing, (c) be determined in accordance with Section 7.1(b), (d) be determined treating all Transaction Tax Deductions as being allocated and attributable to a Pre-Closing Tax Period to the extent permitted by Law at a “more likely than not” or higher level of comfort, (e) take into account any credits and estimated or advance payments of Taxes to the extent available under applicable Law to reduce such current income Tax liabilities (not below zero), and (f) be calculated in accordance with the past practice of the Company in preparing income Tax Returns (including reporting positions, elections and accounting methods), in each case to the extent such past practice is at least “more likely than not” permitted by applicable Law.

“Company Bring-Down Certificate” has the meaning set forth in Section 8.2(c).

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies or under or with respect to which any of the Group Companies has any Liability.

“Company Equity Interests” means Equity Interests of the Company.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2(a) (Non-contravention), Section 3.3 (Capitalization) and Section 3.13 (Brokerage).

“Company Indebtedness” means, without duplication, with respect to the Group Companies, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of the Group Companies (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or security, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables incurred in the Ordinary Course of Business) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) for any lease classified as a capital or finance Lease in the Financial Statements or any obligation capitalized or required to be capitalized in accordance with GAAP, (e) for any letters of credit, bankers acceptances or other obligation by which any Group Company assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) except as set forth in Schedule 1.1(b), for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (i) with respect to any unpaid and accrued bonuses, severance and deferred compensation, whether or not accrued

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or funded (including deferred compensation payable as deferred purchase price) plus the employer portion of any payroll Taxes incurred in respect of such obligations (determined as though all such obligations were payable as of the Closing Date), (j) for all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) for Pre-Closing Tax Periods that remain unpaid as of the Closing Date that any Group Company has elected to defer pursuant to Section 2302 of the CARES Act, (k) for all Taxes (including withholding Taxes) for Pre-Closing Tax Periods that remain unpaid as of the Closing Date deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), (l) for all Company Accrued Income Taxes and (m) in the nature of guarantees of the obligations described in clauses (a) through (l) above. For the avoidance of doubt, Company Indebtedness will (x) be measured on a consolidated basis and exclude any intercompany Company Indebtedness among the Group Companies which are wholly-owned, (y) exclude deferred revenue and (z) exclude any items included as a current liability in the calculation of Transaction Expenses.

“Company LLCA” means the Fourth Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of February 3, 2022 (as may be amended and/or restated from time to time in accordance with its terms).

“Company Post-Closing Representation” has the meaning set forth in Section 10.16(a)(i).

“Company Representative” has the meaning given such term in the form of RONI Holdings A&R LLCA attached hereto as Exhibit F.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Support Agreement” has the meaning set forth in the Recitals.

“Company Transaction Expenses” means to the extent not paid as of the Closing:

(a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other advisors, service providers or Representatives), incurred or payable by the Group Companies (and, for the avoidance of doubt, not by the Buyer Parties or the Sponsor) through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Registration Statement/Proxy Statement and the consummation of the transactions contemplated hereby and thereby;

(b) any fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other advisors, service providers or Representatives), incurred or payable by any Group Company through the Closing in connection with entry into and the negotiation of the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;

(c) all fees, costs and expenses paid or payable pursuant to the Tail Policy with respect to the Company’s existing policies;

(d) all filing fees paid or payable to a Governmental Entity to be borne by the Company pursuant to Section 6.8(a); and

(e) all Transfer Taxes borne by the Company pursuant to Section 7.1(d).

“Company Unitholder” means each holder of Company Units.

“Company Units” means the Shares, as defined in the Company LLCA, including all Profits Interests Shares.

“Company Written Consent” means a written consent of the Company Unitholders party to Company Support Agreements evidencing the approval of this Agreement, the Merger and the other Transactions.

“Compensation Committee” has the meaning set forth in Section 6.17.

“Competing Buyer” has the meaning set forth in Section 6.19(a).

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“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Group Company, which upon consummation thereof, would result in any Group Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, exclusive license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the Group Companies, taken as a whole, (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities convertible into equity of any Group Company (excluding any such sale between or among the Group Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except to the extent contemplated hereby), in each case excluding the JDA Shares and the Interim Company Financing, or (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course of Business (but not the acquisition of a Person or business via an asset transfer), by any Group Company of the equity or voting interests of, or a material portion of the assets or business of, a third party, in all cases of clauses (a) through (d), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Company Unitholders, other direct or indirect equityholder of any Group Company or any of their respective directors, officers or Affiliates (other than any Group Company) or any representatives of the foregoing).

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of January 13, 2022, by and between RONI and the Company as it may be amended and/or restated from time to time in accordance with its terms.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains, variants and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“D&O Provisions” has the meaning set forth in Section 6.13(a).

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to privacy, security, or data breach notification requirements: (i) all applicable Laws (including, as applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679 and the California Consumer Privacy Act of 2018); (ii) the Company’s external-facing privacy policies; (iii) if applicable to the Company or any of its Affiliates, the Payment Card Industry Data Security Standard (PCI DSS), and any other industry or self-regulatory standard to which the Company or any of its Affiliates are bound or hold themselves out to the public as being in compliance with; and (iv) applicable provisions of Contracts with which the Company or any of its Affiliates are a party or bound.

“Data Room” has the meaning set forth in Section 10.5.

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedules” means the Buyer Disclosure Schedules and the Company Disclosure Schedules.

“DLLCA” has the meaning set forth in the Recitals.

“Domestication” has the meaning set forth in the Recitals.

“Domestication Intended Tax Treatment” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.1(d).

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“Employee Benefit Plan” mean an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, deferred compensation, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract.

“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Enterprise Value” means the sum of (a) $1,356,980,780, plus (b) the JDA Share Adjustment Amount, plus (c) the Interim Company Financing Cash.

“Environmental Laws” means all Laws concerning pollution or protection of the environment, natural resources or human health or safety (to the extent relating to exposure of Hazardous Materials), and the generation, handling, transport, use, treatment, storage, emission, release or disposal of Hazardous Materials.

“Equity Consideration” means a number of RONI Interests equal to the result of (a) Enterprise Value divided by (b) $10.00.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted equity awards, restricted equity units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).

“Equityholder Materials” has the meaning set forth in Section 2.3.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.

“EWG” means an “exempt wholesale generator,” as such term is defined in Section 1262(6) of PUHCA and FERC’s regulations at 18 C.F.R. § 366.1.

“Ex-Im Laws” means export, controls, import, deemed export, reexport, transfer, and retransfer controls, including, contained in the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Execution Date” has the meaning set forth in the Preamble.

“Executives” means Ron DeGregorio, Brian Allen, Akash Patel and Brock Forrest.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“FERC” means the Federal Energy Regulatory Commission and any successor.

“Financial Advisor” means (a) Barclays Capital Inc., as a co-placement agent and co-capital markets advisor to RONI in connection with the PIPE Investment, (b) Citigroup Global Markets Inc., as a co-placement agent and co-capital markets advisor to RONI in connection with the PIPE Investment, (c) Credit Suisse Securities (USA) LLC, as a co-placement agent to RONI in connection with the PIPE Investment, and financial advisor and capital markets advisor to the Company and (d) Guggenheim Securities, LLC, as financial advisor to RONI in connection with the Transactions.

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“Financial Statements” has the meaning set forth in Section 3.4(a).

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957, (c) a “specified foreign corporation” within the meaning of Code Section 965 or (d) a “passive foreign investment company” within the meaning of Code Section 1297.

“Fraud” means a knowing and intentional fraud committed by a Party in the making of a representation or warranty expressly set forth in this Agreement or any Ancillary Agreement or as affirmed in any certificate delivered pursuant hereto or thereto, as applicable; provided that (a) such representation or warranty was false or inaccurate at the time such representation or warranty was made or affirmed, (b) the Party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge) that such representation or warranty was false or inaccurate when made and (c) such Party had the specific intent to induce such other Party to act, or refrain from acting, or otherwise rely on such knowing and intentional misrepresentation (including entering into this Agreement or consummating the Transactions, as applicable). For the avoidance of doubt, (x) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness and (y) only the Party to this Agreement who committed a Fraud shall be responsible for such Fraud and only to the Party alleged to have suffered from such Fraud.

“Fully Diluted Number” means the total number of Company Units outstanding as of immediately prior to the Effective Time (including, for the avoidance of doubt, all Profits Interests Shares, taking into account their respective threshold amounts), determined on a fully-diluted, as-if exercised basis, whether or not exercised, exercisable, settled, eligible for settlement or vested.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means (a) in the case of a corporation or exempted company, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association, in each case, as amended and/or restated from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation or registration (or analogous document) and limited liability company operating agreement or limited liability company agreement, in each case, as amended and/or restated from time to time, or (c) in the case of a Person other than a corporation, exempted company or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any federal, state, provincial, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Group Companies” means, collectively, the Company and the Company Subsidiaries.

“Hazardous Materials” means all substances, materials or wastes regulated by, or for which liability or standards of conduct may be imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, lead, and per- and polyfluoroalkyl substances.

“Holdings Domestication” has the meaning set forth in the Recitals.

“Holdings Domestication Intended Tax Treatment” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” has the meaning set forth in Section 3.7(b).

“Indemnified Persons” has the meaning set forth in Section 6.13.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means rights in all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the

Annex A-1-10

foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media identifiers and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, Databases and collection of data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (“Trade Secret”), (f) all Software, and (g) all other similar proprietary rights.

“Intended Tax Treatment” has the meaning set forth in Section 7.1(e).

“Interested Party” means the Company Unitholders, and any of their respective directors, executive officers or Affiliates (other than any Group Company).

“Interim Company Financing” means any capital contribution, debt financing, equity financing or any combination of the foregoing provided by any Company Unitholders to the Company at least ten Business Days prior to the Closing on arms-length terms, in an aggregate amount not to exceed $25,000,000; provided that any such capital contribution, debt financing or equity financing would neither (a) obligate the Company to issue any Equity Interests other than Company Units, to be issued prior to the Effective Time such that each such Company Unit (if any) is included in the Fully Diluted Number, nor (b) result in the issuance of Company Units, or other interests convertible into Company Units, at a value less than the Per Company Unit Value.

“Interim Company Financing Cash” means, as of the Closing Date, the aggregate amount (without duplication) of all cash proceeds from any Interim Company Financing then held by the Group Companies net of any Indebtedness incurred as a result of any Interim Company Financing and then outstanding.

“Internal Controls” has the meaning set forth in Section 3.4(c).

“IRS” has the meaning set forth in Section 3.15(a).

“IT Systems” means all computer hardware (including hardware, firmware, middleware, peripherals, communication equipment and links, storage media, networks, networking equipment, power supplies and any other components used in conjunction with such), servers, data processing systems, data communication lines, routers, hubs, switches, Databases and all other information technology equipment, and related documentation, in each case, owned or controlled by, or otherwise provided under contract to, the Company or any of its Affiliates and used in the operation of their businesses.

“JDA” means that certain Joint Development Agreement, by and among the Company, NPI and, solely for purposes of Sections 7, 9, 15 and 17 thereunder, Nuovo Pignone Tecnologie S.r.l., an Italian limited liability company, dated as of February 3, 2022, as the same may be amended from time to time.

“JDA Related Expenditures” means any and all amounts incurred by the Company, including amounts of cash spent, Company Units issued or expenses otherwise accrued by the Company, whether payable to the counterparties under the JDA or to other Persons, in each case, in reasonable furtherance of the joint development activities contemplated by and in accordance with the JDA.

“JDA Share Adjustment Amount” means the lesser of (a) the product obtained by multiplying (i) the aggregate number of JDA Shares by (ii) the Per Company Unit Value and (b) the product obtained by multiplying (i) 100,000 JDA Shares by (ii) Per Company Unit Value.

“JDA Shares” means any Company Units issued by the Company to NPI (or its designee) pursuant to the JDA during the Pre-Closing Period, excluding any such Company Units issued pursuant to Section 4.4(b) or Section 4.4(c) of the JDA.

“JOBS Act” has the meaning set forth in Section 6.3(b).

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“Kirkland” means Kirkland & Ellis LLP.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, including after reasonable due inquiry of such Executive’s direct reports and (b) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of Daniel Joseph Rice IV, J. Kyle Derham and James Wilmot Rogers, including after reasonable due inquiry of such individual’s direct reports.

“Latest Balance Sheet Date” means September 30, 2022.

“Laws” means all laws, common law, acts, statutes, constitutions, ordinances, codes, rules, regulations, rulings and any Orders.

“Leased Real Property” means all leasehold or subleasehold estates to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, or licenses pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto) but excluding all Permits.

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“LLCA Amendment and Restatement” has the meaning set forth in Section 2.1(f).

“Lookback Date” means the date which is three years prior to the Execution Date.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect upon (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Group Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated hereby and by the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (a), none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are generally applicable to the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Execution Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred, but only to the extent otherwise permitted to be taken into account); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets or securities markets; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster or act of God, including the COVID-19 pandemic; (vi) any national or international political conditions in any jurisdiction in which the Group Companies conduct business; (vii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (viii) any consequences arising from any action: (A) taken by a Party and that is expressly required by this Agreement (other than the Group Companies’ compliance with Section 5.1(a)) or (B) taken by any Group Company at the express direction of any Buyer Party or any Affiliate thereof; (ix) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); or (x) effects, events, changes, occurrences or circumstances resulting from the announcement or the existence of, this Agreement or the transactions contemplated

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hereby or the identity of the Buyer or its Affiliates; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (ii), (iv), (v), (vi) and (vii) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate.

“Material Contract” has the meaning set forth in Section 3.9(b).

“Material Leases” has the meaning set forth in Section 3.7(a).

“Material Suppliers” means the top 10 suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased by the Group Companies) during the 12 months ended December 31, 2021.

“Merger” has the meaning set forth in the Recitals.

“Merger Intended Tax Treatment” has the meaning set forth in Section 7.1(e).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Interests” means the limited liability company interests of Merger Sub.

“Minimum Cash Amount” means $200,000,000.

“Mintz” has the meaning set forth in Section 10.16(a)(i).

“Non-Party Affiliate” has the meaning set forth in Section 10.14.

“NPI” means Nuovo Pignone International, S.r.l., an Italian limited liability company.

“NYSE Listing Application” has the meaning set forth in Section 6.4.

“OFAC” has the meaning set forth in the definition of “Sanctions.”

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Ordinary Resolution” has the meaning given to that term in the RONI Governing Documents.

“Outside Date” has the meaning set forth in Section 9.1(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Party” has the meaning set forth in the Preamble.

“Pass-Through Income Tax” means any income Tax with respect to which the Company Unitholders (or any of their direct or indirect owners) would be primarily liable as a matter of Tax Law (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Company Unit Value” means $319.21.

“Permits” has the meaning set forth in Section 3.17(b).

“Permitted Buyer Party Indebtedness” has the meaning set forth in Section 5.2(a)(vi).

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“Permitted Equity Financing” means purchases of RONI Class A Shares on or prior to the Closing pursuant to Section 6.12.

“Permitted Equity Financing Proceeds” has the meaning set forth in Section 6.12.

“Permitted Equity Subscription Agreements” has the meaning set forth in Section 6.12.

“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar Liens of record affecting title to the underlying fee interest in the Leased Real Property or the applicable Group Company’s interests therein which do not materially impair the current use or occupancy of such Leased Real Property in the operation of the business of any of the Group Companies currently conducted thereon, (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith through appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity having jurisdiction over the Leased Real Property, which do not materially impair the applicable Group Company’s current use or occupancy of the Leased Real Property, (g) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, (h) Securities Liens or (i) those Liens set forth on Schedule 1.1(c).

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, exempted company, limited liability company, entity or Governmental Entity.

“Personal Information” means any information that is defined as “personal information,” “personal data” or similar terms under applicable Privacy Laws, including, as applicable, any such information that (a) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household or device, (b) is subject to a Data Privacy and Security Requirement, or (c) are names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers.

“PGC” means “power generation company,” as such term is defined in PURA and 16 Tex. Admin. Code § 25.5.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investor” has the meaning set forth in the Recitals.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security, and cybersecurity.

“Proceeding” means any action, claim, suit, charge, petition, litigation, complaint, investigation, audit, examination, assessment, notice of violation, citation, arbitration, mediation, inquiry or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Profits Interests Shares” has the meaning set forth in the Company LLCA. For the avoidance of doubt, all Profits Interests Shares that vest in advance of the Closing or are otherwise accelerated in connection with the Closing shall be deemed “vested” for purposes of this Agreement.

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“Proprietary Software” means all Software owned, or purported to be owned, by any Group Company.

“PTET Election” means any election under applicable state or local income Tax Law by or with respect to any Group Company pursuant to which such Group Company will incur or otherwise be liable for any “Specified Income Tax Payment” as defined by IRS Notice 2020-75.

“PUCT” means the Public Utility Commission of Texas or any successor.

“PUHCA” means the Public Utility Holding Company Act of 2005.

“PURA” means the Texas Public Utility Regulatory Act.

“Registration Statement/Proxy Statement” has the meaning set forth in Section 6.9(c).

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers, engineers and other advisors or consultants) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.

“Retiree Welfare Plan” has the meaning set forth in Section 3.15(b).

“RONI” has the meaning set forth in the Preamble.

“RONI Board” means the Board of Directors of RONI.

“RONI Bylaws” has the meaning set forth in the Recitals.

“RONI Charter” has the meaning set forth in the Recitals.

“RONI Class A Shares” means (a) prior to the Domestication, Class A ordinary shares of a par value of USD $0.0001 each in the capital of RONI and, (b) from and after the Domestication, shares of Class A common stock, par value $0.0001 per share, of RONI, in each case, as contemplated by the RONI Governing Documents. Any reference to the RONI Class A Shares or the RONI Shares in this Agreement or any Ancillary Agreement shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“RONI Class B Shares” means (a) prior to the Domestication, Class B ordinary shares of a par value of USD $0.0001 each in the capital of RONI and, (b) from and after the Domestication, shares of Class B common stock, par value $0.0001 per share, of RONI, in each case, as contemplated by the RONI Governing Documents. Any reference to the RONI Class B Shares or the RONI Shares in this Agreement or any Ancillary Agreement shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“RONI Governing Documents” means (a) prior to the Domestication, the Amended and Restated Memorandum and Articles of Association of RONI, as may be amended from time to time and, (b) from and after the Domestication, the RONI Charter and RONI Bylaws.

“RONI Holdings” has the meaning set forth in the Preamble.

“RONI Holdings A&R LLCA” has the meaning set forth in the Recitals.

“RONI Holdings Class A Units” means, collectively, the issued and outstanding Class A Units of RONI Holdings, (a) prior to the Domestication, as issued and outstanding pursuant to the terms of the RONI Holdings LLCA, and, (b) from and after the Domestication, as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA. Any reference to the RONI Holdings Class A Units or to the RONI Holdings Common Units in this Agreement or any Ancillary Agreement shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“RONI Holdings Class B Units” means, collectively, the issued and outstanding Class B Units of RONI Holdings, (a) prior to the Domestication, as issued and outstanding pursuant to the terms of the RONI Holdings LLCA, and, (b) from and after the Domestication, as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA. Any reference to the RONI Holdings Class B Units or to the RONI Holdings Common Units in this Agreement or any Ancillary Agreement shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

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“RONI Holdings Common Units” means, collectively, the RONI Holdings Class A Units and the RONI Holdings Class B Units.

“RONI Holdings LLCA” means the amended and restated limited liability company agreement of RONI Holdings, dated June 15, 2021 as it may be amended and/or restated from time to time in accordance with its terms.

“RONI Holdings Required Consent” means that certain action by written consent of even date herewith approving the Holdings Domestication and the adoption of the RONI Holdings A&R LLCA in connection with Closing, executed by the requisite members of RONI Holdings whose approval is necessary to approve the same, in each case, in accordance with the RONI Holdings LLCA and applicable Law.

“RONI Interest” means, collectively, one RONI Holdings Class A Unit and one RONI Class B Share (i.e., one RONI Interest is equivalent to one RONI Holdings Class A Unit and one RONI Class B Share).

“RONI Intervening Event” means any fact, circumstance, event, development, change or condition or combination thereof that (a) was not known by, or the consequences of which were not reasonably foreseeable to, the RONI Board as of the date of this Agreement and becomes known by, or the consequences of which become reasonably foreseeable to, the RONI Board after the date hereof and prior to the receipt of the RONI Required Vote, (b) does not relate to a Buyer Party Competing Transaction or RONI Share Redemption and (c) constitutes a material adverse effect for RONI or a Material Adverse Effect; provided, however, that (x) any change in the price or trading volume of RONI Class A Shares and (y) any change, event, circumstance, occurrence, effect, development or state of facts that is not permitted to be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur shall in the case of clause (c) of this definition be excluded for purposes of determining whether a RONI Intervening Event has occurred.

“RONI Intervening Event Notice” has the meaning set forth in Section 6.10(b).

“RONI Intervening Event Notice Period” has the meaning set forth in Section 6.10(b).

“RONI Public Securities” means the issued and outstanding RONI Class A Shares and RONI Warrants.

“RONI Record Date” has the meaning set forth in Section 6.9(c).

“RONI Required Vote” means the approval by the affirmative vote of the holders of the requisite number of RONI Shares entitled to vote thereon, whether in person or by proxy at the RONI Special Meeting (or any adjournment thereof), in accordance with the RONI Governing Documents and applicable Law, of each of the following: (i) the adoption and approval of this Agreement and the Transactions, (ii) the approval of the issuance of RONI Shares, including any RONI Shares to be issued in connection with the Transactions, the PIPE Investment and any applicable Permitted Equity Financing, as may be required under the Stock Exchange listing requirements, (iii) the Domestication and (iv) the adoption and approval of the RONI Charter.

“RONI SEC Documents” has the meaning set forth in Section 4.13(a).

“RONI SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by RONI with the SEC, including the Registration Statement/Proxy Statement, Additional RONI Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“RONI Share Redemption” means the election of an eligible holder of RONI Class A Shares (as determined in accordance with the applicable RONI Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s RONI Class A Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the RONI Governing Documents and the Trust Agreement) in connection with the RONI Special Meeting.

“RONI Shares” means, collectively, RONI Class A Shares and RONI Class B Shares, in each case, as issued and outstanding pursuant to the terms of the RONI Governing Documents.

“RONI Special Meeting” means an extraordinary general meeting of the holders of RONI Shares to be held for the purpose of voting on whether to approve the RONI Stockholder Voting Matters.

“RONI Stockholder Voting Matters” means, collectively, proposals to approve, (a) by Ordinary Resolution (i) the adoption and approval of this Agreement and the Transactions, (ii) the approval of the issuance of RONI Shares, including any RONI Shares to be issued in connection with the Transactions, including the PIPE Investment

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and any applicable Permitted Equity Financing, as may be required under the Stock Exchange listing requirements, (iii) the adoption and approval of the 2023 Omnibus Incentive Plan; and (b) by Special Resolution (i) the Domestication and (ii) the adoption and approval of the RONI Charter.

“RONI Stockholders” means the holders of RONI Shares.

“RONI Warrants” means, as then issued and outstanding, warrants exercisable for one RONI Class A Share, pursuant to the Warrant Agreement.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions (including, Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any list of individuals and/or entities with which the Sanctions restrict or prohibit dealings, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, or the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any successful unauthorized access, use, disclosure, exfiltration, modification or destruction of information stored on, or interference with, IT Systems, including any ransomware or malware attack.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Signing Form 8-K” has the meaning set forth in Section 6.9(b).

“Signing Press Release” has the meaning set forth in Section 6.9(b).

“Software” means all computer software programs and Databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other documentation related to or associated with any of the foregoing.

“Special Resolution” has the meaning given to that term in the RONI Governing Documents.

“Sponsor” means Rice Acquisition Sponsor II LLC.

“Sponsor Letter Agreement” has the meaning set forth in the Recitals.

“Sponsor Related Person Transactions” has the meaning set forth in Section 6.9(b).

“Sponsor RONI Interest”, either or both of, (a) one RONI Holdings Class A Unit or one RONI Class B Unit, as applicable, and one RONI Class B Share or (b) one RONI Class A Share, with a RONI Holdings Class A Unit held by or issued to, as the context requires, RONI, as applicable.

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

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“Stock Exchange” means the New York Stock Exchange.

“Stockholders Agreement” has the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subscription Agreement” has the meaning set forth in the Recitals.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Company” has the meaning set forth in Section 2.1(d).

“Tail Policy” has the meaning set forth in Section 6.13(b)(ii).

“Tax” or “Taxes” means all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), unclaimed property, escheat, sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes, or other assessments, duties or similar charges in the nature of tax, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clause (a) or (b) of this definition as a transferee or successor, by contract, or by operation of Law.

“Tax Contest” has the meaning set forth in Section 7.1(h).

“Tax Positions” has the meaning set forth in Section 7.1(f).

“Tax Receivable Agreement” has the meaning set forth in the Recitals.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Trade Controls” has the meaning set forth in Section 3.22(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” means the Buyer Party Transaction Expenses and the Company Transaction Expenses.

“Transaction Tax Deductions” means any amount that is deductible for income Tax purposes that is incurred by any Group Company in connection with the transactions contemplated herein (excluding, for the avoidance of doubt, any amount (including with respect to any Transaction Expense) that is or was an obligation of, or incurred or payable by, the Buyer or the Sponsor or their relevant Affiliates), including (a) the payment of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments made by any Group Company on or around the Closing Date; (b) the fees, expenses and interest (including amounts treated as interest for U.S. federal

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income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any Group Company with respect to the payment of Company Indebtedness by (or for the benefit of) the Group Companies on or prior to the Closing Date; (c) the employer portion of the amount of any employment taxes with respect to the amounts set forth in clause (a) of this definition paid by any Group Company on or prior to the Closing Date; and (d) the payment of any other Transaction Expenses not included in clauses (a) through (c). The amount of the Transaction Tax Deductions will be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct 70% of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

“Transactions” has the meaning set forth in the Recitals.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes incurred in connection with the Merger.

“Treasury Interests Share Cancellation” has the meaning set forth in Section 2.1(e)(iii).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” means the trust account established by RONI pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of June 15, 2021, by and between RONI and Continental Stock Transfer & Trust Company.

“Trust Amount” has the meaning set forth in Section 4.12.

“Trust Distributions” has the meaning set forth in Section 10.9.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unaudited Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a)(ii).

“Waived 280G Benefits” has the meaning set forth in Section 6.16.

“Waiving Parties” has the meaning set forth in Section 10.16(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement, dated as of June 15, 2021, between RONI and the Transfer Agent as it may be amended and/or restated from time to time in accordance with its terms.

ARTICLE II
THE MERGER; CLOSING

Section 2.1 Closing Transactions; Merger.

(a) Closing. The closing of the Transactions (the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the fourth Business Day after the conditions set forth in Article VIII have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

(b) Domestication. On the Closing Date, prior to the Holdings Domestication and the Effective Time, the Parties shall cause the Domestication to become effective in accordance with Section 388 of the DGCL and Part XII of the Cayman Companies Act by (i) completing and making all filings required to be made with the Registrar of Companies in the Cayman Islands to effect the Domestication and (ii) filing with the Secretary of State of the State of Delaware, (A) a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to RONI and the Company, and (B) the RONI Charter, pursuant to which, RONI’s

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name shall be changed to “NET Power Inc.”. In connection with the Domestication, (x) each then issued and outstanding RONI Class A Share will convert automatically, on a one-for-one basis, from a Class A ordinary share of a par value of USD $0.0001 in the capital of RONI to a share of Class A common stock, par value $0.0001 per share, of RONI, (y) each then issued and outstanding RONI Class B Share will convert automatically, on a one-for-one basis, from a Class B ordinary share of a par value of USD $0.0001 in the capital of RONI to a share of Class B common stock, par value $0.0001 per share, of RONI, and (z) each RONI Warrant will convert automatically, on a one-for-one basis, from a whole warrant exercisable for one Class A ordinary share of a par value of USD $0.0001 in the capital of RONI into a whole warrant exercisable for one share of Class A common stock, par value $0.0001 per share, of RONI, pursuant to the Warrant Agreement; provided, however, that, in connection with the foregoing clauses (x), (y) and (z), each issued and outstanding unit, composed of one RONI Share and one-fourth of one RONI Warrant, that has not previously been separated into the underlying RONI Share and one-fourth of one RONI Warrant prior to the Domestication shall, for the avoidance of doubt, be treated as though such separation occurred immediately prior to the Domestication.

(c) Holdings Domestication. On the Closing Date, following the Domestication and prior to the Effective Time, the Parties shall cause the Holdings Domestication to become effective in accordance with Section 18-212 of the DLLCA and Part 10 of the Cayman LLC Act by (i) completing and making all filings required to be made with the Registrar of Limited Liability Companies in the Cayman Islands to effect the Holdings Domestication and (ii) filing with the Secretary of State of the State of Delaware, a Certificate of Formation and a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to RONI and the Company, pursuant to which, RONI Holdings’ name shall be changed to “NET Power Operations LLC”. In connection with the Holdings Domestication, (x) each then issued and outstanding RONI Holdings Class A Unit will convert automatically, on a one-for-one basis, from a Class A Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings LLCA to a Class A Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA, and (y) each then issued and outstanding RONI Holdings Class B Unit will convert automatically, on a one-for-one basis, from a Class B Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings LLCA to either (i) a Class A Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA or (ii) a Class B Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA.

(d) Merger; Effective Time. Upon the terms and subject to the conditions set forth herein, following each of the Domestication and the Holdings Domestication, and in accordance with the DLLCA, on the Closing Date, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate legal existence of Merger Sub shall cease, and the Company shall continue as the surviving company (sometimes referred to, in such capacity, as the “Surviving Company”). On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA, as applicable (the date and time of the filing with the Secretary of State of the State of Delaware, or, if another later date and time is specified in such filing, such specified later date and time, being the “Effective Time”).

(e) Effect of the Merger; Treatment of Equity Securities.

(i) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Buyer Governing Documents, the RONI Governing Documents, the organizational documents of the Group Companies and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company. In addition, at the Effective Time, by virtue of the Merger and without any action on the part of any Party, all of the Merger Sub Interests shall be cancelled for no consideration, shall cease to exist and shall no longer be outstanding and shall be converted into all of the limited liability company interests in the Company, and Buyer shall be admitted as a member of the Company and shall continue the Company without dissolution.

(ii) Company Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, all the Company Equity Interests that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Equity Interests) shall, at the Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into (and upon

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such conversion pursuant to this Section 2.1(e)(ii) shall have no further rights with respect thereto) the right to receive the RONI Interests as set forth in the Allocation Schedule (or, in the case of phantom equity grants, to track the economic value of the RONI Interests). Each member of the Company immediately prior to the Effective Time shall, at the Effective Time and without any action on the part of any Person, cease to be a member of the Company. The RONI Interests payable with respect to the Company Equity Interests will continue to have, and be subject to, the same terms and conditions (including vesting conditions) relating thereto as in effect immediately prior to the Effective Time.

(iii) Equity Interests Held in Treasury or Owned. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, any Company Equity Interests that are held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof (the “Treasury Interests Share Cancellation”), and no payment shall be made with respect thereto (any such limited liability company interests or other Equity Interests or such Company Units, “Cancelled Equity Interests”). At the Effective Time, the Company shall have taken all actions necessary to effectuate this Section 2.1(e)(iii) in accordance with the Company LLCA.

(f) Company Certificate of Formation and Company LLCA Amendment and Restatement. At the Effective Time, the certificate of formation of the Company (as previously amended and/or restated) shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with applicable law. At the Effective Time, by virtue of the Merger, the Company LLCA shall be amended and restated as set forth on Exhibit G hereto and shall thereafter be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable law (the “LLCA Amendment and Restatement”).

(g) Directors and Officers. Immediately after the Effective Time, (i) the Sponsor, RONI and the Company shall cooperate and take any actions necessary so that the board of directors of RONI shall be composed as set forth in the Stockholders Agreement, to serve in accordance with the RONI Governing Documents and (ii) the officers of RONI to be effective from and after the Closing shall be as set forth in Schedule 2.1(g). Effective as of the Effective Time, (A) the Sponsor, RONI, RONI Holdings and the Company shall cooperate and take any actions necessary so that RONI remains the managing member of RONI Holdings as of the Closing, to serve in accordance with the RONI Holdings A&R LLCA, and (B) the officers of RONI Holdings to be effective from and after the Closing shall be as set forth in Schedule 2.1(g), to serve in accordance with the RONI Holdings A&R LLCA. Immediately following the Closing, the Buyer (through the Buyer’s governing body), as sole member of the Surviving Company, shall appoint the officers of the Surviving Company, to be effective immediately after the Closing, each to hold office in accordance with the Company A&R LLCA. The Surviving Company shall be member-managed, and in connection with the LLCA Amendment and Restatement, the Buyer shall be admitted as the sole member and the managing member of the Company pursuant to the terms of the Company A&R LLCA.

Section 2.2 Allocation Schedule; Payment of Equity Consideration.

(a) Allocation Schedule. Attached hereto as Exhibit J is an Allocation Schedule, prepared by the Company for illustrative purposes, setting forth: (i) the name of each Company Equity Interest holder; (ii) the number and type of Company Equity Interests held by each such Company Equity Interest holder; (iii) the Fully Diluted Number as of the Execution Date, and the portion thereof attributable to each Company Equity Interest holder; and (iv) the amount of Equity Consideration attributable to each such Company Equity Interest holder’s Company Equity Interests in accordance with the Company LLCA and this Agreement. No later than ten Business Days prior to the Closing, the Company shall deliver to the Buyer an updated Allocation Schedule, prepared in conformance with the principles set forth in Exhibit J, which shall be updated to reflect: (A) the JDA Share Adjustment Amount as of the Closing Date; (B) the Interim Company Financing Cash; (C) the calculation of the Equity Consideration; and (D) the Fully Diluted Number as of the Closing Date; and thereby set forth the final allocation of the Equity Consideration among the holders of Company Equity Interests as of the Effective Time in accordance with the Company LLCA and this Agreement. Following the delivery thereof, the Company will provide the Buyer and their accountants and other Representatives with a reasonable opportunity to review the Allocation Schedule. At least two Business Days prior to the Closing Date, the Buyer may notify the Company of any comments or questions with respect to the Allocation Schedule and the Company shall (x) consider in good faith such comments or questions and (y) prepare and deliver an updated Allocation Schedule to the Company prior to the Closing Date reflecting any agreed upon changes resulting from such comments or questions. Notwithstanding

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the foregoing, the Allocation Schedule ultimately delivered by the Company to the Buyer in accordance with this Agreement shall control. The Company hereby acknowledges and agrees that the Buyer Parties may rely upon the Allocation Schedule, and in no event will the Buyer or any of its Affiliates (including the Surviving Company) have any liability to any Company Unitholder or other Person with respect to the Allocation Schedule delivered pursuant to this Agreement or on account of shares issued in accordance with the terms hereof as set forth in the Allocation Schedule; provided, that, for the avoidance of doubt, in no event shall the amounts set forth on the Allocation Schedule result in, or require the Buyer to issue a number of RONI Interests greater, in the aggregate, than the Equity Consideration.

(b) Payment of the Equity Consideration. At the Effective Time, RONI shall cause (i) the Transfer Agent to issue to each Company Unitholder as of the Effective Time, evidence of book-entry shares representing the whole number of RONI Class B Shares and (ii) RONI Holdings to provide to each Company Unitholder, evidence of book-entry RONI Holdings Class A Units, in each case, to which such Company Unitholder is entitled, as applicable, pursuant to Section 2.1(e)(ii) and Section 2.2(a), to receive in respect of the Company Equity Interests held by such Company Unitholder.

(c) Payment of Transaction Expenses. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Effective Time, the Surviving Company shall be responsible for, and shall pay or cause to be paid, out of cash proceeds received in the Transactions (including by way of net payments in the Closing flow of funds) the Transaction Expenses to the accounts provided by the Parties, which account information and wire instructions therefor shall be made available at least two Business Days prior to the Closing Date.

Section 2.3 Procedures for Company Unitholders. Prior to the Closing Date, the Company shall request in writing that the Persons set forth on Schedule 2.3 deliver, or cause to be delivered, not less than five Business Days prior to the Closing Date, duly executed counterparts to the Stockholders Agreement, in each case, executed by such Persons (such materials, collectively, the “Equityholder Materials”).

Section 2.4 Company Closing Deliveries. At the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(a) to the Buyer, duly executed counterparts of the Stockholders Agreement;

(b) to the Buyer, duly executed counterparts of each of the applicable Company Unitholders in respect of the RONI Holdings A&R LLCA, executed by each respective applicable Company Unitholders;

(c) to the Buyer, a duly executed copy of the Certificate of Merger;

(d) to the Buyer, written resignations, effective as of the Closing, of all members of the board of managers of the Company;

(e) to the Buyer, (i) a properly completed IRS Form W-9, duly executed by each Company Unitholder and (ii) a certificate, duly executed and acknowledged by the Company, certifying that 50% or more of the value of the gross assets of the Company does not consist of U.S. real property, or that 90% or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents; provided, however, that Buyer’s sole recourse in connection with Company failing to deliver or causing to be delivered any such form or certificate shall be to withhold any Taxes required to be withheld in accordance with applicable Law pursuant to Section 2.6;

(f) to the Buyer evidence of the termination of the Affiliated Transactions required to be terminated pursuant to Section 6.15;

(g) to the Buyer, duly executed counterparts to the Tax Receivable Agreement; and

(h) to the Buyer, a duly executed Company Bring-Down Certificate from an authorized Person of the Company.

Section 2.5 Buyer Deliveries. At Closing, the Buyer shall deliver, or shall cause to be delivered, the following:

(a) to each Company Unitholder, evidence of the issuance of the whole RONI Interests in book-entry form and not certificated, issuable to such Company Unitholder in respect of the Company Units held by such Company Unitholder pursuant to the Merger as provided in Section 2.1(e)(ii);

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(b) to the Company, a duly executed counterpart from the Buyer and, to the extent applicable, RONI, its officers and directors and RONI Holdings, to each of (i) the Company A&R LLCA, (ii) the RONI Holdings A&R LLCA, (iii) the Tax Receivable Agreement and (iv) the Stockholders Agreement;

(c) to the Company, a duly executed Buyer Bring-Down Certificate from an authorized Person of the Buyer; and

(d) to the Company, (i) a properly completed IRS Form W-9, duly executed by RONI Holdings and (ii) a certificate, duly executed and acknowledged by RONI Holdings, certifying that 50% or more of the value of the gross assets of RONI Holdings does not consist of U.S. real property interests, or that 90% or more of the value of the gross assets of RONI Holdings does not consist of U.S. real property interests plus cash or cash equivalents.

Section 2.6 Withholding and Wage Payments.

(a) The Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that such Person shall use commercially reasonable efforts to notify any applicable payee prior to the making of such deduction or withholding and shall reasonably cooperate with such payee to determine whether any such deduction or withholding are required under applicable Law and to use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity on behalf of the Person with respect to whom such withholding was made, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made.

(b) Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement is being paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the Company Disclosure Schedules, the Company represents and warrants to the Buyer Parties as follows:

Section 3.1 Organization; Authority; Enforceability.

(a) The Company is a limited liability company formed under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(b) Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c) Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(d) No Group Company is in violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

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(e) Other than as set forth on Schedule 3.1(e), the Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver the Ancillary Agreements to which it is or will be a party and, subject to receiving the Company Written Consent, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Other than as set forth on Schedule 3.1(e), the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Group Companies have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been, and each of the Ancillary Agreements to which each Group Company will be a party will be, duly executed and delivered by such Group Company and are Enforceable against each applicable Group Company, assuming the approvals set forth on Schedule 3.1(e) are obtained.

Section 3.2 Non-contravention; Governmental Approvals. Subject to the receipt of the Company Written Consent, except as set forth on Schedule 3.2, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Group Company will (a) conflict with or result in any breach of any material provision of the Governing Documents of any Group Company; (b) other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Material Contract or Material Lease or material Company Employee Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; (e) cause the cancellation, invalidation, violation, or forfeiture of any Permit or (f) except for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d), (e) and (f), such requirements, violations or defaults which would not reasonably be expected to have a Material Adverse Effect.

Section 3.3 Capitalization.

(a) Schedule 3.3(a) sets forth the Company Equity Interests (including the number, class or series and, in the case of Profits Interests Shares, threshold amount (each, as applicable) of Equity Interests) and the record and beneficial ownership (including the percentage interests held thereby) thereof as of the Execution Date. The Equity Interests set forth on Schedule 3.3(a) comprise all of the authorized capital stock, limited liability company interests or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Execution Date.

(b) As of the Execution Date, except as set forth on Schedule 3.3(b) or contemplated by this Agreement or the Company LLCA:

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests;

(v) the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests;

(vi) the Profits Interest Shares constitute “profits interests” for U.S. federal income tax purposes and were granted with a liquidation value equal to zero on the grant date; and

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(vii) all recipients of Company Equity Interests that were subject to a “substantial risk of forfeiture” (within the meaning of Section 83 of the Code) on the grant date have filed timely and valid elections under Section 83(b) of the Code with respect to such Company Equity Interests.

(c) All of the Company Equity Interests set forth on Schedule 3.3(a) have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Company) or applicable Law. Neither the Group Companies nor any Company Unitholder has, or has had, any record and/or beneficial ownership of RONI Stock.

(d) Schedule 3.3(d)(i) sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, legal entity type and the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). Except as set forth on Schedule 3.3(d)(ii), all of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted equity, restricted equity unit, other equity or equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

Section 3.4 Financial Statements; No Undisclosed Liabilities.

(a) Attached as Schedule 3.4(a) are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2021 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements”); and

(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Latest Balance Sheet Date (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss, cash flows for the nine month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b) Except as set forth on Schedule 3.4(b), the Financial Statements (i) have been prepared from the books and records of the Group Companies; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, except in each of clauses (ii) and (iii): (w) as otherwise noted therein, (x) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (y) that the Audited Financial Statements and the Unaudited Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB and (z) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (x), (y) or (z), which are not expected to be material, individually or in the aggregate, in amount or effect.

(c) The books of account and other financial records of each Group Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been

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properly recorded therein in all material respects. Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(d) The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies; (ii) any fraud, whether or not material, that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record, process, summarize and report financial information.

(e) Except as set forth on Schedule 3.4(e), no Group Company has any Liabilities of any nature whatsoever in excess of $250,000 that would be required to be reflected on an Unaudited Financial Statement prepared in accordance with GAAP, except (i) Liabilities reflected in or reserved against in the Financial Statements or identified in the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract or, infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder, other than those arising in compliance with Section 5.1; or (iv) for the Transaction Expenses, including fees, costs and expenses for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transaction contemplated by this Agreement.

(f) No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.

Section 3.5 No Material Adverse Effect. Since December 31, 2021 through the Execution Date, there has been no Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Since the Latest Balance Sheet Date, each Group Company has conducted its business in the Ordinary Course of Business in all material respects. Except as set forth on Schedule 3.6, from the Latest Balance Sheet Date through the Execution Date, no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Execution Date, require the Buyer’s consent in accordance with Section 5.1(b).

Section 3.7 Real Property.

(a) Schedule 3.7 sets forth a true, correct and complete list of all Leases with annual rental payments of over $100,000 (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for the Leased Real Property (such Leases the “Material Leases”). Except as set forth on Schedule 3.7, with respect to each of the Material Leases: (i) no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof to a third party (other than Permitted Liens); (ii) the Group Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed in any manner that would materially affect the Group Company’s use of such Leased Real Property and there are no material disputes with respect to such Material Lease; (iii) no Group Company is currently in material default under, nor has any event occurred or, to the Knowledge of the Group Company, does any circumstance exist that, with notice or lapse of time or both would constitute a material default by the Group Company under any Material Lease; (iv) to the Knowledge of the Group Company, no material default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a material default by any counterparty to any such Material Lease; and (v) except as set forth on Schedule 3.7, no Group Company has

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collaterally assigned or granted any other security interest in such Material Lease or any interest therein. The Group Company has made available to the Buyer a true, correct and complete copy of all Material Leases. Except as set forth on Schedule 3.7, no Group Company owns fee title to any land.

(b) Except as set forth on Schedule 3.7, to the Knowledge of the Company, the buildings, material building components, structural elements of the buildings, roofs, foundations, parking and loading areas, mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and fire/life safety systems) (collectively, the “Improvements”) included in the Leased Real Property and used by any of the Group Companies in the operation of its business as currently conducted are, in all material respects, in good working condition and repair and sufficient for the operation of the business by each Group Company as currently conducted. No Group Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Leased Real Property; (ii) any special assessment or pending improvement liens to be made by any Governmental Entity affecting any parcel of Leased Real Property; or (iii) violations of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting any Leased Real Property that would reasonably be expected to materially impact the operation of the business by any of the Group Companies as currently conducted. To the Knowledge of the Company, there are no recorded or unrecorded agreements, easements or encumbrances that materially interfere with the continued access to or operation of the business of the Group Companies as currently conducted on the Leased Real Property.

Section 3.8 Tax Matters. Except as set forth on Schedule 3.8:

(a) All income and other material Tax Returns required to be filed by or with respect to each Group Company have been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has timely paid all income and other material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return).

(b) Each Group Company has properly withheld and paid to the applicable Taxing Authority all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes, and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Group Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been fully settled or resolved.

(d) There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Group Company. No Group Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened in writing or proposed against any Group Company.

(e) Except for extensions resulting from the extension of the time to file any applicable Tax Return obtained in the Ordinary Course of Business, no Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Taxing Authority that relates to the Taxes or Tax Returns of any Group Company.

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(f) No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) The Company is (and has been for its entire existence) properly treated as a partnership for U.S. federal and all applicable state and local income Tax purposes. Each Company Subsidiary is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income tax purposes as the type of entity set forth opposite its name on Schedule 3.8(g). No election has been made (or is pending) to change any of the foregoing.

(h) No Group Company will be required to include any material item of income, or exclude any material item of deduction, for any period beginning after the Closing Date as a result of: (i) an installment sale transaction occurring prior to the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring prior to the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid prior to the Closing or deferred revenue realized, accrued or received prior to the Closing, in each case, outside of the Ordinary Course of Business; (iv) pursuant to Section 451(a) of the Code, a change in method of accounting made under Code Section 481(c) (or any corresponding or similar provision of any applicable state or local tax law) with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) prior to the Closing; (vi) as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Laws); or (vii) any intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws).

(i) There is no Lien for Taxes on any of the assets of any Group Company, other than Permitted Liens.

(j) No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company). No Group Company has any liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement, this Agreement or any of the Ancillary Agreements, if any). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(k) No Group Company has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act that remain unpaid as of the Closing Date, and each of the Group Companies has properly complied in all material respects with all requirements for obtaining all material credits that each such entity has claimed under Section 2301 of the CARES Act or any similar provisions of U.S. state or local or non-U.S. Tax Law.

(l) The Company and each Company Subsidiary that is treated as a partnership for U.S. federal income Tax purposes has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and each such election will remain in effect for any taxable period that includes the Closing Date.

(m) None of the Group Companies nor, to the Knowledge of the Company, any holder of Company Units, has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 3.9 Contracts.

(a) Except as set forth on Schedule 3.9(a), no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any:

(i) collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(ii) Contract with any Material Supplier;

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(iii) Contract providing for retention, transaction or change of control payments or benefits, accelerated vesting or any other payment or benefit that may or will become due, in whole or in part, in connection with the consummation of the transactions contemplated hereby;

(iv) Contracts pursuant to which the Company or any Company Subsidiary is obligated to pay or entitled to receive more than $500,000 in a calendar year or more than $2,000,000 in the aggregate over the life of the Contract;

(v) Contract for the employment, consulting, independent contractor or engagement of any employee or other individual independent contractor of the Company or any Company Subsidiary that has future required scheduled payments in excess of $250,000 per annum or is not terminable by the Company or such Company Subsidiary, as applicable, upon notice of 60 calendar days or less without further Liability;

(vi) Contract under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Company Indebtedness or guaranteed Company Indebtedness of others, in each case, in an amount in excess of $250,000 individually or $2,000,000 in the aggregate;

(vii) Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;

(viii) Contracts for the development of (x) material Owned Intellectual Property that is embodied in or distributed with any products or services or is otherwise material Owned Intellectual Property (other than Contracts with any employee or contractor on a standard form of agreement entered into in the Ordinary Course of Business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to the Group Companies or any of its Affiliates) and (y) any Intellectual Property for any Person by the Group Companies or any of its Affiliates under which Contract the Group Companies or their applicable Affiliate has any material unperformed obligations other than Contracts with (1) any employee or contractor on a standard form of agreement entered into in the Ordinary Course of Business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to the Group Companies or any of their Affiliates or (2) the Group Companies’ customers entered into in the ordinary course of business whereby the Group Companies or one of their Affiliates retains ownership of such developed Intellectual Property;

(ix) (A) Contract entered into within the five year period preceding the Execution Date, for the settlement or avoidance of any material dispute regarding the ownership, use, validity or enforceability of material Intellectual Property (including consent-to-use and similar contracts) with material ongoing obligations of any Group Company, (B) Contract that materially restricts the use or licensing of any Owned Intellectual Property or (C) license or royalty Contract under which the Group Companies license any material Intellectual Property with annual or one-time payments in excess of $100,000 and other than non-exclusive licenses of commercially-available Software;

(x) Contract providing for any funding from a Governmental entity in relation to research and development of technology or Intellectual Property;

(xi) Contract providing for source code escrow, or otherwise relating to the disclosure, license, release, escrow or otherwise making source code available to any third party;

(xii) Contract providing for any Group Company to make any capital contribution to any Person;

(xiii) Contract providing for aggregate future payments to or from any Group Company in excess of $1,000,000 in any calendar year, other than those that can be terminated without material penalty by such Group Company upon 90 days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(xiv) joint venture, partnership, strategic alliance or similar Contract;

(xv) power of attorney;

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(xvi) Contract that limits or restricts any Group Company (or after the Closing, the Buyer or any Group Company) from (x) engaging or competing in any line of business or business activity in any jurisdiction or (y) acquiring any product or asset or receiving services from any Person or selling any product or asset or performing services for any Person;

(xvii) Contract that binds any Group Company to any of the following restrictions or terms: (v) a “most favored nation” or similar provision with respect to any Person; (w) a provision providing for the sharing of any revenue or cost-savings with any other Person; (x) “minimum purchase” requirement in excess of $250,000 annually; (y) rights of first refusal or first offer (other than those related to real property Leases) or (z) a “take or pay” provision;

(xviii) Contract pursuant to which any Group Company has granted any sponsorship rights, exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business);

(xix) Contract involving the settlement, conciliation or similar agreement (x) of any Proceeding or threatened Proceeding since December 31, 2021, (y) with any Governmental Entity or (z) pursuant to which any Group Company will have any material outstanding obligation after the Execution Date;

(xx) Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $250,000;

(xxi) Contract containing any on-going confidentiality or non-solicitation obligations, other than (A) confidentiality and non-solicitation agreements with the Group Company’s employees set forth in the applicable Group Company’s standard form of employment agreement or (B) non-disclosure agreements entered into by the Group Companies with respect to actual or potential business transactions in the Ordinary Course of business;

(xxii) Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed $250,000;

(xxiii) Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of $500,000 annually or $1,000,000 over the life of the Contract;

(xxiv) Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;

(xxv) material interest rate, currency, or other hedging Contracts;

(xxvi) Contracts providing for indemnification by any Group Company, except for any such Contract that is entered into in the Ordinary Course of Business and is not material to any Group Company;

(xxvii) Contract that relates to the future disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties, except for (i) any agreement related to the transactions contemplated hereby, (ii) any non-disclosure or similar agreement entered into in connection with the potential sale of the Company or (iii) any agreement for the purchase or sale of inventory in the Ordinary Course of Business;

(xxviii) Contract that relates to any completed disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties in each case, entered into or consummated after December 31, 2021, other than sales of inventory in the Ordinary Course of Business;

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(xxix) Contract that provides for electric or natural-gas interconnection;

(xxx) Contract involving the payment of any earn-out or similar contingent payment on or after the Execution Date; and

(xxxi) Contracts evidencing any Affiliated Transaction.

(b) Except as disclosed on Schedule 3.9(b), each Contract listed on Section 3.9(a) (together with any such Contract entered into during the Pre-Closing Period, each, a “Material Contract”) is in full force and effect and is Enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto. The Company has delivered to, or made available for inspection by, the Buyer a complete and accurate copy of each Material Contract (including all exhibits thereto and all material amendments, waivers or other material changes thereto). With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company any other party to any such Material Contract, is in material breach thereof or default thereunder. During the last 12 months, no Group Company has received any written, or to the Knowledge of the Company, oral claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last 12 months, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract.

(c) Schedule 3.9(c) sets forth a complete and accurate list of the names of the Material Suppliers and the amount paid by the Group Companies during such twelve (12) month period ended December 31, 2021. Since December 31, 2021, (x) no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (y) there have been no material disputes between any Group Company and any Material Supplier.

Section 3.10 Intellectual Property.

(a) Schedule 3.10(a) identifies each patented, issued or registered Intellectual Property and applications for the foregoing, in each case which is owned by, filed in the name of, or exclusively licensed to a Group Company (collectively, “Company Registered IP”). All the Company Registered IP is subsisting, valid and enforceable. Each Group Company (A) is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, and (B) to the Knowledge of the Company has sufficient rights pursuant to a valid and enforceable license to, all other Intellectual Property used in, necessary for, or developed for the operation of the business of the Group Companies as currently conducted, and in each case of clauses (A) and (B), free and clear of any Liens other than Permitted Liens. Neither the Company Registered IP nor the other Owned Intellectual Property is subject to any outstanding Order restricting the use, enforcement, disclosure, or licensing thereof by such Group Company.

(b) To the Knowledge of the Company, none of the Group Companies nor any of the former and current products, services or operation of the business of the Group Companies have in the past six years infringed, misappropriated or otherwise violated, or currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. Except as set forth on Schedule 3.10(b), no Group Company has in the past six years received any written charge, complaint, claim, notice, or demand alleging any such infringement, misappropriation or other violation (including any claim that such Group Company should license or refrain from using any Intellectual Property, except for offers for commercially available software) or challenging the ownership, registration, validity or enforcement of any Company Registered IP or other Owned Intellectual Property. Except as set forth on Schedule 3.10(b), no Group Company has in the past six years made against a third party any written charge, complaint, claim, demand, or notice alleging any infringement, misappropriation or other violation of Owned Intellectual Property (including any claim that such third party should license or refrain from using any Owned Intellectual Property). To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Company Registered IP or other Owned Intellectual Property. All Company Registered IP has been prosecuted in compliance in all material respects with all applicable rules, policies and procedures of the applicable Governmental Entities, and all registration, maintenance and renewal fees currently due in connection

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with such Owned Intellectual Property have been paid and all documents, recordations and certificates in connection therewith required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States, the European Union or other jurisdictions.

(c) Each Group Company has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets and any other confidential information owned by such Group Company. Except as required by applicable Law, and to the Knowledge of the Company, no such material Trade Secret or material confidential information has been disclosed by any Group Company to any Person other than to Persons subject to a legally recognized duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such Person. Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property for any Group Company has assigned (pursuant to a present grant of assignment) all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement.

(d) Except as set forth in Schedule 3.10(d), no funding from any Governmental Entity or funding or facilities of a university, college, other educational institution or non-profit organization was used in the development of any Owned Intellectual Property or other Intellectual Property developed by or for any Group Company. No Governmental Entity, university, college, other educational institution or non-profit organization has a claim or right to claim any right in any Owned Intellectual Property or other Intellectual Property developed by or for any Group Company. No Person who was involved and contributed to the authorship, conception, creation, reduction to practice, or development of any Intellectual Property, has performed services for a Governmental Entity, university, college, other educational institution or non-profit organization during a time period when such Person also was involved in or contributed to the authorship, conception, creation, reduction to practice or development of any Intellectual Property for any Group Company.

(e) To the Knowledge of the Company, no source code constituting Owned Intellectual Property has been disclosed, licensed, released, escrowed, or made available to any third party, other than an escrow agent or a contractor, consultant or developer pursuant to a written confidentiality agreement. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply with, and will not trigger any, requirement applicable to any Group Company to disclose or license any Trade Secret or source code. To the Knowledge of the Company, none of the Software included in the Owned Intellectual Property links to or integrates with any code licensed under an “open source,” “copyleft” or analogous license in a manner that has or would require any public distribution of any Software, or a requirement that any other licensee of such Software included in the Owned Intellectual Property be permitted to modify, make derivative works of or reverse-engineer any such Software.

(f) The transactions contemplated by this Agreement shall not impair any right, title or interest of any of the Group Company in or to any Intellectual Property, and immediately subsequent to the Closing, all the Intellectual Property used in, necessary for, or developed for the operation of the business of the Group Companies will be owned by, licensed to, or available for use by, the Group Companies on terms and conditions identical to those under which the Group Companies owned, licensed, or used, the Intellectual Property immediately prior to the Closing, without the payment of any additional amounts or consideration. All Company Registered IP and other Owned Intellectual Property is, and immediately following the Closing, will be, fully transferable, alienable, and licensable by the Group Companies.

Section 3.11 Information Supplied. The information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Registration Statement/Proxy Statement, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Registration Statement/Proxy Statement prior to the time the Registration Statement/Proxy Statement is mailed to the RONI Stockholders, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Registration Statement/Proxy Statement is first mailed to the RONI Stockholders; (c) the time of the RONI Special Meeting; or (d) the Closing (subject, in each case, to the qualifications and

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limitations set forth in the materials provided by the Group Companies or that are included in such filings and/or mailings); provided, that, for the avoidance of doubt, no warranty or representation is made by the Company with respect to statements made or incorporated by reference in the Registration Statement/Proxy Statement (or any amendment or supplement thereto) based on information supplied by the Buyer Parties or any other party, or their respective Affiliates for inclusion therein.

Section 3.12 Litigation. Except as set forth on Schedule 3.12, there have not been since the Lookback Date, and there are no, Proceedings or Orders (including those brought or threatened by or before any Governmental Entity) pending, or to the Knowledge of the Company, threatened against any Group Company or any of their respective properties at Law or in equity, or, to the Knowledge of the Company, any director, officer or employee of any Group Company in their capacities as such or related to the business of the Group Companies. Except as set forth on Schedule 3.12, there are no Proceedings pending, initiated or threatened by any Group Company against any other Person, and since the Lookback Date there have not been any such Proceedings.

Section 3.13 Brokerage. Except as set forth on Schedule 3.13, no Group Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Group Company or any of its Affiliates, or the Buyer or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.14 Labor Matters.

(a) The Company has delivered to the Buyer Parties a complete list of all current employees, independent contractors and other individual service providers of each of the Group Companies as of December 10, 2022 and, as applicable, their (i) classification as exempt or non-exempt under the Fair Labor Standards Act or analogous state laws, (ii) job title, (iii) employing or engaging entity, (iv) job location and (v) compensation (current annual base salary, hourly rate or fee rate and current target bonus opportunity, if any). All employees of the Group Companies are legally permitted to be employed by the Group Companies in the United States. Except as set forth on Schedule 3.14(a) and except as would not reasonably be expected to result in material Liabilities to the Group Companies, no freelancer, consultant, independent contractor or other contracting party treated as self-employed whose services the Group Companies uses or, since the Lookback Date, has used, has claimed or threatened to claim the existence of an employment relationship with one of the Group Companies.

(b) No Group Company is a party to or bound by any CBA (including generally applicable collective bargaining agreements) or bargaining relationship with any labor union, works council, trade union, employee organization or other labor organization, and no employees of any Group Company are represented by any labor union, works council, trade union employee organization or other labor organization with respect to their employment with the Group Companies. In the past three years, no labor union or other labor organization, or group of employees of any Group Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no ongoing or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of any Group Company and no such activities have occurred in the past three years. Since the Lookback Date, there have been no actual or, to the Knowledge of the Company, threatened, unfair labor practice charges, material labor grievances, strikes, walkouts, work stoppages, slowdowns, picketing, hand billing, material labor arbitrations, or other material labor disputes arising under a CBA or against or affecting any Group Company. The Group Companies have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or consummation of the transactions contemplated hereby.

(c) Except as set forth in Schedule 3.14(c), the Group Companies are and, since the Lookback Date, have been in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including provisions thereof relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights or benefits, maternity benefits, accessibility, pay equity, workers’ compensation, affirmative action, COVID-19, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings

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and notices, workers’ compensation, labor relations, employee leave issues, paid time off, affirmative action, unemployment insurance and the payment of social security, employee provident fund and other Taxes. Except as set forth in Schedule 3.14(c), (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee or individual independent contractor, or other worker providing services to any Group Company and (ii) since the Lookback Date, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no such plant closings or employee layoffs are currently planned or announced.

(d) Since the Lookback Date, no Group Company has been party to, or has had any material Liability with respect to, any single employer, joint employer or co-employer claims, Proceedings or Orders by any individual who was employed or engaged by a third party and providing services to the Company, and to the Knowledge of the Company, each third party providing such individual workers to the Company is in material compliance with all applicable labor and employment Laws. The Group Companies have taken reasonable steps to ensure that they are not a single employer, joint employer or co-employer of any such individual workers with any third party.

(e) Except as would not reasonably be expected to result in material Liabilities to any Group Company: since the Lookback Date, (i) each of the Group Companies has withheld all amounts required by Law or by agreement to be withheld from the fees, salaries, and other payments to employees; (ii) no Group Company has been liable for any arrears of wages, compensation, Taxes, penalties or other sums; (iii) each of the Group Companies has timely paid in full (or properly accrued) to all employees and individual independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees or individual independent contractors; and (iv) each individual who has provided or is currently providing services to any Group Company, and has been classified as (x) an independent contractor, consultant, leased employee, or other non-employee service provider or (y) an exempt employee, has been properly classified as such for purposes of all applicable Laws, including relating to wage and hour and Tax. None of the Group Companies has material liability for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Group Company personnel (other than routine payments to be made in the Ordinary Course of Business).

(f) Except as set forth on Schedule 3.14(f), no senior executive or employee with annualized base compensation at or above $250,000 of any Group Company has provided written notice, of any present intention to terminate his or her relationship with any Group Company within the first 12 months following the Closing.

(g) To the Knowledge of the Company, no current or former employee, independent contractor or other individual service provider of any Group Company is in any material respect in violation of any term of any employment agreement, consulting agreement, confidentiality agreement, intervention assignment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation owed to (i) any Group Company or (ii) any third party with respect to such person’s right to be employed or engaged by the Group Company.

(h) Since the Lookback Date, (i) there have not been (A) any allegations or formal or informal complaints made to or filed with any Group Company related to sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation or (B) any other Proceedings initiated, filed or, to the Knowledge of the Company, threatened, against any Group Company related to sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation, in each case by or against any current or former director, officer, employee or individual service provider of any Group Company and (ii) no Group Company has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct, other harassment, discrimination or retaliation, by or against any current or former director, officer, employee or individual service provider. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations or Proceedings.

(i) Except as set forth on Schedule 3.14(i), no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of any Group Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation

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by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment related liability with respect to COVID-19. No current or former employee of any Group Company has filed or, to the Knowledge of the Company, has threatened, any claims against any Group Company related to COVID-19.

Section 3.15 Employee Benefit Plans.

(a) Schedule 3.15(a) sets forth a list of each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, the Company has made available to the Buyer true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the three most recently filed Form 5500 annual reports with all schedules and attachments as filed, (v) the most recent actuarial valuation report, (vi) all related insurance Contracts, trust agreements or other funding arrangements and (vii) all non-routine correspondence with any Governmental Entity.

(b) (i) No Company Employee Benefit Plan provides, and no Group Company has any Liability to provide, retiree, post-ownership or post- termination health or life insurance or any other retiree, post-ownership or post- termination welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage (each, a “Retiree Welfare Plan”), (ii) no Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code and (iii) no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person. With respect to each Retiree Welfare Plan, the Group Companies have reserved the right to amend, modify or terminate such plan at any time without Liability to any Group Company.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status or to adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no claim or Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended (the “ACA”), and none of the Group Companies has incurred (whether or not assessed) any penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(d) Except as set forth on Schedule 3.15(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event could, directly or indirectly, (i) result in any compensation or benefit becoming due or payable, or required to be

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provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director, individual independent contractor or other individual service provider of the Group Companies under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Group Companies to any current or former officer, employee, director, individual independent contractor or other individual service provider of the Group Companies or (v) limit or restrict the Group Companies’ or the Buyer’s ability to merge, amend or terminate any Company Employee Benefit Plan.

(e) Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented, operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any current or contingent right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified or made whole for any Tax or related interest or penalties incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.

(f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, result in the payment or provision of any amount or benefit that could, individually or in combination with any other amount or benefit, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

Section 3.16 Insurance. As of the Execution Date, the Group Companies maintain property, casualty, workers compensation, professional lines, fidelity and other insurance with insurance carriers against operational risks and risks to the assets, properties, and employees of the Group Companies with respect to the policy year that includes the Execution Date (the “Insurance Policies”). Each Insurance Policy is Enforceable against the applicable Group Company and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy. All premiums due under such policies have been paid in accordance with the terms of such Insurance Policy. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the 12 months prior to the Execution Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

Section 3.17 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.17(a), (i) each Group Company is and since the Lookback Date has been in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written or oral notice from any Person alleging a material violation of or noncompliance with any such Laws or Orders.

(b) Each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions, variance, certificate and authorizations of, or granted by, any Governmental Entity required under Law for the ownership and use of its assets and properties or the conduct of its business as currently conducted (collectively, “Permits”) and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, material to the business of the Group Companies. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby. No Group Company is in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would reasonably be expected to constitute a material default under such Permit, and no Proceeding is pending or threatened in writing, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business.

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Section 3.18 Environmental Matters. Except as set forth in Schedule 3.18, (a) each Group Company is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws, which compliance includes and since the Lookback Date has included, obtaining, maintaining and complying, in all material respects, with any Permits required by Environmental Law for the operation of the Company’s business as currently conducted; (b) (i) no Group Company has received any written notice or Order regarding any material violation of, or material Liabilities under, any Environmental Laws, and (ii) there are no pending, or, to the Knowledge of the Company, threatened Proceedings against any of the Group Companies relating to a material violation of, or material Liabilities under, any Environmental Law; (c) no Group Company has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, in each case, that has resulted or would result in material Liability to any of the Group Companies under Environmental Laws; and (d) no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws. The Group Companies have provided to the Buyer true and correct copies of all material environmental, health and safety assessments, reports and audits and all other material environmental, health, and safety documents relating to any of the Group Companies or their current or former properties, facilities or operations, that in each case are in the Group Companies’ possession or reasonable control.

Section 3.19 Regulatory Status.

(a) The Company is a PGC. The Company has made all necessary filings with the PUCT to register as a PGC, and its PGC status is in full force and effect.

(b) The Company is an EWG. The Company has self-certified to FERC as an EWG, and such self-certification is in full force and effect. The Company is not subject to, or is exempt from, regulation under PUHCA, other than (i) regulation under Sections 1265 and 1275(b) of PUHCA, and (ii) with respect to obtaining and maintaining status as an EWG.

(c) The Company is not subject to, or is exempt from, financial, organizational or rate regulation by any State Commission.

(d) No pre-Closing consent, approval or authorization, registration or filing is required from FERC or any State Commission in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.20 Title to and Sufficiency of Assets. Each Group Company has sole and exclusive, good and marketable title to, or, in the case of leased or subleased assets, an Enforceable leasehold interest in, or, in the case of licensed assets, a valid license in, all of its material personal property assets, properties, rights and interests (whether real, personal, tangible or intangible) free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). Other than assets, properties, rights and interests necessary to develop, construct or maintain projects after the Execution Date, the Assets constitute all of the material assets, properties, rights and interests necessary to conduct the business of the Group Companies after the Closing, in all material respects, as it has been operated for the 12 months prior to the Execution Date.

Section 3.21 Affiliate Transactions. Except for (a) employment relationships and compensation and benefits, (b) Contracts entered into after the Execution Date that are either permitted pursuant to Section 5.1 or entered into in accordance with Section 5.1 or (c) as disclosed on Schedule 3.21, (x) there are no Contracts (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand pursuant to which any Interested Party (i) owes any amount to any Group Company, or (ii) owns any material property or right, tangible or intangible, that is used by any Group Company and, (y) to the Knowledge of the Company, no Interested Party owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer or landlord, of any Group Company (other than in connection with ownership of less than 5% of the stock of a publicly traded company) (such transactions or arrangements described in clauses (x) and (y), “Affiliated Transactions”).

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Section 3.22 Trade & Anti-Corruption Compliance.

(a) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, is or has been in the last five years, a Sanctioned Person. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, is or has been in the last five years: (i) operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Company; (ii) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iii) otherwise in violation of (A) any applicable Sanctions or (B) any applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Company.

(b) In the last five years, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the directors, officers, managers or employees of the Company or any agent or third party representative acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any unlawful bribe, rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties that violates applicable Anti-Corruption Laws, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.

(c) As of the Execution Date, there are no, and since the Lookback Date there have been no, Proceedings or Orders alleging any such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company.

Section 3.23 Data Protection.

(a) At all times since the Lookback Date, each Group Company (i) has been in compliance in all material respects with any applicable Data Privacy and Security Requirements and (ii) has not been subject to any regulatory audits or investigations by any Governmental Authority relating to Data Privacy and Security Requirements. Each Group Company has taken commercially reasonable steps designed to ensure that all Personal Information in its possession and control is protected against unauthorized loss, access, use, modification, disclosure or other use or misuse, and (ii) to the Knowledge of the Company there has been no reasonably suspected or actual Security Breach, Security Incident, or other loss, theft or unauthorized access to or misuse of any Personal Information in the possession or control of any Group Company, and no Group Company has provided, or been required to provide, any notice to any data subject or Governmental Authority regarding any Security Breach or Security Incident.

(b) The Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all material Personal Information and material business data processed by or on behalf of the Group Companies in connection with the use and/or operation of its products, services and business. No Group Company has received any written complaints or objections to its collection or use of Personal Information from any data protection authority or any other third party (including data subjects). No individual has been awarded compensation from any Group Company under any Data Privacy and Security Requirements, and no written claim for such compensation is outstanding.

(c) No Group Company “sells” any Personal Information as such term is defined under applicable Date Privacy and Security Requirements, except in a manner that complies with the applicable Data Privacy and Security Requirements. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Data Privacy and Security Requirements.

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Section 3.24 Information Technology.

(a) The IT Systems and all Proprietary Software: (i) are in sufficiently good working order and operate and perform in accordance with their documentation and functional specifications in all material respects and otherwise as required by any Group Company and are sufficient for the operation of their businesses as currently conducted, including as to capacity, scalability, and ability to meet current and anticipated peak volumes in a timely manner and to the Knowledge of the Company (ii) are free from any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or other malicious code.

(b) The Group Companies have implemented with respect to their IT Systems commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices. The Group Companies have taken commercially reasonable steps designed (i) to protect the confidentiality, integrity, accessibility and security of the IT Systems from theft, corruption, loss or unauthorized use, access, interruption or modification by any Person and (ii) to protect the IT Systems from bugs, viruses, malware or other harmful, disabling, or disruptive code, routine, or process.

(c) Since the Lookback Date, to the Knowledge of the Company, there has been no actual or reasonably suspected Security Incident or Security Breach with respect to any of the IT Systems, there has not been any failure breakdown, continued substandard performance, or other adverse event affecting any IT Systems that have caused a material disruption or material interruption in or to the use thereof or in or to the conduct of the business of the Group Companies that has not been remedied or replaced in all material respects.

Section 3.25 No Other Buyer Party Representations and Warranties. THE COMPANY, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE BUYER PARTIES IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, NO BUYER PARTY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUYER PARTIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR INFORMATION AND (B) NONE OF THE COMPANY NOR ANY OF ITS AFFILIATES, INCLUDING ANY COMPANY UNITHOLDER, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY BUYER PARTY OR ANY AFFILIATE THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE BUYER PARTIES IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE BUYER PARTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 3.25 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Buyer Disclosure Schedules or as disclosed in the RONI SEC Documents and publicly available prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such RONI SEC Documents, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such RONI SEC Documents will be deemed to modify or qualify the representations and warranties set forth in the Buyer Fundamental Representations), the Buyer Parties each hereby represent and warrant to the Company, as follows:

Section 4.1 Organization; Authority; Enforceability.

(a) Each Buyer Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated, formed or registered, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation, formation or registration (as applicable).

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(b) The Buyer Parties, other than RONI, have all the requisite limited liability company power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as presently conducted in all material respects. RONI has all corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c) Each Buyer Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Buyer Parties, taken as a whole.

(d) No Buyer Party is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(e) Each Buyer Party, other than RONI, has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the Buyer Member Consent, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements and, subject to the receipt of the Buyer Member Consent, the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company and/or corporate actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Buyer Party will be a party will be) duly executed and delivered by such Buyer Party and are or will be Enforceable against such Buyer Party. No other proceedings on the part of the Buyer, except for the RONI Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements. RONI has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the RONI Required Vote, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements has been authorized by the special committee of independent directors of RONI and the board of directors of RONI and, subject to the receipt of the RONI Required Vote, the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions. No other vote of the equityholders of RONI, other than the RONI Required Vote is necessary to approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

(f) A correct and complete copy of the RONI Governing Documents, as in effect on the Execution Date, are filed as Exhibit 3.1 to the Form 8-K filed with the SEC on June 15, 2021. RONI is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2 Non-contravention. Subject to the receipt of the Buyer Member Consent and receipt of the RONI Required Vote, except as set forth on Schedule 4.2 and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.1(a), neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Governing Documents of any Buyer Party; (b) other than the requisite filing with the Registrar of Companies in the Cayman Islands in connection with the Domestication, the requisite filing with the Registrar of Limited Liability Companies in the Cayman Islands in connection with the Holdings Domestication and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which any Buyer Party is a party or by which any Buyer Party or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Buyer Party; or (e) except for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Buyer Party, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, violations or defaults which would not reasonably be expected to be material to the Buyer Parties, taken as a whole, or materially affect any Buyer Parties’ ability to perform its obligations under

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this Agreement and the Ancillary Agreements or to consummate the transactions hereby or thereby. The RONI Requisite Vote is the only vote of the holders of any class or series of shares in the capital of RONI necessary to approve the Transactions. RONI is in compliance in all material respects with the related party policies set forth in the RONI Governing Documents.

Section 4.3 Buyer and RONI Holdings Capitalization.

(a) As of the Execution Date, the authorized capitalization of the Buyer is as set forth on Schedule 4.3(a). All outstanding RONI Holdings Common Units are (i) issued in compliance in all material respects with applicable Law and (ii) not issued in breach or violation of preemptive rights, rights of first refusal, rights of first offer or Contract. As of the Execution Date, except in each case as set forth in the RONI Governing Documents, the RONI Holdings Governing Documents, the Subscription Agreements, this Agreement, or the RONI SEC Documents, there are no outstanding (A) Equity Interests of RONI Holdings, (B) options, warrants, convertible securities, stock appreciation, distribution interests, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to RONI Holdings or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of RONI Holdings to acquire from any Person, and no obligation of the Buyer to issue or sell, or cause to be issued or sold, any Equity Interest of RONI Holdings, or (C) obligations of RONI Holdings to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 4.3(a) and the Equity Interests RONI Holdings holds in Buyer, RONI Holdings does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b) The Buyer is wholly-owned by RONI Holdings, and other than the Equity Interests the Buyer holds in Merger Sub, the Buyer does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. Merger Sub is wholly-owned by the Buyer, and Merger Sub does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(c) The RONI Interests to be issued to the Company Unitholders pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights (or similar rights) created by Law, Governing Documents or Contract and (iv) be issued to the Company Unitholders with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the RONI Governing Documents, the Buyer Certificate of Formation, the Stockholders Agreement and the RONI Holdings A&R LLCA.

(d) As of the Execution Date, other than as set forth on Schedule 4.3(d), the Buyer Parties have no obligations with respect to or under any Buyer Party Indebtedness.

Section 4.4 Litigation. Except as set forth on Schedule 4.4, since its organization, incorporation or formation, as applicable, there have been no, Proceedings or Orders (including those brought or threatened by or before any Governmental Entity) pending, or, to the Knowledge of any Buyer Party, threatened against any Buyer Party or any of their respective properties at Law or in equity or, to the Knowledge of any Buyer Party, any director, officer or employee of any Buyer Party in their capacities as such or related to the business of the Buyer Parties. Except as set forth on Schedule 4.4, there are no Proceedings pending, initiated or threatened by any Buyer Party against any other Person, and since the Lookback Date there have not been any such Proceedings.

Section 4.5 Brokerage. Except as set forth on Schedule 4.5, none of the Buyer Parties have incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Buyer Party to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

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Section 4.6 Business Activities.

(a) Since its formation, no Buyer Party has conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the RONI Governing Documents and the Buyer Governing Documents, there is no Contract, commitment, or Order binding upon any Buyer Party or to which any Buyer Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer Parties or any acquisition of property by the Buyer Parties or the conduct of business by the Buyer Parties after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Buyer Parties.

(b) Except for this Agreement and the Transactions, no Buyer Party has any interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Other than as set forth in this Agreement, the Buyer Parties have not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c) The Buyer Parties have no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities expressly set forth in or reserved against in the balance sheets of the respective Buyer Parties as of September 30, 2022 (as applicable, the “Buyer Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Buyer Parties of their respective obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of the applicable Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of the Buyer Parties or the Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer Parties or the Sponsor in connection with the Transactions.

Section 4.7 Compliance with Laws. The Buyer Parties are, and have been since their formation date, in compliance in all material respects with all Laws applicable to the conduct of the Buyer Parties and the Buyer Parties have not received any written notices from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws.

Section 4.8 Organization of Buyer Parties. The Buyer and Merger Sub were formed solely for the purpose of engaging in the Transactions and other than as a result of the entry into this Agreement, have not conducted any business activities, and have no assets or Liabilities other than those incidental to their formation.

Section 4.9 Tax Matters. Except as set forth on Schedule 4.9:

(a) All income and other material Tax Returns required to be filed by or with respect to each Buyer Party has been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each Buyer Party are true, correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. Each Buyer Party has timely paid all income and other material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return).

(b) Each of the Buyer Parties has properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by each such entity in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and payment of such Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where any such entity does not file a particular type of Tax Return, or pay a particular type of Tax, that any such entity is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been fully settled or resolved.

(d) There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of any Buyer Party, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Buyer Party. No Buyer Party has commenced a voluntary disclosure

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proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Buyer Party have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Buyer Parties, no such deficiency has been threatened in writing or proposed against any Buyer Party.

(e) Except for extensions resulting from the extension of the time to file any applicable Tax Return obtained in the Ordinary Course of Business, no Buyer Party has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. None of the Buyer Parties is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to the Taxes or Tax Returns of any of the Buyer Parties.

(f) None of the Buyer Parties have been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) None of the Buyer Parties will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date as a result of: (i) an installment sale transaction occurring prior to the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring prior to the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received or paid prior to the Closing or deferred revenue realized, accrued or received, in each case, outside the Ordinary Course of Business; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; (vi) application of Section 965 of the Code or any similar provision of U.S. state or local or non-U.S. Tax Law; or (vii) any intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws).

(h) None of the Buyer Parties has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act that remain unpaid as of the Closing Date, and each of the Buyer Parties has properly complied in all material respects with all requirements for obtaining all material credits that each such entity has claimed under Section 2301 of the CARES Act or any similar provisions of U.S. state or local or non-U.S. Tax Law.

(i) There is no Lien for Taxes on any of the assets of the Buyer Parties, other than Permitted Liens.

(j) None of the Buyer Parties has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is a Buyer Party). No Buyer Party has any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement, this Agreement or any of the Ancillary Agreements, if any). None of the Buyer Parties is party to or bound by any Tax Sharing Agreement except for any Ordinary Course Tax Sharing Agreement.

(k) Since the date of its respective formation, other than RONI, each of the Buyer Parties has at all times been classified for all U.S. federal and applicable state and local tax purposes as a partnership or an entity which is disregarded as an entity separate from its owner (as described in Section 301.7701-3 of the Treasury Regulations). Since the date of its formation, RONI has at all times been classified for all U.S. federal and applicable state and local tax purposes as a corporation. No election has been made (or is pending) to change any of the foregoing.

(l) None of the Buyer Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

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Section 4.10 RONI Capitalization. As of the Execution Date, the authorized share capital of RONI is as set forth on Schedule 4.10. All outstanding RONI Shares and RONI Warrants are (1) issued in compliance in all material respects with applicable Law and (2) not issued in breach or violation of preemptive rights, rights of first refusal, rights of first offer or Contract. As of the Execution Date, except in each case (i) as set forth in the RONI Governing Documents, the Subscription Agreements, this Agreement, or the RONI SEC Documents, as disclosed on Schedule 4.10 and (iii) for RONI Shares and RONI Warrants and the RONI Share Redemption, there are no outstanding (x) Equity Interests of the Buyer, (y) options, warrants, convertible securities, stock appreciation, distribution interest, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to RONI or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of RONI to acquire from any Person, and no obligation of RONI to issue or sell, or cause to be issued or sold, any Equity Interest of the Buyer or (z) obligations of RONI to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 4.10 and the Equity Interests RONI holds in the Buyer and its Subsidiaries, RONI does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

Section 4.11 Information Supplied; Registration Statement/Proxy Statement. The information supplied or to be supplied by the Buyer Parties or their respective Affiliates on behalf a Buyer Party for inclusion or incorporation by reference in the Registration Statement/Proxy Statement, the Additional RONI Filings, any other RONI SEC Filing, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Registration Statement/Proxy Statement prior to the time the Registration Statement/Proxy Statement is mailed to the RONI Stockholders, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Registration Statement/Proxy Statement is first mailed to the RONI Stockholders; (c) the time of the RONI Special Meeting; or (d) the Closing (subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings). The Registration Statement/Proxy Statement will, at the time it is mailed to the RONI Stockholders, comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Registration Statement/Proxy Statement.

Section 4.12 Trust Account. As of the Execution Date, the Buyer has at least $345,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is Enforceable against the Buyer. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the RONI SEC Documents to be inaccurate in any material respect or (b) entitle any Person (other than (i) the RONI Stockholders who shall have exercised their rights to participate in the RONI Share Redemption, (ii) the underwriters of the Buyer’s initial public offering, who are entitled to a deferred underwriting discount and (iii) the Buyer, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses), to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account.

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Section 4.13 RONI SEC Documents; Financial Statements; Controls.

(a) RONI has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Securities Exchange Act, as applicable, since the consummation of the initial public offering of RONI’s securities (all such forms, reports, schedules, statements and other documents filed or furnished with the SEC together with any amendments, restatements, supplements, exhibits and schedules thereto and other information incorporated therein, the “RONI SEC Documents”). As of their respective dates, each of the RONI SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such RONI SEC Documents (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). None of (i) the RONI SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any other RONI SEC Filings, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) submitted after the Execution Date and prior to the Closing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the RONI SEC Documents. To the Knowledge of the Buyer, as of the Execution Date, neither the SEC nor other Governmental Entity is conducting any investigation or review of any RONI SEC Document. No notice of any SEC review or investigation of the Buyer or the RONI SEC Documents has been received by the Buyer. Since the consummation of the initial public offering, all comment letters received by the Buyer from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Buyer are publicly available on the SEC’s EDGAR website.

(b) The RONI SEC Documents contain true and complete copies of RONI’s financial statements. Each of the financial statements of RONI included in the RONI SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC, the Securities Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act), in the case of audited financials, were audited in accordance with the standards of the PCAOB and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of RONI, as of their respective dates and the results of operations and the cash flows of RONI, for the periods presented therein.

(c) The books of account and other financial records of RONI have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of RONI have been properly recorded therein in all material respects. RONI has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of RONI is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(d) RONI has not identified and has not received written notice from an independent auditor of (i) significant deficiency or material weakness in the system of Internal Controls utilized by RONI; (ii) fraud, whether or not material, that involves RONI’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by RONI; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect RONI’s ability to record, process, summarize and report financial information.

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(e) Since the consummation of the initial public offering of RONI’s securities, RONI has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any RONI SEC Document. Each such certification is correct and complete. RONI maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning RONI is made known on a timely basis to the individuals responsible for the preparation of RONI’s SEC filings. As used in this Section 4.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f) RONI has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) As of their respective dates, all forms, reports, schedules, statements and other documents filed by RONI with the SEC during the Pre-Closing Period, under the Securities Act and the Securities Exchange Act, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), will have complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such documents (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). None of such forms, reports, schedules, statements and other documents will contain, when filed or, if amended during the Pre-Closing Period, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.14 Listing. Since its initial public offering, RONI has complied, and is currently in compliance, in all material respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange. The classes of securities representing issued and outstanding shares of RONI Shares and RONI Warrants are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against RONI by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the RONI Public Securities or prohibit or terminate the listing of the RONI Public Securities on the Stock Exchange. RONI has taken no action that would reasonably be likely to result in the termination of the registration of the RONI Public Securities under the Securities Exchange Act. RONI has not received any written or, to the Knowledge of the Buyer, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the RONI Public Securities.

Section 4.15 Investment Company; Emerging Growth Company. RONI is not an “investment company” within the meaning of the Investment Company Act of 1940. RONI constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.16 Inspections; Buyer’s Representations. RONI is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Group Companies’ business. RONI has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement (as applicable). RONI agrees to engage in the transactions contemplated by this Agreement based upon, and has relied on, its own inspection and examination of the Group Companies’ business and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by the Group Companies or their respective Affiliates or representatives, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by the Group Companies pursuant to this Agreement.

Section 4.17 PIPE Investment Amount. RONI has delivered to the Company true, accurate and complete copies of each of the Subscription Agreements pursuant to which the PIPE Investors have committed to provide equity financing to RONI in the aggregate amount of the PIPE Investment. As of the Execution Date, with respect to each PIPE Investor, the Subscription Agreements have not been withdrawn or terminated, or otherwise amended or modified, in any respect. Each Subscription Agreement is (a) a legal, valid and binding obligation of RONI and, to the Knowledge of the Buyer, each PIPE Investor and (b) Enforceable against RONI and, to the Knowledge of the

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Buyer, each PIPE Investor. There are no other agreements, side letters, or arrangements between RONI and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute to RONI the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and as of the Execution Date, RONI does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to RONI, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of RONI under any material term or condition of any Subscription Agreement, and as of the Execution Date RONI has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.

Section 4.18 Related Person Transactions. Except as set forth on Schedule 4.18 and other than the private placement of securities in connection with RONI’s initial public offering and any transactions or Contracts entered into after the Execution Date that are either permitted by or entered into in accordance with Section 5.2, there are no transactions or Contracts, or series of related transactions or Contracts (the “Sponsor Related Person Transactions”) between any Buyer Party, Sponsor or its Affiliates, on the one hand, and any Buyer Party, any officer, director, manager or Affiliate of any Buyer Party or, to the Knowledge of the Buyer, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed by RONI in the RONI SEC Filings.

Section 4.19 No Other Company Representations and Warranties. EACH BUYER PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III OR IN ANY ANCILLARY AGREEMENT, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER PARTIES, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NONE OF THE BUYER PARTIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY GROUP COMPANY OR ANY AFFILIATE THEREOF, INCLUDING ANY COMPANY UNITHOLDER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 4.19 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

ARTICLE V
COVENANTS RELATING TO THE CONDUCT
OF THE GROUP COMPANIES AND THE BUYER PARTIES

Section 5.1 Interim Operating Covenants of the Group Companies. From and after the Execution Date until the earlier of the date this Agreement is terminated in accordance with Article IX and the Closing Date (such period, the “Pre-Closing Period”):

(a) the Company shall, and the Company shall cause the other Group Companies to, (i) conduct and operate their business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to preserve their relationships with material customers, suppliers, distributors and others with whom such Group Company has a material business relationship, except, in each case, (x) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly contemplated by this Agreement and the Ancillary Agreements (including the Interim Company Financing, if any, and the transactions contemplated thereby) or required by applicable Law or (z) as set forth on Schedule 5.1(a); and

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(b) without limiting Section 5.1(a), except (i) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); (ii) as expressly contemplated by this Agreement and the Ancillary Agreements (including the Interim Company Financing, if any) or required by applicable Law; or (iii) as set forth on Schedule 5.1(b), the Company shall not and shall cause the Company Subsidiaries not to:

(i) amend or otherwise modify any of its Governing Documents (including by merger, consolidation or otherwise), other than any such amendment or modification as may be required to be made to the Company LLCA to ensure that any variation between the book value and adjusted tax basis of the Company assets for federal income tax purposes attributable to the Transactions shall be accounted for in accordance with Code Section 704(c) utilizing the traditional method set forth in Treasury Regulations Section 1.704-3(b), such amendment being expressly permitted hereunder;

(ii) except as may be required by Law, GAAP or any Governmental Entity with competent jurisdiction, make any material change in the financial or tax accounting methods, principles or practices (or change an annual accounting period);

(iii) make, change or revoke any material election relating to Taxes other than a PTET Election, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a Taxing Authority, file any amendment of any material Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, file any Tax Return in a manner inconsistent with the past practices of the Group Companies unless required by applicable Law, fail to pay any material amount of Tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return, enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), surrender any right to claim any refund of material Taxes, take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Intended Tax Treatment, in each case, except as required by applicable Law;

(iv) issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other Equity Interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other Equity Interests other than the Turbine JDA Shares;

(v) declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions to another Group Company;

(vi) split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other Equity Interests, as applicable;

(vii) (A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Company Indebtedness, as applicable, (B) make any loans, advances or capital contributions to, or investments in, any Person or (C) amend or modify any Company Indebtedness, as applicable;

(viii) cancel or forgive any Company Indebtedness owed to any Group Company;

(ix) make any capital expenditure or incur any Liabilities in connection therewith, except for (A) the JDA Related Expenditures and (B) expenditures made in the Ordinary Course of Business in an aggregate amount not to exceed $10,000,000;

(x) make or effect any material amendment or termination (other than an expiration in accordance with the terms thereof) of any Material Contract, enter into any Contract that if entered into prior to the Execution Date would be a Material Contract, in each case, other than in the Ordinary Course

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of Business or any “front-end engineering and design” or “pre-front-end engineering and design” entered into prior to or during the Pre-Closing Period, or voluntarily terminate any Material Contract, except for any termination at the end of the term of such Material Contract pursuant to the terms thereof;

(xi) enter into, renew, modify or revise any Affiliated Transaction, as applicable, other than those that will be terminated at Closing;

(xii) sell, lease, license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or tangible assets that are, with respect to the Company or any other Group Company, material to the businesses of the Group Companies, except in the Ordinary Course of Business pursuant to clause (a) of the definition thereof;

(xiii) (A) sell, lease, license, sublicense, assign, transfer, permit to lapse, abandon, or otherwise dispose of or encumber any rights under or with respect to, any Intellectual Property, except for non-exclusive licenses granted in the Ordinary Course of Business, or (B) disclose any Confidential Information or Trade Secret to any Person except pursuant to a written agreement entered into in the Ordinary Course of Business requiring that Person to maintain the confidentiality of, and preserving all rights of the Group Company in, such Confidential Information or Trade Secret;

(xiv) accept any funding from a Governmental Entity in relation to research and development of technology or Intellectual Property;

(xv) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xvi) grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Property;

(xvii) fail to maintain in full force and effect any Insurance Policies or allow any coverage thereunder to be materially reduced, except as replaced by a substantially similar insurance policy;

(xviii) make, increase, decrease, accelerate (with respect to funding, payment or vesting) or grant any base salary, base wages, bonus opportunity, equity or equity-based award or other compensation or employee benefits other than (A) as required by applicable Law or pursuant to a Company Employee Benefit Plan as in effect on the Execution Date that has been provided to Buyer prior to the Execution Date and set forth on Schedule 3.15(a); (B) annual base compensation increases made in the Ordinary Course of Business for employees or other individual service providers who are eligible to earn total annual compensation equal to or less than $250,000 both before and after any such increase, or (C) entering into any Company Employee Benefit Plan with any employee or other individual service provider hired, engaged or promoted by any of the Group Companies following the Execution Date in the Ordinary Course of Business, providing for eligibility to earn total annual compensation equal to or less than $250,000, and only in the form of cash compensation and benefits (other than equity or equity-based compensation, retention or transaction bonuses, severance and/or deferred compensation) for such individuals that are substantially similar to the cash compensation and benefits (other than equity or equity-based compensation, retention or transaction bonuses, severance and/or deferred compensation) made available to other similarly situated employees and service providers of the Group Companies;

(xix) pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards, retention, sale, change-in-control or other discretionary bonus, severance or similar compensation or benefits, in each case, other than as required pursuant to a Company Employee Benefit Plan as in effect on the Execution Date or applicable Law.

(xx) establish, modify, amend (other than as required by applicable Law or as required for the annual insurance renewal for health and/or welfare benefits), terminate, enter into, commence participation in, or adopt any Company Employee Benefit Plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the Execution Date;

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(xxi) hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with total annual compensation in excess of $300,000;

(xxii) negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of any Group Company;

(xxiii) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions affecting any group of three or more employees or contractors;

(xxiv) waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor or enter into any agreement that restricts the ability of the Group Companies, as applicable, to engage or compete in any line of business in any respect material to any business of the Group Companies, as applicable;

(xxv) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course of Business or (B) other assets in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

(xxvi) take any action, or fail to take any action, which action or failure to act could reasonably be expected to result in (A) loss of EWG status, (B) the loss of PGC status or (C) financial, organizational or rate regulation under the Laws of any State Commission;

(xxvii) enter into any new line of business;

(xxviii) make any material change to any of the cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable; or

(xxix) agree to, authorize or commit in writing to do any of the foregoing.

(c) Nothing contained herein shall be deemed to give the Buyer Parties, directly or indirectly, the right to control or direct the Company or any operations of any Group Company prior to the Closing. Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.

Section 5.2 Interim Operating Covenants of the Buyer.

(a) During the Pre-Closing Period, except (x) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), (y) as expressly contemplated by this Agreement and the Ancillary Agreements or required by applicable Law or (z) as set forth on Schedule 5.2(a), the Buyer Parties shall not:

(i) amend or otherwise modify any of the RONI Governing Documents, the Buyer Governing Documents or the Trust Agreement;

(ii) withdraw any of the Trust Amount, other than as permitted by the RONI Governing Documents, Buyer Governing Documents or the Trust Agreement;

(iii) other than in connection with (i) the conversion of any Permitted Buyer Party Indebtedness into RONI Warrants substantially concurrently with the Closing, (ii) the Subscription Agreements and (iii) the Permitted Equity Subscription Agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any Buyer Party;

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(iv) other than in connection with the RONI Share Redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

(v) adjust, split, combine, redeem (other than a RONI Share Redemption) or reclassify any of its Equity Interests;

(vi) (A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Buyer Party Indebtedness, (B) make any loans, advances or capital contributions to, or investments in, any Person or (C) amend or modify any indebtedness for borrowed money, except in each case for Buyer Party Indebtedness for borrowed money, on terms no less favorable to the Buyer Parties as the terms of that certain Promissory Note, dated February 8, 2021, by and between RONI and Sponsor, in an amount not to exceed $4,000,000 in the aggregate (“Permitted Buyer Party Indebtedness”);

(vii) enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan (other than Permitted Buyer Party Indebtedness) or other compensation paid by Buyer to the Sponsor, Buyer’s officers or directors, or any Affiliate of the Sponsor or Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

(viii) commit to making or make or incur any capital commitment or capital expenditure;

(ix) waive, release, assign, settle or compromise any pending or threatened Proceeding, other than Proceedings which are not material to the Buyer and which do not relate to the transactions contemplated by this Agreement;

(x) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person;

(xi) enter into any new line of business;

(xii) make, change or revoke any material election relating to Taxes other than any such elections made in the Ordinary Course of Business, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a Taxing Authority, file any amendment of any material Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, file any Tax Return in a manner inconsistent with the past practices of the Buyer Parties, fail to pay any material amount of Tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return, enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), surrender any right to claim any refund of material Taxes, take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Intended Tax Treatment, in each case, except as may be required by applicable Law; or

(xiii) agree or commit in writing to do any of the foregoing.

(b) Nothing contained herein shall be deemed to give any Group Company, directly or indirectly, the right to control or direct any Buyer Party prior to the Closing. Prior to the Closing, the Buyer Parties shall exercise, consistent with the terms and conditions hereof, control over their business.

ARTICLE VI
PRE-CLOSING AGREEMENTS

Section 6.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any

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documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and the Group Companies shall use reasonable best efforts, and the Buyer shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents of any Persons that may be required in connection with the transactions contemplated hereby or by the Ancillary Agreements prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to the HSR Act, no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Subject to the terms set forth herein, each Party shall take such further actions (including the execution and delivery of such further instruments and documents) as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 6.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice RONI shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the RONI Governing Documents, at the Closing, RONI shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to RONI Stockholders who shall have validly elected to redeem their RONI Stock and use its best efforts to cause the Trustee to pay as and when due the amounts due pursuant to the terms of the Trust Agreement.

Section 6.3 Status Preservation.

(a) Listing. During the Pre-Closing Period, RONI shall use reasonable best efforts to ensure the RONI Class A Shares and RONI Warrants continue to be listed on the Stock Exchange.

(b) Qualification as an Emerging Growth Company. RONI shall, at all times during the Pre-Closing Period use reasonable best efforts to (i) take all customary actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (ii) not take any action that in and of itself would cause RONI to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

(c) Public Filings. During the Pre-Closing Period, RONI will use reasonable best efforts to have timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC under the Securities Act or the Securities Exchange Act and will otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.4 Stock Exchange Listing. Prior to the Closing, RONI shall use reasonable best efforts to cause the shares of RONI Class A Shares to be issued in connection with the Transactions to be approved for listing on the Stock Exchange, including by submitting prior to the Closing an initial listing application with the Stock Exchange (the “NYSE Listing Application”) with respect to such shares, subject to official notice of issuance. The Company shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by RONI and shall otherwise reasonably assist and cooperate with RONI in connection with the preparation and filing of the NYSE Listing Application.

Section 6.5 Confidential Information. During the Pre-Closing Period, each Party acknowledges and agrees that they shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement (including any communications with PIPE Investors) or at the request of RONI or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

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Section 6.6 Access to Information. During the Pre-Closing Period, upon reasonable prior notice, the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of RONI and the Buyer reasonable access, during normal business hours, to the properties, employees, books and records of the Group Companies, as applicable, and furnish to the representatives of RONI and the Buyer such additional financial and operating data and other information regarding the business of the Group Companies as RONI and the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby and preparing to operate the business of the Group Companies following the Closing; provided, nothing herein shall require any Group Company to provide access to, or to disclose any information to, RONI and the Buyer Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, as applicable, (a) would waive any legal privilege or (b) would be in violation of applicable Contracts, Laws or regulations of any Governmental Entity (including the HSR Act).

Section 6.7 Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has Knowledge, arising before or after the Execution Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 8.1, Section 8.2 or Section 8.3 to be satisfied.

Section 6.8 Regulatory Approvals; Efforts.

(a) Each Party shall use commercially reasonable efforts to promptly file all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than 15 Business Days after the Execution Date; (ii) to the extent available, request early termination of the waiting period relating to such HSR Act filings; (iii) make an appropriate response to any requests for additional information and documentary material made by a Governmental Entity pursuant to the HSR Act; and (iv) otherwise use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby as soon as practicable. The Parties shall use commercially reasonable efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. All filing fees required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents or Orders shall be paid by the filing party when due, and 50% of such filing fees shall be treated as Company Transaction Expenses and the other 50% of such filing fees shall be treated as Buyer Party Transaction Expenses.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated hereby, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby.

(c) Each Party shall use commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.8(c), each Party shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Execution Date.

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Section 6.9 Communications; Press Release; SEC Filings.

(a) Prior to the Closing, none of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each of the Parties, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law or which is required by the requirements of any national securities exchange applicable to such Party and (ii) each Company Unitholder or Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential financing sources, including direct or indirect limited partners and members (whether current or prospective) solely to the extent that such disclosures do not constitute material nonpublic information and are subject to customary obligations of confidentiality (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated by this Agreement consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement (including, for the avoidance of doubt, the Registration Statement/Proxy Statement and the Signing Form 8-K) to their directors, officers, employees, service providers, other material business relationships and other interested parties without the consent of the other Parties.

(b) As promptly as practicable following the Execution Date, RONI shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements, and make public all material nonpublic information provided to potential PIPE Investors prior to the Execution Date (the “Signing Form 8-K”), and RONI, the Buyer and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, RONI will make available to the Company a draft of the Signing Form 8-K and the Signing Press Release and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(c) As promptly as reasonably practicable after the date of this Agreement, the Parties shall prepare and RONI shall file with the SEC a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Agreements and containing a prospectus and proxy statement of RONI (as amended or supplemented, the “Registration Statement/Proxy Statement”), which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from the RONI Stockholders to vote at the RONI Special Meeting in favor of the RONI Stockholder Voting Matters. Each of RONI and the Company shall use its reasonable best efforts to keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, RONI shall cause the same to be mailed to its stockholders of record, as of the record date (the “RONI Record Date”) to be established by the RONI Board as promptly as practicable after, but in any event within five Business Days of, the SEC confirming that they have completed their review of the Registration Statement/Proxy Statement.

(d) Prior to filing with the SEC, RONI will make available to the Company drafts of the Registration Statement/Proxy Statement and any other documents to be filed with the SEC, both preliminary and final or definitive, and drafts of any amendment or supplement to the Registration Statement/Proxy Statement or such other document, including responses to any SEC comment letters, and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. RONI will advise the Company, promptly after it receives notice thereof, of (i) the time when the Registration Statement/Proxy Statement has been filed; (ii) receipt of oral or written notification of the completion of the review by the SEC; (iii) the filing of any supplement or amendment to the Registration Statement/Proxy Statement; (iv) any request by the SEC for amendment of, or supplements to, the Registration Statement/Proxy Statement; (v) any comments, written or oral, from the SEC relating to the Registration Statement/Proxy Statement and responses thereto; and (vi) requests by the SEC for additional information in connection with the Registration Statement/Proxy Statement, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between

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RONI, the Buyer or any of their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement/Proxy Statement. In consultation with the Company, RONI shall promptly respond to any comments of the SEC on the Registration Statement/Proxy Statement, and the Parties shall use their respective reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Registration Statement/Proxy Statement.

(e) If, at any time prior to the RONI Special Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Registration Statement/Proxy Statement, so that the Registration Statement/Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and RONI shall promptly file (and the Buyer, RONI and the Company shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, transmit to the RONI Stockholders such amendment or supplement to the Registration Statement/Proxy Statement containing such information.

(f) The Parties acknowledge that a substantial portion of the Registration Statement/Proxy Statement and certain other forms, reports and other filings required to be made by RONI and the Buyer under the Securities Act and Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional RONI Filings”) shall include disclosure regarding the Group Companies and the business of the Group Companies and the management, operations and financial condition of the Group Companies. Accordingly, the Company agrees to, and the Company agrees to cause the Group Companies to, as promptly as reasonably practicable, provide RONI and the Buyer with all information concerning the Company Unitholders, the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably required to be filed in any RONI SEC Filing. The Company shall, and the Company shall cause the Group Companies to, make their respective directors, officers, managers and employees, in each case during normal business hours and upon reasonable advanced notice, available to RONI, the Buyer and their counsel, auditors and other Representatives in connection with the drafting of the Registration Statement/Proxy Statement, Additional RONI Filings and any other RONI SEC Filing as reasonably requested by the applicable party, and responding in a timely manner to comments thereto from the SEC. RONI and the Buyer shall use reasonable best efforts to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Company shall reasonably cooperate in connection therewith. Without limiting the generality of the foregoing, RONI shall be responsible, and the Company shall reasonably cooperate with RONI, in connection with (i) preparation for inclusion in the Registration Statement/Proxy Statement and the Closing Form 8-K of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Registration Statement/Proxy Statement or the Closing Form 8-K and (ii) obtaining the consents of their respective auditors as required in connection with the Registration Statement/Proxy Statement, the Closing Form 8-K, the transactions set forth under this Agreement or applicable Law. The Company shall have a reasonable opportunity to review the pro forma financial statements described in the foregoing sentence and to comment on such drafts and RONI shall consider such comments in good faith.

(g) At least five days prior to Closing, RONI shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (“Closing Press Release”). The Buyer and RONI shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Concurrently with the Closing, RONI and the Buyer shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

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(h) The Company shall provide to RONI as promptly as practicable after the Execution Date (i) audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB; (ii) unaudited consolidated financial statements of the Company and its Subsidiaries, including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the six months ended June 30, 2022, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement/Proxy Statement and/or the Closing Form 8-K (including pro forma financial information); and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i), (ii) and (iii) above, as necessary for inclusion in the Registration Statement/Proxy Statement and Closing Form 8-K.

Section 6.10 RONI Special Meeting; Buyer Member Consent; Merger Sub Stockholder Consent.

(a) As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, each of the Buyer and RONI shall take all actions in accordance with applicable Law, and the RONI Governing Documents, and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold the RONI Special Meeting for the purpose of considering and voting upon the RONI Stockholder Voting Matters, which meeting shall be held not more than 25 days after the date on which RONI completes the mailing of the Registration Statement/Proxy Statement to the RONI Stockholders pursuant to the terms of this Agreement.

(b) The RONI Board shall recommend adoption of this Agreement and approval of the RONI Stockholder Voting Matters and include such recommendation in the Registration Statement/Proxy Statement, and, unless this Agreement has been duly terminated in accordance with the terms herein, neither the RONI Board nor any committee thereof shall (a) change, withdraw, withhold, qualify or modify, or publicly propose or resolve to change, withdraw, withhold, qualify or modify the recommendation of the RONI Board that the RONI Stockholders vote in favor of the approval of the RONI Stockholder Voting Matters, (b) adopt, approve, endorse or recommend any Buyer Party Competing Transaction or (c) agree to take any of the foregoing actions. Notwithstanding anything in this Agreement to the contrary, at any time prior to, but not after, obtaining approval of the RONI Stockholder Voting Matters, solely in response to a RONI Intervening Event, the RONI Board may change, withdraw, withhold, qualify or modify, or publicly propose to or resolve to change, withdraw, withhold, qualify or modify the recommendation of the RONI Board that the RONI Stockholders vote in favor of the approval of the RONI Stockholder Voting Matters (any such action, a “Change in Recommendation”) if the RONI Board determines in good faith, after consultation with its legal counsel, that, in response to such RONI Intervening Event, a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable law; provided that the RONI Board will not be entitled to make, or agree to make, a Change in Recommendation until (i) RONI delivers to the Company a written notice (a “RONI Intervening Event Notice”) advising the Company that the RONI Board proposes to take such action and containing the material facts underlying RONI Board’s determination that a RONI Intervening Event has occurred (it being acknowledged that such RONI Intervening Event Notice shall not itself constitute a breach of this Agreement), (ii) 5:00 p.m., Eastern Time, on the fifth Business Day immediately following the day on which RONI delivered the RONI Intervening Event Notice (it being understood that any material development (as reasonably determined by the RONI Board and notified to the Company) with respect to a RONI Intervening Event shall require a new notice but with an additional three-Business Day (instead of five-Business Day) period from the date of such notice) (the “RONI Intervening Event Notice Period”), RONI and its Representatives shall have negotiated in good faith with the Company and their Representatives regarding any revisions or adjustments proposed by the Company during the RONI Intervening Event Notice Period to the terms and conditions of this Agreement as would enable the RONI Board to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, and (iii) if the Company requested negotiations in accordance with the foregoing clause (ii), RONI may make a

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Change in Recommendation only if the RONI Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the RONI Intervening Event Notice Period, offered in writing in a manner that would form a binding Contract if accepted by RONI (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect RONI’s obligations pursuant to this Section 6.10 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

(c) Unless this Agreement has been duly terminated in accordance with the terms herein, RONI shall take all reasonable lawful action to solicit from the RONI Stockholders proxies in favor of the proposal to adopt this Agreement and approve the RONI Stockholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the approval of the RONI Stockholder Voting Matters. Notwithstanding anything to the contrary contained in this Agreement, RONI may (and in the case of the following clauses (ii) and (iv), at the request of the Company, shall) adjourn or postpone the RONI Special Meeting for a period of no longer than 15 calendar days (or, in the event a supplement or amendment to the Registration Statement/Proxy Statement shall be required by applicable Law as a result of a RONI Intervening Event no longer than 30 days after the date on which RONI completes the mailing of such supplement or amendment): (i) after consultation with the Company, to the extent necessary to ensure that any supplement or amendment to the Registration Statement/Proxy Statement that the RONI Board has determined in good faith is required by applicable Law be provided to the RONI Stockholders; (ii), in each case, for one or more periods, (A) if as of the time for which the RONI Special Meeting is originally scheduled (as set forth in the Registration Statement/Proxy Statement), there are insufficient voting Equity Interests of RONI represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the RONI Special Meeting or (B) in order to solicit additional proxies from the RONI Stockholders for purposes of obtaining approval of the RONI Required Vote; (iii) to seek withdrawals of redemption requests from the RONI Stockholders or (iv) in order to solicit additional proxies from the RONI Stockholders for purposes of obtaining approval of the RONI Stockholder Voting Matters; provided, that in the event of any such postponement or adjournment, the RONI Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(d) As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the RONI Required Vote is obtained, the Buyer Parties shall obtain and deliver to Company a true and correct copy of a written consent approving this Agreement, the Merger and the other Transactions that is duly executed by the Buyer Member in accordance with the Governing Documents of Buyer Member and the DLLCA, Cayman Companies Act or Cayman LLC Act, as applicable (the “Buyer Member Consent”).

(e) As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the RONI Required Vote is obtained, the Buyer, as the sole stockholder of Merger Sub, shall execute and deliver to the Company a true and correct copy of a written consent approving this Agreement, the Merger and the other Transactions that is duly executed by the Buyer in accordance with the Governing Documents of Merger Sub and the DGCL.

Section 6.11 Expenses. Except as otherwise provided herein, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the Transactions; provided, that, (a) if the Closing occurs, at and in connection therewith, RONI shall pay, or cause to be paid, all Transaction Expenses and (b) if this Agreement is terminated in accordance with its terms the Company shall pay, or cause to be paid, the Company Transaction Expenses and the Buyer Parties shall pay, or cause to be paid, the Buyer Party Transaction Expenses.

Section 6.12 Permitted Equity Financing.

(a) During the Pre-Closing Period, RONI may execute subscription agreements that would constitute a Permitted Equity Financing (such subscription agreements, “Permitted Equity Subscription Agreements”); provided that, without the prior written consent of the Company, (i) each Permitted Equity Subscription Agreement shall not be in any form other than in substantially the form of the Subscription Agreement, (ii) no such Permitted Equity Subscription Agreement shall provide for a purchase price of RONI Class A Shares of less than $10 per share (including of any discounts, rebates, equity kicker or promote), (iii) all the Permitted Equity Subscription Agreements

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shall not in the aggregate provide for the issuance of RONI Class A Shares in exchange for cash proceeds from all Permitted Equity Financings (the “Permitted Equity Financing Proceeds”) in excess of $200,000,000 and (iv) no such Permitted Equity Subscription Agreement shall provide for the issuance of any security other than RONI Class A Shares. Notwithstanding the foregoing, RONI shall provide drafts of any Permitted Equity Subscription Agreement to the Company prior to its entry thereinto, with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. RONI shall deliver to the Company true, accurate and complete copies of each of the Permitted Equity Subscription Agreements entered into promptly after such entry.

(b) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1, the Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate, at Buyer’s sole cost and expense (which expense shall be treated as a Transaction Expense hereunder), in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by the Buyer, including by (i) upon reasonable prior notice and during normal business hours, participating in meetings, calls, drafting sessions, presentations and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) reasonably assisting with the preparation of customary materials, (iii) providing the Financial Statements and such other financial information regarding the Group Companies readily available to the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company and (iv) otherwise reasonably cooperating in the Buyer’s efforts to obtain Permitted Equity Financing; provided, that (A) none of the Company Unitholders, the Company, any other Group Company or any of their respective Affiliates, officers, directors, representatives or agents shall be required to incur any Liability in respect of the Permitted Equity Financing or any assistance provided in connection therewith, unless and solely to the extent such Liability is treated as a Transaction Expense, (B) nothing in this Section 6.12(b) shall require such cooperation to the extent it could unreasonably interfere with the business of any Group Company, or conflict with or violate any applicable Law or Contract, or require any Company Unitholder, or Group Company to breach, waive or amend any terms of this Agreement and (C) no Company Unitholder, or any of their respective Affiliates or representatives or agents, shall have any obligation to approve, authorize or ratify the execution of any of the definitive documents in respect of the Permitted Equity Financing.

(c) At the Closing, the Buyer shall be permitted to consummate the Permitted Equity Financing, and issue the equity contemplated thereunder, in accordance with the terms and conditions of the Permitted Equity Subscription Agreements.

Section 6.13 Directors and Officers.

(a) From and after the Effective Time, the Buyer shall cause the Group Companies to indemnify and hold harmless (and advance expenses in connection with the defense of any Proceeding to) each Person that prior to the Closing served as a director or officer of any Group Company or who, at the request of any Group Company, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Effective Time, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Execution Date and any indemnification agreement between any Group Company and any Indemnified Person in effect as of the Execution Date (“D&O Provisions”) and acknowledges and agrees such D&O Provisions are rights of Contract. Without limiting the foregoing, the Buyer shall cause each of the Group Companies to maintain, for a period of six years following the Closing Date, provisions in its Governing Documents concerning the indemnification, advancement of expenses and exculpation of officers and directors/managers that are no less favorable to the Indemnified Persons than the D&O Provisions in effect as of the Execution Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.

(b) Tail Policy.

(i) For a period of six years from and after the Closing Date, the Buyer shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the Indemnified Persons and the Buyer with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

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(ii) At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six years thereafter, “run-off” coverage as provided by any Group Company’s and the Buyer’s fiduciary policies, in each case, covering those Persons who are covered on the Execution Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or the Buyer’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of the Company. The Indemnified Persons are intended third party beneficiaries of this Section 6.13.

Section 6.14 Subscription Agreements; Redemptions. The Buyer Parties may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of a Subscription Agreement or any remedy under any Subscription Agreement, in each case, without the prior written consent of the Company; provided, that any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a Subscription Agreement shall not require the prior written consent of the Company. The Buyer Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and take reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to the Buyer Parties in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; (iv) without limiting the Company’s right to enforce the Subscription Agreement, enforce any Buyer Party’s rights under the Subscription Agreements, subject to all provisions thereof, if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the applicable PIPE Investors to fund the amounts set forth in the Subscription Agreements in accordance with their terms and (v) provide prompt notice to the Company if any counterparty to a Subscription Agreement notifies Buyer of any breach of any representation or other agreement contained in such Subscription Agreement by such counterparty.

Section 6.15 Affiliate Obligations. On or before the Closing Date, except as provided for in this Agreement and any Ancillary Agreements, the Company shall take all actions necessary to cause all Liabilities and obligations of the Group Companies under any Affiliated Transaction listed on Schedule 6.15 to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company or the Buyer.

Section 6.16 280G. Prior to the Closing, the Company shall use reasonable best efforts to (a) obtain an executed waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of that portion of any payments or economic benefits received or payable to such Person that could, individually or in the aggregate, constitute “parachute payments” (as defined in Section 280G(b) of the Code) (the “Waived 280G Benefits”) and (b) solicit the approval of its equityholders of any Waived 280G Benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company shall forward to the Buyer at least three days prior to distribution to the intended recipients, copies of all documents prepared by the Company in connection with this Section 6.16 (including supporting analysis and calculations, form of waiver agreement, equityholder consent and disclosure statement) for the Buyer’s review and comment, and the Company shall incorporate all reasonable comments received from the Buyer on such documents prior to the distribution to the intended recipients. Prior to the Closing, the Company shall deliver to the Buyer evidence of the results of such vote. Such equityholder approval, if obtained, shall establish the disqualified individual’s right to receive or retain the Waived 280G Benefits, such that if such equityholder approval is not obtained, no portion of the Waived 280G Benefits shall be paid, payable, received or retained. For the avoidance of doubt, with respect to any Buyer Arrangement (defined as any arrangement agreed upon or entered into by, or at the direction of, Buyer and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date) of which the Company is aware prior to the

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Closing Date, the Company shall cooperate with Buyer in good faith to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein that could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code, and incorporate such Buyer Arrangements (defined as any arrangement agreed upon or entered into by, or at the direction of, Buyer and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date) into its calculations and 280G equityholder approval process described above.

Section 6.17 2023 Omnibus Incentive Plan. Subject to, and in accordance with, Section 6.10, the RONI Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit K and with any changes or modifications thereto as the Company and the Buyer may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or the Buyer, as applicable), provided that any such changes or modifications that are substantially different from Exhibit K shall be approved by a “Super Majority Board Vote” (as defined in the Company LLCA) of the board of managers of the Company (the “2023 Omnibus Incentive Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving a number of shares of RONI Class A Shares for grants thereunder equal to 9% of the aggregate number of RONI Class A Shares and RONI Class B Shares outstanding as of immediately following the Closing after giving effect to the transactions contemplated hereby, including, without limitation, the PIPE Investment, determined assuming that no RONI Stockholders will exercise their rights to participate in the RONI Share Redemption. The 2023 Omnibus Incentive Plan will provide that the RONI Common Stock reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2024 fiscal year in an amount equal to 5% of RONI Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the 2023 Omnibus Incentive Plan. The Parties acknowledge the intention that the compensation committee of the RONI Board (the “Compensation Committee”), in its sole discretion, grant stock options under the 2023 Omnibus Incentive Plan to certain holders of Profits Interests Shares prior to the Closing, including certain employees and consultants of the Company following the Closing, in amounts reasonably calculated by the Compensation Committee to approximate such incremental future economic value, if any, to which such officers would have been entitled pursuant to the Profits Interest Shares held by them had such Profits Interest Shares not been converted into RONI Interests.

Section 6.18 No Buyer Stock Transactions. During the Pre-Closing Period, except as otherwise explicitly contemplated by this Agreement, neither the Company nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Buyer without the prior written consent of the Buyer.

Section 6.19 Exclusivity.

(a) From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, the Company and its Affiliates shall not, and shall cause their Subsidiaries and their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b) From the Execution Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, the Buyer Parties, the Sponsor and their respective Affiliates shall not, and shall cause their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any of the Buyer Parties, the Sponsor, any Person or group of Persons other than the Company and the Company Unitholders that may constitute, or would reasonably be expected to lead to, a Buyer Party Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a Buyer

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Party Competing Transaction; (c) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Buyer Party Competing Transaction; (d) approve, endorse or recommend any Buyer Party Competing Transaction; or (e) enter into a Buyer Party Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Party Competing Transaction or publicly announce an intention to do so.

ARTICLE VII
TAX MATTERS

Section 7.1 Certain Tax Matters.

(a) Preparation of Tax Returns.

(i) RONI Holdings (which after the Closing shall be treated as a continuation of the Company in accordance with Section 7.1(e)) shall prepare, or cause to be prepared, at the direction of the Company Representative (as defined in the RONI Holdings A&R LLCA) at the cost and expense of RONI Holdings all income Tax Returns with respect to Pass-Through Income Taxes of each Group Company for any taxable period ending on or before the Closing Date and any Straddle Period, in each case, that are due after the Closing Date (taking into account applicable extensions). Each such Tax Return shall be prepared in a manner consistent with the Group Companies’ past practice, except to the extent not permitted under applicable Law, and consistent with the RONI Holdings A&R LLCA or the Company LLCA, as applicable.

(ii) Notwithstanding the foregoing, each Tax Return described in this Section 7.1(a) for a taxable period that includes the Closing Date (i) for which the “interim closing method” and the calendar day convention under Section 706 of the Code and Treasury Regulations Section 1.706-4(c) (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method and (ii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election.

(b) For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i) in the case of property Taxes and other similar periodic Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

(ii) in the case of Taxes imposed on any Group Company (or the Buyer or any of its Affiliates as a result of its direct or indirect ownership of an Group Company) as a result of income of any Flow-Thru Entity realized on or prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends as of the end of the day on the Closing Date and closed its books), such Taxes shall be treated as Taxes of such Group Company (or the Buyer or such Affiliate, as applicable) for a Pre-Closing Tax Period;

(iii) in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clauses (i)-(ii) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology;

(iv) in the case of Taxes in the form of interest, penalties or additions, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period (determined in accordance with clauses (i)-(iii) above) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date; and

(v) all Transaction Tax Deductions will, in each case, be allocated and attributable to a Pre-Closing Tax Period, to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort.

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(c) Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party in connection with the preparation and filing of Tax Returns pursuant to Section 7.1(a). The terms of the RONI Holdings A&R LLCA shall govern the handling of any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company. Following the Closing, the Company shall (and shall cause its Affiliates to) retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement. The Company shall (and shall cause its Affiliates to) provide any information reasonably requested to allow the Buyer or any Group Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 7.1(c) shall not apply to any dispute or threatened dispute among the Parties.

(d) All Transfer Taxes shall be borne and paid by the Buyer Parties. The Buyer shall cause the Company, as applicable, to prepare and file, or cause to be prepared and filed, at the Buyer’s expense all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company, and the Buyer will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(e) RONI and each of the Parties acknowledges and agrees that for U.S. federal and, as applicable, state and local Tax purposes, they each intend that (i) the Merger shall be treated as an “assets-over” partnership merger under Treasury Regulations Section 1.708-1(c)(3)(i) in which RONI Holdings is treated as a “terminated partnership,” and the “resulting partnership” shall be treated as a continuation of the Company and (ii) RONI Class B Common Stock to be issued by RONI in connection with the Transactions shall be treated as having a fair market value of $0.00 as of the time of the Transactions (collectively, the “Merger Intended Tax Treatment” and together with the Domestication Intended Tax Treatment and the Holdings Domestication Intended Tax Treatment, the “Intended Tax Treatment”). RONI and each of the Parties hereto agrees that they will report the Transactions for U.S. federal and applicable state and local tax purposes, and will each file all Tax Returns (and cause each of their affiliates to file all Tax Returns) in a manner consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(f) The Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Intended Tax Treatment, as finally determined (collectively, the “Tax Positions”); (ii) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions; (iii) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; and (iv) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

(g) Without the prior written consent of the Buyer, the Company shall not, and shall cause its Affiliates not to, make or cause to be made any election under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Group Company in respect of any Pre-Closing Tax Period. Notwithstanding anything to the contrary herein, with respect to any audit, examination or other Proceeding of any Group Company for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period) and for which the election provided for in Section 6226 of the Code (or any similar provisions under state, local or non-U.S. Laws) is available, the Company Unitholders and the Company shall, or shall cause their respective applicable Affiliates to, timely make, and to the extent required, fully cooperate with RONI Holdings, Buyer and the Company to make, all such available elections in accordance with applicable Laws. The Company Unitholders and the Company shall, and shall cause their respective applicable Affiliates to, comply with all applicable Laws with respect to the making and implementation of any such election.

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(h) In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or proceeding relating to Pass-Through Income Taxes for any Pre-Closing Tax Period or Straddle Period (a “Tax Contest”), RONI Holdings will, or will cause the applicable Group Company to, within 15 days of becoming aware of such Tax Contest, notify the Company Representative in writing of such Tax Contest; provided, that no failure or delay in providing such notice shall reduce or otherwise affect the obligations of the Company Representative pursuant to this Agreement, except to the extent that the Company Representative are materially and adversely prejudiced as a result of such failure or delay. The Company Representative or the applicable Group Company shall endeavor in good faith to include, to the extent reasonably practicable, in such notice any written notice or other documents received from any Governmental Entity with respect to such Tax Contest. The Company Representative will control the contest or resolution of any such Tax Contest as set forth in the RONI Holdings A&R LLCA.

(i) After the Closing, the Buyer and its Affiliates (including the Group Companies) will not, without the consent of the Company Unitholders party to the Company Support Agreement (which consent will not be unreasonably withheld, conditioned or delayed), (a) amend or otherwise modify any income Tax Return of any Group Company with respect to Pass-Through Income Taxes for Pre-Closing Tax Periods, (b) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Pass-Through Income Taxes for Pre-Closing Tax Periods, (c) make or change any Tax election or accounting method or practice with respect to any Taxes, including any Pass-Through Income Taxes for Pre-Closing Tax Periods or that would have retroactive effect to any Pre-Closing Tax Period, (d) initiate any voluntary disclosure or other communication with any Taxing Authority relating to any actual or potential Pass-Through Income Tax payment or Tax Return filing obligation with respect to Pass-Through Income Taxes for any Pre-Closing Tax Periods, or (e) take any action on the Closing Date after the Closing with respect to the Group Companies other than in the Ordinary Course of Business consistent with the past custom or expressly contemplated by this Agreement and practice that would result in any liability with respect to Pass-Through Income Taxes to the Company Unitholders under this Agreement or otherwise.

(j) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that Tax opinions be prepared and submitted in such connection, RONI, RONI Holdings, and the Company shall deliver to Kirkland and Mintz, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement, and, if required, Kirkland shall furnish a Tax opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Domestication and the Holdings Domestication, and Mintz shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Merger.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF PARTIES

Section 8.1 Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(a) Governmental Authorizations. Each applicable waiting period under the HSR Act relating to the Transactions shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable.

(b) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect preventing the consummation of the transactions contemplated hereby.

(c) Required Vote. The RONI Required Vote and the Company Written Consent shall have been obtained.

(d) Net Tangible Assets. After giving effect to the transactions contemplated hereby (including the PIPE Investment), RONI shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

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(e) Listing. The RONI Shares being issued in connection with the transactions contemplated by this Agreement, including the PIPE Investment, shall have been approved for the listing on the Stock Exchange, subject only to official notice of issuance.

Section 8.2 Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the transactions to be performed by each applicable Buyer Party in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Group Companies set forth in Article III (other than the Company Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract” and in respect of Section 3.5), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect.

(ii) The Company Fundamental Representations (other than the representations and warranties set forth in Section 3.3(a)) shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by any limitation as to materiality or Material Adverse Effect qualifiers contained therein, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by any limitation as to materiality or Material Adverse Effect qualifiers contained therein, which representations and warranties as so qualified shall be true and correct in all respects) as of such date). The representations and warranties set forth in Section 3.3(a) shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than de minimis inaccuracies.

(b) Performance and Obligations of the Company. The covenants and agreements of the Company to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) Officers Certificate. The Company shall deliver to the Buyer a duly executed certificate from an authorized Person of the Company (the “Company Bring-Down Certificate”), in each case, dated as of the Closing Date, certifying, with respect to the Company, that the conditions set forth in Section 8.2(a) and (b) have been satisfied.

(d) Company Deliverables. The Company shall have delivered to the Buyer the various certificates, instruments and documents referred to in Section 2.4 (other than Section 2.4(e)).

Section 8.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company, as applicable, in connection with the Closing is subject to the satisfaction or written waiver by the Company, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Buyer set forth in Article IV (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on the Buyer.

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(ii) The Buyer Fundamental Representations (other than the representations and warranties set forth in Section 4.3(a) and Section 4.10) in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all material respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties set forth in Section 4.3(a) and Section 4.10 shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies.

(b) Performance and Obligations of the Buyer. The covenants and agreements of the Buyer Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) Minimum Cash Amount. Immediately prior to the Closing, the sum, without duplication, of (i) the aggregate cash proceeds available for release to any Buyer Party (or any designees thereof acceptable to the Company) from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the RONI Share Redemption); plus (ii) the total amount received (or to be received at the Closing) by RONI in respect of the PIPE Investment, including any portion of the PIPE Investment reduced in connection with an Interim Company Financing; minus (iii) the Transaction Expenses; plus (iv) the Permitted Equity Financing Proceeds except to the extent received (or to be received at Closing) from any Company Unitholder(s) or their Affiliates; plus (v) all cash on the consolidated balance sheet of RONI and its Subsidiaries shall, in the aggregate, be equal to or greater than the Minimum Cash Amount.

(d) Officers Certificate. The Buyer shall deliver to the Company, a duly executed certificate from a director or an officer of the Buyer (the “Buyer Bring-Down Certificate”) dated as of the Closing Date, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(e) Buyer Deliverables. Buyer shall have delivered to the Company the various certificates, instruments and documents referred to in Section 2.5.

(f) RONI Share Redemption. The RONI Share Redemptions shall have been completed in accordance with the terms hereof, the applicable RONI Governing Documents and the Trust Agreement.

Section 8.4 Frustration of Closing Conditions. None of the Company or the Buyer may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing conditions of each such other Party to be satisfied.

Section 8.5 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VIII that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and the Buyer;

(b) by either the Company or the Buyer by written notice to the other Party if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or causes such final, non-appealable Law or Order;

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(c) by either the Company or the Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before August 31, 2023, which date shall be extended automatically for up to 30 days to the extent the Parties are continuing to work in good faith toward the Closing (as may be extended, the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party or any of its applicable Affiliates then in material breach of its representations, warranties, covenants or agreements under this Agreement;

(d) by the Company by written notice to the Buyer, if any Buyer Party breaches in any material respect any of its representations or warranties contained herein or breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions set forth in Section 8.1 or Section 8.3 hereof not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to the Buyer by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) 30 Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant or agreement contained herein;

(e) by the Buyer by written notice to the Company, if the Company breaches in any material respect any of its representations or warranties contained herein or the Company breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Buyer’s and Merger Sub’s obligations to consummate the transactions set forth in Section 8.1 or Section 8.2 not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to the Company by the Buyer, cannot be cured or has not been cured by the later of (x) the Outside Date and (y) 30 Business Days after the delivery of such written notice (in the case of clause (y), the Outside Date, as applicable, shall automatically be extended until the end of such 30 Business Day period, but in no event on more than one occasion) and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to the Buyer if any Buyer Party is then in material breach of any representation, warranty, covenant or agreement contained herein; or

(f) by the Company by written notice to the Buyer if the RONI Board shall have made a Change in Recommendation pursuant to Section 6.10(b).

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.9(a), Section 6.11, this Section 9.2 and Article X hereof survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.1 Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by the Buyer and the Company. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 10.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when received by e-mail prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (c) one Business Day following sending by reputable overnight express courier (charges prepaid) or (d) three days following mailing

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by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 10.2, notices, demands and communications to the Company and the Buyer Parties shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

Notices to the Buyer Parties:	with copies to (which shall not constitute notice):
Rice Acquisition Corp. II 102 East Main Street, Second Story Carnegie, PA 15106 Attention: Daniel Joseph Rice IV; J. Kyle Derham E-mail: danny@teamrice.com; kyle@riceinvestmentgroup.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10002
Attention: David B. Feirstein, P.C.
E-mail: david.feirstein@kirkland.com

and

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention: Cyril V. Jones, P.C., Jennifer R. Gasser
E-mail: cyril.jones@kirkland.com; jennifer.gasser@kirkland.com

Notices to the Company:	with a copy to (which shall not constitute notice):
NET Power, LLC 404 Hunt Street Suite 410 Durham, NC 27701 Attention: General Counsel Email: Legal@NETPower.com	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attention: Thomas R. Burton III E-mail: trburton@mintz.com
Notices to the Surviving Company and, following the Closing, the Buyer:	with a copy to (which shall not constitute notice):
NET Power, LLC 406 Blackwell Street 4th Floor Durham, NC 27701 Attention: General Counsel Email: Legal@NETPower.com	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attention: Thomas R. Burton III E-mail: trburton@mintz.com

Section 10.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law, including in connection with a merger or consolidation or conversion of the Buyer) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 10.3 shall be null and void.

Section 10.4 Severability. Whenever possible, each provision hereof (or part thereof) shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof (or part thereof) or the application of any such provision (or part thereof) to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision (or part thereof) shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision (or part thereof), there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision (or part thereof) as may be possible.

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Section 10.5 Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 10.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments thereto (or with respect to customer or supplier Contracts, only those amendments that include a restrictive covenant or place any other material restriction on the ability of any Group Company to operate) (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Project Unmatched” online data site hosted by Intralinks for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to the Buyer’s Representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article III, at least one Business Day prior to the Execution Date or the Closing Date.

Section 10.6 Entire Agreement. This Agreement (together with the Disclosure Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement (together with the Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including the letter of intent between RONI and the Company, dated as of July 26, 2022), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement and the Ancillary Agreements exclusively pursuant to the express terms and provisions of this Agreement and the Ancillary Agreements, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement and the Ancillary Agreements. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Notwithstanding anything to the contrary in this Section 10.6, in the event the Closing is not consummated pursuant to this Agreement, nothing set forth in this Agreement shall in any way amend, alter, terminate, supersede or otherwise effect the Parties’ or their respective Affiliates’ Equity Interests or any Contract to which the Parties or their respective Affiliates are party or are bound (other than (x) this Agreement and (y) the

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Confidentiality Agreements), including the certificates of incorporation, formation or limited partnership, bylaws, limited liability company agreements, limited partnership agreements and/or other similar governing documents of any of the Parties or their respective Subsidiaries.

Section 10.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, to the extent applicable, the Cayman Companies Act and Cayman LLC Act shall also apply to the Domestications. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or, in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 10.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 10.8 Non-Survival. The Parties, intending to modify any applicable statute of limitations, agree that none of the representations, warranties, covenants or agreements set forth in this Agreement or in any Ancillary Agreement or any certificate or letter of transmittal delivered hereunder including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until 30 days following the date of the expiration, by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 10.9 Trust Account Waiver. The Company acknowledges that RONI has established the Trust Account for the benefit of its public RONI Stockholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and the Affiliates and Persons it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (a) the public RONI Stockholders upon the redemption of their shares and (b) the underwriters of Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, Contracts or agreements (including this Agreement) among the Buyer and the Company or the Company’s Unitholders and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever provided that nothing in this Section 10.9 shall limit any right to specifically enforce this Agreement pursuant to Section 10.11. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and the Sponsor to

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induce the Buyer to enter into this Agreement, and the Company further intends and understands such waiver to be Enforceable against the Company and each of the Affiliates and Persons that it has the authority to bind under applicable Law. To the extent that the Company or any of its Affiliates or Persons that it has the authority to bind commences any Proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Buyer or its representatives, the Company hereby acknowledges and agrees that its Affiliates’ sole remedy shall be against assets of the Buyer Parties not in the Trust Account and that such claim shall not permit the Company or such Affiliates (or any Person claiming on its behalf) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account. Notwithstanding the foregoing, nothing in this Section 10.9 shall serve to limit or prohibit (i) the Company’s, any Company Unitholder’s right to pursue a claim against the Buyer Parties for legal relief against assets held outside the Trust Account or pursuant to Section 10.11 for specific performance or other non-monetary relief, or (ii) any claims that the Company or any Company Unitholder may have in the future against RONI’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than the Trust Distributions) and any assets that have been purchased or acquired with any such funds) other than as contemplated by this Agreement.

Section 10.10 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 10.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 10.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 10.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (a) Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the provisions of Section 10.14 and (b) the Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 6.13(b)). Notwithstanding the foregoing the Financial Advisors may rely on the representations and warranties contained in Article III and Article IV as if such representations were made to the Financial Advisors, provided, however, that (x) the Financial Advisors shall have no rights of recovery and no recourse for any breach or violation of such representations and warranties or otherwise under this Agreement and (y) no consent of the Financial Advisors shall be required for any waiver of the conditions to Closing set forth in Section 8.2(a) or Section 8.3(a). This Section 10.12 may not be modified, waived or terminated in a manner that is adverse to the Financial Advisors without the written consent of the Financial Advisors.

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Section 10.13 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion (A) be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, or (B) represent a determination that such item or matter did not arise in the Ordinary Course of Business, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. Moreover, in disclosing the information in the Schedules, the Parties, to the fullest extent permitted by law, expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential in accordance with Section 6.5 by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, at or prior to Closing, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 10.14.

Section 10.15 Equitable Adjustments. If, during the Pre-Closing Period, the RONI Holdings Common Units, RONI Class A Shares or RONI Class B Shares shall have been changed into a different number of units or shares or a different class, with the prior written consent of the Company to the extent required by this Agreement, by reason of any stock dividend, share recapitalization, subdivision, reclassification, recapitalization, split, combination,

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consolidation or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then any number or amount contained herein which is based upon the number of shares or units of RONI Interests will be appropriately adjusted to provide to the Company Unitholders and the RONI Stockholders the same economic effect as contemplated hereby prior to such event.

Section 10.16 Legal Representation and Privilege.

(a) The Company.

(i) Each Party hereby agrees, on behalf of itself, its Affiliates, and its and their directors, managers, officers, owners and employees and each of their successors and assigns (all such parties, the “Waiving Parties”), that Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (or any successor thereto) (“Mintz”) may represent the Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof (other than, following the Closing, the Buyer or any of its Subsidiaries), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Mintz provides legal services to any Group Company after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Mintz (or any other counsel that represented any Group Company), the Group Companies and/or any director, manager, officer, owner, employee or Representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable Group Company (but in all cases, for the avoidance of doubt, excluding any other Subsidiary of Buyer) and is exclusively controlled by such member, and shall not pass to or be claimed by Buyer, any Subsidiary of Buyer or any other Party or Waiving Party, other than the Company. From and after the Closing, each Party (other than the Company) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Company), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Mintz (or any other counsel that represented the Group Companies), any Group Company and/or any director, manager, officer, owner, employee or Representative of any of the foregoing occurring prior to the Closing in connection with any the Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Company.

(b) Buyer.

(i) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Kirkland (or any successor thereto) may represent Buyer or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation (or any continued representation) of Buyer in connection with the transactions contemplated by this

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Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Kirkland provides legal services to Buyer after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Kirkland (or any other counsel that represented the Buyer), the Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belongs solely to Buyer and is exclusively controlled by such member, and shall not pass to or be claimed by any other Party or Waiving Party, other than Buyer. From and after the Closing, each Party (other than Buyer) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Buyer), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Kirkland (or any other counsel that represented the Buyer), Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Buyer Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Buyer.

* * * * *

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Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

BUYER PARTIES:
TOPO BUYER CO, LLC
By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Authorized Signatory
TOPO MERGER SUB, LLC
By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Authorized Signatory
RICE ACQUISITION HOLDINGS II LLC
By:	RICE ACQUISITION CORP. II, as Managing Member
By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Chief Executive Officer
RICE ACQUISITION CORP. II
By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Chief Executive Officer
COMPANY:
NET POWER, LLC
By:	/s/ Ron DeGregorio
Name:	Ron DeGregorio
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement

Annex A-1-74

Annex A-2

Execution Version

FIRST AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

This First Amendment to the Business Combination Agreement (this “Amendment”), dated as of April 23, 2023 (the “Effective Date”), is by and among (i) Topo Buyer Co, LLC, a Delaware limited liability company, and (ii) NET Power, LLC, a Delaware limited liability company (collectively, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined in this Amendment shall have respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS:

WHEREAS, the Parties previously entered into the Business Combination Agreement, dated as of December 13, 2022 (as amended, the “Business Combination Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Business Combination Agreement (pursuant to and in accordance with Section 10.1 of the Business Combination Agreement), on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and understandings herein contained, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Section 1.   Amendments to the Business Combination Agreement. Effective as of the Effective Date:

(A)        Exhibit D. The form of the RONI Charter set forth on Exhibit D to the Business Combination Agreement is hereby replaced by the form of the RONI Charter set forth on Exhibit A, attached hereto.

(B)         Exhibit H. The form of the Stockholders Agreement set forth on Exhibit H to the Business Combination Agreement is hereby replaced by the form of the Stockholders Agreement set forth on Exhibit B, attached hereto.

(C)         Permitted Equity Financings. Section 6.12(a)(iii) of the Business Combination Agreement is hereby amended by replacing “$200,000,000” with “400,000,000”.

Section 2.   Deemed Interim Company Financing. The Parties hereby agree that the Company’s entry into that certain Subscription Agreement with OLCV Net Power, LLC, dated as of the Effective Date, and the issuance of 31,328 Company Units to OLCV Net Power, LLC for an aggregate purchase price of $10,000,050 contemplated thereby (a) is hereby permitted, and shall not be a breach of any covenant or obligation of any party under the Business Combination Agreement, and (b) notwithstanding the fact that the applicable price is less than the Per Company Unit Value, shall be deemed to be an Interim Company Financing for purposes of the Business Combination Agreement.

Section 3.   Miscellaneous. The terms, conditions and provisions of the Business Combination Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Business Combination Agreement, nor constitute a waiver of any provision of the Business Combination Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Business Combination Agreement, as though the other provisions of this Amendment were set forth in the Business Combination Agreement. This Amendment may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature was transmitted or communicated through the use of email as a defense to the formation or enforceability of this Amendment and each Party forever waives any such defense.

[Signature Page Follows]

Annex A-2-1

Each of the undersigned has caused this First Amendment to the Business Combination Agreement to be duly executed as of the date first above written.

BUYER:
TOPO BUYER CO, LLC
By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Authorized Signatory
COMPANY:
NET POWER, LLC
By:	/s/ Ron DeGregorio
Name:	Ron DeGregorio
Title:	Chief Executive Officer

[Signature Page to First Amendment to the Business Combination Agreement]

Annex A-2-2

Annex B

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

RICE ACQUISITION CORP. II

(adopted by special resolution dated June 15, 2021 and

effective on June 15, 2021)

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

RICE ACQUISITION CORP. II

(adopted by special resolution dated June 15, 2021 and

effective on June 15, 2021)

1            The name of the Company is Rice Acquisition Corp. II.

2            The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3            The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4            The liability of each Member is limited to the amount unpaid on such Member’s shares.

5            The share capital of the Company is US$33,100 divided into 300,000,000 Class A ordinary shares of a par value of US$0.0001 each, 30,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7            Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

Annex B-2

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

RICE ACQUISITION CORP. II

(ADOPTED BY SPECIAL RESOLUTION DATED JUNE 15, 2021

AND EFFECTIVE ON JUNE 15, 2021)

1            Interpretation

1.1         In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”

means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

Annex B-3

“Call Right”	has the meaning given to that term in the LLC Agreement.
“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class A Unit”	has the meaning given to that term in the LLC Agreement.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Unit”	has the meaning given to that term in the LLC Agreement.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Equity-linked Securities”

means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“LLC Agreement”	means the amended and restated limited liability company agreement of Opco dated June 15, 2021 as amended from time to time.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating Committee”	means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

Annex B-4

“Opco”	means Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Redemption Right”	has the meaning given to that term in the LLC Agreement.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Rice Acquisition Sponsor II LLC, a Delaware limited liability company, and its successors or assigns.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”

means the trust account established by the Company and Opco upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

Annex B-5

1.2         In the Articles:

(a)         words importing the singular number include the plural number and vice versa;

(b)         words importing the masculine gender include the feminine gender;

(c)         words importing persons include corporations as well as any other legal or natural person;

(d)         “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)         “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)          references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)         any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)         the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)          headings are inserted for reference only and shall be ignored in construing the Articles;

(j)          any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)         any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)          sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)        the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)         the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3            Issue of Shares and other Securities

3.1         Subject to Article 3.2, Article 3.3, the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

Annex B-6

3.2         The Directors shall issue Class A Shares on the terms and subject to the conditions set forth in the LLC Agreement upon the redemption of Class A Units pursuant to the Redemption Right or Call Right. The Company shall at all times reserve and keep available out of its authorised but unissued share capital Class A Shares, solely for the purpose of issuance upon the redemption or exchange of the outstanding Class A Units for Class A Shares pursuant to the LLC Agreement, such number of Class A Shares that shall be issuable upon any such redemption or exchange pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of any such redemption or exchange of Class A Units pursuant to the LLC Agreement by delivering to Opco or the holder of Class A Units, as applicable, in lieu of newly issued Class A Shares cash in the amount permitted by and provided in the LLC Agreement or Class A Shares which are held in the treasury of the Company. All Class A Shares that may be issued upon any such exchange shall, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable. In connection with any such exchange or redemption of Class A Units pursuant to the LLC Agreement, an equal number of shares of Class B Shares shall be forfeited by the holder of such Class A Units and cancelled.

3.3         To the extent the number of Class A Units into which the Class B Units will convert pursuant to the LLC Agreement is adjusted (whether through an adjustment to the conversion ratio of such Class B Units or to the number of Class B Units outstanding), the outstanding Class B Shares will be adjusted through a share split or equivalent so that the total number of outstanding Class B Shares corresponds to the total number of Class A Units outstanding (other than those held by the Company and any of its wholly owned subsidiaries) plus the total number of Class A Units into which the Class B Units are entitled to convert pursuant to the LLC Agreement.

3.4         The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.5         The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.6         The Company shall not issue Shares to bearer.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute, provided that for so long as the securities of the Company are listed for trading on the Designated Stock Exchange, title to such securities may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange.

4.2         The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5            Closing Register of Members or Fixing Record Date

5.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in

Annex B-7

accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5         Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7            Transfer of Shares

7.1         Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

Annex B-8

7.2         The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)         Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)         Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)         Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4         The Directors may accept the surrender for no consideration of any fully paid Share.

9            Treasury Shares

9.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10          Variation of Rights of Shares

10.1       Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the

Annex B-9

right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11          Commission on Sale of Shares

              The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12          Non Recognition of Trusts

              The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13          Lien on Shares

13.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

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14          Call on Shares

14.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15          Forfeiture of Shares

15.1       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in

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respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5       A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16          Transmission of Shares

16.1       If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17          Class B Ordinary Shares

17.1       The Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof).

18          Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1       The Company may by Ordinary Resolution:

(a)         increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)         consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

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(c)         convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)         by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)         cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2       All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3       Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)         change its name;

(b)         alter or add to the Articles;

(c)         alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)         reduce its share capital or any capital redemption reserve fund.

19          Offices and Places of Business

              Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20          General Meetings

20.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2       The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3       The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4       Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21          Notice of General Meetings

21.1       At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may

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be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)         in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)         in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2       The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22          Proceedings at General Meetings

22.1       No business shall be transacted at any general meeting unless a quorum is present. The holders of one-third of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4       Any matter requiring the consent or approval of the holders of Class B Shares may be satisfied by a written consent signed by holders of Class B Shares representing the requisite threshold of holders of Class B Shares.

22.5       If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.6       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.7       If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.8       The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.9       When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

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22.10     If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.11     When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.12     A resolution put to the vote of the meeting shall be decided on a poll.

22.13     A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.14     A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.15     In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23          Votes of Members

23.1       Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4       No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6       Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7       A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

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24          Proxies

24.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3       The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25          Corporate Members

25.1       Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2       If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26          Shares that May Not be Voted

              Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27          Directors

27.1       There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

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27.2       The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28          Powers of Directors

28.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29          Appointment and Removal of Directors

29.1       Prior to the consummation of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2       The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3       After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

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29.4       Prior to the consummation of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least two-thirds of such Members (which shall include a simple majority of the holders of Class B Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30          Vacation of Office of Director

              The office of a Director shall be vacated if:

(a)         the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)         the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)         the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)         the Director is found to be or becomes of unsound mind; or

(e)         all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31          Proceedings of Directors

31.1       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3       A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5       A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

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31.7       The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8       All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9       A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32          Presumption of Assent

              A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33          Directors’ Interests

33.1       A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2       A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3       A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4       No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5       A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

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34          Minutes

              The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35          Delegation of Directors’ Powers

35.1       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2       The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3       The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4       The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5       The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6       The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

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36          No Minimum Shareholding

              The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37          Remuneration of Directors

37.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38          Seal

38.1       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3       A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39          Dividends, Distributions and Reserve

39.1       Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3       Subject to the Statute, this Article, the rights, if any, of the holders of any outstanding Preference Shares and Article 50:

(a)         the holders of the Class A Shares shall be entitled to receive such dividends and other distributions (payable in cash, property or shares of the Company) when, as and if declared thereon by the Directors from time to time out of any assets or funds of the Company legally available therefor, and shall share equally on a per share basis in such dividends and distributions; and

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(b)         dividends and other distributions shall not be declared or paid on the Class B Shares unless the dividend consists of Class B Shares held by the Company in treasury, or by way of issue of further Class B Shares as a result of capitalisation pursuant to Article 40.

39.4       The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.5       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.6       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.7       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.8       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.9       No Dividend or other distribution shall bear interest against the Company.

39.10     Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40          Capitalisation

              The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

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41          Books of Account

41.1       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42          Audit

42.1       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2       Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3       If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4       The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5       If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8       Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

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42.9       The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10     At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43          Notices

43.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2       Where a notice is sent by:

(a)         courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)         post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)         cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)         e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)         placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

Annex B-24

44          Winding Up

44.1       Subject to Article 44.3, if the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)         if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)          if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2       Subject to Article 44.3, if the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

44.3       Subject to any Applicable Law, the rights, if any, of the holders of any outstanding Preference Shares and Article 50, if the Company shall be wound up, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Class A Shares shall be entitled to receive all the remaining assets of the Company available for distribution to the Members, ratably in proportion to the number of Class A Shares held by them. The holders of shares of Class B Shares, as such, shall not be entitled to receive any assets of the Company in the event the Company is wound up.

45          Indemnity and Insurance

45.1       Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

Annex B-25

45.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46          Financial Year

              Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47          Transfer by Way of Continuation

              If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48          Mergers and Consolidations

              The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49          IPO Proceeds

49.1       Immediately after the IPO, a certain amount of the net offering proceeds received by the Company in the IPO (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Company’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission, as amended from time to time, shall be contributed to Opco in exchange for Class A Units and warrants of Opco and deposited in the Trust Account.

50          Business Combination

50.1       Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

50.2       Prior to the consummation of a Business Combination, the Company shall either:

(a)         submit such Business Combination to its Members for approval; or

(b)         provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to the Company to pay its franchise and income taxes, by (b) the total number of then outstanding Public Shares and Class A Units (other than those held by the Company and any of its wholly owned subsidiaries) (such redemption price being referred to herein as the “Redemption Price”), provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination and/or following such repurchases. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

50.3       If the Company offers to redeem the Public Shares other than in conjunction with a Member approval in connection with a Business Combination with a proxy solicitation pursuant to Regulation 14A under the Exchange Act and filing proxy materials with the Securities and Exchange Commission, the Company shall offer to redeem the Public Shares upon the consummation of the Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Article 50.5 pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E under the Exchange Act (the “Tender Offer Rules”)

Annex B-26

which it shall commence prior to the consummation of the Business Combination and shall file tender offer documents with the Securities and Exchange Commission prior to the consummation of the Business Combination that contain substantially the same financial and other information about the Business Combination and the applicable redemption rights as is required under Regulation 14A under the Exchange Act (the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if Member approval is required by law to approve the Business Combination, or the Company decides to submit the Business Combination to the Members for their approval for business or other legal reasons, the Company shall offer to redeem the Public Shares, subject to lawfully available funds therefor, in accordance with the provisions of Article 50.5 in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a per-Share price equal to the Redemption Price. In the event that the Company offers to redeem the Public Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Public Shares will be redeemed at a per-Share price equal to the Redemption Price. If the Company offers to redeem the Public Shares in conjunction with a Member approval in connection with the Business Combination pursuant to a proxy solicitation, the Public Shares will be redeemed at a per-Share price equal to the Redemption Price.

50.4       At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

50.5       Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the Redemption Price, but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

50.6       A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

50.7       In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)         cease all operations except for the purpose of winding up;

(b)         as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the total number of then Public Shares and Class A Units (other than those held by the Company and any of its subsidiaries) in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

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(c)         as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

50.8       In the event that any amendment is made to the Articles to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares (with a corresponding redemption of units of Opco held by the Company), upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the Redemption Price. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

50.9       A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

50.10     In the event that any Class A Shares are redeemed in exchange for any amounts in the Trust Account, a corresponding number of Class A Units held by the Company and any of its wholly owned subsidiaries shall first be redeemed in exchange for such amounts.

50.11     Each holder of Public Shares that does not exercise its redemption rights pursuant to this Article, shall retain its interest in the Company and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to Opco, and following payment to any holders of Public Shares exercising their redemption rights pursuant to this Article, the remaining funds in the Trust Account shall be released to Opco.

50.12     After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)         receive funds from the Trust Account; or

(b)         vote as a class with Public Shares on a Business Combination.

50.13     The uninterested members of the Audit Committee shall approve any transaction or transactions between the Company and any of the following parties:

(a)         any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)         any Director or Officer and any Affiliate of such Director or Officer.

50.14     A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

50.15     As long as the securities of the Company are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

50.16     The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the

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Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

51          Certain Tax Filings

              Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

52          Business Opportunities

52.1       To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

52.2       Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

52.3       To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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Annex C

CERTIFICATE OF INCORPORATION
OF
NET POWER INC.

[•], 2023

ARTICLE I
NAME

The name of the corporation is NET Power Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is being incorporated in connection with the domestication of Rice Acquisition Corp. II, a Cayman Islands exempted company (“RONI-Cayman”), to a Delaware corporation, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of RONI-Cayman.

ARTICLE III
REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1.       Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [•] shares, consisting of two classes: (a) [•] shares of common stock, par value $0.0001 per share (the “Common Stock”), which shall be divided into two series as follows (i) [•] shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and (ii) [•] shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), and (b) [•] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Upon the filing of the Certificate of Corporate Domestication of RONI-Cayman and this Certificate of Incorporation (the “Effective Time”), each (a) each Class A ordinary share of a par value of USD $0.0001 of RONI-Cayman issued and outstanding immediately prior to the Effective Time will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable shares of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof and (b) each Class B ordinary share of a par value of USD $0.0001 of RONI-Cayman issued and outstanding immediately prior to the Effective Time will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable shares of Class B Common Stock, without any action required on the part of the Corporation or the holders thereof. Any stock certificate that, immediately prior to the Effective Time, represented shares of capital stock of RONI-Cayman will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Class A Common Stock or Class B Common Stock, as applicable.

Section 4.2.        Preferred Stock.

(a)     The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

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(b)    Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.3.        Common Stock.

(a)     Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the stockholders generally are entitled to vote.

(b)

(i)     Shares of Class A Common Stock shall be issuable, on the terms and subject to the conditions set forth in the Second Amended and Restated Limited Liability Company Agreement of [Rice Acquisition Holdings II LLC] (“Opco”), dated as of [•], 2023, as it may be amended from time to time in accordance with its terms (the “LLC Agreement”), upon the redemption or exchange of Class A Units (as such term is defined in the LLC Agreement) of Opco pursuant to the Redemption Right or Call Right (as each such term is defined in the LLC Agreement). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon the redemption or exchange of the outstanding Class A Units of Opco for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption or exchange pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption or exchange of Class A Units of Opco pursuant to the LLC Agreement by delivering to Opco or the holder of Class A Units of Opco, as applicable, in lieu of newly issued shares of Class A Common Stock, cash in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that may be issued upon any such exchange shall, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable. In connection with any such exchange or redemption of Class A Units of Opco pursuant to the LLC Agreement, an equal number of shares of Class B Common Stock held by the holder of such Class A Units of Opco, shall, without any action on the part of such holder, be automatically transferred to the Corporation for no consideration and shall thereupon be retired and cancelled and shall resume the status of authorized but unissued shares of Class B Common Stock.

(ii)    [To the extent the number of Class A Units of Opco into which the Class B Units of Opco will convert pursuant to the LLC Agreement is adjusted, the number of outstanding shares of Class B Common Stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of Class B Common Stock corresponds to the total number of Class A Units of Opco outstanding (other than those held by the Corporation and any of its wholly owned subsidiaries) plus the total number of Class A Units of Opco into which the Class B Units of Opco are entitled to convert pursuant to the LLC Agreement.]1

(c)     Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors to the Board and on all other matters properly submitted to a vote of the stockholders, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

____________

1        Note to Draft: Subject to removal if all Class B Units are converted into Class A Units at Closing.

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(d)    Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Class A Common Stock shall be entitled to receive such dividends (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends. Dividends shall not be declared or paid on the Class B Common Stock unless the dividend consists of shares of Class B Common Stock.

(e)     Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Class A Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(f)     Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1.       Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

Section 5.2.        Number, Election and Term.

(a)     The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws of the Corporation (the “Bylaws”) and that certain Stockholders Agreement, dated [•], 2023, by and among Rice Acquisition Sponsor II LLC (“Sponsor”), the NET Power Holders (as such term is defined therein), the Corporation and Opco (as it may be amended and/or restated from time to time in accordance with its terms, the “Stockholders Agreement”).

(b)    Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III.2 The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the domestication of Rice Acquisition Corp. II, a Cayman Islands exempted company, to a Delaware corporation (the “Domestication”;) the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the Domestication; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the Domestication. At each annual meeting of the stockholders of the Corporation, directors elected to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of capital stock entitled to vote thereon.

(c)     Subject to Section 5.5 and 5.6 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

____________

2        Note to Draft: Initial appointment of Directors proposed as follows: (i) Class I Directors, 8 River’s appointee, Constellation’s appointee, Oxy’s first appointee and new independent Director 1; (ii) Class II Directors, RONI’s appointee, Oxy’s second appointee and new independent Director 2; and (iii) Class III Directors, CEO, Oxy’s third appointee and new independent Director 3.

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(d)    Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3.       Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof and the Stockholders Agreement, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4.       Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5.       Preferred Stock Directors. Notwithstanding any other provision of this ARTICLE V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this ARTICLE V unless expressly provided by such terms.

Section 5.6.        Director Qualifications.

(a)     If any director (i) has been the subject of any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Item 401(f), other than Item 401(f)(1), of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”), (ii) has been disqualified as a “Bad Actor” under Section 506 of Regulation D of the Securities Act or (iii) is subject to any outstanding order, judgment, injunction, ruling, writ or decree of any governmental authority prohibiting service as a director of any public company, then such director shall automatically cease to be a director and such director’s term of office shall immediately terminate.

(b)    On the first date after the closing of the merger pursuant to the Business Combination Agreement, dated as of December 13, 2022 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among the Corporation, Opco, Buyer, Topo Merger Sub, LLC and NET Power, LLC, that (i) OXY, together with its Permitted Transferees, fails to hold at least 25% of (A) the issued and outstanding shares of Class A Common Stock, (B) the issued and outstanding shares of Class B Common Stock and (C) any other voting securities of the Corporation (collectively, the “Voting Interests”), the term of one director then serving as an OXY Director pursuant to the Stockholders Agreement shall thereupon automatically cease and such OXY Director shall no longer be a director; (ii) OXY, together with its Permitted Transferees, fails to hold at least 20% of the Voting Interests, the term of one additional director then serving as an OXY Director pursuant to the Stockholders Agreement shall thereupon automatically cease and such OXY Director shall no longer be a director; (iii) OXY, together with its Permitted Transferees, fails to hold at least 10% of the Voting Interests, the term of any director then serving as the remaining OXY Director pursuant to the Stockholders Agreement shall thereupon automatically cease and such Director shall no longer be a director; (iv) (A) Constellation, together with its Permitted Transferees, fails to hold at least 10% of the Voting Interests and (B) the Constellation Percentage Interest is less than 50% of its Initial Percentage Interest, the term of any director then serving as the Constellation Director pursuant to the Stockholders Agreement shall thereupon automatically cease and such Director shall no longer be a director; (v) (A) 8 Rivers, together with its Permitted Transferees, fails to hold at least 10% of the Voting Interests and (B) 8 Rivers Percentage Interest is less than 50% of its Initial Percentage Interest, the right of 8 Rivers to designate the 8 Rivers Director shall cease, and the term of the then current 8 Rivers Director shall thereupon automatically cease and such 8 Rivers Director shall no longer be a director; and (vi) (A) RONI Sponsor, together with its Permitted Transferees, fails to hold at least 5% of the Voting Interests and (B) RONI Sponsor’s Percentage Interest is less than 50% of its Initial Percentage Interest, the term of any director then serving as the RONI Sponsor Director pursuant to the Stockholders

Annex C-4

Agreement shall thereupon automatically cease and such director shall no longer be a director. For purposes of this Section 5.6(b), capitalized terms used but not otherwise defined in this Certificate of Incorporation shall have the mean given such term in the Stockholders Agreement.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; provided, further, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1.       Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board then in office, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2.       Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3.       Action by Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by consent of the stockholders, other than with respect to Class B Common Stock with respect to which action may be taken by written consent.

ARTICLE VIII
LIMITED LIABILITY

Section 8.1.       Limitation of Director and Officer Liability. Directors and officers of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except that such liability shall not be eliminated or limited (a) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for any unlawful payment of dividends or stock repurchases; (d) for any transaction from which the director or officer derived an improper personal benefit; or (e) with respect to any officer, for any action by or in the right of the Corporation. If the DGCL is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the directors and officers of the Corporation shall be eliminated or limited, in each case, to the fullest extent permitted by the DGCL, as so amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Annex C-5

ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION

Section 9.1.       Amendment. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in ARTICLE VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE IX.

ARTICLE X
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1.     Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the Proceeding is vested exclusively in the federal courts of the United States of America, the federal district court of the State of Delaware) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting any such alleged breach, (c) any action asserting a claim against the Corporation, its current or former directors, officers or employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine.

Section 10.2.     Federal Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder.

Section 10.3.     Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this ARTICLE X. Notwithstanding the foregoing, the provisions of this ARTICLE X shall not apply to suits brought to enforce any liability or duty created by the Exchange Act and the rules and regulations promulgated thereunder or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Section 10.4.     Severability. If any provision or provisions (or parts thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions (or parts thereof) in any other circumstance and of the remaining provisions (or parts thereof) of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision (or part thereof) to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI
APPLICATION OF DGCL SECTION 203

Section 11.1.     Section 203 of the DGCL. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 11.2.     Limitation on 203 Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any 203 Business Combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)     prior to such time, the Board approved either the 203 Business Combination or the transaction which resulted in the stockholder becoming an interested stockholder, or
Annex C-6

(b)    upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the Corporation’s voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c)     at or subsequent to that time, the 203 Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock that is not owned by the interested stockholder.

Section 11.3.     Certain Exceptions. The restrictions contained in Section 11.2 shall not apply if:

(a)     a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership, or

(b)    the 203 Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 11.3(b), (ii) is with or by a person who either was not an interested stockholder during the previous three (3) years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 11.3(b).

Section 11.4. Certain Definitions. Solely for purposes of this ARTICLE XI, references to:

(a)     “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)    “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)     “203 Business Combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)     any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 11.2 is not applicable to the surviving entity;

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(ii)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation

(iii)   any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all stockholders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under clauses (C)-(E) of this Section 11.4(c)(iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); or

(iv)   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder.

(d)    “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the voting power of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE XI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)     “Exempted Person” means Sponsor and its current and future affiliates, any of their direct or indirect transferees of at least 20% of the outstanding Common Stock and any “group” of which any such person is a part under Rule 13d-5 of the Exchange Act.

(f)     “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (A) any Exempted Person, or (B) any person whose ownership of shares in excess of the twenty percent (20%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that with respect to clause (B) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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(g)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)     beneficially owns such stock, directly or indirectly; or

(ii)    has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of Section 11.4(g)(ii)), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock

(h)    “person” means any individual, corporation, partnership, unincorporated association or other entity.

(i)     “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j)     “voting stock” means stock of any class or series entitled to vote generally in the election of directors. Every reference to a percentage of voting stock in this Article IX shall refer to such percentage of the votes of such voting stock.

ARTICLE XII
CORPORATE OPPORTUNITY

To the fullest extent permitted by law, the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) that are from time to time presented to any of its stockholders or any director designated by a stockholder (other than those stockholders or directors who are employees of the Corporation or any of its subsidiaries, and other than a business opportunity that is offered to such director solely in his or her capacity as a director of the Corporation), even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. In addition to and without limiting the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director of the Corporation and such opportunity is one the Corporation is financially able and legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue. To the fullest extent permitted by law, no stockholder and no director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article XII except to the extent such actions or omissions are in breach of this Article XII.

This ARTICLE XII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, applicable law, any agreement or otherwise.

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ARTICLE XIII
INCORPORATOR AND BOARD COMPOSITION

The incorporator of the Corporation is [name], whose mailing address is [address]. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the persons who are to serve as the initial directors of the Corporation until the next annual meeting of stockholders the Corporation, or until their successors are duly elected and qualified, are:

[name]
[address]

[name]
[address]

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on this the           day of    , 2023.

_________________________

Name:

Incorporator

[Signature Page to Amended and Restated Charter]

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Annex D

Agreed Form

BYLAWS
OF
NET POWER INC.
(THE “CORPORATION”)

ARTICLE I
OFFICES

Section 1.1       Registered Office. The registered office of the Corporation within the State of Delaware shall be located at such place as shall be stated in the Certificate of Incorporation of the Corporation (as amended and/or restated, the “Certificate of Incorporation”) from time to time.

Section 1.2       Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II
STOCKHOLDERS MEETINGS

Section 2.1       Annual Meetings. The annual meeting of stockholders of the Corporation shall be held at such place if any, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held, in whole or in part, by means of remote communication pursuant to Section 9.4(a) of these Bylaws in accordance with Section 211(a)(2) of the Delaware General Corporation Law (as the same exists or may hereafter be amended, the “DGCL”). At each annual meeting, the stockholders entitled to vote on such matters shall elect directors in accordance with the Certificate of Incorporation and may transact any other business as may properly be brought before the meeting.

Section 2.2       Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”) and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chair of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person or persons. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held, in whole or in part, by means of remote communication pursuant to Section 9.4(a) of these Bylaws in accordance with Section 211(a)(2) of the DGCL. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.

Section 2.3       Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.2 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL, the Certificate of Incorporation or these Bylaws. If said notice is for a special meeting, it shall, in addition, state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed or rescheduled or canceled (including due to a technical failure to convene or continue the meeting by remote communication), by the Board upon public announcement (as defined in Section 2.7(c)) given before the time previously scheduled for such meeting.

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Section 2.4       Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation, or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chair of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present in person or by proxy may also adjourn the meeting, by the affirmative vote of a holders of a majority in voting power of the shares present and entitled to vote on the matter whether or not a quorum is present. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of the Corporation’s capital stock shall neither be entitled to vote nor counted for quorum purposes if such shares belong to (i) the Corporation, (ii) another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation or (iii) any other entity, if a majority of the voting power of such other entity is otherwise controlled, directly or indirectly, by the Corporation; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 2.5         Voting of Shares.

(a)       Voting Lists. The Corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of 10 days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b)       Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. The Board, in its discretion, or the chair of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)       Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted.

(d)       Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting, unless the matter is one upon which, by express provision of applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different or minimum vote is required, in which case such different or minimum vote shall be the required vote on such matter.

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(e)        Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6       Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chair of the meeting, from time to time (including due to a technical failure to convene or continue the meeting by remote communication), whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, are displayed during the time scheduled for the meeting on the electronic network used for a virtual meeting, are set forth in the notice of the meeting, or are provided in any other manner permitted by the DGCL. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.1, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7         Advance Notice for Business.

(a)       Annual Meetings of Stockholders. No business (other than nominations to be considered by the stockholders) may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board our authorized committee thereof, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a), on the record date for the determination of stockholders entitled to vote at such annual meeting and at the time of such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director pursuant to Section 3.2 will be considered for election at such meeting.

(i)        In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder of record, such stockholder must have delivered timely notice thereof in proper written form to the Secretary of the Corporation at the principal executive offices of the Corporation, and any such proposed business other than nominations of persons for election to the Board must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the 90th day nor earlier than the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders which date shall, for purposes of the Corporation’s first annual meeting after the domestication of the Corporation from the Cayman Islands, be deemed to have occurred on [•]; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the 120th day before the meeting and not later than the later of (x) the Close of Business on the 90th day before

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the meeting or (y) the Close of Business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment, recess, rescheduling or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii)To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting; (B) the name and record address of such stockholder and the name and address of beneficial owner, if any, on whose behalf the proposal is made; (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made; (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; (E) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation; (F) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business; (G) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; (H) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies or votes from stockholders in support of such proposal; (I) a representation as to whether such stockholder or any such beneficial owner has complied with all state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation; (J) disclosure of any material relationship between such stockholder, or any such beneficial owner, on the one hand, and the Corporation, or any affiliate of the Corporation, on the other hand; and (K) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

(iii)      The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal and in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a). If the Board or the chair of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business advanced by such stockholder, such proposed business shall not be transacted, notwithstanding that such proposal is set forth in the notice of meeting and notwithstanding that proxies in respect of such matter may have been received by the Corporation. For purposes of this Section 2.7 and Article III, Section 3.2 to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

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(iv)      A stockholder shall further update and supplement its notice of any business proposed to be brought before a meeting from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 15 days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. Such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five days after the later of the record date for the meeting or the date a public announcement of the notice of the record date is first made (in the case of any update and supplement required to be made as of the record date), and not later than 10 days prior to the date for the meeting or any adjournment, recess, rescheduling or postponement thereof (in the case of any update and supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business and/or resolutions proposed to be brought before a meeting of the stockholders.

(v)       In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other applicable federal or state securities law with respect to that stockholder’s request to include proposals in the Corporation’s proxy statement.

(b)       Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c)       Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8       Conduct of Meetings. The chair of each annual and special meeting of stockholders shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer or, in the absence (or inability or refusal to act) of the Chief Executive Officer, the President or, in the absence (or inability or refusal to act) of the President, such other person as shall be appointed by the Board. The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate, including such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chair of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present, including regulation of the manner of voting and the conduct of discussion; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; and (f) restrictions on the use of cell phones, audio or video recording devices and similar devices at the meeting. The chair of any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Bylaws and, if any proposed nomination or other business is not in compliance with these Bylaws, to declare that no action shall be taken on such nomination or other

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proposal and such nomination or other proposal shall be disregarded and/or shall not be transacted. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chair of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chair of the meeting.

Section 2.9        Delivery to the Corporation. Whenever Section 2.7 of this Article II or Article III, Section 3.2 of these Bylaws requires one or more persons (including a record or beneficial owner of stock of the Corporation) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, with respect to any notice from any stockholder of record or beneficial owner of the Corporation’s capital stock pursuant to Section 2.7 of this Article II or Article III, Section 3.2 of these Bylaws, to the fullest extent permitted by law, the Corporation expressly opts out of Section 116 of the DGCL.

ARTICLE III
DIRECTORS

Section 3.1       Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Unless otherwise provided by the Certificate of Incorporation and subject to the Stockholders Agreement, dated [•], 2023, by and among Topo Buyer Co, LLC, the Stockholder Parties, as defined therein, Rice Acquisition Holdings II LLC and the Corporation (as it may be amended and/or restated from time to time in accordance with its terms, the “Stockholders Agreement”), the Board shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board shall be filled as set forth in the Certificate of Incorporation and the Stockholders Agreement.

Section 3.2         Advance Notice for Nomination of Directors.

(a)       Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or authorized committee thereof, (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2, on the record date for the determination of stockholders entitled to vote at such meeting and at the time of such meeting and (y) who complies with the notice procedures set forth in this Section 3.2 or (iii) pursuant to the terms of the Stockholders Agreement. For the avoidance of doubt, any stockholder who is entitled to nominate persons for election to the Board pursuant to the Stockholders Agreement and makes a nomination in accordance with the terms of the Stockholders Agreement shall not be required to comply with the notice procedures set forth in this Section 3.2.

(b)       In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have delivered timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the Close of Business on the 90th day nor earlier than the 120th day before the anniversary date of the immediately preceding annual meeting of

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stockholders which date shall, for purposes of the Corporation’s first annual meeting after the domestication of the Corporation from the Cayman Islands, be deemed to have occurred on [•]; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the Close of Business on the 120th day before the meeting and not later than the later of (x) the Close of Business on the 90th day before the meeting or (y) the Close of Business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the 120th day prior to such special meeting and not later than the Close of Business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement of the date of the special meeting at which directors are to be elected is first made by the Corporation. In no event shall the public announcement of an adjournment, recess, rescheduling or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2. The number of nominees a stockholder may nominate for election at an annual or special meeting on its own behalf (or in the case of a stockholder bringing the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at an annual or special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual or special meeting.

(c)       Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (b) and there is no public announcement by the Corporation naming all of the nominees for the additional directorships at least 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to proposed nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)       To be in proper written form, a stockholder’s notice to the Secretary must set forth:

(i)        as to each person whom the stockholder proposes to nominate for election as a director: (A) the name, age, business address and residence address of the person; (B) the principal occupation or employment of the person (both at present and for the preceding five years); (C) the class or series and number of shares of capital stock of the Corporation, if any, that are owned beneficially or of record by the person; (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the nomination or the Corporation; and

(ii)       as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made; (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made; (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names); (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation; (E) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (F) a representation whether the stockholder or the beneficial owner, if any intends or is part of a group which (i) intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee (ii) otherwise to solicit proxies or votes from stockholders in support of such

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nomination and/or (iii) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the Exchange Act, and (G) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Such notice must be accompanied by a written consent of each proposed nominee to being named in the Corporation’s proxy statement and associated proxy card as a nominee of the stockholder, to serving as a director if elected and to the Corporation engaging in a background check of such nominee (including through a third party investigation firm) and to providing information reasonably necessary to complete such a background check in a manner consistent with background checks customarily engaged in by the Corporation for prospective new directors, and such other information as may be required by the Corporation pursuant to any policy of the Corporation governing the selection of directors generally. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(e)       A stockholder shall further update and supplement its notice of any proposed nomination for election to the Board to be brought before a meeting from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 15 days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. Such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five days after the later of the record date for the meeting or the date a public announcement of the notice of the record date is first made (in the case of any update and supplement required to be made as of the record date), and not later than 10 days prior to the date for the meeting or any adjournment, recess, rescheduling or postponement thereof (in the case of any update and supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof). In addition, if the stockholder has delivered to the Corporation a notice relating to the nomination of directors, the stockholder shall deliver to the Corporation no later than 10 days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof, if practicable (or, if not practicable, on the first practicable date prior to the date of the meeting or such adjournment, recess, rescheduling or postponement thereof) reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act (or any successor provision) and the representations made in such notice.

(f)        If the Board or the chair of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2 or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(g)       In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

(h)       Any stockholder directly or indirectly soliciting proxies from other stockholders (other than on behalf of the Corporation) must use a proxy card color other than white, which shall be reserved for exclusive use by the Corporation.

Section 3.3       Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as a director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

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ARTICLE IV
BOARD MEETINGS

Section 4.1       Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting or, if such meeting is held solely by means of remote communication, then by means of remote communication, unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2       Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board. The Chair of the Board shall preside when present at all meetings of the stockholders and the Board. The Chair of the Board shall have such duties as from time to time may be conferred by the Board. The position of Chair of the Board and Chief Executive Officer may be held by the same person.

Section 4.3       Special Meetings. Special meetings of the Board (a) may be called by the Chair of the Board or Chief Executive Officer and (b) shall be called by the Chair of the Board, Chief Executive Officer or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.2, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting.

Section 4.4       Quorum; Required Vote. A majority of total number of directors constituting the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws.

Section 4.5       Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6       Organization. The chair of each meeting of the Board shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chair elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

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ARTICLE V
COMMITTEES OF DIRECTORS

Section 5.1       Establishment. The Board may by resolution of the Board designate one or more committees, including but not limited to an audit committee, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2       Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3       Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4       Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article IV of these Bylaws.

ARTICLE VI
OFFICERS

Section 6.1       Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Chief Accounting Officer, a Secretary and such other officers (including without limitation, a Chair of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a)       Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board. In the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer shall preside when present at all meetings of the stockholders and, if he or she shall be a director, the Board. The position of Chief Executive Officer and President may be held by the same person.

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(b)       President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chair of the Board and Chief Executive Officer, the President shall preside when present at all meetings of the stockholders and, if he or she shall be director, the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(c)       Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function. Each Vice President shall also perform such duties and have such powers as shall be designated by the Board, the Chief Executive Officer or the President.

(d)       Secretary.

(i)The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chair of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)       The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(e)       Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary. Each Assistant Secretary shall also perform such duties and have such powers as shall be designated by the Board, the Chief Executive Officer, the President or the Secretary.

(f)        Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize). The Chief Financial Officer shall also perform such duties and have such powers as shall be designated by the Board, the Chief Executive Officer or the President.

(g)       Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer. The Treasurer shall also perform such duties and have such powers as shall be designated by the Board, the Chief Executive Officer, the President or the Chief Financial Officer.

(h)       Chief Accounting Officer. The Chief Accounting Officer shall have authority over and custody of the financial and property books and records of the Corporation, shall maintain adequate records of all assets, liabilities and transactions of the Corporation and shall have such additional powers and duties as he or she may from time to time be assigned or directed to perform by these Bylaws or by the Board, the Chief Executive Officer, the President or the Chief Financial Officer.

Section 6.2       Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any

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vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3       Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove the same, as it shall from time to time deem necessary or desirable.

Section 6.4       Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII
SHARES

Section 7.1       Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2       Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by two authorized officers of the Corporation (it being understood that each of the Chair of the Board, the Chief Executive Officer, the President, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary shall be an authorized officer for such purpose). Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.3         Lost, Destroyed or Stolen Certificates.

The Corporation may issue a new certificate or shares in uncertificated form in place of any certificate theretofore issued by it, alleged to be haven been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.4         Transfer of Stock.

(a)       Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person’s attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 7.5       Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.6       Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirements of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

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ARTICLE VIII
INDEMNIFICATION

Section 8.1       Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (including any appeal thereof), whether civil, criminal, administrative, regulatory or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, partner, member, trustee, fiduciary, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2         Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1 an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3       Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4       Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

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Section 8.5       Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6       Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7       Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.8       Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.9       Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 8.10     Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.4 hereof, then such meeting shall not be held at any place.

ARTICLE IX
MISCELLANEOUS

Section 9.1         Fixing Record Dates.

(a)       In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the Close of Business next preceding the day on which notice is given, or, if notice is waived, at the Close of Business next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.1(a) at the adjourned meeting.

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(b)       In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the Close of Business on the day on which the Board adopts the resolution relating thereto.

Section 9.2         Means of Giving Notice.

(a)        Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by electronic mail, facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b)       Notice to Stockholders. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation. Notice shall be given (i) if mailed, when deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address, or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address (unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL to be given by electronic transmission). A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. A notice by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files or information. Any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws provided by means of electronic transmission (other than any such notice given by electronic mail) may only be given in a form consented to by such stockholder, and any such notice by such means of electronic transmission shall be deemed to be given as provided by the DGCL. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the DGCL.

(c)       Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

Section 9.3       Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books

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of the Corporation. Attendance at a shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.4         Meeting Attendance via Remote Communication Equipment.

(a)       Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:

(i)        participate in a meeting of stockholders; and

(ii)       be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)       Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5       Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.6       Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.7       Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.8         Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.9       Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.10     Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

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Section 9.11     Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.12     Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chair of the Board, the Chief Executive Officer, the President, or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation or other entity in which the Corporation may own securities, or to consent, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.13      Certain Definitions.

(a)       For purposes of this Article VIII, (i) references to “other enterprise” shall include any employee benefit plan; (ii) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (iii) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (iv) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

(b)       For the purposes of these Bylaws,

(i)        “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close;

(ii)       “Close of Business” on a particular day shall mean 5:00 p.m. local time at the principal executive offices of the Corporation, whether or not the day is a Business Day; and

(iii)      “delivered” shall mean, both (A) hand delivery, overnight courier service, or by certified or registered mail, return receipt requested, in each case to the Secretary at the principal executive offices of the Corporation, and (B) electronic mail to the Secretary.

For purposes of these Bylaws, the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” Where a reference in these Bylaws is made to any statue or regulation, such reference shall be to (1) the statute or regulation as amended from time to time (except as context may otherwise require) and (2) any rules or regulations promulgated thereunder.

Section 9.14     Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the whole Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

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Annex E

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made as of [•], 2023, by and among (a) the Stockholders listed on Schedule I hereto under “Initial NET Power Holders” (together with their respective Permitted Transferees (as defined below), the “NET Power Holders”); (b) Rice Acquisition Holdings II LLC, to be renamed as NET Power Operations LLC on the date hereof (“OpCo”); (c) Rice Acquisition Sponsor II LLC (“RONI Sponsor” and together with the NET Power Holders, the “Stockholder Parties”); and (d) Rice Acquisition Corp. II, to be renamed as NET Power Inc. on the date hereof (including any of its successors by merger, acquisition, reorganization, conversion or otherwise, the “Company”).

RECITALS

WHEREAS, reference is made to that certain Business Combination Agreement, dated as of December 13, 2022 (as it may be amended, supplemented and/or restated from time to time in accordance with its terms, the “Business Combination Agreement” and, the transactions contemplated thereby, the “Transactions”), by and among (a)  the Company, (b) OpCo, (c) Topo Buyer Co, LLC, a Delaware limited liability company, (d) Topo Merger Sub, LLC, a Delaware limited liability company, and (e) NET Power, LLC, a Delaware limited liability company;

WHEREAS, on June 15, 2021, the Company and RONI Sponsor entered into that certain Private Placement Warrants and Warrant Rights Purchase Agreement, pursuant to which RONI Sponsor committed to purchase 10,000,000 warrants in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering (the “Private Placement Warrants”);

WHEREAS, among other things, pursuant to the Business Combination Agreement, (a) OpCo issued a number of Class A Units (as defined below) to the NET Power Holders in accordance with the terms thereof and (b) the Company issued certain shares of Class B Common Stock (as defined below) to the NET Power Holders;

WHEREAS, as of immediately following the closing of the Transactions (the “Closing”), each of the Stockholder Parties Beneficially Owns (as defined below) the respective number of Class A Units of OpCo (the “Class A Units”)[ or Class B Units of OpCo (the “Class B Units” and, together with the Class A Units, the “RONI Holdings Units”), as the case may be], and Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock,” and together with the [Class A Units / RONI Holdings Units], collectively, the “Company Interests”), set forth on Exhibit A hereto;

WHEREAS, the number of Company Interests Beneficially Owned by each Stockholder Party may change from time to time, in accordance with the terms of (a) the Business Combination Agreement, (b) the Amended and Restated Certificate of Incorporation of the Company, as it may be amended, supplemented and/or restated from time to time in accordance with its terms and applicable law (the “Charter”), (c) the by-laws of the Company, as they may be amended, supplemented and/or restated from time to time in accordance with its terms and applicable law (the “By-laws”), and (d) the OpCo A&R LLCA (as defined below), which changes shall be reported by each Stockholder Party to the extent required by and in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, in connection with the Transactions, the Stockholder Parties have agreed to execute and deliver this Agreement.

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NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“8 Rivers” shall mean NPEH, LLC, a Delaware limited liability company controlled by 8 Rivers Capital, LLC.

“8 Rivers Holder” shall mean 8 Rivers.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided, that the Company and its Subsidiaries shall not be deemed to be Affiliates of the Stockholder Parties or any of their respective Affiliates or Subsidiaries. For the purposes of this definition, “control”, when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled,” “controlled by” and “under common control with” have meanings correlative to the foregoing.

“Antitrust Laws” shall mean the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state, provincial, territorial or foreign statutes, rules, regulations, orders, administrative and judicial doctrines, and other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Beneficially Own” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

“BH” shall mean Baker Hughes Energy Services LLC, a Delaware limited liability company.

“BH Holder” shall mean BH, any other “BH Designee” (as defined in the JDA (as defined in the Business Combination Agreement)) or any of their respective Permitted Transferees.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Class A Common Stock” shall mean Class A Common Stock, par value $0.0001 per share, of the Company.

“Closing Date” shall mean the “Closing Date,” as defined in the Business Combination Agreement.

“Common Stock” shall mean Class A Common Stock, Class B Common Stock and any other equity security of the Company issued or issuable with respect to the shares of Class A Common Stock or Class B Common Stock, in each case, by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or similar transaction.

“Confidential Information” shall mean all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to a Stockholder Party by the Company or any of its Subsidiaries or any of their representatives on behalf of the Company or any of its Subsidiaries, or developed or learned by, a Stockholder Party or any of its representatives, in the performance of duties for, or on behalf of, the Company or any of its Subsidiaries, including, without limitation: (a) internal business information of the Company and its Subsidiaries (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with and information about the Company, any of its Subsidiaries, any of its or their Affiliates, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third party that the Company or any

Annex E-2

of its Subsidiaries has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of the Company or any of its Subsidiaries, including, without limitation, identities of potential target companies, management teams and transaction sources identified by, or on behalf of, the Company or any of its Subsidiaries; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to the Company’s intellectual property and updates of any of the foregoing; provided that, “Confidential Information” shall not include any information that has (i) become generally known and widely available for public use other than as a result of the acts or omissions of such Stockholder Party or any Person over which such Stockholder Party has control to the extent such acts or omissions are authorized by such Stockholder Party in the performance of such Person’s assigned duties for such Stockholder Party, (ii) was independently developed by such Stockholder Party or its representatives without the use of any other Confidential Information, (iii) is or has been made known or disclosed to such Stockholder Party by a third party (other than any other Stockholder Party or an Affiliate of a Stockholder Party) without a breach of any obligation of confidentiality such third party may have to the Company or any of its Subsidiaries, or (iv) is expressly covered by another confidentiality or nondisclosure agreement between such Stockholder Party (or any of its Affiliates) and the Company or any of its Subsidiaries (in which case, such other agreement shall control).

“Constellation” shall mean Constellation Energy Generation LLC, a Pennsylvania limited liability company.

“Constellation Holder” shall mean Constellation.

“Contract” shall mean any written or oral contract, agreement, license or Lease (including any amendments thereto).

“Equity Securities” shall mean, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted equity awards, restricted equity units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).

“Existing Registration Rights Agreement” shall mean that certain Registration Rights Agreement dated as of June 15, 2021, by and among Rice Acquisition Corp. II, RONI Sponsor and the holders party thereto.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Fully Diluted Basis” means on a basis calculated assuming the full exercise of all outstanding options, warrants and other rights and obligations to acquire voting interests of the Company (without regard to any vesting provisions) and the full conversion, exercise or exchange of all issued and outstanding securities convertible into or exercisable or exchangeable for voting interests of the Company, not including any voting interests of the Company reserved for issuance pursuant to future awards under any option, equity bonus, share purchase or other equity incentive plan or arrangement of the Company (including the 2023 Omnibus Incentive Plan (as defined in the Business Combination Agreement)).

“Governmental Entity” shall mean any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Initial Percentage Interest” means, with respect to any Stockholder Party, the percentage of the issued and outstanding voting interests of the Company held by such Stockholder Party, together with its Permitted Transferees, as of immediately following the Closing, as determined on a Fully Diluted Basis.

“Law” shall mean any federal, state, local or foreign law, regulation or rule, or any decree, judgment, permit or order, of any Governmental Entity.

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“Lease” shall mean all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company or any Subsidiaries holds any leased real property (along with all amendments, modifications and supplements thereto).

“Liabilities” shall mean any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” shall mean, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“Lock-up Period” shall mean (a) with respect to the Price-Based Lock-up Shares, subject to Section 7(d), the period beginning on the Closing Date and ending on the date that is the three year anniversary of the Closing Date and (b) with respect to the Time-Based Lock-up Shares, subject to Section 7(e), the period beginning on the Closing Date and ending on the date that is the one year anniversary of the Closing Date.

“Lock-up Shares” shall mean, collectively, the Price-Based Lock-up Shares and the Time-Based Lock-up Shares.

“Necessary Action” shall mean, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and do not directly conflict with any rights expressly granted to such party in this Agreement, the Business Combination Agreement, the Charter or the By-laws) reasonably necessary and desirable and within his, her or its control to cause such result, including, without limitation, (a) calling special meetings of the Board or the Stockholders of the Company, (b) voting or providing a proxy with respect to the Company Interests Beneficially Owned by such party, (c) voting in favor of the adoption of Stockholders’ resolutions in connection with any amendments to the Charter or the By-laws or (d) making, or causing to be made, all filings, registrations or similar actions with governmental, administrative or regulatory authorities that are required to achieve such a result.

“OpCo A&R LLCA” shall mean that certain amended and restated limited liability company agreement of OpCo, dated as of the date hereof, as may be amended from time to time in accordance with its terms.

“OXY” shall mean OLCV NET Power, LLC, a Delaware limited liability company.

“OXY Holder” shall mean OXY.

“Percentage Interest” means, as of any determination time and with respect to a Stockholder Party, the percentage of the issued and outstanding voting interests of the Company held by such Stockholder Party, together with its Permitted Transferees, as determined on a Fully Diluted Basis.

“Permanent Incapacity” shall mean, with respect to any Person, when a competent medical authority who is treating such Person has given a written opinion to the Company stating that such Person has become permanently incapable of carrying out his or her functions as an officer or member of the Board, as applicable.

“Permitted Transferee” shall mean, with respect to any Stockholder Party or any of their respective Permitted Transferees: (a) the Company or OpCo or the Subsidiaries of either thereof; (b) any Person approved in writing by the Board, in its sole discretion (such consent not to be unreasonably withheld, conditioned or delayed); (c) in the case of (i) each of the NET Power Holders and (ii) RONI Sponsor or any of their respective Permitted Transferees, (A) each of their respective direct and indirect equityholders and the Affiliates thereof from time to time (including any partner, shareholder or member controlling or under common control with such Stockholder Party or any affiliated investment fund or vehicle), (B) any other Stockholder Party, and (C) any Permitted Transferee of any Stockholder Party; or (d) if a Stockholder Party or Permitted Transferee is a natural Person, any of such Stockholder Party’s or Permitted Transferee’s controlled Affiliates, or any trust or other estate planning vehicle that is under the control of such Stockholder Party or Permitted Transferee, as applicable, and for the sole benefit of such Stockholder Party or Permitted Transferee and/or such Stockholder Party’s and/or such Permitted Transferee’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing Persons, in the case of each of clauses (a) through (d), only if such transferee becomes a party to this Agreement.

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“Person” shall mean individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

“Price-Based Lock-up Shares” shall mean 33 ⅓% of the Company Interests issued to the NET Power Holders pursuant to the Transactions and held by the NET Power Holders as of immediately following the Closing (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like following the Closing), excluding any Company Interests acquired pursuant to the PIPE Investment (as defined in the Business Combination Agreement). With respect to any BH Holder, “Price-Based Lock-up Shares” shall also include any Company Interests received by such BH Holder pursuant to the JDA (as defined in the Business Combination Agreement).

“Proceeding” shall mean any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry or other proceeding at Law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“RONI Sponsor Holders” shall mean RONI Sponsor and its Permitted Transferees.

“Registrable Securities” shall mean (a) the shares of Class A Common Stock issuable upon the exchange of Company Interests held by a Registration Rights Party immediately after the Closing in accordance with the terms of the OpCo A&R LLCA, (b) any shares of Class A Common Stock acquired by a Registration Rights Party pursuant to a Subscription Agreement (as defined in the Business Combination Agreement), (c) any other outstanding shares of Class A Common Stock, and any shares of Class A Common Stock issuable upon the exercise of any other equity securities of the Company, held by a Registration Rights Party as of the date of this Agreement, (d) with respect to any BH Holder, the shares of Class A Common Stock issuable upon the exchange of Company Interests received by such BH Holder pursuant to the JDA (as defined in the Business Combination Agreement) following the Closing and (e) any other equity security of the Company issued or issuable with respect to the shares of Class A Common Stock referenced in clauses (a) through (d) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or other similar transaction; provided, however, that, as to any particular Registrable Security, such security shall cease to be a Registrable Security when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged pursuant to such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further Transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) within 90 days with no volume, manner of sale, current public information or other requirements, restrictions or limitations.

“Registration Statement” shall mean a registration statement filed by the Company or its successor with the Commission (as defined below) in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity), including any related prospectus (preliminary, final, free writing or otherwise), amendments and supplements to such registration statement or any related prospectus, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement. Notwithstanding the foregoing, no prospectus supplement containing an Exchange Act report of the Company filed with respect to a Registration Statement or prospectus for which forward incorporation by reference is unavailable shall be considered a “Registration Statement” hereunder.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shelf Registration Statement” shall mean a Registration Statement for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

“Sponsor Letter Agreement” shall mean the “Sponsor Letter Agreement,” as defined in the Business Combination Agreement.

“Stockholder Designating Party” shall mean each of OXY, 8 Rivers, Constellation and/or RONI Sponsor, as applicable.

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“Stockholder Shares” shall mean all Equity Securities of the Company and OpCo registered in the name of, or Beneficially Owned by, the Stockholder Parties, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50.0% of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Time-Based Lock-up Shares” shall mean 66 ⅔% of the Company Interests issued to the NET Power Holders pursuant to the Transactions and held by the NET Power Holders as of immediately following the Closing (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like following the Closing), excluding any Company Interests acquired pursuant to the PIPE Investment (as defined in the Business Combination Agreement). With respect to any BH Holder, “Time-Based Lock-up Shares” shall also include any Company Interests received by such BH Holder pursuant to the JDA (as defined in the Business Combination Agreement).

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Equity Security or (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. For the avoidance of doubt, no direct or indirect transfer or change in ownership of any Stockholder Party (whether by sale, issuance of Equity Securities, grant, hypothecation, pledge or otherwise) shall be deemed a Transfer.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean an offering for cash pursuant to an effective Registration Statement in which securities of the Company are sold to an Underwriter (or Underwriters) in a firm commitment underwriting for distribution to the public.

“Voting Shares” shall mean all securities of the Company that may be voted in the election of the Directors (as defined below) registered in the name of, or Beneficially Owned by any Person, including any and all Equity Securities of the Company acquired and held by such Person subsequent to the date hereof, which as of the date hereof, shall include the Class A Common Stock and Class B Common Stock.

2. Registration Rights.

(a) Registration Statement Covering Resale of Registrable Securities.

(i) Within 30 calendar days after the Closing Date (and in no event later than the date of filing of any registration statement pursuant to a Subscription Agreement), the Company will file with the Securities and Exchange Commission (the “Commission”) (at its sole cost and expense) a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time or its successor form (“Form S-3”), or, if the Company is ineligible to use Form S-3, a Registration Statement on Form S-1 or any similar long-form registration that may be available at such time or its successor form (“Form S-1”), for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the NET Power Holders (each, a “Registration Rights Party” and together, the “Registration Rights Parties”) of all of the Registrable Securities then held by the Registration Rights Parties pursuant to any method or combination of methods legally available to, and requested by any Registration Rights Party (the “Resale Shelf Registration Statement”). RONI Sponsor acknowledges and agrees, on its own behalf and on behalf of the other Holders (as defined in the Existing Registration Rights Agreement) pursuant to Section 5.5 of the Existing Registration Rights Agreement, that the Company may also include the Registrable Securities (as defined in the Existing Registration Rights Agreement) in the Resale Shelf Registration Statement, in which case, such Resale Shelf Registration Statement shall constitute a “Demand Registration” under the Existing Registration Rights Agreement. The Company shall use its commercially reasonable efforts to have the Resale Shelf Registration Statement declared effective as soon as practicable

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after the filing thereof, but no later than the earlier of (A) 45 calendar days after the filing thereof (or, if the Commission reviews and has written comments to the Resale Shelf Registration Statement, the 90th calendar day following the filing thereof) (B) the first date of effectiveness of any registration statement filed pursuant to a Subscription Agreement, and (C) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (the earlier of (A) and (C), the “Effectiveness Deadline”); provided, that if such deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Company agrees to cause such Resale Shelf Registration Statement, or another shelf registration statement that includes the Registration Rights Parties’ Registrable Securities, to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Registration Rights Parties until all such Registrable Securities have ceased to be Registrable Securities (the “Effectiveness Period”). If the Company files a Form S-1 pursuant to this Section 2(a)(i), the Company shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 (by filing a post-effective amendment to the Form S-1 or a new Shelf Registration Statement and obtaining its effectiveness, in either case, without affecting the effectiveness and availability of the existing Form S-1 until the effectiveness of the post-effective amendment or new Shelf Registration Statement) as soon as practicable after the Company is eligible to use Form S-3 (it being agreed that the Company shall file an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company for the resale of the Registrable Securities).

(ii) Notification and Distribution of Materials. The Company shall notify the Registration Rights Parties in writing of the effectiveness of the Resale Shelf Registration Statement promptly and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), any prospectus contained therein or relating thereto (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as a Registration Rights Party may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

(iii) Amendments and Supplements; Subsequent Shelf Registration. Subject to the provisions of Section 2(a)(i) above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith or any document that is to be incorporated by reference into such Resale Shelf Registration Statement or prospectus as may be reasonably requested by a Registration Rights Party, as may be necessary to keep the Resale Shelf Registration Statement effective or as may be required by the rules, regulations or instructions applicable to the form used by the Company or by the Securities Act or rules and regulations thereunder with respect to the disposition of all Registrable Securities during the Effectiveness Period. If any Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason during the Effectiveness Period, the Company shall use its reasonable best efforts to as promptly as practicable cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), and shall use its reasonable best efforts to as promptly as practicable amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration Statement (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Registration Rights Party; provided that the Effectiveness Period shall be extended by the amount of time during which any of the Registrable Securities of the Registration Parties are not registered under an effective Resale Shelf Registration Statement. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, in compliance with the provisions of the Securities Act and available for use during the Effectiveness Period. Any references herein to Resale Shelf Registration Statement shall include any Subsequent Shelf Registration and any Shelf Registration Statement filed pursuant to the last sentence of Section 2(a)(i).

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(iv) Suspensions. The Registration Rights Parties each acknowledge and agree that upon receipt of written notice from the Company, the Company may suspend the use of the Resale Shelf Registration Statement if it determines that in order for such registration statement not to contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, an amendment thereto would be needed to include information that would at that time not otherwise be required to be disclosed in a current, quarterly or annual report under the Exchange Act and the Company has a bona fide business purpose for not making such information public, provided, that, (i) the Company shall suspend the use of the Resale Shelf Registration Statement for the shortest period of time, but in no event for a period of more than 60 consecutive days or more than a total of 120 calendar days in any 360-day period; provided, however, that the Company shall not defer or suspend its obligations in this manner more than three times in any 360-day period; (ii) the Company shall suspend the use of any other Registration Statement and prospectus and shall not sell any securities for its own account or that of any other stockholder, in each case during such time as the Resale Shelf Registration Statement is suspended pursuant to this Section 2.1(a)(iv); and (iii) the Company shall use commercially reasonable efforts to make such Resale Shelf Registration Statement available for the sale by the Registration Rights Parties of such securities promptly thereafter. The Company shall immediately notify the Registration Rights Parties in writing of (i) the date on which such suspension will begin pursuant to this Section 2(a)(iv) and (ii) the date on which such suspension period will end pursuant to this Section 2(a)(iv). The Effectiveness Period shall be extended by the amount of time during which the use of any Registration Statement is suspended pursuant to this Section 2(a)(iv).

(v) Registration of Additional Registrable Securities. If a Resale Shelf Registration Statement is then effective, within 10 Business Days after the Company has received a written request from a Permitted Transferee holding Registrable Securities not covered by an effective Resale Shelf Registration Statement, the Company shall file a prospectus supplement or amendment to the Resale Shelf Registration Statement to add such Permitted Transferee as a selling stockholder in such Resale Shelf Registration Statement to the extent permitted under the rules and regulations promulgated by the Commission.

(vi) Shelf Takedown. Subject to the other applicable provisions of this Agreement, at any time that any Resale Shelf Registration Statement is effective, if a Registration Rights Party delivers a notice to the Company stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Resale Shelf Registration Statement (a “Shelf Offering”) and stating the number of Registrable Securities to be included in such Shelf Offering, then, subject to the other applicable provisions of this Agreement, the Company shall, as promptly as practicable, amend or supplement the Resale Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering.

(b) Underwritten Takedown.

(i) At any time and from time to time after the Resale Shelf Registration Statement has been declared effective by the Commission, a Registration Rights Party may request (such requesting Person, the “Demanding Holder”) to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (before deduction of underwriting discounts and commissions) reasonably expected to exceed, in the aggregate, $25,000,000 or with respect to all of the then outstanding Registrable Securities of such NET Power Holder (the “Underwritten Shelf Takedown Conditions”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown (an “Underwritten Demand”). Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of three Underwritten Offerings pursuant to Section 2(b) in any 12-month period and is not obligated to effect an Underwritten Offering pursuant to this Section 2(b) within 90 days after the closing of any Underwritten Offering (the “Underwritten Offering Limitations”). Each of OXY Holder, Constellation Holder and 8 Rivers Holder shall be entitled to one Underwritten Demand per year, subject to the Underwritten Shelf Takedown Conditions and Underwritten Offering Limitations. BH Holder shall not be entitled to make any Underwritten Demand. For the avoidance of doubt, Underwritten Shelf Takedowns shall include underwritten block trades. No securities other than the Registrable Securities of a Registration Rights Party may be included in any block trade initiated by a Demanding Holder without the prior written consent of the Demanding Holder.

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(ii) The Company shall, within three Business Days of the Company’s receipt of an Underwritten Demand (one Business Day if such offering is a block trade or a “bought deal” or “overnight transaction” (a “Bought Deal”)), notify, in writing, all other Registration Rights Parties of such demand, and each Registration Rights Party who thereafter wishes to include all or a portion of such Registration Rights Party’s Registrable Securities in such Underwritten Offering (a “Requesting Holder”) shall so notify the Company, in writing, within three Business Days (one Business Day if such offering is a block trade or a Bought Deal) after the receipt by the Registration Rights Parties of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder, such Requesting Holder shall be entitled to have its Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand, subject to compliance with Section 2(b)(iii).

(iii) The Demanding Holder shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally or regionally recognized investment banks and which selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed) and to agree to the pricing and other terms of such offering. In connection with an Underwritten Shelf Takedown, the Company and all Requesting Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2(b) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering, and the Company shall take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Shelf Takedown.

(iv) If the managing Underwriter for an Underwritten Shelf Takedown advises the Demanding Holder that in its opinion the inclusion of all securities requested to be included in the Underwritten Shelf Takedown (whether by the Demanding Holder, the Requesting Holders, the Company or any other Person) may materially and adversely affect the price, timing, distribution or success of the offering (a “Negative Impact”), then all such securities to be included in such Underwritten Shelf Takedown shall be limited to the securities that the managing Underwriter believes can be sold without a Negative Impact and shall be allocated as follows: (A) first, the Registrable Securities of the Demanding Holder and the Requesting Holders (on a pro rata basis based on the number of shares of Registrable Securities properly requested by such Demanding Holder and Requesting Holders to be included in the Underwritten Shelf Takedown), (B) second, to the extent that any additional securities can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the parties to the Existing Registration Rights Agreement who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to such agreement in accordance with the terms of such agreement, (C) third, to the extent that any additional securities can, in the opinion of the managing Underwriter, be sold without a Negative Impact, to the Company and (D) fourth, to the extent that any additional securities can, in the opinion of the managing Underwriter, be sold without a Negative Impact, to the Company’s other securityholders who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to an agreement, other than this Agreement, with the Company that provides for registration rights in accordance with the terms of such agreement.

(v) Withdrawal Rights. Any Demanding Holder initiating an Underwritten Shelf Takedown for any or no reason whatsoever may withdraw from such Underwritten Shelf Takedown by giving written notice to the Company prior to the public announcement of the Underwritten Shelf Takedown by the Company; provided that a Registration Rights Party not so withdrawing may elect to have the Company continue an Underwritten Shelf Takedown if the Underwritten Shelf Takedown Conditions would still be satisfied. Following the receipt of any withdrawal notice, the Company shall promptly forward such notice to any other Registration Rights Party that had elected to participate in such Underwritten Shelf Takedown. A withdrawn Underwritten Shelf Takedown will be considered as an Underwritten Offering for purposes of the Underwritten Offering Limitations unless (i) the Demanding Holder pays all Registration Expenses in connection with such withdrawn Underwritten Shelf Takedown, (ii) subsequent to the delivery of the Underwritten Demand to the Company, material adverse information regarding the Company is disclosed that was not known by the Demanding Holder at the time the Underwritten Demand was made, (iii) subsequent to the delivery of the Underwritten Demand to the Company, the Company suspends the use of the Resale Shelf Registration Statement pursuant to Section 2(a)(iv) hereto, or (iv) the Company has not complied in all material respects with its obligations hereunder required to have been taken prior to such withdrawal.

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(c) Piggyback Rights.

(i) Piggyback Rights. Subject to Section 7, at any time and from time to time after 40 days following the Closing Date, if the Company proposes to (A) file a Registration Statement with respect to an offering of Equity Securities of the Company or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of the Company (other than a form not available for registering the resale of the Registrable Securities to the public), for its own account or for the account of a Stockholder of the Company that is not a party to this Agreement, or (B) conduct an offering of Equity Securities of the Company or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of the Company, for its own account or for the account of a Stockholder that is not a party to this Agreement (such offering referred to in clause (A) or (B), a “Piggyback Offering”), the Company shall promptly give written notice (the “Piggyback Notice”) of such Piggyback Offering to the Registration Rights Parties. The Piggyback Notice shall include the amount and type of securities to be included in such offering, the expected date of commencement of marketing efforts and any proposed managing underwriter and shall offer the Registration Rights Parties the opportunity to include in such Piggyback Offering such amount of Registrable Securities as each Registration Rights Party may request. Subject to Section 2(c)(ii) and Section 2(c)(iv), the Company will include in each Piggyback Offering all Registrable Securities for which the Company has received written requests for inclusion within ten days after the date the Piggyback Notice is given (provided that, in the case of a block trade or a Bought Deal, such written requests for inclusion must be received within one Business Day after the date the Piggyback Notice is given); provided, however, that, in the case of a Piggyback Offering in the form of a “takedown” under a Shelf Registration Statement, such Registrable Securities are covered by an existing and effective Shelf Registration Statement that may be utilized for the offering and sale of the Registrable Securities requested to be offered. All Registration Rights Parties proposing to distribute their securities through a Piggyback Offering, as a condition for inclusion of their Registrable Securities therein, shall agree to enter into an underwriting agreement with the Underwriters for such Piggyback Offering; provided, however, that the underwriting agreement is in customary form.

(ii) Company Right to Abandon or Delay. If at any time after giving the Piggyback Notice and prior to the time sales of securities are confirmed pursuant to the Piggyback Offering, the Company determines for any reason not to register or delay the Piggyback Offering, the Company may, at its election, give notice of its determination to all Registration Rights Parties, and in the case of such a determination, will be relieved of its obligation set forth in Section 2(c) in connection with the abandoned or delayed Piggyback Offering, without prejudice. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggyback Offering as provided in Section 2(d)(xi).

(iii) Withdrawal Rights. Any Registration Rights Party requesting to be included in a Piggyback Offering may withdraw its request for inclusion by giving written notice to the Company, (A) at least three Business Days prior to the anticipated effective date of the registration statement filed in connection with such Piggyback Offering if the registration statement requires acceleration of effectiveness or (B) in all other cases, one Business Day prior to the anticipated date of the filing by the Company under Rule 424 of a supplemental prospectus (which shall be the preliminary supplemental prospectus, if one is used in the “takedown”) with respect to such offering; provided, however, that the withdrawal will be irrevocable and, after making the withdrawal, a Registration Rights Party will no longer have any right to include its Registrable Securities in that Piggyback Offering.

(iv) Unlimited Piggyback Registration Rights. For the avoidance of doubt, any Registration or Underwritten Offering pursuant to Section 2(c) of this Agreement shall not be counted as an Underwritten Offering under Section 2(b) of this Agreement.

(v) Reduction of Offering. If the managing Underwriter for a Piggyback Offering advises the Company that in its opinion the inclusion of all securities requested to be included in such Piggyback Offering (whether by the Company, the Registration Rights Parties or any other Person) may have a Negative Impact, then all such shares to be included therein shall be limited to the shares that the managing Underwriter believes can be sold without a Negative Impact and shall be allocated as follows:

(A) If the Piggyback Offering is initiated by the Company for its own account: (1) first, to the Company, (2) second, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the parties to the Existing

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Registration Rights Agreement who properly requested to include their securities in such Piggyback Offering pursuant to such agreement in accordance with the terms of such agreement, (3) third, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Registration Rights Parties who properly requested to include their Registrable Securities in such Piggyback Offering (on a pro rata basis based on the number of Registrable Securities properly requested by such Persons to be included in the Piggyback Offering), and (4) fourth, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to other securityholders who properly requested to include their securities in such Piggyback Offering pursuant to an agreement, other than this Agreement, with the Company that provides for registration rights in accordance with the terms of such agreement; and

(B) If the Piggyback Offering is initiated by the Company for the account of a Person pursuant to an agreement, other than this Agreement, with the Company that provides for registration rights: (1) first, to such Person, (2) second, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the parties to the Existing Registration Rights Agreement who properly requested to include their securities in such Piggyback Offering pursuant to such agreement in accordance with the terms of such agreement, (3) third, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Registration Rights Parties who properly requested to include their Registrable Securities in such Piggyback Offering (on a pro rata basis based on the number of Registrable Securities properly requested by such Persons to be included in the Piggyback Offering), (4) fourth, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Company, and (5) fifth, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to other securityholders who properly requested to include their securities in such Piggyback Offering pursuant to an agreement, other than this Agreement and other than the Existing Registration Rights Agreement, with the Company that provides for registration rights in accordance with the terms of such agreement.

(d) Registration and Offering Procedures.

(i) Notification. After the effectiveness of the Resale Shelf Registration Statement, the Company shall promptly notify the Registration Rights Parties with Registrable Securities included in such Registration Statement: (A) when the Resale Shelf Registration Statement becomes effective; (B) when any post-effective amendment to the Resale Shelf Registration Statement becomes effective; (C) of the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to cause it to be removed as promptly as possible if entered); and (D) any request by the Commission for any amendment or supplement to the Resale Shelf Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by the Resale Shelf Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in the Resale Shelf Registration Statement any such supplement or amendment. Prior to filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including all exhibits thereto and documents incorporated by reference therein, the Company shall furnish to the Underwriters, if any, the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed and such other documents as the Underwriters or such holders or their counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such holders sufficiently in advance, but in no event later than at least three calendar days in advance, of filing to provide such Underwriters, such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon. Notwithstanding the foregoing, no notice shall be required with respect to a prospectus supplement containing an Exchange Act report of the Company filed with respect to a Registration Statement or prospectus for which forward incorporation by reference is unavailable and any such prospectus supplement shall not be considered a “Registration Statement” hereunder.

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(ii) In no event shall any Registration Rights Party be identified as a statutory underwriter in a Registration Statement unless in response to a comment or request from the staff of the Commission; provided, however, that if the Commission requests that any Registration Rights Party be identified as a statutory underwriter in a Registration Statement, each Registration Rights Party so requested to be identified will have an opportunity to withdraw from the Registration Statement.

(iii) If the Commission prevents the Company from including any or all of the Registrable Securities in the Resale Shelf Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable shareholders or otherwise, (A) such Registration Statement shall register for resale such number of Registrable Securities that is equal to the maximum number as is permitted by the Commission, (B) the number of Registrable Securities to be registered for each Registration Rights Party shall be reduced pro rata among all securities registered thereunder, and (C) promptly inform each of the Registration Rights Parties and as expeditiously as possible after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall amend such Resale Shelf Registration Statement or file a new Resale Shelf Registration Statement to register such additional Registrable Securities and cause such amendment or new Resale Shelf Registration Statement to become effective as expeditiously as possible; provided, however, that prior to filing such amendment or new Resale Shelf Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff, including without limitation, the Manual of Publicly Available Telephone Interpretations D.29; provided further that the Effectiveness Period shall be extended by the amount of time during which any of the Registrable Securities of the Registration Parties are not registered as a result of the foregoing.

(iv) Securities Laws Compliance and FINRA. The Company shall use its reasonable best efforts to (A) register or qualify the Registrable Securities covered by the Resale Shelf Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the holders of Registrable Securities included in the Resale Shelf Registration Statement (in light of their intended plan of distribution) may reasonably request and (B) take such action necessary to cause such Registrable Securities covered by the Resale Shelf Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction where it is not then otherwise so subject. The Company shall cooperate with the holders of the Registrable Securities and the Underwriters, if any, or agent(s) participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA.

(v) Cooperation. The Company shall (A) enter into such agreements (including an underwriting agreement in customary form) and take such other actions as the Registration Rights Parties included in a Registration Statement or the Underwriters, if any, shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification, and (B) provide reasonable cooperation, including taking such actions as may be reasonably requested by the holders of the Registrable Securities in connection with such Registration and causing at least one executive officer and a senior financial officer to attend and participate in “road shows” and other information meetings organized by the Underwriters, if any, or with attorneys, accountants or potential investors, in each case as reasonably requested; provided, however, that the Company shall have no obligation to participate in more than three “road shows” in any 12-month period and such participation shall not unreasonably interfere with the business operations of the Company. The Company shall reasonably cooperate with the holders of the Registrable Securities and the Underwriters, if any, or agent(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the Registration Statement and enable such securities to be in such denominations and registered in such names as the Underwriters, or agent, if any, or the holders of such Registrable Securities may request.

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(vi) Opinions and Comfort Letters. The Company shall use its reasonable best efforts to obtain and, if obtained, furnish an opinion and negative assurances letter of outside counsel for the Company, dated as of a date reasonably requested by a Registration Rights Party, to the extent such opinions or letters are customary, or, in the event of an Underwritten Public Offering, as of the date of the closing under the underwriting agreement, and addressed to the holders of Registrable Securities participating in such offering (to the extent required or customary in such offering), the placement agent, sales agent or Underwriter, if any, reasonably satisfactory in form and substance to such party, covering such legal matters as are customarily included in such opinions and negative assurances letters. With respect to any Underwritten Offering pursuant to this Agreement, the Company shall use its reasonable best efforts to obtain and, if obtained, furnish a “comfort” letter, dated the date of the underwriting agreement and another dated the date of the closing under the underwriting agreement and addressed to the Underwriters and signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in the applicable Registration Statement, reasonably satisfactory in form and substance to such Underwriters.

(vii) Transfer Agent. The Company shall provide and maintain a transfer agent and registrar for the Registrable Securities.

(viii) Records. Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, Directors (as defined below) and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

(ix) Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of any Resale Shelf Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission).

(x) Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

(xi) Registration Expenses. The Company shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2(a), any Resale Shelf Takedown pursuant to Section 2(a), any Underwritten Shelf Takedown pursuant to Section 2(b), any Piggyback Offering pursuant to Section 2(c), and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Resale Shelf Registration Statement becomes effective, including, without limitation: (A) all registration and filing fees; (B) fees and expenses of compliance with securities or “blue sky” Laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (C) printing, messenger and delivery expenses; (D) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (E) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by the terms hereof; (F) FINRA fees; (G) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (H) the fees and expenses of any special experts retained by the Company in connection with such registration; (I) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration or Transfer and (J) the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with such registration and/or marketing of the Registrable Securities (collectively, the “Registration Expenses”). The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders, but the Company shall pay any underwriting discounts or selling commissions attributable to the securities it sells for its own account.

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(xii) Information. The holders of Registrable Securities shall promptly provide such customary information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws; provided that the Company may exclude a Registration Rights Party from the Resale Shelf Registration Statement if following the Company’s request for such information at least five Business Days prior to the anticipated filing date of the Resale Shelf Registration Statement, such Registration Rights Party unreasonably fails to furnish such information that is, in the reasonable opinion of the Company’s counsel, necessary to effect the registration under the Resale Shelf Registration Statement; provided further that the Company shall use commercially reasonable efforts to include such Registration Rights Party in the Resale Shelf Registration Statement when such Registration Statement is next amended or supplemented or a Subsequent Shelf Registration is filed if such Registration Rights Party has then timely provided such necessary information.

(xiii) Other Obligations. At any time and from time to time after the expiration of any lock-up period to which such shares are subject, if any, in connection with a sale or Transfer of Registrable Securities exempt from registration under the Securities Act or through transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, the Company shall, subject to the receipt of customary documentation required from the applicable holders in connection therewith and subject to applicable securities and other laws, (A) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (B) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (A). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by such holders in connection with the aforementioned sales or Transfers.

(xiv) Legend Removal Obligations. If any Registration Rights Party (A) proposes to sell or Transfer any Registrable Securities exempt from Section 5 of the Securities Act, pursuant to an effective Registration Statement, or pursuant to Rule 144, including in each case in connection with any trading program under Rule 10b5-1 of the Exchange Act, (B) holds Registrable Securities that are eligible for resale pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares or (C) holds Registrable Securities which do not require a legend under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) as determined in good faith by counsel to the Company or set forth in a legal opinion delivered by nationally recognized counsel to such Registration Rights Party, then the Company shall, at the sole expense of the Company, promptly, and in any event no later than within two trading days, take any and all actions necessary or reasonably requested by such Registration Rights Party to facilitate and permit the removal of any restrictive legends from such Registrable Securities, including, without limitation, the delivery of any opinions of counsel or instruction letters to the transfer agent as are requested by the same. Each Registration Rights Party agrees to provide the Company, its counsel or the transfer agent with the evidence reasonably requested by it to cause the removal of such legends, including, as may be appropriate, any information the Company reasonably deems necessary to determine that such legend is no longer required under the Securities Act or applicable state Laws.

(xv) Rule 144. With a view to making available to the Registration Rights Parties the benefits of Rule 144 that may, at such times as Rule 144 is available to shareholders of the Company, permit the Registration Rights Parties to sell securities of the Company to the public without registration, the Company agrees to: (A) make and keep public information available, as those terms are understood and defined in Rule 144, for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the Commission; (B) not later than four Business Days following the Closing Date, file a Current Report on Form 8-K that includes current “Form 10 information” (within the meaning of Rule 144) reflecting the Company’s status as an entity that is no longer an issuer described in paragraph (i)(1)(i) of Rule 144; (C) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (D) furnish to each Registration Rights Party so

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long as such Registration Rights Party owns Registrable Securities, within two Business Days following its receipt of a written request, (I) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (II) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company (it being understood that the availability of such report on the Commission’s EDGAR system shall satisfy this requirement) and (III) such other information as may be reasonably requested in writing to permit the Registration Rights Parties to sell such securities pursuant to Rule 144 without registration.

(xvi) In Kind Distributions. If any holder of Registrable Securities seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders, the Company will reasonably cooperate with and assist such holder, such equityholders and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such holder (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent, the delivery of customary legal opinions by counsel to the Company and the delivery of Registrable Securities without restrictive legends, to the extent no longer applicable).

(xvii) No Inconsistent Agreements; Additional Rights. The Company hereby covenants and agrees that neither the Company nor any of its Subsidiaries shall hereafter enter into, and neither the Company nor any of its Subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the holders of Registrable Securities by this Agreement. Without the prior written consent of each Registration Rights Party, neither the Company nor any of its Subsidiaries shall grant to any Person or agree to otherwise become obligated in respect of the rights of registration in the nature or substantially in the nature of those set forth in Section 2 of this Agreement that would have priority over the Registrable Securities with respect to the inclusion of such securities in any registration, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement, the Subscription Agreements and the Existing Registration Rights Agreement; provided that, without the prior written consent of each Registration Rights Party, neither the Existing Registration Rights Agreement nor the Subscription Agreements may be amended in a way that would result in such agreements being inconsistent with or violating the rights granted to the Registration Rights Parties by this Agreement or resulting in the holders thereunder having rights that are more favorable to such holders or prospective holders than the rights granted to the Registration Rights Parties hereunder; provided, further, that no additional parties shall be granted registration rights under the Existing Registration Rights Agreement (other than “Permitted Transferees” as defined therein) without the prior written consent of the Registration Rights Parties. For the avoidance of doubt, the Registration Rights Parties each acknowledge and agree that the Company may include securities of the parties to the Subscription Agreement and the Existing Registration Rights Agreement on the Resale Shelf Registration Statement.

(xviii) 10b5-1 Plan. In no event shall the Company or any officer unreasonably withhold, condition or delay approval of any trading plan under Rule 10b5-1 of the Exchange Act presented by a Registration Rights Party. For the avoidance of doubt, no such approval is needed for the implementation of trading plans under Rule 10b5-1 of the Exchange Act by Stockholder Parties that are not subject to the Company’s Insider Trading Policy.

(e) Indemnification.

(i) The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Registration Rights Party, its directors, members, managers, partners and officers, employees, and agents, and each person who controls such Registration Rights Party (within the meaning of the Securities Act or the Exchange Act) and each affiliate of such Registration Rights Party (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement filed pursuant to the terms of this Agreement, prospectus included in or relating to any such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any violation or alleged violation by the Company of any federal, state, common or other law, rule or regulation applicable to the Company in connection with such registration, including the Securities Act, any state securities or “blue

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sky” laws or any rule or regulation thereunder in connection with such registration, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Registration Rights Party expressly for use therein.

(ii) Each Registration Rights Party agrees, severally and not jointly with the other parties to this Agreement, to indemnify and hold harmless the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue statement of material fact contained in any Registration Statement filed pursuant to the terms of this Agreement, prospectus included in any such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of a Registration Rights Party expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Registration Rights Parties furnishing such information or affidavits. In no event shall the liability of a Registration Rights Party be greater in amount than the dollar amount of the net proceeds received by the Registration Rights Party upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder except to the extent such failure has not prejudiced the indemnifying party in defending such claim) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim (plus one local counsel for all parties in each jurisdiction in which a proceeding with respect to such claim is taking place), unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation or includes any admission as to fault, culpability or failure to act on the part of such indemnified party.

(iv) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Registrable Securities.

(v) If the indemnification provided under this Section 2(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by an indemnifying party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges

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or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2(e)(v) from any person who was not guilty of such fraudulent misrepresentation. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2(e)(v) were determined solely by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 2(e)(v). Any contribution pursuant to this Section 2(e)(v) by any Registration Rights Party shall be limited in amount to the amount of net proceeds received by such Registration Rights Party from the sale of Registrable Securities pursuant to a Registration Statement filed pursuant to the terms of this Agreement, less the aggregate amount of any damages or other amounts such Registration Rights Party has otherwise been required to pay (pursuant to the indemnification provisions of this Section 2(e) or otherwise) by reason of such Registration Rights Party’s untrue or alleged untrue statement or omission or alleged omission. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement. The indemnification and contribution obligations provided for in this Section 2(e) shall be in addition to any liability which any party may otherwise have to any other party, shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, manager, agent, representative or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

3. Board of Directors.

(a) Board Representation. The Board shall initially consist of ten directors designated by the Stockholder Parties and the Company pursuant to and in accordance with the terms hereof (each, a “Director”). Subject to the terms and conditions of this Agreement, from and after the date of this Agreement, the Company and each Stockholder Party shall take all Necessary Action to cause, effective beginning immediately following the Closing Date, the Board to be comprised of ten Directors who, initially, shall be the Persons identified on Exhibit B hereto.

(b) Company Directors.

(i) During the term of this Agreement, in advance of each annual meeting of stockholders (or other election of Directors), the Board shall be entitled to designate, nominate and include on the Company’s slate of director nominees a minimum of three independent Directors (the “Company Directors” and each a “Company Director”) to serve on the Board, who shall initially be the Persons designated as the Company Directors on Exhibit B hereto. Prior to the Third OXY Fall-Away Date, the 8 Rivers Fall-Away Date and the Constellation Fall-Away Date, as applicable, the Board shall consult with OXY, 8 Rivers and Constellation, respectively, concerning the Persons to be designated by the Board as the Company Directors for such annual meeting or other election of Directors.

(c) OXY Directors.

(i) Prior to the First OXY Fall-Away Date, in advance of each annual meeting of Stockholders (or other election of Directors), subject to Section 3(c)(ii), the holders of a majority of the Common Stock held by OXY or its Permitted Transferees, shall have the right to designate, and the Board will take all Necessary Action to nominate and include on the Company’s slate of director nominees for such annual meeting or other election of Directors, (A) three Directors (each, an “OXY Director”), who shall initially be the Persons designated as the OXY Directors on Exhibit B hereto, and, for only so long as OXY has the right to appoint three Directors, (B) after the earlier to occur of (x) the date that is six months following the commercial operation date of the utility-scale power plant using the Company’s power generation system referred to as “Serial Number 1” and (y) December 31, 2027, one such OXY Director shall be an “independent director” for purposes of the applicable stock exchange listing standards. Following the First OXY Fall-Away Date but prior to the Second OXY Fall-Away Date, in advance of each annual meeting of Stockholders (or other election of Directors), subject to Section 3(c)(ii), the holders of a majority of the Common Stock held by OXY or its Permitted Transferees, shall have the right to designate, and the Board will take all Necessary Action to nominate and include on the Company’s slate of director nominees for such annual meeting or other election of Directors, two OXY Directors. Following the Second OXY Fall-Away Date but prior to the Third OXY Fall-Away Date, in advance of each annual meeting of Stockholders (or other election of Directors), subject to Section 3(c)(ii), the holders of a majority of the Common Stock held by OXY or its Permitted

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Transferees, shall have the right to designate, and the Board will take all Necessary Action to nominate and include on the Company’s slate of director nominees for such annual meeting or other election of Directors, one OXY Director. Any OXY Director shall in no event be considered to be an Affiliate of OXY based solely on his or her status as a Director, and OXY shall in no event be imputed or deemed to have material non-public information, including under the Company’s insider trading policy, as a result of its rights under Section 3 of this Agreement.

(ii) Notwithstanding the foregoing, (A) on the first date (the “First OXY Fall-Away Date”) after the Closing Date that OXY, together with its Permitted Transferees, fails to hold at least 25% of the issued and outstanding voting interests of the Company, the right of OXY to designate three OXY Directors shall cease, and the term of one then current OXY Director shall thereupon automatically end, (B) on the first date (the “Second OXY Fall-Away Date”) after the Closing Date that OXY, together with its Permitted Transferees, fails to hold at least 20% of the issued and outstanding voting interests of the Company, the right of OXY to designate two OXY Directors shall cease, and the term of one then current OXY Director shall thereupon automatically end and (C) on the first date (the “Third OXY Fall-Away Date”) after the Closing Date that OXY, together with its Permitted Transferees, fails to hold at least 10% of the issued and outstanding voting interests of the Company, the right of OXY to designate an OXY Director shall cease, and the term of the then current OXY Director shall thereupon automatically end. The Board will take all Necessary Action such that the applicable Person formerly serving as an OXY Director (and, in the case of each of (i) the First OXY Fall-Away Date and (ii) the Second OXY Fall-Away Date, as applicable, that the OXY Holder has designated for termination) is no longer a Director from and after the First OXY Fall-Away Date, Second OXY Fall-Away Date or Third OXY Fall-Away Date, as applicable.

(d) 8 Rivers Directors.

(i) Prior to the 8 Rivers Fall-Away Date, in advance of each annual meeting of stockholders (or other election of Directors), subject to Section 3(d)(ii), the holders of a majority of the Common Stock held by 8 Rivers or its Permitted Transferees, shall have the right to designate, and the Board will take all Necessary Action to nominate and include on the Company’s slate of director nominees for such annual meeting or other election of Directors, one Director (the “8 Rivers Director”), who shall initially be the Person designated as the 8 Rivers Director on Exhibit B hereto. Any 8 Rivers Director shall in no event be considered to be an Affiliate of 8 Rivers based solely on his or her status as a Director, and 8 Rivers shall in no event be imputed or deemed to have material non-public information, including under the Company’s insider trading policy, solely as a result of its rights under Section 3 of this Agreement.

(ii) Notwithstanding the foregoing, on the first date (the “8 Rivers Fall-Away Date”) after the Closing Date that (A) 8 Rivers, together with its Permitted Transferees, fails to hold at least 10% of the issued and outstanding voting interests of the Company and (B) 8 Rivers’ Percentage Interest represents less than 50% of its Initial Percentage Interest, the right of 8 Rivers to designate the 8 Rivers Director shall cease, and the term of the then current 8 Rivers Director shall thereupon automatically end. The Board will take all Necessary Action such that the Person formerly serving as the 8 Rivers Director is no longer a Director from and after the 8 Rivers Fall-Away Date.

(e) Constellation Directors.

(i) Prior to the Constellation Fall-Away Date, in advance of each annual meeting of stockholders (or other election of Directors), subject to Section 3(e)(ii), the holders of a majority of the Common Stock held by Constellation or its Permitted Transferees, shall have the right to designate, and the Board will take all Necessary Action to nominate and include on the Company’s slate of director nominees for such annual meeting or other election of Directors, one Director (the “Constellation Director”), who shall initially be the Person designated as the Constellation Director on Exhibit B hereto, and shall be an “independent director” for purposes of the applicable stock exchange listing standards. Any Constellation Director shall in no event be considered to be an Affiliate of Constellation based solely on his or her status as a Director, and Constellation shall in no event be imputed or deemed to have material non-public information, including under the Company’s insider trading policy, solely as a result of its rights under Section 3 of this Agreement.

(ii) Notwithstanding the foregoing, on the first date (the “Constellation Fall-Away Date”) after the Closing Date that (A) Constellation, together with its Permitted Transferees, fails to hold at least 10% of the issued and outstanding voting interests of the Company and (B) Constellation’s Percentage

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Interest represents less than 50% of its Initial Percentage Interest, the right of Constellation to designate the Constellation Director shall cease, and the term of the then current Constellation Director shall thereupon automatically end. The Board will take all Necessary Action such that the Person formerly serving as the Constellation Director is no longer a Director from and after the Constellation Fall-Away Date.

(f) RONI Sponsor Directors.

(i) Prior to the RONI Sponsor Fall-Away Date, in advance of each annual meeting of Stockholders (or other election of Directors), the holders of a majority of the Company Interests held by the RONI Sponsor Holders or their Permitted Transferees, shall have the right to designate, and the Board will take all Necessary Actions to nominate and include on the Company’s slate of director nominees for such annual meeting or other election of Directors, one Director (the “RONI Sponsor Director”), who shall initially be the Person designated as such on Exhibit B hereto. Any RONI Sponsor Director shall in no event be considered to be an Affiliate of any RONI Sponsor Holder based solely on his or her status as a Director, and none of the RONI Sponsor Holders shall in any event be imputed or deemed to have material non-public information, including under the Company’s insider trading policy, solely as a result of its rights under Section 3 of this Agreement.

(ii) Notwithstanding the foregoing, on the first date (the “RONI Sponsor Fall-Away Date”) after the Closing Date that (A) RONI Sponsor, together with its Permitted Transferees, fails to hold at least 5% of the issued and outstanding voting interests of the Company and (B) RONI Sponsor’s Percentage Interest represents less than 50% of its Initial Percentage Interest, the right of the RONI Sponsor Holders to designate the RONI Sponsor Director shall cease, and the term of the then current RONI Sponsor Director shall thereupon automatically end. The Board will take all Necessary Action such that the Person formerly serving as the RONI Sponsor Director is no longer a Director from and after the RONI Sponsor Fall-Away Date.

(g) Chief Executive Officer. During the term of this Agreement, prior to each annual meeting (or other election of Directors), the Board will take all Necessary Action to nominate and include on the Company’s slate of director nominees for such annual meeting or other election of Directors, the Person then serving as the Company’s chief executive officer, who shall initially be Daniel Rice IV (such Person, the “CEO Director”).

(h) Expansion of the Board to Maintain Independent Majority. Notwithstanding the foregoing, if the RONI Sponsor Director is not reasonably determined, based on the advice of the Company’s counsel, to be an “independent director” for purposes of the applicable stock exchange listing standards, or if the Board otherwise fails to satisfy the independence requirements of the applicable stock exchange listing standards, the Board shall be permitted in its sole discretion to increase the size of the Board by the minimum number of additional directors as is necessary to satisfy the independence requirements of the applicable stock exchange listing standards, with each such additional directorship to be filled only by an independent Director(s) nominated by the Board; provided that, the total number of Directors constituting the Board (including additional independent directors appointed pursuant to this provision, if any) shall not exceed thirteen.

(i) Resignation; Removal; Vacancies. Any member of the Board designated pursuant to Sections 3(b)-(f) may resign at any time as provided in the bylaws of the Company. The parties hereto agree to not vote any Company Interests held by them to remove any member of the Board designated pursuant to Sections 3(b)-(f) except (i) at the direction of the Stockholder Designating Party who designated such member of the Board or (ii) upon the affirmative written vote or written consent of a majority of the remaining Directors upon death, disability, Permanent Incapacity or disqualification of such Director. The Stockholder Designating Party who designated the Director who resigned or who was so removed (or such Stockholder Designating Party’s successors or Permitted Transferees) shall, for so long as such Stockholder Designating Party (or such Stockholder Designating Party’s successors Permitted Transferees) is entitled to designate such nominee pursuant to such sections, have the exclusive right to designate a replacement director to fill the vacancy created by such resignation or removal, and the Board shall take all Necessary Actions to cause such individual to be appointed by the Board to fill the vacancy resulting from such removal or resignation.

(j) Frustration of this Agreement. Each of the Company, RONI Sponsor, RONI Sponsor Holders, OXY, 8 Rivers and Constellation agree not to take, directly or indirectly, any actions (including, in their capacities as stockholders of the Company, removing Directors in a manner inconsistent with this Agreement) that would knowingly frustrate, obstruct or otherwise affect the provisions of this Agreement and the intention of the parties hereto with respect to the composition of the Board as herein stated. From and after the lapse or termination of a

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Board designation right set forth in Sections 3(b)-(f) in accordance with the terms of this Agreement, the Board seat that would have been designated pursuant to such designation right had such right not lapsed or terminated will be filled (if at all) in accordance with the Charter and the By-laws.

4. Director Requirements.

(a) The Company’s and the Stockholder Parties’ obligations with respect to the designation and nomination of Directors pursuant to this Agreement shall in each case be subject to each Director’s satisfaction of all requirements set forth in this Section 4. Each of the Stockholder Designating Parties agrees that they shall designate only Directors that satisfy the requirements set forth in this Section 4.

(b) Each Director (other than the CEO Director) shall, at all times, (i) satisfy all requirements regarding service as a Director under applicable Law and the listing rules (the “NYSE Rules”) of New York Stock Exchange (“NYSE”), regardless of whether the NYSE Rules then apply to the Company, solely to the extent as has been or will be applicable to all other non-executive Directors and (ii) satisfy any other requirements for Director qualification adopted by the Board and generally applicable to non-employee Directors (and not adopted with the purpose or intent of excluding any person designated to be a Director pursuant to Section 3 of this Agreement).

(c) Each Stockholder Designating Party shall cause each Director designated by it: (i) to make himself or herself reasonably available for interviews; (ii) to consent to such reference and background checks or other investigations as the Board may reasonably request in order to determine such Director meets the requirements to serve as a Director, solely to the extent such checks or investigations have been or will be required from all other non-executive Directors, and (iii) to provide to the Company a completed copy of the directors and officers questionnaire submitted by the Company to its other Directors in the ordinary course of business.

(d) No Director (or any replacement thereof designated by a Stockholder Designating Party) shall be eligible to serve as a Director if (i) he or she has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f), other than Item 401(f)(1), of Regulation S-K under the Securities Act, (ii) he or she has been or would be disqualified as a “Bad Actor” under Section 506 of Regulation D of the Securities Act, (iii) he or she is subject to any outstanding order, judgment, injunction, ruling, writ or decree of any governmental authority prohibiting service as a director of any public company or (iv) his or her designation, nomination or service as a Director is, in the good faith opinion of external antitrust counsel to the Company, likely to result in a violation of Antitrust Laws. If a Director no longer satisfies all the requirements set forth in (A) the immediately preceding sentence and (B) Section 4(b)(i), such Director shall automatically cease to be a Director and his or her term of office shall immediately terminate in accordance with the Charter and the By-laws, and the vacancy resulting from the termination of such Director’s term of office may be filled as provided by this Agreement and the Charter and the By-laws. Each Stockholder Designating Party agrees that, in the event a Director designated by it no longer satisfies the requirements set forth in the immediately preceding sentence, it shall take all Necessary Action to cause such Director to resign from the Board or vote its Voting Shares in favor of such Director’s removal from the Board.

(e) As a condition to a Director’s designation or election to the Board, pursuant to Section 3, such Director must provide to the Company:

(i) all information reasonably requested by the Company that is required to be or is customarily disclosed for Directors, candidates for Directors and their respective Affiliates and representatives in a proxy statement or other filings in accordance with applicable Law, the NYSE Rules or the Charter, the By-laws or other corporate governance guidelines, as applicable to all non-employee Directors;

(ii) all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to Directors or satisfying compliance and legal or regulatory obligations, solely to the extent such information has been or will be required from all other non-executive Directors; and

(iii) an undertaking in writing by such Director:

(A) to be subject to, bound by and duly comply with the code of conduct and other policies of the Company, in each case, solely to the extent adopted by the Board and generally applicable to all other non-executive Directors; and

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(B) at the request of the Board, to recuse himself or herself from any deliberations or discussions of the Board or any committee thereof regarding matters that, in the reasonable determination of the Board, present actual or potential conflicts of interest with the Company or other matters that, in the reasonable determination of the Board, present actual or potential conflicts of interest with the Company.

5. Representations and Warranties.

(a) Representations and Warranties of Each Stockholder Party. Each Stockholder Party on its own behalf hereby represents and warrants to the Company and each other Stockholder Party, severally and not jointly, with respect to such Stockholder Party and such Stockholder Party’s ownership of his, her or its Stockholder Shares set forth on Exhibit A, as of the Closing Date:

(i) Organization; Authority. If such Stockholder Party is a legal entity, such Stockholder Party (A) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (B) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such Stockholder Party. This Agreement constitutes a valid and binding obligation of such Stockholder Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a Proceeding in equity or at Law).

(ii) No Consent. Except as provided in this Agreement and for filing requirements under applicable securities laws, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of such Stockholder Party is required in connection with such Stockholder Party’s the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with such Stockholder Party’s ability to perform his, her or its obligations pursuant to this Agreement. If such Stockholder Party is a trust, no consent of any beneficiary is required for such Stockholder Party’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(iii) No Conflicts; Litigation. Neither such Stockholder Party’s execution and delivery of this Agreement, nor such Stockholder Party’s consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) conflict with or violate any provision of the organizational documents of such Stockholder Party, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, Lease or other agreement, instrument, concession, franchise, license, notice or Law, applicable to such Stockholder Party or to such Stockholder Party’s property or assets, except, in the case of clause (B), that would not reasonably be expected to impair, individually or in the aggregate, such Stockholder Party’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of a such Stockholder Party, threatened, against such Stockholder Party or any of such Stockholder Party’s Affiliates or any of their respective assets or properties that would materially interfere with such Stockholder Party’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated hereby.

(iv) Ownership of Shares. Such Stockholder Party Beneficially Owns his, her or its Stockholder Shares free and clear of all Liens. Except pursuant to this Agreement and the Business Combination Agreement or as set forth on Exhibit A, there are no Options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder Party is a party relating to the pledge, acquisition, disposition, Transfer or voting of his, her or its Stockholder Shares and there are no voting trusts or voting agreements with respect to such Stockholder Shares. Such Stockholder Party does not Beneficially Own (A) any shares of capital stock of the Company other than the Stockholder Shares set forth on Exhibit A or (B) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Exhibit A (collectively, “Options”).

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(b) Representations and Warranties of the Company. The Company on its own behalf hereby represents and warrants to each Stockholder Party, as of the Closing Date:

(i) Organization; Authority. The Company (A) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (B) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a Proceeding in equity or at Law).

(ii) No Consent. Except as provided in this Agreement and for filing requirements under applicable securities laws, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of the Company is required in connection with the Company’s the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not interfere with the Company’s ability to perform its obligations pursuant to this Agreement or have a material adverse effect on the Company’s business, operations, results of operations, condition (financial or otherwise), assets or properties.

(iii) No Conflicts; Litigation. Neither the Company’s execution and delivery of this Agreement, nor the Company’s consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) conflict with or violate any provision of the organizational documents of the Company, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, Lease or other agreement, instrument, concession, franchise, license, notice, order or Law, applicable to the Company or to the Company’s property or assets, except, in the case of clause (B), that would not reasonably be expected, individually or in the aggregate, to impair the Company’s ability to fulfill its obligations under this Agreement or have a material adverse effect on the Company’s business, operations, results of operations, condition (financial or otherwise), assets or properties. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of a Company, threatened, against the Company or any of the Company’s Affiliates or any of their respective assets or properties that would materially interfere with the Company’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated hereby.

6. Covenants of the Company.

(a) The Company shall take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties hereto with respect to the terms of this Agreement.

(b) The Company shall (i) purchase and maintain in effect at all times directors’ and officers’ liability insurance (including “Side A” coverage) in an amount and pursuant to terms determined by the Board to be reasonable and customary and (ii) cause the Charter and the By-laws to at all times provide for the indemnification, exculpation and advancement of expenses of all Directors to the fullest extent permitted under applicable Law.

(c) The Company shall pay all reasonable and documented out-of-pocket expenses incurred by the members of the Board in connection with the performance of his or her duties as a Director and in connection with his or her attendance at any meeting of the Board. The Company shall enter into customary indemnification agreements (in a form approved by the Board) with each member of the Board and each officer of the Company from time to time.

7. Lock-up.

(a) Subject to Sections 7(b) and 7(c), each NET Power Holder agrees with the Company that it, he or she shall not Transfer any Lock-up Shares of such NET Power Holder (if any and to the extent applicable) until the end of the applicable Lock-up Period (the “Lock-up”). For the avoidance of doubt, the Lock-up shall not apply to any Company Interests, warrants or other securities of the Company (whether acquired in the open market, directly from the Company, upon exercise of any warrants or otherwise) other than the Lock-up Shares. Nothing in this Section 7 shall prohibit a NET Power Holder from the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-Up Period.

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(b) Notwithstanding the provisions set forth in Section 7(a), any NET Power Holder or its Permitted Transferees may Transfer the Lock-up Shares of such NET Power Holder (if any and to the extent applicable) during the Lock-up Period (i) to any of such NET Power Holder’s Permitted Transferees; or (ii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s Stockholders having the right to exchange their shares of Common Stock (including any Company Interests exchangeable for shares of Common Stock in connection therewith) for cash, securities or other property subsequent to the Closing Date.

(c) Notwithstanding the provisions set forth in Section 7(a), the retirement of shares of Class B Common Stock pursuant to Section 4.3(b) of the Charter shall not be deemed a Transfer for purposes of this Section 7.

(d) With respect to Price-Based Lock-up Shares, notwithstanding anything contained herein to the contrary, if, following the Closing, the last sale price of the Class A Common Stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) (the “trading share price”) on the principal exchange on which such securities are then listed or quoted, which as of the date hereof is the NYSE, for any 20 trading days within any 30 consecutive trading-day period commencing at least 15 days after the Closing, exceeds (i) $12.00 per share, then each of the NET Power Holders, together with its Permitted Transferees, may Transfer their Price-Based Lock-up Shares during the Lock-up Period without restriction under this Section 7 in an amount up to one-third of the Price-Based Lock-up Shares Beneficially Owned by such NET Power Holder and its Permitted Transferees, in each case, in the aggregate as of immediately following the Closing (the aggregate Price-Based Lock-up Shares, as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like, the “NET Power Holders Price-Based Shares”) during the Lock-Up Period without restriction under this Section 7, (ii) $14.00 per share, then each NET Power Holder, together with its Permitted Transferees, may Transfer up to an additional one-third of its NET Power Holders Price-Based Shares in excess of the NET Power Holders Price-Based Shares described in the foregoing clause (i) (i.e., up to two-thirds of its NET Power Holders Price-Based Shares in the aggregate) without restriction under this Section 7, and (iii) $16.00 per share, then each NET Power Holder, together with its Permitted Transferees, may Transfer any of its NET Power Holders Price-Based Shares without restriction under this Section 7.

(e) With respect to Time-Based Lock-up Shares, notwithstanding anything contained herein to the contrary, if, following the Closing, the trading share price on the principal exchange on which such securities are then listed or quoted, which as of the date hereof is the NYSE, for any 20 trading days within any 30 consecutive trading-day period commencing at least six months after the date of Closing, exceeds $12.00 per share, then the NET Power Holders, together with their Permitted Transferees, may Transfer any of their Time-Based Lock-up Shares during the Lock-up Period without restriction under this Section 7.

(f) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that, (i) if any Time-Based Lock-up Shares of any NET Power Holder or Lock-up Shares (as defined in the Sponsor Letter Agreement, “Sponsor Time-Based Lock-up Shares”) of any Sponsor Party (as defined in the Sponsor Letter Agreement), are directly or indirectly (by waiver, amendment or otherwise) released from any of the restrictions on Transfer under this Section 7 or under the Sponsor Letter Agreement, as applicable, then the Time-Based Lock-up Shares of each other Stockholder Party, Sponsor Party or their Permitted Transferees, as applicable, shall, unless such person consents otherwise in writing, also be released in a proportionate manner, and at the same time or times, as the other Time-Based Lock-up Shares or Sponsor Time-Based Lock-up Shares subject to such release; and (ii) if any Price-Based Lock-up Shares of any NET Power Holder or Extended Lock-up Shares (as defined in the Sponsor Letter Agreement, “Sponsor Price-Based Lock-up Shares”) of and Sponsor Party, are directly or indirectly (by waiver, amendment or otherwise) released from any of the restrictions on Transfer under this Section 7 or under the Sponsor Letter Agreement, as applicable, then the Price-Based Lock-up Shares of each other Stockholder Party, Sponsor Party or their Permitted Transferees, as applicable, shall, unless such person consents otherwise in writing, also be released in a proportionate manner, and at the same time or times, as the other Price-Based Lock-up Shares or Sponsor Price-Based Lock-up Shares subject to such release. In the event that the Sponsor Letter Agreement is amended or otherwise modified in a manner with respect to the Sponsor Time-Based Lock-up Shares or Sponsor Price-Based Lock-up Shares favorable to Sponsor and such amendment or modification, if applied to this Agreement with respect to the Time-Based Lock-up Shares or Price-Based Lock-up Shares, as applicable, would also be favorable to any of the NET Power Holders, each such NET Power Holder shall be afforded the benefits of, and this Agreement shall be deemed amended or modified to give effect to, such amendment or modification. In the event this Agreement is deemed amended or modified pursuant to the immediately preceding sentence, the Company shall notify each NET Power Holder within two (2) business days of the occurrence of such amendment or modification.

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(g) For the avoidance of doubt, this Section 7 shall in no way limit any restrictions on or requirements relating to the Transfer of the Company Interests Beneficially Owned by the NET Power Holders and their respective Permitted Transferees under applicable securities Laws or as otherwise set forth in this Agreement or the governing documents of the Company and OpCo as of the date hereof.

8. No Other Voting Trusts or Other Arrangement. Each Net Power Holder shall not, and shall not permit any entity under such Net Power Holder’s control to (a) deposit any Voting Shares or any interest in any Voting Shares in a voting trust, voting agreement or similar agreement, (b) grant any proxies consent or power of attorney or other authorization or consent with respect to any of the Voting Shares (excluding any proxies solicited by the Board) or (c) subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

9. Additional Shares. Each NET Power Holder agrees that all securities of the Company that may vote in the election of the Directors that such NET Power Holder purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for Company Interests) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement; provided that no securities of the Company other than the Lock-up Shares shall be subject to the restrictions imposed by Section 7.

10. No Agreement as Director or Officer. Each Stockholder Party is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Stockholder Party makes any agreement or understanding in this Agreement in such Stockholder Party’s capacity as a Director or officer of the Company or any of its Subsidiaries (if Stockholder Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Stockholder Party in his, her or its capacity as a Director or officer of the Company, and no actions or omissions taken in such Stockholder Party’s capacity as a Director or officer shall be deemed a breach of this Agreement.  Nothing in this Agreement will be construed to prohibit, limit or restrict a Stockholder Party from exercising his or her fiduciary duties as an officer or Director to the Company or its stockholders.

11. Confidentiality. Each Stockholder Party agrees, and agrees to cause its Affiliates, to keep confidential and not disclose, divulge, or use for any purpose (other than to monitor, or otherwise in connection with, its investment in the Company) any Confidential Information; provided, however, that a Stockholder Party may disclose Confidential Information to (a) its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain and utilize their services in connection with its investment in the Company, (b) to any Affiliate, partner, member, equityholder, manager, officer, employee or wholly-owned Subsidiary of such Stockholder Party in the ordinary course of business; provided, further, that, such Stockholder Party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information or (c) as may otherwise be required by law, regulation, rule, court order or subpoena or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system; provided that, to the extent legally permissible, such Stockholder Party promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

12. Specific Enforcement. Each party hereto acknowledges that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching party hereto would have no adequate remedy at Law) and the non-breaching party hereto would be irreparably damaged. Accordingly, each party hereto agrees that each other party hereto shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement to the extent expressly contemplated herein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 12 shall not be required to provide any bond or other security in connection with any such injunction.

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13. Termination.

(a) Following the Closing, with respect to each Stockholder Party, except as set forth in Section 13(b), (i) Section 3 (Board of Directors) and Section 4 (Director Requirements) shall terminate with respect to such Stockholder Party automatically (without any action by any party hereto) on the first date on which such Stockholder Party no longer has the right to designate a Director under this Agreement; and (ii) the remainder of this Agreement shall terminate automatically (without any action by any party hereto or any other Person) as to such Stockholder Party when such Stockholder Party ceases to Beneficially Own any Stockholder Shares.

(b) Notwithstanding the foregoing, the obligations set forth in Section 11 (Confidentiality), Section 12 (Specific Enforcement), Section 13 (Termination), Section 14 (Amendments and Waivers), Section 16 (Assignment), Section 18 (Severability) and Section 19 (Governing Law; Jurisdiction; Waiver of Jury Trial) shall survive termination of this Agreement.

14. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Stockholder Party that (a) remains a party to this Agreement at such time and (b) (i) in the case of any amendment to or waiver of the rights of any Stockholder Party hereunder, has such right at the time of such amendment or waiver and (ii) in the case of an amendment to or waiver of any obligation of a Stockholder Party hereunder, remains subject to such obligation at the time of such amendment or waiver; provided, that no amendment or waiver that adversely affects a Registration Rights Party in a manner disproportionate to any adverse effects such amendment or waiver would have on the other Registration Rights Parties hereunder shall be enforceable against such adversely affected Registration Rights Party, without the written consent of such adversely affected Registration Rights Party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

15. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or similar transaction, any securities issued with respect to Voting Shares held by the Stockholder Parties shall become Voting Shares for purposes of this Agreement (and any securities issued with respect to Lock-up Shares held by Stockholder Parties shall become Lock-up Shares for purposes of this Agreement). During the term of this Agreement, all dividends paid to the Stockholder Parties in Company Interests or other equity or securities convertible into equity shall become Voting Shares (and all dividends on Lock-up Shares paid to the Stockholder Parties in Company Interests or other equity or securities convertible into equity shall become Lock-up Shares) for purposes of this Agreement.

16. Assignment.

(a) Neither this Agreement nor any of the rights, duties, interests or obligations of the Company hereunder shall be assigned or delegated by the Company in whole or in part.

(b) No Stockholder Party may assign or delegate such Stockholder Party’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a Transfer of Stockholder Shares by such Stockholder Party to a Permitted Transferee in accordance with the terms of this Agreement and this Section 16.

(c) This Agreement and the provisions hereof shall, subject to Section 16(b), inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of each Stockholder Party, as applicable, including with respect to any of such Stockholder Party’s Stockholder Shares that are Transferred to a Permitted Transferee in accordance with the terms of this Agreement.

(d) No assignment in accordance with this Section 16 by any party hereto (including pursuant to a Transfer of any Stockholder Party’s Stockholder Shares) of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company or any other party hereto unless and until each of the other parties hereto shall have received (i) written notice of such assignment as provided in Section 21 and (ii) the executed written agreement, in a form reasonably satisfactory to the Company, of the assignee to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement) as fully as if it were an initial signatory hereto. No Person to whom any Stockholder Party’s Stockholder Shares are Transferred shall be considered a Permitted Transferee for purposes of this Agreement unless and until the Person to whom such securities are Transferred has executed a written agreement as provided in clause (ii) of the preceding sentence.

Annex E-25

(e) Notwithstanding anything to the contrary contained in this Section 16 or elsewhere in this Agreement, any Registration Rights Party may assign its rights under Section 2 in respect of any Registrable Securities to whom it Transfers such Registrable Securities, provided that such Transfer is not in violation of this Agreement and such Registrable Securities continue to constitute Registrable Securities following such Transfer.

(f) Any assignment made other than as provided in this Section 16 shall be null and void.

(g) Notwithstanding anything herein to the contrary, for purposes of determining the number of shares of capital stock of the Company held by each Stockholder Party, the aggregate number of shares so held by such Stockholder Party shall include any shares of capital stock of the Company Transferred or assigned to a Permitted Transferee in accordance with the provisions of this Section 16; provided, that any such Permitted Transferee has executed a written agreement agreeing to be bound by the terms and provisions of this Agreement as contemplated by Section 16(d).

17. Other Rights. Subject to the terms of this Agreement, each Stockholder Party shall retain the full rights of a holder of shares of capital stock of the Company with respect to its Stockholder Shares, including without limitation the right to dispose of and vote its Stockholder Shares subject to this Agreement, and no other Stockholder Party shall have any right to dispose of or vote, or cause the disposition or vote of, such Stockholder Shares. The obligations of each Stockholder Party hereunder are several and not joint with the obligations of any other Stockholder Party, and no Stockholder Party shall be responsible in any way for the performance of the obligations of any other Stockholder Party hereunder. Nothing contained herein, and no action taken by any Stockholder Party pursuant hereto, shall be deemed to constitute the Stockholder Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Stockholder Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. In furtherance of (but without limiting) the foregoing, each Stockholder Party hereby acknowledges and agrees that (a) the Stockholder Parties have entered into this single Agreement at the request, and for the convenience, of the Company (with each Stockholder Party being separately represented by its own counsel), (b) each Stockholder Party shall be entitled to independently protect and enforce its rights including, without limitation, its rights arising out of this Agreement, and (c) no Stockholder Party shall have any right to enforce this Agreement against any other Stockholder Party, nor shall any Stockholder Party compel or seek to compel the Company to enforce this Agreement against any other Stockholder Party, and such right to enforce this Agreement against any Stockholder Party shall be solely and exclusively vested in the Company. For purposes of clarity, nothing in this Section 17 shall be deemed to limit or otherwise affect the right of any Director designated by any Stockholder Party to take any action reasonably necessary or appropriate to cause the Company to enforce this Agreement in accordance with its terms.

18. Severability. Whenever possible, each provision hereof (or part thereof) shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof (or part thereof) or the application of any such provision (or part thereof) to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision (or part thereof) shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision (or part thereof), there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision (or part thereof) as may be possible.

19. Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTION AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HERETO. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS

Annex E-26

WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or, in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 19, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

20. Counterparts. This Agreement and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by e-mail, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party hereto shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail as a defense to the formation or enforceability of a Contract and each party hereto forever waives any such defense.

21. Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when received by e-mail prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (c) one Business Day following sending by reputable overnight express courier (charges prepaid) or (d) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 21, notices, demands and communications to the Stockholder Parties shall be sent to the addresses indicated on Exhibit A (or to such other address or addresses as the Stockholder Parties may from time to time designate in writing).

22. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The parties hereto have voluntarily agreed to define their rights and Liabilities with respect to the Transaction exclusively pursuant to the express terms and provisions hereof, and the parties hereto disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary Person in an arm’s-length transaction.

23. Effectiveness. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be effective upon the Closing. If the Business Combination Agreement is terminated in accordance with its respective terms, this Agreement shall terminate on concurrently therewith and shall be of no further force and effect.

[Remainder of page intentionally left blank; signature pages follow]

Annex E-27

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Rice Acquisition Sponsor II LLC
By:
Name:
Title:
Rice Acquisition Corporation II
By:
Name:
Title:
Rice Acquisition Holdings II LLC
By:	RICE ACQUISITION CORP. II, as Managing Member
By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

Annex E-28

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

NET POWER HOLDER:

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

Annex E-29

Schedule I

Initial NET Power Holders

OLCV Net Power, LLC
Baker Hughes Energy Services, LLC
NPEH, LLC
Constellation Energy Generation, LLC

Annex E-30

Exhibit B

Initial Board DIRECTORS

1.      Chief Executive Officer — Daniel Rice IV

2.      RONI Sponsor Director — Kyle Derham

3.      OXY Director — Peter J. Bennett

4.      OXY Director — Fred Forthuber

5.      OXY Director — Brad Pollack

6.      8 Rivers Director — Damian Beauchamp

7.      Constellation Director — Carol Peterson

8.      Company Director — Alejandra Veltmann

9.      Company Director — Joseph T. Kelliher

10.    Company Director — Ralph Alexander

Annex E-31

Annex F

Final Form

FORM OF SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[RICE ACQUISITION HOLDINGS II LLC]1

DATED AS OF [•], 2023

THE LIMITED LIABILITY COMPANY INTERESTS IN [RICE ACQUISITION HOLDINGS II LLC] HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

____________

1        Note to Draft: Name to be updated based on renaming conventions for entitles prior to Closing.

Annex F-i

Annex F-ii

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
[RICE ACQUISITION HOLDINGS II LLC]

This Second Amended and Restated Limited Liability Company Agreement (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of [•], 2023, by and among [Rice Acquisition Holdings II LLC], a Delaware limited liability company (the “Company”), [Rice Acquisition Corp. II], a Delaware corporation (“PubCo”), Rice Acquisition Sponsor II LLC, a Delaware limited liability company (“Rice Sponsor”), OLCV Net Power, LLC, a Delaware limited liability company, Baker Hughes Energy Services LLC, a Delaware limited liability company, NPEH, LLC, a Delaware limited liability company controlled by 8 Rivers Capital, LLC, and Constellation Energy Generation LLC, a Pennsylvania limited liability company (collectively, the “NET Power Holders”), and each other Person who is admitted as a Member in accordance with the terms of this Agreement and the Act or who acquires a Company Warrant (as defined herein). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, immediately prior to the adoption of this Agreement, the Company was governed by the Amended and Restated Limited Liability Company Agreement, dated as of June 15, 2022 (the “Existing Company LLC Agreement”) and NET Power, LLC, a Delaware limited liability company (“NET Power”) was governed by the terms of the Fourth Amended and Restated Limited Liability Company Operating Agreement, dated as of February 3, 2022 (as amended by Amendment No. 1 to Fourth Amended and Restated Limited Liability Company Operating Agreement, dated as of December 13, 2022, the “NET Power Operating Agreement”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of December 13, 2022 (as it may be amended or supplemented from time to time, the “Business Combination Agreement,” and the transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”), by and among (a) PubCo, (b) the Company, (c) Topo Buyer Co, LLC, a Delaware limited liability company, (d) Topo Merger Sub, LLC, a Delaware limited liability company, and (e) NET Power;

WHEREAS, among other things, (a) pursuant to the Business Combination Agreement, the Company issued a number of Class A Units (as defined below) to the NET Power Holders in accordance with the terms thereof and hereof, and (b) PubCo issued certain Class B Shares (as defined below) to the NET Power Holders;

WHEREAS, the Company and the Managing Member desire to admit the NET Power Holders as Members in accordance with the terms of the Business Combination Agreement and the terms hereof;

WHEREAS, the Members of the Company desire that PubCo serve as the sole managing member of the Company (in its capacity as managing member as well as in any other capacity, the “Managing Member”);

WHEREAS, the Members of the Company desire to amend and restate the Existing Company LLC Agreement on the terms of this Agreement;

WHEREAS, this Agreement shall amend and restate the Existing Company LLC Agreement in its entirety on the date hereof; and

WHEREAS, PubCo, Rice Sponsor, the NET Power Holders, and each other Member acknowledges and agrees that (a) for U.S. federal and, as applicable, state and local tax purposes, in connection with the Business Combination, the Merger (as defined in the Business Combination Agreement) constitutes an “assets-over” partnership merger under Treasury Regulations Section 1.708-1(c)(3)(i) in which Rice Acquisition Holdings II LLC is treated as a “terminated partnership,” and NET Power is treated as the “resulting partnership”, with the Company being a continuation of NET Power and, accordingly, (b) for all tax and book purposes, this Agreement functionally is, and shall be treated by the Members hereof as, the Fifth Amended and Restated Limited Liability Company Operating Agreement of NET Power entered into upon the admission of PubCo as a Member, and references to “Company” shall be construed accordingly.

Annex F-1

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Existing Company LLC Agreement is hereby amended and restated in its entirety and the parties hereto hereby agree as follows:

Article I

Definitions

Section 1.1 Definitions. As used in this Agreement and the Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding Law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account” means, with respect to any Member, (a) the Capital Account balance of such Member, plus (b) such Member’s share of Member Minimum Gain or Company Minimum Gain (after reduction to reflect the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)).

“Adjusted Capital Account Deficit” means, with respect to any Member the deficit balance, if any, in such Member’s Adjusted Capital Account at the end of any Fiscal Year or other taxable period, after crediting such Member’s Adjusted Capital Account for any amount such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, for purposes of this Agreement, (a) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries or any other Member and (b) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement” is defined in the preamble to this Agreement.

“Beneficially own” and “Beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Redeeming Holder is subject, which period restricts the ability of such Redeeming Holder to immediately resell Class A Shares to be delivered to such Redeeming Holder in connection with a Redemption.

“Block Redemption Date” is defined in Section 3.7(b)(ii).

“Business Combination” is defined in the preamble of this Agreement.

“Business Combination Agreement” is defined in the preamble of this Agreement.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to be closed.

“Business Opportunities Exempt Party” is defined in Section 7.4.

“Call Right” is defined in Section 3.7(f).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 3.5.

Annex F-2

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” means an election by the Company to redeem Class A Units or Company Warrants for cash pursuant to Section 3.7(e)(ii) or an election by PubCo (or such designated member(s) of the PubCo Holdings Group) to purchase Class A Units or Company Warrants for cash pursuant to an exercise of its Call Right set forth in Section 3.7(f).

“Cash Election Amount” means with respect to a particular Redemption of Class A Shares or Company Warrants, as applicable, for which a Cash Election has been made, (a) other than in the case of clause (b), if the Class A Shares or PubCo Warrants, as applicable, trade on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of Class A Shares or PubCo Warrants, as applicable, that would have been received in such Redemption if a Cash Election had not been made and (ii) the average of the volume-weighted closing price for a Class A Share or PubCo Warrant, as applicable, on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Shares or PubCo Warrants, as applicable, trade, as reported by Bloomberg, L.P., or its successor, for each of the 5 consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Shares or PubCo Warrants, as applicable; (b) if the Cash Election is made in respect of a Redemption Notice issued by a Redeeming Holder in connection with a Registered Offering, an amount of cash equal to the product of (i) the number of Class A Shares or PubCo Warrants, as applicable, that would have been received in such Redemption if a Cash Election had not been made and (ii) the price per Class A Share or PubCo Warrant, as applicable, sold to the public in such Registered Offering (reduced by the amount of any Discount associated with such Class A Share or PubCo Warrant, as applicable); and (c) if the Class A Shares or PubCo Warrants, as applicable, no longer trade on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of Class A Shares or PubCo Warrants, as applicable, that would have been received in such Redemption if a Cash Election had not been made and (ii) the Fair Market Value of one Class A Share or PubCo Warrant, as applicable.

“Certificate of Formation” means that certain Certificate of Formation of the Company dated as of September 1, 2020.

“Chief Executive Officer” means the Person appointed as the Chief Executive Officer of the Company by the Managing Member pursuant to Section 6.2(a).

“Class A Capital Account” means, with respect to any Member holding Class A Units, (a) the total number of Class A Units held by such Member, multiplied by (b) the Class A Per Unit Balance.

“Class A Per Unit Balance” means, as of any relevant date, the quotient of (a) PubCo’s Adjusted Capital Account balance, to the extent attributable to such PubCo’s ownership of Class A Units and computed on a hypothetical basis after all allocations have been tentatively made pursuant to Section 4.1 and Section 4.2, based on an interim closing of the books pursuant to Section 706 of the Code as of such date, divided by (b) the total number of Class A Units held by PubCo on such date.

“Class A Shares” means, as applicable, (a) the Class A Common Stock of PubCo, par value $0.0001 per share, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Shares or into which the Class A Shares are exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class A Units” means the Class A Units of the Company issued hereunder and shall also include any Equity Security of the Company issued in respect of or in exchange for Class A Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

[“Class B Automatic Conversion Date” means any date after the closing of the Business Combination (a) on which there is a Redemption, primary offering of PubCo Equity Securities, exercise of Company Warrants, or other issuance or redemption of Units or (b) which is otherwise designated as such by the Managing Member.]

Annex F-3

[“Class B Capital Account” means, as of any relevant date, with respect to any Member holding Class B Units, (a) such Member’s Adjusted Capital Account minus (b) such Member’s Class A Capital Account (if any), in each case, computed on a hypothetical basis after all allocations have been tentatively made pursuant to Section 4.1 and Section 4.2, based on an interim closing of the books pursuant to Section 706 of the Code as of such date.]

[“Class B Conversion Date” means any Class B Automatic Conversion Date and any other date on which Class B Units are converted into Class A Units in accordance with Section 3.2(b).]

[“Class B Fungibility Target Balance” means, as of any relevant date, with respect to any Member holding Class B Units, the product of (a) the Class A Per Unit Balance, multiplied by (b) the number of Class B Units held by such Member.]2

“Class B Shares” means, as applicable, (a) the Class B Common Stock of PubCo, par value $0.0001 per share, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Shares or into which the Class B Shares are exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

[“Class B Units” means the Class B Units of the Company issued hereunder and shall also include any Equity Security of the Company issued in respect of or in exchange for Class B Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.]

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding Law).

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Company” is defined in the preamble to this Agreement.

“Company Level Taxes” means any federal, state or local taxes, additions to tax, penalties and interest payable by the Company or any of its Subsidiaries as a result of any examination of the Company’s or any of its Subsidiaries’ affairs by any federal, state or local tax authorities, including resulting administrative and judicial proceedings under the Partnership Tax Audit Rules.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” (including any “designated individual,” if applicable) in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder (and any analogous provisions of state and local tax law), as appointed pursuant to Section 9.4.

“Company Warrantholder” means any holder of Company Warrants.

“Company Warrants” means the warrants issued by the Company and exercisable for Class A Units.

“Constellation Warrant to Purchase Shares” means the warrant to purchase Shares in NET Power held by Constellation Energy Generation LLC issued February 3, 2022 pursuant to which Constellation Energy Generation LLC was granted the right to purchase up to 28,764 Shares.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

____________

2        Note to Draft: Treatment of Class B Units and mechanics in this Agreement related thereto to be finalized prior to the Closing based upon the pre-Closing Class B conversion analysis closer to Closing. If it is determined that all Class B Units are to be converted into Class A Units in connection with the Closing of the transactions contemplated by the Business Combination Agreement, then the Class B Unit mechanics will be removed entirely and this agreement conformed accordingly.

Annex F-4

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local Law.

“Covered Person” is defined in Section 6.4.

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other taxable period, except that with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding Law).

“Discount” is defined in Section 3.7(e)(iii).

[“Equalization Date” means the date on which all Class B Units have been converted into Class A Units pursuant to Section 3.2(b).]

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Equity-Linked Securities” means any Equity Securities of PubCo, the Company or any of their Subsidiaries which are convertible into, or exchangeable or exercisable for, any other Equity Securities of PubCo, the Company or any of their Subsidiaries, including Class A Units and any Equity Securities issued by PubCo, the Company or any of their Subsidiaries which are pledged to secure any obligation of any holder to purchase from PubCo, the Company or any of their Subsidiaries any Equity Securities of such entities.

“ERISA” means the United States Employee Retirement Security Act of 1974, as amended.

“Excess Tax Amount” is defined in Section 9.5(c).

“Exchange Act” means the United States Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding Law).

“Existing Company LLC Agreement” is defined in the recitals to this Agreement.

“Fair Market Value” means the fair market value of any property as determined in Good Faith by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

Annex F-5

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

[“Fungible Class B Units” means, for any Member holding Class B Units, as of any relevant date, a number of such Class B Units equal to the quotient, rounded down to the nearest whole unit, of (a) such Member’s Class B Capital Account, divided by (b) the Class A Per Unit Balance; provided that, for the avoidance of doubt, the number of Fungible Class B Units shall never exceed the total number of Class B Units held by such Member.]

“GAAP” means U.S. generally accepted accounting principles at the time.

“Good Faith” means a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and the PubCo Holdings Group and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a Company Warrant or other noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or in connection with a Redemption; or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv) provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall not be made if the Managing Member reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any Company Warrants or other noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties to properly reflect any change in the Fair Market Value of such Company Warrants or other noncompensatory options in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Section 734(b) of the Code (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 4.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines in Good Faith that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

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(e) if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article IV.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Initial Company LLC Agreement” means that certain Limited Liability Company Agreement of the Company, dated as of February 3, 2021.

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Investment Company Act” is defined in Section 7.1(b).

“IPO” means the initial issuance of PubCo Shares, comprised of Class A Shares and PubCo Warrants, to the public for cash in the initial underwritten public offering of PubCo Shares.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit C to this Agreement.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Action” is defined in Section 11.8.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Event” is defined in Section 10.1.

“Managing Member” is defined in the recitals to this Agreement.

“Member” means any Person that executes this Agreement as a Member and any other Person admitted to the Company as an additional or substituted Member, in each case, that has not made a disposition of such Person’s entire Interest and, in each case, in its capacity as a member of the Company.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

[“NCO Target Balance” means (a) with respect to a Class A Unit received upon the exercise of a Company Warrant, the Class A Per Unit Balance and (b) with respect to any interest in the Company received upon the exercise of any other noncompensatory option, such other amount determined in the Managing Member’s reasonable discretion, that reflects the economic intent of such interest in the Company.]

“NET Power Holders” is defined in the preamble to this Agreement.

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[“Non-Fungible Class B Units” means, for any holder of Class B Units as of any relevant date, the number of any such Class B Units outstanding in excess of the number of such Class B Units that are Fungible Class B Units.]

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 6.2.

“Oxy Purchase Option Agreement” means the Limited Liability Company Member Purchase Agreement by and between OLCV Net Power, LLC and NET Power pursuant to which OLCV Net Power, LLC was granted the right to purchase 711,111 Class Units, as amended on December 13, 2022 to provide for the cancellation of such right in exchange for the delivery by NET Power of 247,655 Shares to OLCV Net Power, LLC immediately prior to the Business Combination.

“Oxy Warrant to Purchase Shares” means the warrant to purchase Shares in NET Power held by OLCV Net Power, LLC issued February 3, 2022 pursuant to which OLCV Net Power, LLC was granted the right to purchase up to 5,825 Shares.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any final or temporary Treasury Regulations, Revenue Rulings and case Law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax Law).

“Per Unit Tax Distribution Amount” means, with respect to any Member as of any time of determination, an amount equal to (i) the applicable Tax Distribution Amount with respect to such Member, divided by (ii) the number of Units held by such Member at such time.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income or gain of the Company that is exempt from U.S. federal income tax or otherwise described in Section 705(a)(1)(B) of the Code and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.2, be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

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(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) any items of income, gain, loss or deduction that are specifically allocated pursuant to the provisions of Section 4.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 4.2 will be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“Proceeding” is defined in Section 6.4(a).

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PubCo” is defined in the preamble to this Agreement.

“PubCo Holdings Group” means PubCo and each other Subsidiary of PubCo (other than the Company and its Subsidiaries).

“PubCo Shares” means all classes and series of common stock of PubCo, including the Class A Shares and the Class B Shares.

“PubCo Tax-Related Liabilities” means any U.S. federal, state and local and non-U.S. tax obligations (including any Company Level Taxes for which the PubCo Holdings Group is liable hereunder) owed by the PubCo Holdings Group (other than any franchise taxes and any obligations to remit any taxes withheld from payments to third parties).

“PubCo Warrants” means the warrants issued by PubCo and exercisable for Class A Shares.

“Quarterly Redemption Date” means the date within each fiscal quarter specified by PubCo to allow Redeeming Holders to effect Redemptions, which shall be set so that the corresponding Redemption Notice Date falls within a [20] day period after PubCo’s earnings announcement for the prior fiscal quarter, unless there is a Special Redemption Date in such fiscal quarter, in which case, PubCo shall not be obligated to specify a Quarterly Redemption Date for such fiscal quarter. PubCo shall provide notice of any Quarterly Redemption Date to the Redeeming Holders as soon as reasonably possible, providing adequate time for the Redeeming Holders to submit a Redemption Notice, and in any event no later than five Business Days prior to the Redemption Notice Date.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.1(e)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Shares shall be entitled to receive cash, securities or other property for their PubCo Shares.

“Redeeming Holder” is defined in Section 3.7(a).

“Redemption” means any redemption of Class A Units or Company Warrants pursuant to Section 3.7.

“Redemption Contingency” is defined in Section 3.7(c)(iii).

“Redemption Date” means a Quarterly Redemption Date, a Special Redemption Date, or a Block Redemption Date.

“Redemption Notice” is defined in Section 3.7(c).

“Redemption Notice Date” means, with respect to any Redemption Date, the date that is 10 Business Days before such Redemption Date (or such other date specified by PubCo that is not later than 10 Business Days, and not earlier than 20 Business Days, before such Redemption Date); provided that in the case of a Block Redemption, PubCo may waive such 10 Business Day requirement.

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“Redemption Right” is defined in Section 3.7(a).

“Registered Offering” means any secondary securities offering (which may include a “bought deal” or “overnight” offering), and any primary securities offering for which piggyback rights are offered (or required to be offered), pursuant to the Stockholders Agreement or the Registration Rights Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, by and among PubCo and certain Members, which was entered into concurrently with the closing of the IPO.

“Regulatory Allocations” is defined in Section 4.2(i).

“Rice Sponsor” is defined in the preamble to this Agreement.

“Securities Act” means the United States Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding Law).

“Shares” has the meaning ascribed to it in the Fourth Amended and Restated Limited Liability Company Operating Agreement of NET Power.

“Special Redemption Date” means a date specified by PubCo in addition to or in lieu of the Quarterly Redemption Date during the same fiscal quarter. PubCo shall provide notice of any Special Redemption Date to the Redeeming Holders as soon as reasonably possible, providing adequate time for the Redeeming Holders to submit a Redemption Notice, and in any event no later than five (5) Business Days prior to the Redemption Notice Date. PubCo must specify a Special Redemption Date in connection with any Registered Offering.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of [•], 2023, by and among (a) [Topo Buyer Co, LLC]; (b) the NET Power Holders; (c) the Company; (d) Rice Sponsor; and (e) PubCo.

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) Beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities or of the aggregate voting power thereof.

“Target Member” is defined in Section 5.2.

“Tax Contribution Obligation” is defined in Section 9.5(c).

“Tax Distribution Amount” is defined in Section 5.2.

“Tax Offset” is defined in Section 9.5(c).

“Tax Receivable Agreement” means that certain tax receivable agreement, dated as of the date hereof, by and among PubCo, the Company, and certain Members.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Documents” means this Agreement, the Business Combination Agreement, the Tax Receivable Agreement and each agreement attached as an exhibit to this Agreement or the Business Combination Agreement (including any exhibit, schedule or other attachment to any exhibit attached hereto or thereto).

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, when used as a verb, voluntarily or involuntarily, to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, that clarify, interpret and apply the provisions of the Code, and that are designated as “Treasury Regulations” by the United States Department of the Treasury.

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“Trust Account” means the trust account established for the benefit of the public stockholders of PubCo and the holders (other than the PubCo Holdings Group) of Class A Units of the Company pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated June 15, 2021, by and among Continental Stock Transfer & Trust Company, PubCo and the Company.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units” means the Class A Units [and the Class B Units] issued hereunder.

“Warrant Agreement” means the Warrant Agreement, dated as of June 15, 2021, by and among PubCo, the Company, and a warrant agent, as may be amended from time to time in accordance with its terms.

“Winding-Up Member” is defined in Section 10.3(a).

Section 1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c) all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d) when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(e) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f) “or” is not exclusive;

(g) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(h) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

Article II

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1 Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2 Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business. The Managing Member and each Officer is hereby designated an “authorized person” of the Company within the meaning of the Act.

Section 2.3 Name. The name of the Company is “[Rice Acquisition Holdings II LLC]” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4 Registered Office; Registered Agent. The location of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or at such other place as the Managing Member from time to time may select. The name and address for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or such other qualified Person as the Managing Member may designate from time to time and its registered office address.

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Section 2.5 Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6 Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article X.

Section 2.8 LLC Agreement. This Agreement shall constitute the “limited liability company agreement” of the Company for the purposes of the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall control to the fullest extent permitted by the Act and other applicable Law.

Section 2.9 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code or for any other purpose other than income tax purposes and that no Member shall be treated as a partner or joint venture of any other Member for any such other non-income tax purpose. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.9. Notwithstanding anything to the contrary set forth in this Section 2.9, this Section 2.9 shall not prevent the Company from entering into or consummating any transaction which constitutes a Change of Control (as defined in the Tax Receivable Agreement) to the extent such transaction is duly authorized by the Managing Member in accordance with the terms of this Agreement subject to the rights of PubCo and the TRA Holders set forth in the Tax Receivable Agreement, if any, applicable to such transaction.

Article III

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.1 Authorized Units; General Provisions With Respect to Units.

(a) Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 3.4. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company.

(b) The Units shall be initially divided into [one // two (2)] class[es] of Units referred to as “Class A Units” [and “Class B Units.”] The number and class of Units issued to each Member shall be set forth opposite such Member’s name on Exhibit A. Each outstanding Unit shall be identical except as otherwise provided hereunder.

(c) Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended by the Managing Member without the consent of any other Member as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d) The Members as of the date hereof are set forth on Exhibit B. The Persons listed on Exhibit B as members of the Company as of the date hereof are hereby admitted to the Company, or shall continue, as applicable, as Members upon their execution of this Agreement. The total number of Units issued and outstanding and held by each Member as of the date hereof is set forth in the books and records of the Company. The Company

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shall update such books and records from time to time to reflect any Transfers of Interests, the issuance of additional Units or Equity Securities and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(f), in each case, in accordance with the terms of this Agreement.

(e) If, at any time after the date hereof, PubCo issues any Class A Shares or any other Equity Securities of PubCo (other than Class B Shares), (x) PubCo shall cause one or more members of the PubCo Holdings Group to concurrently contribute to the Company the net proceeds (in cash or other property, as the case may be), if any, received by PubCo for such Class A Shares or other Equity Securities and (y) the Company shall concurrently issue to those member(s) of the PubCo Holdings Group that have made such contributions, in accordance with the respective contributions made by each such member pursuant to clause (x), in respect of each such Class A Share or other Equity Security issued, one Class A Unit (if PubCo issues a Class A Share), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Shares) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences as a result of any tax or other Liabilities borne by PubCo) and other economic rights as those of such Equity Security of PubCo to be issued. Notwithstanding the foregoing:

(i) If PubCo issues any Class A Shares in order to acquire or fund the acquisition from a Member (other than any member of the PubCo Holdings Group) of a number of Units (and Class B Shares) equal to the number of Class A Shares so issued, then the Company shall not issue any new Units in connection therewith and, where such Class A Shares have been issued for cash to fund such an acquisition by any member of the PubCo Holdings Group pursuant to a Cash Election, the PubCo Holdings Group shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred by such member of the PubCo Holdings Group to such Member as consideration for such acquisition. For the avoidance of doubt, if PubCo issues any Class A Shares or other Equity Securities for cash to be used to fund the acquisition by any member of the PubCo Holdings Group of any Person or the assets of any Person, then PubCo shall not be required to transfer such cash proceeds to the Company but instead such member of the PubCo Holdings Group shall be required to contribute such Person or the assets and Liabilities of such Person to the Company or any of its Subsidiaries.

(ii) This Section 3.1(e) shall not apply to the issuance and distribution to holders of PubCo Shares of rights to purchase Equity Securities of PubCo under a “poison pill” or similar stockholders rights plan (and upon any redemption of Class A Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

(iii) Except pursuant to Section 3.7, (x) the Company may not issue any additional Units to any member of the PubCo Holdings Group unless substantially simultaneously therewith a member of the PubCo Holdings Group issues or Transfers an equal number of newly-issued Class A Shares of PubCo to another Person (other than another member of the PubCo Holdings Group), and (y) the Company may not issue any other Equity Securities of the Company to any member of the PubCo Holdings Group unless substantially simultaneously a member of the PubCo Holdings Group issues or Transfers, to another Person (other than another member of the PubCo Holdings Group), an equal number of newly-issued shares of a new class or series of Equity Securities of PubCo with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences as a result of any tax or other Liabilities borne by PubCo) and other economic rights as those of such Equity Securities of the Company.

(iv) If at any time any member of the PubCo Holdings Group issues Debt Securities (other than to another member of the PubCo Holdings Group), such member of the PubCo Holdings Group shall transfer to the Company (in a manner to be determined by the Managing Member in Good Faith) the proceeds received by such member of the PubCo Holdings Group in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities.

(v) In the event any PubCo Warrant or other Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any Class A Shares or other Equity Securities of

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PubCo are issued, (a) the corresponding Company Warrant or other Equity Security outstanding at the Company shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Class A Units or other Equity Securities of the Company shall be issued to the PubCo Holdings Group as contemplated by the first sentence of this Section 3.1(e), and (b) the PubCo Holdings Group shall concurrently contribute to the Company the net proceeds received by the PubCo Holdings Group from any such exercise.

(vi) No member of the PubCo Holdings Group may redeem, repurchase or otherwise acquire (other than from another member of the PubCo Holdings Group) (a) any Class A Shares (including upon forfeiture of any unvested Class A Shares) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Class A Units for the same price per security or (b) any other Equity Securities of PubCo (other than Class B Shares), unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences as a result of any tax or other Liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 3.7, any Class A Units from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires an equal number of Class A Shares for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation, but taking into account differences as a result of any tax or other Liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by the PubCo Holdings Group in connection with the redemption or repurchase of any Class A Shares or other Equity Securities of the PubCo Holdings Group consists (in whole or in part) of Class A Shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Class A Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(f) The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Shares, with corresponding changes made with respect to any other exchangeable or convertible securities. Unless in connection with any action taken pursuant to Section 3.1(h), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Shares unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(g) Notwithstanding any other provision of this Agreement (including Section 3.1(e)), the Company may redeem Class A Units from the PubCo Holdings Group for cash to fund any acquisition by the PubCo Holdings Group of another Person, provided that promptly after such redemption and acquisition the PubCo Holdings Group contributes or causes to be contributed, directly or indirectly, such Person or the assets and Liabilities of such Person to the Company or any of its Subsidiaries in exchange for a number of Class A Units equal to the number of Class A Units so redeemed.

(h) Notwithstanding any other provision of this Agreement (including Section 3.1(e)), if any member of the PubCo Holdings Group acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates (including as a result of the receipt of distributions pursuant to Section 5.2 for any period in excess of the PubCo Tax-Related Liabilities for such period), PubCo may, in its sole discretion, use such excess cash amount in such manner, and make such adjustments to or take such other actions with respect to the capitalization of PubCo and the Company, as PubCo (including in its capacity as the Managing Member) in Good Faith determines to be fair and reasonable to the holders of PubCo Shares and to the Members and to preserve the intended economic effect of this Section 3.1, Section 3.7 and the other provisions hereof.

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(i) PubCo shall cause the other members of the PubCo Holdings Group to comply with the provisions of this Agreement, including the provisions of this Section 3.1 and Section 3.7.

Section 3.2 [Class B Units.

(a) Profits Interest Treatment. It is intended that (and all provisions of this Agreement shall be interpreted consistent with the intent that) for U.S. federal (and conforming state and local) income tax purposes: (i) the Class B Units (and any Class A Units into which such Class B Units convert pursuant to Section 3.2(b)) constitute “profits interests” issued to the holders thereof for the provision of services to or for the benefit of the Company in their capacity as partners of the Company within the meaning of IRS Revenue Procedure 93-27; (ii) consistent with IRS Revenue Procedure 2001-43, the Company and holders of any Class B Units will treat such holders as the owners of a partnership interest in the Company from the date of the grant of the Class B Units (including that such holders will take into account their distributive share of Company income, gain, loss, deduction, and credit associated with such Class B Units and that neither the Company nor any Member will deduct any amount as wages, compensation or otherwise for the Fair Market Value of any Class B Unit at the time of grant of such Class B Unit or upon such Class B Unit becoming substantially vested); and (iii) the Class B Units have an initial capital account of zero dollars. Each Member who acquires Class B Units that are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code shall make a timely election under Section 83(b) of the Code with respect to such Class B Units.

(b) Conversion into Class A Units.

(i) On each Class B Automatic Conversion Date, any Fungible Class B Units shall be converted into an equal number of Class A Units. In addition, each Member holding Class B Units shall be entitled to cause the Company to convert all or a portion of such Member’s Class B Units into an equal number of Class A Units (the “Class B Conversion Right”), subject to the provisions of this Section 3.2(b)(i). Upon the exercise by any Member of the Class B Conversion Right, all Fungible Class B Units held by all Members shall be so converted. A Member may exercise the Class B Conversion Right to the extent that (A) such conversion is in connection with a valid exercise of a Redemption Right and (B) on or prior to the relevant Redemption Date, the Class B Units to be converted are Fungible Class B Units (taking into account, for such purpose, any allocations that may be made with respect to such Member pursuant to Section 4.2(l)). In order to exercise its Class B Conversion Right, a Member shall provide written notice to the Company and PubCo, in a reasonable form as the Company may provide from time to time, as a part of such Member’s Redemption Notice for the Class A Units received upon the conversion of such Class B Units. Upon the request of such Member, the Company will use commercially reasonable efforts to provide an estimate of the amount of any allocations that the Company expects may be made with respect to such Member pursuant to Section 4.2(l) as a result of the exercise of the Class B Conversion Right. A Redemption Notice for a number of Class A Units in excess of the number of Class A Units then held by a Member shall be deemed to be an exercise of the Class B Conversion Right to the extent of such excess number of Units. In addition to the terms and requirements set forth in Section 3.7, such Redemption Notice will, with respect to such Class B Units, be contingent on the Managing Member’s determination that such Class B Units meet the requirements of this Section 3.2(b)(i).

(ii) Any conversion of Class B Units pursuant to this Section 3.2(b) shall occur automatically after the close of business on the applicable Class B Conversion Date, as of which time the Member holding any converted Class B Units shall be credited on the books and records of the Company with the issuance as of the opening of business on the next day of the number of Class A Units issuable upon such conversion.

(iii) The Company agrees to treat the conversion of Class B Units into Class A Units (for the avoidance of doubt, not including any allocations that may be made pursuant to Section 4.2(l)) as disregarded for U.S. federal (and applicable state and local) income tax purposes.]

Section 3.3 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

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Section 3.4 Capital Contributions; Unit Ownership.

(a) Capital Contributions. Except as otherwise set forth in Section 3.1(e) with respect to the obligations of PubCo (including the obligation of PubCo to cause the other members of the PubCo Holdings Group to comply with such provisions), no Member shall be required to make additional Capital Contributions.

(b) Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member, subject to the limitations of Section 3.1, (i) additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a Joinder and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall update the Company’s books and records to reflect such additional issuances. Subject to Section 11.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Units or other Equity Securities in the Company pursuant to this Section 3.4(b); provided, however, that any amendment implemented in accordance with this sentence shall not be subject to Section 11.1 (other than Section 11.1(a)(i), Section 11.1(a)(ii), Section 11.1(a)(iii) and Section 11.1(c)) if such amendment is necessary, and then only to the extent necessary, in order to consummate any offering of PubCo Shares or other Equity Securities of PubCo provided that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such PubCo Shares or other Equity Securities of PubCo.

Section 3.5 Capital Accounts.

(a) A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 4.1 and any other items of income or gain allocated to such Member pursuant to Section 4.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 4.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 4.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of OLCV Net Power, LLC shall be determined with due regard of Section 1(b) of the Oxy Purchase Option Agreement.

(b) A Member that has more than one class or series of Units shall have a single Capital Account that reflects all such Units[; provided, however, that the Capital Accounts shall be maintained in such manner as will facilitate determining each Class B Member’s Class B Capital Account and the Class A Per Unit Balance].

(c) In the event of a Transfer of Units made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 3.7(e)(iv)) the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 3.6 Other Matters.

(a) No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

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(b) No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 6.9 or as otherwise contemplated by this Agreement.

(c) The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company or any other third party, for any debt or Liability of the Company, whether arising in Contract, tort or otherwise, solely by reason of being a Member of the Company.

(d) Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein in respect of the members of the PubCo Holdings Group, to make any additional contributions or payments to the Company.

(e) The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 3.7 Redemption of Class A Units and Company Warrants.

(a) Redemptions Generally. Each Member and each Company Warrantholder, other than the PubCo Holdings Group (a “Redeeming Holder”) shall be entitled to cause PubCo to cause the Company to redeem all or a portion of (i) such Member’s Class A Units in exchange for an equal number of Class A Shares or (ii) such Company Warrantholder’s Company Warrants in exchange for an equal number of PubCo Warrants, or in each case, at PubCo’s election under certain circumstances, cash in accordance with Section 3.7(e)(ii) (referred to herein as the “Redemption Right”), upon the terms and subject to the conditions set forth in this Section 3.7 and subject to PubCo’s (or such designated member(s) of the PubCo Holdings Group’s) Call Right as set forth in Section 3.7(f). Upon the Redemption of any Class A Units, an equal number of Class B Shares held by the Redeeming Holder shall be cancelled.

(b) Permitted Redemptions; Limitations.

(i) Quarterly and Special Redemptions. Each fiscal quarter, PubCo shall schedule at least one Quarterly Redemption Date or Special Redemption Date. Each Redeeming Holder may effect Redemptions on each Quarterly Redemption Date and/or any Special Redemption Date designated by the Managing Member; provided that, with respect to a Redemption of Class A Units, absent the prior written consent of the Managing Member to the contrary, on each Quarterly Redemption Date or Special Redemption Date, a Redeeming Holder shall only be permitted to redeem less than all of its Class A Units if (A) after such Redemption it would continue to hold at least [50,000] Units (which number shall be adjusted to account for any split, distribution or dividend, reclassification, reorganization, recapitalization or other similar transaction) and (B) it redeems not less than [50,000] Class A Units (which number shall be adjusted to account for any split, distribution or dividend, reclassification, reorganization, recapitalization or other similar transaction) in such Redemption.

(ii) Block Redemptions. Each Redeeming Holder may effect Redemptions on any date designated by such Redeeming Holder in a timely Redemption Notice (a “Block Redemption Date”); provided that, with respect to a Redemption of Class A Units, absent the prior written consent of the Managing Member to the contrary, on each Block Redemption Date a Redeeming Holder shall not be permitted to redeem less than the lesser of (A) 500,000 Class A Units (which number shall be adjusted to account for any split, distribution or dividend, reclassification, reorganization, recapitalization or other similar transaction), and (B) all of such Redeeming Holder’s remaining Class A Units.

(iii) Additional Limitations. Each Member’s and Company Warrantholder’s Redemption Right shall be subject to the following additional limitations and qualifications:

(A) Any Redemption of Class A Units or Company Warrants issued after the date hereof (other than in connection with any recapitalization) may be limited in accordance with the terms of any agreements or instruments entered into by the Company with the Member or Company Warrantholder, as applicable, in connection with such issuance.

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(B) The Managing Member may impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions), to the extent it determines, in Good Faith, such limitations and restrictions to be necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Furthermore, the Managing Member may require any Member or Company Warrantholder to redeem all of its Class A Units and/or Company Warrants to the extent it determines, in Good Faith, that such Redemption is necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Managing Member to such Member or Company Warrantholder requiring such Redemption, such Member or Company Warrantholder shall exchange, subject to exercise by PubCo (or such designated member(s) of the PubCo Holdings Group) of the Call Right pursuant to Section 3.7(f), all of its Class A Units and/or Company Warrants effective as of the date specified in such notice (and such date shall be deemed to be a Redemption Date for purposes of this Agreement) in accordance with this Section 3.7 and otherwise in accordance with the requirements set forth in such notice.

(c) Notice Requirements for Redeeming Holders. In order to exercise its Redemption Right, each Redeeming Holder shall provide written notice in a reasonable form as the Company may provide from time to time (the “Redemption Notice”) to the Company and PubCo, on or before the applicable Redemption Notice Date, stating:

(i) the number of Class A Units (which may include Class A Units to be received [upon the Redeeming Holder’s simultaneous exercise of its Class B Conversion Right or] upon the Redeeming Holder’s exercise of its Company Warrants) and/or Company Warrants that the Redeeming Holder elects to have the Company redeem in accordance with Section 3.7(b)(i) or 3.7(b)(ii);

(ii) if the Class A Shares or PubCo Warrants to be received are to be issued other than in the name of the Redeeming Holder, the name(s) of the Person(s) in whose name or on whose order the Class A Shares or PubCo Warrants are to be issued;

(iii) whether the Redemption is to be contingent (including as to timing) upon the closing of a Registered Offering of the Class A Shares or PubCo Warrants for which the Class A Units or Company Warrants will be redeemed or the closing of an announced merger, consolidation or other transaction or event to which PubCo is a party in which the Class A Shares or PubCo Warrants would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property (such contingency, a “Redemption Contingency”);

(iv) pursuant to which section of this Agreement the Redemption Right is being exercised; and

(v) in the case of a Block Redemption, the intended Block Redemption Date.

Notwithstanding the foregoing, any notice by any Member pursuant to the Stockholders Agreement or the Registration Rights Agreement to demand or participate in any Registered Offering shall be deemed to constitute a Redemption Notice for the related Special Redemption Date; provided that the occurrence of the Special Redemption Date shall be deemed a Redemption Contingency with respect to such deemed Redemption Notice.

(d) Revocation; Redemption Contingencies. Except as described below, a Redeeming Holder may not revoke or rescind a Redemption Notice after the applicable Redemption Notice Date. Any Redemption Notice delivered for a Redemption may be subject to a Redemption Contingency. In the event the Company does not elect to pay cash in accordance with Section 3.7(e)(ii) and a member of the PubCo Holdings Group does not exercise its Call Right pursuant to Section 3.7(f), a Redeeming Holder shall be entitled to revoke its Redemption Notice by written notice to the Company within two Business Days of determining that any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Shares or PubCo Warrants to be registered for such Redeeming Holder at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the Commission or no such resale registration statement has yet become effective;

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(ii) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Holder to have its Class A Shares or PubCo Warrants registered at or immediately following the consummation of the Redemption;

(iv) any stop order relating to the registration statement pursuant to which the Class A Shares or PubCo Warrants were to be registered by such Redeeming Holder at or immediately following the Redemption shall have been issued by the Commission;

(v) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;

(vi) the Redemption Date would occur during, a Black-Out Period;

provided that in no event shall the Redeeming Holder seeking to revoke its Redemption Notice or delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of PubCo) in order to provide such Redeeming Holder with a basis for such delay or revocation. If a Redeeming Holder delays the consummation of a Redemption pursuant to this Section 3.7(d), the Redemption Date shall occur on the fifth Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as PubCo, the Company and such Redeeming Holder may agree in writing).

(e) Procedure; Cash Election.

(i) On any Redemption Date for which any Redeeming Holder has delivered a Redemption Notice with respect to Class A Units or Company Warrants, unless the Company elects to pay cash in accordance with Section 3.7(e)(ii) or a member of the PubCo Holdings Group exercises its Call Right pursuant to Section 3.7(f), on such Redemption Date: (x) such number of Class A Units shall be redeemed for an equal number of Class A Shares and an equal number of Class B Shares shall be surrendered by such Redeeming Holder and cancelled and (y) such number of Company Warrants shall be redeemed for an equal number of PubCo Warrants.

(ii) By delivery of written notice to the Redeeming Holder within three (3) Business Days of delivery of the Redemption Notice, the Company shall be entitled to elect to settle any Redemption by delivering to the Redeeming Holder, in lieu of the applicable number of Class A Shares or PubCo Warrants that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such Redemption. If the Company does not timely deliver such written notice, the Company shall be deemed to have elected the settle the Redemption in Class A Shares (for Class A Units) or PubCo Warrants (for Company Warrants).

(iii) Unless a member of the PubCo Holdings Group has elected its Call Right pursuant to Section 3.7(f) with respect to any Redemption, on the relevant Redemption Date and immediately prior to such Redemption, (i) PubCo (or such other member(s) of the PubCo Holdings Group) shall contribute to the Company the consideration the Redeeming Holder is entitled to receive under Section 3.7(e)(i) (including in the event the Company exercises its right to deliver the Cash Election Amount pursuant to Section 3.7(e)(ii)) and the Company shall issue to PubCo (or such other member(s) of the PubCo Holdings Group) a number of Class A Units or Company Warrants, as applicable, or, pursuant to Section 3.1(e), other Equity Securities of the Company as consideration for such contribution, (ii) the Company shall (A) cancel the redeemed Class A Units or Company Warrants, as applicable, and (B) transfer to the Redeeming Holder the consideration the Redeeming Holder is entitled to receive under Section 3.7(e)(i) (including in the event the Company exercises its right to deliver the Cash Election Amount pursuant to Section 3.7(e)(ii)), and (iii) PubCo shall cancel the surrendered Class B Shares, as applicable. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a Cash Election that is funded with proceeds from a primary offering of PubCo Equity Securities, the PubCo Holdings Group shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds (after deduction

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of any underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such Registered Offering)) (such difference, the “Discount”) from the sale by PubCo of a number of Class A Shares or PubCo Warrants, as applicable, equal to the number of Class A Units or Company Warrants, as applicable, to be redeemed with such cash or from the sale of other PubCo Equity Securities used to fund the Cash Election Amount; provided that PubCo’s Capital Account (or the Capital Account(s) of the other member(s) of the PubCo Holdings Group, as applicable) shall be increased by the amount of such Discount in accordance with Section 6.9; and provided further, that the contribution of such net proceeds shall in no event affect the Redeeming Holder’s right to receive the Cash Election Amount.

(iv) Each Redemption shall be deemed to have been effected on the applicable Redemption Date. Any Redeeming Holder redeeming Class A Units or Company Warrants in accordance with this Agreement may request that the Class A Shares or PubCo Warrants, as applicable, to be issued upon such Redemption be issued in a name other than such Redeeming Holder. Any Person or Persons in whose name or names any Class A Shares or PubCo Warrants, as applicable, are issuable on any Redemption Date shall be deemed to have become, on such Redemption Date, the holder or holders of record of such shares or warrants.

(v) PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued Class A Shares, such number of Class A Shares that shall be issuable upon the Redemption of all outstanding Class A Units (other than those Class A Units held by any member of the PubCo Holdings Group); provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect to a Redemption by delivery of cash pursuant to a Cash Election or Class A Shares that are held in the treasury of PubCo. PubCo represents, warrants and covenants that all Class A Shares that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the Class A Shares are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all Class A Shares issued upon a Redemption to be listed on such National Securities Exchange at the time of such issuance.

(f) Call Right. Notwithstanding anything to the contrary in this Section 3.7, a Redeeming Holder shall be deemed to have offered to sell its Class A Units and/or Company Warrants as described in any Redemption Notice to each member of the PubCo Holdings Group, and PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) may, in its sole discretion, in accordance with this Section 3.7(f), elect, by delivery of written notice to the Redeeming Holder within three (3) Business Days of delivery of the Redemption Notice, to purchase directly and acquire such Class A Units and/or Company Warrants on the Redemption Date by paying to the Redeeming Holder that number of Class A Shares or PubCo Warrants, as applicable, the Redeeming Holder would otherwise receive pursuant to Section 3.7(e)(i) or, if PubCo (or such designated member(s) of the PubCo Holdings Group) makes a Cash Election, the Cash Election Amount for such Class A Shares or PubCo Warrants (the “Call Right”), whereupon PubCo (or such designated member(s) of the PubCo Holdings Group) shall acquire the Class A Units and/or Company Warrants offered for redemption by the Redeeming Holder and shall become the owner thereof. If the Company does not timely deliver such written notice, the Company shall be deemed to have waived its Call Right with respect to the Redemption described in the Redemption Notice.

(g) Tax Matters.

(i) For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Holder, the Company and PubCo (and any other member of the PubCo Holding Group), as the case may be, agree to treat each Redemption and, in the event PubCo (or another member of the PubCo Holdings Group) exercises its Call Right, each transaction between the Redeeming Holder and PubCo (or such other member of the PubCo Holdings Group), as a sale of such Redeeming Holder’s Class A Units (together with the same number of Class B Shares) or Company Warrants, as applicable, to PubCo (or such other member of the PubCo Holdings Group) in exchange for Class A Shares, PubCo Warrants or cash, as applicable (with no such consideration being allocated to such Class B Shares, which shall be deemed to have no value for purposes of such exchange).

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(ii) The issuance of Class A Shares or PubCo Warrants upon a Redemption shall be made without charge to the Redeeming Holder for any stamp or other similar tax in respect of such issuance, except that if any such Class A Shares or PubCo Warrants are to be issued in a name other than that of the Redeeming Holder, then the Person or Persons in whose names such shares are to be issued shall pay to PubCo the amount of any tax payable in respect of any Transfer involved in such issuance or establish to the satisfaction of PubCo that such tax has been paid or is not payable.

(iii) Each of the Company and PubCo shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Shares or PubCo Warrants. Prior to making such deduction or withholding, the Company shall use commercially reasonable efforts to give written notice to the Redeeming Holder and reasonably cooperate with such Redeeming Holder to reduce or avoid any such withholding. To the extent such amounts are so deducted or withheld and paid over to the relevant governmental authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Redeeming Holder, and, if withholding is taken in Class A Shares or PubCo Warrants, the relevant withholding party shall be treated as having sold such Class A Shares or PubCo Warrants, as applicable, on behalf of such Redeeming Holder for an amount of cash equal to the Fair Market Value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate governmental authority.

(h) If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the Class A Shares or PubCo Warrants are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 3.1(f)), or (ii) except in connection with actions taken with respect to the capitalization of PubCo or the Company pursuant to Section 3.1(h), PubCo, by dividend or otherwise, distributes to all holders of the Class A Shares or PubCo Warrants evidences of its Indebtedness or assets, including securities (including Class A Shares and any rights, options or warrants to all holders of the Class A Shares to subscribe for or to purchase or to otherwise acquire Class A Shares, or other securities or rights convertible into, redeemable for or exercisable for Class A Shares) but excluding (A) any cash dividend or distribution, (B) any such distribution of Indebtedness or assets received by PubCo, in either case (A) or (B) received by PubCo from the Company in respect of the Class A Units or Company Warrants, and (C) any exercise or redemption of PubCo Warrants pursuant to the terms of the Warrant Agreement, then upon any subsequent Redemption, in addition to the Class A Shares, PubCo Warrants or the Cash Election Amount, as applicable, each Redeeming Holder shall be entitled to receive the amount of such security, securities or other property that such Redeeming Holder would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares or PubCo Warrants are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above in clauses (A), (B) or (C)), this Section 3.7 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(i) No Redemption shall impair the right of the Redeeming Holder to receive any distributions payable on the Class A Units redeemed pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. For the avoidance of doubt, no Redeeming Holder, or a Person designated by a Redeeming Holder to receive Class A Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class A Units redeemed by the Company from such Redeeming Holder and on Class A Shares received by such Redeeming Holder, or other Person so designated, if applicable, in such Redemption.

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ARTICLE IV

ALLOCATIONS OF PROFITS AND LOSSES

Section 4.1 Profits and Losses.

(a) Pre-Equalization. For any Fiscal Year or other allocation period ending on or prior to the Equalization Date, except as set forth in Section 4.2 or Section 4.4, Profit and Loss of the Company for such Fiscal Year or other allocation period shall be allocated to the Members pro rata in accordance with the number of Units held by each such Member.

(b) Post-Equalization. For any Fiscal Year or other allocation period beginning after the Equalization Date, subject to Section 4.4, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other allocation period shall be allocated among the Members during such Fiscal Year or other allocation period in a manner such that, after giving effect to the special allocations set forth in Section 4.2 and all distributions through the end of such Fiscal Year or other allocation period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 10.3(b) if all assets of the Company on hand at the end of such Fiscal Year or other allocation period were sold for cash equal to their Gross Asset Values, all Liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such Liability), and all remaining or resulting cash was distributed, in accordance with Section 10.3(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 4.2 Special Allocations.

(a) Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member as of the last day of such Fiscal Year or other taxable period. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b) Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 4.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c) Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Notwithstanding any other provision of this Agreement except Section 4.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(d)), each

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Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) Notwithstanding any provision hereof to the contrary except Section 4.2(a) and Section 4.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 4.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts (as adjusted pursuant to clauses (a) and (b) of the definition of “Adjusted Capital Account Deficit”) but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f) Notwithstanding any provision hereof to the contrary except Section 4.2(c) and Section 4.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 4.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(f) were not in this Agreement. This Section 4.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g) If any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year or other taxable period, that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(g) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.2(f) and this Section 4.2(g) were not in this Agreement.

(h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) of the Code (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies. The foregoing is without derogation of Section 3.7(g)(i) of this Agreement.

(i) The allocations set forth in Sections 4.2(a) through 4.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(j) Items of income, gain, loss, deduction or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules.

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(k) [For any Fiscal Year in which distributions are actually made to holders of Class B Units if necessary, after all other allocations have been tentatively made pursuant to Section 4.1 and this Section 4.2, to cause the Capital Accounts relating to any Class B Units to be equal (immediately before such distributions and so as to avoid negative Capital Accounts) to the amounts distributed to the holders of the Class B Units, the Managing Member, in its discretion, may allocate appropriate items of gross income that are accrued and realized following the issuance of the relevant Class B Units to the holders of such Class B Units. If there are insufficient items of gross income to be allocated to the holders of the Class B Units, then such distributions shall, to the extent of such excess, be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code.]

(l) [Special Fungibility Allocations.

(i) Notwithstanding the provisions of Section 4.1, but subject to and after taking into account any allocations or other adjustments pursuant to Section 4.2(m), if any Non-Fungible Class B Units are outstanding at the time of any adjustment to the Gross Asset Values of Company assets pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and clause (b) of the definition of “Gross Asset Value”:

(A) any items of gain included in clause (c) of the definition of “Profits” or “Losses” realized in connection with such adjustment shall first be allocated to the Members holding Class B Units, pro rata in accordance with the number of Non-Fungible Class B Units held by each such Member or as otherwise reasonably determined by the Managing Member, until each Member’s Class B Capital Account equals its Class B Fungibility Target Balance; and

(B) any items of loss included in clause (c) of the definition of “Profits” or “Losses” realized in connection with such adjustment shall first be allocated to the Members, pro rata in accordance with the number of Class A Units and Fungible Class B Units held by each such Member until each Member’s Class B Capital Account equals its Class B Fungibility Target Balance.

(ii) For any Fiscal Year in which any Member elects, pursuant to Section 3.2(b), to convert a number of Class B Units that, but for this Section 4.2(l)(ii), would be in excess of such Member’s Fungible Class B Units, after all other allocations have been tentatively made pursuant to Section 4.1 and this Section 4.2 (including, for the avoidance of doubt, allocations pursuant to Section 4.2(l)(i) in connection with such conversion), based on an interim closing of the books pursuant to Section 706 of the Code as of the applicable Class B Conversion Date, the Managing Member shall, to the maximum extent possible and to the extent required to cause such Member to have a number of Fungible Class B Units equal to the number of Class B Units to be so converted, allocate to such Member appropriate items of gross income. In the event that the Company has insufficient items of gross income to make allocations to all Members making such election, the available items of gross income shall be allocated to such Members as reasonably determined by the Managing Member.

(iii) The Members agree that the intent of this Section 4.2(l) is to cause, to the greatest extent possible, the Capital Account balance associated with each Class B Unit equivalent to the Capital Account balance associated with each Class A Unit (and, to the greatest extent possible, for such equivalency to be achieved through allocations of book gains and losses). The Managing Member shall be permitted to interpret or amend this Section 4.2(l) as necessary and consistent with such intention and to make allocations in any manner as reasonably necessary to implement such intent.]

(m) Special Allocations Regarding Company Warrants and Other Noncompensatory Options. Upon an exercise of a Company Warrant or other noncompensatory option to acquire a Class A Unit or other interest in the Company:

(i) An adjustment shall be made to the Gross Asset Value of Company assets in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(s)(1) and clause (b) of the definition of “Gross Asset Value” as of immediately after the exercise of such option.

(ii) The Capital Account of the holder of the Class A Unit (or other interest in the Company) acquired upon the exercise of such option will be credited with the amount paid for the option and the exercise price of the option in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(b) and 1.704-1(b)(2)(iv)(d)(4).

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(iii) To the extent that, after crediting such holder’s Capital Account in accordance with Section 4.2(m)(ii), such holder’s Capital Account balance, to the extent attributable to such Class A Unit (or other interest in the Company) received upon the exercise of such option, is not equal to the NCO Target Balance, (A) such holder shall be allocated any unrealized income, gain or loss in Company assets (that has not been reflected in the Members’ Capital Accounts previously) to the extent necessary to cause such holder’s Capital Account balance, to the extent attributable to such Class A Unit (or other interest in the Company) received upon the exercise of such option, to equal the NCO Target Balance, and (B) thereafter, any remaining amounts of such unrealized income, gain or loss shall be allocated in accordance with the other provisions of Section 4.1 and this Section 4.2, in each case, accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(2).

(iv) If after making the foregoing allocations under this clause (m), such holder’s Capital Account balance, to the extent attributable to such Class A Unit (or other interest in the Company) received upon the exercise of such option, is still not equal to the NCO Target Balance, the Members’ Capital Accounts shall be reallocated to the extent to the extent necessary to cause such holder’s Capital Account balance, to the extent attributable to such Class A Unit (or other interest in the Company) received upon the exercise of such option, to equal the NCO Target Balance, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3)[; provided that, for the avoidance of doubt, any such reallocation shall be made, to the greatest extent possible, consistent with the intentions of Section 4.2(l) of causing the Capital Account balance associated with each Class B Unit to be (and remain) equivalent to the Capital Account balance associated with each Class A Unit, as determined by the Managing Member].

Section 4.3 Allocations for Tax Purposes in General.

(a) Except as otherwise provided in this Section 4.3, each item of income, gain, loss, deduction, and credit of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 4.1 and 4.2.

(b) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Section 704(c) of the Code to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes and, as applicable, state and local tax purposes, be allocated among the Members to account for any such difference using such method or methods as determined by the Managing Member to be appropriate in accordance with the applicable Treasury Regulations; provided that the “traditional method” of allocation pursuant to Treasury Regulation Section 1.704-3(b) shall be used, including in the case of any “reverse” 704(c) allocations, with respect to any property contributed (or deemed contributed) to the Company or NET Power on or prior to the date hereof, and any contribution, deemed contribution or revaluation event (for purposes of Section 704(c) of the Code) resulting from or in connection with the Business Combination or as otherwise provided for in the Business Combination Agreement (whether or not such contribution, deemed contribution or revaluation event occurs on or prior to the date hereof), including, for the avoidance of doubt, to the extent attributable to the PIPE Investment (as such term is defined in the Business Combination Agreement) or the exercise of any noncompensatory option outstanding as of the date hereof, the Company Warrants or any instrument described in clause (b) or clause (c) of the definition of “Equity Interest” (as defined in the NET Power Operating Agreement).

(c) Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions, and (ii) recapture of grants or credits shall be allocated to the Members in accordance with applicable Law.

(d) Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e) Allocations pursuant to this Section 4.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

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(f) If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company (including any Company Warrant), a Capital Account reallocation is required under Section 4.2(m)(iv) or Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(g) Notwithstanding anything to the contrary herein, OLCV Net Power, LLC’s acquisition of Shares pursuant to the exercise (if any) of the Oxy Warrant to Purchase Shares, and Constellation Energy Generation LLC’s acquisition of Shares pursuant to the exercise (if any) of the Constellation Warrant to Purchase Shares, in each case prior to the date hereof, each shall be treated as the acquisition of an interest in the Company (as the continuation of NET Power) upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s), and OLCV Net Power, LLC’s Capital Account and Constellation Energy Generation LLC’s Capital Account associated with any such Shares shall be, to the greatest extent possible, through allocations of book gain pursuant to Section 1.704-1(b)(2)(iv)(s)(2) or, to the extent necessary, otherwise, equal to the Fair Market Value of such Shares as if OLCV Net Power, LLC or Constellation Energy Generation LLC had acquired each such Share for an amount of cash equal to $319.21. For the avoidance of doubt, in connection with the Business Combination, any such Shares were converted into the applicable number of Class A Common Units of the Company.

Section 4.4 Other Allocation Rules.

(a) The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 3.5 and the allocations set forth in Sections 4.1, 4.2 and 4.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines, in its reasonable discretion, that the application of the provisions in Sections 3.5, 4.1, 4.2 or 4.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions, provided in compliance with the Treasury Regulations.

(b) All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee in accordance with a method determined by the Managing Member and permissible under Section 706 of the Code and the Treasury Regulations thereunder.

(c) The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member.

(d) The Managing Member shall amend this Article IV from time to time to reflect the allocation of Profit and Loss in connection with priority distributions on any preferred units or other Equity Securities that may be issued by the Company (other than Units).

(e) The Managing Member may amend or interpret the provisions of this Article IV as, in the Managing Member’s reasonable, may be necessary or appropriate to comply with the applicable Treasury Regulations or other legal requirements and to properly reflect the economic intent of this Agreement.

Article V

DISTRIBUTIONS

Section 5.1 Distributions.

(a) To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 5.2 and Section 10.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor (to the extent such distribution would not violate any obligation under the Tax Receivable Agreement) in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate. Any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with the number of Units held by each such Member. For the avoidance of doubt, repurchases or Redemptions made in accordance with Section 3.1(e)(vi), Section 3.7 or payments made in accordance with Section 6.4 or Section 6.9
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need not be on a pro rata basis. Notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act or other applicable Law. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the Managing Member shall, to the extent permitted by applicable Law and hereunder, make distributions pro rata to the Members pursuant to this Section 5.1(a) in such amounts as shall enable the Managing Member to meet its obligations (if any) under the Tax Receivable Agreement.

(b) Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property).

Section 5.2 Tax-Related Distributions. The Company shall, subject to any restrictions contained in any agreement to which the Company is bound, make distributions out of legally available funds, to all of the Members, pro rata in accordance with the number of Units held by each such Member, until the Member having the greatest Per Unit Tax Distribution Amount for the applicable period (the “Target Member”) has received an aggregate amount at least equal to the Tax Distribution Amount applicable to such Member. Such distribution shall be made quarterly in order to enable the Members to pay estimated Taxes and a final Tax Distribution Amount with respect to any Fiscal Year shall be made within [_] days of the end of such year. The “Tax Distribution Amount” in respect of each Member means an amount equal to the product of (i) the cumulative net taxable income of the Company allocated in respect of (or reasonably estimated to be allocable to) such Member for the relevant taxable period, in excess of any cumulative net taxable loss of the Company allocated to (or reasonably estimated to be allocated to), and taking into account such losses only to the extent usable by, such Member against such income, assuming such Member has no assets other than its interest in the Company and no income or losses other than those with respect to the Company and (ii) the maximum combined effective federal and state income tax rate (expressed as a percentage) applicable to an individual or corporation resident in New York, New York (whichever is higher) for such period taking into account the character of taxable income allocated (provided that the same rate shall be applied to each Member). For the avoidance of doubt, the Tax Distribution Amount shall be no less than such amount, in the aggregate, sufficient to enable the PubCo Holdings Group to timely satisfy any PubCo Tax-Related Liabilities.

Section 5.3 Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

Section 5.4 Issuance of Additional Equity Securities. This Article V shall be subject to and, to the extent necessary, amended to reflect the issuance by the Company of any additional Equity Securities.

Article VI

MANAGEMENT

Section 6.1 The Managing Member; Fiduciary Duties.

(a) PubCo shall be the sole Managing Member of the Company. Except as otherwise required by Law or expressly provided by this Agreement, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company. Nothing set forth in this Agreement shall reduce or restrict the rights set forth in the Tax Receivable Agreement, subject to the terms and conditions thereof, and the Managing Member shall not cause or permit the Company to take any action or omit to take any action that would reduce or restrict any such right.

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(b) In connection with the performance of its duties as the Managing Member of the Company, except as otherwise set forth herein, and to the fullest extent permitted by Law, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The Members acknowledge that the Managing Member will take action through its board of directors (and/or duly authorized committees thereof), and that the members of the Managing Member’s board of directors will owe comparable fiduciary duties to the stockholders of the Managing Member.

Section 6.2 Officers.

(a) The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b) Except as otherwise set forth herein, the Chief Executive Officer will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Managing Member are carried into effect. The Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of president and chief executive officer of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Managing Member or this Agreement. The Chief Executive Officer will have the power to execute bonds, mortgages and other Contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Managing Member to some other Officer or agent of the Company.

(c) Except as set forth herein, the Managing Member may appoint Officers at any time, and the Officers may include a president, one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other Officers that the Managing Member deems appropriate. Except as set forth herein, each of the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Managing Member.

(d) Subject to this Agreement and to the rights, if any, of an Officer under a Contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

(e) The Officers, in the performance of their duties as such, and to the fullest extent permitted by Law, shall owe to the Company and the Members duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the DGCL and Delaware law.

Section 6.3 Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a) one or more employees or other agents of the Company or subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b) any attorney, public accountant or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

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Section 6.4 Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment except to the extent required by a non-waivable and non-modifiable provision of applicable Law), any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed Action, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a Manager (as defined in the Initial Company LLC Agreement) entitled to indemnification under the Initial Company LLC Agreement, a Member, an Officer, the Managing Member or the Company Representative or is or was serving at the request of the Company as a member, director, Officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), whether the basis of such Proceeding is alleged action in an official capacity as a member, director, Officer, trustee, employee or agent, or in any other capacity while serving as a member, director, Officer, trustee, employee or agent, against all expenses, Liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such Proceeding, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, (x) such Covered Person engaged in fraud or a bad faith violation of the implied contractual covenant of good faith and fair dealing or a bad faith violation of this Agreement or (y) such Covered Person would not be so entitled to be indemnified and held harmless if the Company were a corporation organized under the Laws of the State of Delaware that indemnified and held harmless its directors, Officers, employees and agents to the fullest extent permitted by Section 145 of the DGCL as in effect on the date of this Agreement (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement). The Company shall, to the fullest extent not prohibited by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment except to the extent required by a non-waivable and non-modifiable provision of applicable Law), pay the expenses (including attorneys’ fees) reasonably incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 6.4 or otherwise. The rights to indemnification and advancement of expenses under this Section 6.4 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a member, director, Officer, trustee, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 6.4, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Managing Member.

(b) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.4 shall (i) limit or waive any claims against, Actions, rights to sue, other remedies or other recourse the Company or any of its Subsidiaries, any Member or any other Person may have against any Covered Person for a breach of contract claim relating to any binding agreement to which such Covered Person is a party (including, where applicable, this Agreement or any other Transaction Document) or (ii) entitle any such Covered Person to be indemnified or advanced expenses with respect to such a breach.

Section 6.5 Maintenance of Insurance or Other Financial Arrangements. To the extent permitted by applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, Officer, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, Officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

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Section 6.6 Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 6.6. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo to comply with all PubCo’s obligations under this Agreement (including its obligations under Section 3.7) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 6.7 No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 6.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 6.8 Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 11.1, and enter into any necessary supplementary or additional agreements, to ensure that following the effective date of the Reclassification Event: (i) the Redemption Rights of holders of Class A Units set forth in Section 3.7 provide that each Class A Unit (together with the surrender and delivery of one Class B Share) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one Class A Share becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such Redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement and the Tax Receivable Agreement.

Section 6.9 Certain Costs and Expenses. The Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company and its Subsidiaries (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company and its Subsidiaries) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (b) in the Good Faith discretion of the Managing Member, reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in Good Faith that such expenses relate to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to the other activities of any member of the PubCo Holdings Group), the Managing Member may cause the Company to pay or bear all such expenses, including, without limitation, franchise taxes, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to stockholders of PubCo, litigation costs and damages arising from litigation, accounting and legal costs; provided that the Company shall not pay or bear (i) any income tax obligations of any member of the PubCo Holdings Group (but the Company shall be entitled to make distributions in respect of these obligations pursuant to Article V) or (ii) any amounts owed by PubCo under the Tax Receivable Agreement. In the event that (A) Class A Shares or other Equity Securities of PubCo are sold to underwriters in any public offering after the date hereof, in each case, at a price per share that is lower than the price per share for which such Class A Shares or other Equity Securities of PubCo are sold to the public in such public offering after taking into account any Discounts and (B) the proceeds from such public offering are used to fund the Cash Election Amount for any redeemed Units or otherwise contributed to the Company, the Company shall reimburse the applicable member of the PubCo Holdings Group for such Discount by treating such Discount as an additional Capital Contribution made by such member of the PubCo Holdings Group to the Company, issuing Units in respect of such deemed Capital Contribution in accordance with Section 3.7(b)(iii), and increasing the Capital Account of such member of the PubCo Holdings Group by the amount of such Discount. For the avoidance of doubt, any payments made to or on behalf of any member of the PubCo Holdings Group pursuant to this Section 6.9 shall not be treated as a distribution pursuant to Section 5.1(a) but shall instead be treated as an expense of the Company.

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Article VII

ROLE OF MEMBERS

Section 7.1 Rights or Powers.

(a) Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, direct or indirect equityholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. Nothing in this Article VII shall in any way limit any Member’s rights pursuant to the Tax Receivable Agreement.

(b) The Company shall not take (or fail to take) any action if such action (or failure to take such action) would have the effect, directly and indirectly, of causing the Company to be an “investment company” within the meaning of the Investment Company Act of 1940 (the “Investment Company Act”), as amended.

Section 7.2 Voting.

(a) Meetings of the Members may be called upon the written request of Members holding at least 50% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement or the Act, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 7.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.

(b) Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c) Each meeting of Members shall be conducted by an Officer designated by the Managing Member or such other individual Person as the Managing Member deems appropriate.

(d) Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing; provided that notice of any such action shall be promptly given to all of the Members.

Section 7.3 Various Capacities. The Members acknowledge and agree that any of the Members or their Affiliates may from time to time act in various capacities, including as a Member and/or as the Company Representative.

Section 7.4 Investment Opportunities. To the fullest extent permitted by applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Member (other than the Managing Member or any Members who are Officers or employees of the Company, PubCo or any of their respective Subsidiaries), any of their respective Affiliates (other than the Company or any of its Subsidiaries or any of the members of the PubCo Holdings Group), or any of their respective officers, directors, agents, shareholders, members, managers and partners (each, a “Business Opportunities Exempt Party”). No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity

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for the Company or any of its Subsidiaries shall have any duty to communicate or offer such opportunity to the Company. No amendment or repeal of this Section 7.4 shall apply to or have any effect on the Liability or alleged Liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 7.4. Neither the alteration, amendment or repeal of this Section 7.4, nor the adoption of any provision of this Agreement inconsistent with this Section 7.4, shall eliminate or reduce the effect of this Section 7.4 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 7.4, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Article VIII

TRANSFERS OF INTERESTS

Section 8.1 Restrictions on Transfer.

(a) Except as provided in Section 3.7, Section 8.1(c) and Section 8.1(d), no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion. If, notwithstanding the provisions of this Section 8.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 8.1(a), involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(a) shall be null and void and of no force or effect whatsoever. For the avoidance of doubt, the restrictions on Transfer contained in this Article VIII shall not apply to the Transfer of any capital stock of PubCo; provided that no Class B Shares may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.

(b) In addition to any other restrictions on Transfer herein contained, including the provisions of this Article VIII, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if such Transfer (A) would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (B) would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or to be classified as a corporation pursuant to the Code or successor of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding Law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(b) shall be null and void and of no force or effect whatsoever.

(c) Notwithstanding any of the provisions in Section 8.1(a), but subject to all other provisions in this Article VIII, (i) Rice Sponsor may Transfer all or a portion of its Units to any of its members as of the date hereof without the consent of any other Member or Person; (ii) any Person may Transfer all or a portion of its Units in accordance with a Transfer consummated in accordance with the terms of the Stockholders Agreement.

(d) Notwithstanding the foregoing but subject to Section 8.1(b), the parties hereto agree that the Managing Member shall not unreasonably withhold consent to any Transfer of Units (i) by will or intestacy, (ii) as a bona fide gift or gifts, (iii) to any trust, partnership, limited liability company or other entity for the direct

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or indirect benefit of the holder or the immediate family, other dependent or lineal ascendants or descendants of such holder, (iv) to any immediate family member, other dependent or lineal ascendants or descendants of such holder, (v) as a distribution to direct or indirect partners, members or stockholders of such holder, (vi) to any of such holder’s Affiliates or to any investment fund or other entity controlled or managed by such holder, (vii) to a nominee or custodian of a Person to whom a disposition or Transfer would be permissible under the foregoing clauses (i) through (vi), or (viii) pursuant to an order of a court or regulatory agency.

Section 8.2 Notice of Transfer.

(a) Other than in connection with Transfers made pursuant to Section 3.7, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

(b) A Member making a Transfer (including a deemed Transfer for U.S. federal income tax purposes as described in Section 3.7(g)(i)) permitted by this Agreement shall, unless otherwise determined by the Managing Member, (i) have delivered to the Company an affidavit of non-foreign status with respect to such Transferor that satisfies the requirements of Section 1446(f)(2) of the Code or other documentation establishing a valid exemption from withholding pursuant to Section 1446(f) of the Code or (ii) contemporaneously with the Transfer, properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and provide evidence to the Company of such withholding and remittance promptly thereafter).

Section 8.3 Transferee Members. A Transferee of Interests pursuant to this Article VIII shall have the right to become a Member only if

(a) the requirements of this Article VIII are met,

(b) such Transferee executes a Joinder,

(c) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws,

(d) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of such Member’s Interest, whether or not consummated, and

(e) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute a Joinder.

Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member. A Transferee of Interests pursuant to this Article VIII shall be deemed admitted to the Company as a substitute Member at the time as the Managing Member determines that the conditions in this Article VIII are satisfied and such Person is listed as a member of the Company on Exhibit B.

Section 8.4 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

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THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [RICE ACQUISITION HOLDINGS II LLC] (THE ISSUER OF THESE SECURITIES) AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

Article IX

ACCOUNTING; Certain Tax Matters

Section 9.1 Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 9.2 Continuation of NET Power; Section 754 Election.

(a) PubCo, Rice Sponsor, the NET Power Holders, and each other Member acknowledge and agree that for U.S. federal and, as applicable, state and local tax purposes, in connection with the Business Combination, the Merger (as defined in the Business Combination Agreement) constituted an “assets-over” partnership merger under Treasury Regulations Section 1.708-1(c)(3)(i) in which Rice Acquisition Holdings II LLC is treated as a “terminated partnership,” and NET Power is treated as the “resulting partnership”, with the Company being a continuation of NET Power.

(b) The Company and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code for the first taxable year for which the Company (or such eligible Subsidiary) is permitted to make such election (to the extent such election is not already in effect) and shall not thereafter revoke such election. In addition, the Company shall make the following elections on the appropriate forms or returns, if permitted under the Code or applicable Law and to the extent such elections are not already in effect:

(i) to adopt the calendar year as the Company’s Fiscal Year;

(ii) to adopt the accrual method of accounting for U.S. federal income tax purposes; and

(iii) except as otherwise provided herein, any other election the Company Representative may in good faith deem appropriate and in the best interests of the Company.

Section 9.3 Tax Returns; Information. The Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company shall use commercially reasonable efforts to prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during the relevant quarter of the relevant Fiscal Year an estimated K-1, including reasonable quarterly estimates of such Member’s state tax apportionment information and the allocations to such Member of taxable income, gains, losses, deductions or credits for such Fiscal Year for U.S. federal, and applicable state and local, income tax reporting purposes at least fifteen (15) days prior to the individual or corporate quarterly estimate payment deadline for U.S. federal income taxes for calendar year filers (or as soon as reasonably practicable thereafter). As promptly as reasonably practicable following the end of each Fiscal Year, the Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during such Fiscal Year (i) not later than sixty (60) days following the end of each Fiscal Year (or as soon as reasonably practicable thereafter), an estimated IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) or similar documents with such information of the Company and all relevant information regarding the Company reasonably necessary for the Members to estimate their taxable income for such Fiscal Year, and (ii) in no event later than seventy-five (75) days following the end of the Fiscal Year (or as soon as reasonably practicable thereafter), a final IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) and all relevant information regarding the Company reasonably necessary for the Members to file their tax returns on a timely basis (including extensions) for such Fiscal Year. The Company shall use commercially reasonable efforts to cooperate with each Member and former Member to furnish all information relating to the

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Company and in the Company’s possession reasonably requested by such Member and that is reasonably necessary for such Member to prepare and file its own tax returns and pay its own taxes or make distributions to its members in order for them to pay their taxes. The Members agree to furnish to the Company (i) all reasonably requested certificates or statements relating to the tax matters of the Company (including without limitation an affidavit of non-foreign status pursuant to Section 1446(f)(2) of the Code), and (ii) all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be prepared and timely filed.

Section 9.4 Company Representative. The Chief Financial Officer of the Company (currently Akash Patel) is specially authorized and appointed to act as the initial Company Representative and in any similar capacity under state or local Law, provided that the Managing Member, may select a different Person to act as Company Representative in respect of a Fiscal Year and it is acknowledged that the Company Representative serves at the discretion of the Managing Member. For any Fiscal Year of the Company to which the Partnership Tax Audit Rules apply and in which the Company Representative is an entity, the Company Representative shall appoint an individual selected by and subject to the control of the Company Representative for such Fiscal Year as the “designated individual” and the Company Representative shall revoke such appointment for any Fiscal Year for which the “designated individual” is no longer subject to the control of the Company Representative. The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause the Chief Financial Officer (or such other Person as may be subsequently selected by the Managing Member), or any other Person subsequently designated, to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d). The Company Representative is hereby authorized to take such actions and to execute and file all statements and forms on behalf of the Company that are permitted or required by the Partnership Tax Audit Rules (including a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax law) or in connection with any other tax proceeding. The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative. Without limiting the foregoing, the Company Representative shall use commercially reasonable efforts to give prompt written notice to the NET Power Holders of the commencement of any income tax audit of, or administrative or judicial proceeding (each, a “Proceeding”) involving, the Company or any of its Subsidiaries that would reasonably be expected to have a material adverse effect on the NET Power Holders (or their owners). The Company Representative (i) shall keep the NET Power Holders reasonably informed of all material developments in relation to and the status of any such Proceedings (including by receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws), IRS Appeals “60-day letter” (or equivalent under applicable Laws), final decision of a court and any other time-sensitive decisions and/or developments with respect to such Proceeding) and (ii) shall solicit and give commercially reasonable consideration to the comments and suggestions of the NET Power Holders affected by the Proceeding prior to settling the Proceeding.

Section 9.5 Withholding Tax Payments and Obligations.

(a) Withholding Tax Payments. Each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member, any amount of U.S. federal, state or local or non-U.S. taxes that the Managing Member determines, in Good Faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b) Other Tax Payments. To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in Good Faith, that such tax (including any Company Level Tax) relates to one or more specific Members, such tax shall be treated as an amount of tax withheld or paid with respect to such Member pursuant to this Section 9.5. Any determinations made by the Managing Member pursuant to this Section 9.5 shall be binding on the Members.

(c) Tax Contribution and Indemnity Obligation. Any amounts withheld or paid with respect to a Member pursuant to Section 9.5(a) or (b) shall be offset against any distributions to which such Member is entitled concurrently with such withholding or payment (a “Tax Offset”); provided that the amount of any distribution subject to a Tax Offset shall be treated as having been distributed to such Member pursuant to Section 5.1 or

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Section 10.3(b)(ii) at the time such Tax Offset is made. To the extent that (i) there is a payment of Company Level Taxes relating to a Member or (ii) the amount of such Tax Offset exceeds the distributions to which such Member is entitled during the same Fiscal Year as such withholding or payment (“Excess Tax Amount”), the amount of such (i) Company Level Taxes or (ii) Excess Tax Amount, as applicable, shall, upon notification to such Member by the Managing Member, give rise to an obligation of such Member to make a Capital Contribution to the Company (a “Tax Contribution Obligation”), which Tax Contribution Obligation shall be immediately due and payable. In the event a Member defaults with respect to its obligation under the prior sentence, the Company shall be entitled to offset the amount of a Member’s Tax Contribution Obligation against distributions to which such Member would otherwise be subsequently entitled until the full amount of such Tax Contribution Obligation has been contributed to the Company or has been recovered through offset against distributions, and any such offset shall not reduce such Member’s Capital Account. Any contribution by a Member with respect to a Tax Contribution Obligation shall increase such Member’s Capital Account but shall not reduce the amount (if any) that a Member is otherwise obligated to contribute to the Company. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay the Company any amounts required to be paid pursuant to this Section 9.5. Each Member shall take such actions as the Company may reasonably request in order to perfect or enforce the security interest created hereunder. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative and the Managing Member from and against any Liability (including any Liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member.

(d) Continued Obligations of Former Members. Any Person who ceases to be a Member shall be deemed to be a Member solely for purposes of this Section 9.5, and the obligations of a Member pursuant to this Section 9.5 shall survive until 30 days after the closing of the applicable statute of limitations on assessment with respect to the taxes withheld or paid by the Company or a Subsidiary that relate to the period during which such Person was actually a Member; provided, however, that if the Managing Member determines in its sole discretion that seeking indemnification for Company Level Taxes from a former Member is not practicable, or that seeking such indemnification has failed, then, in either case, the Company may, in its sole discretion, (A) recover any Liability for Company Level Taxes from the Transferee that acquired directly or indirectly the applicable interest in the Company from such former Member or (B) treat such Liability for Company Level Taxes as a Company expense.

(e) Managing Member Discretion Regarding Recovery of Taxes. Notwithstanding the foregoing, the Managing Member may choose to cause the Company not to recover an amount of Company Level Taxes or other taxes withheld or paid with respect to a Member under this Section 9.5 to the extent that there are no distributions to which such Member is entitled that may be offset by such amounts, if the Managing Member determines, in its reasonable discretion, that such a decision would be in the best interests of the Members (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Member is not justified in light of the amount that may be recovered from such Member). In the case of any conflict between the terms of this Article IX and the Business Combination Agreement, this Agreement shall govern.

Article X

DISSOLUTION AND TERMINATION

Section 10.1 Liquidating Events.

(a) The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(i) The election of the Managing Member upon the sale of all or substantially all of the assets of the Company;

(ii) the determination of the Managing Member to dissolve the Company;

(iii) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; and

(iv) the entry of a decree of judicial dissolution of the Company under Section 18‒802 of the Act.

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(b) The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in clauses (a)(i) and (a)(ii) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without dissolution or a winding up or liquidation of the Company. In the event of a dissolution pursuant to Section 10.1(a)(i), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable Laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 10.2 Bankruptcy. The “bankruptcy” (as defined in Sections 18-101(1) and 18-304 of the Act) of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Section 10.3 Procedure.

(a) In the event of the dissolution of the Company for any reason, the Managing Member shall commence to wind up the affairs of the Company and to liquidate the Company’s investments (the Managing Member, in such capacity, being referred to as the “Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 10.4(a), such Winding-Up Member shall have full right and unlimited discretion to determine in Good Faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b) The proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i) First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts, whether by payment or by the making of reasonable provision for payment thereof by setting up such cash reserves that the Managing Member reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in this Section 10.3(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (ii) below); and

(ii) Second, the balance to the Members, as follows:

(A) prior to the Equalization Date, in accordance with their respective positive Capital Account balances, as determined after making all adjustments thereto in accordance with Section 4.1 and Section 4.2 resulting from the Company’s operations and from all sales or dispositions of all or any part of the Company’s assets; or

(B) after the Equalization Date, pro rata in accordance with the number of Units owned by each Member.

(c) No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d) Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Managing Member or the Winding-Up Member, as the case may be, shall have the authority to execute, record and file with the Secretary of State of the State of Delaware a certificate of cancellation of the Certificate of Formation Company which shall terminate the Company, as well as any and all other documents required to effectuate the termination of the Company.

Annex F-37

Section 10.4 Rights of Members.

(a) Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b) Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 10.5 Notices of Dissolution. In the event a Liquidating Event occurs the Company shall, within 30 days thereafter, comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 10.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 10.7 No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Article XI

GENERAL

Section 11.1 Amendments; Waivers.

(a) The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) with the approval of (y) the Managing Member and (z) if at such time the Members (other than the PubCo Holdings Group) Beneficially own, in the aggregate, more than 2.5% of the then-outstanding Units, the holders of at least 66 2/3% of the outstanding Units held by Members other than the PubCo Holdings Group; provided that no waiver, modification or amendment shall be effective until at least 5 Business Days after written notice is provided to the Members that the requisite consent has been obtained for such waiver, modification or amendment, and, for the avoidance of doubt, upon receipt of such written notice, any Member, including any Member not providing written consent, shall have the right to file a Redemption Notice prior to the effectiveness of such waiver, modification or amendment; provided, further, that no amendment to this Agreement may:

(i) modify the limited liability of any Member, or increase or modify the Liabilities or obligations of any Member (including, for certainty, any amendment to Section 7.4), in each case, without the prior written consent of such Member;

(ii) materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial (or would have a different or prejudicial effect) relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner;

(iii) materially alter or change any rights, preferences or privileges of either the Class A Units [or the Class B Units] in a manner that is different or prejudicial (or that would have a different or prejudicial effect) relative to any other class of Units, without the approval of the Members holding such class of Units that are affected in such a different or prejudicial manner; or

(iv) modify the requirement that a majority of the directors of PubCo who are independent within the meaning of the rules of the New York Stock Exchange (or such other principal United States securities exchange on which the Class A Shares are listed) and Rule 10A-3 of the Securities Act and do not hold any Class A Units that are subject to the applicable Redemption must approve a Cash Election pursuant to Section 3.7(e)(ii) without the approval of a majority of the directors of PubCo who are independent within the meaning of the rules of the New York Stock Exchange (or such other principal United States securities exchange on which the Class A Shares are listed) and Rule 10A-3 of the Securities Act.

Annex F-38

(b) Notwithstanding the foregoing clause (a), the Managing Member, acting alone, may amend this Agreement, including Exhibit B, solely (i) to reflect the admission of new Members, as provided by, and in accordance with, the terms of this Agreement, (ii) to the minimum extent necessary to comply with, or administer in an equitable manner, the Partnership Tax Audit Rules, and (iii) as necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 11.2 Further Assurances. Each party agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 11.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 11.4 Certain Representations by Members. Each Member, by executing this Agreement or by executing any Joinder and becoming a Member, whether by making a Capital Contribution, by admission in connection with a permitted Transfer or otherwise, represents and warrants to the Company and the Managing Member, as of the date of its admission as a Member, that such Member (or, if such Member is disregarded for U.S. federal income tax purposes, such Member’s regarded owner for such purposes) is either: (i) not a partnership, grantor trust or Subchapter S corporation for U.S. federal income tax purposes (e.g., an individual or Subchapter C corporation), or (ii) is a partnership, grantor trust or Subchapter S corporation for U.S. federal income tax purposes, but (A) permitting the Company to satisfy the 100-partner limitation set forth in Treasury Regulations Section 1.7704-1(h)(1)(ii) is not a principal purpose of any Beneficial owner of such Member in investing in the Company through such Member, (B) such Member was formed (x) for business purposes prior to, and not in connection with, the investment by such Member in the Company or (y) for estate planning purposes, and (C) no Beneficial owner of such Member has a redemption or similar right with respect to such Member that is intended to correlate to such Member’s right to Redemption pursuant to Section 3.7.

Section 11.5 Entire Agreement. This Agreement, together with all Exhibits hereto, the Transaction Documents and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 11.6 Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously. No Member shall be responsible in any way for the performance of the obligations of any other Member hereunder. Nothing contained herein, and no action taken by any Member pursuant hereto, shall be deemed to constitute the Members as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.

Section 11.7 Governing Law. This Agreement, the legal relations between the parties hereto and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to Contracts made and performed in such state and without regard to any conflicts of Law doctrines that would require the application of the Laws of any other jurisdiction.

Annex F-39

Section 11.8 Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement or in the records of the Company, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 11.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 11.9 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 11.10 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto, including any Joinder, may be executed in one or more counterparts and by different parties in separate counterparts any may delivered by email or other electronic means. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 11.11 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by electronic mail or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

[Rice Acquisition Corp. II]

[•]

[•]
Attention: [•]
E-mail: [•]

With copies (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111
Attention: Thomas R. Burton III
E-mail: trburton@mintz.com

or to such other address or to such other Person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by electronic mail, when transmitted to the applicable email address so specified in (or pursuant to) this Section 11.11 or, if transmitted after 5:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 11.12 Representation By Counsel; Interpretation. The parties hereto acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Annex F-40

Section 11.13 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect, provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 11.14 Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 11.15 Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 11.16 No Third Party Beneficiaries. Except as expressly provided in Section 6.4, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

[Signature Pages Follow]

Annex F-41

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:
[RICE ACQUISITION HOLDINGS II LLC]
By:
Name:
Title:

Signature Page to
Second Amended and Restated Limited Liability Company Agreement of
[Rice Acquisition Holdings II LLC]

Annex F-42

MANAGING MEMBER:
[RICE ACQUISITION CORP. II]
By:
Name:
Title:

Signature Page to
Second Amended and Restated Limited Liability Company Agreement of
[Rice Acquisition Holdings II LLC]

Annex F-43

PUBCO:
[RICE ACQUISITION CORP. II]
By:
Name:
Title:

Signature Page to
Second Amended and Restated Limited Liability Company Agreement of
[Rice Acquisition Holdings II LLC]

Annex F-44

MEMBERS:
By:
[•]
[RICE ACQUISITION SPONSOR II LLC]
By:
Name:
Title:
[NET POWER HOLDERS]
By:
Name:
Title:

Signature Page to
Second Amended and Restated Limited Liability Company Agreement of
[Rice Acquisition Holdings II LLC]

Annex F-45

Annex G

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of December 13, 2022, is made by and among Rice Acquisition Sponsor II LLC, a Delaware limited liability company (“Sponsor”), Rice Acquisition Corp. II (“RONI” and, following the Closing, the “Public Company”), Rice Acquisition Holdings II, LLC (“RONI Holdings”), NET Power, LLC, a Delaware limited liability company (the “Company”), and, certain individuals, each of whom is a member of RONI’s board of directors and/or management (the “Insiders” and collectively, with the Sponsor, the “Sponsor Parties”). Sponsor, RONI, RONI Holdings, the Company and the Insiders shall be referred to herein from time to time, collectively, as the “Parties” and each, individually, as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, RONI, RONI Holdings, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, each Sponsor Party is the record and beneficial owner of the number of RONI Shares and RONI Holdings Common Units set forth opposite his, her or its name on Schedule I hereto (together with any other Equity Interests of RONI or RONI Holdings that such Sponsor Party holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject RONI Equity Interests”);

WHEREAS, as used in this Agreement, “RONI Interest” means, either or both of, (a) one RONI Holdings Class A Unit or one RONI Class B Unit, as applicable, and one RONI Class B Share or (b) one RONI Class A Share, with a RONI Holdings Class A Unit held by or issued to, as the context requires, RONI, as applicable; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) Sponsor and the Insiders will vote in favor of approval of the Business Combination Agreement and the Transactions at any meeting of the stockholders of RONI, (b) Sponsor and the Insiders will agree to be bound by certain restrictions on transfer with respect to its RONI Interests prior to Closing, (c) Sponsor and the Insiders will agree to terminate certain lock-up provisions of that certain letter agreement, dated as of June 15, 2021, by and among Sponsor, RONI and the Insiders (the “Letter Agreement”), (d) Sponsor and the Insiders will agree to be bound by certain lock-up provisions during the lock-up period described herein with respect to their respective RONI Interests (1,575,045 of Sponsor’s RONI Interests, as adjusted for stock splits, stock dividends, stock combination, reorganizations, recapitalizations and the like (collectively, “Adjustments”), the “Extended Lock-up Shares”, and 3,510,643 of Sponsor’s and the Insiders’ RONI Interests, as adjusted for any Adjustments, the “Lock-Up Shares”), as applicable, (e) Sponsor will agree to subject 1,000,000 of its RONI Interests (as adjusted for any Adjustments, the “First Tranche Gross Proceeds Vesting Shares”) to vesting (or forfeiture) on the basis of raising (or failing to raise) an aggregate of at least $300,000,000.00, but less than $397,500,000.00, of gross proceeds raised by the Company in connection with the PIPE Investment and the Permitted Equity Financing (collectively, “Gross Proceeds”), (f) Sponsor will agree to subject 552,536 of its RONI Interests (as adjusted for any Adjustments, the “Second Tranche Gross Proceeds Vesting Shares”) to vesting (or forfeiture) on the basis of raising (or failing to raise) Gross Proceeds in excess of $397,500,000.00, (g) Sponsor will agree to subject 986,775 of its RONI Interests (as adjusted for any Adjustments, the “Trading Price Vesting Shares” and, together with the First Tranche Gross Proceeds Vesting Shares and the Second Tranche Gross Proceeds Vesting Shares, collectively, the “Vesting Shares”) to vesting (or forfeiture) on the basis of achieving (or failing to achieve) certain trading price thresholds during the first three years following the Closing, (h) Sponsor will agree to forfeit 1,000,000 of its RONI Interests (the “Forfeited Shares”) to RONI for cancellation in connection with the Closing and (i) Sponsor and the Insiders will waive any adjustment to the conversion ratio set forth in the Governing Documents of either of RONI or RONI Holdings or any other anti-dilution or similar protection with respect to the RONI Interests.

Annex G-1

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote; Non-Redemption. The Parties hereby acknowledge and agree that paragraph 1 of the Letter Agreement is implicated by the Business Combination and that such paragraph of the Letter Agreement is incorporated in this Agreement by reference thereto. Without limiting the generality of the foregoing, the Sponsor Parties (severally and not jointly) hereby agree to (i) vote at any meeting of the shareholders of RONI, and in any action by written resolution of the shareholders of RONI, all of their respective Subject RONI Equity Interests in favor of the RONI Stockholder Voting Matters and (ii) not redeem, or submit a request to RONI’s transfer agent or otherwise exercise any right to redeem, any of their respective Subject RONI Equity Interests.

2. Waiver of Anti-dilution Protection. Each of the Sponsor Parties hereby irrevocably (a) waives, subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the Effective Time, any rights to adjustment of the conversion ratio with respect to their respective Subject RONI Equity Interests set forth in the Governing Documents of RONI and RONI Holdings or any other anti-dilution or similar protection with respect to their respective Subject RONI Equity Interests (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement, the Subscription Agreements or otherwise) and (b) agrees not to assert or perfect any rights to adjustment of the conversion ratio with respect to the Subject RONI Equity Interests owned by Sponsor set forth in the Governing Documents of RONI or RONI Holdings or any other anti-dilution or similar protection with respect to their respective Subject RONI Equity Interests (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement, the Subscription Agreements or otherwise).

3. Interim Period Lock-up. The Parties hereby acknowledge and agree that paragraph 7 of the Letter Agreement is implicated by the Business Combination and that such paragraph of the Letter Agreement is incorporated in this Agreement by reference thereto. Each of the Sponsor Parties (severally and not jointly) hereby agrees not to, directly or indirectly, at any time prior to the Closing (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject RONI Equity Interests or otherwise agree to do any of the foregoing (each, an “Interim Period Transfer”), (ii) deposit any of his, her or its Subject RONI Equity Interests into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject RONI Equity Interests that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject RONI Equity Interests, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its Subject RONI Equity Interests even if such Subject RONI Equity Interests would be disposed of by a person other than the Sponsor Party or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations under this Agreement; provided, however, that Interim Period Transfers are permitted (a) to RONI’s officers or directors, any Affiliates or family member of any of RONI’s officers or directors, any members or partners of the Sponsor or their Affiliates, any Affiliates of the Sponsor, or any employees of the Sponsor or any of its Affiliates; (b) in the case of an individual, by gift to a member of one of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of the laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales, transfers or forfeitures made in order to facilitate the consummation of the Transactions at prices no greater than the price at which the applicable Subject RONI Equity Interests were originally purchased; and (f) by virtue of the Sponsor’s Governing Documents upon liquidation or dissolution of the Sponsor; provided, further, however, that in the case of clauses (a) through (f), these permitted transferees must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the transferring Sponsor Party) prior and as a condition to the occurrence of such Interim Period Transfer.

Annex G-2

4. Termination of the Existing Post-Closing Lock-up. Each of RONI, the Insiders and Sponsor hereby agrees that, effective as of the consummation of the Closing (and not before), Section 7 of the Letter Agreement shall be amended and restated in its entirety as follows:

“7. Reserved.”

The amendment and restatement set forth in this Section 4 shall be void and of no force and effect with respect to the Letter Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

5. Post-Closing Lock-up. Other than transfers to Sponsor by the Insiders or vice versa, during the period from the date hereof through the Termination Date (as defined below), Sponsor shall not (x) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, any RONI Interests or any securities convertible into, or exercisable, or exchangeable for, its RONI Interests; (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any RONI Interests, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise (clauses (x) and (y), collectively, “Transfer”); or (z) publicly announce any intention to effect any transaction specified in clause (x) or (y).

a. Subject to the exceptions set forth herein, each Sponsor Party agrees not to Transfer, assign or sell any Lock-up Shares or Extended Lock-up Shares held by it during the Lock-up Period (the “Lock-up”).

b. For purposes of this Section 5 and, as applicable, this Agreement, (i) “Lock-up Period” shall mean (A) with respect to the Extended Lock-up Shares, subject to this Section 5, the period beginning on the Closing Date and ending on the date that is the three-year anniversary of the Closing Date and (B) with respect to the Lock-up Shares, subject to this Section 5, the period beginning on the Closing Date and ending on the date that is the one-year anniversary of the Closing Date; and (ii) “Permitted Transferee” shall mean, with respect to a Sponsor Party or any of its respective Permitted Transferees: (A) the Public Company or any of its Subsidiaries; (B) any Person approved in writing by the board of directors of the Public Company, in its sole discretion; (C) each of their respective equityholders and Affiliates (including any partner, shareholder, member controlling or under common control with such member and affiliated investment fund or vehicle); or (D) if such Sponsor Party or Permitted Transferee is a natural Person, any of such Sponsor Party’s Permitted Transferee’s controlled Affiliates, or any trust or other estate planning vehicle that is under the control of such Permitted Transferee, as applicable, and for the sole benefit of such Permitted Transferee and/or such Permitted Transferee’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing Persons, in the case of each of clauses (A) through (D), only if such transferee becomes a party to this Agreement.

c. Notwithstanding the provisions set forth in Section 5(a), any Sponsor Party and or its Permitted Transferees may Transfer its Lock-up Shares during the Lock-up Period (i) to any of its Permitted Transferees; or (ii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of the Public Company or a duly authorized committee thereof or other similar transaction which results in all of Public Company’s stockholders having the right to exchange their shares of common stock (including any RONI Interests exchangeable for shares of common stock in connection therewith) for cash, securities or other property subsequent to the Closing Date.

d. Notwithstanding the provisions set forth in Section 5(a), (i) to the extent applicable, any exercise by Sponsor of any of its RONI Warrants shall not be deemed a Transfer for purposes of this Section 5 and (ii) the retirement of shares of RONI Class B Shares pursuant to Section [4.3(b)] of the Amended and Restated Certificate of Incorporation of the Public Company, as it may be amended, supplemented or restated from time to time, shall not be deemed a Transfer for purposes of this Section 5.

e. With respect to the Extended Lock-up Shares, notwithstanding anything contained herein to the contrary, if, following the Closing, the last sale price of a RONI Class A Share (as adjusted for any Adjustments) (the “trading share price”) on the principal exchange on which such securities are then listed or quoted, which as of the date hereof is the NYSE, for any 20 trading days within any 30 consecutive trading-day period commencing 15 days after the Closing, equals or exceeds (i) $12.00 per share, then Sponsor, together with its Permitted Transferees,

Annex G-3

may Transfer their Extended Lock-up Shares during the Lock-up Period without restriction under this Section 5 in an amount up to one-third of the Extended Lock-up Shares beneficially owned by Sponsor and its Permitted Transferees, in the aggregate as of immediately following the Closing, during the Lock-up Period without restriction under this Section 5, (ii) $14.00 per share, then Sponsor, together with its Permitted Transferees, may Transfer up to an additional one-third of the Extended Lock-up Shares beneficially owned by Sponsor and its Permitted Transferees, in the aggregate as of immediately following the Closing (i.e., up to two-thirds of the Extended Lock-up Shares, in the aggregate) without restriction under this Section 5, and (iii) $16.00 per share, then Sponsor, together with its Permitted Transferees, may Transfer any of the Extended Lock-up Shares without restriction under this Section 5.

f. With respect to Lock-up Shares, notwithstanding anything contained herein to the contrary, if, following the Closing, the trading share price on the principal exchange on which such securities are then listed or quoted, which as of the date hereof is the NYSE, for any 20 trading days within any 30 consecutive trading-day period commencing six months after the date of Closing, equals or exceeds $12.00 per share, then Sponsor, together with its Permitted Transferees, may Transfer their Lock-up Shares during the Lock-up Period without restriction under this Section 5.

g. For the avoidance of doubt, the restrictions set forth in this Section 5 shall be in addition to, and in no way limit or supersede, any restrictions on or requirements relating to the Transfer of the RONI Interests beneficially owned by any Sponsor Party or its respective Permitted Transferees under applicable securities Laws or as otherwise set forth in the Governing Documents of the Public Company and RONI Holdings.

6. Forfeiture and Vesting of Sponsor Units.

a. Subject to, and conditioned upon the occurrence of and effective immediately after the Closing, the First Tranche Gross Proceeds Vesting Shares shall vest and be released from the provisions set forth in this Section 6 on a pro rata basis, corresponding to Gross Proceeds raised in excess of $300,000,000 up to $397,500,000, in an aggregate amount of First Tranche Gross Proceeds Vesting Shares (rounded up to the nearest whole share) equal to (i) 1,000,000 multiplied by (ii) a ratio, (A) the numerator of which is the lesser of (1) all Gross Proceeds minus $300,000,000.00 and (2) $97,500,000.00, and (B) the denominator of which is $97,500,000.00. Any First Tranche Gross Proceeds Vesting Shares that have not vested in accordance with this Section 6(a) effective immediately after the Closing will be immediately and automatically forfeited to RONI and/or RONI Holdings, as applicable, at 11:59 p.m. New York time on the Closing Date for no consideration and automatically cancelled.

b. Subject to, and conditioned upon the occurrence of and effective immediately after the Closing, the Second Tranche Gross Proceeds Vesting Shares shall vest and be released from the provisions set forth in this Section 6 if the Gross Proceeds as of the Closing Date exceed $397,500,000.00. Any Second Tranche Gross Proceeds Vesting Shares that have not vested in accordance with this Section 6(b) effective immediately after the Closing will be immediately and automatically forfeited to RONI and/or RONI Holdings, as applicable, at 11:59 p.m. New York time on the Closing Date for no consideration and automatically cancelled.

c. Subject to, and conditioned upon the occurrence of and effective immediately after the Closing, the Trading Price Vesting Shares shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Section 6(c) and bear a restrictive legends to that effect (the “Restrictive Legend”). The Trading Price Vesting Shares shall vest and be released from the provisions set forth in this Section 6(c) as follows if, during the period beginning on the Closing Date and ending the date that is the three-year anniversary of the Closing Date (the “Trading Price Vesting Deadline”), (i) the trading share price on the principal exchange on which such securities are then listed or quoted, which as of the date hereof is the NYSE, for any 20 trading days within any 30 consecutive trading-day period commencing 15 days after the Closing, equals or exceeds (A) $12.00 per share, then an amount equal to one-third of the Trading Price Vesting Shares shall vest and be released from the provisions set forth in this Section 6(c), (B) $14.00 per share, then an amount equal to an additional one-third of the Trading Price Vesting Shares (i.e., up to two-thirds of the Trading Price Vesting Shares, in the aggregate) shall vest and be released from the provisions set forth in this Section 6(c), and (C) $16.00 per share, then all of the Trading Price Vesting Shares shall vest and be released from the provisions set forth in this Section 6(c); or (ii) the Public Company or any of its Affiliates consummates a Sale that will result in the RONI Interests being converted or exchanged into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the board of directors of the Public Company in good faith) equal to or in excess of (A) $12.00 per share, then an amount equal to one-third of the Trading Price Vesting Shares shall vest

Annex G-4

and be released from the provisions set forth in this Section 6(c) and the remaining two-thirds of the Trading Price Vesting Shares shall be immediately and automatically forfeited to the Public Company and/or RONI Holdings, as applicable, for no consideration and automatically cancelled subject to and immediately prior to the closing of such transaction, (B) $14.00 per share, then an amount equal to two-thirds of the Trading Price Vesting Shares shall vest and be released from the provisions set forth in this Section 6(c) and the remaining one-third of the Trading Price Vesting Shares shall be immediately and automatically forfeited to the Public Company and/or RONI Holdings, as applicable, for no consideration and automatically cancelled subject to and immediately prior to the closing of such transaction, and (C) $16.00 per share, then all of the Trading Price Vesting Shares shall vest and be released from the provisions set forth in this Section 6(c) subject to and immediately prior to the closing of such transaction. The per share prices referenced in this Section 6(c) shall each be adjusted appropriately to reflect the effect of any Adjustment at any time prior to vesting of the Trading Price Vesting Shares pursuant to this Section 6(c) so as to provide the holders of the Trading Price Vesting Shares with the same economic effect as contemplated by this Section 6(c) prior to such event. Any Trading Price Vesting Shares not vested as of 11:59 p.m. New York time on the Trading Price Vesting Deadline shall be immediately and automatically forfeited to the Public Company and/or RONI Holdings, as applicable, for no consideration and automatically cancelled. For purposes of this Section 6(c), “Sale” means (x) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which substantially all of the RONI Class A Shares are, directly or indirectly, converted into cash, securities or other property or non-cash consideration, excluding any transaction or series of transactions of which the sole purpose is to change the domicile of the Public Company or any other transaction following which the stockholders of the Public Company as of immediately prior to such transactions hold, in the aggregate, directly or indirectly, more than 50% of the voting Equity Interests of the Public Company (or any successor of the Public Company), (y) a direct or indirect sale, lease, exchange or other transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of the Public Company’s assets, as determined on a consolidated basis, to a third party or third parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (z) any other transaction or series of transactions that results, directly or indirectly, in the stockholders of the Public Company as of immediately prior to such transactions holding, in the aggregate, less than 50% of the voting Equity Interests of the Public Company (or any successor of the Public Company) immediately after the consummation thereof, in the case of each of clause (x), (y) or (z), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or transfer of Equity Interests or assets, or otherwise.

d. Sponsor agrees that it shall not engage in any Transfer with respect to any Trading Price Vesting Shares until such time as such Trading Price Vesting Shares have vested pursuant to Section 6(c). Notwithstanding the foregoing or anything to the contrary herein, (i) Sponsor (and, for the avoidance of doubt, any Permitted Transferees pursuant to this clause (i)) may Transfer all or any of the Trading Price Vesting Shares to a Permitted Transferee, provided that such transferee shall agree in writing that he, she or it is receiving and holding such Trading Price Vesting Shares subject to the provisions of this Section 6 and (ii) from and after a Transfer pursuant to clause (i) of this sentence, all references to Sponsor in this Section 6 shall include such transferees and shall collectively mean Sponsor (to the extent that it then holds any Trading Price Vesting Shares) and each Permitted Transferee of Trading Price Vesting Shares pursuant to the foregoing clause (i) (in each case, to the extent he, she or it then holds Trading Price Vesting Shares).

e. The Public Company shall use reasonable best efforts to remain listed as a public company on, and for the RONI Class A Shares to be tradable over, NYSE or any other nationally recognized U.S. stock exchange; provided, however, the foregoing shall not limit the Public Company or any of its Affiliates from consummating a Sale or entering into a definitive agreement that contemplates a Sale. Subject to this Section 6, upon the consummation of a Sale, the Public Company shall have no further obligations under this Section 6(e).

f. At the time that any Trading Price Vesting Shares become vested pursuant to this Section 6, the Public Company shall remove any Restrictive Legend with respect to such Trading Price Vesting Shares.

g. Within thirty (30) days following the Closing Date, Sponsor shall file with the Internal Revenue Service (the “IRS”) (via certified mail, return receipt requested) a completed election, on a protective basis, under Section 83(b) of the Code and the regulations promulgated thereunder, with respect to the Vesting Shares and, upon such filing, shall thereafter notify the Public Company that Sponsor has made such timely filing and provide the Public Company with a copy of such election.

h. Subject to, and conditioned upon the occurrence of, and effective immediately after the Closing, the Forfeited Shares shall be immediately and automatically forfeited by the Sponsor to the Public Company and/or RONI Holdings, as applicable, for no consideration and automatically cancelled.

Annex G-5

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement (the date on which such termination occurs, the “Termination Date”). Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or fraud, (ii) Sections 8, 9, 10 and 11 (solely to the extent related to Sections 8, 9 and 10) shall survive any termination of this Agreement. For purposes of this Section 7, “Willful Breach” means a material breach of a covenant that is a consequence of an intentional act undertaken or an intentional failure to act by the breaching Party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

8. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company, of RONI (other than Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein) or of the Public Company, and (b) no Affiliate of the Company, of RONI (other than Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein) or of the Public Company shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and/or beneficial owner of the Subject RONI Equity Interests, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in Sponsor or as a holder and/or beneficial owner of Subject RONI Equity Interests, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of RONI or its Affiliates, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of Sponsor serving as a member of the board of directors (or other similar governing body) of RONI or its Affiliates or as an officer, employee or fiduciary of RONI or its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Person.

10. No Third-Party Beneficiaries. Subject to Section 6(e), this Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

11. Incorporation by Reference. Sections 6.5 (Confidential Information), 6.9(a) (Communications; Press Release; SEC Filings), 6.19(b) (Exclusivity), 10.1 (Amendment and Waiver), 10.3 (Assignment), 10.4 (Severability), 10.5 (Interpretation), 10.6 (Entire Agreement), 10.7 (Governing Law; Waiver of Jury Trial; Jurisdiction), 10.8 (Non-Survival) and 10.10 (Counterparts; Electronic Delivery) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Page to Follow]

Annex G-6

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written:

RICE ACQUISITION SPONSOR II LLC
By:	/s/ Daniel Joseph Rice, IV
Name:	Daniel Joseph Rice, IV
Title:	Chief Executive Officer
RICE ACQUISITION CORP. II
By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Chief Executive Officer
RICE ACQUISITION HOLDINGS II, LLC
By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Chief Executive Officer
NET POWER, LLC
By:	/s/ Ron DeGregorio
Name:	Ron DeGregorio
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

Annex G-7

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written:

INSIDERS:
By:	/s/ Daniel Joseph Rice, IV
Name:	Daniel Joseph Rice, IV
By:	/s/ Jide Famuagun
Name:	Jide Famuagun
By:	/s/ James Lytal
Name:	James Lytal
By:	/s/ Carrie Fox
Name:	Carrie Fox
By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
By:	/s/ James Wilmot Rogers
Name:	James Wilmot Rogers

[Signature Page to Sponsor Letter Agreement]

Annex G-8

SCHEDULE I

Sponsor Party	Subject RONI Equity Interests as of the date hereof
Rice Acquisition Sponsor II LLC	2,500 RONI Class A Shares 8,535,000 RONI Class B Shares 100 RONI Holdings Class A Units 8,534,900 RONI Holdings Class B Units
Jide Famuagun	30,000 RONI Holdings Class B Units
James Lytal	30,000 RONI Holdings Class B Units
Carrie M. Fox	30,000 RONI Holdings Class B Units

Annex G-9

Annex H-1

Execution Version

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of December 13, 2022, by and among Rice Acquisition Corp. II, a Cayman Islands exempted company (“RONI”), Rice Acquisition Sponsor II LLC, a Delaware limited liability company (“Sponsor”), NET Power, LLC, a Delaware limited liability company (the “Company”), and the other Persons whose names appear on the signature pages hereto (each such Person, a “Company Unitholder” and, collectively, the “Company Unitholders”).

RECITALS

WHEREAS, on December 13, 2022, RONI, Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company (“RONI Holdings”), Topo Buyer Co, LLC, a Delaware limited liability company (the “Buyer”), Topo Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and the Company entered into that certain Business Combination Agreement (in the form provided to each of the Company Unitholders prior to the date hereof, the “Business Combination Agreement”) that, among other things, provides for a business combination transaction pursuant to which the Company will, through a series of transactions, become an indirect wholly-owned Subsidiary of RONI Holdings;

WHEREAS, the Company Unitholders agree to enter into this Agreement with respect to all Company Equity Interests (as defined in the Business Combination Agreement) that the Company Unitholders now or hereafter control and/or own, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record;

WHEREAS, the Company Unitholders are the owners of, and have sole voting power (including, without limitation, by proxy or power of attorney) over, such number of Company Units (as defined in the Business Combination Agreement) as are indicated opposite each of their names on Schedule A attached hereto;

WHEREAS, as a condition to the willingness of RONI to enter into the Business Combination Agreement and of Sponsor to support the Business Combination, and, in each case, as an inducement and in consideration therefor, the Company Unitholders have agreed to enter into this Agreement; and

WHEREAS, each of RONI, Sponsor, the Company and each Company Unitholder has determined that entering into this Agreement is in its best interests and, as applicable, that of its stockholders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions.

1.1 Terms Defined Herein. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Business Combination Agreement shall be validly terminated pursuant to its terms, and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

“Transfer” shall mean, with respect to any security, any direct or indirect sale, assignment, tender, exchange, pledge, hypothecation, disposition or loan, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant, or placement in trust or other transfer of such security (including by operation of law), or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, or entry into any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, excluding entry into this Agreement, the Business Combination Agreement and the other Ancillary Agreements (as applicable) and the consummation of the transactions contemplated hereby and thereby.

Annex H-1-1

1.2 BCA Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

2. Agreement to Retain the Company Equity Interests.

2.1 No Transfer of Company Equity Interests. Until the Expiration Time, each Company Unitholder unconditionally and irrevocably agrees not to, without the prior written consent of RONI and the Company (such consent to be given or withheld in each of their respective sole discretions), (a) Transfer any Company Equity Interests, (b) deposit any Company Equity Interests into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to Company Equity Interests or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement), (c) engage in any swap, hedging or other transaction which is designed to, or which would (either alone or in connection one or more events, developments or events) lead to or result in a Transfer of the Company Equity Interests, or (d) take any action that would reasonably be expected to have the effect of preventing or materially delaying the performance of such Company Unitholder’s obligations hereunder; provided, that any Company Unitholder may Transfer any such Company Equity Interests to any other Company Unitholder or any Affiliate of any such Company Unitholder in accordance with the terms of the Company LLCA, subject to such transferee’s prior or concurrent written agreement, reasonably satisfactory to each of RONI and the Company, evidencing such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Company Unitholder.

2.2 Additional Purchases. Until the Expiration Time, each Company Unitholder unconditionally and irrevocably agrees that any Company Equity Interests that such Company Unitholder purchases or otherwise hereinafter acquires (including as a result of the exercise of any option to purchase or receive Company Equity Interests or as the result of a permitted Transfer) or with respect to which such Company Unitholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Company Unitholder as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Company Equity Interests in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Consent and Approve.

3.1 Hereafter until the Expiration Time, each Company Unitholder agrees that, except as otherwise agreed in writing with each of RONI and the Company: (a) within forty-eight (48) hours after the Registration Statement being declared effective by the SEC, each such Company Unitholder shall execute and deliver the Company Written Consent (as defined in the Business Combination Agreement), which consent shall approve the Business Combination Agreement and the Transactions, including the Merger. Following such execution and delivery, each Company Unitholder hereby agrees that it will not revoke, withdraw or repudiate the Company Written Consent. The Company Written Consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable.

3.2 Hereafter until the Expiration Time, and subject to Section 2 hereof, no Company Unitholder shall enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to the Company Equity Interests that is inconsistent with this Agreement or otherwise take any other action with respect to the Company Equity Interests that would prevent, materially restrict, materially limit or materially interfere with the performance of such Company Unitholder’s obligations hereunder or the consummation of the transactions contemplated hereby.

3.3 Hereafter until the Expiration Time, at any meeting of, or in any action by written consent or vote of, the members of Company undertaken, or at any postponement or adjournment thereof, to seek the affirmative vote, consent, or approval of the holders of the Company Equity Interests, each Company Unitholder shall vote (or cause to be voted) all Company Equity Interests, currently or hereinafter owned or controlled (including by proxy or otherwise) by such Company Unitholder against, and withhold consent with respect to, (i) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Business Combination Agreement, the Transactions and the other transactions contemplated thereby, including the Merger), (ii) any proposal in opposition

Annex H-1-2

to approval of the Business Combination Agreement or in competition with or inconsistent with the Business Combination Agreement (including any Competing Transaction), or (iii) any proposal, action or agreement that would (x) impede, frustrate, interfere with, delay, postpone, prevent, nullify, or adversely affect the Transactions or any material provision of this Agreement, the Business Combination Agreement, any other Ancillary Agreements or the transactions contemplated hereby or thereby, (y) result in a breach in any respect of any material covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement, or (z) result in any of the conditions set forth in Article 8 of the Business Combination Agreement not being fulfilled. No Company Unitholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

4. Additional Agreements.

4.1 Each Company Unitholder agrees not to commence, join in, knowingly facilitate, assist or knowingly encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against RONI, Sponsor, the Company or the other parties to the Business Combination Agreement or any of their respective successors or directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement or the Business Combination Agreement.

4.2 Each Company Unitholder agrees that, at or prior to the Closing, it will execute and deliver (or cause to be delivered) a counterpart to each of the Stockholders Agreement, the RONI Holdings A&R LLCA and the Tax Receivable Agreement (each in the form thereof attached as an exhibit to the Business Combination Agreement and provided to each of the Company Unitholders prior to the date hereof).

4.3 Each Company Unitholder agrees to accept the delivery of the RONI Interests to such Company Unitholder at the Closing in accordance with the terms of the Business Combination Agreement, and agrees that once such RONI Interests are delivered to such Company Unitholder, no other consideration may be claimed by such Company Unitholder in respect of such Company Unitholder’s equity in the Company immediately prior to Closing except as provided in the Business Combination Agreement and any Ancillary Agreement.

4.4 Until the Expiration Time, each Company Unitholder agrees to comply with the obligations applicable to Affiliates of the Company pursuant to Section 6.19(a) of the Business Combination Agreement as if such Company Unitholder were party thereto.

5. Representations and Warranties of the Company Unitholders. Each Company Unitholder hereby represents and warrants to RONI and Sponsor as follows:

5.1 Due Authority. Such Company Unitholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Company Unitholder and constitutes a valid and binding agreement of such Company Unitholder enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

5.2 Ownership of the Company Equity Interests. As of the date hereof, such Company Unitholder is the owner of the Company Equity Interests indicated on Schedule A hereto opposite such Company Unitholder’s name, free and clear of any and all Liens, other than (i) those created by this Agreement, (ii) as may be set forth in the Governing Documents of the Company, or (iii) as disclosed on Schedule A. Such Company Unitholder has as of the date hereof and, except pursuant to a transfer permitted in accordance with Section 2.1 hereof, will have until the Expiration Time, sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Company Unitholder set forth in this Agreement, in each case, over all Company Equity Interests currently or hereinafter owned by such Company Unitholder. As of the date hereof, such Company Unitholder does not own any other voting securities of the Company other than the Company Units set forth on Schedule A opposite such Company Unitholder’s name. As of the date hereof, such Company Unitholder does not own any rights to purchase or acquire any other equity securities of the Company, except as set forth on Schedule A opposite such Company Unitholder’s name.

Annex H-1-3

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Company Unitholder does not, and the performance by such Company Unitholder of the obligations under this Agreement and the compliance by such Company Unitholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Company Unitholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any limited liability company agreement, certificate of formation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Company Unitholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Equity Interests owned by such Company Unitholder pursuant to any Contract to which such Company Unitholder is a party or by which such Company Unitholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Company Unitholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Company Unitholder in connection with the execution and delivery of this Agreement or the consummation by such Company Unitholder of the transactions contemplated hereby.

5.4 Absence of Litigation. As of the date hereof, there is no action pending against, or, to the knowledge (after reasonable inquiry) of such Company Unitholder, threatened against such Company Unitholder that would reasonably be expected to materially impair the ability of such Company Unitholder to perform such Company Unitholder’s obligations hereunder or to consummate the transactions contemplated hereby.

5.5 Absence of Other Voting Agreement. Except for this Agreement, such Company Unitholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Company Equity Interests or other equity securities of the Company owned by such Company Unitholder, or (ii) granted any proxy, consent or power of attorney with respect to any Company Equity Interests or other equity securities of the Company owned by such Company Unitholder (other than as contemplated by this Agreement).

6. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Expiration Time and (ii) as to each Company Unitholder, the mutual written agreement of RONI, the Company and such Company Unitholder (such date, the “Termination Date”); provided, however, that notwithstanding the foregoing, the provisions of Section 8 shall survive any termination of this Agreement pursuant to the foregoing clause (i) due to the occurrence of the Effective Time.

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any other party, any direct or indirect ownership or incidence of ownership of or with respect to the Company Unitholder’s Company Equity Interests. All rights, ownership and economic benefits of and relating to the Company Unitholder’s Company Equity Interests and shall remain vested in and belong to the Company Unitholder, and no other party shall have any authority to direct the Company Unitholders in the voting or disposition of any of the Company Equity Interests except as otherwise provided herein.

8. Post-Closing Covenants. If the 2023 Omnibus Incentive Plan is not adopted and approved by the affirmative vote of the holders of the requisite number of RONI Shares prior to the Closing, then in any action by written consent or vote of the holders of RONI Shares undertaken after the Closing to seek the consent of the holders of RONI Shares to adopt and approve the 2023 Omnibus Incentive Plan in the form (including as to the number of RONI Shares) provided to each of the Company Unitholders prior to the date hereof, each Company Unitholder hereby unconditionally and irrevocably agrees to vote (or cause to be voted) all RONI Shares hereinafter owned or controlled (including by proxy or otherwise) by such Company Unitholder in favor of the foregoing.

Annex H-1-4

9. Miscellaneous.

9.1 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, unenforceable, or against its regulatory policy, the remainder of this Agreement will continue in full force and effect and the application of such term, provision, covenant or restriction to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto such that this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto further agree to replace such void or unenforceable term, provision, covenant or restriction of this Agreement with a valid and enforceable term, provision, covenant or restriction that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable term, provision, covenant or restriction.

9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Termination Date. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing Date or the termination of this Agreement.

9.3 Assignment. Except for in connection with a Transfer as permitted pursuant to Section 2.1, no party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto. Subject to the first sentence of this Section 9.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 9.3 shall be void.

9.4 Amendments and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, at any time, by execution of an instrument in writing signed on behalf of each of the parties hereto with respect to any of the terms contained herein.

9.5 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to enforce specifically the terms and provisions hereof in the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware (the “Chosen Courts”) and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party hereto for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Annex H-1-5

9.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized courier service guaranteeing overnight delivery, or sent via email to the parties hereto at the following addresses:

Notices to RONI:	with copies to (which shall not constitute notice):
Rice Acquisition Corp. II 102 East Main Street, Second Story Carnegie, Pennsylvania 15106 Attention: Daniel Joseph Rice IV; J. Kyle Derham E-mail: danny@teamrice.com; kyle@riceinvestmentgroup.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10002
Attention: David B. Feirstein, P.C.
E-mail: david.feirstein@kirkland.com

and

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Cyril V. Jones, P.C., Jennifer R. Gasser
E-mail: cyril.jones@kirkland.com;
jennifer.gasser@kirkland.com

Notices to the Company:

NET Power, LLC
406 Blackwell Street
4th Floor
Durham, NC 27701
Attention: General Counsel
Email: Legal@NETPower.com

Notices to any Company Unitholder:

To the address for notice set forth on Schedule A hereto.

with a copy to (which shall not constitute notice): Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attention: Thomas R. Burton III E-mail: trburton@mintz.com

Unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date received, if delivered personally, (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, and (c) on the date received, if delivered by email. Each of the parties hereto will be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

9.7 Applicable Law; Jurisdiction of Disputes.

(a) This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, and any action, suit, dispute, controversy or claim arising out of this Agreement, or the validity, interpretation, breach or termination of this Agreement, shall be governed by and construed in accordance with the laws of the state of Delaware without regard to any conflicts of law provisions that would require the application of the laws of any other jurisdiction.

(b) Each of RONI, the Company and the Company Unitholders irrevocably consents to the exclusive jurisdiction and venue of the Chosen Courts in connection with any matter based upon or arising out this Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each of RONI, the Company and the Company Unitholders shall not assert as a defense in any legal dispute, that (a) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (c) such person’s property is exempt or immune from execution, (d) such legal proceeding is brought in an inconvenience forum or (e) the venue of such legal proceeding is improper. Each of RONI, the Company and the Company Unitholders hereby agrees not to commence

Annex H-1-6

or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each of RONI, the Company and the Company Unitholders hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.6. Notwithstanding the foregoing in this Section 9.7, each of RONI, the Company and the Company Unitholders may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.

9.8 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

9.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any other Person other than the parties hereto any rights or remedies. This Agreement is not intended to and shall not be construed to give any third-party any interest or rights (including, without limitation, any third-party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

9.10 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

9.11 Effect of Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12 Legal Representation. Each of the parties hereto agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document.

9.13 Expenses. Except as otherwise set forth in this Agreement and the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

9.14 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties hereto to this Agreement in their capacities as such and no former, current or future stockholders, unitholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party

Annex H-1-7

hereto, or any former, current or future direct or indirect stockholder, unitholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties hereto to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the matters contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party hereto against the other parties hereto, in no event shall any party hereto or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

9.15 No Group. The obligations of each Company Unitholder hereunder are several and not joint with the obligations of any other Company Unitholder, and no Company Unitholder shall be responsible in any way for the performance of the obligations of any other Company Unitholder hereunder. Nothing contained herein, and no action taken by any Company Unitholder pursuant hereto, shall be deemed to constitute the Company Unitholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Company Unitholders in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.

9.16 Waiver. No failure or delay on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[Remainder of Page Intentionally Left Blank]

Annex H-1-8

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

RONI:
RICE ACQUISITION CORP. II
By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Chief Executive Officer
SPONSOR:
RICE ACQUISITION SPONSOR II LLC
By:	/s/ Daniel Joseph Rice, IV
Name:	Daniel Joseph Rice, IV
Title:	Chief Executive Officer
COMPANY:
NET POWER, LLC
By:	/s/ Ron DeGregorio
Name:	Ron DeGregorio
Title:	Chief Executive Officer
COMPANY UNITHOLDERS:
NPEH LLC
By: 8 Rivers Capital, LLC, its Manager
By:	/s/ Cameron Hosie
Name:	Cameron Hosie
Title:	Chief Executive Officer

[Signature Page to Company Support Agreement]

Annex H-1-9

CONSTELLATION ENERGY GENERATION, LLC
By:	/s/ Bryan Hanson
Name:	Bryan Hanson
Title:	Executive Vice President
OLCV NET POWER, LLC
By:	/s/ E. Richard Callahan
Name:	E. Richard Callahan
Title:	President
BAKER HUGHES ENERGY SERVICES LLC
By:	/s/ Michael Csizmadia
Name:	Michael Csizmadia
Title:	Vice President and General Counsel

[Signature Page to Company Support Agreement]

Annex H-1-10

Schedule A

Company Unitholder Name	Addresses for Notice	Number of Options	Number of Units
NPEH LLC	406 Blackwell Street 4th Floor, Crowe Building Durham, NC 27701 Attn: General Counsel	—	940,000
Constellation Energy Generation, LLC	1310 Point Street Baltimore, MD 21231 Attn: Chief Operations Officer
	with a copy to (which shall not constitute notice): 1310 Point Street Baltimore, MD 21231 Attn: Associate General Counsel, Corporate and Commercial	28,764[1]	1,099,999
OLCV NET Power, LLC	5 Greenway Plaza Suite 110 Houston, TX 77046 Email: OLCV_deals@oxy.com
	with a copy to (which shall not constitute notice): White & Case LLP 609 Main Street, Suite 2900 Houston, TX 77002 Attn: A.J. Ericksen, Emery Choi Email: AJ.ericksen@whitecase.com emery.choi@whitecase.com	716,935[2]	1,455,554
Baker Hughes Energy Services LLC	17021 Aldine Westfield Road Houston, TX 77073 Attn: General Counsel
	with a copy to (which shall not constitute notice): Paul Hastings LLP 600 Travis Street, Floor 58 Houston, TX 77002 Attn: Rocio Guadalupe Mendoza Email: rociomendoza@paulhastings.com	—	166,802
Total	N/A	745,699	3,662,355

____________

1       Reflects 28,764 options issued to Constellation Energy Generation, LLC (f/k/a Exelon Generation Company, LLC) in connection with member loans to the Company, which options remain unexercised.

2       Reflects (i) 5,824 options issued to OLCV NET Power, LLC in connection with member loans to the Company, which options remain unexercised, and (ii) an option to purchase 711,111 shares in the Company, which option will be cancelled immediately prior to Closing in exchange for the issuance of 247,655 shares in the Company.

Annex H-1-11

Annex H-2

Execution Version

FIRST AMENDMENT TO THE SUPPORT AGREEMENT

This First Amendment to the Support Agreement (this “Amendment”), dated as of April 23, 2023 (the “Effective Date”), is by and among Rice Acquisition Corp. II, a Cayman Islands exempted company, Rice Acquisition Sponsor II LLC, a Delaware limited liability company, NET Power, LLC, a Delaware limited liability company, and the other Persons whose names appear on the signature pages hereto (collectively, the “Parties” and each, a “Party”).

RECITALS:

WHEREAS, the Parties previously entered into the Support Agreement, dated as of December 13, 2022 (as amended, the “Support Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Support Agreement (pursuant to and in accordance with Section 9.4 of the Support Agreement), on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and understandings herein contained, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Section 1.       Amendments to the Support Agreement. Effective as of the Effective Date:

(a)       Recitals. The first Recital of the Support Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, on December 13, 2022, RONI, Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company (“RONI Holdings”), Topo Buyer Co, LLC, a Delaware limited liability company (the “Buyer”), Topo Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and the Company entered into that certain Business Combination Agreement (as subsequently amended by that certain First Amendment to the Business Combination Agreement, dated as of April 23, 2023, by and between Buyer and the Company, the “Business Combination Agreement”) that, among other things, provides for a business combination transaction pursuant to which the Company will, through a series of transactions, become an indirect wholly-owned Subsidiary of RONI Holdings.”

(b)       Section 4.2. Section 4.2 of the Support Agreement is hereby amended and restated in its entirety as follows:

“Each Company Unitholder agrees that, at or prior to the Closing, it will execute and deliver (or cause to be delivered) a counterpart to (i) the Stockholders Agreement in the form set forth on Exhibit A, attached hereto, and (ii) each of the RONI Holdings A&R LLCA and the Tax Receivable Agreement (each in the form thereof attached as an exhibit to the Business Combination Agreement and provided to each of the Company Unitholders prior to the date hereof).

(c)       Exhibit A. Exhibit A hereto is hereby added and incorporated into the Support Agreement as Exhibit A.

Section 2.       Miscellaneous. The terms, conditions and provisions of the Support Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Support Agreement, nor constitute a waiver of any provision of the Support Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Support Agreement, as though the other provisions of this Amendment were set forth in the Support Agreement. This Amendment may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature was transmitted or communicated through the use of email as a defense to the formation or enforceability of this Amendment and each Party forever waives any such defense.

[Signature Page Follows]

Annex H-2-1

Each of the undersigned has caused this First Amendment to the Support Agreement to be duly executed as of the date first above written.

RONI:
RICE ACQUISITION CORP. II
By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Chief Executive Officer
SPONSOR:
RICE ACQUISITION SPONSOR II LLC
By:	/s/ Daniel Joseph Rice, IV
Name:	Daniel Joseph Rice, IV
Title:	Chief Executive Officer
COMPANY:
NET POWER, LLC
By:	/s/ Ron DeGregorio
Name:	Ron DeGregorio
Title:	Chief Executive Officer
COMPANY UNITHOLDERS:
NPEH LLC
By:	/s/ Cameron Hosie
Name:	Cameron Hosie
Title:	on behalf of 8Rivers Capital, LLC, as Manager of NPEH, LLC
CONSTELLATION ENERGY GENERATION, LLC
By:	/s/ Bryan Hanson
Name:	Bryan Hanson
Title:	Executive Vice President
OLCV NET POWER, LLC
By:	/s/ E. Richard Callahan
Name:	E. Richard Callahan
Title:	President
BAKER HUGHES ENERGY SERVICES LLC
By:	/s/ Michael Csizmadia
Name:	Michael Csizmadia
Title:	Vice President and General Counsel

[Signature Page to First Amendment to the Support Agreement]

Annex H-2-2

EXHIBIT A

FORM OF STOCKHOLDERS AGREEMENT

(see attached)

[Exhibit A to First Amendment to the Business Combination Agreement — included in this proxy statement/prospectus as Annex E]

Annex H-2-3

Annex I

FORM OF SUBSCRIPTION AGREEMENT

Rice Acquisition Corp. II
102 East Main Street, Second Story
Carnegie, Pennsylvania 15106

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Rice Acquisition Corp. II, a Cayman Islands exempted company (“RONI”), which shall be domesticated as a Delaware corporation prior to the closing of the Transactions (as defined below), and the undersigned investor (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among RONI, Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company (“RONI Holdings”), Topo Buyer Co, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of RONI Holdings (the “Buyer”), Topo Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Buyer (“Merger Sub”), and NET Power, LLC, a Delaware limited liability company (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving the merger and becoming a wholly owned direct subsidiary of the Buyer, on the terms and subject to the conditions therein (the “Merger”). Prior to the closing of the Transactions (and as more fully described in the Business Combination Agreement), RONI will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and de-register as a Cayman Islands exempted company in accordance with Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”).

In connection with the transactions contemplated by the Business Combination Agreement, including the Merger (the “Transactions”), RONI is seeking commitments from interested investors to purchase, following the Domestication and contingent upon and immediately prior to the closing of the Transactions, shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of RONI (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, RONI is entering into subscription agreements (the “Other 2022 Subscription Agreements”) with certain other investors (the “Other 2022 Investors” and, together with the Investor, the “2022 Investors”), pursuant to which the 2022 Investors, severally and not jointly, have agreed to purchase on the closing date of the Transactions, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 22,545,000 Shares, at the Per Share Purchase Price. The aggregate purchase price to be paid by the Investor for the subscribed Shares is set forth on the signature page hereto and is referred to herein as the “Subscription Amount.” Subsequent to the date hereof but prior to the closing of the Transactions, RONI may enter into additional subscription agreements (the “Additional Subscription Agreements” and, together with the Other 2022 Subscription Agreements, the “Other Subscription Agreements”) with certain other investors (the “Additional Investors” and, together with the Other 2022 Investors, the “Other Investors”) pursuant to which the Additional Investors may purchase Shares, at price per Share that is not less than the Per Share Purchase Price and on terms consistent with those contained herein, on the closing date of the Transactions (for the avoidance of doubt, a subscription agreement for an Additional Investor that is an existing shareholder of RONI that contains an Offset Right (as defined below) shall not be deemed to contain terms that are not consistent with those contained herein as a result of the Offset Right). The transactions contemplated by this Subscription Agreement and the Other Subscription Agreements are referred to collectively as the “Investment Transactions,” and the Investor and the Other Investors are referred to collectively as the “Investors.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and RONI acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from RONI the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein[; provided, however, that the Subscription Amount of the Investor shall be reduced in a dollar amount equal to the dollar amount of any capital contribution the Investor makes to the Company as part

Annex I-1

of the Interim Company Financing (as defined in the Business Combination Agreement) in connection with the Transactions]. The Investor acknowledges and agrees that RONI reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by RONI only when this Subscription Agreement is signed by a duly authorized person by or on behalf of RONI. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be purchased by the Investor and issued by RONI pursuant to this Subscription Agreement shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the consummation of the Domestication and the immediately subsequent consummation of the Transactions. The Closing shall occur immediately prior to the effectiveness of the Transactions. Upon delivery of written notice from (or on behalf of) RONI to the Investor (the “Closing Notice”) that RONI reasonably expects the closing of the Transactions to occur on a specified date that is not less than five business days after the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to RONI, (i) at least two business days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by RONI in the Closing Notice, to be held in escrow until the Closing and (ii) at least three business days prior to the Closing Date, any other information that is reasonably requested in the Closing Notice in order for RONI to issue the Investor the Shares to be acquired hereunder, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, RONI shall issue the number of Shares set forth on the signature page of this Subscription Agreement to the Investor and subsequently cause such Shares to be registered in book entry form in the name of the Investor on RONI’s share register (provided, however, that RONI’s obligation to issue such Shares to the Investor is contingent upon RONI having received the Subscription Amount in full accordance with this Section 2), and the Subscription Amount shall be released from escrow automatically and without further action by RONI or the Investor. If the Closing does not occur within three business days following the Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by RONI and the Investor, RONI shall return on the next business day (or such later date as shall be agreed in writing by the Investor) the Subscription Amount in full to the Investor; provided that, unless this Subscription Agreement has been terminated pursuant to Section 9, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing upon the delivery by RONI of a subsequent Closing Notice in accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean any day other than any Saturday or Sunday or any other day on which commercial banks located in New York, New York are required or authorized by applicable law to be closed for business.

3. Separate Agreements. It is expressly understood and agreed that each provision contained in this Subscription Agreement is between RONI and Investor, solely, and not between RONI and the Other Investors, collectively, and not between and among the Investors. Nothing contained herein, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Investors are in any way acting in concert or as a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise with respect to such obligations or the transactions contemplated by this Subscription Agreement. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.

4. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Investment Transactions illegal or otherwise restraining or prohibiting consummation of the Investment Transactions; and

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(ii) all conditions precedent to the closing of the Transactions contained in the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement and other than those conditions which, by their nature, are to be satisfied at the closing of the Transactions, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived according to the terms of the Business Combination Agreement, and the closing of the Transactions shall be scheduled to occur immediately following the Closing.

b. The obligation of RONI to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the satisfaction or waiver by RONI of the additional conditions that:

(i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date as though made at that time (other than representations and warranties that are qualified by materiality, which shall be true and correct in all respects, and those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations, warranties, covenants and agreements of the Investor contained in this Subscription Agreement as of the Closing Date; and

(ii) all obligations, covenants and agreements of the Investor required by this Subscription Agreement to be performed by it at or prior to the Closing shall have been performed in all material respects.

c. The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the satisfaction or waiver by the Investor of the additional conditions that:

(i) all representations and warranties of RONI contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at that time (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which shall be true and correct in all respects, and those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) at and as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by RONI of each of the representations, warranties, covenants and agreements of RONI contained in this Subscription Agreement as of the Closing Date;

(ii) all obligations, covenants and agreements of RONI required by this Subscription Agreement to be performed by it at or prior to the Closing shall have been performed in all material respects;

(iii) no suspension of the qualification of the Shares for offering or sale or trading in any applicable jurisdiction, or initiation or threatening of any proceedings for any such purposes, shall have occurred;

(iv) there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially economically benefits the Other Investors, or that provides rights to the Other Investors that are more favorable in any material respect than the rights of the Investor provided by this Subscription Agreement, unless the Investor has been offered substantially the same benefits or rights, as applicable, except that RONI may, in its sole discretion, increase or decrease the number of Shares to be purchased by any of the Other Investors; provided that the aggregate Subscription Amounts of the Investors, taken together with any capital contributions made by an Investor to the Company as part of the Interim Company Financing and any Open-Market Purchases (as defined below), may not be decreased by RONI below $200,000,000; and

(v) there shall have been no amendment or modification of, or waiver under, the Business Combination Agreement, as in effect as of the date hereof, that would reasonably be expected to materially and adversely affect the economic benefits to the Investor under this Subscription

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Agreement without having received the prior written consent of the Unaffiliated PIPE Investors (as defined below) that have an aggregate Subscription Amount that is more than 50% of the aggregate Subscription Amount of all Unaffiliated PIPE Investors; provided, that the foregoing condition shall not apply with respect to any amendment, modification or waiver of Section 8.3(c) of the Business Combination Agreement (or the effects thereof). “Unaffiliated PIPE Investors” means the Investors who are not (A) listed on Schedule B hereto or (B) an existing direct or indirect securityholder of the Company.

5. Further Assurances. At or prior to the Closing, RONI and the Investor shall execute and deliver, or cause to be executed and delivered, such additional documents and take such additional actions as the parties, acting reasonably, may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

6. RONI Representations and Warranties. RONI represents and warrants to the Investor that (provided that no representation or warranty by RONI shall apply to any statement or information in the SEC Reports (as defined below) that relates to topics referenced in the Statement (as defined below) or any other accounting matters with respect to RONI’s securities or expenses or other initial public offering related matters, nor shall any correction, amendment or restatement of RONI’s filings or financial statements arising from or relating to the Statement or any other accounting matters, nor any other effects that relate to or arise out of, or are in connection with or in response to, any of the foregoing or any changes in accounting or disclosure related thereto, be deemed to be material for purposes of this Subscription Agreement or be deemed to be a breach of any representation or warranty by RONI or a Material Adverse Effect):

a. As of the date hereof, RONI is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing, following the Domestication, RONI will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as then conducted and to deliver and perform its obligations under this Subscription Agreement.

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under RONI’s certificate of incorporation and bylaws (as adopted on the Closing Date) or under the Delaware General Corporation Law.

c. Immediately after giving effect to the Closing, the Investor shall have received all right and title to, and interests in, the Shares to be purchased pursuant to this Subscription Agreement, free and clear of all liens (other than those arising under this Subscription Agreement or state or federal securities laws).

d. This Subscription Agreement has been duly authorized, executed and delivered by RONI and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against RONI in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

e. The execution, delivery and performance by RONI of this Subscription Agreement, including the issuance and sale of the Shares and the compliance by RONI with all of the provisions of this Subscription Agreement and the consummation of the Investment Transactions will be done in accordance with the rules of the New York Stock Exchange (the “NYSE”) or such other applicable stock exchange on which the Shares are then listed (the “Stock Exchange”) and do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of RONI or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which RONI or any of its subsidiaries is a party or by which RONI or any of its subsidiaries is bound or to which any of the property or assets of RONI is subject that would reasonably be expected to have a material adverse effect

Annex I-4

on the business, financial condition or results of operations of RONI and its subsidiaries, taken as a whole, (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of RONI to comply in all material respects with this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of RONI after giving effect to the Domestication; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, taxing authority or regulatory body, domestic or foreign, having jurisdiction over RONI or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of RONI to comply in all material respects with this Subscription Agreement.

f. As of their respective dates, all reports (the “SEC Reports”) required to be filed by RONI with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of RONI included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of RONI as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by RONI from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports as of the date hereof. Each Investor acknowledges that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the SEC or the Staff relating thereto or to other accounting matters related to RONI’s securities or expenses or other initial public offering related matters, the “Statement”), and (ii) any restatement, revision or other modification of the SEC Reports, including, without limitation, any changes to historical accounting policies of RONI in connection with any order, directive, guideline, comment or recommendation from the SEC that is applicable to RONI, including, without limitation, arising from or relating to RONI’s review of the Statement shall be deemed not material for purposes of this Subscription Agreement.

g. Other than the Other Subscription Agreements, the Business Combination Agreement, any other agreement expressly contemplated by the Business Combination Agreement or as described in the SEC Reports filed prior to the date of this Agreement, RONI has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in RONI (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of RONI by existing securityholders of RONI, which may be effectuated as a forfeiture to RONI and reissuance or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Business Combination Agreement). No Other Investor may purchase Shares pursuant to an Other Subscription Agreement at a price per Share less than the Per Share Purchase Price, and no Other Subscription Agreement (other than (A) a subscription agreement entered into by an existing shareholder of RONI, which may provide that the number of Shares that such shareholder shall be obligated to purchase pursuant to its subscription agreement may be reduced, at the shareholder’s election, by up to the number of RONI shares that the shareholder owns as of the date on which it enters into the subscription agreement (the “Currently Owned Shares”), subject to the shareholder agreeing to (x) not sell or otherwise transfer the Currently Owned Shares used to reduce its purchase obligation prior to the consummation of the Transactions and (y) not exercise its right to have any of the Currently Owned Shares used to reduce its purchase obligation redeemed for cash in connection with the consummation of the Transactions (the “Offset Right”), (B) a subscription agreement entered into by an existing direct or indirect securityholder of the Company or (C) a subscription agreement entered into by a person listed on Schedule B hereto, each of which, however, shall be with respect to the same class of shares being acquired by the Investor hereunder and at the same Per Share Purchase Price) includes terms and conditions that are materially more advantageous to any such Other Investor than the Investor hereunder, other than terms particular to the regulatory requirements of such Other Investor or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Shares.

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h. Assuming the accuracy of the representations and warranties of the Investor, RONI is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by RONI of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required by the Stock Exchange, and (iv) filings, the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of RONI to comply in all material respects with this Subscription Agreement.

i. As of the date of this Subscription Agreement, the authorized capital stock of RONI consists of (i) 1,000,000 preference shares, par value $0.0001 per share (“Preferred Shares”), and (ii) 330,000,000 ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), including (A) 300,000,000 Class A Ordinary Shares, par value $0.0001 per share (“Class A Ordinary Shares”), and (B) 30,000,000 Class B Ordinary Shares, par value $0.0001 (“Class B Ordinary Shares”). As of the date of this Subscription Agreement, (i) no Preferred Shares are issued and outstanding, (ii) 34,502,500 Class A Ordinary Shares are issued and outstanding, (iii) 8,625,000 Class B Ordinary Shares are issued and outstanding and (iv) 8,625,000 redeemable warrants (each of which entitles the holder thereof to purchase one Class A Ordinary Share) and 10,900,000 private placement warrants (each of which entitles the holder thereof to one Class A Ordinary Share or, in certain circumstances, one Class A unit of RONI Holdings together with a corresponding Class B Ordinary Share) are outstanding. All issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares have been duly authorized and validly issued, are fully paid and are non-assessable, and all outstanding warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Subscription Agreements, the Business Combination Agreement and the other agreements and arrangements referred to therein or in the SEC Reports filed prior to the date of this Agreement, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from RONI any Ordinary Shares or other equity interests in RONI, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, RONI has no subsidiaries, other than RONI Holdings, the Buyer and Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which RONI is a party or by which it is bound relating to the voting of any securities of RONI, other than (1) as set forth in the SEC Reports filed prior to the date of this Agreement and (2) as contemplated by the Business Combination Agreement. There are no securities or instruments issued by or to which RONI is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares hereunder or under any Other Subscription Agreement, in each case, that have not been or will not be waived on or prior to the Closing Date.

j. As of the date hereof, the issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “RONI” (it being understood that the trading symbol may be changed in connection with the Transactions). As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of RONI, threatened against RONI by the NYSE or the SEC to prohibit or terminate the listing of the Class A Ordinary Shares on the Stock Exchange or to deregister the Class A Ordinary Shares under the Exchange Act, respectively. RONI has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the shares of Class A Common Stock. Prior to the Closing, a listing application shall have been filed with the Stock Exchange to list the Shares, and at the Closing, either (i) the Shares to be acquired hereunder shall have been approved for listing on the Stock Exchange, subject to official notice of issuance, or (ii) RONI will use its best efforts to obtain such approval as expeditiously as possible.

k. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 7, no registration under the Securities Act is required for the offer and sale of the Shares by RONI to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

l. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act is applicable to RONI.

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m. Except for Barclays Capital Inc., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC (the “Placement Agents”), RONI has not engaged any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Shares, and RONI is not under any obligation to pay any broker’s fee or finder’s fees or other commission in connection with the Investment Transactions other than to the Placement Agents. RONI is solely responsible for the payment of any fees, costs, expenses and commissions of the Placement Agents.

n. Neither the execution of this Subscription Agreement nor the issuance or sale of the Shares as contemplated by this Subscription Agreement gives rise to any rights of first refusal, rights of first offer or similar rights under any agreement to which RONI is a party that would entitle any person, whether incorporated or not, to purchase or otherwise acquire any of the Shares to be acquired by the Investor pursuant to this Subscription Agreement or require that an offer to purchase or acquire any of such Shares be made to any person.

o. RONI is not, and as of the Closing Date immediately after receipt of payment for the Shares, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

p. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of RONI to comply in all material respects with this Subscription Agreement, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of RONI, threatened against RONI or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against RONI. The aggregate of all pending legal or governmental proceedings to which RONI or its subsidiaries is a party to or of which any of their respective property or assets is the subject of that are not described in the SEC Reports, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of RONI to comply in all material respects with this Subscription Agreement.

q. There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to the knowledge of RONI, threatened against or affecting RONI or any of RONI’s properties or rights that affects or would reasonably be expected to affect RONI’s ability to consummate the transactions contemplated by this Subscription Agreement, nor is there any decree, injunction, rule or order of any governmental authority or arbitrator outstanding against RONI or any of RONI’s properties or rights that affects or would reasonably be expected to affect RONI’s ability to consummate the transactions contemplated by this Subscription Agreement.

r. Neither RONI nor any of its subsidiaries nor any director or officer of any of the foregoing, nor, to the knowledge of RONI, any agent, employee or affiliate of any of the foregoing, is aware of or has knowingly taken or will take any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), or any other applicable anti-corruption or anti-bribery laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other applicable anti-corruption or anti-bribery laws.

s. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving RONI or any of its subsidiaries with respect to the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder or any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental authority with jurisdiction over RONI or its subsidiaries is pending or, to the knowledge of RONI, threatened.

t. Neither RONI, nor any director or officer thereof, nor, to the knowledge of RONI, any employee, agent, controlled affiliate or representative of RONI, is a person that is, or is owned or controlled by a person that is currently subject to, any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any other applicable sanction laws; and RONI will not knowingly directly or indirectly use the proceeds from the Investment Transactions, or knowingly lend, contribute or otherwise make available such

Annex I-7

proceeds to any subsidiary, joint venture partner or other person, to (i) fund or facilitate any activities or business of or with any person that, at the time of such funding or facilitation, is subject to any U.S. sanctions administered by OFAC or any other applicable sanctions laws or (ii) in any other manner that will result in a violation of any U.S. sanctions administered by OFAC or any other applicable sanctions laws by any person.

u. RONI acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by the Investor in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Investor effecting a pledge of Shares shall not be required to provide RONI with any notice thereof; provided, however, that none of RONI, the Company or any of their respective subsidiaries or their respective counsels shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by RONI in all respects.

v. RONI acknowledges and agrees that there have been no representations, warranties, covenants and agreements made to RONI by or on behalf of the Investor or any of its respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Investor expressly set forth in Section 7.

7. Investor Representations and Warranties. The Investor represents and warrants to RONI that:

a. The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or an institutional “accredited investor” (described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. The Investor is not an entity formed for the specific purpose of acquiring the Shares, unless such newly formed entity is an entity in which all of the investors are institutional accredited investors, and is an “institutional account” as defined in FINRA Rule 4512(c).

b. The Investor acknowledges that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that neither the offer nor the sale of the Shares has been registered under the Securities Act or any other applicable securities laws. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except in compliance with any exemption therefrom and that any book entries representing the Shares shall contain a restrictive legend to such effect, which legend shall be subject to removal as set forth herein and in the Stockholders’ Agreement, to be dated as of the Closing Date, by and among Buyer and the other parties thereto (the “Stockholders’ Agreement”) (but only to the extent that the Investor is party to the Stockholders’ Agreement, in which case, notwithstanding anything else contained herein to the contrary, Section 8 hereof shall not apply and not be effective with respect to such Investor), subject to applicable law. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions, and as a result, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year from the date that RONI files a Current Report on Form 8-K following the Closing that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, pledge, transfer or other disposition of any of the Shares. By making the

Annex I-8

representations herein, the Investor does not agree to hold any of the Shares for any minimum or specific term and reserves the right to assign, transfer or otherwise dispose of any of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

c. The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from RONI. The Investor further acknowledges and agrees that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of RONI, the Company, the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of RONI expressly set forth in Section 6.

d. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to RONI, the Transactions and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges and agrees that it has reviewed, or has had an adequate opportunity to review, the SEC Reports and other information as the Investor has deemed necessary to make an investment decision with respect to the Shares. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares, including, but not limited to, access to marketing materials and a virtual data room containing information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient, in the Investor’s judgment, to enable the Investor to evaluate its investment. However, neither any inquiries, nor any due diligence investigation conducted by the Investor or any of the Investor’s professional advisors nor anything else contained herein, shall modify, limit or otherwise affect the Investor’s right to rely on RONI’s representations, warranties, covenants and agreements contained in this Subscription Agreement. The Investor acknowledges and agrees that certain information provided to it by RONI was based on good-faith projections, and such good-faith projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the good-faith projections.

f. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and RONI, the Company or a representative thereof, or by means of contact from the Placement Agents, and the Shares were offered to the Investor by RONI solely by direct contact between the Investor and RONI, the Company or a representative thereof, or the Placement Agents. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means, and none of RONI, the Company, the Placement Agents or their respective representatives or any person acting on behalf of any of them acted as investment advisor, broker or dealer to the Investor. The Investor acknowledges and agrees that the Shares (i) were not offered to the Investor by any form of general solicitation or general advertising and (ii) to the Investor’s knowledge without inquiry, are not being offered to the Investor in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges and agrees that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, RONI, the Company or the Placement Agents or any of their respective affiliates or any of its or their control persons, officers, directors, employees, partners, agents or representatives), other than the representations and warranties of RONI contained in Section 6, in making its investment or decision to invest in RONI. The Investor further acknowledges and agrees that the Placement Agents have not made, do not make and shall not be deemed to make any express or implied representation or warranty with respect to RONI, the Company, this offering or the Transactions.

g. The Investor acknowledges and agrees that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the SEC Reports. The Investor is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares. The Investor has sought such accounting, legal and tax

Annex I-9

advice as the Investor has considered necessary to make an informed investment decision, and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Shares. The Investor is able to sustain a complete loss on its investment in the Shares. The Investor acknowledges and agrees that none of the Placement Agents, nor any of their respective affiliates, control persons, officers, directors or employees, shall be liable to the Investor pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase by the Investor of the Shares. On behalf of itself and its affiliates, the Investor acknowledges and agrees it will not look to any of the Placement Agents for all or any part of loss the Investor may suffer by reason of acquiring the Shares.

h. Alone, or together with any professional advisor(s), the Investor has analyzed and considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in RONI. The Investor acknowledges and agrees specifically that a possibility of total loss exists.

i. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. The Investor acknowledges and agrees that the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates, control persons, officers, directors, employees, partners, agents or representatives concerning RONI, the Company, the Business Combination Agreement, the Transactions, this Subscription Agreement, the Investment Transactions, the Shares or the offer and sale of the Shares. Neither the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, shall have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor), whether in contract, tort or otherwise, to the Investor, and the Investor releases the Placement Agents, in respect of this Subscription Agreement, the Investment Transactions or the Transactions.

j. The Investor acknowledges and agrees that the Placement Agents and their respective affiliates, control persons, officers, directors, employees or representatives (i) have not provided the Investor with any information or advice with respect to the Shares, (ii) have not made or make any representation, express or implied as to RONI, the Company, the credit quality of RONI or the Company, the Shares or the Investor’s purchase of the Shares, (iii) have not acted as the Investor’s financial advisor or fiduciary in connection with the Investment Transactions or the Transactions, (iv) may have acquired or may acquire non-public information with respect to RONI or the Company, which, subject to the requirements of applicable law, the Investor agrees need not be provided to it or (v) may have existing or future business relationships with RONI or the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares.

k. The Investor acknowledges and agrees that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agents or any person acting on their behalf have conducted with respect to the Shares, RONI, or the Company. The Investor further acknowledges and agrees that it has not relied on any information contained in any research reports prepared by the Placement Agents.

l. The Investor acknowledges and agrees that no federal or state agency, securities commission or similar authority has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

m. The Investor has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

n. The execution, delivery and performance by the Investor of this Subscription Agreement and the transactions contemplated herein are within the powers of the Investor, have been duly authorized and do not and will not (i) constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the

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Investor is a party or by which the Investor is bound, except for such breaches, defaults or conflicts that would not reasonably be expected to have a material adverse effect on the ability of the Investor to enter into and timely perform its obligations under this Subscription Agreement, and (ii) violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and assuming that this Subscription Agreement constitutes the valid and binding obligation of RONI, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

o. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List or the Sectoral Sanctions Identification List, each of which is administered by OFAC, or in any Executive Order issued by the President of the United States and administered by OFAC (collectively, “OFAC Lists”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, controlled by, or acting on behalf of, one or more persons that are named on the OFAC Lists, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, regulator and governmental authorities, if requested thereby, such records as required by applicable law or regulation, provided that the Investor is permitted to do so under such applicable law or regulation. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC Lists. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

p. The Investor acknowledges and agrees that it has been informed that no disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Shares.

q. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in RONI as a result of the purchase and sale of the Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over RONI from and after the Closing as a result of the purchase and sale of the Shares hereunder.

r. No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Shares to the Investor based on any arrangement entered into by or on behalf of the Investor.

s. As of the date hereof, the Investor does not have, and during the 30 day period immediately prior to the date hereof the Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of RONI.

t. The Investor is not currently (and at all times through the Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of RONI (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a group consisting solely of the Investor and its affiliates.

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u. The Investor hereby acknowledges and agrees that it will not, nor will any person acting at the Investor’s direction or pursuant to any understanding with the Investor, directly or indirectly engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act of the Shares subscribed for hereunder (collectively, the “Short Sales”) until the consummation of the Investment Transactions or the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). Notwithstanding the foregoing or anything else in this Subscription Agreement, this Section 7(u) shall not apply to (i) any sale (including the exercise of any redemption right) of securities of RONI (x) held by the Investor, its affiliates or any person or entity acting on behalf of the Investor or any of its affiliates prior to the execution of this Subscription Agreement or (y) purchased by the Investor, its affiliates or any person or entity acting on behalf of the Investor or any of its affiliates after the execution of this Subscription Agreement or (ii) ordinary course hedging transactions so long as the sales or borrowings relating to such hedging transactions are not settled with the Shares subscribed for hereunder and the number of securities sold in such transactions does not exceed the number of securities owned or subscribed for at the time of such transactions. Notwithstanding the foregoing or anything else in this Subscription Agreement, (I) nothing herein shall prohibit (A) other entities under common management with the Investor or (B) in the case of an Investor that is externally managed, advised or sub-advised by another person, any other person that is not directly controlled or managed by such manager, adviser or sub-adviser, from entering into any Short Sales and (II) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representations set forth in this Section 7(u) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

v. The Investor acknowledges that the Placement Agents and their respective directors, officers, employees, partners, agents, representatives and controlling persons have made no independent investigation with respect to RONI, the Company or their respective affiliates, subsidiaries or businesses or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by RONI.

w. The Investor has or has commitments to have and, when required to deliver payment to RONI pursuant to Section 2, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

8. Registration Rights.

a. RONI agrees that, within 45 calendar days after the Closing Date, it will file with the SEC (at its sole cost and expense) a registration statement (the “Registration Statement”) registering, among other things, the resale of the Shares acquired by the Investor pursuant to this Subscription Agreement (which for purposes of this Section shall include any other equity security issued or issuable with respect to the Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event), provided that the Investor has timely provided RONI with information regarding the Investor that is, in the opinion of RONI’s counsel, required to be included in the Registration Statement, which information shall be requested by RONI from the Investor at least five business days prior to the anticipated filing date of the Registration Statement. RONI further agrees that it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days after the filing thereof (or, in the event the SEC reviews and has written comments to the Registration Statement, the 90th calendar day following the filing thereof) and (ii) the seventh business day after the date RONI is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (the earlier of (i) and (ii), the “Effectiveness Deadline”); provided, that if such deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business. RONI agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (A) the third anniversary of the date the initial Registration Statement hereunder is declared effective, (B) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement or (C) on the first date on which the Investor can sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 within 90 days without being subject to the public information, volume or manner of sale limitations of such rule (such date, the “End Date”). The Investor agrees to disclose its ownership to RONI upon request to assist it in making the determination described above. RONI may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement

Annex I-12

on Form S-3 at such time after RONI becomes eligible to use such Form S-3. RONI’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to RONI such information regarding the Investor, the securities of RONI held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by RONI to effect the registration of such Shares, and shall execute such documents in connection with such registration as RONI may reasonably request that are customary of a selling stockholder in similar situations; provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. The Investor acknowledges and agrees that unless it has timely provided such information and consented to the inclusion of such information in the Registration Statement, it will not be entitled to have its Shares included in the Registration Statement.

b. The Investor acknowledges and agrees that RONI may suspend the use of the Registration Statement if it determines that, in order for such Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act, provided, that, (i) RONI shall not so delay filing or so suspend the use of the Registration Statement on more than three occasions for a period of more than 60 consecutive days or more than a total of 120 calendar days, in each case in any 360-day period and (ii) RONI shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter.

c. RONI will provide a draft of the Registration Statement to the Investor for review at least two business days in advance of filing the Registration Statement. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. RONI shall upon reasonable request inform the Investor as to the status of a registration pursuant to Section 8.

d. If the SEC prevents RONI from including any or all of the Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Shares that is equal to the maximum number of Shares as is permitted by the SEC, (ii) the number of Shares to be registered for each Investor named in the Registration Statement shall be reduced pro rata among all such Investors, and (iii) as promptly as practicable after being permitted to register additional Shares under Rule 415 of the Securities Act, RONI shall file a new Registration Statement to register such Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable.

e. Prior to the End Date, RONI shall advise the Investor within five business days (at RONI’s expense): (i) when a Registration Statement or any post-effective amendment thereto has been filed and when it becomes effective; (ii) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by RONI of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 8(e) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension). Notwithstanding anything to the contrary set forth herein, RONI shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding RONI other than to the extent that providing notice to the Investor of the occurrence of the events listed in (i) through (v) above may constitute material, nonpublic information regarding RONI. RONI shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (v) above, except for such times

Annex I-13

as RONI is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a registration statement, RONI shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor agrees that it will immediately discontinue offers and sales of the Shares using the Registration Statement until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above in clause (v) and receives notice that any post-effective amendment has become effective or unless otherwise notified by RONI that it may resume such offers and sales. If so directed by RONI, the Investor will deliver to RONI or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.

f. With a view to making available to the Investor the benefits of Rule 144 that may, at such times as Rule 144 is available to shareholders of RONI, permit the Investors to sell securities of RONI to the public without registration, RONI agrees to, for so long as such Investor owns the Shares acquired hereunder, use commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144; (ii) file with the SEC in a timely manner all reports and other documents required of RONI under the Securities Act and the Exchange Act so long as RONI remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (iii) furnish to the Investor, within two business days following its receipt of a written request, (A) a written statement by RONI, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (B) a copy of the most recent annual or quarterly report of RONI and such other reports and documents so filed by RONI (it being understood that the availability of such report on the SEC’s EDGAR system shall satisfy this requirement) and (C) such other information as may be reasonably requested in writing to permit the Investor to sell such securities pursuant to Rule 144 without registration.

g. In addition, in connection with any sale, assignment, transfer or other disposition of the Shares by the Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Shares held by the Investor become freely tradable and upon compliance by the Investor with the requirements of this Subscription Agreement, if requested by the Investor, RONI shall cause the transfer agent for the Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within two trading days of any such request therefor from the Investor, provided that RONI and the Transfer Agent have timely received from the Investor customary representations and other documentation reasonably acceptable to RONI and the Transfer Agent in connection therewith. Subject to receipt from the Investor by RONI and the Transfer Agent of customary representations and other documentation reasonably acceptable to RONI and the Transfer Agent in connection therewith, including, if required by the Transfer Agent, an opinion of RONI’s counsel, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that RONI remove any legend from the book entry position evidencing its Shares following the earliest of such time as such Shares (i) have been or are about to be sold or transferred pursuant to an effective registration statement or pursuant to Rule 144 or (ii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for RONI to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, RONI shall, in accordance with the provisions of this section and within three trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares. RONI shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

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h. Indemnification.

(i) RONI agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, officers, employees, advisors and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all out-of-pocket losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to RONI by or on behalf of the Investor expressly for use therein.

(ii) The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless RONI, its directors and officers and agents and each person who controls RONI (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Investor expressly for use therein. In no event shall the aggregate liability of the Investor under this clause (ii) and under clause (iv) below be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v) If the indemnification provided under this Section 8(h) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in

Annex I-15

such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(h)(v) from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 8(h)(v) by any seller of Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.

i. Notwithstanding anything else contained herein to the contrary, if the Investor is party to the Stockholders’ Agreement, the provisions of this Section 8 shall not apply and shall not be effective with respect to such Investor.

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) if the Closing has not occurred by such date other than as a result of a breach of the Investor’s obligations hereunder, upon the date that is 30 days after the Outside Date (as defined in the Business Combination Agreement as in effect on the date hereof) or (d) if any of the conditions to Closing set forth in Section 4 are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the Investment Transactions will not be and are not consummated at the Closing (the termination events described in clauses (a) through (d) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. In the event that the Business Combination Agreement is terminated in accordance with its terms, RONI shall notify the Investor in writing of the termination of the Business Combination Agreement promptly after the termination thereof. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void ab initio and of no further effect and any monies paid by the Investor to RONI in connection herewith shall promptly (and in any event within one business day) following the Termination Event be returned to the Investor.

10. Trust Account Waiver. The Investor acknowledges that RONI is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving RONI and one or more businesses or assets. The Investor further acknowledges that, as described in RONI’s prospectus relating to its initial public offering dated June 15, 2021 (the “IPO Prospectus”) available at www.sec.gov, substantially all of RONI’s assets consist of the cash proceeds of RONI’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of RONI, its public shareholders and the underwriters of RONI’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to RONI to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of RONI entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably (a) waives any and all right, title and interest, or any claim of any kind, it has or may have in the future in or to any monies held in the Trust Account (or distributions therefrom to RONI’s public shareholders or to the underwriters of RONI’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account), and (b) agrees not to seek recourse against the Trust Account; provided, however, that nothing in this Section 10 shall (i) serve

Annex I-16

to limit or prohibit the Investor’s right to pursue a claim against assets held outside the Trust Account for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that the Investor may have in the future against RONI’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (iii) be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares acquired other than pursuant to this Subscription Agreement, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed with RONI to not exercise such redemption right.

11. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of RONI and (ii) the Investor’s rights under Section 8 may be assigned to an assignee or transferee of the Shares (other than in connection with a sale of the Shares); provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to clause (i) of this Section 11(a) shall relieve the Investor of its obligations hereunder.

b. RONI may request from the Investor such additional information as RONI, acting reasonably, may deem necessary to evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested. The Investor acknowledges and agrees that RONI may file a form of this Subscription Agreement with the SEC as an exhibit to a current or periodic report, proxy statement or a registration statement of RONI. Notwithstanding anything in this Subscription Agreement to the contrary, RONI shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, after giving advance notice to the Investor, to the extent allowed by law or such regulatory authorities, or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of the Stock Exchange, after giving advance notice to the Investor, to the extent allowed by law, the SEC, the Stock Exchange or such other regulatory agency.

c. (i) The Investor acknowledges and agrees that RONI will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, the Investor agrees to promptly notify RONI and the Placement Agents in writing (including, for the avoidance of doubt, by email) if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 7 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify RONI and the Placement Agents if they are no longer accurate in all respects). The Investor acknowledges and agrees that the purchase by the Investor of Shares from RONI under this Subscription Agreement will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase. The Investor further acknowledges and agrees that the Placement Agents and the Company will rely on the representations and warranties of the Investor contained in Section 7 (including the acknowledgements, understandings and agreements of the Investor contained therein) and are third-party beneficiaries of Section 11 and of the representations and warranties (including the acknowledgements, understandings and agreements of the Investor contained therein) of the Investors contained in Section 7.

(ii) RONI acknowledges and agrees that the Investor will rely on the acknowledgments, understandings, agreements, representations and warranties of RONI contained in this Subscription Agreement. Prior to the Closing, RONI agrees to promptly notify the Investor in writing (including, for the avoidance of doubt, by email) if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case RONI shall

Annex I-17

notify the Investor and if they are no longer accurate in all respects). RONI acknowledges and agrees that the sale to the Investor of Shares by RONI under this Subscription Agreement will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by RONI as of the time of such sale.

d. RONI and, to the extent set forth in Section 11(c), the Company and the Placement Agents, are each entitled to rely upon this Subscription Agreement, and the Placement Agents are entitled to rely on the representations and warranties of RONI contained in Section 6 hereof, and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 11(d) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein.

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto; provided, however, that no modification or waiver by RONI of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than amendments, modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Notwithstanding anything to the contrary herein, Section 7, Section 11(c), Section 11(d), this Section 11(f) and Section 12 may not be modified, waived or terminated in a manner that is adverse to the Placement Agents without the written consent of the Placement Agents.

g. This Subscription Agreement (including the schedules hereto) and the Stockholders’ Agreement, if applicable, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. Except as set forth in Section 8(h), Section 9, Section 11(c), Section 11(d), Section 11(f), this Section 11(g) and Section 12 with respect to the persons referenced therein, and Section 6 and Section 7 with respect to the Placement Agents, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns, and the parties hereto acknowledge and agree that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision (or part thereof) of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions (or parts thereof) of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed and delivered in one or more counterparts (including by electronic means, such as facsimile, in .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. At any time, RONI may (i) extend the time for the performance of any obligation or other act of the Investor, (ii) waive any inaccuracy in the representations and warranties of the Investor contained herein or in any

Annex I-18

document delivered by the Investor pursuant hereto and (iii) waive compliance of the Investor with any agreement to which it is a party or any condition to its own obligations contained herein. At any time, the Investor may (A) extend the time for the performance of any obligation or other act of RONI, (B) waive any inaccuracy in the representations and warranties of RONI contained herein or in any document delivered by RONI pursuant hereto and (C) waive compliance of RONI with any agreement to which it is a party or any condition to its own obligations contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

l. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, on the terms and subject to the conditions set forth herein.

m. This Subscription Agreement and all claims and causes of action hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

n. Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the Investment Transactions or the Transactions (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 11(n) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11(n) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT, THE INVESTMENT TRANSACTIONS OR THE TRANSACTIONS AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN

Annex I-19

SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT, THE INVESTMENT TRANSACTIONS OR THE TRANSACTIONS. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

o. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to the Investor, to such address(es) or email address(es) set forth on the signature page hereto;

(ii) if to RONI, to:

Rice Acquisition Corp. II
102 East Main Street, Second Story
Carnegie, Pennsylvania 15106
Attention:	Kyle Derham
E-mail:	kyle@riceinvestmentgroup.com

with a required copy to (which copy shall not constitute notice):
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:	Matthew R. Pacey, P.C.
Cyril V. Jones, P.C.
Email:	matt.pacey@kirkland.com
cyril.jones@kirkland.com

p. The Investor shall pay all of its own expenses in connection with this Subscription Agreement and the Investment Transactions.

q. The parties agree that the obligations of the Investor under this Subscription Agreement are separate and several and not joint with the obligations of any Other Investor under the Other Subscription Agreements, and the Investor shall not be responsible in any way for the performance of the obligations of any Other Investor under the Other Subscription Agreements. The decision of the Investor to purchase Shares pursuant to this Subscription Agreement has been made by the Investor independently of any Other Investor and independently of any information, materials, statements or opinions as to the business, financial condition or results of operations of RONI, the Company or any of their respective subsidiaries which may have been made or given by any Other Investor or by any agent or employee of any Other Investor, and neither the Investor nor any of its agents or employees shall have any liability to any Other Investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Investor or Other Investors pursuant hereto or thereto, shall be deemed to constitute the Investor and any Other Investor as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and any Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Investor acknowledges that no Other Investor has acted as agent for the Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of the Investor in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.

Annex I-20

12. Non-Reliance and Exculpation. The Investor acknowledges and agrees that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, RONI, the Company, the Placement Agents or any of their respective control persons, officers, directors, employees, partners, agents or representatives), other than the statements, representations and warranties of RONI expressly contained in Section 6, in making its investment or decision to invest in RONI. The Investor acknowledges and agrees that none of (a) an Other Investor pursuant to an Other Subscription Agreement (including such investor’s affiliates or any control persons, officers, directors, partners, agents, employees or representatives of any of the foregoing), (b) the Placement Agents or any of their respective control persons, officers, directors, partners, agents, employees or representatives or (c) any party to the Business Combination Agreement, including any such party’s representatives, affiliates or any of its or their control persons, officers, directors, partners, agents, employees or representatives, that is not a party hereto, shall be liable to the Investor, or to any Other Investor, pursuant to, or arising out of or relating to, this Subscription Agreement or any Other Subscription Agreement arising out of the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the Investment Transactions or the Transactions, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract, under federal or state securities laws or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by RONI, the Company, the Placement Agents or any Non-Party Affiliate concerning RONI, the Company, the Placement Agents, any of their respective controlled affiliates, this Subscription Agreement, the Investment Transactions or the Transactions. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of RONI, the Company, the Placement Agents or any of RONI’s, the Company’s or the Placement Agents’ controlled affiliates or any family member of the foregoing.

13. Disclosure. RONI shall on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the Investment Transactions, the Transactions and any other material, nonpublic information that RONI, or any of its officers, employees or agents on behalf of RONI, has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the knowledge of RONI, the Investor shall not be in possession of any material, non-public information received from RONI or any of its officers, directors, employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with RONI or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, RONI shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (a) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, after giving advance notice to the Investor, to the extent allowed by law or such regulatory authorities or (b) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of the Stock Exchange, after giving advance notice to the Investor, to the extent allowed by law, the SEC, the Stock Exchange or such other regulatory agency.

14. [Open Market Purchases.

a. In the event the Investor elects to purchase Class A Ordinary Shares for its own account pursuant to open-market transactions at a price of less than $9.97 per share with third parties after the date hereof and prior to the consummation of the Transactions (an “Open-Market Purchase), the number of Shares that the Investor shall be obligated to purchase pursuant to this Subscription Agreement, as set forth on the signature page hereto (the “Subscribed Shares”), may be reduced, at the Investor’s election, by up to the greater of (i) [ ] Shares or (ii) the number of Class A Ordinary Shares so purchased and beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by the Investor (the “Reduction Right”), subject to the Investor agreeing to (A) not sell or otherwise transfer such Class A Ordinary Shares prior to the consummation of the Transactions, (B) not vote any of

Annex I-21

its Class A Ordinary Shares purchased in an Open-Market Transaction in favor of approving the Transactions and instead submit a proxy abstaining from voting thereon, and (C) to the extent it has the right to have all or some of its Ordinary Shares redeemed for cash in connection with the consummation of the Transactions, not exercise any such redemption rights (collectively, the “Reduction Conditions”).

b. Upon the consummation of any Open-Market Purchase by the Investor, the Investor shall promptly (and in no event later than five business days after the consummation of such Open-Market Purchase) give written notice to RONI of the date of such Open-Market Purchase and the number of Class A Ordinary Shares purchased in such transaction and whether it desires to exercise its Reduction Right. If the Investor desires to exercise its Reduction Right, the Investor shall include in such written notice (i) the number of Subscribed Shares subject to such reduction and (ii) an affirmation of the Reduction Conditions. In the event that subsequent to exercising its Reduction Right, the Investor desires to lower the number of Subscribed Shares subject to such reduction (i.e., increase the number of Subscribed Shares to be purchased pursuant to this Subscription Agreement), the Investor may so amend its prior Reduction Right election with the consent of RONI.]

[SIGNATURE PAGES FOLLOW]

Annex I-22

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):	Date: ________, 2022
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn: ____________________________________	Attn: ____________________________________
Telephone No.:	Telephone No.:
Email Address:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by RONI in the Closing Notice.

Annex I-23

IN WITNESS WHEREOF, Rice Acquisition Corp. II has accepted this Subscription Agreement as of the date set forth below.

Rice Acquisition Corp. II
By:
Name:
Title:

Date:            , 2022

Annex I-24

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.          QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.          INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.      ☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.      ☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

C.          FINRA INSTITUTIONAL ACCOUNT STATUS

(Please check the applicable subparagraphs):

1.      ☐ We are an “institutional account” under FINRA Rule 4512(c).

2.      ☐ We are not an “institutional account” under FINRA Rule 4512(c).

This Schedule A should be completed by the Investor
and constitutes a part of the Subscription Agreement.

Annex I-25

Annex J

Agreed Form

NET POWER INC.

___________________________________

2023 OMNIBUS INCENTIVE PLAN
___________________________________

ARTICLE I
PURPOSE

The purpose of this NET Power Inc. 2023 Omnibus Incentive Plan (this “Plan”) is to promote the success of the Company’s business for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain, and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. This Plan is effective as of the date set forth in Article XIV.

ARTICLE II
DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

2.1      “Affiliate” means a corporation or other entity controlled by, controlling, or under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

2.2      “Applicable Law” means the requirements relating to the administration of equity-based awards and the related shares under U.S. state corporate law, U.S. federal and state securities laws, the rules of any stock exchange or quotation system on which the shares are listed or quoted, and any other applicable laws, including tax laws, of any U.S. or non-U.S. jurisdictions where Awards are, or will be, granted under this Plan.

2.3      “Award” means any award under this Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Award, Other Stock-Based Award, or Cash Award. All Awards shall be evidenced by, and subject to the terms of, an Award Agreement.

2.4      “Award Agreement” means the written or electronic agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of an individual Award. Each Award Agreement shall be subject to the terms and conditions of this Plan.

2.5      “Board” means the Board of Directors of the Company.

2.6      “Cash Award” means an Award granted to an Eligible Individual pursuant to Section 9.3 of this Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

2.7      “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, the following: (a) in the case where there is no employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such agreement in effect but it does not define “cause” (or words of like import)), the Participant’s (i) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) substantial and repeated failure to perform duties as reasonably directed by the person to whom the Participant reports; (iii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iv) gross negligence or willful misconduct with respect to the Company or an Affiliate;

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(v) material violation of the Company’s policies or codes of conduct, including policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct; or (vi) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Participant and the Company or an Affiliate; or (b) in the case where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control (as defined in such agreement) actually takes place and then only with regard to a termination thereafter.

2.8      “Change in Control” means and includes each of the following, unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee:

(a)       any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control as defined in Section 2.8(b);

(b)      a merger, reorganization, or consolidation of the Company or in which equity securities of the Company are issued (each, a “Business Combination”), other than a merger, reorganization or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect parent of the Company or such surviving entity) outstanding immediately after such merger, reorganization or consolidation; provided, however, that a merger, reorganization or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in Section 2.8(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;

(c)       during the period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.8(a) or (b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(d)      a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under this Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

2.9      “Change in Control Price” means the highest price per Share paid in any transaction related to a Change in Control as determined by the Committee in its discretion.

2.10    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any guidance and treasury regulation promulgated thereunder.

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2.11    “Committee” means any committee of the Board duly authorized by the Board to administer this Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board who are each (a) a “non-employee director” within the meaning of Rule 16b-3(b), and (b) “independent” under the listing standards or rules of the securities exchange upon which the Common Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules. If no committee is duly authorized by the Board to administer this Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under this Plan. The Board may abolish any Committee or re-vest in itself any previously delegated authority from time to time, and will retain the right to exercise the authority of the Committee to the extent consistent with Applicable Law.

2.12    “Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company.

2.13    “Company” means NET Power Inc., a Delaware corporation, and its successors by operation of law.

2.14    “Consultant” means any natural person who is an advisor or consultant to the Company or any of its Affiliates.

2.15     “Detrimental Conduct” means, as determined by the Company, a Participant’s serious misconduct or unethical behavior, including any of the following: (a) any violation by the Participant of a restrictive covenant agreement that the Participant has entered into with the Company or an Affiliate (covering, for example, confidentiality, non-competition, non-solicitation, non-disparagement, etc.); (b) any conduct by the Participant that could result in the Participant’s Termination of Service for Cause; (c) the commission of a criminal act by the Participant, whether or not performed in the workplace, that subjects, or if generally known would subject, the Company or an Affiliate to public ridicule or embarrassment, or other improper or intentional conduct by the Participant causing reputational harm to the Company, an Affiliate, or a client or former client of the Company or an Affiliate; (d) the Participant’s breach of a fiduciary duty owed to the Company or an Affiliate or a client or former client of the Company or an Affiliate; (e) the Participant’s intentional violation, or grossly negligent disregard, of the Company’s or an Affiliate’s policies, rules, or procedures; or (f) the Participant taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to the Company or an Affiliate.

2.16    “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, provided, however, for purposes of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined by the Committee, and the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or any Affiliate.

2.17    “Dividend Equivalent Rights” means a right granted to a Participant under this Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

2.18    “Effective Date” means the effective date of this Plan as defined in Article XIV.

2.19    “Eligible Employee” means each employee of the Company or any of its Affiliates; provided, however, that any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Common Stock. An employee on a leave of absence may be an Eligible Employee.

2.20    “Eligible Individual” means an Eligible Employee, Non-Employee Director, or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the terms and conditions set forth herein.

2.21    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.22    “Fair Market Value” means, for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities

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exchange in the United States on which it is then traded, listed or otherwise reported or quoted or (b) if the Common Stock is not traded, listed, or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a date on which the applicable market is open, the next day that it is open. Notwithstanding the foregoing, with respect to any Award granted on the date (such date, the “Closing Date”) of consummation of the transactions contemplated by that certain Business Combination Agreement, dated December 13, 2022, by and among Rice Acquisition Holdings II LLC, Rice Acquisition Corp. II, NET Power, LLC and other parties thereto, Fair Market Value shall mean the closing price per share of Common Stock on the trading day immediately prior to the Closing Date.

2.23    “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

2.24    “Incentive Stock Option” means any Stock Option granted to an Eligible Employee who is an employee of the Company, its Parents or its Subsidiaries under this Plan and that is intended to be, and is designated as, an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.25    “Non-Employee Director” means a director on the Board who is not an employee of the Company.

2.26    “Non-Qualified Stock Option” means any Stock Option granted under this Plan that is not an Incentive Stock Option.

2.27    “Other Stock-Based Award” means an Award granted under Article IX of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Shares, but may be settled in the form of Shares or cash.

2.28    “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.29    “Participant” means an Eligible Individual to whom an Award has been granted pursuant to this Plan.

2.30    “Performance Award” means an Award granted under Article VIII of this Plan contingent upon achieving certain Performance Goals.

2.31    “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.

2.32    “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.33    “Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

2.34    “Restricted Stock” means an Award of Shares granted under Article VII of this Plan.

2.35    “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.36    “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.37    “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.38    “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

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2.39    “Shares” means shares of Common Stock.

2.40    “Stock Appreciation Right” means a stock appreciation right granted under Article VI of this Plan.

2.41    “Stock Option” or “Option” means any option to purchase Shares granted pursuant to Article VI of this Plan.

2.42    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.43    “Ten Percent Stockholder” means a Person owning stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Parent or its Subsidiaries.

2.44    “Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and its Affiliates. Unless otherwise determined by the Committee, (a) if a Participant’s employment or services with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service with the Company and its Affiliates and (b) a Participant employed by, or performing services for an Affiliate that ceases to be an Affiliate shall also be deemed to have incurred a Termination of Service provided the Participant does not immediately thereafter become an employee of the Company or another Affiliate. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

ARTICLE III
ADMINISTRATION

3.1      Authority of the Committee. This Plan shall be administered by the Committee. Subject to the terms of this Plan and Applicable Law, the Committee shall have full authority to grant Awards to Eligible Individuals under this Plan. In particular, the Committee shall have the authority to:

(a)       determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(b)      determine the number of Shares to be covered by each Award granted hereunder;

(c)       determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the Shares, if any, relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(d)      determine the amount of cash to be covered by each Award granted hereunder;

(e)       determine whether, to what extent, and under what circumstances grants of Options and other Awards under this Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan;

(f)       determine whether and under what circumstances an Award may be settled in cash, Shares, other property, or a combination of the foregoing;

(g)      determine whether, to what extent and under what circumstances cash, Shares, or other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(h)      modify, waive, amend, or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals;

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(i)       determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(j)       determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of Shares acquired pursuant to the exercise or vesting of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award or Shares; and

(k)      modify, extend, or renew an Award, subject to Article XI and Section 6.8(g) of this Plan.

3.2      Guidelines. Subject to Article XI of this Plan, the Committee shall have the authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing this Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by Applicable Law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of this Plan and any Award issued under this Plan (and any agreements or sub-plans relating thereto); and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in this Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of this Plan. The Committee may adopt special rules, sub-plans, guidelines, and provisions for persons who are residing in or employed in, or subject to, the taxes of any domestic or foreign jurisdictions to satisfy or accommodate applicable foreign laws or to qualify for preferred tax treatment of such domestic or foreign jurisdictions.

3.3      Decisions Final. Any decision, interpretation, or other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members) arising out of or in connection with this Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding, and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors, and assigns.

3.4      Designation of Consultants/Liability; Delegation of Authority.

(a)       The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant, or agent shall be paid by the Company. The Committee, its members, and any person designated pursuant to sub-section (b) below shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by Applicable Law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it.

(b)      The Committee may delegate any or all of its powers and duties under this Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate Applicable Law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in this Plan to the “Committee,” shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also designate employees or professional advisors who are not executive officers of the Company or members of the Board to assist in administering this Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Shares.

3.5      Indemnification. To the maximum extent permitted by Applicable Law and to the extent not covered by insurance directly insuring such person, each current and former officer or employee of the Company or any of its Affiliates and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel acceptable to the Committee)
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or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of this Plan, except to the extent arising out of such officer’s, employee’s, member’s, or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification that the current or former employee, officer or member may have under Applicable Law or under the by-laws of the Company or any of its Affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under this Plan.

ARTICLE IV
SHARE LIMITATION

4.1      Shares. The aggregate number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under this Plan shall not exceed 20,468,545 Shares (subject to any increase or decrease pursuant to this Article IV), which may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company or both. The number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under this Plan shall be subject to an annual increase on January 1 of each calendar year beginning in calendar year 2024, and ending and including calendar year 2033, equal to the lesser of (a) 5% of the aggregate number of shares of Class A common stock of the Company and Class B common stock of the Company, in each case, that are outstanding on December 31 of the immediately preceding calendar year and (b) such smaller number of Shares as is determined by the Board. The aggregate number of Shares that may be issued or used with respect to any Incentive Stock Option shall not exceed 100,000,000 Shares (subject to any increase or decrease pursuant to Section 4.1). Any Award under this Plan settled in cash shall not be counted against the foregoing maximum share limitations. Any Shares subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Shares to which the Award related will again be available for issuance under this Plan. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under this Plan shall again be made available for issuance or delivery under this Plan if such Shares are (i) Shares tendered in payment of an Option, (ii) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, (iii) Shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award, or (iv) Shares subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Shares to which the Award related.

4.2       Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in this Plan. Substitute Awards will not count against the Shares authorized for grant under this Plan (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under this Plan as provided under Section 4.1 above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under this Plan, as set forth in Section 4.1 above. Additionally, in the event that a Person acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grants pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under this Plan and shall not reduce the Shares authorized for grant under this Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under this Plan as provided under Section 4.1 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Eligible Employees or Non-Employee Directors prior to such acquisition or combination.

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4.3      Adjustments.

(a)       The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, or preferred or prior preference stock ahead of or affecting the Shares, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, or (vi) any other corporate act or proceeding.

(b)      Subject to the provisions of Section 10.1:

(i)        If the Company at any time subdivides (by any split, recapitalization or otherwise) the outstanding Shares into a greater number of Shares, or combines (by reverse split, combination, or otherwise) its outstanding Shares into a lesser number of Shares, then the respective exercise prices for outstanding Awards that provide for a Participant-elected exercise and the number of Shares covered by outstanding Awards shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan; provided, that the Committee in its sole discretion shall determine whether an adjustment is appropriate.

(ii)       Excepting transactions covered by Section 4.3(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding Shares are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity, then, subject to the provisions of Section 10.1, (A) the aggregate number or kind of securities that thereafter may be issued under this Plan, (B) the number or kind of securities or other property (including cash) to be issued pursuant to Awards granted under this Plan (including as a result of the assumption of this Plan and the obligations hereunder by a successor entity, as applicable) or other terms of such Awards, and (C) the exercise or purchase price thereof, shall in the case of each of the preceding clauses (A), (B), and (C), be appropriately adjusted by the Committee, including to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan.

(iii)      If there shall occur any change in the capital structure of the Company other than those covered by Section 4.3(b)(i) or 4.3(b)(ii), any conversion, any adjustment, or any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, then the Committee shall adjust any Award and make such other adjustments to this Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan.

(iv)      In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any securities offering or other similar transaction, for administrative convenience, the Committee may refuse to permit the exercise of any Award for up to sixty (60) days before or after such transaction.

(v)       The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Company public filing.

(vi)      Any such adjustment determined by the Committee pursuant to this Section 4.3(b) shall be final, binding, and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors, and permitted assigns. Any adjustment to, or assumption or substitution of, an Award under this Section 4.3(b) shall be intended to comply with the requirements of Section 409A of the Code and Treasury Regulation §1.424-1 (and any amendments thereto), to the extent applicable. Except as expressly provided in this Section 4.3 or in the applicable Award Agreement, a Participant shall have no additional rights under this Plan by reason of any transaction or event described in this Section 4.3.

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4.4      Annual Limit on Non-Employee Director Compensation. In each calendar year during any part of which this Plan is in effect, a Non-Employee Director may not receive Awards for such individual’s service on the Board that, taken together with any cash fees paid to such Non-Employee Director during such calendar year for such individual’s service on the Board, have a value in excess of $400,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that (a) the Committee may make exceptions to this limit, except that the Non-Employee Director receiving such additional compensation may not participate in the decision to award compensation or in other contemporaneous decisions involving compensation for Non-Employee Directors and (b) for any calendar year in which a Non-Employee Director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or non-executive chair of the Board, additional compensation may be provided to such Non-Employee Director in excess of such limit; provided, further, that the limit set forth in this Section 4.4 shall be applied without regard to Awards or other compensation, if any, provided to a Non-Employee Director during any period in which such individual was an employee of the Company or any Affiliate or was otherwise providing services to the Company or to any Affiliate other than in the capacity as a Non-Employee Director.

ARTICLE V
ELIGIBILITY

5.1      General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in this Plan shall be determined by the Committee in its sole discretion. No Eligible Individual will automatically be granted any Award under this Plan.

5.2      Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees who are employees of the Company, its Parents or its Subsidiaries are eligible to be granted Incentive Stock Options under this Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in this Plan shall be determined by the Committee in its sole discretion.

5.3      General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant, or Non-Employee Director, as applicable.

ARTICLE VI
STOCK OPTIONS; STOCK APPRECIATION RIGHTS

6.1      General. Stock Options or Stock Appreciation Rights may be granted alone or in addition to other Awards granted under this Plan. Each Stock Option granted under this Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option. Stock Options and Stock Appreciation Rights granted under this Plan shall be evidenced by an Award Agreement and subject to the terms, conditions and limitations in this Plan, including any limitations applicable to Incentive Stock Options.

6.2      Grants. The Committee shall have the authority to grant to any Eligible Individual one or more Incentive Stock Options, Non-Qualified Stock Options, and/or Stock Appreciation Rights; provided, however, that Incentive Stock Options may only be granted to an Eligible Employee who is an employee of the Company, its Parents or its Subsidiaries. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3      Exercise Price. The exercise price per Share subject to a Stock Option or Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option or Stock Appreciation Right shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value at the time of grant. Notwithstanding the foregoing, in the case of a Stock Option or Stock Appreciation Right that is a Substitute Award, the exercise price per Share for such Stock Option or Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that, such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

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6.4      Term. The term of each Stock Option or Stock Appreciation Right shall be fixed by the Committee, provided that no Stock Option or Stock Appreciation Right shall be exercisable more than ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years) after the date on which the Stock Option or Stock Appreciation Right, as applicable, is granted.

6.5      Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.5, Stock Options and Stock Appreciation Rights granted under this Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event. Unless otherwise determined by the Committee, if the exercise of a Non-Qualified Stock Option or Stock Appreciation Right within the permitted time periods is prohibited because such exercise would violate the registration requirements under the Securities Act or any other Applicable Law or the rules of any securities exchange or interdealer quotation system, the Company’s insider trading policy (including any blackout periods) or a “lock- up” agreement entered into in connection with the issuance of securities by the Company, then the expiration of such Non-Qualified Stock Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the period during which the exercise of the Non-Qualified Stock Option or Stock Appreciation Right would be in violation of such registration requirement or other Applicable Law or rules, blackout period or lock-up agreement, as determined by the Committee; provided, however, that in no event shall any such extension result in any Non-Qualified Stock Option or Stock Appreciation Right remaining exercisable after the ten (10)-year term of the applicable Non-Qualified Stock Option or Stock Appreciation Right.

6.6      Method of Exercise. Subject to any applicable waiting period or exercisability provisions under Section 6.5, to the extent vested, Stock Options and Stock Appreciation Rights may be exercised in whole or in part at any time during the term of the applicable Stock Option or Stock Appreciation Right, by giving written notice of exercise (which may be electronic) to the Company specifying the number of Stock Options or Stock Appreciation Rights, as applicable, being exercised. Such notice shall be accompanied by payment in full of the exercise price (which shall equal the product of such number of Shares to be purchased multiplied by the applicable exercise price). The exercise price for the Stock Options may be paid upon such terms and conditions as shall be established by the Committee and set forth in the applicable Award Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options pursuant to which the Company may withhold a number of Shares that otherwise would be issued to the Participant in connection with the exercise of the Stock Option having a Fair Market Value on the date of exercise equal to the exercise price, or that permit the Participant to deliver cash or Shares with a Fair Market Value equal to the exercise price on the date of payment, or through a simultaneous sale through a broker of Shares acquired on exercise, all as permitted by Applicable Law. No Shares shall be issued until payment therefor, as provided herein, has been made or provided for. Upon the exercise of a Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one (1) Share on the date that the right is exercised over the Fair Market Value of one (1) Share on the date that the right was awarded to the Participant.

6.7      Non-Transferability. No Stock Option or Stock Appreciation Right shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options and Stock Appreciation Rights shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not transferable pursuant to this Section is transferable pursuant to a qualified domestic relations order or to a Family Member of the Participant in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is transferred to a Family Member pursuant to the preceding sentence (a) may not be subsequently transferred other than by will or by the laws of descent and distribution and (b) remains subject to the terms of this Plan and the applicable Award Agreement. Any Shares acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of this Plan and the applicable Award Agreement.

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6.8      Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and this Plan, upon a Participant’s Termination of Service for any reason, Stock Appreciation Rights may remain exercisable following a Participant’s Termination of Service as follows:

(a)       Termination by Death or Disability. Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by reason of death or Disability, all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options and Stock Appreciation Rights; provided, however, that, in the event of a Participant’s Termination of Service by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options and Stock Appreciation Rights held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options and/or Stock Appreciation Rights.

(b)      Involuntary Termination Without Cause. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by involuntary termination by the Company without Cause, all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of three (3) months from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights.

(c)       Voluntary Resignation. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is voluntary (other than a voluntary termination described in Section 6.8(d) hereof), all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of thirty (30) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights.

(d)      Termination for Cause. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service (i) is for Cause or (ii) is a voluntary Termination of Service (as provided in Section 6.8(c)) after the occurrence of an event that would be grounds for a Termination of Service for Cause, all Stock Options and Stock Appreciation Rights, whether vested or not vested, that are held by such Participant shall thereupon immediately terminate and expire as of the date of such Termination of Service.

(e)       Unvested Stock Options and Stock Appreciation Rights. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, Stock Options and Stock Appreciation Rights that are not vested as of the date of a Participant’s Termination of Service for any reason shall terminate and expire as of the date of such Termination of Service.

(f)       Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Parent or any Subsidiary exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Parent or any Subsidiary at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as required by Applicable Law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of this Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

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(g)      Modification, Extension and Renewal of Stock Options. The Committee may (i) modify, extend, or renew outstanding Stock Options granted under this Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided, further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Article IV), unless such action is approved by the stockholders of the Company.

6.9      Automatic Exercise. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option or Stock Appreciation Right on a cashless basis on the last day of the term of such Option or Stock Appreciation Right if the Participant has failed to exercise the Non-Qualified Stock Option or Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the Shares underlying the Non-Qualified Stock Option or Stock Appreciation Right exceeds the exercise price of such Non-Qualified Stock Option or Stock Appreciation Right on the date of expiration of such Option or Stock Appreciation Right, subject to Section 13.4.

6.10    Other Terms and Conditions. As the Committee shall deem appropriate, Stock Options and Stock Appreciation Rights may be subject to additional terms and conditions or other provisions, which shall not be inconsistent with any of the terms of this Plan.

ARTICLE VII
RESTRICTED STOCK; RESTRICTED STOCK UNITS

7.1      Awards of Restricted Stock and Restricted Stock Units. Shares of Restricted Stock and Restricted Stock Units may be granted alone or in addition to other Awards granted under this Plan. The Committee shall determine the Eligible Individuals to whom, and the time or times at which, grants of Restricted Stock and/or Restricted Stock Units shall be made, the number of shares of Restricted Stock or Restricted Stock Units to be awarded, the price (if any) to be paid by the Participant (subject to Section 7.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee shall determine and set forth in the Award Agreement the terms and conditions for each Award of Restricted Stock and Restricted Stock Units, subject to the conditions and limitations contained in this Plan, including any vesting or forfeiture conditions.

The Committee may condition the grant or vesting of Restricted Stock and Restricted Stock Units upon the attainment of specified Performance Goals or such other factor as the Committee may determine in its sole discretion.

7.2      Awards and Certificates. Restricted Stock and Restricted Stock Units granted under this Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

(a)       Restricted Stock.

(i)       Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. The purchase price for shares of Restricted Stock may be zero to the extent permitted by Applicable Law, and, to the extent not so permitted, such purchase price may not be less than par value.

(ii)      Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the Company’s transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by Applicable Law, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii)     Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the

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Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Award of Restricted Stock in the event that such Award is forfeited in whole or part.

(iv)     Rights as a Stockholder. Except as provided in Section 7.3(a) and this Section 7.2(a) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of Shares, including, without limitation, the right to receive dividends, the right to vote such shares, and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares; provided that the Award Agreement shall specify on what terms and conditions the applicable Participant shall be entitled to dividends payable on the Shares.

(v)      Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such Shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by Applicable Law or other limitations imposed by the Committee.

(b)      Restricted Stock Units.

(i)       Settlement. The Committee may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practical after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A of the Code.

(ii)      Rights as a Stockholder. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until Shares are delivered in settlement of the Restricted Stock Units.

(iii)     Dividend Equivalent Rights. If the Committee so provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalent Rights. Dividend Equivalent Rights may be paid currently or credited to an account for the Participant, settled in cash or Shares, and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalent Rights are granted and subject to other terms and conditions as set forth in the Award Agreement.

7.3      Restrictions and Conditions.

(a)       Restriction Period.

(i)       The Participant shall not be permitted to transfer shares of Restricted Stock awarded under this Plan or vest in Restricted Stock Units during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the applicable Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the Restricted Stock and/or Restricted Stock Units. Within these limits, based on service, attainment of Performance Goals pursuant to Section 7.3(a)(ii), and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Award of Restricted Stock or Restricted Stock Units and/or waive the deferral limitations for all or any part of any Award of Restricted Stock or Restricted Stock Units.

(ii)      If the grant of shares of Restricted Stock or Restricted Stock Units or the lapse of restrictions or vesting schedule is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage applicable to each Participant or class of Participants in the applicable Award Agreement prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions), and other similar types of events or circumstances.

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(b)      Termination. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, upon a Participant’s Termination of Service for any reason during the relevant Restriction Period, all Restricted Stock or Restricted Stock Units still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

ARTICLE VIII
PERFORMANCE AWARDS

The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals either alone or in addition to other Awards granted under this Plan. The Performance Goals to be achieved during the Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The conditions for grant or vesting and the other provisions of Performance Awards (including, without limitation, any applicable Performance Goals) need not be the same with respect to each Participant. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement.

ARTICLE IX
OTHER STOCK-BASED AND CASH AWARDS

9.1      Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including but not limited to, Shares awarded purely as a bonus and not subject to restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, stock equivalent units, and Awards valued by reference to the book value of Shares. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under this Plan.

Subject to the provisions of this Plan, the Committee shall have authority to determine the Eligible Individuals, to whom, and the time or times at which, such Other Stock-Based Awards shall be made, the number of Shares to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Shares under such Awards upon the completion of a specified Performance Period. The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion.

9.2       Terms and Conditions. Other Stock-Based Awards made pursuant to this Article IX shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

(a)       Non-Transferability. Subject to the applicable provisions of the Award Agreement and this Plan, Shares subject to Other Stock-Based Awards may not be transferred prior to the date on which the Shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

(b)      Dividends. Unless otherwise determined by the Committee at the time of the grant of an Other Stock-Based Award, subject to the provisions of the Award Agreement and this Plan, the recipient of an Other Stock-Based Award shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalent Rights in respect of the number of Shares covered by the Other Stock-Based Award.

(c)       Vesting. Any Other Stock-Based Award and any Shares covered by any such Other Stock-Based Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d)      Price. Shares under this Article IX may be issued for no cash consideration. Shares purchased pursuant to a purchase right awarded pursuant to an Other Stock-Based Award shall be priced, as determined by the Committee in its sole discretion.

9.3      Cash Awards. The Committee may from time to time grant Cash Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as it shall determine in its sole discretion. Cash Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject

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to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

ARTICLE X
CHANGE IN CONTROL PROVISIONS

10.1    Benefits. In the event of a Change in Control of the Company, and except as otherwise provided by the Committee in an Award Agreement or any applicable employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant, a Participant’s unvested Awards shall not vest automatically and a Participant’s Awards shall be treated in accordance with one or more of the following methods as determined by the Committee:

(a)       Awards, whether or not then vested, shall be continued, be assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b)      The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company for an amount of cash equal to the excess (if any) of the Change in Control Price of the Shares covered by such Awards, over the aggregate exercise price of such Awards; provided, however, that if the exercise price of an Option or Stock Appreciation Right exceeds the Change in Control Price, such Award may be cancelled for no consideration.

(c)       The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant-elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

(d)      Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

ARTICLE XI
TERMINATION OR AMENDMENT OF PLAN

Notwithstanding any other provision of this Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of this Plan (including any amendment deemed necessary to ensure that the Company may comply with any Applicable Law), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by Applicable Law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension, or termination may not be materially impaired without the consent of such Participant and, provided, further, that without the approval of the holders of the Shares entitled to vote in accordance with Applicable Law, no amendment may be made that would (a) increase the aggregate number of Shares that may be issued under this Plan (except by operation of Section 4.1); (b) change the classification of individuals eligible to receive Awards under this Plan; (c) reduce the exercise price of any Stock Option or Stock Appreciation Right; (d) grant any new Stock Option, Stock Appreciation Right, or other award in substitution for, or upon the cancellation of, any previously granted Stock Option or Stock Appreciation Right that has the effect of reducing the exercise price thereof; (e) exchange any Stock

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Option or Stock Appreciation Right for Common Stock, cash, or other consideration when the exercise price per Share under such Stock Option or Stock Appreciation Right exceeds the Fair Market Value of a Share; or (f) take any action that would be considered a “repricing” of a Stock Option or Stock Appreciation Right under the applicable listing standards of the national exchange on which the Common Stock is listed (if any). Notwithstanding anything herein to the contrary, the Board or the Committee may amend this Plan or any Award Agreement at any time without a Participant’s consent to comply with Applicable Law, including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall materially impair the rights of any Participant without the Participant’s consent.

ARTICLE XII
UNFUNDED STATUS OF PLAN

This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which is not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XIII
GENERAL PROVISIONS

13.1    Lock-Up; Legend. The Committee may require each person receiving Shares pursuant to a Stock Option or other Award under this Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during any period determined by the underwriter or the Company. In addition to any legend required by this Plan, the certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under this Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, and any Applicable Law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If the Shares are held in book-entry form, then the book-entry will indicate any restrictions on such Shares.

13.2    Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

13.3    No Right to Employment/Directorship/Consultancy. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy, or directorship at any time.

13.4    Withholding of Taxes. A Participant shall be required to pay to the Company or one of its Affiliates, as applicable, or make arrangements satisfactory to the Company regarding the payment of, any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of an Award. The Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the applicable taxes that are required to be withheld with respect to an Award by (a) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such withholding liability (or portion thereof); (b) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to the amount of such withholding liability; or (c) by any other means specified in the applicable Award Agreement or otherwise determined by the Committee.

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13.5    Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan. The Committee shall determine whether cash, additional Awards, or other securities or property shall be used or paid in lieu of fractional Shares or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.

13.6    No Assignment of Benefits. No Award or other benefit payable under this Plan shall, except as otherwise specifically provided in this Plan or under Applicable Law or permitted by the Committee, be transferable in any manner, and any attempt to transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

13.7    Clawbacks; Detrimental Conduct.

(a)       Clawbacks. All awards, amounts, or benefits received or outstanding under this Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with any Company clawback or similar policy or any Applicable Law related to such actions. A Participant’s acceptance of an Award will constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted before or after the Effective Date, and any Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

(b)      Detrimental Conduct. Except as otherwise determined by the Committee, notwithstanding any other term or condition of this Plan, if a Participant engages in Detrimental Conduct, whether during or after the Participant’s service, in addition to any other penalties or restrictions that may apply under this Plan, Applicable Law or otherwise, the Participant must forfeit or pay to the Company the following:

(i)       any and all outstanding Awards granted to the Participant, including Awards that have become vested or exercisable;

(ii)      any cash or Shares received by the Participant in connection with this Plan within the 36-month period immediately before the date the Company determines the Participant has engaged in Detrimental Conduct; and

(iii)     the profit realized by the Participant from the sale, or other disposition for consideration, of any Shares received by the Participant under this Plan within the 36-month period immediately before the date the Company determines the Participant has engaged in Detrimental Conduct.

13.8    Listing and Other Conditions.

(a)       Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such Shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected.

(b)      If at any time counsel to the Company advises the Company that any sale or delivery of Shares pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under Applicable Law, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, based on the advice of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c)       Upon termination of any period of suspension under this Section 13.8, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to Shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d)      A Participant shall be required to supply the Company with certificates, representations, and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent, or approval that the Company deems necessary or appropriate.

Annex J-17

13.9    Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

13.10  Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

13.11  Other Benefits. No Award granted or paid out under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates or affect any benefit or compensation under any other plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

13.12  Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Shares pursuant to Awards hereunder.

13.13  No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

13.14  Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of this Plan.

13.15  Section 16(b) of the Exchange Act. It is the intent of the Company that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of this Plan would conflict with the intent expressed in this Section 13.15, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

13.16  Deferral of Awards. The Committee may establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules, and procedures that the Committee deems advisable for the administration of any such deferral program.

13.17  Section 409A of the Code. This Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under this Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in this Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under this Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

Annex J-18

13.18  Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 13.18 by and among, as applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage this Plan and Awards and the Participant’s participation in this Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

13.19  Successor and Assigns. This Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator, or trustee of such estate.

13.20  Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

13.21  Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

ARTICLE XIV
EFFECTIVE DATE OF PLAN

This Plan shall become effective on [•], which is the date of its adoption by the Board, subject to the approval of this Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware.

ARTICLE XV
TERM OF PLAN

No Award shall be granted pursuant to this Plan on or after the tenth (10th) anniversary of the earlier of the date that this Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth (10th) anniversary may extend beyond that date.

*        *        *        *        *

Annex J-19

Annex K

FORM OF TAX RECEIVABLE AGREEMENT

by and among

[RICE ACQUISITION CORP. II],

[RICE ACQUISITION HOLDINGS II LLC],

[CERTAIN COMPANY UNITHOLDERS]1

and

THE AGENT

DATED AS OF

[•], 2023

____________

1        Note to Draft: Names to be updated based on renaming conventions for entities prior to Closing.

Annex K-i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2023, is hereby entered into by and among [Rice Acquisition Corp. II], a Delaware corporation (the “Corporation”), Rice Acquisition Holdings II LLC, a Delaware limited liability company (the “Company”), [certain Company Unitholders] and the Agent.

RECITALS

WHEREAS, the Company, which is classified as a partnership for U.S. federal income tax purposes, has issued (and may after the Closing Date issue) Class A Units [and Class B Units],2 each of which represent limited liability company interests in the Company (collectively, the “Units”), to certain Persons, providing such Persons an interest in the profits and/or losses of and distributions from the Company;

WHEREAS, the Corporation is the managing member of the Company;

WHEREAS, from and after the Closing, under certain circumstances, each TRA Holder will have the right from time to time to require the Company to redeem all or a portion of such holder’s Units (upon the occurrence of which, a corresponding portion of such holder’s Class B Common Stock will be cancelled) for, at the election of the Corporation, shares of Class A Common Stock or cash (in each case, an “Exchange”), and as a result of any such Exchange, the Corporation is expected to obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, the Company and each of its direct and indirect Subsidiaries that is classified as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and any corresponding provisions of state and local Tax law for the Taxable Year that includes the Closing Date and each Taxable Year in which an Exchange occurs, which election is expected to result, with respect to the Corporation, in an adjustment to the Tax basis of the assets owned by the Company and such Subsidiaries in connection with each Exchange; and

WHEREAS, this Agreement is intended to set forth the agreements among the parties hereto regarding the sharing of the Tax benefits realized by the Corporation as a result of (a) the Exchanges and (b) certain of the payments made pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b).

“Actual Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (a) the actual liability for U.S. federal income Taxes for such Taxable Year of the Corporation, (b) without duplication of the amount set forth in the preceding clause, the portion of any actual “imputed underpayment” imposed directly on the Company (and any of the Company’s Subsidiaries classified as a partnership for U.S. federal income tax purposes) under Section 6225 of the Code that is allocable to the Corporation in accordance with the LLC Agreement and the Code, and (c) the product of (i) the actual amount of U.S. federal taxable income (taking into account any adjustments pursuant to Section 6225 of the Code of the Corporation for such Taxable Year), and (ii) the Assumed State and Local Tax Rate for such Taxable Year; provided that, to avoid duplication with the calculation of the Assumed State and Local Tax Rate, the foregoing shall be determined assuming deductions of (and other impacts of) state and local Taxes are excluded.

____________

2        Note to Draft: Subject to resolution of whether all the Class B Units will be fungible and converted to Class A Units in advance of Closing.

Annex K-1

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person; provided that, for purposes of this Agreement, (a) no TRA Holder shall be deemed an Affiliate of the Corporation, the Company or any of their Subsidiaries [or any other TRA Holder] and (b) none of the Corporation, the Company or any of their Subsidiaries shall be deemed an Affiliate of any TRA Holder.

“Agent” means [•], a [•], or such other Person designated as the Agent pursuant to Section 7.6 or Section 7.17.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.4(b).

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, the tax rate equal to the sum of the product of (a) the Company’s income and franchise Tax apportionment factor(s) for each state and local jurisdiction in which the Company files income or franchise Tax Returns for the relevant Taxable Year and (b) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which the Company files income or franchise Tax Returns for such Taxable Year; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporation with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (x) the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year and (y) the Assumed State and Local Tax Rate (without regard to this proviso)); provided, further, that if there is a change in applicable Tax law that impacts the federal income Tax benefit received by the Corporation with respect to state and local Taxes, then the Corporation may modify the calculation of the assumed federal income Tax benefit using reasonable estimation methodologies for calculating the portion of any Realized Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes.

“Attributable” means the portion of any Tax Attributes of the Corporation that is attributable to a TRA Holder and shall be determined by reference to the Tax Attributes, under the following principles: (a) any Basis Adjustments shall be determined separately with respect to each exchanging TRA Holder and are Attributable to each exchanging TRA Holder in an amount equal to the total Basis Adjustments relating to such Exchange by such exchanging TRA Holder and (b) any deduction to the Corporation with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to Tax thereon).

“Authorized Recipients” has the meaning set forth in Section 7.14.

“Bankruptcy Code” means Title 11 of the United States Code or any other insolvency statute.

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of (x) an Exchange or (y) the payments made pursuant to this Agreement (other than to the extent treated as Imputed Interest) (as calculated under Article II), including:

(a) under Sections 734(b), 743(b), 754 and 755 of the Code (in situations where, following an Exchange, the Company remains classified as a partnership for U.S. federal income tax purposes); and

(b) under Sections 732(b), 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, the Company or any of the Company’s Subsidiaries becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), and in the case of each of clause (a) and this clause (b), comparable sections of state and local Tax laws.

For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are Imputed Interest, and the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred. The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange except, for the avoidance of doubt, to the extent otherwise required by a Determination.

Annex K-2

“Beneficial Owner” and “Beneficially Own” have the meaning set forth in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Board” means the board of directors of the Corporation.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of December 13, 2022, by and among the Corporation, the Company, the Topo Buyer Co, LLC, a Delaware limited liability company, Topo Merger Sub, LLC, a Delaware limited liability company, and NET Power, LLC, a Delaware limited liability company.

“Business Day” has the meaning ascribed thereto in the Business Combination Agreement.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(b) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of Corporation; or

(c) there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of (i) the consummation of any transaction or series of related transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of related transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares or other equity interests of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of related transactions and (ii) for the avoidance of doubt, the transactions contemplated by the Business Combination Agreement.

“Change of Control Date” means the date on which a Change of Control occurs.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation, as contemplated by the certificate of incorporation and bylaws of the Corporation.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Corporation, as contemplated by the certificate of incorporation and bylaws of the Corporation.

“Closing” has the meaning ascribed thereto in the Business Combination Agreement.

“Closing Date” has the meaning ascribed thereto in the Business Combination Agreement.

“Code” has the meaning set forth in the recitals of this Agreement.

“Company” has the meaning set forth in the recitals of this Agreement.

“Confidential Information” has the meaning set forth in Section 7.14.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporation” has the meaning set forth in the preamble to this Agreement.

“Corporation Letter” means a letter prepared by the Corporation in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by the Corporation to the Agent and the Self-Represented TRA Holders, along with all supporting

Annex K-3

schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by the Corporation to the Agent and the Self-Represented TRA Holders. Such letter shall identify any material assumptions or operating procedures or principles that were used for purposes of the underlying calculations.

“Corporation Return” means the U.S. federal and/or state and/or local Tax Return of the Corporation (including any consolidated group of which the Corporation is a member, as further described in Section 7.13(a)) filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of SOFR plus 600 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of any state or local Tax law or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the General Corporation Law of the State of Delaware with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the national securities exchange on which the Class A Common Stock is then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“Disputing Party” has the meaning set forth in Section 7.9.

“Early Termination” has the meaning set forth in Section 4.1.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.4.

“Early Termination Notice” has the meaning set forth in Section 4.4.

“Early Termination Payment” has the meaning set forth in Section 4.5(b).

“Early Termination Rate” means a per annum rate equal to the weighted average cost of capital of the Corporation, as determined by a nationally recognized investment bank engaged by the Board, as of the Early Termination Date.

“Early Termination Schedule” has the meaning set forth in Section 4.4.

“Exchange” has the meaning set forth in the recitals in this Agreement, and “Exchanged” has a correlative meaning.

“Exchange Act” has the meaning ascribed thereto in the LLC Agreement.

“Exchange Date” means the effective date of any Exchange.

“Exchange Schedule” has the meaning set forth in Section 2.1.

“Expert” has the meaning set forth in Section 7.9.

Annex K-4

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount not less than zero equal to the sum of:

(a)     the liability for U.S. federal income Taxes for such Taxable Year of the Corporation;

(b)    without duplication of the amount set forth in the preceding clause, the portion of any “imputed underpayment” imposed directly on the Company (and any of the Company’s Subsidiaries classified as a partnership for U.S. federal income tax purposes) under Section 6225 of the Code that is allocable to the Corporation in accordance with the LLC Agreement and the Code; and

(c)     the product of (i) the amount of the U.S. federal taxable income (taking into account any adjustments pursuant to Section 6225 of the Code) for purposes of determining such liability for U.S. federal income taxes for such Taxable Year, and (ii) the Assumed State and Local Tax Rate,

in each case, determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability (and for the avoidance of doubt, to avoid duplication with the calculation of the Assumed State and Local Tax Rate, determined assuming deductions of (and other impacts of) state and local Taxes are excluded); provided that, the liability in clauses (a) through (c) above shall be determined by, without duplication, (i) excluding the effect of any and all Basis Adjustments and (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portion thereof) attributable to any of the items described in clauses (i) and (ii) of the previous sentence.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of any state and local Tax law with respect to the Corporation’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Legal Action” has the meaning set forth in Section 7.10.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, as the same may be amended, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Market Value” means, with respect to a Unit, the Cash Election Amount (as defined in the LLC Agreement) applicable to such Unit on the applicable Exchange Date (determined as if such Unit were subject to a Redemption (as defined in the LLC Agreement) effective on the Exchange Date); provided that, to the extent property is exchanged for cash in a transaction, the Market Value shall be determined by reference to the amount of cash transferred in such transaction.

“Material Objection Notice” has the meaning set forth in Section 4.4.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Objection Notice” has the meaning set forth in Section 2.4(a).

“Original TRA Holder” means any TRA Holder determined as of the Closing Date and without regard to any subsequent transfer by such TRA Holder of such TRA Holder’s TRA Rights pursuant to Section 7.6 or the transfer provisions of the LLC Agreement.

“Person” has the meaning ascribed thereto in the Business Combination Agreement.

“Pre-Exchange Transfer” means any transfer (including upon the death of a member of the Company) or distribution in respect of one or more Units (i) that occurs, for the avoidance of doubt, on or after the Closing Date but prior to an Exchange of such Units and (ii) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority for any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

Annex K-5

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority for any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” means the procedures described in Section 7.9.

“Reference Asset” means any asset that is held by the Company, or any Person in which the Company owns a direct or indirect interest that is treated as a partnership or disregarded entity for purposes of the applicable Tax (but only to the extent such Person is not held through any entity treated as a corporation for purposes of the applicable Tax), at the time of an Exchange. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset that is described in the immediately preceding sentence, including, for U.S. federal income Tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (a) an Exchange Schedule, (b) a Tax Benefit Schedule or (c) the Early Termination Schedule, including, in each case, any amendments thereto pursuant to this Agreement.

“Securities Act” has the meaning ascribed thereto in the LLC Agreement.

“Self-Represented TRA Holder” means any Original TRA Holder that pursuant to Section 7.17(f) elects out of being represented by the Agent and instead elects to represent itself with respect to any and all actions and the making of any decisions otherwise required or permitted to be taken by the Agent under this Agreement. For the avoidance of doubt, Self-Represented TRA Holders shall not include any assignees or transferees of any Original TRA Holder that has elected to be a Self-Represented TRA Holder without the prior written consent of the Corporation, which may be granted or withheld in its sole discretion.

“Senior Obligations” has the meaning set forth in Section 5.1.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Subsidiaries” means, with respect to any Person, as of the date of any determination, any other Person with respect to which such specified Person, (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) Beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Attributes” means (a) Basis Adjustments, and (b) deductions attributable to any Imputed Interest.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.3(a).

“Tax Proceeding” has the meaning set forth in Section 6.1.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

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“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (which, for the avoidance of doubt, may include a period of less than twelve months for which a Tax Return is made), ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any U.S. federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi- governmental body, in each case, exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holders” means the Persons listed on Exhibit A.

“TRA Rights” has the meaning set forth in Section 7.6.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Units” has the meaning set forth in the recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date:

(a) the Corporation will have taxable income sufficient to fully use the Tax items and deductions arising from the Tax Attributes during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Tax Attributes that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such Tax items or deductions would become available; provided, however, that notwithstanding the above, with respect to any Early Termination upon a Change of Control in accordance with Section 4.2, for purposes of determining the utilization of the Tax items and deductions arising from the Tax Attributes during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Tax Attributes that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions), the Corporation’s taxable income during such Taxable Year or future Taxable years will be based on reasonable projections, as determined by the Board; provided, further, that for purposes of this clause (a) such future Tax Benefit Payments shall be further assumed to be paid on the date that is 45 calendar days after the due date, without extensions, for filing the U.S. federal Corporation Return for the applicable Taxable Year;

(b) subject to the assumption in clause (a), any loss or credit carryovers generated by deductions or losses arising from any Tax Attributes that are available in the Taxable Year that includes the Early Termination Date will be used by the Corporation on a pro rata basis over a fifteen-year period beginning on the Early Termination Date, or up through their scheduled expiration under applicable law (if earlier); provided, however, that notwithstanding the above, with respect to any Early Termination upon a Change of Control in accordance with Section 4.2, the usage of any loss or credit carryovers generated by deductions or losses arising from any Tax Attributes that are available in the Taxable Year that includes the Early Termination Date will be based on reasonable projections, as determined by the Board;

(c) the U.S. federal income tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and the tax rates for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate, in each case, as in effect on the Early Termination Date, except (i) to the extent any change to such tax rates for such Taxable Years have already been enacted into law, in which case such enacted changes to tax rates for such Taxable Years shall apply to such Taxable Years (and, in the case of the tax rate for the latest Taxable Year for which there is any such enacted change, to all future Taxable Years) and (ii) the combined tax rate for U.S. state and local income taxes, but not for the avoidance of doubt, federal income taxes, shall be the Assumed State and Local Tax Rate;

(d) any non-amortizable, non-depreciable Reference Assets to which any Basis Adjustment is attributable will be disposed of for cash at their fair market value in a fully taxable transaction for Tax purposes on the later of (i) the fifteenth anniversary of the Exchange which gave rise to such Basis Adjustment and (ii) the Early Termination Date; provided that, in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable 15th anniversary); and

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(e) if, on the Early Termination Date, there are Units (other than Units directly or indirectly owned by the Corporation) that have not been transferred in an Exchange, then all such Units and (if applicable) shares of Class B Common Stock shall be deemed to be transferred in exchange for the Market Value per Unit that would be transferred in an Exchange effective on the Early Termination Date. In making any determinations pursuant to this definition, the Board shall be permitted to engage and rely on third party advisors as it deems necessary or appropriate.

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term, the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms shall refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof. References to any Person shall include the successors and permitted assigns of that Person. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.

Article II
DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1 Exchange Schedule. Within 90 calendar days after the filing of the U.S. federal Corporation Return for each Taxable Year in which any Exchange has been effected by a TRA Holder, the Corporation shall deliver to the Agent and each Self-Represented TRA Holder a schedule (an “Exchange Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each TRA Holder participating in any Exchange during such Taxable Year, (a) the Basis Adjustments with respect to the Reference Assets as a result of the Exchanges effected by such TRA Holder in such Taxable Year and (b) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within 90 calendar days after the earlier of the filing or extended due date of the U.S. federal Corporation Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment that is Attributable to a TRA Holder, the Corporation shall provide to the Agent or Self-Represented TRA Holder, as applicable: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment and the components thereof for such Taxable Year, (B) the Accrued Amount with respect to any related Net Tax Benefit, (C) the Tax Benefit Payment determined pursuant to Section 3.1(b) due to the TRA Holder and (D) the portion of such Tax Benefit Payment and Accrued Amount that the Corporation intends to treat as Imputed Interest (a “Tax Benefit Schedule”), (ii) a reasonably detailed calculation by the Corporation of the Hypothetical Tax Liability (the “without” calculation), (iii) a reasonably detailed calculation by the Corporation of the Actual Tax Liability (the “with” calculation), (iv) a copy of the Corporation Return for such Taxable Year, (v) a Corporation Letter supporting such Tax Benefit Schedule and (vi) any other work papers relating to the items in the foregoing clauses (i) through (v) as are reasonably requested by the Agent or Self-Represented TRA Holder, as applicable. All costs and expenses incurred in connection with the provision and preparation of any Schedules, calculations, other work papers or the Corporation Letter to the Agent, any Self-Represented TRA Holder or any other TRA Holder in connection with this Article II shall be borne by the Corporation. The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Corporation’s actual liability for Taxes for such Taxable Year that is attributable to the Tax Attributes, determined using a “with and without” methodology. For the avoidance of doubt, (i) such actual liability for Taxes will take into account any Imputed Interest based upon the characterization of Tax Benefit Payments and Accrued Amounts as additional consideration payable by the Corporation and (ii) in addition to using the Assumed State and Local Tax Rate for purposes of determining the state and local Hypothetical Tax Liability, the Corporation may use reasonable estimation methodologies for calculating the portion of any Realized

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Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryforwards or carrybacks of any Tax item (such as a net operating loss) attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations and the corresponding provisions of state and local Tax laws, as applicable, governing the use, limitation and expiration of carryforwards or carrybacks of the relevant type. If a carryforward or carryback of any Tax item includes a portion that is attributable to any Tax Attribute (a “TRA Portion”) and another portion that is not so attributable (a “Non-TRA Portion”), such respective portions shall be considered to be used in accordance with the “with and without” methodology so that: (x) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion; and (y) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the applicable prior Taxable Year. For the avoidance of doubt, the TRA Portion of any Tax item when such item is incurred shall be determined using a marginal “with and without” methodology by calculating (A) the amount of such Tax item for all Tax purposes taking into account the Tax Attributes and (B) the amount of such Tax item for all Tax purposes without taking into account the Tax Attributes, with the TRA Portion equal to the excess of the amount specified in clause (A) over the amount specified in clause (B) (but only if such excess is greater than zero). The parties hereto agree that (1) except to the extent otherwise required by law, any payment under this Agreement to the TRA Holders, including the Accrued Amount (but other than amounts accounted for as Imputed Interest), will be treated as a subsequent upward adjustment to the purchase price of Units surrendered in an Exchange and will have the effect of creating additional Basis Adjustments to Reference Assets for the Corporation in the year of payment and, (2) as a result, such additional Basis Adjustments will be incorporated into the calculation for the year of payment and into future year calculations, as appropriate.

(c) Section 754 Election. The Corporation shall ensure that, on and after the date hereof and continuing throughout the term of this Agreement, the Company and any Person in which the Company owns a direct or indirect interest that is treated as a partnership for U.S. federal income Tax purposes (and for which the Corporation controls the preparation of the relevant Tax Return and elections made on such Tax Return) will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each Taxable Year.

Section 2.3 Procedure: Amendments.

(a) Whenever the Corporation delivers to the Agent or any Self-Represented TRA Holder, as applicable (or any other TRA Holder) a Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (i) deliver schedules, valuation reports, if any, and work papers to the Agent or Self-Represented TRA Holder, as applicable, as determined by the Corporation or reasonably requested by the Agent or Self-Represented TRA Holder, providing reasonable detail regarding the preparation of the Schedule, and (ii) allow the Agent or Self-Represented TRA Holder, as applicable, reasonable access (that does not interfere with the ongoing operations of the business of the Corporation) to the appropriate representatives of the Corporation in connection with the review of such Schedule. Subject to Section 2.3(b), an applicable Schedule or amendment thereto shall become final and binding on the applicable parties hereto 30 calendar days from the first date on which the Agent or Self-Represented TRA Holder, as applicable, has received the applicable Schedule or amendment thereto unless the Agent or Self-Represented TRA Holder, as applicable (x) provides the Corporation with notice of a material objection to such Schedule or amendment thereto, made in good faith, within 30 calendar days after receiving an applicable Schedule or amendment thereto (“Objection Notice”) or (y) provides a written waiver of such right of any Objection Notice within the period described in the foregoing clause (x), in which case, such Schedule or amendment thereto shall become final and binding on all parties hereto on the date a waiver from the Agent or Self-Represented TRA Holder, as applicable, has been received by the Corporation. If the Corporation and Agent or Self-Represented TRA Holder, as applicable, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within 30 calendar days after receipt by the Corporation of such Objection Notice, the Corporation and Agent or Self-Represented TRA Holder, as applicable, shall employ the Reconciliation Procedures set forth in Section 7.9.

(b) The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agent or Self-Represented TRA Holder, as applicable, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to

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an amended Corporation Return filed for such Taxable Year or (vi) to adjust an Exchange Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). Unless otherwise agreed to in writing by the Agent or the Self-Represented TRA Holder, as applicable, the Corporation shall provide an Amended Schedule to the Agent or the Self-Represented TRA Holder (as applicable) (x) within 30 calendar days of the occurrence of an event referenced in clauses (i) through (v) of the immediately preceding sentence and (y) in connection with the delivery of the Tax Benefit Schedule for the year of the applicable payment in the event of an adjustment pursuant to clause (vi) of the immediately preceding sentence. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), or, if applicable, the Reconciliation Procedures, the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs. For the avoidance of doubt, no TRA Holder shall have any obligation under this Agreement to make any payment to the Corporation, or to reimburse the Corporation, for amounts previously paid pursuant to this Agreement.

Article III
TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Within five calendar days after a Tax Benefit Schedule delivered to the Agent or Self-Represented TRA Holder, as applicable, becomes final in accordance with Section 2.3(a), or, if applicable, the Reconciliation Procedures, the Corporation shall pay to each TRA Holder the Tax Benefit Payment in respect of such TRA Holder for such Taxable Year. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Corporation, or as otherwise agreed by the Corporation and the TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including U.S. federal or state estimated income Tax payments.

(b) A “Tax Benefit Payment” in respect of a TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Holder and the Accrued Amount with respect thereto for such Taxable Year. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) 75% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (ii) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts); provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. The “Accrued Amount” with respect to any portion of a Net Tax Benefit for a Taxable Year shall equal the amount of interest on such portion calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal Corporation Return for such Taxable Year until the date of payment of such portion of such Net Tax Benefit under this Section 3.1. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control that occurs after the Closing Date, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (a), (b) and (d), substituting in each case the terms “Change of Control Date” for an “Early Termination Date.”

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 75% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the TRA Holders. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3 Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporation is limited in a particular Taxable Year because the Corporation does not have sufficient taxable income, the aggregate Net Tax Benefit for such Taxable Year shall be allocated among all parties eligible for Tax Benefit Payments under this Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been deemed Attributable to each TRA Holder for purposes of Section 3.1(b) if the Corporation had sufficient taxable income so that there were no such limitation.

Section 3.4 Coordination of Benefits.

(a) If for any reason the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (i) the Corporation will pay the

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same proportion of each Tax Benefit Payment due to each TRA Holder in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be considered to have been made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(b) To the extent the Corporation makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) (taking into account Section 3.3 and Section 3.4(a)) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and (ii) the Corporation will pay the amount of such TRA Holder’s foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3 and Section 3.4(a), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder.

Section 3.5 Optional Cap on Payments. Notwithstanding any provision of this Agreement to the contrary, any TRA Holder may elect with respect to any Exchange to limit the aggregate Tax Benefit Payments made to such TRA Holder in respect of that Exchange to a specified dollar amount, a specified percentage of the amount realized by the TRA Holder with respect to the Exchange, or a specified portion of the Basis Adjustment with respect to the Reference Assets as a result of the Exchange. The TRA Holder shall exercise its rights under the preceding sentence by including a written notice of its desire to impose such a limit and the specified limitation and such other details as may be reasonably necessary (including whether such limitation includes the Accrued Amounts in respect of any such Exchange) in the Redemption Notice delivered in accordance with Section 3.7(c) of the LLC Agreement; provided that such limit shall not result in an adverse impact to the Corporation’s rights and obligations under this Agreement, including an increase in or acceleration of any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such limit.

Article IV
TERMINATION

Section 4.1 Early Termination by the Corporation. The Corporation may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5; provided, however, that this Agreement shall only terminate upon the receipt of the applicable Early Termination Payment by each TRA Holder (such termination, an “Early Termination”) and payments described in the immediately succeeding sentence, if any. Upon payment of the Early Termination Payment by the Corporation, the Corporation shall not have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payments previously due and payable but unpaid as of the date of the Early Termination Notice (which Tax Benefit Payments, for the avoidance of doubt, shall not be included in the Early Termination Payment) and that remain unpaid and (b) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date (except to the extent that the amount described in this clause (b) is included in the Early Termination Payment or is included in clause (a)).

Section 4.2 Early Termination upon Change of Control. In the event of a Change of Control, unless otherwise waived in writing by the Agent or a Self-Represented TRA Holder, as applicable, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the Change of Control Date and shall include the following: (a) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on such Change of Control Date, (b) any Tax Benefit Payments due and payable and that remain unpaid as of the Change of Control Date (which Tax Benefit Payments, for the avoidance of doubt, shall not be included in the Early Termination Payment described in clause (a)) and (c) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including such Change of Control Date (except to the extent that the amount described in this clause (c) is included in the Early Termination Payment or is included in clause (b)). In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the term “Change of Control Date” for the term “Early Termination Date.”

Section 4.3 Breach of Agreement.

(a) In the event that the Corporation materially breaches any of its material obligations under this Agreement as a result of either (i) failure to make any payment when due (except for all or a portion of such payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute), or

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(ii) as a result of failure to honor any other material obligation required hereunder by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code, unless otherwise waived or directed in writing by the Agent or a Self-Represented TRA Holder (which may be retroactive) and subject to Section 4.3(b), all obligations hereunder shall be automatically accelerated and shall be immediately due and payable and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such event (a “Breach”) (provided, that in the case of a Breach described in clause (i), no such acceleration shall occur earlier than 30 calendar days following receipt by the Corporation of written notice from the Agent or a Self-Represented TRA Holder of such Breach, and receipt of such written notice shall be a condition precedent to any such acceleration) and shall include (x) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such Breach, (y) any Tax Benefit Payment previously due and payable but unpaid as of the date of such Breach (which Tax Benefit Payments, for the avoidance of doubt, shall not be included in the Early Termination Payment described in clause (x)) and (z) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of such Breach (except to the extent that the amount described in this clause (z) is included in the Early Termination Payment or is included in clause (y)).

(b) The parties hereto agree that the failure to make any payment due pursuant to this Agreement within sixty (60) days of the date such payment is due shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within sixty (60) days of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporation fails to make any payment due pursuant to this Agreement as a result of and to the extent the Corporation has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment; provided, further, that the Corporation shall promptly (and in any event, within two Business Days) pay all such unpaid payments, together with accrued and unpaid interest thereon, as soon as reasonably practicable following such time that the Corporation has, and to the extent the Corporation has, sufficient funds to make such payment; provided, further, for the avoidance of doubt, the penultimate sentence of this Section 4.3(b) shall not apply to any payments due pursuant to Section 4.2.

Section 4.4 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the Agent and each Self-Represented TRA Holder notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or a Breach described in Section 4.3(a), the Corporation shall deliver to the Agent and each Self-Represented TRA Holder (a) a schedule showing in reasonable detail the calculation of the Early Termination Payment and the amount due to the relevant TRA Holder (the “Early Termination Schedule”) and (b) any other work papers reasonably requested by the Agent and any Self-Represented TRA Holder. In addition, the Corporation shall allow the Agent and each Self-Represented TRA Holder reasonable access (that does not interfere with the ongoing operations of the business of the Corporation) to the appropriate representatives of the Corporation in connection with a review of such Early Termination Schedule and (c) a Corporation Letter supporting such Early Termination Schedule. The Early Termination Schedule shall become final and binding on all parties hereto 30 calendar days from the first date on which the Agent or Self-Represented TRA Holder, as applicable, has received such Schedule or amendment thereto unless the Agent or Self-Represented TRA Holder (x) provides the Corporation with notice of a material objection to such Schedule, made in good faith, within 30 calendar days after receiving the Early Termination Schedule (“Material Objection Notice”) or (y) provides a written waiver of such right of a Material Objection Notice within the period described the foregoing clause (x), in which case, such Schedule shall become final and binding on the date a waiver from the Agent or Self-Represented TRA Holder, as applicable, has been received by the Corporation. If the Corporation and Agent or Self-Represented TRA Holder, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and Agent or such Self-Represented TRA Holder shall employ the Reconciliation Procedures set forth in Section 7.9.

Section 4.5 Payment upon Early Termination.

(a) Except as otherwise provided in Section 4.3(a), within three calendar days after the Early Termination Effective Date, the Corporation shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Corporation and the TRA Holder.

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(b) The “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by the Corporation to such TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied and that each Tax Benefit Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing the U.S. federal Corporation Return for such relevant Taxable Year.

Article V
SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporation to any TRA Holder under this Agreement shall rank (a) subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (such obligations, “Senior Obligations”) (b) senior in right of payment to any principal, interest or other amounts due and payable in respect of any future Tax receivable or other similar agreement (“Future TRAs”), and (c) shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporation fails to make any payment when due is governed by Section 4.3.

Section 5.2 Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

Article VI
PARTICIPATION IN TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporation’s Tax Matters. Except as otherwise provided herein and in the LLC Agreement, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes of the Corporation. Notwithstanding the foregoing, the Corporation (a) shall promptly notify in writing the Agent and each Self-Represented TRA Holder of, and keep the Agent and each Self-Represented TRA Holder reasonably informed with respect to, the portion of any audit, examination or other administrative or judicial proceeding of the Corporation, the Company or any of their respective Affiliates by a Taxing Authority (a “Tax Proceeding”), the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, (b) shall provide the Agent and each Self-Represented TRA Holder with reasonable opportunity to reasonably participate in or provide information and other input to the Corporation and its advisors concerning the conduct of any such portion of a Tax Proceeding, and (c) shall consider in good faith any reasonable comments received from the Agent and each Self-Represented TRA Holder prior to settling, abandoning or otherwise resolving any part of a Tax Proceeding that relates to a Basis Adjustment or the deduction of Imputed Interest, or other Tax Attribute (and, in each case, that is reasonably expected to have a material effect on the amounts payable to the TRA Holders under this Agreement); provided, however, that the Corporation shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the LLC Agreement or the Business Combination Agreement. The rights and responsibilities of the Corporation and the TRA Holders with respect to the Company and its Subsidiaries shall be as set forth in the LLC Agreement; provided, however, that to the extent there is a conflict between this Agreement and the LLC Agreement relating to the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, including with respect to a Proceeding (as defined in the LLC Agreement), the LLC Agreement shall control solely to the extent of such conflict.

Section 6.2 Consistency. The Corporation and the TRA Holders agree to report and cause their respective Affiliates to report for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Tax Attributes and each Tax Benefit Payment) in a manner consistent with that set forth in this Agreement and in any Schedule that has become final and binding pursuant to the terms of this Agreement, in each case, except to the extent otherwise required by applicable law. If the Corporation and any TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within 30 calendar days, the Corporation and such TRA Holder shall employ the Reconciliation Procedures set forth in Section 7.9. The Corporation

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shall (and shall cause the Company and its other Affiliates to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Holders under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule (or Amended Schedule, as applicable) that has become final and binding pursuant to the terms of this Agreement in any Tax Proceeding.

Section 6.3 Cooperation. The Agent (and each Self-Represented TRA Holder), on the one hand, and the Corporation, on the other hand, shall (a) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (b) make itself available to the other and their respective representatives to provide explanations of documents and materials and such other information as the other or their respective representatives may reasonably request in connection with any of the matters described in clause (a) above and (c) reasonably cooperate in connection with any such matter.

Article VII
MISCELLANEOUS

Section 7.1 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by electronic mail or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Corporation or the Company, to:

[Rice Acquisition Corp. II]

406 Blackwell Street

4th Floor

Durham, NC 27701

Attention: [•]

E-mail: [•]

with a copy (which shall not constitute notice to the Corporation or the Company) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Thomas R. Burton III
E-mail: trburton@mintz.com

If to the Agent, to:

[•]
[ADDRESS]
Attention: [•]
E-mail: [•]

with a copy (which shall not constitute notice to the Agent) to:

[•]
[ADDRESS]
Attention: [•]
E-mail: [•]

If to a TRA Holder (including each Self-Represented TRA Holder) other than the Agent, to the address set forth in the records of the Company; or, in each case, to such other address or to such other Person as such party hereto shall have last designated by notice to the other parties hereto. Each such notice or other communication shall be effective (i) if given by electronic mail, when transmitted to the applicable email address so specified in (or pursuant to) this Section 7.1 or, if transmitted after 5:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the

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mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 7.2 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts any may delivered by email or other electronic means. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof except as specifically set forth herein. The parties to this Agreement agree that the TRA Holders are expressly made third party beneficiaries to this Agreement. Except as expressly provided in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

Section 7.4 Governing Law. This Agreement, the legal relations between the parties hereto and any Legal Action, whether contractual or non-contractual, instituted by any party hereto with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state and without regard to conflicts of law doctrines. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any law or public policy, the remaining provisions of this Agreement, to the extent permitted by law shall remain in full force and effect, provided that the essential terms and conditions of this Agreement for all parties hereto remain valid, binding and enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to this Agreement as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment. Each party hereto agrees that neither the Agent nor any TRA Holder (including any Self-Represented TRA Holder) may assign, sell, delegate, dispose of or otherwise transfer any of its rights or obligations under this Agreement (the “TRA Rights”) without the prior written consent of the Disinterested Majority (not to be unreasonably withheld conditioned or delayed). Notwithstanding the provisions of the preceding sentence, to the extent Units are transferred in accordance with the terms of the LLC Agreement, the transferring TRA Holder may assign to the transferee all, but not less than all, of that TRA Holder’s TRA Rights under this Agreement with respect to such transferred Units. Any assignment or transfer effected pursuant to this Section 7.6 shall be void unless the assignee or transferee, as applicable, executes and delivers a joinder to the reasonable satisfaction of the Corporation agreeing to succeed to the applicable TRA Rights and to become a party hereto and TRA Holder for all purposes of this Agreement. For the avoidance of doubt, if a TRA Holder transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units all of its rights and obligations under this Agreement with respect to such transferred Units, (a) such TRA Holder shall remain a TRA Holder under this Agreement for all purposes and shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units to the extent payable hereunder and (b) the transferee of such Units shall not be a TRA Holder. The Corporation may not assign any of its rights or obligations under this Agreement to any Person without the prior written consent of the Agent and each Self-Represented TRA Holder; provided that, without the prior written consent of the Agent and each Self-Represented TRA Holder, the Corporation shall be permitted to cause such an assignment to any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, so long as the Corporation requires and causes such successor, by written agreement,

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expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Any purported assignment in violation of the terms of this Section 7.6 shall be null and void.

Section 7.7 Amendments: Waivers. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Disinterested Majority, the Company the Agent and (without duplication) each Self-Represented TRA Holder; provided, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments one or more TRA Holders would be entitled to receive under this Agreement unless such amendment is consented to in writing by such TRA Holders disproportionately affected.

Section 7.8 Headings. The descriptive headings of the Articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 7.9 Reconciliation. In the event that the Corporation and the Agent or any TRA Holder, including any Self-Representing TRA Holder (as applicable, the “Disputing Party”) are unable to resolve a disagreement with respect to any Schedule (or Amended Schedule), including the calculations required to produce the schedules described in Section 2.3 and Section 4.4, or Section 6.2, within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporation and the Disputing Party. Unless the Corporation and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or the Disputing Party or other actual or potential conflict of interest. If the Corporation and the Disputing Party are unable to agree on an Expert within 15 calendar days of receipt by the respondents of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve (a) any matter relating to the Exchange Schedule or an amendment thereto, or the Early Termination Schedule or an amendment thereto, within 30 calendar days, (b) any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days and (c) any matter related to treatment of any tax-related item as contemplated in Section 6.2 within 15 calendar days or, in each case of clauses (a), (b) and (c), as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the immediately preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The sum of (i) the costs and expenses relating to the engagement (and, if applicable, selection by the ICC) of such Expert and (ii) the reasonable, documented out-of-pocket costs and expenses of the Corporation and the Disputing Party incurred in the conduct of such proceeding shall be allocated between the Corporation, on the one hand, and the Disputing Party (on behalf of all TRA Holders, other than any Self-Represented TRA Holders, if the Disputing Party is the Agent), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. Any dispute as to the allocation of expenses pursuant to the immediately preceding sentence or whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and its Subsidiaries and the Disputing Party (including all TRA Holders, other than any Self-Represented TRA Holders, if the Disputing Party is the Agent) and may be entered and enforced in any court having jurisdiction.

Section 7.10 Consent to Jurisdiction. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party hereto at its address set forth in this Agreement or in the records of the Company, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 7.10 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

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Section 7.11 Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES HERETO WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 7.12 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law; provided, however, that, prior to deducting or withholding any such amounts, the Corporation shall notify the Agent and each applicable TRA Holder (including, to the extent applicable, each Self-Represented TRA Holder) and shall reasonably cooperate therewith regarding the basis for such deduction or withholding and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Prior to the date of any payment under this Agreement and from time to time as reasonably requested by the Corporation, the Agent and each TRA Holder shall promptly provide the Corporation with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.13 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, then, subject to the application of the Valuation Assumptions upon a Change of Control: (i) the provisions of this Agreement shall be applied with respect to the group as a whole and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder or the Company or any Subsidiary of the Company (or any member of a group described in Section 7.13(a)) transfers or is deemed to transfer one or more assets to a corporation (or a Person classified as a corporation for Tax purposes) with which the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any provisions of state or local Tax law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g. calculating the gross income of the entity and determining the Realized Tax Benefit or Realized Tax Detriment of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset as determined by a valuation expert mutually agreed upon by the Corporation and the Agent, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. Thus, for example, in determining the Hypothetical Tax Liability of the entity, the taxable income of the entity shall be determined by treating the entity as having sold the asset for the consideration described above, recovering any basis applicable to such asset (using the Tax basis that such asset would have had at such time if there were no Tax Attributes), while the Actual Tax Liability of the entity would be determined by recovering the actual Tax basis of the asset that reflects any Tax Attributes. If any member of a group described in Section 7.13(a) that owns any Reference Asset (or is deemed to own such Reference Asset for Tax purposes) deconsolidates from such group (or the Corporation deconsolidates from a group described in Section 7.13(a)), then the Corporation shall cause such member (or the parent of the consolidated group in a case where the Corporation deconsolidates from the group and such parent or any of its remaining consolidated Subsidiaries owns any Reference Asset (or is deemed to own such Reference Asset for Tax purposes)) to assume the obligation to make payments hereunder with respect

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to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as such entity (or one of its Affiliates) actually realizes Tax benefits as a result of such Tax Attributes in a manner consistent with the terms of this Agreement, and the Corporation shall guarantee such obligation assumed. For purposes of this Section 7.13, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership and ownership of a partnership interest shall be treated as ownership of such partner’s share of each of the assets and liabilities of that partnership.

Section 7.14 Confidentiality. Each TRA Holder and the Agent agrees to hold, and to use its reasonable efforts to cause its authorized representatives to hold, in strict confidence, the books and records of the Corporation and all information relating to the Corporation’s properties, operations, financial condition or affairs, in each case, which are furnished to it pursuant to the terms of this Agreement (collectively, the “Confidential Information”). Notwithstanding anything herein to the contrary, Confidential Information shall not include any information that (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by a TRA Holder or the Agent, (b) is or becomes available to a TRA Holder, the Agent or any of their respective Authorized Recipients (as defined below) on a nonconfidential basis from a third-party source, which source is not bound by a legal duty of confidentiality to the Corporation in respect of such Confidential Information or (c) is independently developed by a TRA Holder, the Agent or their Authorized Recipients. Notwithstanding anything herein to the contrary, a TRA Holder or the Agent may disclose the Confidential Information to (x) its representatives, (y) Affiliates and, (z) in the case of a TRA Holder, any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder (the persons in clauses (x), (y) and (z), collectively, the “Authorized Recipients”) to the extent necessary to permit such Persons to assist the TRA Holder or the Agent, as applicable, in evaluating and effecting its rights under this Agreement; provided, however, that prior to making any such disclosure, the TRA Holder or the Agent, as applicable, will advise such Authorized Recipient regarding the confidential nature of such information and of the terms of this Agreement, and shall be responsible for any unauthorized disclosure of such Confidential Information by such Authorized Recipient. If a TRA Holder, the Agent or any of their respective Authorized Recipients is required or requested by law or regulation or any legal or judicial process to disclose any Confidential Information, if disclosure of Confidential Information is required by any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of government with authority over such TRA Holder, Agent or Authorized Recipient, or if disclosure of Confidential Information is required in connection with the tax affairs of such TRA Holder, Agent or Authorized Recipient, such TRA Holder, the Agent or Authorized Recipient, as the case may be, may disclose only such portion of such Confidential Information as may be required or requested without liability hereunder.

Section 7.15 No Similar Agreements. Neither the Corporation nor any of its Subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporation is obligated to pay amounts with respect to tax benefits resulting from any net operating losses or other tax attributes to which the Corporation becomes entitled as a result of a transaction) without the prior written consent of the Agent and each Self-Represented TRA Holder.

Section 7.16 Change in Law. Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause adverse tax consequences to such TRA Holder or any direct or indirect owner of such TRA Holder, then at the written election of such TRA Holder in its sole discretion (in an instrument signed by such TRA Holder and delivered to the Corporation and, in the case of a TRA Holder other than a Self-Represented TRA Holder, the Agent) and to the extent specified therein by such TRA Holder, this Agreement either (i) shall cease to have further effect as regards, and shall not apply to such TRA Holder after a date specified by such TRA Holder or (ii) may be amended by the parties hereto in accordance with Section 7.7 hereof in a manner mutually agreed between the Corporation and such TRA Holder, provided that such amendment shall not result in any adverse impact to the Corporation’s rights and obligations under this Agreement, including any increase in or acceleration of any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.17 Agent.

(a) Appointment. Subject to, and except as otherwise provided by Section 7.17(f), without further action of any party hereto or any TRA Holder, and as partial consideration of the benefits conferred by this Agreement, the Agent is hereby irrevocably constituted and appointed to act as the sole representative, agent and attorney-in-fact for the

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TRA Holders (other than Self-Represented TRA Holders) and their successors and assigns with respect to the taking by the Agent of any and all actions and the making of any decisions required or permitted to be taken by the Agent under this Agreement. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Agent. No bond shall be required of the Agent, and the Agent shall receive no compensation for its services.

(b) Expenses. If at any time the Agent shall incur out-of-pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporation from the Agent of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Agent in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporation shall reduce any future payments (if any) due to the TRA Holders (other than Self-Represented TRA Holders) hereunder, proportionately, by the amount of such expenses which it shall instead remit directly to the Agent. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Agent shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c) Limitation on Liability. The Agent shall not be liable to any TRA Holder for whom acting for any act of the Agent arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Holder as a proximate result of the gross negligence, bad faith or willful misconduct of the Agent (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). The Agent shall not be liable for, and shall be indemnified by the TRA Holders (on a several but not joint basis but excluding the Self-Represented TRA Holders) for, any liability, loss, damage, penalty or fine incurred by the Agent (and any cost or expense incurred by the Agent in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the Agent (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall any TRA Holder be obligated to indemnify the Agent hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Holder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Holder. Each TRA Holder’s receipt of any and all benefits to which such TRA Holder is entitled under this Agreement, if any, is conditioned upon and subject to such TRA Holder’s acceptance of all obligations, including the obligations of this Section 7.17(c), applicable to such TRA Holder under this Agreement. For the avoidance of doubt, the foregoing is inapplicable to Self-Represented TRA Holders.

(d) Actions of the Agent. Any decision, act, consent or instruction of the Agent shall constitute a decision of the TRA Holders other than Self-Represented TRA Holders and shall be final, binding and conclusive upon each such TRA Holder, and the Corporation may rely upon any decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each such TRA Holder. The Corporation is hereby relieved from any liability to any Person for any acts done by the Corporation in accordance with any such decision, act, consent or instruction of the Agent.

(e) Approved Assignment. Each TRA Holder (other than the Self-Represented TRA Holders) hereby agrees that the Agent may, at any time and in its sole discretion, elect to make an assignment, in whole or in part, of the Agent’s rights and obligations pursuant to this Agreement to a Person, subject to the approval of a majority vote of such TRA Holders determined ratably in accordance with their respective rights to receive Early Termination Payments under this Agreement (upon such election, an “Approved Assignment”), and each such TRA Holder will raise no objections against such Approved Assignment, regardless of the consideration (if any) being paid in such Approved Assignment, so long as such Approved Assignment does not materially and adversely impact such TRA Holders in a manner materially disproportionate to the other TRA Holders. Each such TRA Holder will take all actions requested by the Agent in connection with the consummation of an Approved Assignment, including the execution of all agreements, documents and instruments in connection therewith requested by the Agent of such TRA Holder. If at any time the Agent becomes unable or unwilling to continue in its capacity as Agent or resigns as Agent without making an Approved Assignment, then in each case such TRA Holders may, by a majority vote of such Persons ratably in accordance with their respective rights to receive Early Termination Payments under this

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Agreement, appoint a new representative to replace the then serving Agent. Notice of such appointment must be delivered to the Corporation. Such appointment will be effective upon the later of the date indicated in such notice or the date such notice is received by the Corporation. The Agent may resign upon 30 calendar days’ written notice to the Corporation.

(f) Notwithstanding anything else contained in this agreement or this Section 7.17, any Original TRA Holder may elect out of being represented by the Agent and instead elect to represent itself as a Self-Represented TRA Holder with respect to any and all actions and the making of any decisions otherwise required or permitted to be taken by the Agent under this Agreement by delivering written notice to the Corporation in accordance with the notice provisions set forth in Section 7.1. The Corporation, in turn, will be solely responsible for notification of the Agent. Section 7.17 (other than this Section 7.17(f)) shall not apply to a Self-Represented TRA Holder and any reference to a TRA Holder contained in Section 7.17 (other than this Section 7.17(f)) shall refer to all TRA Holders other than any Self-Represented TRA Holder.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Corporation, the Company, and the Agent have duly executed this Agreement as of the date first written above.

[RICE ACQUISITION CORP. II]
By:
Name:
Title:
RICE ACQUISITION HOLDINGS II LLC
By:
Name:
Title:
[AGENT]
By:
Name:
Title:
[•]
By:
Name:
Title:

[Signature Page – Tax Receivable Agreement]

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Annex L

TECHNO-ECONOMIC
ASSESSMENT OF NET
POWER CYCLE FOR
LOW-CARBON POWER
SYSTEMS

PREPARED FOR

Rice Acquisition Corporation II

MODELING AND ANALYSIS DATE

Modeling and analysis carried out in August 2022 September, 2022

September, 2022

EXECUTIVE SUMMARY

This report carries out an analysis of the potential deployment of the NET Power cycle in the US power system in light of recent incentives for decarbonization approved by the US Congress in the Inflation Reduction Act (IRA) of 2022.

The report replicates the methodology used by the REPEAT Project at Princeton University and other institutions to assess the impacts of the IRA in the transition of the power sector and the impact on carbon emissions. The project’s modeling of the IRA incentives found 67GW, by 2035, of gas generation with carbon capture and sequestration using conservative cost and efficiency metrics to represent generic gas with CCS.

Regarding the NET Power cycle our findings are encouraging of the potential value and competitiveness of the technology from a system point of view

1. The potential deployment of the NET Power cycle technology could achieve -15 GW by 2030 and ~580 GW by 2050 under expected cost and performance.

2. In the medium-term, the limiting constraint for the deployment of the NET Power cycle technology will be the scaling of the supply-chain and the project development capacity, not project economics since the modeling hits the maximum deployment bounds every year until 2030.

3. By 2050, NET Power cycle technology could contribute -25% of total electricity generation, playing a crucial role in complementing and firming variable renewables.

4. The incentives included in the IRA have de-risked NET Power cycle’s deployment mid-term as shown by broader policy analysis (e.g., REPEAT Project); long-term, continuation of decarbonization incentives, in-line with decarbonization goals, will be key for continued growth of the NET Power cycle and other renewable generation sources.

5. Under the new policy support mechanisms approved by IRA, NET Power cycle growth prospects are robust to higher expected capital costs and higher gas prices until 2035; thereafter, potential higher gas prices present a risk factor for competitiveness and deployment.

Annex L-2

September, 2022

About DeSolve LLC

DeSolve LLC is a consulting firm providing experienced knowledge in energy systems and decision support for investors, technology ventures, and other clients working to accelerate the deployment of clean energy solutions. Founded by Dr. Jesse Jenkins and Dr. Nestor Sepulveda, DeSolve was started by the pair after meeting at MIT, where they worked together to develop state-of-art decision support tools and methods to understand complex energy systems, including the GenX electricity system optimization model1, now in wide use at both Princeton and the Massachusetts Institute of Technology and available as an open source software tool. Past clients include the OECD, Form Energy, the Environmental Defense Fund, Westinghouse, CorPower Ocean, Radia, Eavor Technologies, and Grid United.

Jesse is an assistant professor and macro-scale energy systems engineer at Princeton University. He earned PhD and SM degrees from MIT, worked previously as a postdoctoral fellow at Harvard, and has 16 years of experience in energy systems and energy policy. Nestor works in corporate strategy, technology development, decarbonization, and sustainable investing. Nestor earned a PhD from the Massachusetts Institute of Technology developing methodologies that combine operations research and analytics to guide the energy transition and cleantech development. He received a SM in Technology and policy working on energy policy and economics and a SM in Nuclear Science and Engineering, both from MIT.

Dr. Jenkins and Dr. Sepulveda have both provided specialist input to federal and state policy makers, including delivering invited testimony to Congressional committees or during meetings on energy transition topics. Their work has been featured in major media outlets including the New York Times, Wall Street Journal, Washington Post, and The Economist and other major media outlets.

Jesse and Nestor are largely viewed as independent thought-leaders in the 24/7 Carbon Free Energy world, having coined and popularized the concept of “firm low-carbon” resources2 and have been cited by3 numerous reputable publications and government entities including the DOE.

Since 2018, the pair has published extensively on the role of firm low-carbon resources4, completed the first system-level analysis of 24/7 carbon-free electricity procurement5, and frequently employed GenX to assess the role and value of nascent clean energy technologies both in peer-reviewed academic publications6 cited hundreds of times and as consulting engagements for early-stage technology ventures. Their previous work, including papers titled “The Role of Firm Low-Carbon Resources in Deep Decarbonization of Power Generation” and the Princeton Net-Zero America study identified the NET Power cycle as a “best-in-class” technology scenario for CCS deployment in the power sector.

Macro-energy systems modeling overview

Why not Levelized Cost of Electricity?

“Levelized Cost of Electricity” (LCOE), is a common metric used to judge the economic competitiveness of different technologies. LCOE is calculated by dividing the sum of all expected costs throughout the lifetime of a generation asset over the sum of all the expected energy the asset will produce. The resulting

____________

1      https://energy.mit.edu/genx/

2      “The Role of Firm Low-Carbon Electricity Resources in Deep Decarbonization of Power Generation” https://www.sciencedirect.com/science/article/pii/S2542435118303866

3      https://scholar.google.com/scholar?cites=13198352940419635972

4      Baik et. al. 2021, What is different about different net-zero carbon electricity systems?

5      https://acee.princeton.edu/24-7/

6      The design space for long-duration energy systems in decarbonized power systems https://www.nature.com/articles/s41560-021-00796-8

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number represents the average price of electricity that would be required to recover the costs of the asset throughout its lifetime. Usually, reports compare generation technologies based on “their LCOE”, suggesting investment in the technologies with the lowest one. Despite widespread use, the LCOE metric has several key limitations.

First, LCOE numbers are calculated under technology specific assumptions (e.g. capacity factors), that ignore effects from further deployment of the same technology and interactions from deployment of other technologies. For example, the capacity factor utilized to estimate the total amount of energy produced by the asset might be very different for solar generation when it is initially deployed and no curtailment is needed versus higher levels of penetration when excess generation must be curtailed. Other technologies present in the system do matter; storage might help accommodate excess energy reducing or eliminating curtailment and peaking power plants might ease intermittent generation integration, whereas base load power plants might impose extra costs and limitations for the operation of intermittent generation.

Second, LCOE calculations overlook operational constraints and operational costs associated with dispatchability and intermittency of generation, and at the same time fail to capture the value of energy at the time it is being produced. In a system with intermittent generation, there might be a positive or negative correlation between the peak production of energy and the peak demand. This correlation will strongly affect the real value of energy that the different assets produce. If all energy is produced out of peak, the value of energy will be lower and curtailment might be required. On the other hand, if all energy is produced at the time of the peak demand, the value of energy would be much greater and no curtailment will be required. At the same time, accommodating variations of demand and intermittent generation imposes cycling costs on the system due to other generation assets being ramped down or up and startup or shutdown that are not considered.

In short, while a Levelized Cost of Electricity analysis might be useful in studying investment projects independently, it falls short when it comes to informing policy making or investment planning on a system-wide level since the method oversimplifies many of the interactions and dynamics of having different technologies with different penetration levels in the system.

Better methods are needed to effectively quantify the addressable market size and true potential for deployment of new and different technologies in rapidly evolving energy systems. These methods must not only account for cost but also for the dynamic evolution of the value different technologies provide to the system at different penetration levels. System models that optimize investment decisions and at the same time optimize the hourly operation of the system are able to capture the complex tradeoff between cost and value of different technologies and the interactions between such technologies at the system-scale in order to select the mix of investments that can serve demand at least possible cost. This method has been adopted as the gold standard by policy makers looking to design and assess policies that can support the energy transition. Additionally, the method has been adopted by investors looking to assess the potential competitiveness of new technologies.

System modeling approach

The modeling work was performed using EnergyPATHWAYS (EP) and Regional Investment and Operations (RIO), numerical macro-scale energy systems models with high temporal, sectoral, and spatial resolution developed by Evolved Energy Research (EER). The overall setup of these two

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September, 2022

models and their interaction is depicted in Figure 1.7 This modeling framework has been used widely by EER for numerous projects, including the Princeton Net-Zero America study, the REPEAT Project, the Massachusetts state 2050 Decarbonization Roadmap, and the New Jersey Energy Master Plan (see https://www.evolved.energy/research).

Figure 1 Overall macro-energy system modeling framework and interaction between
EnergyPATHWAYS (EP) and Regional Investment and Operations (RIO) models developed by Evolved Energy Research. Image credit: Evolved Energy Research.

EP is a tool used to develop scenarios for economy-wide demand for energy carriers (e.g. fuels, electricity). EP scenario design produces parameters for RIO’s supply-side optimization including:

• Demand for fuels (electricity, pipeline gas, diesel, etc.) over time

• Hourly electricity load shape.

As a baseline, EP assumes decision-making stasis. For example, when projecting energy demand for residential space heating, EP assumes that consumers will replace their water heater with a water heater of a similar type. This baseline does, however, include efficiency gains and technology development that are either required by codes and standards or can be reasonably anticipated based on techno-economic projections. Departures from the baseline are made explicitly in scenarios through the application of measures, which are explicit user-defined changes to the baseline. Measures can take the form of changes in sales shares, the adoption of a specific technology in a specific year, or in changes of stock, the total technology deployed in a specific year. Approximately 30 economic sub sectors are represented via stock rollover, meaning the model tracks changes in stock (e.g. total vehicles) as new stock is added

____________

7      For more detail on the EP and RIO models, see Larson et al. (2021), Net-Zero America: Potential Pathways, Infrastructure and Impacts, Annex A.2, EER Technical Appendix, available at https://netzeroamerica.princeton.edu/the-report and Evolved Energy Research (2022), Annual Decarbonization Perspective 2022, Technical Documentation, available at https://www.evolved.eneray/post/adp2022

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September, 2022

(new vehicle sales) and old stock is retired (vehicle scrappage). Other sectors that lack the data to create a stock representation are modeled with aggregate energy demands that change over time. Inputs to determining final energy demand include:

1.   Demand drivers — the characteristics of the energy economy that determine how people consume energy and in what quantity over time. Examples include population, square footage of commercial building types, and vehicle miles traveled. Demand drivers are the basis for forecasting future demand for energy services.

2.   Technology efficiency — how efficiently energy consuming technologies convert fuel or electricity into end-use energy services. For example, how fuel efficient a vehicle is in converting gallons of gasoline into miles traveled.

3.   Technology stock — what quantity of each type of energy-using technology is present in the population and how that stock changes over time. For example, how many gasoline, diesel, and electric cars are on the road in each year. The composition of the stock in combination with the efficiency of each stock type for providing services is referred to as the service efficiency, vehicle fuel economy being one well-known example of the service efficiency for transportation. EP determines sectoral energy demand for every year over the model time horizon by dividing service demand by service efficiency. For each sub sector of electricity demand, an hourly demand shape is also produced, representing the time-variant demand for electricity at hourly resolution over each year.

The aggregated final energy demand from all sectors of the economy constitutes the final energy demand for the US as a whole that must be supplied through energy carriers such as electricity, steam, and fuels. These demands form the inputs into the supply side optimization model, RIO, which determines investment, retirement, and operations of energy system assets to meet demand across each region of the country at lowest cost. RIO dispatches electricity generation, storage, and transmission assets to meet electricity demand at hourly resolution (for a representative sample of days) and subjects resources to detailed engineering-related constraints. For other fuel consumption, demand is met on a daily or monthly basis, as sufficient fuel storage exists or is relatively inexpensive to build to smooth out variations in supply and demand.

The RIO model is used to develop portfolios of low-carbon technology deployment for electricity generation and balancing, alternative fuel production, and direct air capture. RIO then returns optimized supply-side decisions to EP for cost and emissions accounting including:

• Electricity sector portfolios, including renewable mix, energy storage capacity & duration, capacity for reliability, inter-regional transmission investments, etc.

• Biomass allocation across fuels RIO blends capacity expansion and detailed sequential hourly system operations to capture the value each resource type can offer the system as part of an optimally dispatched portfolio. Rather than being a snapshot valuation, either as price taker with static prices, or during a single year in time, RIO captures the full set of dynamics over the lifetime of the system.

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September, 2022

Investments that look attractive under current system conditions may not be cost effective over a lifetime of operations. RIO puts every investment context of future policy, fuel pricing, technology pricing, and demand side potential. RIO can be differentiated from conventional planning tools along three dimensions:

1. Optimal investment — i.e., how well the model selects the least cost resource portfolio. RIO is distinctive in that it can select the least cost path through a rapidly expanding state space of options and accurately capture the operational benefits of new technologies and novel grid solutions. This is not possible using conventional production simulation approaches to planning. RIO also exceeds the capabilities of conventional capacity expansion models because it incorporates optimal investment in the energy economy beyond the electricity sector alone. This includes technologies such as long-term storage resources, biofuels production, electric fuel production, and complex retirement and repowering options for existing generation – those that other capacity expansion models struggle to deal with. RIO can also optimize investment in select demand-side resources that are appropriate to include in an optimization framework.

2. Temporal granularity — i.e., how well the model can capture the timesteps necessary for optimal investment. This is the key metric in systems with high levels of variable generation (wind & solar) where correctly characterizing the various balancing solutions – firm generation, short-duration batteries, long-duration storage, electric fuels, demand flexibility, biofuel use – requires high temporal resolution. RIO includes hourly operations across dozens of days selected to be representative of the full year, which allow for optimal investment in all of these resource types. Many widely employed capacity expansion models use non-sequential time slices to model investments and consequently miss important system dynamics in balancing the electricity system reliably.

3. Spatial granularity — i.e., how well the model can represent the locational aspects of electricity and fuels operations and planning. Due to the trade-offs necessary to bring in additional temporal granularity, RIO uses a limited number of transmission zones (e.g. 16-27 regions across the U.S., depending on configuration) to achieve reasonable run-times while still representing the full set of potential technological solutions, their detailed operational dynamics, and their costs. It allows for optimal investment in the transmission between those zones, allowing users to examine the tradeoffs between more decentralized, regional approaches to decarbonization versus coordination across regions.

Many regions of the US are highly interconnected to surrounding regions through electricity transmission and fuels supply. RIO represents these transmission zones and the constraints on transferring energy between them. The regional topology of the US used in this study is shown in Figure 1. Constraints between regions start from present day electricity transmission capacity and include the planned transmission expansion. Transmission of electricity is allowed to expand between regions, depending on the scenario, by a maximum of ten times the present-day capacity. Expanding transmission has an associated cost per additional MW of capacity that is specific to each modeled transmission corridor. Within each region, the cost of transmission to interconnect wind and solar resources to demand centers in each region is estimated and included in the capital cost for new renewable resources, implicitly capturing the cost of intra-regional transmission expansion as well.

U.S. EP outputs including time-varying electricity and fuel demand were input into RIO to find least-cost supply-side pathways across multiple scenarios. RIO has unique capabilities for this analysis because it models in detail interactions among electricity generation, fuel production, and carbon capture, allowing it to accurately evaluate the economics of (idealized) coupling between these sectors; tracks storage state of charge over an entire year, allowing it to accurately assess balancing requirements in electricity systems with very high levels of VRE; and solves for all infrastructure decisions on a five year time-step to optimize the entire energy system transition, not only the endpoint. RIO finds technology configurations that minimize the net present value of the sum of all energy system costs over the full 30-year modeling period, 2020 – 2050.

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September, 2022

Figure 2 Model topography for RIO

Assessment of Oxy-combustion CCS deployment in the US

We leveraged the EP and RIO models described previously to assess the potential for deployment of the ‘NET Power Cycle’ oxy-combustion CCS technology developed by NET Power in the US energy system under current decarbonization policies and incentives. We conduct sensitivity analysis on the projected cost of capital and fuel for NET Power’s technology and compare results to publicly available analysis from the Princeton-led REPEAT Project (repeatproject.org).

Key REPEAT Project results for gas with CCS

The modeling analysis done by the REPEAT project of the Inflation Reduction Act (IRA) finds that under the new decarbonization incentives by 2035, 67GW of gas generation with carbon capture and sequestration could be deployed in a least cost strategy to reduce emissions in the US Power System8. REPEAT utilized more conservative cost and efficiency metrics to represent gas with CCS than projected numbers by NET Power.

Overall system modeling setup

The analysis herein uses modeling inputs and assumptions for energy services demand, macroeconomic conditions, and fossil fuel prices based on the U.S Energy Information Administration (EIA) Annual Energy Outlook 2021 and energy technology costs primarily derived from the National Renewable Energy Laboratory Annual Technology Baseline 2021 mid-range costs for most technologies, unless noted otherwise. These assumptions are inline with the numbers used by the REPEAT Project developed by researchers at Princeton University, Evolved Energy Research, and other institutions. Additionally, this

____________

8      Preliminary Report: The Climate and Energy Impacts of the Inflation Reduction Act of 2022,” REPEAT Project, Princeton, NJ, August 2022. DOI: 10.5281/zenodo.6992940

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September, 2022

modeling work includes policy support mechanisms for decarbonization as modeled by the REPEAT project, including the recently-enacted Inflation Reduction Act of 2022 (IRA) and Infrastructure Investment and Jobs Act of 2021 (IIJA). These policy support mechanisms, as established by IRA are: a) an investment tax credit (ITC) equal to 30% of the project’s investment cost for projects coming online before the end of 20359, b) a production tax credit (PTC) equal to $26 per MWh (in 2022 dollars, escalating with inflation) over the first decade of operations, available for projects coming online before the end of 2035, and c) a tax credit for CO2 capture and sequestration (45Q) equal to $85 per ton of sequestered CO2 over the first twelve years of operations10, available to facilities coming online before the end of 2035. Additionally, we assume these support mechanisms could continue after their expiration under current law, since continued policy support is expected in order to achieve the goal of net-zero emissions no later than 2050, but we assume the value of these credits is stepped down. In this case, after 2035 the ITC continues at a 22% level for investments in solar, the PTC continues at $15 per MWh for wind generation (in 2022 real dollars), and the 45Q continues at $50 per ton of sequestered CO2 (in 2022 real dollars), the levels in place for each credit prior to the enactment of IRA.

A new, more realistic fuel price scenario was employed for this study, reflecting current futures prices for the near-term, declining from 2023 through 2026, after which prices align with the EIA’s Annual Energy Outlook 2022 Reference Case fuel price trajectory (see Figure 3 below). A higher gas price scenario used in sensitivity analysis reverts to $5/mmBtu and remains at that level through 2050. Prices used in the REPEAT Project analysis of IRA (based on EIA’s Annual Energy Outlook 2021 Reference Case) are also depicted in Figure 3 below for comparison.

Natural gas price scenarios

Base Scenario
High Scenario
REPEAT Scenario (EIA AEO 2021)
$8.00
$6.00
$4.00
$2.00
$0.00
$/MMBtu (2022 USD)
2025
2030
2035
2040
2045
2050

Figure 3 Gas prices in baseline scenario

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9      Each tax credit policy is available for projects that commence construction prior to the end of 2032 or 2033, depending on the policy, and we assume this makes the support available for all projects completing construction before the end of 2035.

10    The 45Q tax credit, as amended in IRA, is worth $85/t in nominal USD from 2023-2026. Beginning in 2027, the credit becomes inflation adjusted using a 2025 benchmark inflation index. That is, from 2027 onwards, the credit is worth $85/t in 2025 real USD. This structure is captured in the optimization modeling for this study.

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September, 2022

The Oxy-combustion CCS technology is assumed to become available for deployment in 2026 at a capex aligned with NET Power’s Generation 1 estimates and to achieve maturity and Generation 2 cost estimates by 2032. After Generation 2 levels have been achieved, cost improvements between 1-2% per year are assumed. The table below shows the cost trajectory and maximum deployable capacity over time. Additionally, technical parameters for operation are assumed in line with Net-Power’s technical specifications.

Years	Overnight Capex ($/kW)	Max. annual capacity (MW)
2025-2026	2,650	560
2027-2028	1,850	1590
2029-2030	1,490	4,780
2031-2032	1,360	11,120
2032-2035	1,290	15,890
2036-2040	1,230	47,670
2041-2050	1,160	47,670

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September, 2022

Results and key takeaways

Deployment of NET Power technology could achieve -15 GW by 2030 and -580 GW by 2050

Figure 3 shows the total gas-fired NET Power cycle capacity with CCS deployed in the model over time. Under the policy incentives and the cost and operational assumption modeled, NET Power technology deployment would grow from -1 GW of generation capacity in 2026 to -580 GW of generation capacity in 2050. This deployment acceleration translates to a compound annual growth rate (CAGR) for NET Power technology of -30% p.a.

Total NET Power Capacity and # of units

New Capacity
Units
Capacity (GW)
# of units
700
600
500
400
300
200
100
0
2000
1600
1200
800
400
0
4
15
47
121
280
802
1928
1
4
14
36
84
240
578
2026
2028
2030
2032
2035
2040
2050

Figure 4 NET Power total deployment over time and required number of units

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September, 2022

The limiting constraint on the deployment of NET Power technology in the midterm will be how fast production capacity can scale, not project economics

Figure 5 shows the capacity additions of NET Power technology versus the maximum deployable capacity at each step in the planning horizon. The figure shows that until 2030 NET Power deployment is constrained by limits on supply-chain scalability with capacity deployed equal to the maximum deployable capacity at each planning year. After 2030 assumed supply-chain capacity improvements increase deployment potential enough to release the constraints and deployment quantities are dominated by economics.

Capacity additions vs deployment bounds over time
New Capacity
Potential deployment
Capacity (GW)
0
100
200
300
400
500
2025-2026
2027-2028
2029-2030
2031-2032
2033-2035
2036-2040
2041-2050
1
1
3
3
10
10
22
33
48
79
157
238
338
477

Figure 5 NET Power capacity additions versus maximum deployment

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September, 2022

By 2050, NET Power technology could contribute -25% of total electricity generation, playing a crucial role in complementing and firming variable renewables

Figure 6 shows the share of each resource in the total generation mix to supply electricity demand. As shown in the figure, NET Power could grow to become the dominant resource providing firm and clean electricity in complement to variable renewables generation in the system. Under the policy incentives and the cost and operational assumption modeled, by 2050 NET power would supply -25% of total electricity demand and would be the preferred source of clean firm capacity with the majority of the electricity being produced by solar and wind resources and only a mere 3% supplied by gas with no CCS.

Energy contribution by resource

Share of generation mix
100%
75%
50%
25%
0%
2022
2024
2026
2028
2030
2032
2035
2040
2050
0.0%
0.0%
0.2%
0.7%
1.8%
4.7%
8.9%
17.4%
24.9%
Solar
Onshore wind
Offshore wind
Nuclear
Landfill gas
Hydro
Geothermal
Gas w/CCS
Gas
Coal w/CCS
Coal
Biomass

Figure 6 NET Power contribution to the generation mix

NET Power mid-term deployment is lower-risk and aligned with broader policy analysis; long-term, continuation of decarbonization incentives will be key for growth for NET Power but also for other renewable energy sources

The deployment results for the NET Power baseline analysis are compared to the modeling work done by the REPEAT Project in their analysis of the IRA legislation. There are three key differences between the REPEAT Project work and our NET Power baseline analysis. First, the REPEAT Project’s IRA analysis assumes no policy support beyond 2035. That is, after current IRA support mechanisms expire in 2035 only direct cost of competing technologies drive the results. Second, REPEAT Project’s modeling used fuel price projections from the older Annual Energy Outlook 2021, which do not reflect current elevated prices and are moderately lower in the medium and long-term than the fuel prices used in our baseline analysis. Third, REPEAT used in their analysis different cost assumptions for oxy-combustion

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September, 2022

gas plants with CCS and different maximum deployment rates over time. Figure 7 shows the relative difference between REPEAT and our baseline scenario using NET Power estimates. The figure shows two differences: a) REPEAT cost assumptions start lower but stay higher after 2028 than NET Power estimates, and b) REPEAT assumes a much higher capability to scale CCS capacity over time. The baseline assumptions used in this analysis reflect more careful evaluation of NET Power techno-economic performance and potential cost reductions as the technology progresses from Generation 1 to Generation 2 maturity as well as a more conservative constraint on scale-up.

Gas with CCS cost and deployment bounds vs. REPEAT

NP-Capacity
REPEAT-Capacity
NP-Cost
REPEAT-Cost
$3,000
$2,000
$1,000
$0
Capex ($/kW)
1250
1000
750
500
250
0
Max. annual capacity (GW)
1
12
3
24
10
48
33
144
79
600
238
600
477
1200
2026
2028
2030
2032
2035
2040
2050

Figure 7 NET Power versus REPEAT CCS cost and deployment assumptions

Figure 8 shows the net capacity deployments of oxy-combustion gas plants with CCS at each year in the planning horizon. The lower cost and higher limit of deployment used by REPEAT accelerates deployment of gas with CCS. Interestingly, the higher cost assumed by REPEAT after 2030 has no significant impact on deployment until sequestration incentives expire in 2035. Post 2035, the lack of sequestration incentives and the ability to generate with conventional gas at no additional cost (e.g., carbon tax) reduces deployment and by 2040, deployment falls behind retirement of units reaching the end of their lifecycle. By 2050, although deployment of new units might continue, it falls behind the pace of retirement and the net impact is a reduction of 30 GW of gas with CCS capacity in the system. As our analysis indicates, even modest sustained policy support for CCS would drive continued, robust growth of NET Power capacity after 2035, but the economics of CCS requires some policy to either penalize emissions or reward capture and storage to make capture economically worthwhile.

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September, 2022

Net capacity deployed

NET Power Baseline
REPEAT Project IRA
Capacity (GW)
400
300
200
100
0
-100
1
6
3
2
10
10
22
26
48
23
157
-2
338
-32
2026
2028
2030
2032
2035
2040
2050

Figure 8 NET Power versus REPEAT CCS deployment over time

The impact on capacity deployment due to the lack of some support policy is not unique to the NET Power cycle. Figure 9 shows the capacity difference after 2035 between the baseline scenario and the REPEAT IRA modeling work. The figure shows that in the absence of any support policy post 2035 renewable generation and gas with CCS (NET Power cycle) see a substantial reduction in capacity in favor of new deployment of direct gas combustion and even some coal generation.

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September, 2022

Difference in capacity mix Baseline vs. REPEAT IRA
Capacity (GW)
500
250
0
-250
-500
-750
2035
2040
2050
coal
gas
gas w/cc
nuclear
onshore wind
solar

Figure 9 NET Power versus REPEAT CCS deployment over time

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September, 2022

NET Power growth prospects are robust to higher investment cost and higher gas prices due to policy support until 2035; thereafter, higher gas prices expected to have biggest impact on competitiveness

Figure 10 shows the NET Power total capacity for the different sensitivity scenarios explored: 1) Baseline, 2) Higher Capex, 3) Higher gas price, and 4) Higher Capex and gas price. Results show that under the recently approved support policies in the IRA, deployment of NET Power is insensitive through 2035 to higher capex or gas prices making it a robust investment option. After IRA incentives have been stepped down post-2035, NET Power deployment is affected by variations in capex and fuel price but continues to grow steadily in all cases, including the worst case scenario combining high capex and high gas prices.

Gas with CCS total capacity by scenario
NET Power Baseline
Higher NP Capex
Higher gas price
Higher Capex and gas price
Capacity (GW)
600
400
200
0
2030
2035
2040
2045
2050

Figure 10 NET Power deployment versus different scenarios

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September, 2022

The table below shows a comparison of the NET Power baseline cost projections and a higher capex scenario. The high cost scenario assumes 50% higher cost before 2030 due to higher cost of Generation 1 and 75% higher cost in 2030 and thereafter due to higher cost of Generation 2. Additionally, a high gas price scenario was modeled taking the gas price to $5 per mmBTU (in real 2022 USD) and holding it at this elevated value through 2050.

Year	Baseline Overnight Capex ($/kW)	High Overnight Capex ($/kW)	REPEAT Project Overnight Capex ($/kW)
2026	2,650	3,980	1,943
2028	1,850	2,780	1,904
2030	1,490	2,600	1,865
2032	1,360	2,380	1,829
2035	1,290	2,260	1,785
2040	1,230	2,150	1,716
2050	1,160	2,040	1,669

A note on interpretation of modeled results

Optimization modeling used in this work assumes rational economic behavior from all actors. The modeling also has limited ‘frictions’ on deployment of infrastructure (e.g., power generation or transmission capacity), scale-up of industry supply chains (e.g., wind and solar), or consumer adoption of alternative products (e.g., EVs, heat pumps).

Real world outcomes will contend with various non-cost related challenges that may slow the pace of change relative to modeled results.

Modeling results should thus be interpreted as indications of the relative alignment of economic incentives as a result of policy changes.

In other words, these results indicate what decisions make good economic sense for consumers and businesses to make. This is likely a necessary condition, but whether or not actors make such decisions in the real world depends on many factors we are unable to model.

Additionally, modeled outcomes reflect a least-cost optimization process. There are likely many alternative outcomes with near-optimal costs (e.g., similar costs within a few percent of these outcomes) which may offer advantages in terms of other important outcomes related to the distribution of costs and benefits associated with energy systems. Various stakeholders may prefer one or more of these alternative portfolios to the outcomes presented herein.

Readers should interpret modeled results accordingly.

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September, 2022

Appendix

Table. Capital investment cost for electricity resources used in system modeling

Electricity demand over time

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September, 2022

Total NET Power Capacity by region

578
600
400
240
200
84
36
14
1
4
0
2026
2028
2030
2032
2035
2040
2050
Utah/Nevada
Upper Midwest
Texas
Southeast
Rocky Mountains
Pacific Northwest
New York
New England
Mid-atlantic and GL
Lower Midwest
Louisiana and Ozarks
Florida
Southwest
California

CO2 emissions by year and scenario

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September, 2022

System capacity, Baseline

Annex L-21

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Proposed Certificate of Incorporation that will become effective immediately following the Business Combination contains provisions that limit the liability of the NET Power Inc. directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the NET Power Inc.’s directors will not be personally liable to NET Power Inc. or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•        any breach of the director’s duty of loyalty to NET Power Inc. or its stockholders;

•        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•        any transaction from which the director derived an improper personal benefit.

The Proposed Certificate of Incorporation that will become effective immediately following the business combination and our bylaws provide that NET Power Inc. is required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. The Proposed Bylaws also provide that NET Power Inc. is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit NET Power Inc. to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether NET Power Inc. would otherwise be permitted to indemnify him or her under Delaware law. NET Power Inc. expects to enter into agreements to indemnify its directors, executive officers and other employees as determined by the NET Power Inc. Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. NET Power Inc. will also maintain directors’ and officers’ liability insurance.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1†*

Business Combination Agreement, dated as of December 13, 2022, by and among RONI, RONI Opco, Buyer, Merger Sub and NET Power (included as Annex A-1 to the proxy statement/prospectus forming a part of this Registration Statement).

2.2*

First Amendment to the Business Combination Agreement, dated as of April 23, 2023, by and among Buyer and NET Power (included as Annex A-2 to the proxy statement/prospectus forming a part of this Registration Statement).

3.1*	Amended and Restated Memorandum and Articles of Association of RONI (included as Annex B to the proxy statement/prospectus).
3.2*	Form of Proposed Certificate of Incorporation of NET Power Inc., to become effective upon the Domestication (included as Annex C to the proxy statement/prospectus).
3.3*	Form of Proposed Bylaws of NET Power Inc., to become effective upon the Domestication (included as Annex D to the proxy statement/prospectus).
4.1*	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on June 3, 2021).
4.2*	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on June 3, 2021).
4.3*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on June 3, 2021).

Exhibit Number	Description
4.4*	Form of Certificate of Corporate Domestication of RONI, to be filed with the Secretary of the State of Delaware.
4.5*

Warrant Agreement between Continental Stock Transfer & Trust RONI and RONI Opco, dated June 15, 2021 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on June 21, 2021).

4.6*	Form of Stockholders Agreement, by and among RONI, RONI Opco, Sponsor and Existing NET Power Holders (included as Annex E to the proxy statement/prospectus).
4.7*

Registration Rights Agreement, among RONI, Sponsor and certain other security holders named therein (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant on June 21, 2021).

5.1*	Form of Opinion of Kirkland & Ellis LLP.
8.1*	Tax Opinion of Kirkland & Ellis LLP.
10.1*	Form of Second Amended and Restated Limited Liability Company Agreement of Opco (included as Annex F to the proxy statement/prospectus).
10.2*	Form of Subscription Agreement, dated as of December 13, 2022, by and between RONI and the subscribers named therein (included as Annex I to the proxy statement/prospectus).
10.3*	Form of 2023 Incentive Plan (included as Annex J to the proxy statement/prospectus).
10.4*	Form of Tax Receivable Agreement (included as Annex K to the proxy statement/prospectus).
10.5*	Sponsor Letter Agreement, dated December 13, 2022, by and among Sponsor, RONI, RONI Holdings, NET Power and certain insiders of RONI (included as Annex G to the proxy statement/prospectus).
10.6*

Letter Agreement, dated June 15, 2021, among RONI, its officers and directors and Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on June 21, 2021).

10.7*

Support Agreement, dated December 13, 2022, between RONI, Sponsor, NET Power and the other persons whose names appear on the signature pages thereto (included as Annex H-1 to the proxy statement/prospectus).

10.8*	First Amendment to the Support Agreement, dated April 23, 2023, by and among RONI, Sponsor, NET Power and the NET Power Stockholder Group (included as Annex H-2 to the proxy statement/prospectus).
10.9*	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed by the Registrant on June 3, 2021).
10.10*

Private Placement Warrants Purchase Agreement, dated as of June 15, 2021, between RONI, RONI Opco and Sponsor (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on June 21, 2021).

10.11*

Investment Management Trust Agreement, dated as of June 15, 2021, between RONI, RONI Opco and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on June 21, 2021).

10.12*

Administrative Services Agreement, dated as of June 15, 2021, between RONI, RONI Opco and Sponsor (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the Registrant on June 21, 2021).

10.13*†	Amended and Restated License Agreement, dated as of August 7, 2014, by and between NET Power and 8 Rivers Capital, LLC, as amended to date.
10.14*†	Amended and Restated Joint Development Agreement, dated as of December 13, 2022, by and among NET Power, NPI, NPT, RONI Opco and RONI.
10.15*†	License Agreement, dated as of February 3, 2022, by and between NET Power and NPI, as amended to date.
10.16*†	Ground Lease, dated as of April 14, 2015, by and between Air Liquide and NET Power, and Amendments No. 1, 2, 3 and 4 thereto.
10.17*†	Product Supply and Sales Agreement, dated as of July 1, 2015, by and between Air Liquide and NET Power, and Amendments No. 1, 2 and 3 thereto.
10.18*	Service Provider Agreement, dated as of October 1, 2021, by and between NET Power and Ron DeGregorio.
10.19*	Profits Interest Share Award Agreement, dated as of October 1, 2021, by and between NET Power and Ron DeGregorio.
10.20*	Amendment to the Service Provider Agreement and Profits Interest Share Agreement, dated as of April 28, 2022, by and between NET Power and Ron DeGregorio.

Exhibit Number	Description
10.21*	Second Amendment to the Service Provider Agreement and Profits Interest Share Agreement, dated as of December 5, 2022, by and between NET Power and Ron DeGregorio.
10.22*	Side Letter, dated as of December 2, 2022, by and between NET Power and Ron DeGregorio.
10.23*	Service Provider Agreement, dated as of October 4, 2021, by and between NET Power and Akash Patel.
10.24*	Profits Interest Share Award Agreement, dated as of October 4, 2021, by and between NET Power and Akash Patel.
10.25*	Amendment to the Service Provider Agreement and Profits Interest Share Agreement, dated as of April 27, 2022, by and between NET Power and Akash Patel.
10.26*	Service Provider Agreement, dated as of March 31, 2022, by and between NET Power and Brian Allen.
10.27*	Profits Interest Share Award Agreement, dated as of March 31, 2022, by and between NET Power and Brian Allen.
10.28*	Amendment to the Service Provider Agreement and Profits Interest Share Agreement, dated as of May 2, 2022, by and between NET Power and Brian Allen.
21.1*	List of Subsidiaries of RONI.
23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for RONI.
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm for NET Power.
23.3*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (contained on the signature page of the registration statement filed on December 22, 2022).
99.1*	Proxy Card for Extraordinary General Meeting.
99.2*	Consent of Daniel Joseph Rice, IV to be named as a Director.
99.3*	Consent of J. Kyle Derham to be named as a Director.
99.4*	Consent of Ralph Alexander to be named as a Director.
99.5*	Consent of Peter J. (Jeff) Bennett to be named as a Director.
99.6*	Consent of Eunkyung Sung to be named as a Director.
99.7*	Consent of Joseph T. Kelliher to be named as a Director.
99.8*	Consent of Carol Peterson to be named as a Director.
99.9*	Consent of Brad Pollack to be named as a Director.
99.10*	Consent of Alejandra Veltmann to be named as a Director.
99.11*	Consent of Frederick A. Forthuber to be named as a Director.
101.INS*	XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing fee table.

____________

*        Previously filed.

**      To be filed by amendment.

†        Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings

1.      The undersigned Registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

3.      The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

5.      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carnegie, State of Pennsylvania on the 8th day of May 2023.

RICE ACQUISITION CORP. II
By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ J. Kyle Derham	Chief Executive Officer and Director	May 8, 2023
J. Kyle Derham	(Principal Executive Officer)
/s/ James Wilmot Rogers	Chief Financial Officer and Chief Accounting Officer	May 8, 2023
James Wilmot Rogers	(Principal Financial Officer and Principal Accounting Officer)
*	Director	May 8, 2023
Daniel Joseph Rice, IV
*	Director	May 8, 2023
Jide Famuagun
*	Director	May 8, 2023
Carrie M. Fox
*	Director	May 8, 2023
James Lytal

____________

*        The undersigned, by signing his name hereto, signs and executes this Amendment No. 5 to the Registration Statement pursuant to the Powers of Attorney executed by the above named signatories and previously filed with the Securities and Exchange Commission on December 22, 2022.

/s/ J. Kyle Derham	Attorney-in-fact
J. Kyle Derham